Form 10-K, Exhibit 13
period 1993-12-31
WELLS FARGO & CO
filed 1994-03-21
CIK 105598

                                Financial Review


- -------------------- WELLS FARGO & COMPANY AND SUBSIDIARIES --------------------
- --------------------------------------------------------------------------------


                    ----------------------------------------
                    ----------------------------------------
                                    Overview
                    ----------------------------------------
                    ----------------------------------------

Wells Fargo & Company (Parent) is a bank holding company whose principal subsidiary is Wells Fargo Bank, N.A. (Bank). In this Annual Report, Wells Fargo & Company and its subsidiaries are referred to as the Company.
  Net income in 1993 was $612 million, compared with $283 million in 1992.
Net income per share was $10.10, compared with $4.44 in 1992.
  Return on average assets (ROA) was 1.20% and return on average common equity
(ROE) was 16.74% in 1993, compared with .54% and 7.93%, respectively, in 1992. The increase in earnings in 1993 compared with 1992 was substantially due to a $665 million, or 55%, decrease in the loan loss provision to $550 million. During 1993, net charge-offs were $495 million, or 1.44% of average total loans, compared with $798 million, or 1.97%, during 1992. The allowance for loan losses was $2,122 million, or 6.41% of total loans, at December 31, 1993, compared with $2,067 million, or 5.60%, at December 31, 1992.
  At December 31, 1993, total nonaccrual and restructured loans were $1,200 million, or 3.6% of total loans, compared with $2,142 million, or 5.8%, at December 31, 1992. Loans new to nonaccrual in 1993 were $821 million, compared with $2,166 million in 1992. At December 31, 1993, an estimated $704 million, or 59%, of nonaccrual loans were less than 90 days past due, compared with an estimated $1,294 million, or 61%, at December 31, 1992. Foreclosed assets were $348 million at December 31, 1993, compared with $510 million at December 31, 1992.
  Net interest income on a taxable-equivalent basis decreased to $2,659 million in 1993 from $2,698 million a year ago, while the net interest margin increased to 5.74% from 5.70%.
  Average earning assets declined to $46.3 billion in 1993 from $47.3 billion in 1992. This decrease was substantially due to loan runoff, predominantly offset by purchases of investment securities. Total average loans were $34.3 billion at December 31, 1993, a 15% decrease from $40.4 billion at December 31, 1992. Total average investment securities increased to $11.3 billion in 1993 from $6.0 billion in 1992. The decrease in average total loans reflects loan repayments, weak loan demand and the Company's emphasis in 1993 on reducing the commercial real estate portfolio. Currently, the Company expects its loan portfolio to grow in 1994, particularly real estate 1-4 family first mortgages, consumer loans and small business and middle market loans.
  Noninterest income increased from $1,059 million in 1992 to $1,093 million in 1993, an increase of 3%. Substantially all of the growth was in service charges on deposit accounts and trust and investment services income.
  Noninterest expense increased from $2,035 million in 1992 to $2,162 million in 1993, an increase of 6%. The increase in noninterest expense was substantially due to higher expenses for salaries and benefits.
  The Company's effective tax rate of 41% for 1993 decreased from 43% for 1992. A significant portion of this decrease was due to a net $9 million reduction of income tax expense related to the impact of the Omnibus Budget Reconciliation Act of 1993.
  In 1993, economic conditions continued to strengthen in many parts of the country. However, the California economy, the Company's primary market, remained sluggish along a broad group of industries and job losses con-

                                     [Graph]

                                     [Graph]


                                     TABLE 1
                        RATIOS AND PER COMMON SHARE DATA

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                                                        Year ended December 31,
                                         -------------------------------------
                                            1993           1992          1991
PROFITABILITY RATIOS
Net income to average total assets (ROA)    1.20%           .54%           .04%
Net income applicable to common stock
  to average common stockholders'
  equity (ROE)                             16.74           7.93            .07
Net income to average
  stockholders' equity                     15.32           7.92            .63
CAPITAL RATIOS
At year end:
  Common stockholders' equity
    to assets                               7.00%          6.03%          5.24%
  Stockholders' equity to assets            8.22           7.25           6.11
  Risk-based capital (1)
    Tier 1 capital (core capital)          10.48           8.22           5.78
    Total capital                          15.12          13.15          10.19
  Leverage (1)                              7.39           6.36           5.00
Average balances:
  Common stockholders' equity to assets     6.57           5.65           5.58
  Stockholders' equity to assets            7.82           6.81           6.09
PER COMMON SHARE DATA
Dividend payout (2)                           22%            34%             -%
Book value                                $65.87         $57.44         $53.99
Market prices (3):
  High                                      $133          $ 86 3/8      $ 97 3/4
  Low                                         75 1/2        59            48 1/4
  Year end                                   129 3/8        76 3/8        58

- ------------------------------------------------------------------------------


(1) See the Capital Adequacy/Ratios section for additional information.
(2) Dividends declared per common share as a percentage of net income per common share.
(3) Based on daily closing prices reported on the New York Stock Exchange Composite Transaction Reporting System.


tinued. Still, there are some signs of stability, mainly as a result of widespread financial restructuring. Corporations and consumers have reduced and/or refinanced their debt, much of it at lower interest rates.
  Southern California has been particularly burdened by severe cutbacks in the defense and aerospace industries and by the excess in commercial real estate, especially office buildings. The ripple effect from these and other forces spread to a large number of closely related industries, especially retailing, business services and financial activities. The region has also suffered from natural disasters, especially the earthquake in January 1994. Since mid-1990, Southern California is estimated to have lost 525,000 jobs, or 80% of the total jobs lost in the whole state. Higher unemployment has led to greater consumer delinquencies, personal bankruptcies and larger credit card charge-offs than in Northern California. Also, as a result of these difficulties in the Southern California economy, many of the Company's commercial real estate borrowers in the region have experienced falling collateral values due to the substantial oversupply of properties and the resultant reduced rental and occupancy rates. At December 31, 1993, an estimated $3,356 million, or 36%, of the Company's other real estate mortgage and real estate construction loans were in Southern California and an estimated $386 million, or 12%, of that amount was on nonaccrual. The ability of certain real estate developers to support their projects has been impaired. It may take years to absorb the surplus office capacity in the Southern California markets where the Company has $870 million of commercial office building loans. It is difficult to predict when current economic conditions will show significant improvement, but many corporations and households are continuing to restructure and refinance, thus creating favorable conditions for a potential improvement in the economy.
  Northern California has been affected by the recession but to a lesser extent than Southern California. One of Northern California's advantages is its higher concentration of service-oriented companies and its somewhat broader economic base. At December 31, 1993, an estimated $2,764 million, or 29%, of the Company's other real estate mortgage and real estate construction loans were in Northern California and an estimated $65 million, or 2%, of that amount was on nonaccrual. Although Northern California has had difficulties in commercial real estate similar to Southern California, these difficulties have been much less severe than in Southern California. In all likelihood, this region has better prospects of coming out of the recession earlier than Southern California.
  At December 31, 1993, the ratio of common equity to total assets was 7.00%, compared with 6.03% at December 31, 1992. The Company's total risk-based capital
(RBC) ratio at December 31, 1993 was 15.12% and its Tier 1 RBC ratio was 10.48%, exceeding the minimum guidelines of 8.00% and 4.00%, respectively. The ratios at December 31, 1992 were 13.15% and 8.22%, respectively. The leverage ratios were 7.39% and 6.36% at December 31, 1993 and 1992, respectively. A discussion of RBC and leverage ratio guidelines is in the Capital Adequacy/Ratios section.
  In October 1993, the Board of Directors approved an increase in the common stock quarterly dividend from $.50 per share to $.75 per share. The quarterly dividend was increased again in January 1994 to $1.00 per share.


                                                               TABLE 2

                                             SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA

- ---------------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------------

(in millions)                     1993         1992         1991         1990         1989         1988     % Change    Five-year
                                                                                                                1993/    compound
                                                                                                                1992  growth rate
INCOME STATEMENT
Net interest income            $ 2,657      $ 2,691      $ 2,520      $ 2,314      $ 2,159      $ 1,972           (1)%          6 %
Provision for loan losses          550        1,215        1,335          310          362          300          (55)          13
Noninterest income               1,093        1,059          889          909          779          682            3           10
Noninterest expense              2,162        2,035        2,020        1,717        1,575        1,519            6            7
Net income                         612          283           21          712          601          513          116            4
Per common share
Net income                     $ 10.10      $  4.44      $   .04      $ 13.39      $ 11.02      $  9.20          127            2
Dividends declared                2.25         1.50         3.50         3.90         3.30         2.45           50           (2)

BALANCE SHEET
(at year end)
Investment securities          $13,058      $ 9,338      $ 3,833      $ 1,387      $ 1,738      $ 3,970           40 %         27 %
Loans                           33,099       36,903       44,099       48,977       41,727       37,670          (10)          (3)
Allowance for loan losses        2,122        2,067        1,646          885          738          752            3           23
Assets                          52,513       52,537       53,547       56,199       48,737       46,617            -            2
Core deposits                   41,291       41,879       42,941       41,840       35,607       33,042           (1)           5
Senior debt                      2,256        2,159        2,537          529          695          923            4           20
Subordinated debt                1,965        1,881        1,683        1,888        1,846        1,994            4            -
Stockholders' equity             4,315        3,809        3,271        3,360        2,861        2,580           13           11

- ---------------------------------------------------------------------------------------------------------------------------------


                    ----------------------------------------
                    ----------------------------------------
                              Earnings Performance
                    ----------------------------------------
                    ----------------------------------------

The Bank generated net income of $632 million and $337 million in 1993 and 1992, respectively. This income was partially offset by net losses of the Parent (excluding its equity in earnings of subsidiaries) and its nonbank subsidiaries totaling $20 million and $54 million in 1993 and 1992, respectively.

                               Net Interest Income
- --------------------------------------------------------------------------------
                               -------------------

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $2,659 million in 1993, compared with $2,698 million in 1992.
   Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1993, the net interest margin was 5.74%, compared with 5.70%

                                     [Graph]

                                                               TABLE 3

                                AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS)(1)

- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                       1993                                     1992
                                                     ------------------------------------     ------------------------------------
                                                        AVERAGE       YIELDS/    INTEREST        Average       Yields/    Interest
                                                        BALANCE        RATES       INCOME/       balance        rates       income/
                                                                                  EXPENSE                                  expense
EARNING ASSETS
Investment securities (2):
  At cost:
    U.S. Treasury securities                            $ 2,283         5.03%      $  115        $ 1,562         5.80%        $ 91
    Securities of U.S. government agencies
       and corporations                                   7,974         6.41          511          4,197         7.38          309
    Obligations of states and political subdivisions         22         7.36            2             32         7.15            2
    Private collateralized mortgage obligations             864         4.16           36              -            -            -
    Other securities                                        167         5.45            9             78         5.76            5
                                                        -------                    ------        -------                    ------
       Total investment securities at cost               11,310         5.95          673          5,869         6.93          407
  At lower of cost or market                                  -            -            -            108         8.73            9
                                                        -------                    ------        -------                    ------
       Total investment securities                       11,310         5.95          673          5,977         6.97          416
Federal funds sold and securities purchased
  under resale agreements                                   734         3.17           23            919         3.62           33
Loans:
  Commercial                                              7,154         9.36          670          9,702         8.50          825
  Real estate 1-4 family first mortgage                   6,787         7.92          538          7,628         9.27          707
  Other real estate mortgage (3)                          9,467         8.20          776         10,634         8.21          873
  Real estate construction (3)                            1,303         8.50          111          1,837         8.47          156
  Consumer:
    Real estate 1-4 family junior lien mortgage           3,916         6.97          273          4,585         8.14          373
Credit card                                               2,587        15.62          404          2,771        15.93          441
    Other revolving credit and monthly payment            1,893         9.45          179          2,083         9.85          205
                                                        -------                    ------        -------                    ------
       Total consumer                                     8,396        10.19          856          9,439        10.81        1,019
  Lease financing                                         1,190         9.83          117          1,165        10.36          121
  Foreign                                                     7            -            -              1            -            -
                                                        -------                    ------        -------                    ------
       Total loans (4)                                   34,304         8.94        3,068         40,406         9.16        3,701
Other                                                         -            -            -              1            -            -
                                                        -------                    ------        -------                    ------
         Total earning assets                           $46,348         8.12        3,764        $47,303         8.77        4,150
                                                        =======                    ------        =======                    ------

FUNDING SOURCES
Interest-bearing liabilities:
  Deposits:
    Interest-bearing checking                           $ 4,626         1.18           55        $ 4,597         1.77           81
    Savings deposits                                      2,741         2.19           60          3,250         2.81           91
    Market rate savings                                  16,592         2.28          378         15,284         2.89          442
    Savings certificates                                  7,948         4.37          347         10,763         4.94          532
    Certificates of deposit                                 219         7.99           18            316         8.41           27
    Other time deposits                                     112         5.62            6            128          532            7
    Deposits in foreign offices                               7            -            -             43         7.89            3
                                                        -------                    ------        -------                    ------
       Total interest-bearing deposits                   32,245         2.68          864         34,381         3.44        1,183
  Federal funds purchased and securities
    sold under repurchase agreements                      1,051         2.79           29          1,299         3.16           41
  Commercial paper and other short-term borrowings          207         2.90            6            252         3.54            9
  Senior debt                                             2,174         4.75          103          2,175         5.77          126
  Subordinated debt                                       1,958         5.23          103          1,872         4.99           93
                                                        -------                    ------        -------                    ------
       Total interest-bearing liabilities                37,635         2.93        1,105         39,979         3.63        1,452
Portion of noninterest-bearing funding sources            8,713            -            -          7,324            -            -
                                                        -------                    ------        -------                    ------
         Total funding sources                          $46,348         2.38        1,105        $47,303         3.07        1,452
                                                        =======                    ------        =======                    ------
NET INTEREST MARGIN AND NET INTEREST INCOME
  ON A TAXABLE-EQUIVALENT BASIS (5)                                     5.74%      $2,659                        5.70%      $2,698
                                                                       =====       ======                       =====       ======

NONINTEREST-EARNING ASSETS
Cash and due from banks                                 $ 2,456                                  $ 2,536
Other                                                     2,306                                    2,658
                                                        -------                                  -------
         Total noninterest-earning assets               $ 4,762                                  $ 5,194
                                                        =======                                  =======


NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                $ 8,482                                  $ 7,885
Other liabilities                                           997                                    1,060
Preferred stockholders' equity                              639                                      608
Common stockholders' equity                               3,357                                    2,965
Noninterest-bearing funding sources used to
  fund earning assets                                    (8,713)                                  (7,324)
                                                        -------                                  -------
         Net noninterest-bearing funding sources        $ 4,762                                  $ 5,194
                                                        =======                                  =======
TOTAL ASSETS                                            $51,110                                  $52,497
                                                        =======                                  =======
- -----------------------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Bank was 6.00%, 6.25%, 8.47%, 10.01% and 10.87% for 1993, 1992, 1991, 1990 and 1989,
    respectively. The average three-month London Interbank Offered Rate (LIBOR) was 3.29%, 3.83%, 5.99%, 8.28% and 9.29% for the
    same years, respectively.
(2) There was no average balance or related interest income earned on investment securities carried at fair value since FAS 115 was adopted on December 31, 1993.
(3) During the fourth quarter of 1990, loans were reclassified from the real estate construction loan category to the other real estate mortgage loan category so that the real estate construction loan category consists solely of properties where construction is not complete. Prior period balances have not been reclassified as complete information is not available.



- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

                            1991                                    1990                                    1989
- --------------------------------        --------------------------------        --------------------------------
   Average     Yields/  Interest           Average     Yields/  Interest           Average     Yields/  lnterest
   balance      rates     income/          balance      rates     income/          balance      rates     income/
                         expense                                 expense                                 expense

   $   631       6.59%    $   41           $   338       6.82%    $   23           $   709       7.43%    $   53
     1,231       7.85         96               998       8.95         89             2,253       8.81        198
        50       7.31          4                68       7.76          5                70       7.51          5
         -          -          -                 -          -          -                 -          -          -
       143       8.79         13               238       9.92         24               315      10.63         34
   -------                ------           -------                ------           -------                ------
     2,055       7.51        154             1,642       8.60        141             3,347       8.67        290
         -          -          -                 -          -          -                 -          -          -
   -------                ------           -------                ------           -------                ------
     2,055       7.51        154             1,642       8.60        141             3,347       8.67        290

       303       5.42         16                45       8.61          4                31       9.33          3

    12,974       9.64      1,252            14,382      10.92      1,570            14,154      11.66      1,650
     9,367      10.16        952             8,268      10.47        866             5,953      10.51        626
    10,773       9.58      1,033             7,022      10.62        746             5,714      11.06        632
     2,232      10.10        225             4,271      10.83        463             4,385      11.70        513

     5,135      10.10        519             4,321      11.50        497             3,701      12.19        451
     2,758      16.25        448             2,566      16.24        416             2,040      16.66        339
     2,323      11.11        258             2,072      11.95        248             1,895      12.41        235
   -------                ------           -------                ------           -------                ------
    10,216      11.99      1,225             8,959      12.96      1,161             7,636      13.44      1,025
     1,167      11.34        132             1,129      10.63        120             1,339       9.55        128
         7      23.86          2                30       8.41          3               245       8.61         21
   -------                ------           -------                ------           -------                ------
    46,736      10.31      4,821            44,061      11.19      4,929            39,426      11.66      4,595
        17       8.43          1                 5          -          -                49       7.70          4
   -------                 -----           -------                ------           -------                ------
   $49,111      10.17      4,992           $45,753      11.09      5,074           $42,853      11.42      4,892
   =======                ------           =======                ------           =======                ------

   $ 4,379       3.72        163           $ 3,835       3.93        151           $ 3,593       3.92        141
     3,398       4.88        166             3,508       5.01        176             4,064       4.97        202
    12,699       5.04        640             9,788       6.32        619             8,155       6.67        544
    13,758       6.57        905            11,905       7.74        921            10,161       7.91        804
       570       8.12         46               418       8.72         36               436       8.99         39
       149       7.89         12               177       8.23         15               159       8.76         14
       400       7.76         31               261       8.84         23               654       9.02         59
   -------                ------           -------                ------           -------                ------
    35,353       5.55      1,963            29,892       6.49      1,941            27,222       6.62      1,803

     3,092       5.50        170             4,522       7.95        359             4,147       9.19        381
     1,243       6.29         78             2,871       7.90        227             2,892       9.13        264
     1,681       7.53        126               587       9.02         53               815       9.11         74
     1,832       6.15        113             1,864       8.23        153             1,943       9.36        182
   -------                ------           -------                ------           -------                ------
    43,201       5.67      2,450            39,736       6.88      2,733            37,019       7.31      2,704
     5,910          -          -             6,017          -          -             5,834          -          -
   -------                ------           -------                ------           -------                ------
   $49,111       4.99      2,450           $45,753       5.97      2,733           $42,853       6.31      2,704
   =======                ------           =======                ------           =======                ------
                 5.18%    $2,542                         5.12%    $2,341                         5.11%    $2,188
                =====     ======                        =====     ======                        =====     ======

   $ 2,604                                 $ 2,616                                 $ 2,623
     3,307                                   2,740                                   2,287
   -------                                 -------                                 -------
   $ 5,911                                 $ 5,356                                 $ 4,910
   =======                                 =======                                 =======

   $ 7,289                                 $ 7,183                                 $ 6,877
     1,180                                   1,053                                   1,120
       279                                     405                                     405
     3,073                                   2,732                                   2,342
    (5,910)                                 (6,017)                                 (5,834)
   -------                                 -------                                 -------
   $ 5,911                                 $ 5,356                                 $ 4,910
   =======                                 =======                                 =======
   $55,022                                 $51,109                                 $47,763
   =======                                 =======                                 =======
- ----------------------------------------------------------------------------------------------------------------


  (4) Nonaccrual loans and related income are included in their respective loan categories.
  (5) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes.  The federal statutory tax rate was 35% for 1993 and 34% for the other years presented.


in 1992. This increase was substantially due to lower rates paid on interest-bearing checking and savings accounts, wider spreads between Prime- and LIBOR-based loans and their funding sources and recoveries on loans where interest had been previously applied to principal. These improvements were partially offset by a change in the mix of earning assets from higher-yielding loans to lower-yielding investment securities and lower income from derivative contracts used to hedge mismatches in the rate maturity of loans and their funding sources. Individual components of net interest income and net interest margin are presented in Table 3.
  Hedging income from derivative contracts decreased $32 million in 1993, resulting in a 7 basis point decline in the net interest margin due to the maturity of contracts. The maturity of certain hedging contracts is expected to result in lower hedging income in 1994 of about $95 million, or about a 20 basis point decline in the net interest margin, assuming interest rates remain stable. The interest rate derivative contracts that are maturing, primarily purchased interest rate floor contracts and interest rate swaps in which the Company receives a fixed rate, were entered into during a higher interest rate environment and have benefited from the subsequent decline in rates. These maturing contracts may be replaced by new derivative contracts based on the Company's ongoing assessment of its overall interest rate sensitivity position. However, any new replacement contracts are not expected to result in the same hedging income as the maturing contracts due to the lower rate environment.
  The decrease in earning assets was substantially due to a $6.1 billion decrease in average loans, primarily in commercial loans and other real estate mortgage loans, partially offset by a $5.3 billion increase in average invest-ment securities, predominantly mortgage-backed securities. For further discussion of significant changes in earning assets and funding sources, see the Balance Sheet Analysis section.
  Net interest income and the net interest margin are expected to decline in 1994 due to the change in mix of assets and the resulting lower yields on investment securities as well as a decline in hedging income. However, this decline may be partially offset by the payoff of loans where interest had been previously applied to principal.

                               Noninterest Income
- --------------------------------------------------------------------------------
                               ------------------

            Table 4 shows the major components of noninterest income.


                                     TABLE 4
                               NONINTEREST INCOME

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                      Year ended December 31,          % Change
                                 ------------------------       ------------
                                    1993    1992     1991       1993/   1992/
                                                                1992    1991
Service charges on
  deposit accounts                  $423    $394     $337          7 %    17 %
Fees and commissions:
  Debit and credit card
    merchant fees                     80      87       89         (8)     (2)
  Credit card membership
    and other credit
    card fees                         68      72       73         (6)     (1)
  Charges and fees on loans           48      49       47         (2)      4
  Mutual fund and annuity
    sales fees                        43      29        4         48     625
  Shared ATM network fees             38      32       23         19      39
  All other                           99      94      107          5     (12)
                                  ------  ------     ----
    Total fees and
      commissions                    376     363      343          4       6
Trust and investment
  services income:
  Asset management and
    custody fees                     125     124      118          1       5
  Mutual fund
    management fees                   37      19        3         95     533
  All other                           28      22       17         27      29
                                  ------  ------     ----
    Total trust and
      investment
      services income                190     165      138         15      20
Investment securities
  gains (losses):
  At cost                              -       -       (6)         -    (100)
  At lower of cost or market           -      45        -       (100)      -
                                  ------  ------     ----
    Total investment
      securities
      gains (losses)                   -      45       (6)      (100)      -
Income from equity
  investments accounted
  for by the:
    Cost method                       42      17       18        147      (6)
    Equity method                     24      24       23          -       4
Check printing charges                38      36       28          6      29
Gains on sales of loans               12      20       23        (40)    (13)
Losses from dispositions
  of operations                      (28)     (8)      (3)       250     167
Real estate investment losses         (6)    (19)      (4)       (68)    375
All other                             22      22       (8)         -       -
                                  ------  ------     ----
    Total                         $1,093  $1,059     $889          3 %    19 %
                                  ======  ======     ====       ====    ====

- --------------------------------------------------------------------------------

  The growth in service charges on deposit accounts in 1993 compared with 1992 was primarily due to increased service charges on individual and business checking accounts.
  The increase in total fees and commissions in 1993 compared with 1992 predominantly resulted from sales fees on mutual funds and annuities as well as increased shared ATM network income.
  The decrease in debit and credit card merchant fees was due to a decline in sales volume and an alliance that the Company entered into in November 1993. The agreement with Card Establishment Services Inc. (CES) formed an alliance for merchant credit card and debit card processing services. Under this agreement, the Company will be responsible for marketing and sales, initial merchant credit analysis and customer service; CES will provide technology and processing operations. The Company retains an interest in the net revenues from processing the transactions which are now reported as income from equity investments accounted for by the equity method, rather than reported as income from debit and credit card merchant fees. Consequently, approximately $30 million of merchant fees recorded in 1993 will not be reported as such in 1994. The impact of this agreement was not material to 1993 earnings.
  Shared ATM network income increased to $38 million from $32 million in 1992, primarily due to a fee increase implemented in mid-1992 and a 7% increase in the volume of transactions processed through the ATM network. The increase in "all other" fees and commissions was predominantly due to a decrease in amortization expense for purchased mortgage servicing rights of $16 million for 1993, compared with $22 million in 1992. At December 31, 1993, the remaining balance of purchased mortgage servicing rights was $15 million.
  In 1993, the Company continued its emphasis on marketing mutual fund products through the Personal Financial Officer (PFO) Program by selling Stagecoach Funds throughout the branches. Sales of Stagecoach Funds, which were introduced in 1992, contributed to fees and commissions income through sales fee revenues and also contributed to trust and investment services income through investment management fees.
  The increase in trust and investment services income in 1993 compared with 1992 was mostly due to greater mutual fund investment management fees, reflecting growth in the funds' net assets. The Overland Express family of 13 funds, which had $3.9 billion of assets under management at December 31, 1993, compared with $4.1 billion at December 31, 1992, is sold through brokers around the country. The decline in the assets under management from 1992 was substantially in the Variable Rate Government Fund, the largest Overland Fund, reflecting the existence of other competing adjustable rate mortgage funds and slower growth in this segment of the mutual fund market than in 1992. The Stagecoach family of 12 funds had $3.8 billion of assets under management at December 31, 1993, compared with $2.2 billion at December 31,1992. In mid-1993, the Company introduced a new family of mutual funds, the WellsFunds, which are offered to selected groups of investors, such as participants in certain employee benefit plans, certain IRA investors and certain corporations, partnerships and other business entities. The WellsFunds family of 7 funds had assets under management of $530 million at December 31, 1993. In addition to managing Overland Express Funds, Stagecoach Funds and WellsFunds, the Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $45 billion at December 31, 1993, compared with approximately $37 billion at December 31,
1992. Mutual fund management fees are expected to continue to increase in 1994.
  In 1992, the Company realized gains of $45 million from the sale of all of its 30-year mortgage-backed securities. These securities were previously designated as held for sale and carried at the lower of cost or market.
  The increase in income from cost method equity investments in 1993 was substantially due to $23 million in net gains on sales of and distributions from investments in highly leveraged transactions.
  The increase in losses from disposition of operations was due to a $36 million accrual made in the third quarter of 1993 primarily related to the disposition of owned and leased premises expected to result from reduced space requirements; for example, downsizing some full service branches into supermarket locations and into other smaller, mid-sized branches.
  Real estate investment (contingent interest loans accounted for as investments) losses in 1992 were substantially due to a $17 million write-down on land for development in Southern California.
  "All other" noninterest income in 1993 included $18 million of interest income received as a result of the settlement of California Franchise Tax Board audits related to the appropriate years for claiming deductions applicable to the 1976 through 1986 tax returns. "All other" noninterest income in 1992 included
$14 million of interest income due to the settlement of Internal Revenue Service audits related to the appropriate years for claiming certain deductions and credits applicable to the 1978 through 1986 tax years.
  Noninterest income is expected to increase in 1994, reflecting a currently anticipated income growth of more than 10% from fee-based products, such as mutual funds and deposit-related services, due to the Company's focus on cross-selling.

                               Noninterest Expense
- --------------------------------------------------------------------------------
                               -------------------

           Table 5 shows the major components of noninterest expense.


                                     TABLE 5
                               NONINTEREST EXPENSE

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                      Year ended December 31,            % Change
                               --------------------------         ------------
                                 1993      1992      1991         1993/   1992/
                                                                  1992    1991
Salaries                       $  784    $  714    $  680           10 %     5 %
Employee benefits                 222       184       165           21      12
Net occupancy                     224       222       218            1       2
Equipment                         148       141       143            5      (1)
Federal deposit insurance         114       106        98            8       8
Certain identifiable
  intangibles                      77        71        69            8       3
Contract services                  61        48        40           27      20
Foreclosed assets                  60        93       105          (35)    (11)
Advertising and
  promotion                        59        47        57           26     (18)
Operating losses                   52        45        81           16     (44)
Telecommunications                 44        44        42            -       5
Postage                            43        42        40            2       5
Outside professional
  services                         42        45        46           (7)     (2)
Goodwill                           37        37        35            -       6
Check printing                     34        33        34            3      (3)
Stationery and supplies            31        31        34            -      (9)
Travel and entertainment           28        24        25           17      (4)
Escrow and collection
  agency fees                      24        26        23           (8)     13
Security                           19        18        18            6       -
Outside data processing            16        18        20          (11)    (10)
All other                          43        46        47           (7)     (2)
                               ------    ------    ------
  Total                        $2,162    $2,035    $2,020            6 %     1 %
                               ======    ======    ======          ===     ===

- --------------------------------------------------------------------------------


   The Company's full-time equivalent (FTE) staff, including hourly employees, averaged approximately 20,800 in 1993 and approximately 21,100 in 1992; it was 19,700 and 21,300 at December 31, 1993 and 1992, respectively. Despite the decline in FTE, salaries expense increased in 1993 compared with 1992 predominantly due to increases in incentive bonus payments (including the Company-wide employee appreciation program announced in December 1993), merit pay increases and severance accruals primarily related to the reorganization of the Retail Banking group.
   Employee benefits expense increased in 1993 primarily due to the adoption on January 1, 1993 of Statement of Financial Accounting Standards No. 106
(FAS 106), Employers' Accounting for Postretirement Benefits Other Than Pensions and the adoption in the third quarter of 1993 of Statement of Financial Accounting Standards No. 112 (FAS 112), Employers' Accounting for Postemployment Benefits. The adoption of FAS 106 resulted in an incremental expense in 1993 of approximately $11 million. The adoption of FAS 112 resulted in an accrual of $12 million. (See further discussion of FAS 106 and 112 in Note 9 to the Financial Statements.)
  The increase in federal deposit insurance expense in 1993 compared with 1992 was mostly due to an increase in the federal deposit insurance rate. Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the FDIC adopted on January 1, 1993 a risk-based assessment system under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. The FDIC bases an institution's assessment risk classification partly upon whether the institution is "well capitalized," "adequately capitalized" or "less than adequately capitalized." In addition, each insured depository institution is assigned to one of three subgroups. Institutions in Subgroup A are financially sound institutions with only a few minor weaknesses; institutions in Subgroup B demonstrate weaknesses which, if not corrected, could result in significant deterioration and increased risk of loss to the FDIC; and institutions in Subgroup C are those for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken. Based on the semi-annual assessment risk evaluation performed by the FDIC, the Bank is assigned an annualized assessment rate between .230% and .310%. This rate is subject to change on January 1 and July 1 each year. Based on this risk-based assessment rate system, the Bank expects federal deposit insurance expense to decrease in 1994.
  A significant portion of the increase in contract services expense for 1993 compared with 1992 was due to services related to computer programming for system upgrades throughout the Company.
  Table 6 shows the major components of foreclosed assets expense.



                                     TABLE 6
                            FORECLOSED ASSETS EXPENSE


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                            Year ended December 31,
                                                       ------------------------
                                                       1993      1992      1991
Operating expenses                                     $ 67      $ 80      $ 70
Operating revenues                                      (40)      (47)      (53)
Net losses from write-downs/sales                        33        60        88
                                                       ----      ----      ----
  Total                                                $ 60      $ 93      $105
                                                       ====      ====      ====

- --------------------------------------------------------------------------------


  The 35% decrease in foreclosed assets expense in 1993 compared with 1992 was primarily due to a decline in write-downs of office buildings and land and increased gains on sales. Write-downs in 1993 were primarily appraisal driven, related to office buildings and land in Southern California and out-of-state markets. In 1993, the Company continued its efforts to sell foreclosed assets, as evidenced by an increase in sales of foreclosed assets from approximately $294 million in 1992 to approximately $328 million in 1993. The Company intends to continue to emphasize disposing of its foreclosed assets.
  The increase in advertising and promotion expense compared with 1992 was primarily due to the marketing efforts associated with the introduction of the California Advantage credit card during 1993.
  The increase in operating losses in 1993 compared with 1992 was primarily due to a loss arising from the Company's role as an agent in a loan participation and losses from litigation.
  The Company currently expects total noninterest expense in 1994 to be lower than 1993 primarily due to expected decreases in personnel-related expense and FDIC expense.

                                  Income Taxes
- --------------------------------------------------------------------------------
                                  ------------

The Company's effective income tax rate was 41 % for 1993 and 43% for 1992. The decrease in the effective tax rate for 1993 compared with 1992 was primarily due to reductions of income tax expense of a net $9 million related to the impact of the Omnibus Budget Reconciliation Act of 1993 ("Act") and $4 million related to the revaluation of the state deferred tax asset due to a California tax rate increase.
  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 changed the method of computing income taxes for financial statement purposes by adopting the liability (or balance sheet) method under which the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities. Under this method, the computation of the net deferred tax asset or liability gives current recognition to changes in tax rates and laws. As a result, when the Act was signed into law in August of 1993, raising the corporate tax rate from 34% to 35%, effective January 1, 1993, an adjustment was made that increased the Company's deferred tax asset and, correspondingly, decreased income tax expense by approximately $18 million. Because the deferred tax asset was originally recorded at a lower tax rate, the higher tax rate now in effect increased the value of the asset. The decreased income tax expense was partially offset by a $9 million increase to reflect the application of the higher tax rate to 1993 earnings. A further discussion of FAS 109 is in Note 10 to the Financial Statements. In 1994, the effective tax rate is currently expected to be about 44%.

                    ----------------------------------------
                    ----------------------------------------
                             Balance Sheet Analysis
                    ----------------------------------------
                    ----------------------------------------


A comparison between the year-end 1993 and 1992 balance sheets is presented below. The Bank's assets of $50.7 billion at December 31, 1993 and 1992 represented substantially all of the Company's consolidated assets at year-end 1993 and 1992.

                              Investment Securities
- --------------------------------------------------------------------------------
                              ---------------------

The Company adopted Statement of Financial Accounting Standards No. 115
(FAS 115), Accounting for Certain Investments in Debt and Equity Securities, on December 31, 1993. This Statement addresses the accounting and reporting for certain investments in debt and marketable equity securities.

  FAS 115 classifies securities into three categories: held-to-maturity, trading and available-for-sale. Debt securities that a company has the positive intent and ability to hold to maturity are considered held-to-maturity securities and reported at cost. Debt and marketable equity securities, if any, that are bought and held principally for the purpose of selling them in the near term are considered trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and marketable equity securities not considered either held-to-maturity securities or trading securities are considered available-for-sale securities and reported at fair value, with unrealized gains and losses, after applicable taxes, reported as a separate component of stockholders' equity.

  Total investment securities averaged $11.3 billion in 1993, an 89% increase from $6.0 billion in 1992. Total investment securities were $13.1 billion at December 31, 1993, a 40% increase from $9.3 billion at December 31, 1992. The investment securities portfolio at December 31, 1993 was comprised of $9.9 billion securities at cost and $3.2 billion securities at fair value. There were no trading securities at December 31, 1993. The Company's classification of securities at fair value was influenced by accounting and regulatory requirements related to certain mortgage-backed securities. The increase in the investment securities portfolio was due to the cash provided by loan repayments which was used to purchase securities in light of continued weak loan demand and the Company's emphasis on reducing commercial real estate concentrations. Most of the increases in the portfolio were in mortgage-backed securities. Additional purchases of investment securities are likely to continue, although not at 1993 levels, until loan demand recovers.
    Table 7 provides expected remaining maturities and yields (taxable-equivalent basis) of debt securities within the investment portfolio. The yield to maturity, or expected running rate, of the held-to-maturity and available-for-sale securities at December 31, 1993 was approximately 5.76% and 5.68%, respectively. Expected remaining maturities will differ from remaining contractual maturities because borrowers may have the right to prepay certain obligations with or without penalties. For asset/liability management purposes, it is more appropriate to monitor investment security maturities and yields using prepayment assumptions since this better reflects what the Company can expect to occur. (Note 3 to the Financial Statements shows the remaining contractual principal maturities and yields of debt securities.)


                                                               TABLE 7

                                                        INVESTMENT SECURITIES

                                              EXPECTED REMAINING MATURITIES AND YIELDS

- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                                     December 31, 1993
                             ------------------------------------------------------------------------------------------------------
                              Total  Weighted     Weighted  Within one year      After one year   After five years  After ten years
                             amount   average      average                   through five years  through ten years
                                        yield     expected  ---------------  ------------------  -----------------  ---------------
                                                 remaining  Amount    Yield  Amount       Yield  Amount      Yield  Amount    Yield
                                              maturity (in
                                                 yrs.-mos.)
HELD-TO-MATURITY
SECURITIES:
 U.S. Treasury securities    $2,365      4.85%         1-2  $1,209     5.21% $1,156        4.48% $    -          -%   $  -        -%
 Securities of U.S.
   government agencies
   and corporations           6,570      6.23          3-0   1,886     6.09   3,721        6.03     769       6.77     194     7.29
Obligations of states and
   political subdivisions        18      6.49          4-6       3     6.42      11        6.53       2       6.44       2     6.39
 Securities issued by
   foreign governments           90      5.17         1-11      21     4.48      69        5.38       -          -       -        -
 Private collateralized
   mortgage obligations         815      4.68          2-2     314     3.46     480        5.44      21       5.52       -        -
 Corporate debt securities       29      6.14          2-1      11     6.36      18        6.01       -          -       -        -
                            -------                         ------           ------              ------               ----
   Total cost               $ 9,887      5.76%         2-6  $3,444     5.53% $5,455        5.64% $  792       6.74%   $196     7.28%
                            =======     =====               ======    =====  ======       =====  ======      =====    ====     ====

 ESTIMATED FAIR VALUE       $ 9,978                         $3,476           $5,492              $  809               $201
                            =======                         ======           ======              ======               ====


AVAILABLE-FOR-SALE
SECURITIES (1):
Securities of U.S.
   government agencies
   and corporations         $ 1,747      6.00%         2-9  $  357     7.13% $1,293        5.67% $   97       6.30%   $  -        -%
 Private collateralized
   mortgage obligations       1,340      5.15          2-7     548     4.25     606        5.69     186       6.02       -        -
 Corporate debt securities       31     11.00          7-0       -        -       -           -      31      11.00       -        -
                            -------                         ------           ------              ------               ----
   Total cost               $ 3,118      5.68%         2-9  $  905     5.39% $1,899        5.68% $  314       6.60%   $  -        -%
                            =======     =====               ======    =====  ======       =====  ======      =====    =====    ====

 ESTIMATED FAIR VALUE       $ 3,131                         $  910           $1,893              $  328               $  -
                            =======                         ======           ======              ======               ====

 TOTAL COST OF
   DEBT SECURITIES          $13,005      5.74%         2-7  $4,349     5.50% $7,354        5.65% $1,106       6.70%   $196     7.28%
                            =======     =====          ===  ======    =====  ======       =====  ======      =====    ====     ====


- ------------------------------------------------------------------------------------------------------------------------------------


(1) The weighted average yield is computed using the amortized cost of available-for-sale investment securities carried at fair value. See Note 3 to the Financial Statements for fair value of available-for-sale securities by type of security.


  At December 31, 1993, the held-to-maturity securities at cost portfolio had an estimated unrealized net gain of $91 million (which reflected estimated unrealized gross losses of $23 million), or.9% of the cost of the portfolio. At December 31, 1992, the investment securities at cost portfolio had an estimated unrealized net gain of $90 million (which reflected estimated unrealized gross losses of $43 million), or 1.0% of the cost of the portfolio.
  At December 31, 1993, the available-for-sale securities at fair value portfolio had unrealized net gains of $21 million, net of tax, reported as a separate component of stockholders' equity. This was comprised of unrealized gross pretax gains of $35 million and unrealized gross pretax losses of $22 million on debt securities and unrealized gross pretax gains of $24 million and unrealized gross pretax losses of $1 million on marketable equity securities.
  During 1992, the Company classified all 30-year mortgage-backed securities as held for sale and carried them at the lower of cost or market. These securities had a total cost basis of $809 million and were sold for a $45 million gain during 1992. (Note 3 to the Financial Statements shows the cost and fair value of investment securities carried at cost and at fair value.)

                                 Loan Portfolio
- --------------------------------------------------------------------------------
                                 ---------------

A comparative schedule of average loan balances is presented in Table 3; year-end balances are presented in Note 4 to the Financial Statements.
  Loans averaged $34.3 billion in 1993, a decrease of 15% from 1992. Most of the 26% decrease in average commercial loans was due to loan repayments combined with a slowdown in commercial lending. The 11% decrease in average real estate 1-4 family first mortgage loans was substantially due to loan repayments, which were partially a result of refinancings. The majority of the 11% decrease in average consumer loans was mostly due to a decrease in real estate 1-4 family junior lien mortgage loans, reflecting the trend toward consumer refinancing in response to declining interest rates in 1993. The Company expects growth during 1994 in total outstanding loans. Substantially all of this growth will be from 1-4 family first mortgage loans, consumer loans and small business and middle market loans.
  Total loans at December 31, 1993 were $33.1 billion, a decrease of 10% compared with year-end 1992, predominandy due to declines of 18% in other real estate mortgage loans and 16% in commercial loans. The Company's commercial real estate loan portfolio was $9.9 billion at December 31, 1993, compared with $12.5 billion at December 31, 1992, a 21 % decrease. This decrease was due

                                     [Graph]

to reduced lending, payments received, charge-offs and transfers to foreclosed assets. Net charge-offs for commercial real estate loans were $232 million, $406 million and $202 million in 1993, 1992 and 1991, respectively. During 1994, it is anticipated that the commercial real estate loan portfolio will have lower runoff than experienced in 1993.
  Included in the commercial portfolio were agricultural loans of $643 million and $660 million at December 31, 1993 and 1992, respectively. Agricultural loans consist of loans to finance agricultural production and other loans to farmers. Agricultural loans that are primarily secured by real estate are included in other real estate mortgage loans; such loans were $225 million and $261 million at December 31, 1993 and 1992, respectively.
  Table 8 presents comparative period-end commercial real estate loans.


                                     TABLE 8

                          COMMERCIAL REAL ESTATE LOANS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                  December 31,            % Change
                              ----------------------------        -------------
                                 1993        1992     1991        1993/    1992/
                                                                  1992     1991
Commercial loans
  to real estate
  developers (1)              $  505      $  731   $ 1,137        (31)%    (36)%
Other real estate
  mortgage                     8,286      10,128    10,751        (18)      (6)
Real estate
  construction                 1,110       1,600     2,055        (31)     (22)
                              ------     -------   -------
  Total                       $9,901     $12,459   $13,943        (21)%    (11)%
                              ======     =======   =======        ===      ===

- --------------------------------------------------------------------------------


(1) Included in commercial loans.


  Over the years, the Company has prospered as an active commercial real estate lender. However, as a result of the current recession and overbuilt real estate markets, the Company's earnings during the past three years have been significantly affected by its relatively high levels of commercial real estate loans. The Company's real estate borrowers with properties located in Southern California have been particularly affected. At December 31, 1993, $3,356 million, or 36%, of the Company's combined other real estate mortgage and real estate construction loans were in Southern California and $386 million, or 12%, of that amount were on nonaccrual. The Company has responded to the recession and the commercial real estate slump by strengthening its lending practices and working to limit the degree of the portfolio concentration in any product type or location, or to any individual borrower.
  The U.S. (particularly California) is still suffering from an oversupply of commercial real estate which could last for a number of years. However, there are signs that some liquidity is returning to the real estate markets, mostly in shopping centers and apartments. An increasing number of developers are successfully financing acquisition or development programs through the capital markets and some banks are showing interest in financing certain product types. In the fourth quarter of 1993, $76 million of nonaccrual loans and an additional $349 million of accruing commercial real estate loans were repaid through the formation of third party real estate investment trusts (REITs). The Company expects REIT activity to continue in 1994, although at lower levels than in the fourth quarter of 1993.
  Table 9 summarizes the other real estate mortgage loans by state and property type. Most of the other real estate mortgage loans are secured by properties located in California, representing 78% of the portfolio at December 31, 1993, compared with 76% at December 31, 1992. No other state comprised more than 2% of the portfolio at December 31, 1993. The largest property type was office buildings, representing 28% of the portfolio at December 31, 1993 and 1992.
  Table 10 summarizes other real estate mortgage loans in California by region (North, South and Central) and property type. The Company's Southern California real estate loans are mostly located in Los Angeles and Orange counties; its Northern California loans are predominantly located in the San Francisco Bay Area; and its Central California real estate loans are mostly in Sacramento.
  Table 11 summarizes the real estate construction loans by state and project type. The Company's real estate construction loans were predominantly in California, representing 82% of the portfolio at December 31, 1993 and 1992. No other state comprised more than 6% of the portfolio at December 31, 1993. The largest project type was 1-4 family land, representing 43% of the portfolio at December 31, 1993, compared with 32% at December 31, 1992. Table 12 summarizes real estate construction loans in California by region (South, North and Central) and project type.


                                        TABLE 9

                     REAL ESTATE MORTGAGE LOANS BY STATE AND TYPE
                      (EXCLUDING 1-4 FAMILY FIRST MORTGAGE LOANS)

- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------
(in millions)

                           ---------------------------------------------------------------
                                                      New
                                    California  Hampshire               Arizona  Minnesota
                           -------------------  ---------      ----------------  ---------
                              Total       Non-      Total      Total       Non-      Total
                              loans    accrual  loans (2)      loans    accrual  loans (2)

Office buildings             $1,989       $166       $  -        $21        $ -        $47
Industrial                    1,201         48          -          7          -         29
Shopping centers                610         68        144         32          -          -
Apartments                      919         31          -         33          3          -
Hotels/motels                   326         24          -         31          -          -
Retail buildings (other
  than shopping centers)        428         29          -          1          -          3
Institutional                   323         18          -          1          1          1
Land                            182         28          -          3          -          -
Agricultural                    224         24          -          1          -          -
1-4 family (1):
  Structures                     50          -          -          1          -          -
  Land                           43          -          -          -          -          -
Other                           176          9          -          9          -         10
                             ------       ----       ----       ----         --        ---
  Total by state             $6,471       $445       $144       $140         $4        $90
                             ======       ====       ====       ====         ==        ===

  % of total loans               78%                    2%         2%                    1%
                             ======                  ====       ====                   ===


  Nonaccruals as a % of
     total by state                          7%                               3%
                                          ====                                ==


- ------------------------------------------------------------------------------------------


- ----------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------


                                                                                               December 31, 1993
- ----------------------------------------------------------------------------------------------------------------
                                                                          Total       % of       Non-       Non-
                                         Texas      Other states (3)    by type      total    accrual   accruals
                              ----------------      ----------------                 loans      loans     as a %
                              Total       Non-      Total       Non-                          by type   of total
                              loans    accrual      loans    accrual                                    by type
Office buildings                $29        $10      $ 233      $   5     $2,319         28%      $181          8%
Industrial                        7          -         47          3      1,291         16         51          4
Shopping centers                 35         15        461         23      1,282         15        106          8
Apartments                        2          -         97          -      1,051         13         34          3
Hotels/motels                    11          -        133         40        501          6         64         13
Retail buildings (other
  than shopping centers)          -          -         11          -        443          5         29          7
Institutional                     -          -          8          -        333          4         19          6
Land                              -          -         66         21        251          3         49         20
Agricultural                      -          -          -          -        225          3         24         11
1-4 family (1):
  Structures                      -          -          -          -         51          1          -          -
  Land                            -          -          -          -         43          -          -          -
Other                             -          -        301(4)      12        496          6         21          4
                                ---        ---     ------       ----     ------        ----      ----
  Total by state                $84        $25     $1,357       $104(5)  $8,286        100%      $578          7%
                                ===        ===     ======       ====     ======        ===       ====         ==


  % of total loans                1%                   16%                  100%
                                ===                ======                ======


  Nonaccruals as a % of
     total by state                         30%                    8%
                                           ===                 ======


- ----------------------------------------------------------------------------------------------------------------


(1) Represents loans to real estate developers secured by 1-4 family residential developments.
(2) There were no loans on nonaccrual status at December 31, 1993.
(3) Consists of 27 states; no state had loans in excess of $74 million at December 31, 1993.
(4) Includes loans secured by collateral pools of approximately $177 million (where the pool is a mixture of various real estate property types located in various states, non real estate-related assets and other guarantees).
(5) Includes $17 million and $14 million in Ohio and Washington, D.C., respectively. Total loans in these two states were $44 million and $74 million, respectively.








                                                              TABLE 10

                                      CALIFORNIA REAL ESTATE MORTGAGE LOANS BY REGION AND TYPE
                                             (EXCLUDING 1-4 FAMILY FIRST MORTGAGE LOANS)

- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                                     December 31, 1993
                             ------------------------------------------------------------------------------------------------------
                                      Southern             Northern           Central      Total       % of Nonaccrual  Nonaccruals
                                    California           California        California California      total      loans       as a %
                             -----------------   ------------------   ---------------    by type California    by type     of total
                             Total        Non-    Total        Non-    Total     Non-                 loans                 by type
                             loans     accrual   loans      accrual    loans  accrual

Office buildings             $ 854        $123  $  884          $19    $ 251      $24     $1,989         31%      $166            8%
Industrial                     543          30     394            9      264        9      1,201         19         48            4
Shopping centers               306          33     171           23      133       12        610          9         68           11
Apartments                     541          26     337            4       41        1        919         14         31            3
Hotels/motels                  121          21     149            2       56        1        326          5         24            7
Retail buildings (other
  than shopping centers)       170          25     176            -       82        4        428          7         29            7
Institutional                  141           8     130            4       52        6        323          5         18            6
Land                           126          26      37            1       19        1        182          3         28           15
Agricultural                    41           3      29            -      154       21        224          3         24           11
1-4 family (1):
  Structures                    26           -      24            -        -        -         50          1          -            -
  Land                          33           -      10            -        -        -         43          -          -            -
Other                           89           5      67            3       20        1        176          3          9            5
                            ------        ----  ------          ---   ------      ---     ------        ---       ----
  Total by region           $2,991        $300  $2,408          $65   $1,072      $80     $6,471        100%      $445           7%
                            ======        ====  ======          ===   ======      ===     ======        ===       ====           ==

  % of total
     California loans           46%                 37%                   17%                100%
                            ======              ======                ======              ======

Nonaccruals as a % of
     total by region                        10%                   3%                7%
                                          ====                  ===               ===

- -----------------------------------------------------------------------------------------------------------------------------------


(1) Represents loans to real estate developers secured by 1-4 family residential developments.



                                                              TABLE 11

                                          REAL ESTATE CONSTRUCTION LOANS BY STATE AND TYPE

- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                    December 31, 1993
                                   -----------------------------------------------------------------------------------------------
                                       California    Nevada        Virginia  Other states (2)   Total    % Of       Non-      Non-
                                   -------------- ---------  --------------  ---------------- by type   total    accrual  accruals
                                   Total     Non-     Total  Total     Non-  Total       Non-           loans      loans    as a %
                                   loans  accrual loans (1)  loans  accrual  loans    accrual                    by type  of total
                                                                                                                           by type
1-4 family:
  Land                              $391     $129       $55    $ -      $ -    $29        $ -  $  475      43%      $129        27%
  Structures                         195       20         1      -        -      -          -     196      18         20        10
Land (excluding 1-4 family)          115       15         7     48       48     31         15     201      18         78        39
Shopping centers                      89        1         -      -        -     21          -     110      10          1         1
Office buildings                      49        1         -      -        -      -          -      49       4          1         2
Apartments                            39        4         -      2        2      -          -      41       4          6        16
Industrial                            15        -         2      -        -      -          -      17       2          -         -
Retail buildings (other
  than shopping centers)               5        -         -      1        -      -          -       6       1          -         -
Agricultural                           5        -         -      -        -      -          -       5       -          -         -
Institutional                          5        -         -      -        -      -          -       5       -          -         -
Hotels/motels                          3        -         -      -        -      -          -       3       -          -         -
Other                                  2        -         -      -        -      -          -       2       -          -         -
                                    ----     ----       ---    ---      ---    ---        ---  ------     ---       ----
  Total by state                    $913     $170       $65    $51      $50    $81        $15  $1,110     100%      $235        21 %
                                    ====     ====       ===    ===      ===    ===        ===  ======     ===       ====       ===

  % of total loans                    82%                 6%     5%              7%               100%
                                    ====                ===    ===             ===             ======
  Nonaccruals as a % of
     total by state                            19%                       97%               20%
                                             ====                       ===               ===

- ----------------------------------------------------------------------------------------------------------------------------------


(1) There were no loans on nonaccrual status at December 31, 1993.
(2) Consists of nine states; no state had loans in excess of $26 million at December 31, 1993.



                                                              TABLE 12

                                    CALIFORNIA REAL ESTATE CONSTRUCTION LOANS BY REGION AND TYPE

- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                    December 31, 1993
                                  ------------------------------------------------------------------------------------------------
                                           Southern    Northern            Central      Total        % of  Nonaccrual  Nonaccruals
                                         California  California         California California       total       loans       as a %
                                    --------------- -------------- ----------------   by type  California     by type     of total
                                  Total        Non-       Total   Total       Non-                  loans                  by type
                                  loans     accrual   loans (1)   loans    accrual
1-4 family:
     Land                          $147         $52        $121    $123        $77       $391          42%       $129           33%
     Structures                     124          14          56      15          6        195          21          20           10
Land (excluding 1-4 family)          42          15          53      20          -        115          13          15           13
Shopping centers                     13           -          58      18          1         89          10           1            1
Office buildings                     16           1          31       2          -         49           5           1            2
Apartments                           10           4          23       6          -         39           4           4           10
Industrial                           11           -           1       3          -         15           2           -            -
Retail buildings (other
     than shopping centers)           -           -           3       2          -          5           1           -            -
Agricultural                          -           -           3       2          -          5           1           -            -
Institutional                         -           -           4       1          -          5           1           -            -
Hotels/motels                         -           -           3       -          -          3           -           -            -
Other                                 2           -           -       -          -          2           -           -            -
                                   ----         ---        ----    ----        ---       ----         ---        ----
     Total by region               $365         $86        $356    $192        $84       $913         100%       $170           19%
                                   ====         ===        ====    ====        ===       ====         ===        ====           ==

     % of total
       California loans              40%                     39%     21%                  100%
                                   ====                    ====    ====                  ====

     Nonaccruals as a % of
       total by region                           23%                            44%
                                                ===                            ===

- ----------------------------------------------------------------------------------------------------------------------------------


(1) There were no loans on nonaccrual at December 31, 1993.


HIGHLY LEVERAGED TRANSACTIONS

The Company's loan portfolio includes loans made to companies involved in highly leveraged transactions (HLTs). HLT outstandings are presented on a comparative basis in Table 13.


                                    TABLE 13

                          HIGHLY LEVERAGED TRANSACTIONS

- ----------------------------------------------------------------------------
- ----------------------------------------------------------------------------

  (in millions)                                                  December 31,
                                                          1993          1992
                                                          ------------------
  Senior loans (including working
   capital loans) (1):
   Loans in connection with:
     Buyouts                                              $292        $  668
     Acquisitions                                          177           268
     Recapitalizations                                      35           122
                                                          ----        ------
       Total (2)                                          $504        $1,058
                                                          ====        ======

   Number of transactions                                   38            48
   Largest single loan                                    $ 52        $   88
   Average loan outstanding                                 13            22
   Loans in largest single industry                        102           209
   Average loans per industry                               27            48
   Nonaccrual loans                                         53           152
       Number of transactions                                4            10
   Net charge-offs (recoveries)                           $ (9)       $   58
  Senior unfunded commitments                              380           444

  Subordinated loans (1)                                  $  9        $   31
     Nonaccrual loans                                        -            22
  Nonmarketable equity investments
     (included in other assets):                           247           236
     Largest single investment                              25             9
     Write-downs                                             7             2
     Gains on sales and distributions                       23            10

- ----------------------------------------------------------------------------


(1) There were no HLT loans on restructured status, no loans 90 days or more past due and still accruing and no foreclosed assets resulting from HLT loans at December 31, 1993 and 1992. There were no net charge-offs on subordinated loans in 1993 and 1992.
(2) Includes California asset-based, secured lending of $55 million and $129 million at December 31,1993 and 1992, respectively. California asset-based, secured lending consists of middle-market companies whose loans are collat-eralized by receivables, inventories, plant and equipment in conformity with the Company's borrowing requirements.


                        Nonaccrual and Restructured Loans
                                and Other Assets
- --------------------------------------------------------------------------------
                        ---------------------------------

Table 14 presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. (Notes 1 and 5 to the Financial Statements describe the Company's accounting policies relating to nonaccrual and restructured loans and foreclosed assets, respectively.)
  Table 15 summarizes the approximate changes during 1993 and 1992 in nonaccrual loans by loan category. Table 16 summarizes the quarterly trend, for the last eight quarters, of the approximate changes in nonaccrual loans. The general decline of nonaccrual loans over the last five quarters, with nonaccruals peaking in September 1992, largely resulted from loan payments and loans returned to accrual, together with a reduction in new loans placed on nonaccrual. This trend is expected to continue in 1994. The placement of commercial and real estate loans on nonaccrual, as well as transfers to foreclosed assets, are likely to continue to occur, although at a declining rate, until, and for a period after, the current economic environment improves and the substantial oversupply of properties is reduced with resulting increases in occupancy and rental rates. It may take years to absorb the surplus office capacity in certain geographic markets (particularly in Southern California) where the Company has commercial real estate outstandings.


                                                                 TABLE 14
                                            NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
(in millions)

                                                                                                                       December 31,
                                                                ------------------------------------------------------------------
                                                                  1993           1992           1991           1990           1989
Nonaccrual loans:
  Commercial (1)(2)                                             $  252         $  560         $  871         $  603         $  390
  Real estate 1-4 family first mortgage                             99             96             73             24             13
  Other real estate mortgage (3)(4)                                578          1,207            778            284            171
  Real estate construction (3)                                     235            235            226             82            171
  Consumer:
     Real estate 1-4 family junior lien mortgage                    27             29             23             14             11
     Other revolving credit and monthly payment                      3              7              6              -              3
  Lease financing                                                    -              -              -              -              1
                                                                ------         ------         ------         ------         ------
     Total nonaccrual loans                                      1,194          2,134          1,977          1,007            760
Restructured loans                                                   6              8              4              6              4
                                                                ------         ------         ------         ------         ------
Nonaccrual and restructured loans                                1,200          2,142          1,981          1,013            764
As a percentage of total loans                                     3.6%           5.8%           4.5%           2.1%           1.8%
Foreclosed assets (5)(6)                                           348            510            404            416            390
Real estate investments (7)                                         15             40             20              -              -
                                                                ------         ------         ------         ------         ------
Total nonaccrual and restructured loans and other assets        $1,563         $2,692         $2,405         $1,429         $1,154
                                                                ======         ======         ======         ======         ======


- ----------------------------------------------------------------------------------------------------------------------------------

(1)  Includes loans to real estate developers of $91 million, $86 million, $199 million, $12 million and $16 million at December
     31,1993, 1992, 1991, 1990 and 1989, respectively.
(2)  Includes agricultural loans of $9 million, $18 million, $13 million, $18 million and $56 million at December
     31,1993, 1992, 1991, 1990 and 1989, respectively.
(3)  During the fourth quarter of 1990, loans were reclassified from the real estate construction loan category to the other real estate mortgage loan category so that the real estate construction loan category consists solely of properties where construction is not complete. Prior period balances have not been reclassified as complete information is not available.
     However, if 1989 balances were reclassified, the Company estimates that other real estate mortgage nonaccruals would have been approximately $255 million at December 31, 1989 and that real estate construction nonaccruals would have been approximately $85 million.
(4)  Includes agricultural loans secured by real estate of $24 million, $28 million, $13 million, $21 million and $27 million at
     December 31, 1993, 1992, 1991, 1990 and 1989, respectively.
(5)  Includes agricultural properties of $26 million, $55 million, $66 million, $67 million and $86 million at December 31, 1993,
     1992, 1991, 1990 and 1989, respectively.
(6)  Excludes in-substance foreclosures (ISFs) of $99 million reclassified to nonaccrual loans at June 30, 1993 due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than
     $99 million.
(7)  Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were loans. Real estate investments totaled $34 million, $93 million and
     $124 million at December 31, 1993, 1992 and 1991, respectively.


[Graph]


                                         TABLE 15
                        CHANGES IN NONACCRUAL LOANS BY LOAN CATEGORY
=================================================================================================================================

  (in millions)                             Commercial       Real estate     Other real     Real estate       Consumer      Total
                                                              1-4 family         estate    construction
                                                          first mortgage       mortgage
YEAR ENDED DECEMBER 31, 1993
BALANCE, BEGINNING OF YEAR                     $ 560            $   96        $ 1,207         $  235         $   36        $ 2,134
New loans placed on nonaccrual (1)               278                47            326            156             14            821
Charge-offs                                      (97)               (1)          (167)           (54)            (6)          (325)
Payments:
   Principal                                    (293)              (20)          (269)           (77)           (14)          (673)
   Interest applied to principal                 (42)               (1)           (67)           (14)             -           (124)
Transfers to foreclosed assets                    (2)              (20)          (166)           (53)             -           (241)
Transfers from foreclosed assets (2)               7                 -             48             44              -             99
Loans returned to accrual (3)                    (66)               (2)          (383)            (6)            (1)          (458)
Loans sold                                       (22)                -            (11)             -              -            (33)
Other additions (deductions) (4)                 (71)                -             60              4              1             (6)
                                               -----            ------        -------         ------         ------        -------
BALANCE, END OF YEAR                           $ 252            $   99        $   578         $  235         $   30        $ 1,194
                                               =====            ======        =======         ======         ======        =======
YEAR ENDED DECEMBER 31, 1992
Balance, beginning of year                     $ 871            $   73        $   778         $  226         $   29        $ 1,977
New loons placed on nonaccrual (5)               534                70          1,280            251             31          2,166
Charge-offs                                     (213)               (6)          (218)           (49)            (7)          (493)
Payments:
   Principal                                    (249)              (14)          (174)           (73)           (15)          (525)
   Interest applied to principal                 (54)                -            (57)           (11)             -           (122)
Transfers to foreclosed assets                   (23)               (7)          (371)           (79)            (2)          (482)
Loans returned to accrual (6)                   (309)               (7)           (55)            (4)             -           (375)
Other additions (deductions) (7)                   3               (13)            24            (26)             -            (12)
                                               -----             -----        -------         ------         ------        -------
Balance, end of year                           $ 560            $   96        $ 1,207         $  235         $   36        $ 2,134
                                               =====            ======        =======         ======         ======        =======
- ----------------------------------------------------------------------------------------------------------------------------------

(1)  Additions to commercial loans include $68 million for loans to financial companies and $50 million for HLT loans. Additions to other real estate mortgage loans include $113 million for commercial buildings and $62 million for commercial land.
     Additions to real estate construction loans include $127 million for single family land.
(2)  Reclassification due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.
(3)  Other real estate mortgage loans returned to accrual were the result of loans restructured at market interest rates and the improvement of the credit quality of loans.
(4)  Includes transfers of restructured loans from commercial to other real estate mortgage loans of approximately $52 million.
(5)  Additions to commercial loans include approximately $123 million for HLT loans, $54 million for California hotel operating companies, $64 million for manufacturing companies and $47 million for real estate developers, predominantly in California.
     Additions to other real estate mortgage loans include approximately $363 million for commercial buildings and $273 million for shopping centers.
(6)  Most commercial loans returned to accrual were a result of the Company's ongoing effort to collateralize unsecured loans to real estate developers and in borrowers' improved credit quality.
(7)  Includes transfers of completed properties from real estate construction to other real estate mortgage loans of approximately
     $43 million.



                                                                 TABLE 16
                                              QUARTERLY TREND OF CHANGES IN NONACCRUAL LOANS

==============================================================================================================================
(in millions)                                                                                                    Quarter ended
- ------------------------------------------------------------------------------------------------------------------------------
                                    December 31, September 30, June 30, March 31, December 31, September 30, June 30, March 31,
                                           1993          1993     1993      1993         1992          1992     1992      1992
BALANCE, BEGINNING OF QUARTER            $1,696        $1,898   $1,966    $2,134       $2,399        $2,326   $2,051    $1,977
New loans placed on nonaccrual              113           195      264       249          328           649      756       433
Charge-offs                                 (55)          (90)     (71)     (109)        (127)         (171)    (115)      (80)
Payments                                   (309)         (188)    (144)     (156)        (225)         (166)    (124)     (132)
Transfers to foreclosed assets              (64)          (32)    (104)      (41)        (114)          (89)    (189)      (90)
Transfers from foreclosed assets (1)          -             -       99         -            -             -        -         -
Loans returned to accrual                  (188)          (81)    (107)      (82)        (120)         (146)     (50)      (59)
Loans sold                                    -            (2)      (5)      (26)           -             -        -         -
Other additions (deductions)                  1            (4)       -        (3)          (7)           (4)      (3)        2
                                         ------        ------   ------    ------       ------        ------   ------    ------
BALANCE, END OF QUARTER                  $1,194        $1,696   $1,898    $1,966       $2,134        $2,399   $2,326    $2,051
                                         ======        ======   ======    ======       ======        ======   ======    ======
- ------------------------------------------------------------------------------------------------------------------------------

(1)  Reclassification due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.


================================================================================




    Foreclosed assets at December 31, 1993 decreased to $348 million from $510 million at December 31, 1992 primarily due to a $196 million decrease in additions and a transfer of $99 million from foreclosed assets to nonaccrual loans due to a clarification of criteria used in determining when a loan is in-substance foreclosed. The majority of foreclosed asset sales of $328 million consisted of 1-4 family properties and office buildings. Approximately 71 % of foreclosed assets at December 31, 1993 have been in the portfolio less than one year, with land and agricultural properties representing most of the amount greater than one year old. Table 17 summarizes the approximate changes during 1993 and 1992 in foreclosed assets. Table 18 summarizes the quarterly trend in foreclosed assets for the past eight quarters. Table 19 summarizes foreclosed assets at December 31, 1993 by state and type and Table 20 summarizes California foreclosed assets at December 31, 1993 by region and type.



                                                              TABLE 17
                                                    CHANGES IN FORECLOSED ASSETS
====================================================================================================================================
(in millions)                  Beginning  Additions    Sales   Charge-offs (1)  Write-downs    Transfers to       Other     Ending
                               balance                                                           nonaccrual                balance
                                                                                                   loans (2)

YEAR ENDED DECEMBER 31, 1993
Land (excluding 1-4 family)         $122       $105    $ (18)            $(12)         $(13)           $(34)       $(31)      $119
1-4 family                           111        128     (109)             (16)          (18)            (41)         14         69
Office buildings                     119         51      (96)              (6)          (10)             (5)         (2)        51
Industrial buildings                  44         24      (26)              (2)           (7)              -          (6)        27
Shopping centers                      12         56      (27)              (2)           (2)             (7)         (3)        27
Agricultural                          54          7      (21)              (1)           (5)             (5)         (3)        26
Apartments                            23         20      (22)              (4)           (4)              -           2         15
Hotels/motels                         10          9       (7)              (6)            -               -           -          6
Other                                 15          5       (2)               -            (2)             (7)         (1)         8
                                    ----       ----    -----             ----          ----            ----        ----       ----
   Total                            $510       $405    $(328)            $(49)         $(61)           $(99)       $(30)      $348
                                    ====       ====    =====             ====          ====            ====        ====       ====

YEAR ENDED DECEMBER 31, 1992
Land (excluding 1-4 family)         $ 98       $ 72   $  (18)          $   (8)         $(22)          $   -         $ -       $122
1-4 family                            48        157      (56)             (24)           (9)              -          (5)       111
Office buildings                     118        134      (84)             (35)          (19)              -           5        119
Industrial buildings                  32         59      (22)             (20)           (5)              -           -         44
Shopping centers                      12         45      (16)             (26)           (3)              -           -         12
Agricultural                          65         24      (25)               -           (10)              -           -         54
Apartments                             3         83      (51)              (9)           (3)              -           -         23
Hotels/motels                         26         16      (21)              (1)           (5)              -          (5)        10
Other                                  2         11       (1)              (3)            -               -           6         15
                                    ----       ----    -----            -----          ----           -----         ---       -----
   Total                            $404       $601    $(294)           $(126)         $(76)          $   -         $ 1       $510
                                    ====       ====    =====            =====          ====           =====         ===       ====
- -----------------------------------------------------------------------------------------------------------------------------------

(1)  Commencing October 1992, charge-offs to the allowance for loan losses may only occur up to 90 days (previously, 120 days)
     after foreclosed assets have been transferred from loans.
(2)  Reclassification due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.


================================================================================


                                                 TABLE 18
                            QUARTERLY TREND OF CHANGES IN FORECLOSED ASSETS
=================================================================================================================================

(in millions)                                                                                                      Quarter ended
                             ---------------------------------------------------------------------------------------------------
                             December 31,  September 30,   June 30,  March 31,   December 31, September 30,  June 30,  March 31,
                                    1993           1993       1993       1993           1992          1992      1992       1992

BALANCE, BEGINNING OF QUARTER       $357           $391      $ 510       $510           $535          $555      $434       $404
Additions                            100             65        150         90            145           117       206        133
Sales                                (89)           (76)      (117)       (46)          (125)          (58)      (46)       (65)
Charge-offs                          (10)            (8)       (23)        (8)           (20)          (52)      (28)       (26)
Write-downs                           (7)           (10)       (18)       (26)           (22)          (25)      (15)       (14)
Transfers to nonaccrual loans (1)      -              -        (99)         -              -             -         -          -
Other additions (deductions)          (3)            (5)       (12)       (10)            (3)           (2)        4          2
                                    ----           ----      -----       ----           ----          ----      ----       ----
BALANCE, END OF QUARTER             $348           $357      $ 391       $510           $510          $535      $555       $434
                                    ====           ====      =====       ====           ====          ====      ====       ====
- ---------------------------------------------------------------------------------------------------------------------------------


(1)  Reclassification due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.


                                               TABLE 19
                                 FORECLOSED ASSETS BY STATE AND TYPE


=======================================================================================================================

(in millions)                                                                                        December 31, 1993
                              ----------------------------------------------------------------------------------------
                              California  Washington,      Arizona        Texas        Other        Total   % of total
                                                 D.C.                                 states (1)    by type foreclosed
                                                                                                                assets

Land (excluding 1-4 family)         $ 66          $12          $15         $  6          $20         $119           34%
1-4 Family                            61            -            3            1            4           69           19
Office buildings                      50            -            -            -            1           51           15
Industrial buildings                  27            -            -            -            -           27            8
Shopping centers                      11            8            -            8            -           27            8
Agricultural                          26            -            -            -            -           26            8
Apartments                            13            -            -            2            -           15            4
Hotels/motels                          3            -            -            -            3            6            2
Other                                  6            -            -            -            2            8            2
                                    ----          ---          ---          ---          ---         ----         ----
  Total by state                    $263          $20          $18          $17          $30         $348         100%
                                    ====          ===          ===          ===          ===         ====         ====
  % of total foreclosed assets        76%           6%           5%           5%           8%         100%
                                    ====          ===          ===          ===          ===         ====

- ----------------------------------------------------------------------------------------------------------------------


(1) Consists of 13 states; foreclosed assets in each of these states was less than $11 million at December 31, 1993.



                                                              TABLE 20
                                           CALIFORNIA FORECLOSED ASSETS BY REGION AND TYPE

- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                     December 31, 1993
                                             ----------------------------------------------------------------------
                                               Southern       Northern        Central          Total     % of total
                                             California     California     California     California     California
                                                                                             by type     foreclosed
                                                                                                             assets

Land (excluding 1-4 family)                        $ 53            $ 7            $ 6          $  66             26%
1-4 family                                           46              8              7             61             23
Office buildings                                     34             10              6             50             19
Industrial buildings                                 17              9              1             27             10
Shopping centers                                      7              4              -             11              4
Agricultural                                          1              5             20             26             10
Apartments                                           13              -              -             13              5
Hotels/motels                                         3              -              -              3              1
Other                                                 3              3              -              6              2
                                                   ----            ---            ---           ----            ---
  Total by region                                  $177            $46            $40           $263            100%
                                                   ====            ===            ===           ====            ===
  % of total California foreclosed assets            66%            18%            16%           100%
                                                   ====            ===            ===           ====
- ---------------------------------------------------------------------------------------------------------------------


================================================================================


NONACCRUAL LOANS BY PERFORMANCE CATEGORY

Table 21 presents the amount of nonaccrual loans that were contractually past due and those that were contractually current at December 31, 1993 and 1992. Both book and contractual balances are presented in the table, the difference reflecting charge-offs and interest applied to principal.
  At December 31, 1993, an estimated $704 million, or 59%, of nonaccrual loans were less than 90 days past due, including an estimated $595 million, or 50%, that were current (less than 30 days past due) as to payment of principal and interest. This compares with an estimated $1,294 million, or 61%, of nonaccrual loans that were less than 90 days past due at December 31, 1992, including an estimated $1,170 million, or 55%, that were current.

  The ratio of book to contractual principal balance was 66% at December 31, 1993, compared with 79% at December 31, 1992.

  For all loans on nonaccrual during 1993 and 1992 (including loans no longer on nonaccrual at December 31, 1993 and 1992), cash interest payments of $137 million and $143 million were received while the loans were on nonaccrual status in 1993 and 1992, respectively. Of the $137 million received in 1993, $19 million was recognized as interest income and $118 million was applied to principal. Of the $143 million received in 1992, $23 million was recognized as interest income and $120 million was applied to principal. The average nonaccrual book principal loan balances (net of charge-offs and interest applied to principal) were $1,800 million and $2,232 million during 1993 and 1992, respectively.


                                    TABLE 21
             NONACCRUAL LOANS BY PERFORMANCE CATEGORY (ESTIMATED)(1)


- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                                          December 31,
                             ------------------------------------------------------------------------------------------------------
                                                                            1993                                               1992
                             ---------------------------------------------------  -------------------------------------------------
                                 BOOK    CUMULATIVE     CUMULATIVE CONTRACTUAL         Book   Cumulative     Cumulative Contractual
                            PRINCIPAL   CHARGE-OFFS  CASH INTEREST   PRINCIPAL    principal  charge-offs  cash interest   principal
                              BALANCE           (7)     APPLIED TO     BALANCE      balance          (7)     applied to     balance
                                                         PRINCIPAL                                            principal
                                                               (7)                                                  (7)
Contractually past due (2):
 Payments not made (3):
   90 days or more past due    $ 161       $  22         $  -           $ 183      $ 283       $ 15          $ -          $ 298
   Less than 90 days past due     23           -            -              23         29          2            -             31
                                -----       -----         ----          -----      -----       ----         ----           ----
                                 184          22            -             206        312         17            -            329
                                -----       -----         ----          -----      -----       ----         ----           ----
 Payments made (4):
   90 days or more past due      329         171           41             541        557        148           53            758
   Less than 90 days past due     86          29           16             131         95         69            8            172
                                -----       -----         ----          -----      -----       ----         ----           ----
                                 415         200           57             672        652        217           61            930
                                -----      -----          ----          -----      -----       ----         ----           ----
     Total past due              599         222           57             878        964        234           61          1,259
Contractually current (5)        595         214          120             929      1,170        150          129          1,449
                                -----      -----          ----          -----      -----       ----         ----          -----
Total nonaccrual loans (6)    $1,194        $436         $177          $1,807     $2,134       $384         $190         $2,708
                              ======        ====         ====          ======     ======       ====         ====         ======
- ----------------------------------------------------------------------------------------------------------------------------------



(1)  There can be no assurance that individual borrowers will continue to perform at the level indicated or that the performance characteristics will not change significantly.
(2)  Contractually past due is defined as a borrower whose loan principal or interest payment is 30 days or more past due.
(3)  Borrower has made no payment since being placed on nonaccrual.
(4)  Borrower has made some payments since being placed on nonaccrual. Approximately $314 million and $453 million of these loans had some payments made on them during the fourth quarter of 1993 and 1992, respectively.
(5)  Contractually current is defined as a loan for which principal and interest are being paid in accordance with the terms of the loan. Approximately $113 million and $328 million of loans, both current and past due, were placed on nonaccrual in the fourth quarter of 1993 and 1992, respectively, of which approximately $15 million and $120 million were contractually current at December 31, 1993 and 1992, respectively. All of the contractually current loans were placed on nonaccrual due to uncertainty of receiving full timely collection of interest or principal.
(6)  Interest payments received in the fourth quarter of 1993 on year-end 1993 nonaccruals totaled $23 million, of which
     $1 million was recognized as interest income and $22 million was applied to principal. Interest payments received in the fourth quarter of 1992 on year-end 1992 nonaccruals totaled $35 million, all of which was applied to principal. Such interest payments include only those received subsequent to a borrower being placed on nonaccrual.
     Therefore, these amounts do not include interest received before these loans were placed on nonaccrual. There were no interest payments received that were recorded as recoveries on partially charged-off loans because payments on such loans were applied as a reduction of loan principal or recognized as interest income.
(7)  Cumulative amounts recorded since inception of the loan.


================================================================================

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

Table 22 shows loans contractually past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories. All loans in this category are both well-secured and in the process of collection or are consumer loans or real estate 1-4 family first mortgage loans that are exempt under regulatory rules from being classified as nonaccrual.


                                    TABLE 22
                         LOANS 90 DAYS OR MORE PAST DUE
                               AND STILL ACCRUING



================================================================================
(in millions)                                                       December 31,
                               -------------------------------------------------
                               1993       1992       1991       1990       1989

Commercial                      $ 4        $ 4       $ 26        $21       $ 46
Real estate
  1-4 family first
  mortgage (1)                   19         29         38         19          -
Other real estate
  mortgage (1)(2)                14         22         28         46         29
Real estate
  construction (2)                8         11          3         10          2
Consumer:
  Real estate
    1-4 family junior
    lien mortgage                 6          9         13         12         16
  Credit card                    43         55         50         42         25
  Other revolving
    credit and
    monthly
    payment                       1          2          3          8          7
                                ---       ----       ----       ----       ----
    Total consumer               50         66         66         62         48
Lease financing                   -          1          1          1          2
                                ---       ----       ----       ----       ----
  Total                         $95       $133       $162       $159       $127
                                ===       ====       ====       ====       ====
- --------------------------------------------------------------------------------


(1) In years prior to 1990, real estate 1-4 family first mortgage loans were included in the other real estate mortgage loan category. Balances for 1989 have not been reclassified as complete information is not available.
(2) During the fourth quarter of 1990, loans were reclassified from the real estate construction loan category to the other real estate mortgage loan category so that the real estate construction loan category consists solely of properties where construction is not complete. Prior period balances have not been reclassified as complete information is not available.



                            Allowance for Loan Losses
- --------------------------------------------------------------------------------
                            -------------------------

An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 4 to the Financial Statements. At December 31, 1993, the allowance for loan losses was $2,122 million, or 6.41% of total loans, compared with $2,067 million, or 5.60%, at December 31, 1992. The provision for loan losses declined to $550 million from $1,215 million in 1992, due to the continued improvement of the Company's loan portfolio. Net charge-offs in 1993 were $495 million, or 1.44% of average total loans, compared with $798 million, or 1.97%, in 1992. Loan loss recoveries were $169 million in 1993, an increase of $52 million, or 44%, over 1992. Table 23 summarizes net charge-offs by loan category.



                                    TABLE 23

                        NET CHARGE-OFFS BY LOAN CATEGORY



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                           Year ended December 31,
                                ----------------------------------------------
                                                  1993                    1992
                                ----------------------   ---------------------
                                AMOUNT            % OF   Amount           % of
                                               AVERAGE                 average
                                                 LOANS                   loans
Commercial                       $ 39            .54%     $179           1.83 %
Real estate 1-4 family
  first mortgage                   23            .34        15            .19
Other real estate mortgage        150           1.58       281           2.64
Real estate construction           64           4.85        90           4.91
Consumer:
  Real estate 1-4 family
    junior lien mortgage           25            .62        27            .57
  Credit card                     156           6.06       168           6.06
  Other revolving credit
    and monthly payment            29           1.60        29           1.42
                                  ---                     ----
    Total consumer                210           2.52       224           2.37
Lease financing                     9            .82        10            .89
Foreign recoveries                  -              -        (1)         (1.18)
                                  ---                     ----
  Total net loan
    charge-offs                  $495           1.44%     $798           1.97 %
                                  ===           ====      ====           ====
- ------------------------------------------------------------------------------



  The majority of net charge-offs in 1993 was in credit card loans and other real estate mortgage loans. The high level of credit card charge-offs was mostly due to bankruptcies and the current economic environment (particularly in Southern California). The other real estate mortgage loan net charge-offs largely reflected appraisals received during the year that were below the book value of these real estate-secured loans. The majority of other real estate mortgage loan net charge-offs was related to land and office buildings. Despite the high level in relation to other

================================================================================

loan categories, other real estate mortgage loan net charge-offs were $131 million, or 47%, lower than 1992, partially as a result of an increase in recoveries from $9 million in 1992 to $47 million in 1993.
  The large decrease in commercial loan net charge-offs was primarily due to a $128 million, or 54%, decline in gross charge-offs resulting from loans in the manufacturing industry.
  Although net charge-offs in 1993 were higher than historical norms, they were 38% lower than 1992 and are expected to continue to decline.
  Any loan that is past due as to principal or interest and that is not both well-secured and in the process of collection is generally charged off (to the extent that it exceeds the fair value of any related collateral) after a predetermined period of time that is based on loan category. Additionally, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.
  The Company has an established process to determine the adequacy of the allowance for loan losses that assesses the risk and losses inherent in its portfolio. This process provides an allowance consisting of two components, allocated and unallocated. The allocated component reflects inherent losses resulting from the analysis of individual loans and is developed through specific credit allocations for individual loans and historical loss experience for each loan category and degree of criticism within each category. The total of these allocations is then supplemented by the unallocated component of the allowance, which includes adjustments to the historical loss experience for the various loan categories to reflect any current conditions that could affect losses inherent in the portfolio. The unallocated component includes management's judgmental determination of the amounts necessary for concentrations, economic uncertainties and other subjective factors.
  The Company's determination of the level of the allowance and, correspondingly, the provision for loan losses rests upon various judgments and assumptions, including general (particularly California's) economic conditions, loan portfolio composition, prior loan loss experience and the Company's ongoing examination process and that of its regulators. The Company has an internal risk analysis and review staff that reports to the Board of Directors and con-tinuously reviews loan quality. Such reviews also assist management in establishing the level of the allowance. Similar to a number of other large national banks, the Bank has been for several years and continues to be examined by its primary regulator, the Office of the Comptroller of the Currency (OCC), and has OCC examiners in residence. These examinations occur throughout the year and target various activities of the Bank, including specific segments of the loan portfolio (for example, commercial real estate and shared national credits). In addition to the Bank being examined by the OCC, the Parent and its nonbank subsidiaries are examined by the Federal Reserve.
  The Company considers the allowance for loan losses of $2,122 million adequate to cover losses inherent in loans, loan commitments and standby letters of credit at December 31, 1993. However, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic condi-tions and the Company's ongoing examination process and that of its regulators, will not require significant increases in the allowance for loan losses.
  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan. This Statement addresses the accounting treatment of certain impaired loans and amends FASB Statements No. 5 and 15; however, it does not address the overall adequacy of the allowance for loan losses. The Statement is effective January 1, 1995, and can only be applied prospectively.
  A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.
  Once a loan is determined to be impaired, FAS 114 requires that the impairment be measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the impairment may be measured by using the loan's observable market price or the fair value of the collateral if the loan is collateral dependent (i.e., repayment is expected to be provided solely by the underlying collateral). The choice of a measurement method may be made on a loan-by-loan basis.
  If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs, and unamortized premium or discount), an impairment is to be recognized by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses. (Alternatively, the loan may be written down by the amount of the impairment.)

================================================================================

  The change in estimated present value of the expected future cash flows is to be reported in future periods either entirely as an adjustment to the provision for loan losses or by separately increasing interest income for the amount of the present value change attributable to the passage of time. For impaired loans which are measured by using an observable market price or the fair value of collateral, the change, if any, in market price or fair value is to be reported in future periods as an adjustment of the valuation allowance and, correspondingly, the provision for loan losses.
  The FASB is currently proposing to eliminate the above requirement related to the accounting for the change in estimated present value. Instead, it will propose expanded disclosures, which have yet to be determined.
  The Company does not currently intend to implement the Statement before its effective date. A preliminary assessment of the complex analysis required to determine the impact on the Company's allowance for loan losses has been completed. Based on the information available at December 31, 1993 and the Company's current interpretations of FAS 114, the allowance will not increase as a result of adopting this Statement.


                                  Other Assets
- --------------------------------------------------------------------------------
                                  ------------

The components of other assets are shown in Note 5 to the Financial Statements. Other assets were $2.4 billion at December 31, 1993, a 10% decrease from $2.7 billion at December 31, 1992. The $269 million decrease was primarily due to a decline in the foreclosed assets balance, which was $348 million at December 31, 1993, compared with $510 million at December 31, 1992. The decrease in other assets also included a $59 million decrease in real estate investments (contingent interest loans accounted for as investments), which totaled $34 million at December 31, 1993, compared with $93 million at December 31, 1992.
At December 31, 1993 and 1992, certain identifiable intangible assets of $373 million and $401 million, respectively, were included in other assets and are generally amortized using an accelerated method.
  As required by FAS 109 (see Income Taxes section), the adjustment on January 1, 1993 of the remaining balances for acquired assets and liabilities from their net-of-tax amounts to their pretax amounts caused the net deferred tax asset balance of $804 million to decrease by $79 million and the certain identifiable intangible asset balance of $401 million to increase by $67 million. The remaining $12 million net increase caused immaterial adjustments to several other asset and liability categories.


                                    Deposits
- --------------------------------------------------------------------------------
                                    --------

Comparative detail of average deposit balances is presented in Table 3. Average core deposits decreased 3% and average total deposits decreased 4% in 1993 compared with 1992. Average core deposits funded 79% and 80% of the Company's average total assets in 1993 and 1992, respectively.
  Year-end deposit balances are presented in Table 24. Core deposits and total deposits decreased 1% at December 31, 1993 compared with 1992. Substantially all of these decreases resulted from a $1.9 billion decrease in savings certificates, primarily offset by growth in market rate savings of $1.2 billion. This shift reflects efforts by customers to increase liquidity while seeking alternatives with higher yields.



                                    TABLE 24

                                    DEPOSITS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                                December 31,
                                                -----------------------
                                                    1993            1992
Noninterest-bearing                              $ 9,719         $ 9,190
Interest-bearing checking                          4,789           4,845
Savings                                            2,544           2,948
Market rate savings                               17,084          15,874
Savings certificates                               7,155           9,022
                                                  ------         -------
  Core deposits                                    41,291         41,879
Other                                                 353            365
                                                  -------         ------
    Total deposits                                $41,644        $42,244
                                                  =======        =======
- ------------------------------------------------------------------------

[Graph]

================================================================================

                         Certain Fair Value Information
- --------------------------------------------------------------------------------
                         ------------------------------

Effective December 31, 1992, the Company adopted Statement of Financial Accounting Standards No. 107 (FAS 107), Disclosures About Fair Value of Financial Instruments. FAS 107 requires that the Company disclose estimated fair values for certain financial instruments. Quoted market prices, when available, are used to reflect fair values. If market quotes are not available, which is the case for most of the Company's financial instruments, management has provided its best estimate of the calculation of the fair values using discounted cash flows. Fair value amounts differ from book balances because fair values attempt to capture the effect of current market conditions (for example, interest rates) on the Company's financial instruments.
  There was an increase in the excess (premium) of the estimated fair value over the carrying value of the Company's financial instruments at December 31, 1993 compared with December 31, 1992. The increase was substantially due to improved credit quality and a lower interest rate environment than the previous year. The Company's FAS 107 disclosures are presented in Note 14 to the Financial Statements.


                             Capital Adequacy/Ratios
- --------------------------------------------------------------------------------
                             -----------------------

The Company uses a variety of measures to evaluate capital adequacy. Management reviews the various capital measures monthly and takes appropriate action to ensure that they are within established internal and external guidelines. Management believes that the Company's current capital position, which exceeds current minimum guidelines established by industry regulators, is adequate to support its various businesses.
  Federal banking agencies have proposed regulations that would revise the existing risk-based capital standards in order to account for interest rate risk. The proposal would require banks to measure and monitor their interest rate risk and maintain adequate capital for that risk. The Company believes that this modification, if adopted, would not have an impact on its capital position since it does not have excessive interest rate risk.

                            RISK-BASED CAPITAL RATIOS

The Federal Reserve Board (FRB) and the OCC issue risk-based capital (RBC) guidelines for bank holding companies and national banks, respectively. The FRB is the primary regulator for the Parent and the OCC is the primary regulator for the Bank. RBC guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures.
  There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity and qualifying preferred stock, less goodwill and certain other deductions (including the unrealized net gains, after applicable taxes, on available-for-sale investment securities carried at fair value, as currently required by the federal regulatory agencies); Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt and the allowance for loan losses, subject to limitation by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). The Company's Tier 1 and Tier 2 capital components are shown in Table 25.
  Under the guidelines, one of four risk weights is applied to the different balance sheet assets, primarily based on the relative credit risk of the counterparty (for example, qualifying 1-4 family first mortgage loans are risk-weighted at 50%). Off-balance sheet items, such as loan commitments and interest rate derivatives, are also applied a risk weight after calculating balance sheet equivalent amounts. One of four credit conversion factors are assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. (For example, certain loan commitments are converted at 50% and then risk-weighted at 100%.) Interest rate derivatives are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The credit conversion factors and risk weights are 0%, 20%, 50% and 100%. (Refer to Note 13 to the Financial Statements for further discussion of off-balance sheet items.)
  The Company's total RBC ratio at December 31, 1993 was 15.12% and its Tier 1 RBC ratio was 10.48%, exceeding the minimum guidelines of 8.00% and 4.00%, respectively. The ratios at December 31, 1992 were 13.15% and 8.22%, respectively.

================================================================================

  The increase in the Company's Tier 1 RBC ratio at December 31, 1993 compared with 1992 was primarily due to an increase in Tier 1 capital. Contributing to the increase in Tier 1 capital during 1993 was the accumulation of $437 million in retained earnings. Tier 1 capital also increased due to the issuance of $53 million of common stock, of which $20 million was issued under the dividend reinvestment plan (DRIP) and $33 million was issued under employee benefit plans. The Company's Tier 1 and total RBC ratios also benefitted due to a shift from higher risk-weighted assets (mostly loans) to lower risk-weighted assets (primarily investment securities).
  As currently required by the federal regulatory agencies, the risk-based capital and leverage ratios do not include unrealized net gains ($21 million, net of tax) on available-for-sale investment securities carried at fair value resulting from the adoption of FAS 115. The Tier 1, total capital and leverage ratios at December 31, 1993 would have been higher by 5, 5 and 4 basis points, respectively, had the unrealized net gains been included.
  In December 1993, $437 million of subordinated debt was called for redemption in February 1994. This debt was excluded from Tier 2 capital at year end, resulting in a negative impact of 31 basis points on the December 31, 1993 total capital ratio. In February 1994, the Company called $150 million in preferred stock, Series A. This call would have reduced the Company's Tier 1, total capital and leverage ratios by 41, 41, and 29 basis points, respectively, had the call been made by December 31, 1993.
  The Company's risk-weighted assets are calculated as shown in Table 25. Risk-weighted balance sheet assets were $16.4 billion and $13.4 billion less than total assets on the consolidated balance sheet of $52.5 billion at December 31, 1993 and 1992, respectively, as a result of weighting certain types of assets at less than 100%; such assets, for both December 31, 1993 and 1992, substantially consisted of claims on or guarantees by the U.S. government or its agencies (risk-weighted at 0% to 20%), 1-4 family first mortgage loans (50%), private collateralized mortgage obligations backed by 1-4 family first mortgage loans (50%) and cash and due from banks (O% to 20%). The $3.0 billion decrease in risk-weighted balance sheet assets in 1993 compared with 1992 was primarily due to a decrease in loans (primarily commercial and other real estate mortgage loans) and a corresponding increase in investment securities, which are lower risk-weighted assets.

                        [GRAPH]

                                    TABLE 25

                            RISK-BASED CAPITAL RATIOS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


(in billions)                                                  December 31,
                                                      ---------------------
                                                        1993          1992
Tier 1:
  Common stockholders' equity                          $ 3.7         $ 3.2
  Preferred stock                                         .6            .6
  Less goodwill and other deductions (1)                 (.5)          (.5)
                                                       -----         -----
    Total Tier 1 capital                                 3.8           3.3
                                                       -----         -----
Tier 2:
  Mandatory convertible debt (2)                          .1            .1
  Subordinated debt and unsecured senior debt (3)        1.1           1.4
  Allowance for loan losses allowable in Tier 2           .4            .5
                                                       -----         -----
    Total Tier 2 capital                                 1.6           2.0
                                                       -----         -----
      Total risk-based capital                         $ 5.4         $ 5.3
                                                       =====         =====
Risk-weighted balance sheet assets                     $36.1         $39.1
Risk-weighted off-balance sheet items:
  Commitments to make or purchase loans                  1.3           1.8
  Standby letters of credit                               .6            .8
  Other                                                   .2            .3
                                                       -----         -----
    Total risk-weighted off-balance sheet items          2.1           2.9
                                                       -----         -----
Goodwill and other deductions (1)                        (.5)          (.5)
Allowance for loan losses not included in Tier 2        (1.7)         (1.5)
                                                       -----         -----
      Total risk-weighted assets                       $36.0         $40.0
                                                       =====         =====
Risk-based capital ratios:
  Tier 1 capital (4.00% minimum requirement)           10.48%         8.22%
  Total capital (8.00% minimum requirement)            15.12%        13.15%
- ----------------------------------------------------------------------------


(1) Other deductions includes the unrealized net gain ($21 million, net of tax) on available-for-sale investment securities carried at fair value resulting from the adoption of FAS 115, as currently required by federal regulatory agencies.
(2)  Net of note fund and designated stockholders' equity.
(3) Discounted based on remaining maturity. In December 1993, $437 million of subordinated debt was called for redemption in February 1994. This debt was excluded from Tier 2 capital at year-end, resulting in a negative impact of 31 basis points on the December 31, 1993 total capital ratio.



                                 LEVERAGE RATIO

To supplement the RBC guidelines, the FRB established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% to 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given banking organization. The Company's leverage ratios were 7.39% and 6.36% at December 31, 1993 and 1992, respectively. The increase in the leverage ratio at December 31, 1993 compared with December 31, 1992 was mostly due to an increase in Tier 1 capital.


FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA)

In addition to adopting a risk-based assessment system, FDICIA required that the federal regulatory agencies adopt regulations defining five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly under-capitalized and critically undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 RBC ratio of at least 6%, a combined Tier 1 and Tier 2 RBC ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 RBC ratio of at least 4%, a combined Tier 1 and Tier 2 RBC ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under the regulations, the regulators can reduce the capital status of an institution to the next lower tier if the institution is determined to be in an unsafe or unsound condition or if it receives, and has not corrected, a less than satisfactory examination rating for any of the following: asset quality, management, earnings or liquidity. The Bank had a Tier 1 RBC ratio of 10.36%, a combined Tier 1 and Tier 2 ratio of 13.99% and a leverage ratio of 7.30% at December 31, 1993, compared with 7.23%, 11.03% and 5.58% at December 31, 1992, respectively.

                           Asset/Liability Management
- -------------------------------------------------------------------------------
                           --------------------------

The principal objectives of asset/liability management are to manage the sensitivity of net interest spreads to potential changes in interest rates and to enhance profitability in ways that promise sufficient reward for understood and controlled risk. Management chooses asset/liability strategies to achieve an appropriate trade-off between average spreads and spreads variability. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed.
  The Company's prime-based loans are funded by market rate savings; the majority of the Company's LIBOR-based loan portfolio is funded by savings certificates. The Company hedges primarily to reduce mismatches in the rate maturity of loans and their funding sources through the use of certain off-balance sheet financial contracts including swaps, futures and options. The off-balance sheet contracts provide more stable and more profitable spreads between loan yields and the rates on their funding sources. For example, the Company uses interest rate futures to shorten the rate maturity of market rate savings to better match the rate maturity of prime-based loans. For a further discussion of off-balance sheet commitments, refer to Note 13 to the Financial Statements.
  One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Table 26 shows the Company's interest rate sensitivity based on expected interest rate repricings in specific time frames for the balance sheet (including noninterest-earning assets, noninterest-bearing liabilities and stockholders' equity) as of December 31, 1993. Off-balance sheet contracts are shown as a separate line item in the table. Interest rate sensitivity measures the interval of time before interest-earning assets and interest-bearing liabilities respond to changes in market rates of interest. Generally, an asset sensitivity gap indicates that there would be a net positive impact on the net interest margin of the Company over the next year in a rising interest rate environment since the Company's assets would reprice to higher market interest rates before its liabilities would. A net negative impact would result from a decreasing interest rate environment. In managing its exposure to interest rate fluctuations, the Company attempts to restrict its exposure to a 30 basis point change in the quarterly net

                                    TABLE 26

                            INTEREST RATE SENSITIVITY

- -----------------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                     December 31, 1993
                                                   --------------------------------------------------------------------------------
                                                       Prime       0-3      >3-6     >6-12      >1-5        >5       Non-     Total
                                                   loans and    months    months    months     years     years    market
                                                     funding
                                                      source
ASSETS

Investment securities (1)                            $     -   $   553   $   711   $ 3,085   $ 7,354   $ 1,315   $    40   $13,058
Federal funds sold and securities purchased under
  resale agreements                                        -     1,668         -         -         -         -         -     1,668
Loans:
  Commercial                                           4,015     1,747       316       125       222        66       421     6,912
  Real estate 1-4 family first mortgage                  115     1,565     1,223       913     2,519     1,024        99     7,458
  Other real estate mortgage                           2,572     2,171       591       537     1,478       359       578     8,286
  Real estate construction                               732       112         1        12        18         -       235     1,110
  Consumer                                               729     4,071       226       303       628        93     2,053     8,103
  Lease financing                                          -        85        94       175       850         8         -     1,212
  Foreign                                                  -        18         -         -         -         -         -        18
                                                     -------   -------   -------   -------   -------   -------   -------   -------
     Total loans (2)                                   8,163     9,769     2,451     2,065     5,715     1,550     3,386    33,099
                                                     -------   -------   -------   -------   -------   -------   -------   -------
Other earning assets (3)                                   -         -         -         -         -         -        52        52
                                                     -------   -------   -------   -------   -------   -------   -------   -------
    Total earning assets                               8,163    11,990     3,162     5,150    13,069     2,865     3,478    47,877
Noninterest-earning assets                                 -         -         -         -         -         -     4,636     4,636
                                                     -------   -------   -------   -------   -------   -------   -------   -------
    Total assets                                       8,163    11,990     3,162     5,150    13,069     2,865     8,114    52,513
                                                     -------   -------   -------   -------   -------   -------   -------   -------

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Interest-bearing checking                          $     -   $     -   $     -   $     -   $     -   $     -   $ 4,789   $ 4,789
  Savings deposits                                         -         -         -         -         -         -     2,544     2,544
  Market rate savings                                  8,163     5,905     1,005     2,011         -         -         -    17,084
  Savings certificates                                     -     2,128     1,357     1,069     2,437       150        14     7,155
  Other time deposits                                      -        65        13        31       191        13         2       315
  Deposits in foreign offices                              -        38         -         -         -         -         -        38
                                                     -------   -------   -------   -------   -------   -------  --------   -------
    Total interest-bearing deposits                    8,163     8,136     2,375     3,111     2,628       163     7,349    31,925
Federal funds purchased and securities sold
  under repurchase agreements                              -     1,079         -         -         -         -         -     1,079
Commercial paper and other
  short-term borrowings                                    -       188         -         -         -         -         -       188
Senior debt                                                -     1,527        26       318       343        42         -     2,256
Subordinated debt (4)                                      -     1,895         -         -         -         -        70     1,965
                                                     -------   -------   -------   -------   -------   -------  --------   -------
    Total interest-bearing liabilities                 8,163    12,825     2,401     3,429     2,971       205     7,419    37,413
Noninterest-bearing liabilities                            -         -         -         -         -         -    10,785    10,785
Stockholders' equity (5)                                   -         -         -         -         -         -     4,315     4,315
                                                     -------   -------   -------   -------   -------   -------  --------   -------
    Total liabilities and stockholders' equity         8,163    12,825     2,401     3,429     2,971       205    22,519    52,513
                                                      -------   -------   -------   -------   -------   -------  --------  -------
Gap before interest rate financial contracts               -      (835)      761     1,721    10,098     2,660   (14,405)        -
Interest rate swaps                                        -      (652)      193       214       245         -         -         -
                                                     -------   -------   -------   -------   -------   -------  --------   -------
Gap adjusted for interest rate financial contracts   $     -   $(1,487)  $   954   $ 1,935   $10,343   $ 2,660  $(14,405)  $     -
                                                     =======   =======   =======   =======   =======   =======  ========   =======
Cumulative gap                                       $     -   $(1,487)  $  (533)  $ 1,402   $11,745   $14,405  $      -
                                                     =======   =======   =======   =======   =======   =======  ========
Adjustments:
  Exclude noninterest-earning assets, noninterest-
    bearing liabilities and stockholders' equity           -         -         -         -         -         -    10,464
  Move interest-bearing checking and savings deposits
    from nonmarket to shortest maturity                    -    (7,333)        -         -         -         -     7,333
                                                     -------   -------   -------   -------   -------   -------  --------
Adjusted cumulative gap                              $     -   $(8,820)  $(7,866)  $(5,931)  $ 4,412   $ 7,072  $ 10,464
                                                     =======   =======   =======   =======   =======   =======  ========

- ----------------------------------------------------------------------------------------------------------------------------------
(1) The nonmarket column consists of marketable equity securities.
(2) The nonmarket column consists of nonaccrual loans of $1,194 million, fixed-rate credit card loans of $2,062 million (including
    $39 million in commercial credit card loans) and overdrafts of $130 million.
(3) The nonmarket column consists of Federal Reserve Bank stock.
(4) The nonmarket column substantially consists of foreign currency transaction adjustments to subordinated notes issued in German marks and British pounds.
(5) The nonmarket column includes $225 million of adjustable rate preferred stock, which is not expected to reprice in the near term due to the current interest rate environment and the minimum dividend rate embedded in these preferred stock issues.


interest margin, based on pre-specified rate scenarios and excluding unusual items, such as interest recoveries on loans where interest had been previously applied to principal. This limit is subject to periodic review by the Asset/ Liability Management Committee. The under-one-year net asset position was $1,402 million at December 31, 1993 (2.7% of total assets), compared with the under-one-year net liability position of $983 million at December 31, 1992 (1.9% of total assets). The shift to a net asset position in 1993 from a net liability position in 1992 was predominantly due to a shortening in the expected maturity of mortgage-backed investment securities and 1-4 family first mortgage loans and a decrease in savings certificates. This decline was substantially offset by an increase in market rate savings and the under-one-year balances of senior and subordinated debt and decreases in commercial loans and real estate mortgage loans (excluding 1-4 family first mortgage loans).
  In categorizing assets and liabilities according to expected repricing time frames, management makes certain judgments and approximations. For example, a new three-year loan with a rate that is adjusted every 30 days would be included in the "0-3 months" category rather than the "over 1-5 years" category. For instruments with indeterminate contractual maturities and rates that exhibit little or no change as market interest rates vary, the Company uses the "nonmarket" category. For instance, the revolving credit feature of fixed-rate credit card loans differentiates these loans from fixed-rate loans with specified contractual maturities; these fixed-rate credit card loans have therefore been placed in the nonmarket category (floating-rate credit card loans are included in the "prime loans" category).
  The maturities of certain mortgage-backed investment securities and fixed-rate loans in the real estate 1-4 family first mortgage, other real estate mortgage and consumer loan categories are based on projected prepayment patterns using current interest rates and prepayment experience over the last three months rather than on contractual maturity. Nonmarket assets include noninterest-earning assets, fixed-rate credit card loans, nonaccrual loans and equity securities. Nonmarket liabilities and stockholders' equity include savings deposits, interest-bearing checking accounts, noninterest-bearing deposits, other noninterest-bearing liabilities, common stockholders' equity and fixed-rate perpetual preferred stock.
  The two adjustments to the cumulative gap amount shown on Table 26 provide comparability with those bank holding companies that present interest rate sensitivity information in this manner. However, management does not believe that these adjustments necessarily depict its interest rate risk. The first adjustment line excludes noninterest-earning assets, noninterest-bearing liabilities and stockholders' equity from the cumulative gap calculation so that only earning assets, interest-bearing liabilities and interest rate financial contracts are reported. The second adjustment line moves interest-bearing checking and savings deposits from the "nonmarket" liability category to the shortest rate maturity category. This second adjustment reflects the availability of these deposits for immediate withdrawal. The resulting adjusted under-one-year cumulative gap (net liability position) was $5.9 billion and $8.6 billion at December 31, 1993 and 1992, respectively.
  Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate the Company's interest rate sensitivity position. To supplement traditional gap analysis, the Company uses simulation modeling to estimate the potential effects of changing interest rates. This process allows the Company to fully explore the complex relationships within the gap over time and various interest rate environments.

                              Liquidity Management
- -------------------------------------------------------------------------------
                              --------------------

Liquidity refers to the Company's ability to maintain a cash flow adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis.
  In recent years, core deposits have provided the Company with a sizable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 87% and 86% of its average total assets in 1993 and 1992, respectively.
  A majority of the remaining funding of average total assets was provided by senior and subordinated debt. Senior and subordinated debt averaged $4.1 billion and $4.0 billion in 1993 and 1992, respectively. The Company has entered into interest rate swap contracts to exchange fixed-rate interest payments for floating-rate interest payments for most of the fixed-rate senior debt issued. Refer to the Consolidated Statement of Cash Flows for further information.
    The weighted average expected remaining maturity of the investment securities portfolio is 2 years and 7 months, based on amortized cost at December 31, 1993. Of the $13.0 billion debt securities at December 31, 1993, $4.3 billion, or 33%, is expected to mature or be prepaid in 1994 and an additional $3.2 billion, or 25%, is expected to mature or be prepaid in 1995. The Company has purchased shorter-term debt securities to maintain asset liquidity and to fund potential loan growth.
    Other sources of liquidity include maturity extensions of short-term borrowings and sale or runoff of assets. Commercial and real estate loans totaled $23.8 billion at December 31, 1993. Of these loans, $7.8 billion matures in one year or less, $7.8 billion matures in over one year through five years and $8.2 billion matures in over five years. Of the $16.0 billion that matures in over one year, $6.6 billion has floating or adjustable rates and $9.4 billion has fixed rates. Of the $9.4 billion of fixed-rate loans, approximately $2.4 billion represents fixed initial-rate mortgage (FIRM) loans. FIRM loans carry fixed rates during the first 3 through 10 years of the loan term and carry adjustable rates thereafter. The estimated net income impact of fixed-rate mortgage loans maturing beyond one year that carry rates below market on December 31, 1993 is not material.
  The Company believes that liquidity is further provided by its ability to raise funds in a variety of domestic and international money and capital markets. A shelf registration statement filed with the Securities and Exchange Commission became effective in January 1994. The shelf registration allows the issuance of up to $1.5 billion of senior or subordinated debt or preferred stock. (Refer to Note 6 to the Financial Statements for a schedule of outstanding senior and subordinated debt as of December 31, 1993 and 1992.)
  Dividends payable by a national bank to its parent without the express approval of the OCC are limited to the bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, based on regulatory accounting principles, less dividends declared during the period. Based on this definition, the Bank can declare dividends of approximately $880 million of its retained net profits at December 31, 1993 plus retained net profits up to the date of any such dividend declaration. There were no dividends declared by the Bank to the Parent in 1993. As such, the Parent Company was funded mostly by the issuance of senior and subordinated debt in 1993. In January 1994, the Bank's Board of Directors declared a quarterly dividend of $78 million. (Note 12 to the Financial Statements shows the Parent Company's financial statements.)
  To accommodate future growth and current business needs, the Company has a capital expenditure program. Capital expenditures for 1994 are estimated at $150 million for additional automation equipment for branches and offices, relocation and remodeling of Company facilities and routine replacement of furniture and equipment. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

                     --------------------------------------
                     --------------------------------------
- -------------------------Comparison of 1992 Versus 1991------------------------
                     --------------------------------------
                     --------------------------------------


Net income in 1992 was $283 million, compared with $21 million in 1991. Net income per share was $4.44, compared with $.04 in 1991. Return on average assets
(ROA) was .54% and return on average common equity (ROE) was 7.93% in 1992, compared with .04% and .07% respectively, in 1991.
  During the fourth quarter of 1991, the Company reduced its quarterly dividend from $1.00 to $.50 per share in order to improve capital ratios.
  The increase in earnings in 1992 compared with 1991 reflected a $170 million increase in noninterest income. In addition, net interest income on a taxable-equivalent basis rose 6% to $2,698 million in 1992 and the net interest margin increased 52 basis points to 5.70%. The 1992 earnings also reflected a $120 million decrease in the provision for loan losses.
  Noninterest income was $1,059 million in 1992, compared with $889 million in 1991. Service charges on deposit accounts increased 17% to $394 million, primarily due to fee increases made in late 1991. The increase in service charges also reflected an increase in the number of checking accounts, which averaged 2.9 million in 1992, compared with 2.8 million in 1991. Fees and commissions increased 6% to $363 million predominantly resulting from sales fees on mutual funds and annuities as well as increased shared ATM network income. Sales fee revenues on mutual funds and other financial products increased from $4 million in 1991 to $29 million in 1992 due to the introduction of the PFO program in the branches. Shared ATM network income increased to $32 million from $23 million in 1991, primarily due to a fee increase implemented in mid-1992 as well as an 18% increase in the volume of transactions processed through the ATM network. Trust and investment services income increased 20% to $165 million, primarily due to greater mutual fund investment management fees, reflecting growth in the funds' net assets. These fees amounted to $19 million in 1992, compared with $3 million in 1991. In 1992, the Company realized gains of $45 million from the sale of all of its 30-year mortgage-backed securities.
  Noninterest expense totaled $2,035 million in 1992, relatively unchanged compared with $2,020 million in 1991.
  The 6% increase in net interest income on a taxable-equivalent basis was due to a 10% increase in the net interest margin, partially offset by a 4% decrease in average earning assets.
  The increase in the net interest margin was substantially due to lower rates paid on interest-bearing checking and savings accounts, wider spreads between Prime- and LIBOR-based loans and their funding sources, and income from derivative contracts used to hedge mismatches in the rate maturity of loans and their funding sources.
  The decrease of $1.8 billion in average earning assets to $47.3 billion was substantially due to a $6.3 billion decrease in average loans, mostly in commercial loans and real estate 1-4 family first mortgage loans, partially offset by a $3.9 billion increase in average investment securities.
  Total loans were $36.9 billion at December 31, 1992, a 16% decrease from December 31, 1991. This decrease reflected loan repayments, weak loan demand and continued emphasis on reducing the Company's HLT and commercial real estate loan portfolios. However, small business lending saw growth despite recent slow business activity. In addition, the Company continued to focus on building other fee-based businesses, particularly mutual fund products and deposit accounts.
  The provision for loan losses in 1992 was $1,215 million, compared with $1,335 million in 1991. Net charge-offs in 1992 were $798 million, or 1.97% of average total loans, compared with $572 million, or 1.22%, in 1991. Loan loss recoveries were $117 million in 1992, compared with $187 million in 1991. The allowance for loan losses was 5.60% of total loans at December 31, 1992, compared with 3.73% at December 31, 1991. The high provision for loan losses and the increase in net loan charge-offs reflected the effects of continuing economic conditions in California (particularly in Southern California) on the loan portfolio as well as the Company's ongoing examination process and that of its regulators.
  Total nonaccrual and restructured loans were $2,142 million, or 5.8% of total loans, at December 31, 1992, compared with $1,981 million, or 4.5% of total loans, at December 31, 1991. At December 31, 1992, an estimated $1,294 million, or 61%, of nonaccrual loans were less than 90 days past due, compared with an estimated $1,277 million, or 65%, at December 31, 1991. Foreclosed assets were $510 million at December 31, 1992, compared with $404 million at December 31, 1991.
  The average volume of core deposits in 1992 was $41.8 billion, 1% higher than 1991. Core deposits funded 80% of the Company's average total assets in 1992, compared with 75% in 1991.

                         ------------------------------
                         ------------------------------
- -----------------------------Additional Information----------------------------
                         ------------------------------
                         ------------------------------


Common stock of the Company is traded on the New York Stock Exchange, the Pacific Stock Exchange, the London Stock Exchange and the Frankfurt Stock Exchange. The high, low and end-of-period annual and quarterly closing prices of the Company's stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of hold-ers of record of the Company's common stock was 27,013 as of January 31, 1994.
  Common dividends declared per share totaled $2.25 in 1993, $1.50 in 1992 and $3.50 in 1991. The common stock quarterly dividend was reduced in the fourth quarter of 1991 from $1.00 to $.50 per share. Beginning with the fourth quarter of 1992, the Company changed its dividend declaration schedule. Quarterly dividends are now considered at the Board of Directors meeting the month follow-ing quarter end. Accordingly, no dividend was declared (recorded) in the fourth quarter of 1992. The dividend was increased in the fourth quarter of 1993 from $0.50 to $0.75 per share and increased again in the first quarter of 1994 to $1.00 per share. The Company, with the approval of the Board Of Directors, intends to continue its present policy of paying quarterly cash dividends to stockholders. The level of future dividends will be determined by the Board of Directors in light of the earnings and financial condition of the Company.
  The Company may repurchase common stock from time to time pursuant to authorizations from the Board of Directors that allow shares to be repurchased in relation to the number of shares issued or expected to be issued under various benefit plans and the Company's dividend reinvestment plan, and that allow shares to be repurchased for other corporate purposes.
  In 1991, the FRB approved an application by Berkshire Hathaway, Inc. (Berkshire) to purchase additional shares of the Company's common stock in the open market, up to a total of 22%. Berkshire entered into a passivity agreement with the Company, in which it agrees not to exercise any control over the Company's management or policies. Accordingly, Berkshire granted its proxy to the Company to vote Berkshire's shares in accordance with the recommendations of the Board of Directors of the Company. Berkshire owned 12.2% and 11.6% of the Company's common stock at December 31, 1993 and 1992, respectively.



                                     [GRAPH]




                                     [GRAPH]

                        Consolidated Statement of Income

- --------------------WELLS FARGO & COMPANY AND SUBSIDIARIES---------------------
- -------------------------------------------------------------------------------


(in millions)                                                                               Year ended December 31,
                                                                                 ---------------------------------
                                                                                    1993         1992         1991

INTEREST INCOME
Loans                                                                             $3,066       $3,697       $4,803
Investment securities                                                                672          415          152
Federal funds sold and securities purchased under resale agreements                   23           33           16
Other                                                                                  -            -            1
                                                                                  ------       ------       ------
       Total interest income                                                       3,761        4,145        4,972
                                                                                  ------       ------       ------
INTEREST EXPENSE
Deposits                                                                             863        1,185        1,965
Federal funds purchased and securities sold under repurchase agreements               29           41          170
Commercial paper and other short-term borrowings                                       6            9           78
Senior and subordinated debt                                                         206          219          239
                                                                                  ------       ------       ------
       Total interest expense                                                      1,104        1,454        2,452
                                                                                  ------       ------       ------
NET INTEREST INCOME                                                                2,657        2,691        2,520
Provision for loan losses                                                            550        1,215        1,335
                                                                                  ------       ------       ------
Net interest income after provision for loan losses                                2,107        1,476        1,185
                                                                                  ------       ------       ------
NONINTEREST INCOME
Service charges on deposit accounts                                                  423          394          337
Fees and commissions                                                                 376          363          343
Trust and investment services income                                                 190          165          138
Investment securities gains (losses)                                                   -           45           (6)
Other                                                                                104           92           77
                                                                                  ------       ------       ------
       Total noninterest income                                                    1,093        1,059          889
                                                                                  ------       ------       ------
NONINTEREST EXPENSE
Salaries                                                                             784          714          680
Employee benefits                                                                    222          184          165
Net occupancy                                                                        224          222          218
Equipment                                                                            148          141          143
Federal deposit insurance                                                            114          106           98
Other                                                                                670          668          716
                                                                                  ------       ------       ------
       Total noninterest expense                                                   2,162        2,035        2,020
                                                                                  ------       ------       ------
INCOME BEFORE INCOME TAX EXPENSE                                                   1,038          500           54
Income tax expense                                                                   426          217           33
                                                                                  ------       ------       ------
NET INCOME                                                                        $  612       $  283       $   21
                                                                                  ======       ======       ======
NET INCOME APPLICABLE TO COMMON STOCK                                             $  562       $  235       $    2
                                                                                  ======       ======       ======
PER COMMON SHARE
Net income                                                                        $10.10       $ 4.44       $  .04
                                                                                  ======       ======       ======
Dividends declared                                                                $ 2.25       $ 1.50       $ 3.50
                                                                                  ======       ======       ======
Average common shares outstanding                                                     56           53           52
                                                                                  ======       ======       ======


The accompanying notes are an integral part of these statements.

                           Consolidated Balance Sheet


- ---------------------WELLS FARGO & COMPANY AND SUBSIDIARIES--------------------
- -------------------------------------------------------------------------------


(in millions)                                                                                          December 31,
                                                                                             ----------------------
                                                                                                1993          1992

ASSETS
Cash and due from banks                                                                      $ 2,644       $ 2,690
Investment securities:
  At cost (estimated fair value $9,978 and $9,428)                                             9,887         9,338
  At fair value                                                                                3,171             -
                                                                                             -------       -------
       Total investment securities                                                            13,058         9,338
Federal funds sold and securities purchased under resale agreements                            1,668         1,183

Loans                                                                                         33,099        36,903
Allowance for loan losses                                                                      2,122         2,067
                                                                                             -------       -------
       Net loans                                                                              30,977        34,836
                                                                                             -------       -------
Due from customers on acceptances                                                                 70            97
Accrued interest receivable                                                                      297           301
Premises and equipment, net                                                                      898           876
Goodwill                                                                                         477           523
Other assets                                                                                   2,424         2,693
                                                                                             -------       -------
       Total assets                                                                          $52,513       $52,537
                                                                                             =======       =======

LIABILITIES

Noninterest-bearing deposits                                                                 $ 9,719       $ 9,190
Interest-bearing deposits                                                                     31,925        33,054
                                                                                             -------       -------
       Total deposits                                                                         41,644        42,244
Federal funds purchased and securities sold under repurchase agreements                        1,079         1,311
Commercial paper and other short-term borrowings                                                 188           202
Acceptances outstanding                                                                           70            97
Accrued interest payable                                                                          63            88
Other liabilities                                                                                933           746
Senior debt                                                                                    2,256         2,159
Subordinated debt                                                                              1,965         1,881
                                                                                             -------       -------
       Total liabilities                                                                      48,198        48,728
                                                                                             -------       -------

STOCKHOLDERS' EQUITY

Preferred stock                                                                                  639           639
Common stock-$5 par value, authorized 150,000,000 shares;
  issued and outstanding 55,812,592 shares and 55,191,173 shares                                 279           276
Additional paid-in capital                                                                       551           506
Retained earnings                                                                              2,829         2,392
Cumulative foreign currency translation adjustments                                               (4)           (4)
Investment securities valuation allowance                                                         21             -
                                                                                             -------       -------
       Total stockholders' equity                                                              4,315         3,809
                                                                                             -------       -------
       Total liabilities and stockholders' equity                                            $52,513       $52,537
                                                                                             =======       =======


The accompanying notes are an integral part of these statements.

            Consolidated Statement of Changes in Stockholders' Equity

- ---------------------WELLS FARGO & COMPANY AND SUBSIDIARIES--------------------
- -------------------------------------------------------------------------------


(in millions)                          Preferred    Common    Additional    Retained        Foreign    Investment       Total
                                           stock     stock       paid-in    earnings       currency    securities      stock-
                                                                 capital                translation     valuation    holders'
                                                                                        adjustments     allowance      equity


BALANCE DECEMBER 31,1990                   $ 405     $ 257         $ 287    $2,415             $(4)         $   -      $3,360
                                           -----     -----         -----    ------             ---          -----      ------
Net income-1991                                                                 21                                         21
Preferred stock issued, net of
  issuance costs                             238                      (7)                                                 231
Common stock issued under
  employee benefit and
  dividend reinvestment plans                            3            38                                                   41
Preferred stock redeemed                    (180)                                                                        (180)
Common stock repurchased                                              (2)                                                  (2)
Preferred stock dividends                                                      (19)                                       (19)
Common stock dividends                                                        (181)                                      (181)
                                           -----     -----         -----    ------             ---          -----      ------
Net change                                    58         3            29      (179)              -              -         (89)
                                           -----     -----         -----    ------             ---          -----      ------
BALANCE DECEMBER 31,1991                     463       260           316     2,236              (4)             -       3,271
                                           -----     -----         -----    ------             ---          -----      ------
Net income-1992                                                                283                                        283
Preferred stock issued, net of
  issuance costs                             176                      (7)                                                 169
Common stock issued under
  employee benefit and
  dividend reinvestment plans                           16           197                                                  213
Preferred stock dividends                                                      (48)                                       (48)
Common stock dividends                                                         (79)                                       (79)
                                           -----     -----         -----    ------             ---          -----      ------
Net change                                   176        16           190       156               -              -         538
                                           -----     -----         -----    ------             ---          -----      ------
BALANCE DECEMBER 31,1992                     639       276           506     2,392              (4)             -       3,809
                                           -----     -----         -----    ------             ---          -----      ------
Net income-1993                                                                612                                        612
Common stock issued under
  employee benefit and
  dividend reinvestment plans                            3            50                                                   53
Common stock repurchased                                              (5)                                                  (5)
Preferred stock dividends                                                      (50)                                       (50)
Common stock dividends                                                        (125)                                      (125)
Cumulative unrealized net gains,
  after applicable taxes, at
  December 31, 1993                                                                                            21          21
                                           -----     -----         -----    ------             ---          -----      ------
Net change                                     -         3            45       437               -             21         506
                                           -----     -----         -----    ------             ---          -----      ------
BALANCE DECEMBER 31,1993                    $639      $279          $551    $2,829             $(4)           $21      $4,315
                                           =====     =====         =====    ======             =====        =====      ======


The accompanying notes are an integral part of these statements.

                      Consolidated Statement of Cash Flows

- ---------------------WELLS FARGO & COMPANY AND SUBSIDIARIES--------------------
- -------------------------------------------------------------------------------

(in millions)                                                                                              Year ended December 31,
                                                                                         -----------------------------------------
                                                                                            1993             1992            1991

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                             $   612          $   283         $    21
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                550            1,215           1,335
    Depreciation and amortization                                                            266              268             246
    Deferred income tax benefit                                                             (145)            (188)           (318)
    Net decrease in net deferred loan fees                                                    (2)              (7)            (45)
    Net decrease in accrued interest receivable                                                4               25              90
    Net increase (decrease) in accrued interest payable                                      (25)             (58)             55
    Other, net                                                                               273              126              84
                                                                                         -------          -------         -------
Net cash provided by operating activities                                                  1,533            1,664           1,468
                                                                                         -------          -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities:
    At cost:
      Proceeds from sales                                                                      -                -              70
      Proceeds from prepayments and maturities                                             2,492            1,605             760
      Purchases                                                                           (6,168)          (7,919)         (3,282)
    At lower of cost or market:
      Proceeds from sales                                                                      -              809               -
  Net decrease in loans resulting from collections and originations                        2,754            3,991           3,005
  Proceeds from sales (including participations) of loans                                    264            1,936           1,341
  Purchases (including participations) of loans                                              (36)             (31)           (178)
  Cash and cash equivalents from acquisitions, net of cash paid                                -                -           1,615
  Proceeds from sales of foreclosed assets                                                   353              311             108
  Net (increase) decrease in federal funds sold and securities purchased
    under resale agreements                                                                 (485)          (1,174)              1
  Other, net                                                                                 (59)            (109)           (114)
                                                                                         -------          -------         --------
Net cash provided (used) by investing activities                                            (885)            (581)          3,326
                                                                                         -------          -------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in deposits                                                                  (600)          (1,475)           (734)
  Net increase (decrease) in short-term borrowings                                          (246)             296          (5,506)
  Proceeds from issuance of senior debt                                                      980              508           2,043
  Proceeds from issuance of subordinated debt                                                399              350               -
  Repayment of senior debt                                                                  (884)            (882)            (33)
  Repayment of subordinated debt                                                            (300)            (116)           (200)
  Proceeds from issuance of preferred stock                                                    -              169             231
  Proceeds from issuance of common stock                                                      53              213              41
  Redemption of preferred stock                                                                -                -            (180)
  Repurchase of common stock                                                                  (5)               -              (2)
  Payment of cash dividends                                                                 (175)            (153)           (227)
  Other, net                                                                                  84              (61)             22
                                                                                         -------          -------         -------
Net cash used by financing activities                                                       (694)          (1,151)         (4,545)
                                                                                         -------          -------         -------
  NET CHANGE IN CASH AND CASH EQUIVALENTS (DUE FROM BANKS)                                   (46)             (68)            249
Cash and cash equivalents at beginning of year                                             2,690            2,758           2,509
                                                                                         -------          -------         -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                 $ 2,644          $ 2,690         $ 2,758
                                                                                         =======          =======         =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                             $ 1,129          $ 1,512         $ 2,393
                                                                                         =======          =======         =======
    Income taxes                                                                         $   481          $   370         $   350
  Noncash investing activities:
    Transfers from investment securities at cost to investment securities at
      lower of cost or market                                                            $     -          $   809         $     -
                                                                                         =======          =======         =======
    Transfers from investment securities at cost to investment securities at fair value  $ 3,077          $     -         $     -
                                                                                         =======          =======         =======
    Transfers from foreclosed assets to nonaccrual loans                                 $    99          $     -         $     -
                                                                                         =======          =======         =======
    Transfers from loans to foreclosed assets                                            $   404          $   600         $   225
                                                                                         =======          =======         =======
  In connection with acquisition (Great American Bank-Phase 2):
    Fair value of assets acquired                                                        $     -          $     -         $ 1,785
                                                                                         =======          =======         =======
    Fair value of liabilities assumed                                                    $     -          $     -         $ 1,785
                                                                                         =======          =======         =======

The accompanying notes are an integral part of these statements.

                          Notes to Financial Statements

- -------------------- WELLS FARGO & COMPANY AND SUBSIDIARIES --------------------
- --------------------------------------------------------------------------------


                                      NOTE
                                        1
              ----------------------------------------------------
              ----------------------------------------------------
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              ----------------------------------------------------
              ----------------------------------------------------


The accounting and reporting policies of Wells Fargo & Company and Subsidiaries (Company) conform with generally accepted accounting principles and prevailing practices within the banking industry. Certain amounts in the financial statements for prior years have been reclassified to conform with the current financial statement presentation. The following is a description of the significant accounting policies of the Company.

                                  Consolidation
- --------------------------------------------------------------------------------
                                  -------------

The consolidated financial statements of the Company include the accounts of Wells Fargo & Company (Parent), Wells Fargo Bank, N.A. (Bank) and the nonbank subsidiaries of the Parent.
   Significant majority-owned subsidiaries are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in consolidation. Other subsidiaries and affiliates in which there is at least 20% ownership are generally accounted for by the equity method; less than 20% ownership are generally carried at cost. Subsidiaries and affiliates that are accounted for by either the equity or cost method are included in other assets.

                                   Securities
- --------------------------------------------------------------------------------
                                   ----------

Securities are accounted for according to their purpose and holding period.

INVESTMENT SECURITIES

Securities generally acquired to meet long-term investment objectives, including yield and liquidity management purposes, are classified as investment securities. Realized gains and losses are recorded in noninterest income using the identified certificate method.

SECURITIES AT COST Debt securities acquired with the positive intent and ability to hold to maturity are classified as securities carried at historical cost, adjusted for amortization of premium and accretion of discount, where appropriate. For certain debt securities (for example, Government National Mortgage Association securities), the Company anticipates prepayments of principal in the calculation of the effective yield. If it is probable that the carrying value of any debt security will not be realized due to other-than-temporary impairment, the estimated loss is recorded in noninterest income as a loss on investment securities. If a decision is made to dispose of securities at cost or should the Company become unable to hold securities until maturity, they would be reclassified to securities at fair value.

SECURITIES AT FAIR VALUE Upon the adoption of Statement of Financial Accounting Standards No. 115 (FAS 115), Accounting for Certain Investments in Debt and Equity Securities, on December 31, 1993, debt securities that may not be held until maturity and marketable equity securities are considered available-for-sale and, as such, are classified as securities carried at fair value, with unrealized gains and losses, after applicable taxes, reported in a separate component of stockholders' equity. Declines in the value of debt securities and marketable equity securities that are considered other than temporary are recorded in noninterest income as a loss on investment securities.

SECURITIES AT LOWER OF COST OR MARKET Prior to December 31, 1993, securities that were not held on a long-term basis or until maturity were classified as securities carried at the lower of cost or market.

TRADING SECURITIES

Securities, if any, acquired for short-term appreciation or other trading purposes are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in noninterest income.

NONMARKETABLE EQUITY SECURITIES

Nonmarketable equity securities are acquired for various purposes, such as troubled debt restructurings and as a regulatory requirement (for example, Federal Reserve Bank stock). These securities are accounted for at cost and are included in other assets as they do not fall within the scope of FAS 115 since there are restrictions on their sale or liquidation. The asset value is reduced when declines in value are considered to be other than temporary.

                             Premises and Equipment
- --------------------------------------------------------------------------------
                             ----------------------

Premises and equipment are stated at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment, at the capitalized amount less accumulated amortization.
  Depreciation and amortization are computed primarily using the straight-line method. Estimated useful lives range up to 40 years for buildings, 2-10 years for furniture and equipment, and up to the lease term for leasehold improvements. Capitalized leased assets are amortized on a straight-line basis over the lives of the respective leases, which generally range from 20-35 years.

                                      Loans
- --------------------------------------------------------------------------------
                                      -----

Loans are reported at the principal amount outstanding, net of unearned income. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using an interest method or the straight-line method if it is not materially different.
  Loans identified as held for sale are carried at the lower of cost or market value. Nonrefundable fees and related direct loan origination costs, if any, are deferred and recognized as a component of the gain or loss on sale recorded in noninterest income.

NONACCRUAL LOANS Loans, other than consumer loans for which no portion of the principal has been charged off, are placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 150 days of becoming past due as to interest or principal, regardless of security. Consumer loans not secured by real estate are only placed on nonaccrual status when a portion of the principal has been charged off. Such loans are entirely charged off within 180 days of becoming past due.
  When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well-secured and in the process of collection.

RESTRUCTURED LOANS In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a restructured loan, unless the effective yield is equivalent to that of a new loan. If the borrower's ability to meet the revised payment schedule is uncertain, the loan is classified as a nonaccrual loan.

ALLOWANCE FOR LOAN LOSSES The Company's determination of the level of the allowance for loan losses rests upon various judgments and assumptions, including general economic conditions, loan portfolio composition, prior loan loss experience, evaluation of credit risk related to certain individual borrowers and the Company's ongoing examination process and that of its regulators. The Company considers the allowance for loan losses adequate to cover losses inherent in loans, loan commitments and standby letters of credit.

                            Goodwill and Identifiable
                                Intangible Assets
- --------------------------------------------------------------------------------
                                -----------------

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by the Company. Most of the Company's goodwill is being amortized using the straight-line method over 20 years. The remaining period of amortization, on a weighted average basis, approximated 14 years at December 31, 1993.
  Identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over 5 to 15 years. Approximately 48% of the December 31, 1993 remaining balance will be amortized in 3 years.

                                  Income Taxes
- --------------------------------------------------------------------------------
                                  ------------

The Company files a consolidated federal income tax return. Consolidated or combined state tax returns are filed in certain states, including California. Income taxes are generally allocated to individual subsidiaries as if each had filed a separate return. Payments are made to the Parent by those subsidiaries with net tax liabilities on a separate return basis. Subsidiaries with net tax losses and excess tax credits receive payment for these benefits from the Parent.

  Effective January 1, 1993, deferred income tax assets and liabilities are determined in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which uses the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. FAS 109 supersedes Accounting Principles Board Opinion No. 11 (APB 11), Accounting for Income Taxes, which was used prior to 1993 to determine the deferred tax assets and liabilities. Under APB 11, the net deferred tax asset or liability was an accumulation of annual adjustments based on the tax effects of the book and tax income statement differences and was not adjusted for subsequent changes in the tax rates and laws.

                       Interest Rate Derivative Contracts
- --------------------------------------------------------------------------------
                       ----------------------------------

The Company enters into interest rate derivative contracts, such as futures, swaps, caps and floors, primarily to hedge mismatches in the rate maturity of loans and their funding sources. Gains and losses on interest rate futures are deferred and amortized as a component of the interest income or expense reported on the asset or liability hedged. Amounts payable or receivable for swaps, caps and floors are accrued with the passage of time, the effect of which is included in the interest income or expense reported on the asset or liability hedged; fees on these financial contracts are amortized over their contractual life as a component of the interest reported on the asset or liability hedged.

                           Net Income Per Common Share
- --------------------------------------------------------------------------------
                           ---------------------------

  Net income per common share is computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. The impact of common stock equivalents, such as stock options, and other potentially dilutive securities is not material; therefore, they are not included in the computation.



                                      NOTE
                                        2
               --------------------------------------------------
               --------------------------------------------------
                      CASH, LOAN AND DIVIDEND RESTRICTIONS
               --------------------------------------------------
               --------------------------------------------------


Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Bank with the Federal Reserve Bank. The average required reserve balance was approximately $1.2 billion in both 1993 and 1992.
  The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Bank is prohibited from lending to the Parent and its nonbank subsidiaries unless the loans are secured by specified collateral. Such secured loans and other regulated transactions made by the Bank (including its subsidiaries) are limited in amount as to each of its affiliates, including the Parent, to 10% of the Bank's capital stock and surplus (as defined, which for this purpose includes the allowance for loan losses on an after-tax basis) and, in the aggregate to all of its affiliates, to 20% of the Bank's capital stock and surplus. The Bank's capital stock and surplus at December 31, 1993 was $6 billion.
  Dividends payable by the Bank to the Parent without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, based on regulatory accounting principles, less dividends declared during the period. Based on this definition, the Bank can declare dividends of approximately $880 million of its retained net profits at December 31, 1993 plus retained net profits up to the date of any such dividend declaration. There were no dividends declared by the Bank to the Parent in 1993. In January 1994, the Bank's Board of Directors declared a quarterly dividend of $78 million.

                                      NOTE
                                        3
               --------------------------------------------------
               --------------------------------------------------
                              INVESTMENT SECURITIES
               --------------------------------------------------
               --------------------------------------------------


The Company adopted Statement of Financial Accounting Standards No. 115 (FAS
115), Accounting for Certain Investments in Debt and Equity Securities, on December 31, 1993. FAS 115 addresses the accounting and reporting for certain investments in debt and marketable equity securities.
  FAS 115 establishes three classifications of securities, each of which receives different accounting treatment. Held-to-maturity investment securities are reported at cost. Available-for-sale investment securities are reported at fair value, with unrealized gains and losses, after applicable taxes, reported as a separate component of stockholders' equity. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. The esti-mated fair value of investments is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors. The Company had no trading securities in 1993, 1992 or 1991.
  The following table provides the major components Of investment securities at cost and at fair value:

- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------
(in millions)                                                             December 31,
                                  ---------------------------------------------------
                                                                                 1993
                                  ---------------------------------------------------
                                    COST      ESTIMATED      ESTIMATED      ESTIMATED
                                             UNREALIZED     UNREALIZED           FAIR
                                            GROSS GAINS   GROSS LOSSES          VALUE
HELD-TO-MATURITY
SECURITIES AT COST:
U.S. Treasury securities          $2,365           $ 18            $ -         $2,383
Securities of U.S.
  government agencies
  and corporations (1)             6,570             91             17          6,644
Obligations of states and
  political subdivisions              18              -              -             18
Securities issued by
  foreign governments                 90              1              -             91
Private collateralized
  mortgage obligations               815              4              6            813
Corporate debt securities             29              -              -             29
                                  ------           ----            ---         ------
     Total debt securities         9,887            114             23          9,978
Corporate and Federal
  Reserve Bank stock (2)               -              -              -              -
                                  ------           ----            ---         ------
     Total                        $9,887           $114            $23         $9,978
                                  ======          =====           ====         ======

AVAILABLE-FOR-SALE
SECURITIES AT
FAIR VALUE:
Securities of U.S.
  government agencies
  and corporations (1)            $1,747           $ 13            $11         $1,749
Private collateralized
  mortgage obligations             1,340              5             11          1,334
Corporate debt securities             31             17              -             48
                                  ------           ----            ---         ------
     Total debt securities         3,118             35             22          3,131
Marketable equity securities          17             24              1             40
                                  ------           ----            ---         ------
     Total                        $3,135           $ 59            $23         $3,171
                                  ======           ====            ===         ======
- -------------------------------------------------------------------------------------
                                                                                                        December 31,
                                  ---------------------------------------------------------------------------------
                                                                                   1992                        1991
                                  -----------------------------------------------------     -----------------------
                                    Cost      Estimated      Estimated        Estimated       Cost        Estimated
                                              unrealized     unrealized            fair                        fair
                                              gross gains    gross losses         value                       value
HELD-TO-MATURITY
SECURITIES AT COST:
U.S. Treasury securities          $1,964           $ 24            $ 5         $1,983         $1,107         $1,139
Securities of U.S.
  government agencies
  and corporations (1)             7,206            109             37          7,278          2,643          2,765
Obligations of states and
  political subdivisions              24              -              -             24             41             40
Securities issued by
  foreign governments                 93              -              1             92              -              -
Private collateralized
  mortgage obligations                 -              -              -              -              -              -
Corporate debt securities              1              -              -              1              3              3
                                  ------           ----            ---         ------         ------         ------
     Total debt securities         9,288            133             43          9,378          3,794          3,947
Corporate and Federal
  Reserve Bank stock (2)              50              -              -             50             39             39
                                  ------           ----            ---         ------         ------         ------
     Total                        $9,338           $133            $43         $9,428         $3,833         $3,986
                                  ======           ====            ===         ======         ======         ======
- -------------------------------------------------------------------------------------------------------------------

(1) All securities of U.S. government agencies and corporations are mortgage-backed securities.
(2) Federal Reserve Bank stock was reclassified at December 31, 1993 to other assets due to the implementation of FAS 115.

                                       49

  The following table provides the remaining contractual principal maturities and yields (taxable-equivalent basis) of debt securities within the investment portfolio. The remaining contractual principal maturity for mortgage-backed securities were allocated assuming no prepayments.

Expected remaining maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties. (See the Investment Securities section of the Financial Review for expected remaining maturities and yields.)


- ----------------------------------------------------------------
- ----------------------------------------------------------------

(in millions)                                  December 31, 1993
- ----------------------------------------------------------------
                                 Total    Weighted      Weighted
                                amount     average       average
                                             yield     remaining
                                                    maturity (in
                                                       yrs.-mos.)
HELD-TO-MATURITY
SECURITIES:
U.S. Treasury securities       $ 2,365        4.85%          1-2
Securities of U.S.
  government agencies
  and corporations               6,570        6.23          5-10
Obligations of states and
  political subdivisions            18        6.49           4-6
Securities issued by
  foreign governments               90        5.17          1-11
Private collateralized
  mortgage obligations             815        4.68           7-8
Corporate debt securities           29        6.14           2-0
                               -------
  Total cost                   $ 9,887        5.76%         4-10
                               =======       =====

ESTIMATED FAIR
  VALUE                        $ 9,978
                               =======
AVAILABLE-FOR-SALE
SECURITIES (1):
Securities of U.S.
  government agencies
  and corporations             $ 1,747        6.00%         10-1
Private collateralized
  mortgage obligations           1,340        5.15         10-10
Corporate debt securities           31       11.00           7-0
                               -------
  Total cost                   $ 3,118        5.68%         10-4
                               =======       =====

ESTIMATED FAIR
  VALUE                        $ 3,131
                               =======

TOTAL COST OF
  DEBT SECURITIES              $13,005        5.74%          6-2
                               =======       =====           ===

- --------------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                                  December 31, 1993
                                ------------------------------------------------------------------------------------------------
                                                                                        Remaining contractual principal maturity
                                ------------------------------------------------------------------------------------------------
                                   Within one year            After one year          After five years           After ten years
                                                          through five years         through ten years
                                ------------------        ------------------        ------------------        ------------------
                                Amount       Yield        Amount       Yield        Amount       Yield        Amount       Yield
HELD-TO-MATURITY
SECURITIES:
U.S. Treasury securities        $1,209        5.21%       $1,156        4.48%       $    -           -%       $    -           -%
Securities of U.S.
  government agencies
  and corporations                 673        5.99         2,523        5.95         2,203        6.30         1,171        6.85
Obligations of states and
  political subdivisions             3        6.42            11        6.53             2        6.44             2        6.39
Securities issued by
  foreign governments               21        4.48            69        5.38             -           -             -           -
Private collateralized
  mortgage obligations              38        4.60           225        4.59           335        4.87           217        4.49
Corporate debt securities            9        5.84            18        6.15             2        7.27             -           -
                                ------                    ------                    ------                    ------
  Total cost                    $1,953        5.46%       $4,002        5.44%       $2,542        6.11%       $1,390        6.48%
                                ======       =====        ======       =====        ======       =====        ======       =====
ESTIMATED FAIR
  VALUE                         $1,970                    $4,027                    $2,567                    $1,414
                                ======                    ======                    ======                    ======

AVAILABLE-FOR-SALE
SECURITIES (1):
Securities of U.S.
  government agencies
  and corporations              $   56        7.00%       $  122        6.77%       $  426        5.97%       $1,143        5.89%
Private collateralized
  mortgage obligations              51        5.48            78        4.19           425        5.08           786        5.27
Corporate debt securities            -           -             -           -            31       11.00             -           -
                                ------                    ------                    ------                    ------
  Total cost                    $  107        6.28%       $  200        5.76%       $  882        5.72%       $1,929        5.64%
                                ======       =====        ======       =====        ======       =====        ======       =====
ESTIMATED FAIR
  VALUE                         $  107                    $  201                     $ 898                    $1,925
                                ======                    ======                    ======                    ======
TOTAL COST OF
  DEBT SECURITIES               $2,060        5.51%       $4,202        5.46%       $3,424        6.01%       $3,319        5.99%
                                ======       =====        ======       =====        ======       =====        ======       =====
- --------------------------------------------------------------------------------------------------------------------------------


(1) The weighted average yield is computed using the amortized cost of available-for-sale investment securities carried at fair value.


  Dividend income of $3 million, $2 million and $6 million in 1993, 1992 and 1991, respectively, is included in interest income on investment securities in the consolidated statement of income. Substantially all income on investment securities is taxable.
  The cost of investment securities pledged to secure trust and public deposits and for other purposes as required or permitted by law was $2,197 million, $1,880 million and $1,520 million at December 31, 1993, 1992 and 1991, respectively.
  Proceeds from the sales of debt securities in the securities at cost portfolio totaled $284 thousand in 1993, resulting in a $10 thousand gain. Proceeds from the sales of debt securities totaled $34 million in 1991. Gross gains of $1 million and gross losses of $6 million were realized on these sales. There were no sales from the securities at cost portfolio in 1992.
  In 1992, 30-year mortgage-backed securities were reclassified from securities at cost to securities held for sale and carried at the lower of cost or market. Proceeds from the subsequent sales of these securities totaled $828 million. Gross gains of $45 million were realized on the sales.

                                      NOTE
                                        4
               --------------------------------------------------
               --------------------------------------------------
                       LOANS AND ALLOWANCE FOR LOAN LOSSES
               --------------------------------------------------
               --------------------------------------------------

A summary of the major categories of the loan portfolio at the end of the last two years is shown in the table below. The Company also has commitments to extend credit related to these loan categories. Commitments to extend credit under credit card lines were $6.0 billion and $5.3 billion at December 31, 1993 and 1992, respectively. Other commitments to extend credit were $10.0 billion and $11.6 billion at December 31, 1993 and 1992, respectively, of which a significant portion related to commercial loans. Of the commitments to extend credit, those secured by real estate (primarily real estate 1-4 family junior lien mortgage loans) were $3.9 billion and $3.6 billion at December 31, 1993 and 1992, respectively. At December 31, 1993 and 1992, the commercial loan category and related commitments did not have an industry concentration that exceeded 10% of total loans and commitments. Tables 9 through 12 in the Loan Portfolio section of the Financial Review summarize real estate mortgage (excluding 1-4 family mortgage loans) and real estate construction loans by state and project type. Substantially all of the Company's real estate 1-4 family first mortgage and consumer loans are with customers located in California.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(in millions)                                                       December 31,
                                                          ---------------------
                                                             1993          1992

Commercial (1)                                            $ 6,912       $ 8,214
Real estate 1-4 family first mortgage                       7,458         6,836
Other real estate mortgage                                  8,286        10,128
Real estate construction                                    1,110         1,600
Consumer:
 Real estate 1-4 family junior
   lien mortgage                                            3,583         4,157
 Credit card                                                2,600         2,807
 Other revolving credit and
   monthly payment                                          1,920         1,979
                                                          -------       -------
   Total consumer                                           8,103         8,943
Lease financing                                             1,212         1,177
Foreign                                                        18             5
                                                          -------       -------
     Total loans (net of unearned income,
      including net deferred loan fees,
      of $336 and $314)                                   $33,099       $36,903
                                                          =======       =======

- --------------------------------------------------------------------------------


(1) Includes loans to real estate developers of $505 million and $731 million at December 31, 1993 and 1992, respectively.


  The Company determines the amount of collateral needed, if any, based on management's credit evaluation of the customer. The type of collateral held varies, but may include accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. The Company has the same collateral policy for commitments as for loans. See
Note 13 for a further discussion of commitments to extend credit.
  Loans held for sale are included in their respective loan categories and recorded at lower of cost or market. At December 31, 1993 and 1992, loans held for sale were $125 million and $178 million.
  Certain directors, executive officers and a principal shareholder of the Company; certain entities to which they are related; and certain of their relatives are loan customers of the Company. Such loans, which were made in the ordinary course of business, were $19 million and $20 million at December 31, 1993 and 1992, respectively; none were on nonaccrual status, restructured, or 90 days past due and still accruing or charged off during 1993. In 1993, additional loans of $4 million were made and payments of $5 million were received.
  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan. This Statement addresses the accounting treatment of certain impaired loans and amends FASB Statements No. 5 and 15. The Statement is effective January 1, 1995. A further discussion of FAS 114 is in the Allowance for Loan Losses section of the Financial Review.

  Changes in the allowance for loan losses were as follows:


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(in millions)                                            Year ended December 31,
                                           ------------------------------------
                                             1993           1992           1991
Balance, beginning of year                 $2,067         $1,646        $   885
Allowance related to dispositions               -              -             (2)
Provision for loan losses                     550          1,215          1,335
Loan charge-offs:
  Commercial (1)                             (110)          (238)          (402)
  Real estate 1-4 family first
    mortgage                                  (25)           (17)           (11)
  Other real estate mortgage                 (197)          (290)           (88)
  Real estate construction                    (68)           (93)           (29)
  Consumer:
    Real estate 1-4 family junior
       lien mortgage                          (28)           (28)            (7)
    Credit card                              (177)          (189)          (161)
    Other revolving credit and
       monthly payment                        (41)           (41)           (42)
                                           ------         ------         ------
       Total consumer                        (246)          (258)          (210)
  Lease financing                             (18)           (19)           (19)
                                           ------         ------         ------
         Total loan charge-offs              (664)          (915)          (759)
                                           ------         ------         ------
Loan recoveries:
  Commercial (2)                               71             59             98
  Real estate 1-4 family first
    mortgage                                    2              2              -
  Other real estate mortgage                   47              9              2
  Real estate construction                      4              3              3
  Consumer:
    Real estate 1-4 family junior
       lien mortgage                            3              1              -
    Credit card                                21             21             19
    Other revolving credit and
       monthly payment                         12             12             11
                                           ------         ------         ------
       Total consumer                          36             34             30
  Lease financing                               9              9              5
  Foreign                                       -              1             49
                                           ------         ------         ------
         Total loan recoveries                169            117            187
                                           ------         ------         ------
           Total net loan
             charge-offs                     (495)          (798)          (572)
Recoveries on the sale of
  developing country loans                      -              4              -
                                           ------         ------         ------
Balance, end of year                       $2,122         $2,067         $1,646
                                           ======         ======         ======

Total net loan charge-offs as
  a percentage of average
  total loans                                1.44%          1.97%          1.22%
                                           ======         ======         ======

Allowance as a percentage
  of total loans                             6.41%          5.60%          3.73%
                                           ======         ======         ======
- --------------------------------------------------------------------------------

(1) Includes charge-offs of loans to real estate developers of $21 million, $41 million and $93 million in 1993, 1992 and 1991, respectively.
(2) Includes recoveries from real estate developers of $3 million, $6 million and $3 million in 1993, 1992 and 1991, respectively.


  Nonaccrual and restructured loans were $1,200 million and $2,142 million at December 31, 1993 and 1992, respectively. Related commitments to lend additional funds were approximately $143 million and $125 million at December 31, 1993 and 1992, respectively.
  Nonaccrual loans with a remaining recorded investment totaling $117 million and $9 million were restructured at market interest rates and returned to fully performing accrual status during 1993 and 1992, respectively.
  If interest due on the book balances of all nonaccrual and restructured loans (including loans no longer nonaccrual or restructured at year end) had been accrued under their original terms, it is estimated that income before income tax expense would have been greater by the amounts shown in the table below:


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(in millions)                                            Year ended December 31,
                                             ----------------------------------
                                             1993           1992           1991
Estimated interest that would have been
  recorded under original terms              $140           $189           $137
Gross interest recorded                        19             23             29
                                             ----           ----           ----
  Reduction in interest income               $121           $166           $108
                                             ====           ====           ====
- --------------------------------------------------------------------------------

                                      NOTE
                                        5
               --------------------------------------------------
               --------------------------------------------------
                      PREMISES, EQUIPMENT AND OTHER ASSETS
               --------------------------------------------------
               --------------------------------------------------


The following table presents comparative data for premises and equipment:


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(in millions)                                                       December 31,
                                                          ---------------------
                                                            1993           1992
Land                                                     $   148         $  138
Buildings                                                    546            473
Furniture and equipment                                      571            554
Leasehold improvements                                       251            250
Premises leased under capital leases                          71             76
                                                          ------         ------
  Total                                                    1,587          1,491
Less accumulated depreciation and
  amortization                                               689            615
                                                          ------         ------
    Net book value                                        $  898         $  876
                                                          ======         ======

- -------------------------------------------------------------------------------

  Depreciation and amortization expense was $140 million, $136 million and $129 million for the years ended December 31, 1993, 1992 and 1991, respectively.
  The components of other assets at December 31, 1993 and 1992 were as follows:


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(in millions)                                                       December 31,
                                                          ---------------------
                                                            1993           1992
Net deferred tax asset (1)                                $  884         $  804
Nonmarketable equity investments (2)                         396            352
Certain identifiable intangible assets                       373            401
Foreclosed assets                                            348            510
Other                                                        423            626
                                                          ------         ------
  Total other assets                                      $2,424         $2,693
                                                          ======         ======


- -------------------------------------------------------------------------------


(1) See Note 10 to the Financial Statements.
(2) Includes Federal Reserve Bank stock of $52 million at December 31, 1993.


  Income from nonmarketable equity investments was $42 million, $17 million and $18 million for the years ended December 31, 1993, 1992 and 1991, respectively. This amount excludes income from Federal Reserve Bank stock as this was reclassified to nonmarketable equity investments on December 31, 1993.
  The largest identifiable intangible asset was core deposit intangibles of $257 million and $262 million at December 31, 1993 and 1992, respectively. Amortization expense for core deposit intangibles was $61 million, $57 million and $56 million for the years ended December 31, 1993, 1992 and 1991, respectively.
  Foreclosed assets consist of assets (substantially real estate) acquired in satisfaction of troubled debt and are carried at the lower of fair value (less estimated costs to sell) or cost. Foreclosed assets expense, including disposi-tion gains and losses, was $60 million, $93 million and $105 million in 1993, 1992 and 1991, respectively.

                                      NOTE
                                        6

                    ----------------------------------------
                    ----------------------------------------
                          SENIOR AND SUBORDINATED DEBT
                    ----------------------------------------
                    ----------------------------------------


The following is a summary of senior and subordinated debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:



- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                                          December 31,
                                                                             Maturity          Interest      ---------------------
                                                                                 date          rate            1993           1992
SENIOR
Parent: Notes (1)                                                                1993          8.35%         $    -         $  125
        Notes (1)                                                                1993          8%                 -            100
        Notes (1)                                                                1994          8.5%             100            100
        Notes (1)                                                                1994          7 5/8%           175            175
        Floating Rate Notes                                                      1994          Various          150            150
        Floating Rate Medium-Term Notes                                          1993-95       Various        1,258            543
        Notes (1)                                                                1996          8.2%             200            200
        Medium-Term Notes (1)                                                    1993-96       4.7-9.1%         254            488
        Other notes (2)                                                          1993-2002     Various            -            105
        Debentures (2)(3)                                                        2002          8.6%               -             54
Notes payable by subsidiaries                                                                                    59             58
Obligations of subsidiaries under capital leases (Note 13)                                                       60             61
                                                                                                             ------         ------
  Total senior debt                                                                                           2,256          2,159
                                                                                                             ------         ------

SUBORDINATED

Parent: Floating Rate Notes (U.K. pounds sterling denominated
          L60 face amount) (4)(5)(6)                                             1994          Various           89             91
        Floating Rate Notes (2)                                                  1994          Various            -            100
        German Mark Floating Rate Notes (DM 300 face amount) (4)(7)              1995          Various          173            185
        Notes (2)                                                                1996          8.75%              -            100
        Floating Rate Notes (5)(8)(9)                                            1996          Various          100            100
        Floating Rate Capital Notes (5)(9)(10)                                   1996          Various          150            150
        Floating Rate Notes (4)(5)(9)                                            1997          Various          187            187
        Floating Rate Notes ($100 face amount) (5)(11)                           1997          Various          101            102
        Floating Rate Notes (4)(5)(12)                                           1997          Various          100            100
        Floating Rate Capital Notes (2)(10)                                      1997          Various            -            100
        Floating Rate Capital Notes (4)(5)(10)                                   1998          Various          200            200
        Floating Rate Notes (4)(5)                                               2000          Various          118            118
        Notes                                                                    2002          8.75%            199            199
        Notes                                                                    2002          8 3/8%           149            149
        Notes                                                                    2003          6 7/8%           150              -
        Notes                                                                    2003          6 1/8%           249              -
                                                                                                             ------         ------
  Total subordinated debt                                                                                     1,965          1,881
                                                                                                             ------         ------
     Total senior and subordinated debt                                                                      $4,221         $4,040
                                                                                                             ======         ======

- ----------------------------------------------------------------------------------------------------------------------------------

 (1) The Company has entered into interest rate swap agreements whereby the Company receives fixed-rate interest payments approximately equal to interest on the Notes and makes interest payments based on a floating rate.
 (2) These notes and debentures were called in 1993 prior to maturity.
 (3) Assumed from Crocker National Corporation.
 (4) May be redeemed in whole, at par, at any time in the event withholding taxes are imposed by the United States.
 (5) Redeemable in whole or in part, at par.
 (6) The Company has entered into a swap agreement whereby the Company receives pounds sterling sufficient to cover floating-rate interest and principal on the Notes and makes payments in U.S. dollars covering principal and interest. The transaction amount at the date of issue and swap was $74 million. The differences of $15 million and $17 million at December 31, 1993 and 1992, respectively, were due to the foreign currency transaction adjustment.
 (7) These Notes are subject to a maximum interest rate of 8%. The Company has sold this interest rate cap under an agreement whereby it receives fixed payments in German marks and makes payments based on the amount by which a floating rate exceeds 8%.
     The Company has also entered into a swap agreement whereby the Company receives German marks approximately equal to principal and interest on the Notes and makes payments in U.S. dollars. The transaction amount at the date of issue and swap was $118 million. The differences of $55 million and $67 million at December 31, 1993 and 1992, respectively, were due to the foreign currency transaction adjustment.
 (8) Equity Commitment Notes.
 (9) These Notes have been called for redemption in February 1994, prior to maturity.
(10) Mandatory Equity Notes.
(11) Subject to a maximum interest rate of 13% due to the purchase of an interest rate cap.
(12) Subject to a maximum interest rate of 13%.


  The principal payments, including sinking fund payments, on senior and subordinated debt are due as follows:



- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(in millions)                                             Parent        Company

1994                                                      $1,412         $1,416
1995                                                         879            883
1996                                                         475            489
1997                                                         200            204
1998                                                         200            204
Thereafter                                                   868            956
                                                          ------         ------
  Total                                                   $4,034         $4,152
                                                          ======         ======
- -------------------------------------------------------------------------------

  The interest rates on floating rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
  The Company's mandatory convertible debt, which is identified by notes (8) and
(10) to the table on the preceding page, qualifies as Tier 2 capital but is subject to discounting and note fund restrictions under the risk-based capital rules. The terms of the Equity Commitment Notes, which totaled $100 million at December 31, 1993, require the Company to deposit proceeds from the issuance of capital securities into a note fund. As of December 31, 1993, $100 million had been deposited in the note fund. The Equity Commitment Notes have been called for redemption in February 1994, prior to maturity.
  In 1993, $100 million of Mandatory Equity Notes, due in 1997, were called prior to maturity. The terms of the Mandatory Equity Notes, which totaled
$350 million at December 31, 1993, require the Company to sell or exchange with the noteholder the Company's common stock, perpetual preferred stock or other capital securities at maturity or earlier redemption of the Notes. The terms of the Mandatory Equity Notes, due in 1996, which equaled $150 million at December 31, 1993, provide that the Company may redeem Notes, if called prior to maturity, from proceeds from the issuance of capital securities deposited into a voluntary note fund. As of December 31, 1993, $150 million had been deposited into a voluntary note fund and all Mandatory Equity Notes, due in 1996, were called for redemption in February 1994. As of December 31, 1993, $72 million of stockholders' equity had been designated for the retirement or redemption of $200 million of Mandatory Equity Notes, due in 1998, not currently subject to redemption prior to maturity.
  Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of the Bank and the issuance of its capital stock or convertible securities. The Company was in compliance with the provisions of the borrowing agreements at December 31, 1993.

                                      NOTE
                                        7
               --------------------------------------------------
               --------------------------------------------------
                                 PREFERRED STOCK
               --------------------------------------------------
               --------------------------------------------------


At December 31, 1993 and 1992, 25,000,000 shares of preferred stock were authorized and 5,327,500 shares were issued and outstanding. All preferred shares rank senior to common shares both as to dividends and liquidation preference but have no general voting rights.
  The following is a summary of Preferred Stock (Adjustable and Fixed):


- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

                                           At December 31, 1993 and 1992          Dividend rate                 Dividends declared
                                           -----------------------------   --------------------                       (in millions)
                                                 Shares         Carrying   Minimum      Maximum      -----------------------------
                                             issued and           amount                                    Year ended December 31,
                                            outstanding    (in millions)                             -----------------------------
                                                                                                     1993        1992         1991

Adjustable Rate Cumulative, Series A          3,000,000             $150       6.0%        12.0%      $ 9         $ 9          $ 9
(Liquidation preference $50)

Adjustable Rate Cumulative, Series B          1,500,000               75       5.5         10.5         4           5            5
(Liquidation preference $50)

9% Cumulative, Series C                         477,500              238         -            -        21          21            4
(Liquidation preference $500)

8 7/8% Cumulative, Series D                     350,000              176         -            -        16          13            -
(Liquidation preference $500)

Market Auction Preferred Stock (1)                    -                -         -            -         -           -            1
                                              ---------             ----                              ---         ---          ---
  Total                                       5,327,500             $639                              $50         $48          $19
                                              =========             ====                              ===         ===          ===

               --------------------------------------------------------------------------------------------------------------------


(1) In January 1991, the Company redeemed all $180 million of its Market Auction Preferred Stock.


ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES A

These shares are redeemable at the option of the Company at a price of $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable on the last day of each calendar quarter. For each quarterly period, the dividend rate is 2.75% less than the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 6% and a maximum of 12% per year. The average dividend rate was 6.0% during 1993 and 1992 and 6.1% during 1991.

ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES B

These shares are redeemable at the option of the Company through May 14, 1996 at a price of $51.50 per share and, thereafter, at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.6%, 6.2% and 6.6% during 1993, 1992 and 1991, respectively.

9% PREFERRED STOCK, SERIES C

This class of preferred stock has been issued as depositary shares each representing one-twentieth of a share of the Series C preferred stock. These shares are redeemable at the option of the Company on and after October 24, 1996 at a price of $500 per share plus accrued and unpaid dividends. Dividends of $11.25 per share (9% annualized rate) are cumulative and payable on the last day of each calendar quarter.

8 7/8% PREFERRED STOCK, SERIES D

This class of preferred stock has been issued as depositary shares each representing one-twentieth of a share of the Series D preferred stock. These shares are redeemable at the option of the Company on and after March 5, 1997 at a price of $500 per share plus accrued and unpaid dividends. Dividends of $11.09 per share (8 7/8% annualized rate) are cumulative and payable on the last day of each calendar quarter.

                                      NOTE
                                        8
               --------------------------------------------------
               --------------------------------------------------
                      COMMON STOCK AND EMPLOYEE STOCK PLANS
               --------------------------------------------------
               --------------------------------------------------

                                  Common Stock
- --------------------------------------------------------------------------------
                                  ------------

The following table summarizes common stock authorized, reserved, issued and outstanding as of December 31, 1993:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                               Number of shares

Tax Advantage and Retirement Plan                                     2,718,228
Equity Incentive Plans                                                3,275,509
Dividend Reinvestment and Common Stock Purchase Plan                  4,279,297
Employee Stock Purchase Plan                                            718,348
Director Option Plans                                                   169,099
Stock Bonus Plan                                                         15,570
                                                                    -----------
  Total shares reserved                                              11,176,051
Shares not reserved                                                  83,011,357
Shares issued and outstanding                                        55,812,592
                                                                    -----------
  Total shares authorized                                           150,000,000
                                                                    ===========

- --------------------------------------------------------------------------------


  Under the terms of mandatory convertible debt, the Company must exchange with the noteholder, or sell, various capital securities of the Company as described in Note 6 to the Financial Statements.

                              Director Option Plans
- --------------------------------------------------------------------------------
                              ---------------------

The 1987 Director Option Plan (1987 DOP) allows participating directors to file an irrevocable election to receive stock options in lieu of their retainer to be earned in any one calendar year. The options may be exercised until the tenth anniversary of the date of receipt; options become exercisable after one year at an exercise price of $1 per share. At December 31, 1993, 3,220 options were outstanding and 2,820 options were exercisable under the plan. During 1993, 429 options were exercised. Compensation expense for the 1987 DOP is measured as the difference between the quoted market price of the stock at the date of grant less the option exercise price. This expense is accrued as retainers are earned.
   The 1990 Director Option Plan (1990 DOP) provides for annual grants of options to purchase 500 shares of common stock to each non-employee director elected or re-elected at the annual meeting of shareholders. Non-employee directors who join the board between annual meetings receive options on a prorated basis. The options may be exercised until the tenth anniversary of the date of grant; they become exercisable after one year at an exercise price equal to the fair market value of the stock at the time of grant. The maximum total number of shares of common stock issuable under the 1990 DOP is 100,000 in the aggregate and 20,000 in any one calendar year. At December 31, 1993, 20,938 options were outstanding and 15,844 options were exercisable under the plan. During 1993, 1,650 options were exercised. As the exercise price of the option is equal to the quoted market price of the stock at the time of grant, no compensation expense is recorded for the 1990 DOP.


                              Employee Stock Plans
- --------------------------------------------------------------------------------
                              --------------------


EQUITY INCENTIVE PLANS

The 1990 Equity Incentive Plan (1990 EIP) is the successor to the 1982 Equity Incentive Plan (1982 EIP). The 1990 EIP is similar to the 1982 EIP in all material respects, except that the 1990 EIP sets a higher limit on total yearly grants and provides greater flexibility to the committee that administers the Plan. The 1990 EIP provides for the granting to key employees of incentive stock options as defined under current tax laws, nonqualified stock options and restricted share rights. The options may be exercised until the tenth anniversary of the grant date; they generally become fully exercisable over three years from the grant date at the quoted market price at time of grant. Upon termination of employment, the option period is reduced or the options are canceled. The total number of shares of common stock issuable under the 1990 EIP is 2,500,000 in the aggregate and 800,000 in any one calendar year. No additional awards or grants will be issued under the 1982 EIP. As the exercise price is equal to the quoted market price of the stock at the time of grant, no compensation expense is recorded for the stock options under the 1990 and 1982 EIPs.

   Transactions involving options of the EIPs are summarized as follows:


- ---------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

                                                                                         Number of shares
                                          ---------------------------------------------------------------
                                                              1990 EIP                           1982 EIP
                                          ----------------------------        ---------------------------
                                                   1993           1992                1993           1992

Options outstanding, beginning of year          960,000        383,000             955,690      1,196,104
Granted                                         400,400        623,500                   -              -
Canceled                                        (54,840)       (36,505)             (6,670)       (16,680)
Exercised                                       (79,862)        (9,929)           (156,080)      (218,738)
Share/tax withholding                            (2,338)           (66)             (8,900)        (4,996)
                                              ---------      ---------            --------      ---------
Options outstanding, end of year              1,223,360        960,000             784,040        955,690
                                              =========      =========            ========      =========
Options exercisable, end of year                340,245        117,110             784,040        854,820
Shares available for grant, end of year         755,147      1,172,875                   -              -
Price range of options:
  Outstanding                             $68.75-110.75   $68.75-79.38        $29.56-71.00   $29.56-71.00
  Exercised                               $68.75- 78.63   $      72.50        $29.56-71.00   $ 9.44-71.00

- ---------------------------------------------------------------------------------------------------------


    Loans may be made, at the discretion of the Company, to assist the participants of the EIPs in the acquisition of shares under options. The total of such loans were $7 million and $6 million at December 31, 1993 and 1992, respectively.
    The holders of restricted share rights that were granted prior to 1991 under the 1990 and 1982 EIPs are entitled at no cost to 30% of the shares of common stock represented by the restricted share rights held three years after the restricted share rights were granted, an additional 30% after four years and the final 40% after five years. The holders of the restricted share rights granted in 1991 or later under the 1990 EIP are entitled at no cost to the shares of common stock represented by the restricted share rights held by each person five years after the restricted share rights were granted. Upon receipt of the restricted share rights, holders are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on the number of common shares equal to the number of restricted share rights. Except in limited circumstances, restricted share rights are canceled upon termination of employment. As of December 31, 1993, the 1990 EIP and the 1982 EIP had 406,853 and 106,109
restricted share rights outstanding to 920 and 450 employees or their beneficiaries, respectively. The compensation expense for the restricted share rights equals the market price at the time of grant and is accrued on a straight-line basis over the vesting period of three to five years. The amount of expense accrued for the restricted share rights under the 1990 and 1982 EIPs was $7 million, $7 million and $8 million in 1993, 1992 and 1991, respectively.

EMPLOYEE STOCK PURCHASE PLAN

Options to purchase up to 1,100,000 shares of common stock may be granted under the Employee Stock Purchase Plan (ESPP). Employees of the Company with at least one year of service, except hourly employees, are eligible to participate. Certain highly compensated employees may be excluded from participation at the discretion of the Management Development and Compensation Committee of the Board of Directors. The plan provides for an option price of the lower of market value at grant date or 85% to 100% (as determined by the Board of Directors for each option period) of fair market value at the end of the option period (12 months after the grant date for the current period). For the current option period ending July 31, 1994, the Board approved a closing option price of 85% of fair market value. The plan is noncompensatory and results in no expense to the Company. Transactions involving the ESPP are summarized as follows:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                              Number of options
                                                        -----------------------
                                                            1993           1992

Options outstanding, beginning of year                   206,185        187,113
Granted                                                  173,270        216,040
Canceled                                                (103,240)       (62,029)
Exercised (at $69.05 in 1993 and
  $58.56 in 1992)                                       (115,739)      (134,939)
                                                        --------       --------
Options outstanding, end of year                         160,476        206,185
                                                        ========       ========
Options available for grant, end of year                 557,872        627,902
                                                        ========       ========

- --------------------------------------------------------------------------------


   For information on employee stock ownership through the Tax Advantage and Retirement Plan, see Note 9.

DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment and Common Stock Purchase and Share Custody Plan allows holders of the Company's common stock to purchase additional shares either by reinvesting all or part of their dividends, or by making optional cash payments. Currently, up to $6 thousand of dividends per quarter may be used to purchase shares at a 3% discount. Dividends in excess of $6 thousand per quarter and between $150 and $2 thousand per month in optional cash payments may be used to purchase shares at fair market value. Shares may also be held in custody under the Plan even without the reinvestment of dividends. During 1993 and 1992, 222,679 and 2,553,270 shares, respectively, were issued under the plan.


                                      NOTE
                                        9
               --------------------------------------------------
               --------------------------------------------------

                      EMPLOYEE BENEFITS AND OTHER EXPENSES

               --------------------------------------------------
               --------------------------------------------------


                                 Retirement Plan
- --------------------------------------------------------------------------------
                                 ---------------

The Company's retirement plan is known as the Tax Advantage and Retirement Plan
(TAP), a defined contribution plan. As part of TAP, the Company makes basic retirement contributions of 4% of the total of employee base salary plus payments from certain bonus plans (covered compensation). The Company also makes special transition contributions related to the termination of a prior defined benefit plan of the Company ranging from .5% to 3% of covered compensation for certain employees. The plan covers salaried employees with at least one year of service and contains a vesting schedule graduated from three to seven years of service.
  In addition, the Company makes supplemental retirement contributions of 2% of employee-covered compensation. All salaried employees with at least one year of service are eligible to receive these Company contributions, which are immediately vested.
  Salaried employees who have at least one year of service are eligible to contribute to TAP up to 10% of their pretax covered compensation through salary deductions under Section 401(k) of the Internal Revenue Code, although a lower contribution limit may be applied to certain employees in order to maintain the qualified status of the plan. The Company makes matching contributions of up to 4% of an employee's covered compensation for those who have at least three years of service and who elect to contribute under the plan. The Company's con-tributions are immediately vested and are tax deductible by the Company.
  Employees direct the investment of their TAP funds and may elect to invest in the Company's common stock.
  Expenses related to TAP for the years ended December 31, 1993, 1992 and 1991 were $53 million, $50 million and $46 million, respectively.

                         Health Care and Life Insurance
- --------------------------------------------------------------------------------
                         ------------------------------

The Company provides health care and life insurance benefits for certain active and retired employees. The Company reserves its right to terminate these benefits at any time. The health care benefits for active and retired employees are self-funded by the Company with the Point-of-Service Managed Care Plan or provided through health maintenance organizations (HMOs). Effective January 1, 1993, the health care and life insurance benefits for retirees changed. The amount of subsidized health care coverage for retired employees is now based upon Medicare eligibility as of January 1, 1993. The amount of subsidized health care coverage for active employees is based upon their eligibility to retire as of January 1, 1993 and their years of service at the time of retirement. For those active employees with an adjusted service date after September 30, 1992, there are no medical or dental benefits upon retirement. Additionally, those employees who retire after January 1, 1993 are no longer eligible for the nominal Company-paid life insurance benefit. Effective January 1, 1994, newly hired employees are not eligible for Company-paid life insurance benefits.
  The Company recognized the cost of health care benefits for active eligible employees by expensing contributions totaling $49 million, $47 million and $46 million in 1993, 1992 and 1991, respectively. Life insurance benefits for active eligible employees are provided through an insurance company. The Company recognizes the cost of these benefits by expensing the annual insurance premiums, which were $2 million, $3 million and $1 million in 1993, 1992 and 1991, respectively. At December 31, 1993, the Company had approximately 20,700 active eligible employees and 6,100 retirees.

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 (FAS 106), Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement changed the method of accounting for postretirement benefits other than pensions from a cash to an accrual basis.
  Under FAS 106, the determination of the accrued liability requires a calculation of the accumulated postretirement benefit obligation (APBO). The APBO represents the actuarial present value of postretirement benefits other than pensions to be paid out in the future (e.g., health benefits to be paid for retirees) that have been earned as of the end of the year. The unrecognized APBO at the time of adoption of FAS 106 (initial APBO) of $142 million for postretirement health care benefits is being amortized over 20 years.
  The following table sets forth the net periodic cost for postretirement health care benefits for 1993:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(in millions)                                                            Amount
Interest cost on APBO                                                     $11.2
Amortization of initial APBO                                                7.2
Service cost (benefits attributed to service
  during the period)                                                        1.0
                                                                          -----
  Total                                                                   $19.4
                                                                          =====

- --------------------------------------------------------------------------------


  The following table sets forth the funded status for postretirement health care benefits and provides an analysis of the accrued postretirement benefit cost included in the Company's consolidated balance sheet at December 31, 1993.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                                            Amount

Accumulated postretirement benefit obligation (1):
  Retirees                                                               $ 99.9
  Fully eligible active employees                                          21.4
  Other active employees                                                   15.7
                                                                         ------
                                                                          137.0
Plan assets at fair value                                                     -
                                                                         ------
Accumulated postretirement benefit obligation in
  excess of plan assets                                                   137.0
Unrecognized net gain from past experience different
  from that assumed and from changes in assumptions                        10.4
Unrecognized transition obligation                                       (135.0)
                                                                         ------
  Accrued postretirement benefit cost (included in
    other liabilities)                                                   $ 12.4
                                                                         ======

- --------------------------------------------------------------------------------


(1) Based on a discount rate of 6.45%.


  The incremental 1993 pretax expense related to adopting FAS 106 for postretirement health care benefits was $11 million.
  For measurement purposes, a health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. An average 9% annual increase in the per capita cost of covered health care benefits was assumed for 1994. The rate was assumed to decrease gradually to 5.5% in 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care trend by
1 percentage point in each year would increase the APBO as of December 31, 1993 by $7.6 million and the aggregate of the interest cost and service cost components of the net periodic cost for 1993 by $.6 million.
  The Company also provides postretirement life insurance to certain existing retirees. The APBO and expenses related to these benefits were not material.
  Effective July 1, 1993, the Company also adopted Statement of Financial Accounting Standards No. 112 (FAS 112), Employers' Accounting for
Postemployment Benefits. This Statement requires employers to recognize the obligation to provide benefits to former or inactive employees after employment but before retirement. The adoption of FAS 112 resulted in an accrual of $12 million.
                                 Other Expenses
- --------------------------------------------------------------------------------
                                 --------------

Contract services expense was $61 million, $48 million and $40 million for the years ended December 31, 1993, 1992 and 1991, respectively.
  Advertising and promotion expense was $59 million, $47 million and $57 million for the years ended December 31, 1993, 1992 and 1991, respectively.

                                      NOTE
                                       10
               --------------------------------------------------
               --------------------------------------------------
                                  INCOME TAXES
               --------------------------------------------------
               --------------------------------------------------

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 changed the method of computing income taxes for financial statement purposes from the deferred method of accounting for income taxes of Accounting Principles Board Opinion No. 11 (APB 11) to the liability (or balance sheet) method. Under the liability method, the net deferred tax asset or liability is determined based upon the effects of the differences between the book and tax bases of the vari-ous balance sheet assets and liabilities. Under FAS 109, deferred tax assets or liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. Computation of the net deferred tax asset or liability gives current recognition to changes in tax rates and laws. The effect of applying FAS 109 was a one-time adjustment that decreased income tax expense for the year by approximately $1 million. As a result of applying FAS 109 in 1993, income before income tax expense was decreased $5 million due to the effects of adjustments for prior purchase business combinations.
  Total income taxes for the year ended December 31, 1993 were recorded as follows:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                      Year ended December 31, 1993

Income taxes applicable to income before income tax expense                $426
Goodwill for tax benefits related to acquired assets                         (8)
                                                                           ----
    Subtotal                                                                418
Stockholders' equity for compensation expense for
  tax purposes in excess of amounts recognized
  for financial reporting purposes                                           (8)
Stockholders' equity for tax effect of unrealized
  net gain on investment securities                                          15
                                                                           ----
      Total income taxes                                                   $425
                                                                           ====

- --------------------------------------------------------------------------------


  The following is a summary of the components of income tax expense (benefit) applicable to income before income taxes:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


(in millions)                                            Year ended December 31,
                                                      -------------------------
                                                       1993      1992      1991
Current:
  Federal                                             $ 450     $ 290     $ 255
  State and local                                       121        91        96
                                                      -----     -----     -----
                                                        571       381       351
                                                      -----     -----     -----
Deferred:
  Federal                                              (129)     (135)     (230)
  State and local                                       (16)      (29)      (88)
                                                      -----     -----     -----
                                                       (145)     (164)     (318)
                                                      -----     -----     -----
    Total                                             $ 426     $ 217     $  33
                                                      =====     =====     =====

- -------------------------------------------------------------------------------


  Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary significantly from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1992 are primarily as a result of adjustments to conform to tax returns as filed.
  The Company's income tax expense for 1993, 1992 and 1991 included less than $1 million, $18 million and $3 million, respectively, related to investment securities transactions.
  The Company had net deferred tax assets of $884 million, $804 million and $640 million at December 31, 1993, 1992 and 1991, respectively. The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 1993 are presented below:




- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                      Year ended December 31, 1993

Deferred Tax Assets
Allowance for loan losses                                                $  879
Net tax-deferred expenses                                                   223
Foreclosed assets                                                            68
State tax expense                                                            32
Investments                                                                   6
Other                                                                         5
                                                                         ------
                                                                          1,213
Valuation allowance                                                          (2)
                                                                         ------
  Total deferred tax assets, less valuation allowance                     1,211
                                                                         ------
Deferred Tax Liabilities
Leasing                                                                     254
Certain identifiable intangibles                                             47
Depreciation                                                                 26
                                                                         ------
  Total deferred tax liabilities                                            327
                                                                         ------

Net Deferred Tax Asset                                                   $  884
                                                                         ======

- --------------------------------------------------------------------------------


  The Company's $884 million net deferred tax asset at December 31, 1993 includes a valuation allowance of $2 million representing the net deferred tax effect of a $27 million California capital loss carryforward, which is only available to offset future California capital gains, if any, through 1996. The January 1, 1993 valuation allowance of $5 million was reduced by $3 million due to the current utilization of a portion of the California capital loss carryforward. Substantially all of the Company's net deferred tax asset of $884 million at December 31, 1993 related to net expenses (the largest of which was the provision for loan losses), which have been reflected in the financial statements, but which will reduce future taxable income. At December 31, 1993, the Company did not have any net operating loss carryforwards. The Company estimates that approximately $774 million of the $884 million net deferred tax asset at December 31, 1993 could be realized by the recovery of previously paid federal taxes; however, the Company expects to actually realize the federal net deferred tax asset by claiming deductions against future taxable income. The balance of approximately $110 million relates to approximately $1.6 billion of net deductions that are expected to reduce future California taxable income (California tax law does not permit recovery of previously paid taxes). The Company's California taxable income has averaged approximately $1 billion for each of the last three years. The Company believes that it is more likely than not that it will have sufficient future California taxable income to fully utilize these deductions.
  The significant components of deferred income tax (benefits) for the year ended December 31, 1993 were as follows:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                                  Year ended
                                                               December 31,1993
Deferred tax benefit (exclusive of
  the other components below)                                             $(120)
Adjustments to deferred tax assets and liabilities for
  enacted changes in rates and laws                                         (22)
Decrease in valuation allowance                                              (3)
                                                                          -----
      Total                                                               $(145)
                                                                          =====

- --------------------------------------------------------------------------------



  Under APB 11, the components of the deferred income tax (benefits) for the years ended December 31, 1992 and 1991 were as follows:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                            Year ended December 31,
                                                         ----------------------
                                                           1992            1991

Lower loan loss deduction for
  tax return purposes                                     $(180)          $(335)
Lower income for tax return purposes
  resulting from the net change in
  deferred income and expenses                               20              22
Lower depreciation for tax return purposes                  (13)             (7)
Higher state tax deduction for
  tax return purposes                                        13              41
Lower (higher) lease financing income for
  tax return purposes                                        (7)             11
Lower (higher) income on financial
  contracts for tax return purposes                           7              (7)
Higher income from investments for
  tax return purposes                                        (4)            (14)
Higher (lower) loss from foreclosed assets for
  tax return purposes                                         9             (40)
Other                                                        (9)             11
                                                          -----           -----
    Total                                                 $(164)          $(318)
                                                          =====           =====
- --------------------------------------------------------------------------------


  The Company has not recognized a deferred tax liability of $45 million on $124 million of undistributed earnings of a foreign subsidiary and an affiliate because such earnings are indefinitely reinvested in those companies and are not taxable under current law. A tax liability would be recognized if the Company recovered those undistributed earnings in a taxable manner, such as through the receipt of dividends or sales of the entities, or if the tax law changed.

  The following is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:


- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

(in millions)                                                                                          Year ended December 31,
                                                           ------------------------------------------------------------------
                                                                         1993                    1992                    1991
                                                           ------------------      ------------------      ------------------
                                                           Amount           %      Amount           %      Amount           %


Statutory federal income tax expense and rate                $363        35.0 %      $170        34.0 %       $18        34.0 %
Change in tax rate resulting from:
  State and local taxes on income, net of
      federal income tax benefit                               75         7.2          39         7.8           4         7.6
  Adjustment to deferred tax assets and
      liabilities for enacted changes in
      tax rates and laws                                      (22)       (2.1)          -           -           -           -
  Amortization of certain intangibles not
      deductible for tax return purposes                       18         1.7          14         2.9          14        25.1
  Income and expense related to acquired
      assets and liabilities accounted for
      net of tax                                                -           -           5         1.0           4         8.4
  Tax-exempt interest and dividend income                      (5)        (.5)         (4)        (.9)         (9)      (17.3)
  Other                                                        (3)        (.3)         (7)       (1.4)          2         3.5
                                                             ----        ----        ----        ----         ---       -----
      Effective income tax expense and rate                  $426        41.0 %      $217        43.4 %       $33        61.3 %
                                                             ====        ====        ====        ====         ===       =====

- -----------------------------------------------------------------------------------------------------------------------------


                                      NOTE
                                       11
               --------------------------------------------------
               --------------------------------------------------

                               FOREIGN ACTIVITIES

               --------------------------------------------------
               --------------------------------------------------

Selected financial data by geographic area at December 31, 1993, 1992 and 1991 and for the years then ended was as follows:


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                    Total         Income        Net          Assets
                               revenue         before     income     at year end
                                           income tax
                                              expense

Latin America          1993     $    2        $     1      $   1        $     16
  (including           1992          1              1          1               4
  Mexico)              1991          -             23         14               -
- --------------------------------------------------------------------------------
Other                  1993         10              7          4             121
                       1992          8              8          5             128
                       1991          8              2          1              35
- --------------------------------------------------------------------------------
Total foreign (1)      1993         12              8          5             137
                       1992          9              9          6             132
                       1991          8             25         15              35
- --------------------------------------------------------------------------------
Domestic               1993      4,842          1,030        607          52,376
                       1992      5,195            491        277          52,405
                       1991      5,853             29          6          53,512
- --------------------------------------------------------------------------------
Total foreign          1993     $4,854         $1,038       $612         $52,513
  and domestic         1992      5,204            500        283          52,537
                       1991      5,861             54         21          53,547

- --------------------------------------------------------------------------------


(1) The 1991 income before income tax expense reflects a $55 million reversal of the unused portion of the allowance for loan losses allocated to foreign loans.


   Foreign activities were insignificant to the Company's results of operations in 1993 and 1992. In 1991, the reversal of the unused portion of the allowance for loan losses attributed to foreign loans contributed significantly to the Company's unusually low consolidated results of operations.
   Changes in the allowance for loan losses allocated to foreign loans were as follows:





- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                            Year ended December 31,
                                              ---------------------------------
                                              1993          1992           1991

Balance, beginning of year                      $-           $ -           $  6

Provision for loan losses                        -            (5)           (55)

Recoveries                                       -             1             49

Recoveries on the sale of
  developing country loans                       -             4              -
                                                --           ---           ----
Balance, at end of year                         $-           $ -           $  -
                                                ==           ===           ====

- --------------------------------------------------------------------------------


                                      NOTE
                                       12
               --------------------------------------------------
               --------------------------------------------------

                                 PARENT COMPANY

               --------------------------------------------------
               --------------------------------------------------

Condensed financial information of Wells Fargo & Company (Parent) is presented below. For information regarding the Parent's long-term debt and commitments and contingent liabilities, see Notes 6 and 13, respectively.



                          CONDENSED STATEMENT OF INCOME


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                            Year ended December 31,
                                                      -------------------------
                                                       1993      1992      1991

INCOME
Dividends from subsidiaries:
  Wells Fargo Bank                                      $ -      $117     $ 313
  Nonbank subsidiaries                                    3         1         5
Interest income from:
  Wells Fargo Bank                                       97       109       139
  Nonbank subsidiaries                                   22        32        62
  Other                                                  56        60        65
Noninterest income                                       45         9        10
                                                       ----      ----     -----
    Total income                                        223       328       594
                                                       ----      ----     -----

EXPENSE

Interest on:
  Commercial paper and other
    short-term borrowings                                 5         8        62
  Senior and subordinated debt                          195       207       227
Provision for loan losses                                 9        39        11
Noninterest expense                                      39        42        43
                                                       ----      ----     -----
    Total expense                                       248       296       343
                                                       ----      ----     -----
Income (loss) before income tax
  benefit and undistributed
  income of subsidiaries                                (25)       32       251
Income tax (expense) benefit                             (5)       36        30
Equity in undistributed
  income (loss) of
  subsidiaries (1):
  Wells Fargo Bank                                      632       220      (225)
  Nonbank subsidiaries                                   10        (5)      (35)
                                                       ----      ----     -----

NET INCOME                                             $612      $283     $  21
                                                       ====      ====     =====

- --------------------------------------------------------------------------------


(1) The 1991 amount represents dividends distributed by Wells Fargo Bank in excess of its 1991 net income of $88 million. The amount for the nonbank subsidiaries represents a 1991 net loss of $30 million and dividends of $5 million.






                             CONDENSED BALANCE SHEET

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                                       December 31,
                                                      -------------------------
                                                          1993             1992

ASSETS
Cash and due from Wells Fargo Bank
  (includes interest-earning deposits
  of $723 and $800)                                      $ 733            $ 818
Investment securities:
  At cost (estimated fair value $341 million
    and $361 million)                                      337              352
  At fair value                                             50                -
                                                         -----            -----
Total investment securities                                387              352

Securities purchased under resale
   agreements                                              250                -
Loans                                                      359              455
Allowance for loan losses                                   60               60
                                                        ------           ------
    Net loans                                              299              395
                                                        ------           ------

Loans and advances to subsidiaries:
  Wells Fargo Bank                                       1,682            1,682
  Nonbank subsidiaries                                     303              406
Investment in subsidiaries:
  Wells Fargo Bank                                       4,479            3,733
  Nonbank subsidiaries                                      95               88
Other assets                                               552              645
                                                        ------           ------
    Total assets                                        $8,780           $8,119
                                                        ======           ======

LIABILITIES AND
STOCKHOLDERS' EQUITY

Commercial paper and other
  short-term borrowings                                  $ 138            $ 168
Other liabilities                                          225              221
Senior debt                                              2,137            2,040
Subordinated debt                                        1,965            1,881
                                                        ------           ------
     Total liabilities                                   4,465            4,310
Stockholders' equity                                     4,315            3,809
                                                        ------           ------

     Total liabilities and stockholders'
       equity                                           $8,780           $8,119
                                                        ======           ======

- --------------------------------------------------------------------------------



                        CONDENSED STATEMENT OF CASH FLOWS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                           Year ended December 31,
                                                ------------------------------
                                                   1993        1992       1991

Cash flows from operating activities:
   Net income                                     $ 612       $ 283     $   21
   Adjustments to reconcile net
      income to net cash provided by
      operating activities:
      Provision for loan losses                       9          39         11
      Deferred income tax expense (benefit)          30         (15)        (7)
      Equity in undistributed (income)
        loss of subsidiaries                       (642)       (215)       260
      Other, net                                    (32)          2          9
                                                  -----       -----     ------
Net cash provided by operating activities           (23)         94        294
                                                  -----       -----     ------
Cash flows from investing activities:
   Investment securities:
      At cost:
        Proceeds from sales                           -           -         70
        Proceeds from prepayments and
           maturities                                13           2        276
        Purchases                                   (25)       (127)      (491)
   Net decrease in loans                             87          32         93
   Net decrease in loans and
      advances to subsidiaries                      103         257        360
   Investment in subsidiaries                      (111)       (299)       (61)
   Net (increase) in securities purchased
      under resale agreements                      (250)          -          -
   Other, net                                        92          66         93
                                                  -----       -----     ------
Net cash provided (used) by
   investing activities                             (91)        (69)       340
                                                  -----       -----     ------
Cash flows from financing activities:
   Net decrease in short-term borrowings            (30)        (58)    (1,534)
   Proceeds from issuance of senior debt            980         508      2,031
   Proceeds from issuance of
      subordinated debt                             399         350          -
   Repayment of senior debt                        (884)       (882)       (33)
   Repayment of subordinated debt                  (300)       (116)      (200)
   Net decrease in indebtedness
      to subsidiaries                                 -           -         (2)
   Proceeds from issuance of preferred stock          -         169        231
   Proceeds from issuance of common stock            53         213         41
   Redemption of preferred stock                      -           -       (180)
   Repurchase of common stock                        (5)          -         (2)
   Payments of cash dividends                      (175)       (153)      (227)
   Other, net                                        (9)        (26)        28
                                                  -----       -----     ------
Net cash provided by
   financing activities                              29           5        153
                                                  -----       -----     ------
   Net change in cash and cash
      equivalents (due from
      Wells Fargo Bank)                             (85)         30        787
Cash and cash equivalents at
   beginning of year                                818         788          1
                                                  -----       -----     ------
Cash and cash equivalents at
   end of year                                    $ 733        $818      $ 788
                                                  =====       =====     ======

Noncash investing activities:
   Transfers from investment securities
      at cost to investment securities
      at fair value                                $ 25           -          -
                                                  =====       =====     ======

- --------------------------------------------------------------------------------


                                      NOTE
                                       13
                    ----------------------------------------
                    ----------------------------------------

                     COMMITMENTS AND CONTINGENT LIABILITIES

                    ----------------------------------------
                    ----------------------------------------

In the normal course of business, the Company makes commitments and assumes contingent liabilities for various purposes, such as meeting the financing needs of its customers and reducing its own exposure to fluctuations in interest rates.





                              Financial Instruments
                           with Off-Balance Sheet Risk
- --------------------------------------------------------------------------------
                          ----------------------------

Off-balance sheet commitments, which are properly not reflected in the financial statements, involve various types and degrees of risk to the Company, including credit, interest rate and liquidity risk, and are summarized below:



- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                                                       December 31,
                                                         ----------------------
                                                            1993           1992

Commitments to extend credit under
   credit card lines (1)                                 $ 6,000        $ 5,300
Other commitments to extend credit (1)                    10,000         11,600
Standby letters of credit (1)                                900          1,000
Commercial and similar letters of credit (1)                 100            100
Commitments related to nonmarketable
   equity investments (1)                                    100            100
Interest rate futures contracts (2)                        4,900          5,000
Interest rate forward contracts (2)                          100            100
Interest rate floor contracts purchased (3)                3,700          4,400
Interest rate cap contracts purchased (3)                  1,500          1,500
Interest rate cap contracts written (2)                    1,200          1,100
Interest rate swap contracts (3)(4)                        2,100          3,400
Cross currency swap contracts (3)(5)                         200            200
Foreign exchange contracts (3)(6)                            300            300
When-issued securities (3)                                   500            300

- --------------------------------------------------------------------------------

(1) Financial instruments for which contract amounts represent credit risk.
(2) Financial instruments for which credit risk is DE MIMMIS.
(3) Financial instruments for which the credit risk is substantially less than the notional or contract amounts. The Company anticipates performance by substantially all of the counterparties for these financial contracts.
(4) The Parent's share of the notional principal amount of interest rate swaps outstanding was $100 million and $400 million at December 31, 1993 and 1992, respectively.
(5) Replacement cost for those contracts in a gain position was $67 million and $85 million at December 31, 1993 and 1992, respectively. These are off-balance sheet commitments of the Parent.
(6) Replacement cost for those contracts in a gain position was $5 million and $10 million at December 31, 1993 and 1992, respectively.

COMMITMENTS

A commitment to extend credit is a legally binding agreement to lend funds to a customer and is usually for a specified interest rate and purpose. These commitments have fixed expiration dates and generally require a fee.

  The Company uses the same credit policies in making commitments to extend credit as it does in making loans. The extension of a commitment gives rise to credit risk when it is drawn upon. The actual liquidity needs or the credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit shown in the table on the preceding page because a significant portion of these commitments is expected to expire without being drawn upon. Certain commitments are subject to a loan agreement containing covenants regarding the financial performance of the customer that must be met before the Company is required to fund the commitment.
  In addition, the Company manages the potential credit risk in commitments to extend credit by limiting the total amount of arrangements, both by individual customer and in the aggregate; by monitoring the size and maturity structure of these portfolios; and by applying the same credit standards maintained for all of its credit activities. The credit risk associated with these commitments is considered in management's determination of the allowance for loan losses.

STANDBY LETTERS OF CREDIT

Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under a standby letter of credit, the Company assures that the third party will receive specified funds if a customer fails to meet his contractual obligation. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing letters of credit and the Company's management of that credit risk is the same as for loans and is considered in management's determination of the allowance for loan losses. At December 31, 1993 and 1992, standby letters of credit included approximately $100 million and $200 million, respectively, of participations purchased and were net of approximately $100 million and $100 million, respectively, of participations sold. Approximately 60% of the Company's year-end 1993 standby letters of credit had maturities of one year or less and substantially all had maturities of seven years or less.
  Included in standby letters of credit are those which back financial instruments (financial guarantees). Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee. At December 31, 1993, the Company had issued or purchased participations in financial guarantees of approximately $500 million. Currently, as well as historically, losses on standby letters of credit have been immaterial.

INTEREST RATE DERIVATIVE CONTRACTS

The Company enters into a variety of financial contracts, which include interest rate futures contracts, interest rate floors and caps, and interest rate swap agreements. The contract or notional amounts do not represent exposure to liquidity risk. The Company is not a dealer but an end-user of these instruments and does not use them speculatively. The contracts are used primarily to hedge mismatches in interest rate maturities and, therefore, serve to reduce rather than increase the Company's exposure to movements in interest rates. The Company controls the credit risk of its financial contracts (except futures contracts and interest rate cap contracts written, which do not have credit risk) through credit approvals, limits and monitoring procedures. Currently, as well as historically, losses associated with counterparty nonperformance on interest rate derivative contracts have been immaterial.
  Interest rate futures contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific money market instrument at a predetermined date for a specific price. Gains and losses are settled daily based on a notional (underlying) principal value and do not involve an actual transfer of the specific instrument. Futures contracts are standardized and are traded on exchanges. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The deferred gains related to interest rate futures contracts were $4 million at December 31, 1993. This amount will be fully amortized by December 31, 1994. There were no deferred interest rate losses on related futures contracts in 1993.
  Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and an agreed-upon rate applied to a notional principal amount. The Company also offers these contracts to its customers and will either hedge the contracts with other capital market instruments or use the contracts for asset/liability management. For such instruments written by the Company, market risks arise from movements in interest rates. For those contracts in a gain position, the replacement cost in the event of nonperformance by counterparties for purchased interest rate floors and caps was approximately $141 million and $249 million at December 31, 1993 and 1992, respectively.
  Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Similar to interest rate floors and caps, the Company also offers swap contracts to its customers. Inter-est rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. The primary risk associated with swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. For those contracts in a gain position, the replacement cost in the event of nonperformance by counterparties for the Company's interest rate swaps was approximately $86 million and $155 million at December 31, 1993 and 1992, respectively.

                                Lease Commitments
- --------------------------------------------------------------------------------
                                -----------------

The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms ranging from 1-25 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases with terms in excess of one year as of December 31, 1993:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(in millions)                            Operating leases        Capital leases

Year ended December 31,
1994                                                 $128                  $ 11
1995                                                  121                    11
1996                                                  108                    10
1997                                                   92                     9
1998                                                   79                     9
Thereafter                                            419                    99
                                                     ----                  ----
Total minimum lease payments                         $947                   149
                                                     ====

Executory costs                                                              (5)
Amounts representing interest                                               (84)
                                                                           ----

Present value of net minimum lease payments                                $ 60
                                                                           ====

- --------------------------------------------------------------------------------


  Total future minimum payments to be received under noncancelable operating subleases at December 31, 1993 were approximately $264 million; these payments are not reflected in the above table.
  Rental expense, net of rental income, for all operating leases was $99 million, $100 million and $103 million for the years ended
December 31, 1993, 1992 and 1991, respectively.

                                  Legal Actions
- --------------------------------------------------------------------------------
                                  -------------

In the normal course of business, the Company is at all times subject to numerous pending and threatened legal actions, some for which the relief or damages sought are substantial. After reviewing pending and threatened actions with counsel, management considers that the outcome of such actions will not have a material adverse effect on stockholders' equity of the Company; the Company is not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period. Losses resulting from litigation are included in operating losses, which is a component of noninterest expense. Total operating losses were $52 million, $45 million and $81 million for the years ended December 31, 1993, 1992 and 1991, respectively.

                                      NOTE
                                       14
                ------------------------------------------------
                ------------------------------------------------
                       FAIR VALUE OF FINANCIAL INSTRUMENTS
                ------------------------------------------------
                ------------------------------------------------

Statement of Financial Accounting Standards No. 107 (FAS 107), Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions, set forth below for the Company's financial instruments, are made solely to comply with the requirements of FAS 107 and should be read in conjunction with the financial statements and footnotes in this Annual Report.
  Fair values are based on estimates or calculations at the transaction level using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management's estimates of the values, and they are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments, expected losses and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. The Company has not included certain material items in its disclosure, such as the value of the long-term relationships with the Company's deposit, credit card and trust customers, since these intangibles are not financial instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
  The following table presents a summary of the Company's financial instruments, as defined by FAS 107:


- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

(in millions)                                Carrying   Estimated                                            Carrying    Estimated
                                               amount  fair value                                              amount   fair value

DECEMBER 31, 1993
- ----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS                                                   FINANCIAL LIABILITIES
Cash and due from banks                       $ 2,644     $ 2,644  Deposits (3)                               $41,642      $41,863
Investment securities:                                             Federal funds purchased and securities
  At cost                                       9,887       9,978    sold under repurchase agreements           1,079        1,079
  At fair value                                 3,171       3,171  Commercial paper and other
                                              -------     -------    short-term borrowings                        188          188
     Total investment securities               13,058      13,149  Acceptances outstanding                         70           70
Federal funds sold and securities purchased                        Senior debt (4)                              2,196        2,244
  under resale agreements                       1,668       1,668  Subordinated debt (5)                        1,965        2,008
Loans (1):
  Commercial                                    6,912       6,829  OFF-BALANCE SHEET
  Real estate 1-4 family first mortgage         7,458       7,534  FINANCIAL INSTRUMENTS
  Other real estate mortgage                    8,286       8,127  Interest rate futures contracts            $    (4)     $     -
  Real estate construction                      1,110       1,046  Interest rate forward contracts                  -            -
  Consumer                                      8,103       7,973  Interest rate floor contracts purchased         11          136
  Lease financing (2)                           1,060       1,073  Interest rate cap contracts purchased           13            5
  Foreign                                          18          17  Interest rate cap contracts written             (8)          (3)
                                              -------     -------  Interest rate swap contracts                     -           82
                                               32,947      32,599  Cross currency swap contracts (5)               67           67
  Less: Allowance for loan losses (1)           2,122           -  Foreign exchange contracts                       1            1
        Net deferred fees on off-balance
          sheet instruments                        14           -
                                              -------     -------
     Net loans                                 30,811      32,599
Due from customers on acceptances                  70          70
Nonmarketable equity investments                  396         562
Other financial assets                             73          73


DECEMBER 31,1992
- ----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS                                                   FINANCIAL LIABILITIES
Cash and due from banks                       $ 2,690     $ 2,690  Deposits (6)                               $42,196      $42,499
Investment securities                           9,338       9,428  Federal funds purchased and securities
Federal funds sold and securities purchased                          sold under repurchase agreements           1,311        1,311
  under resale agreements                       1,183       1,183  Commercial paper and other
Loans (net of allowance) (1)(6)(7)             34,709      35,162    short-term borrowings                        202          202
Due from customers on acceptances                  97          97  Acceptances outstanding                         97           97
Nonmarketable equity investments                  352         469  Senior debt (6)(7)                           2,098        2,172
Other financial assets                            223         220  Subordinated debt (7)                        1,881        1,807

- ----------------------------------------------------------------------------------------------------------------------------------


(1) At December 31, 1993, the Company used variable discount rates which incorporate relative credit quality to reflect the credit risk on the fair value calculation. At December 31, 1992, the allowance for loan losses represented a reasonable estimate of the credit risk component of the fair value of loans.
(2) The carrying amount and fair value exclude equipment leases of $152 million.
(3) The carrying amount excludes deferred gains on off-balance sheet financial instruments of $2 million.
(4) The carrying amount and fair value exclude obligations under capital leases of $60 million.
(5) The Company has entered into cross currency swap agreements to hedge floating rate subordinated debt issued in German marks and
    British pounds.
(6) The carrying amounts and fair values exclude nonfinancial instruments that equal $127 million for loans, $48 million for deposits and $61 million for senior debt.
(7) The fair value of loans and senior debt includes amounts for fair values of off-balance sheet interest rate contracts that qualify as accounting hedges.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                Financial Assets
- --------------------------------------------------------------------------------
                                ----------------

SHORT-TERM FINANCIAL ASSETS

This category includes cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

INVESTMENT SECURITIES

Investment securities at cost and fair value at December 31, 1993 and 1992 are set forth in Note 3.

LOANS

The fair valuation calculation process differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate. Discount rates presented in the paragraphs below have a wide range due to the Company's mix of fixed and variable rate products. At December 31, 1993, the Company used variable discount rates which incorporate relative credit quality to reflect the credit risk on the fair value calculation. In initially applying FAS 107 at December 31, 1992, the Company utilized its allowance for loan losses to estimate the credit risk component of fair value. This approach was deemed appropriate in light of depressed economic conditions and the credit quality of the Company's loan portfolio, particularly the high level of nonaccrual loans that needed separate credit evaluation. In 1993, economic conditions improved, some liquidity returned to the real estate market and the Company's nonaccrual loans declined. Consequently, in 1993, the Company incorporated credit spreads in its discounted cash flow approach in calculating fair value. The improved conditions and lower interest rate environment have resulted in an increase of fair value at December 31, 1993 compared with December 31, 1992.
  The fair value of commercial loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity. Most of the discount rates applied to this portfolio are between 5.5% and 9.5% at December 31, 1993 and 6.0% and 8.0% at December 31, 1992. Most of the discount rates for commercial loans, other real estate mortgage loans and real estate construction loans are between 8.2% and 9.5%, 5.5% and 9.3%, and 6.0% and 8.0% at December 31, 1993,
respectively.
  For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on the Company's current pricing for loans of similar size, type, remaining maturity and repricing characteristics. Most of the discount rates applied to this portfolio are between 5.7% and 7.3% at December 31, 1993 and 5.2% and 9.0% at December 31, 1992.
  For credit card loans, the portfolio's yield is equal to the Company's current pricing and, therefore, the fair value is equal to book value.
  For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, based on the current rates offered by the Company for loans with similar characteristics. Most of the discount rates applied to this portfolio are between 8.5% and 9.5% at December 31, 1993 and 9.5% and 10.5% at December 31, 1992.
  For auto lease financing, the fair value is calculated by discounting the contractual cash flows at the Company's current pricing for items of similar remaining term, without including any tax benefits. Most of the discount rates applied to this portfolio are between 8.0% and 9.3% at December 31, 1993 and 9.7% and 10.0% at December 31, 1992.

NONMARKETABLE EQUITY INVESTMENTS

The Company's nonmarketable equity investments, including securities, are carried at cost and have a book value of $396 million and $352 million and an estimated fair value of $562 million and $469 million at December 31, 1993 and 1992, respectively. There are restrictions on the sale and/or liquidation of the Company's interest, which is generally in the form of limited partnerships; and the Company has no direct control over the investment decisions of the limited partnerships. To estimate fair value, a significant portion of the underlying limited partnerships' investments are valued based on market quotes.


                              Financial Liabilities
- --------------------------------------------------------------------------------
                              ---------------------

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and savings deposits and market rate savings, is equal to the amount payable on demand at the measurement date. Although FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1993 and 1992. The fair value of certificates of deposit and other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.

SHORT-TERM FINANCIAL LIABILITIES

This category includes federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

SENIOR AND SUBORDINATED DEBT

The fair value of the Company's underwritten senior and subordinated debt is estimated based on the quoted market prices of the instruments. The fair value of the medium-term note programs, which are part of senior debt, is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for new notes with similar remaining maturities.

                                Off-Balance Sheet
                              Financial Instruments
- --------------------------------------------------------------------------------
                              ---------------------

Commitments and standby letters of credit, not included in the previous table, have contractual values of $15,995 million and $890 million at December 31, 1993 and $16,870 million and $1,030 million at December 31, 1992. These instruments generate ongoing fees at the Company's current pricing levels.
   Derivative contracts are fair valued based on the replacement cost (mark-to-market value) of the contracts.

                                   Limitations
- --------------------------------------------------------------------------------
                                   -----------

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented in this footnote is based on market quotes and fair value calculations as of December 31, 1993 and 1992. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                          Independent Auditors' Report


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


The Board of Directors
and Stockholders of
Wells Fargo & Company:




We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 1993 and 1992, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick


KPMG Peat Marwick
Certified Public Accountants

San Francisco, California
January 18, 1994

                            Quarterly Financial Data


- -------------------- WELLS FARGO & COMPANY AND SUBSIDIARIES --------------------
- --------------------------------------------------------------------------------


                                        CONDENSED CONSOLIDATED STATEMENT OF INCOME-QUARTERLY

- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

(in millions)                                                               1993                                         1992
                                                                   QUARTER ENDED                                Quarter ended
                                          --------------------------------------       --------------------------------------
                                          MARCH 31   JUNE 30  SEPT. 30   DEC. 31       March 31   June 30  Sept. 30   Dec. 31

INTEREST INCOME                              $ 970     $ 936     $ 925     $ 930         $1,091    $1,050    $1,013     $ 992
INTEREST EXPENSE                               292       278       270       264            412       381       345       316
                                             -----     -----     -----     -----         ------    ------    ------     -----
NET INTEREST INCOME                            678       658       655       666            679       669       668       676
Provision for loan losses                      210       140       120        80            215       300       400       300
                                             -----     -----     -----     -----         ------    ------    ------     -----
Net interest income after
  provision for loan losses                    468       518       535       586            464       369       268       376
                                             -----     -----     -----     -----         ------    ------    ------     -----
NONINTEREST INCOME
Service charges on deposit accounts            100       105       106       112             95        97       101       102
Fees and commissions                            88        99        98        91             84        92        91        95
Trust and investment services income            46        48        48        48             39        41        42        44
Investment securities gains                      -         -         -         -              -         -        45         -
Other                                           25        23        12        44             27        41         6        17
                                             -----     -----     -----     -----         ------    ------    ------     -----
  Total noninterest income                     259       275       264       295            245       271       285       258
                                             -----     -----     -----     -----         ------    ------    ------     -----
NONINTEREST EXPENSE
Salaries                                       183       198       193       210            173       177       182       184
Employee benefits                               55        54        63        50             48        46        46        43
Net occupancy                                   53        57        56        58             57        55        55        56
Equipment                                       34        34        36        44             34        35        34        37
Federal deposit insurance                       32        26        28        28             27        26        26        26
Other                                          182       162       159       167            156       167       165       181
                                             -----     -----     -----     -----         ------    ------    ------     -----
  Total noninterest expense                    539       531       535       557            495       506       508       527
                                             -----     -----     -----     -----         ------    ------    ------     -----
INCOME BEFORE INCOME TAX
  EXPENSE                                      188       262       264       324            214       134        45       107
Income tax expense                              80       113        99       134             95        52        21        49
                                             -----     -----     -----     -----         ------    ------    ------     -----
NET INCOME                                   $ 108     $ 149     $ 165     $ 190         $  119    $   82    $   24     $  58
                                             =====     =====     =====     =====         ======    ======    ======     =====

NET INCOME APPLICABLE TO
  COMMON STOCK                               $  95     $ 137     $ 152     $ 178         $  109    $   70    $   11     $  45
                                             =====     =====     =====     =====         ======    ======    ======     =====

PER COMMON SHARE
Net income                                   $1.72     $2.46     $2.74     $3.18         $ 2.09    $ 1.33    $  .21     $ .83
                                             =====     =====     =====     =====         ======    ======    ======     =====

Dividends declared (1)                       $ .50     $ .50     $ .50     $ .75         $  .50    $  .50    $  .50     $   -
                                             =====     =====     =====     =====         ======    ======    ======     =====
Average common shares outstanding               55        56        56        56             52        52        53        54
                                             =====     =====     =====     =====         ======    ======    ======     =====


- -----------------------------------------------------------------------------------------------------------------------------


(1) Beginning with the fourth quarter of 1992, the Company changed its dividend declaration schedule. Quarterly dividends are now considered at the Board of Directors' meeting the month following quarter end. Accordingly, no dividend was declared
    (recorded) in the fourth quarter of 1992. In January 1994, the Board of Directors declared a first quarter dividend of
    $1.00 per common share.
