Form 10-K, Exhibit 13
period 1993-12-31
WELLS FARGO & CO
filed 1994-03-21
CIK 105598

                            WELLS FARGO & COMPANY
                                 APPENDIX TO
                                  EXHIBIT 13



                                                                            PAGE
DESCRIPTION                                                               NUMBER
- -----------                                                               ------

1. Line graph of Return on Average Total Assets (ROA) for 1993, 1992, 1991, 1990 and 1989 (shown in %).

                    1993- 1.20
                    1992- 0.54
                    1991- 0.04
                    1990- 1.39
                    1989- 1.26                                                11

2. Line graph of Return on Common Stockholders' Equity (ROE) for 1993, 1992, 1991, 1990 and 1989 (shown in %).

                    1993- 16.74
                    1992-  7.93
                    1991-  0.07
                    1990- 25.07
                    1989- 24.49                                               11

3. Line graph of Net Interest Margin for 1993, 1992 and 1991, (shown in %). Also presented is the yield on total earning assets and the rate on total Funding sources for 1993, 1992 and 1991. See information presented in Table 3-AVERAGE BALANCES YIELDS AND RATES PAID on pages 14
     and 15.                                                                  13

4. Bar graph of the Loan Mix at Year End shown as a percentage of total loans at December 31, 1993, 1992 and 1991.

                                                1993      1992      1991
     Commercial                                  21%       22%       25%
     Real estate 1-4
       family first
       mortgage                                  23%       19%       20%
     Other real estate
       mortgage                                  25%       28%       24%
     Real estate construction                     3%        4%        5%
     Consumer                                    24%       24%       23%
     Lease Financing                              4%        3%        3%      21
                                                ----      ----      ----
         Total                                  100%      100%      100%

5.   Line graphs of Nonaccrual Loans and New Loans Placed on Nonaccrual for
     the past eight quarters (shown in billions). See information presented in Table 16-QUARTERLY TREND OF CHANGES IN NONACCRUAL LOANS on page
     27.                                                                      26

6. Bar graph of Core Deposits At Year End at December 31, 1993, 1992 and 1991 (shown in billions).

                                   1993           1992           1991

     Noninterest-bearing           $9.7           $9.2           $8.2
     Interest-bearing
       checking                     4.8            4.8            4.7
     Savings                        2.5            2.9            3.5
     Market rate savings           17.1           16.0           14.2
     Saving certificates            7.2            9.0           12.3
                                   ----           ----           ----
          Total Core Deposits     $41.3          $41.9          $42.9         33

7.   Line graph of Risk-Based Capital Ratios at Year End
     at December 31, 1993, 1992 and 1991.  See the information
     presented in Table 1 - RATIOS AND PER COMMON SHARE DATA on
     page 12.                                                                 35

8.   Bar graph of the Price Range of Common Stock on an annual basis for
     1993, 1992 and 1991 (shown in dollars).  See information presented in
     Table 1-RATIOS AND PER COMMON SHARE DATA on page 12.                     41

9. Bar graph of the Price Range of Common Stock on a quarterly basis for the past eight quarters (shown in dollars).


                                  HIGH           LOW          AT QTR
                                                                 END
     1993
     ----
      1Q                      $109 1/2       $75 1/2        $108 5/8
      2Q                       120            95 3/4         110 1/4
      3Q                       127 3/8       107 1/4         126 3/8
      4Q                       133           105 7/8         129 3/8

     1992
     ----
      1Q                        72 3/4        59              70
      2Q                        86 3/8        64 1/8          74 5/8
      3Q                        75 1/2        66 1/8          68 1/4
      4Q                        79            61 5/8          76 3/8          41
