Form 10-K, Exhibit 13
period 1994-12-31
WELLS FARGO & CO
filed 1995-03-21
CIK 105598

WELLS FARGO & COMPANY AND SUBSIDIARIES

FINANCIAL REVIEW


OVERVIEW
- --------------------------------------------------------------------------------

Wells Fargo & Company (Parent) is a bank holding company whose principal subsidiary is Wells Fargo Bank, N.A. (Bank). In this Annual Report, Wells Fargo & Company and its subsidiaries are referred to as the Company.

     Net income in 1994 was $841 million, compared with $612 million in 1993, an increase of 37%. Net income per share was $14.78, compared with $10.10 in 1993, an increase of 46%. The increase in earnings from a year ago was largely due to a lower loan loss provision. The percentage increase in per share earnings was greater than the percentage increase in net income due to the Company's continuing stock repurchase program.


        [RETURN ON AVERAGE TOTAL ASSETS (ROA) (GRAPH) (%)] SEE APPENDIX


     [RETURN ON COMMON STOCKHOLDERS' EQUITY (GRAPH) (ROE) (%)] SEE APPENDIX


     Return on average assets (ROA) was 1.62% and return on average common equity (ROE) was 22.41% in 1994, compared with 1.20% and 16.74%, respectively, in 1993.
     Net interest income on a taxable-equivalent basis was $2,610 million in 1994, compared with $2,659 million a year ago. The Company's net interest margin was 5.55% for 1994, down from 5.74% in 1993. This decrease was substantially due to lower hedging income, largely offset by an increase in the rate spread between loans and deposits.
     Noninterest income increased from $1,093 million in 1993 to $1,200 million in 1994, an increase of 10%. The growth was primarily due to higher service charges on deposit accounts and increases in trust and investment services income.
     Noninterest expense decreased from $2,162 million in 1993 to $2,156 million in 1994. A major portion of the decrease in noninterest expense was due to a decrease in foreclosed assets expense, largely offset by higher levels of incentive compensation.
     The Company's provision for loan losses was $200 million in 1994, compared with $550 million in 1993. During 1994, net charge-offs were $240 million, or .70% of average total loans, compared with $495 million, or 1.44%, during 1993. The allowance for loan losses was $2,082 million, or 5.73% of total loans, at December 31, 1994, compared with $2,122 million, or 6.41%, at December 31, 1993.
     Total loan balances increased 10% since December 31, 1993, rising to $36.3 billion at December 31, 1994.
     At December 31, 1994, total nonaccrual and restructured loans were $582 million, or 1.6% of total loans, compared with $1,200 million, or 3.6%, at December 31, 1993. Loans new to nonaccrual in 1994 were $340 million, compared with $821 million in 1993. At December 31, 1994, an estimated $246 million, or 43%, of nonaccrual loans were less than 90 days past due, compared with an estimated $704 million, or 59%, at December 31, 1993. Foreclosed assets were $272 million at December 31, 1994, compared with $348 million at December 31, 1993.
     At December 31, 1994, the ratio of common stockholders' equity to total assets was 6.41%, compared with 7.00% at December 31, 1993. The Company's total risk-based capital (RBC) ratio at December 31, 1994 was 13.16% and its Tier 1 RBC ratio was 9.09%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies and the "well capitalized" guidelines for banks of 10% and 6%, respectively. The Company's ratios at

December 31, 1993 were 15.12% and 10.48%, respectively. The Company's leverage ratios were 6.89% and 7.39% at December 31, 1994 and 1993, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies and the well capitalized guideline for banks of 5%.
     The decreases in the risk-based capital and leverage ratios resulted primarily from the repurchase of 5,122,597 shares of common stock during 1994. The Company has bought in the past, and will continue to buy, shares to offset stock issued or expected to be issued under the Company's employee benefit and dividend reinvestment plans. In addition to these shares, the Board of Directors authorized in July 1994 the repurchase of up to 5.4 million shares of the Company's outstanding common stock. This action reflects the Company's strong capital position and will allow the Company to effectively manage its overall capital position in the best interest of its shareholders. There is no scheduled date for completion of the program; the Company will repurchase shares from time to time, subject to market conditions. It is the Company's current intention, assuming continued Board authorization, to repurchase shares until the Company can find investment opportunities that provide sufficient returns. A discussion of RBC and leverage ratio guidelines is in the Capital Adequacy/Ratios section.
     In the first quarter of 1994, the Board of Directors approved an increase in the common stock quarterly dividend from $.75 to $1.00 per share. The quarterly dividend was increased again in January 1995 to $1.15 per share.
     A general economic recovery, of moderate proportions, has taken hold in California. The Company is directly affected by this recovery due to the fact it operates predominately in California markets. More industries are reporting higher sales and profits, the unemployment rate has dropped and confidence levels have improved. During much of 1994, sales at department stores strengthened, confirming the favorable results of a recent survey on small business. New jobs created in 1994 are estimated to be between 150,000 and 200,000, the best showing in four years.
     Business conditions varied widely, reflecting the different economic make-up of each region.
     Economic activity was strongest in California's Central Valley. This region has an agribusiness base that continued to prosper and expand during 1994. Yields and prices remained favorable, while a soft U.S. dollar in overseas markets helped the exports of fresh and processed foods. The Central Valley also continued to attract new business and capital from other regions of the state (and elsewhere) because of its favorable business climate.
     In Southern California, economic activity also improved following a long and deep recession. However, business conditions were somewhat hesitant and spotty, but, for the first time since 1990, the region added new jobs. In

TABLE 1   RATIOS AND PER COMMON SHARE DATA
===========================================================================

                                                     Year ended December 31,
                                           --------------------------------
                                               1994        1993        1992
PROFITABILITY RATIOS
Net income to average total assets (ROA)       1.62%       1.20%        .54%
Net income applicable to common stock
  to average common stockholders'
  equity (ROE)                                22.41       16.74        7.93
Net income to average
  stockholders' equity                        20.61       15.32        7.92

EFFICIENCY RATIO (1)                           56.6%       57.7%       54.3%

CAPITAL RATIOS
At year end:
  Common stockholders' equity to assets        6.41%       7.00%       6.03%
  Stockholders' equity to assets               7.33        8.22        7.25
  Risk-based capital (2)
    Tier 1 capital                             9.09       10.48        8.22
    Total capital                             13.16       15.12       13.15
  Leverage (2)                                 6.89        7.39        6.36
Average balances:
  Common stockholders' equity to assets        6.86        6.57        5.65
  Stockholders' equity to assets               7.87        7.82        6.81

PER COMMON SHARE DATA
Dividend payout (3)                              27%         22%         34%
Book value                                 $  66.77    $  65.87     $ 57.44
Market prices (4):
  High                                     $160-3/8    $    133     $86-3/8
  Low                                       127-5/8      75-1/2          59
  Year end                                      145     129-3/8      76-3/8

- ---------------------------------------------------------------------------

(1) The efficiency ratio is defined as noninterest expense divided by the total of net interest income and noninterest income.
(2) See the Capital Adequacy/Ratios section for additional information.
(3) Dividends declared per common share as a percentage of net income per common share.
(4) Based on daily closing prices reported on the New York Stock Exchange Composite Transaction Reporting System.

addition, department stores reported better sales as incomes improved. The region's important tourist-entertainment sectors also were stronger. Defense cuts continued, but at a more moderate pace, while the demand for office space rose a little resulting in slightly lower vacancy rates.
     The Northern California region also recovered during much of 1994. Home sales remained buoyant, although by year end, they started to weaken because of rising mortgage rates. A major improvement took place in the Silicon Valley as the demand for computer chips and other high-tech products rose sharply. The area's economy was particularly strengthened by important international business trade with the Pacific Rim and Mexico that continued to fuel exports.

TABLE 2   SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA
==================================================================================================================================

(in millions)                           1994        1993        1992        1991        1990        1989    % Change     Five-year
                                                                                                                1994/     compound
                                                                                                                1993   growth rate
INCOME STATEMENT
Net interest income                  $ 2,610     $ 2,657     $ 2,691     $ 2,520     $ 2,314     $ 2,159          (2)%           4 %
Provision for loan losses                200         550       1,215       1,335         310         362         (64)          (11)
Noninterest income                     1,200       1,093       1,059         889         909         779          10             9
Noninterest expense                    2,156       2,162       2,035       2,020       1,717       1,575          --             6
Net income                               841         612         283          21         712         601          37             7
PER COMMON SHARE
Net income                           $ 14.78     $ 10.10     $  4.44     $   .04     $ 13.39     $ 11.02          46             6
Dividends declared                      4.00        2.25        1.50        3.50        3.90        3.30          78             4

BALANCE SHEET
(at year end)
Investment securities                $11,608     $13,058     $ 9,338     $ 3,833     $ 1,387     $ 1,738         (11)%          46 %
Loans                                 36,347      33,099      36,903      44,099      48,977      41,727          10            (3)
Allowances for loan losses             2,082       2,122       2,067       1,646         885         738          (2)           23
Assets                                53,374      52,513      52,537      53,547      56,199      48,737           2             2
Core deposits                         38,508      41,291      41,879      42,941      41,840      35,607          (7)            2
Senior/Subordinated debt               2,853       4,221       4,040       4,220       2,417       2,541         (32)            2
Stockholders' equity                   3,911       4,315       3,809       3,271       3,360       2,861          (9)            6

- ----------------------------------------------------------------------------------------------------------------------------------


TABLE 3   LINE OF BUSINESS RESULTS (ESTIMATED)
==================================================================================================================================

(income/expense in millions,                      Retail                Business
 average balances in billions)        Distribution Group           Banking Group        Investment Group         Real Estate Group
                                      ------------------      ------------------      ------------------      --------------------
                                        1994        1993        1994        1993        1994        1993        1994          1993
Net interest income                    $ 417        $432        $293        $249       $ 386       $ 359        $213          $256
Provision for loan losses (1)              1           1          27          23           1           1          28            36
Noninterest income (2)                   612         546         131         136         303         276          24            12
Noninterest expense (2)                  914         939         273         272         445         366          67           140
                                       -----        ----        ----        ----       -----       -----        ----          ----
  Income before income
    tax expense (benefit)                114          38         124          90         243         268         142            92
 Income tax expense (benefit)(3)          54          16          55          39         107         118          60            39
                                       -----        ----        ----        ----       -----       -----        ----          ----
    Net income                         $  60        $ 22        $ 69        $ 51       $ 136       $ 150        $ 82          $ 53
                                       =====        ====        ====        ====       =====       =====        ====          ====
Average loans (4)(5)(6)                $  --        $ --        $1.8        $1.6       $ 0.5       $ 0.6        $6.2          $8.0
Average assets                           1.2         1.1         3.0         2.7         1.0         1.1         6.6           8.6
Average core deposits                   10.3         9.8         7.2         7.2        19.6        20.9         0.1           0.2
Return on equity (7)                      17%          6%         22%         17%         30%         31%         13%            7%
Risk-adjusted efficiency ratio (8)        96%        103%         84%         91%         78%         72%         90%          127%

- ----------------------------------------------------------------------------------------------------------------------------------

(1) The provision allocated to the line groups is based on management's current assessment of the normalized net charge-off ratio for each line of business. In any particular year, the actual net charge-offs can be higher or lower than the normalized provision allocated to the lines of business. The difference between the normalized provision and the Company provision is included in Other.
(2) Retail branch charges to the product groups are shown as noninterest income to the branches and noninterest expense to the product groups. They amounted to $178 million and $184 million in 1994 and 1993, respectively. These charges are eliminated in the Other category in arriving at the Consolidated Company totals for noninterest income and expense.
(3) Businesses are taxed at the Company's marginal (statutory) tax rate, adjusted for any nondeductible expenses. Any differences between the marginal and effective tax rate are in Other.
(4) The Real Estate Group's average loans include loans to real estate developers of $.4 billion and $.6 billion for 1994 and 1993, respectively, and other commercial real estate loans of $5.8 billion and $7.4 billion for 1994 and 1993, respectively.

LINE OF BUSINESS RESULTS
- --------------------------------------------------------------------------------

The Company has identified seven distinct lines of business for the purposes of management reporting, as shown in Table 3.
     The line of business results show the financial performance of the major business units. Line of business results are determined based on the Company's management accounting process, which assigns balance sheet and income statement items to each responsible business unit. This process is dynamic and somewhat subjective. Unlike financial accounting, there is no comprehensive, authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. The management accounting process measures the performance of the business lines based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Changes in management structure and/or the allocation process may result in changes in allocations, transfers and assignments. In that case, results for prior periods would be restated to allow comparability from one year to the next.
     The provision for loan losses is allocated based on management's current assessment of the long-term, normalized net charge-off ratio for each business. Internal expense allocations are independently negotiated between business units and, where possible, service and price is measured against comparable services available in the external marketplace. Equity is allocated based on an assessment of the inherent risk of each business unit. The ROEs are comparable across business lines and are measured against the Company's market required return.
     The following describes the major business units.

THE RETAIL DISTRIBUTION GROUP sells and services a complete line of retail financial products for consumers and small businesses. It encompasses a branch network (including supermarket branches and banking centers), the 24-hour Customer Sales and Service Centers (telephone banking), the ATM network and Wells Fargo ON-LINE, the Company's personal computer banking service. In addition, Retail Distribution includes product management for the consumer checking business, which primarily uses the branches as a source of new customers.
     As part of the ongoing effort to provide higher-convenience, lower-cost service to customers, the Company opened supermarket branches, which are a more efficient delivery channel for a full line of retail banking services, and banking centers in California in 1994. The supermarket banking centers (modularly designed kiosks equipped

TABLE 3   LINE OF BUSINESS RESULTS (ESTIMATED) (Continued)
==================================================================================================================================

                                        Wholesale
                                   Products Group    Consumer Lending    Mortgage Lending              Other  Consolidated Company
                                  ---------------    ----------------    ----------------   ----------------  --------------------
                                    1994     1993       1994     1993       1994     1993      1994     1993        1994      1993
Net interest income                 $352     $323       $458     $439      $ 203    $ 225     $ 288    $ 374      $2,610    $2,657
Provision for loan losses (1)         37       37        176      168         15       14       (85)     270         200       550
Noninterest income (2)               135      109        139      137         11       21      (155)    (144)      1,200     1,093
Noninterest expense (2)              178      169        228      211        122      126       (71)     (61)      2,156     2,162
                                    ----     ----       ----     ----      -----    -----     -----    -----      ------    ------
  Income before income
    tax expense (benefit)            272      226        193      197         77      106       289       21       1,454     1,038
Income tax expense (benefit) (3)     116       94         82       83         32       44       107       (7)        613       426
                                    ----     ----       ----     ----      -----    -----     -----    -----      ------    ------
    Net income                      $156     $132       $111     $114      $  45    $  62     $ 182    $  28      $  841    $  612
                                    ====     ====       ====     ====      =====    =====     =====    =====      ======    ======
Average loans (4)(5)(6)             $8.2     $8.2       $5.9     $5.6      $11.4    $10.2     $  --    $ 0.1      $ 34.0    $ 34.3
Average assets                       9.0      8.9        6.0      5.8       11.5     10.3      13.5     12.6        51.8      51.1
Average core deposits                1.9      1.7        0.3      0.5        0.1      0.1       0.1       --        39.6      40.4
Return on equity (7)                  23%      19%        28%      30%         7%      12%       --%      --%         22%       17%
Risk-adjusted efficiency ratio (8)    69%      77%        72%      69%       120%      98%       --%      --%         --%       --%

- ----------------------------------------------------------------------------------------------------------------------------------

(5) The Wholesale Products Group's average loans include commercial real estate loans of $2.3 billion and $2.4 billion for 1994 and
    1993, respectively, and other commercial loans of $5.9 billion and $5.8 billion for 1994 and 1993, respectively. These loans were originated largely by the Company's Commercial Banking Group which deals mostly with middle market borrowers.
(6) Mortgage Lending's average loans include real estate 1-4 family first mortgage loans of $8.1 billion and $6.4 billion for 1994 and 1993, respectively, and junior mortgages and other loans of $3.3 billion and $3.8 billion for 1994 and 1993, respectively.
(7) Equity is allocated to the lines of business based on an assessment of the  inherent risk associated with each business so the returns on allocated equity are on a risk-adjusted basis and comparable across business lines.
(8) The risk-adjusted efficiency ratio is defined as noninterest expense plus the cost of capital divided by revenues (net interest income and noninterest income) less normalized loan losses.

with ATMs, a customer service telephone and staffed by a banking officer) are capable of providing substantially all consumer services.
     Pretax income in 1994 for this group increased $76 million to $114 million. The 1994 results reflect higher deposit service charges and lower net interest income from lower spreads on checking deposits that were partially offset by higher balances. Lower occupancy and personnel expenses from reductions in branch space and the results of reengineering efforts in consumer checking were partially offset by systems investments in alternative distribution (non-branch) channels. Noninterest income in 1994 and 1993 included a $14 million and a $36 million accrual, respectively, related to the disposition of owned and leased premises associated with branch closures. (See Noninterest Income section for further information.)

THE BUSINESS BANKING GROUP provides a full range of financial services to small businesses, including credit, deposits, investments, payroll services, retirement programs, and credit and debit card services. Business Banking customers include small businesses with annual sales up to $10 million in which the owner of the business is also the principal financial decision maker.
     Pretax income in 1994 increased $34 million to $124 million due to higher net interest income resulting from increased lending volumes and higher spreads on business checking. In addition, the group completed the formation in late 1993 of an alliance with Card Establishment Services (CES) to perform the processing of the credit and debit card services. The alliance resulted in lower noninterest income and noninterest expense, but did not result in a material impact on pretax income. (See Noninterest Income section for further information regarding CES.)

THE INVESTMENT GROUP is responsible for the sales and management of savings and investment products, investment management and brokerage services. This includes the Stagecoach and Overland Express Funds and personal trust, employee benefit trust and agency assets. It also includes product management for market rate accounts, savings deposits, Individual Retirement Accounts (IRAs) and time deposits. The Investment Group also includes the Wells Fargo Nikko Investment Advisors (WFNIA) joint venture and Wells Fargo Insurance Services.
     The Investment Group's pretax income in 1994 declined $25 million to $243 million, resulting from higher incentive compensation expense due to an increase in sales of approximately $800 million through the Personal Finance Officer
(PFO) program. The increase in compensation was partially offset by higher annuity sales fees, management fees and net interest income. Fee income did not keep pace with compensation in 1994 as a higher percentage of the PFO sales were in no-load funds. No-load funds do not charge a sales fee; revenue is generated from management fees collected on assets under management. The growth in net interest income was due to widening spreads on market rate accounts, which offset a year-over-year decline in balances.

THE REAL ESTATE GROUP provides a complete line of services supporting the commercial real estate market. Products and services include construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed buildings, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Real Estate Capital Markets area. Its business includes purchases of distressed loans at a discount, mezzanine financing, acquisition financing, origination of permanent loans for securitization, syndications, commercial real estate loan servicing and real estate pension fund advisory services.
     Pretax income in 1994 increased $50 million to $142 million due to the improvement in credit quality that resulted in lower credit-related expenses, including lower foreclosed assets expense.
     Average loans were $6.2 billion in 1994, down from $8.0 billion in 1993. The decline was primarily due to payments. The current portfolio primarily consists of construction, other real estate mortgage loans and lines of credit to developers and to selected real estate investment trusts throughout the United States.

THE WHOLESALE PRODUCTS GROUP includes the Commercial Banking Group, which serves businesses headquartered in California with annual sales of $5 to $250 million, and the Corporate Banking Group, which maintains relationships with major corporations throughout the United States. The group is responsible for soliciting and maintaining credit and noncredit relationships with businesses by offering a variety of products and services including traditional commercial loans and lines, letters of credit, trade facilities and cash management.
     The improvement in credit quality and an ongoing emphasis on cross-selling fee-based products contributed to an increase in pretax income of $46 million to $272 million in 1994.

CONSUMER LENDING offers a full array of consumer loan products. In 1994, this included $2.7 billion in credit card loans, $1.7 billion in auto financing and leases, and $1.5 billion in other installment loans and lines of credit.
     Pretax income decreased $4 million in 1994 to $193 million, primarily due to higher noninterest expense from credit card marketing and costs related to opening and maintaining a higher number of credit card accounts. This was partially offset by higher net interest income from wider spreads and higher credit card balances.

MORTGAGE LENDING provides products in the residential marketplace for home purchases, refinancing and home equity financing. These products include home equity lines of credit, fixed-rate, adjustable-rate (ARM) and fixed initial-rate (FIRM) mortgage loans.
     In 1994, pretax income for this area decreased by $29 million to $77 million. This was primarily due to lower net interest income resulting from low start rates on adjustable-rate mortgages and a net runoff of $.5 billion in junior mortgages and other loans. First mortgage balances grew $1.7 billion primarily due to a shift in consumer preferences away from 30-year fixed-rate loans into ARMs, which have generally been held for portfolio purposes. Because of concerns about the long-run economics of the 1-4 family first mortgage business, Mortgage Lending has decided to no longer directly offer this product after the second quarter of 1995. Instead, it is currently expected that customers will be referred to another financial institution partner who will originate these loans. A $10 million accrual was made in the fourth quarter of 1994 for the disposition of premises and severance associated with this decision. Mortgage Lending will continue to originate real estate 1-4 family junior lien mortgages.

THE OTHER category includes the Company's investment securities portfolio, the difference between the normalized provision for the line groups and the Company provision, the net impact of transfer pricing loan and deposit balances, the cost of external debt, the elimination of intergroup noninterest income and expense, and any residual effect of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage the sensitivity of net interest spreads.
     The increase in pretax income in the Other category was primarily due to a lower Company loan loss provision. This was partially offset by a decline in net interest income from lower hedging income from maturing interest rate floor and swap hedges put in place in 1989 to protect the Company against lower loan/deposit spreads in a declining rate environment. (For further information, refer to the Asset/Liability Management section.)



EARNINGS PERFORMANCE
- --------------------------------------------------------------------------------

The Bank generated net income of $863 million and $632 million in 1994 and 1993, respectively. The Parent (excluding its equity in earnings of subsidiaries) and its nonbank subsidiaries had net losses of $22 million and $20 million for 1994 and 1993, respectively.


NET INTEREST INCOME
................................................................................

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $2,610 million in 1994, compared with $2,659 million in 1993.
     Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to at the net interest margin, which represents the average net effective yield on earning assets. For 1994, the net interest margin was 5.55%, compared with 5.74% in 1993.
     Hedging income from derivative contracts decreased $179 million in 1994 compared with 1993, reducing the net interest margin by 39 basis points, primarily due to maturing interest rate derivative contracts. This was largely offset by the increase in the rate spread between loans and deposits, which added 30 basis points to the net interest margin. The additional decline in the net interest margin was attributed to the lower rates on investment securities relative to their funding sources. (For further information, refer to the Asset/Liability Management section.)
     The net interest margin in 1995 is expected to decline modestly, assuming deposit rates will gradually increase in response to rising market interest rates. However, net interest income is not currently expected to change significantly in 1995.


                 [NET INTEREST MARGIN (GRAPH) (%)] SEE APPENDIX

TABLE 4   AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)
==================================================================================================================================

(in millions)                                                                              1994                               1993
                                                                    ---------------------------        ---------------------------
                                                                    Average   Yields/  Interest        Average   Yields/  Interest
                                                                    balance    rates     income/       balance    rates     income/
                                                                                        expense                            expense
EARNING ASSETS
Investment securities:
  At cost:
    U.S. Treasury securities                                        $ 2,376     4.77%    $  113        $ 2,283     5.03%    $  115
    Securities of U.S. government agencies
      and corporations                                                5,902     6.05        357          7,974     6.41        511
    Private collateralized mortgage obligations                       1,242     5.74         71            864     4.16         36
    Other securities                                                    133     5.75          8            189     5.67         11
                                                                    -------              ------        -------              ------
      Total investment securities at cost                             9,653     5.69        549         11,310     5.95        673
  At fair value (2):
    U.S. Treasury securities                                            190     6.66         13             --       --         --
    Securities of U.S. government agencies
      and corporations                                                1,547     5.82         93             --       --         --
    Private collateralized mortgage obligations                       1,240     6.14         80             --       --         --
    Other securities                                                     76    14.13          6             --       --         --
                                                                    -------              ------        -------              ------
      Total investment securities at fair value                       3,053     6.12        192             --       --         --
  At lower of cost or market                                             --       --         --             --       --         --
                                                                    -------              ------        -------              ------
      Total investment securities                                    12,706     5.79        741         11,310     5.95        673
Federal funds sold and securities purchased
  under resale agreements                                               189     3.51          7            734     3.17         23
Loans:
  Commercial                                                          7,092     9.19        652          7,154     9.36        670
  Real estate 1-4 family first mortgage                               8,484     6.85        581          6,787     7.92        538
  Other real estate mortgage                                          8,071     8.68        700          9,467     8.20        776
  Real estate construction                                              977     9.29         91          1,303     8.50        111
  Consumer:
    Real estate 1-4 family junior lien mortgage                       3,387     7.75        262          3,916     6.97        273
    Credit card                                                       2,703    15.39        416          2,587    15.62        404
    Other revolving credit and monthly payment                        2,023     9.60        194          1,893     9.45        179
                                                                    -------              ------        -------              ------
      Total consumer                                                  8,113    10.75        872          8,396    10.19        856
  Lease financing                                                     1,271     9.16        116          1,190     9.83        117
  Foreign                                                                31     5.06          2              7       --         --
                                                                    -------              ------        -------              ------
      Total loans (3)(4)                                             34,039     8.85      3,014         34,304     8.94      3,068
Other                                                                    54     5.89          3             --       --         --
                                                                    -------              ------        -------              ------
        Total earning assets                                        $46,988     8.00      3,765        $46,348     8.12      3,764
                                                                    =======              ------        =======              ------
FUNDING SOURCES
Interest-bearing liabilities:
  Deposits:
    Interest-bearing checking                                       $ 4,622      .98         45        $ 4,626     1.18         55
    Savings deposits                                                  2,541     1.99         51          2,741     2.19         60
    Market rate savings                                              16,380     2.39        391         16,592     2.28        378
    Savings certificates                                              7,030     4.28        301          7,948     4.37        347
    Certificates of deposit                                             206     7.70         16            219     7.99         18
    Other time deposits                                                  98     6.61          6            112     5.62          6
    Deposits in foreign offices                                         925     4.75         44              7       --         --
                                                                    -------              ------        -------              ------
      Total interest-bearing deposits                                31,802     2.69        854         32,245     2.68        864
  Federal funds purchased and securities sold
    under repurchase agreements                                       2,223     4.45         99          1,051     2.79         29
  Commercial paper and other short-term borrowings                      224     4.25         10            207     2.90          6
  Senior debt                                                         1,930     5.29        102          2,174     4.75        103
  Subordinated debt                                                   1,510     5.94         90          1,958     5.23        103
                                                                    -------              ------        -------              ------
      Total interest-bearing liabilities                             37,689     3.06      1,155         37,635     2.93      1,105
Portion of noninterest-bearing funding sources                        9,299       --         --          8,713       --         --
                                                                    -------              ------        -------              ------
        Total funding sources                                       $46,988     2.45      1,155        $46,348     2.38      1,105
                                                                    =======              ------        =======              ------
NET INTEREST MARGIN AND NET INTEREST INCOME
  ON A TAXABLE-EQUIVALENT BASIS (5)                                             5.55%    $2,610                    5.74%    $2,659
                                                                               =====     ======                   =====     ======
NONINTEREST-EARNING ASSETS
Cash and due from banks                                             $ 2,618                            $ 2,456
Other                                                                 2,243                              2,306
                                                                    -------                            -------
        Total noninterest-earning assets                            $ 4,861                            $ 4,762
                                                                    =======                            =======
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                            $ 9,019                            $ 8,482
Other liabilities                                                     1,062                                997
Preferred stockholders' equity                                          521                                639
Common stockholders' equity                                           3,558                              3,357
Noninterest-bearing funding sources
  used to fund earning assets                                        (9,299)                            (8,713)
                                                                    -------                            -------
        Net noninterest-bearing funding sources                     $ 4,861                            $ 4,762
                                                                    =======                            =======
TOTAL ASSETS                                                        $51,849                            $51,110
                                                                    =======                            =======

- ----------------------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Bank was 7.14%, 6.00%, 6.25%, 8.47% and 10.01% for 1994, 1993, 1992, 1991 and 1990, respectively.
    The average three-month London Interbank Offered Rate (LIBOR) was 4.75%, 3.29%, 3.83%, 5.99% and 8.28% for the same years, respectively.
(2) Yields are based on amortized cost balances, which totaled $3,131 million for the year ended December 31, 1994.
(3) Interest income includes loan fees, net of deferred costs, of approximately $40 million, $41 million, $57 million, $63 million and $71 million in 1994, 1993, 1992, 1991 and 1990, respectively.

TABLE 4   AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1) (continued)
==================================================================================================================================

(in millions)                                                        1992                         1991                        1990
                                                -------------------------    -------------------------   -------------------------
                                                Average  Yields/ Interest    Average  Yields/ Interest   Average  Yields/ Interest
                                                balance   rates    income/   balance   rates    income/  balance   rates    income/
                                                                  expense                      expense                     expense
EARNING ASSETS
Investment securities:
  At cost:
    U.S. Treasury securities                    $ 1,562    5.80%   $   91    $   631    6.59%   $   41   $   338    6.82%   $   23
    Securities of U.S. government agencies
      and corporations                            4,197    7.38       309      1,231    7.85        96       998    8.95        89
    Private collateralized mortgage obligations      --      --        --         --      --        --        --      --        --
    Other securities                                110    6.16         7        193    8.41        17       306    9.44        29
                                                -------            ------    -------            ------   -------            ------
      Total investment securities at cost         5,869    6.93       407      2,055    7.51       154     1,642    8.60       141
  At fair value (2):
    U.S. Treasury securities                         --      --        --         --      --        --        --      --        --
    Securities of U.S. government agencies
      and corporations                               --      --        --         --      --        --        --      --        --
    Private collateralized mortgage obligations      --      --        --         --      --        --        --      --        --
    Other securities                                 --      --        --         --      --        --        --      --        --
                                                -------            ------    -------            ------   -------            ------
      Total investment securities at fair value      --      --        --         --      --        --        --      --        --
  At lower of cost or market                        108    8.73         9         --      --        --        --      --        --
                                                -------            ------    -------            ------   -------            ------
      Total investment securities                 5,977    6.97       416      2,055    7.51       154     1,642    8.60       141
Federal funds sold and securities purchased
  under resale agreements                           919    3.62        33        303    5.42        16        45    8.61         4
Loans:
  Commercial                                      9,702    8.50       825     12,974    9.64     1,252    14,382   10.92     1,570
  Real estate 1-4 family first mortgage           7,628    9.27       707      9,367   10.16       952     8,268   10.47       866
  Other real estate mortgage                     10,634    8.21       873     10,773    9.58     1,033     7,022   10.62       746
  Real estate construction                        1,837    8.47       156      2,232   10.10       225     4,271   10.83       463
  Consumer:
    Real estate 1-4 family junior lien mortgage   4,585    8.14       373      5,135   10.10       519     4,321   11.50       497
    Credit card                                   2,771   15.93       441      2,758   16.25       448     2,566   16.24       416
    Other revolving credit and monthly payment    2,083    9.85       205      2,323   11.11       258     2,072   11.95       248
                                                -------            ------    -------            ------   -------            ------
      Total consumer                              9,439   10.81     1,019     10,216   11.99     1,225     8,959   12.96     1,161
  Lease financing                                 1,165   10.36       121      1,167   11.34       132     1,129   10.63       120
  Foreign                                             1      --        --          7   23.86         2        30    8.41         3
                                                -------            ------    -------            ------   -------            ------
      Total loans (3)(4)                         40,406    9.16     3,701     46,736   10.31     4,821    44,061   11.19     4,929
Other                                                 1      --        --         17    8.43         1         5      --        --
                                                -------            ------    -------            ------   -------            ------
        Total earning assets                    $47,303    8.77     4,150    $49,111   10.17     4,992   $45,753   11.09     5,074
                                                =======            ------    =======            ------   =======            ------
FUNDING SOURCES
Interest-bearing liabilities:
   Deposits:
    Interest-bearing checking                   $ 4,597    1.77        81    $ 4,379    3.72       163   $ 3,835    3.93       151
    Savings deposits                              3,250    2.81        91      3,398    4.88       166     3,508    5.01       176
    Market rate savings                          15,284    2.89       442     12,699    5.04       640     9,788    6.32       619
    Savings certificates                         10,763    4.94       532     13,758    6.57       905    11,905    7.74       921
    Certificates of deposit                         316    8.41        27        570    8.12        46       418    8.72        36
    Other time deposits                             128    5.32         7        149    7.89        12       177    8.23        15
    Deposits in foreign offices                      43    7.89         3        400    7.76        31       261    8.84        23
                                                -------            ------    -------            ------   -------            ------
      Total interest-bearing deposits            34,381    3.44     1,183     35,353    5.55     1,963    29,892    6.49     1,941
  Federal funds purchased and securities sold
    under repurchase agreements                   1,299    3.16        41      3,092    5.50       170     4,522    7.95       359
  Commercial paper and other short-term
    borrowings                                      252    3.54         9      1,243    6.29        78     2,871    7.90       227
  Senior debt                                     2,175    5.77       126      1,681    7.53       126       587    9.02        53
  Subordinated debt                               1,872    4.99        93      1,832    6.15       113     1,864    8.23       153
                                                -------            ------    -------            ------   -------            ------
      Total interest-bearing liabilities         39,979    3.63     1,452     43,201    5.67     2,450    39,736    6.88     2,733
Portion of noninterest-bearing funding sources    7,324      --        --      5,910      --        --     6,017      --        --
                                                -------            ------    -------            ------   -------            ------
        Total funding sources                   $47,303    3.07     1,452    $49,111    4.99     2,450   $45,753    5.97     2,733
                                                =======            ------    =======            ------   =======             -----
NET INTEREST MARGIN AND NET INTEREST INCOME
  ON A TAXABLE-EQUIVALENT BASIS (5)                        5.70%   $2,698               5.18%   $2,542              5.12%   $2,341
                                                          =====    ======              =====    ======             =====    ======
NONINTEREST-EARNING ASSETS
Cash and due from banks                         $ 2,536                      $ 2,604                     $ 2,616
Other                                             2,658                        3,307                       2,740
                                                -------                      -------                     -------
        Total noninterest-earning assets        $ 5,194                      $ 5,911                     $ 5,356
                                                =======                      =======                     =======
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                        $ 7,885                      $ 7,289                     $ 7,183
Other liabilities                                 1,060                        1,180                       1,053
Preferred stockholders' equity                      608                          279                         405
Common stockholders' equity                       2,965                        3,073                       2,732
Noninterest-bearing funding sources
  used to fund earning assets                    (7,324)                      (5,910)                     (6,017)
                                                -------                      -------                     -------
        Net noninterest-bearing funding sources $ 5,194                      $ 5,911                     $ 5,356
                                                =======                      =======                     =======
TOTAL ASSETS                                    $52,497                      $55,022                     $51,109
                                                =======                      =======                     =======

- ----------------------------------------------------------------------------------------------------------------------------------

(4) Nonaccrual loans and related income are included in their respective loan categories.
(5) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for 1994 and 1993 and 34% for the other years presented.

NONINTEREST INCOME
..............................................................................

Table 5 shows the major components of noninterest income.

TABLE 5   NONINTEREST INCOME
==============================================================================

(in millions)                      Year ended December 31,            % Change
                                 ------------------------      ---------------
                                   1994     1993     1992       1994/     1993/
                                                                1993      1992
Service charges on
  deposit accounts               $  473   $  423   $  394         12 %       7 %
Fees and commissions:
  Credit card membership
    and other credit card fees       64       68       72         (6)       (6)
  Mutual fund and
    annuity sales fees               64       43       29         49        48
  Debit and credit card
    merchant fees                    55       80       87        (31)       (8)
  Shared ATM network fees            43       38       32         13        19
  Charges and fees on loans          42       48       49        (13)       (2)
  All other                         119       99       94         20         5
                                 ------   ------   ------
    Total fees and
      commissions                   387      376      363          3         4
Trust and investment
  services income:
  Asset management
    and custody fees                124      125      124         (1)        1
  Mutual fund
    management fees                  46       37       19         24        95
  All other                          33       28       22         18        27
                                 ------   ------   ------
    Total trust and investment
      services income               203      190      165          7        15
Investment securities gains           8       --       45         --      (100)
Income from equity
  investments accounted
  for by the:
    Equity method                    31       24       24         29        --
    Cost method                      31       42       17        (26)      147
Check printing charges               40       38       36          5         6
Losses from dispositions
  of operations                      (5)     (28)      (8)       (82)      250
All other                            32       28       23         14        22
                                 ------   ------   ------
    Total                        $1,200   $1,093   $1,059         10 %       3 %
                                 ======   ======   ======        ===      ====

- ------------------------------------------------------------------------------

     The growth in service charges on deposit accounts in 1994 compared with 1993 was predominantly due to increased service fees for overdrafts as well as increased cash management-related fee income earned on wholesale accounts.
     The increase in mutual fund and annuity sales fees was due to a $40 million growth in annuity sales fees from $17 million in 1993 to $57 million in 1994, primarily offset by a $19 million decrease in mutual fund sales fees from $26 million in 1993 to $7 million in 1994. Sales volume of annuities grew from $387 million in 1993 to $1,091 million in 1994. The change in the mix of products sold, from bond-oriented mutual funds to fixed-rate annuities, reflected a combination of influences, including a shift in investor preferences due to rising interest rates and the introduction of new noncommission retail products such as no-load Lifepath Funds. Sales of mutual funds and annuities contributed to fees and commissions income through sales fees and to trust and investment services income through mutual fund management fees.
     Substantially all of the decrease in debit and credit card merchant fees was due to an alliance with Card Establishment Services (CES) that the Company entered into in November 1993 for merchant credit card and debit card processing services. Under this agreement, the Company is responsible for marketing, sales and initial merchant credit analysis; CES provides technology, processing operations and customer service. The Company retains an interest in the net revenues from processing the transactions that are now reported as income from equity investments accounted for by the equity method, rather than reported as income from debit and credit card merchant fees. As a result, income from the alliance contributed $7 million to income from equity investments in 1994. In October 1994, it was announced that CES would be purchased by First Data Resources in 1995. The purchase is not expected to have a material impact on the alliance.
     The increase in "all other" fees and commissions was primarily due to a decrease in amortization expense for purchased mortgage servicing rights and increased loan servicing fees. Amortization expense for purchased mortgage servicing rights totaled $8 million in 1994, compared with $16 million in 1993. At December 31, 1994, the balance of purchased mortgage servicing rights was $96 million, compared with $15 million at December 31, 1993. In 1994, the Company purchased an additional $89 million ($64 million of which was purchased in the fourth quarter of 1994) in servicing rights.
     The increase in trust and investment services income in 1994 compared with 1993 was primarily due to greater mutual fund investment management fees, reflecting the overall growth in the fund families' net assets. The Stagecoach family of 24 funds had $6.4 billion of assets under management at December 31, 1994, compared with $4.3 billion at December 31, 1993. The Stagecoach family consists of both retail and institutional funds. The retail funds, first introduced in 1992, are primarily distributed through the branch network. These funds had $5.4 billion under management at December 31, 1994, compared with $3.8 billion at December 31, 1993. The institutional funds, first introduced in mid-1993, are offered primarily to selected groups of investors and certain corporations, partnerships and other business entities. At December 31, 1994, these funds had $1.0 billion of assets under management compared with $530 million at December 31, 1993. The Overland Express family of 16 funds, which had $3.4 billion of assets under management at December 31, 1994, compared with $3.9 billion at December 31, 1993, is sold nationwide through brokers. The decline in the Overland Express Fund assets under management was mostly in the Variable Rate Government Fund, the largest Overland Express Fund, reflecting a shift of investor preferences away from bond-oriented funds due to the rising interest rate environment. In addition to managing Overland Express Funds and all the funds in the Stagecoach family, the Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $47 billion, compared with $45 billion at December 31, 1993.
     The investment securities gains in 1994 reflected the sale of both corporate debt and marketable equity securities from the available-for-sale portfolio.
     In 1994, losses from the disposition of operations included fourth quarter accruals for the disposition of premises and, to a lesser extent, severance of $14 million associated with scheduled branch closures and $10 million associated with ceasing the direct origination of 1-4 family first mortgage loans by the Company's mortgage lending unit. (See Line of Business Results--Mortgage Lending section for further information.)
     Partially offsetting these accruals was an $8 million payment received in the first quarter of 1994 that was contingent on performance in relation to the alliance formed with CES. Additional payments from the CES agreement are also contingent upon future performance. In 1993, losses from disposition of operations included a $36 million accrual related to the disposition of owned and leased premises resulting from reduced space requirements; for example, downsizing some full service branches into supermarket locations and into other smaller, mid-sized branches. Additional accruals may be made in 1995 for branch closures or relocations depending on the success of the Company's alternative distribution channels, particularly supermarket banking.
     "All other" noninterest income in 1993 included $18 million of interest income received as a result of the settlement of California Franchise Tax Board audits related to the appropriate years for claiming deductions applicable to the 1976 through 1986 tax returns.
     Noninterest income is expected to increase in 1995, reflecting growth from fee-based products, mutual fund management fees and deposit-related services.


NONINTEREST EXPENSE
..............................................................................

Table 6 shows the major components of noninterest expense.

TABLE 6   NONINTEREST EXPENSE
==============================================================================

(in millions)                      Year ended December 31,            % Change
                                 ------------------------      ---------------
                                   1994     1993     1992       1994/     1993/
                                                                1993      1992
Salaries                         $  671   $  684   $  650         (2)%       5 %
Incentive compensation              155      109       73         42        49
Employee benefits                   201      213      175         (6)       22
Net occupancy                       215      224      222         (4)        1
Equipment                           174      148      141         18         5
Federal deposit insurance           101      114      106        (11)        8
Contract services                   101       61       48         66        27
Advertising and promotion            65       59       47         10        26
Certain identifiable
  intangibles                        62       77       71        (19)        8
Operating losses                     62       52       45         19        16
Telecommunications                   49       44       44         11        --
Postage                              44       43       42          2         2
Goodwill                             36       37       37         (3)       --
Outside professional services        33       42       45        (21)       (7)
Stationery and supplies              30       31       31         (3)       --
Travel and entertainment             30       28       24          7        17
Check printing                       29       34       33        (15)        3
Security                             20       19       18          5         6
Escrow and collection
  agency fees                        19       24       26        (21)       (8)
Outside data processing              10       16       18        (38)      (11)
Foreclosed assets                    --       60       93       (100)      (35)
All other                            49       43       46         14        (7)
                                 ------   ------   ------
  Total                          $2,156   $2,162   $2,035         -- %       6 %
                                 ======   ======   ======       ====       ===

- ------------------------------------------------------------------------------

     The decrease in salaries expense was due to a decline in the Company's full-time equivalent (FTE) staff. The Company's FTE staff, including hourly employees, averaged 19,558 in 1994 and 20,766 in 1993; it was 19,598 at December 31, 1994.
     Incentive compensation is comprised of sales and discretionary bonuses, senior and executive incentive performance bonuses and certain stock-based incentive bonuses. Substantially all of the increase in incentive compensation from 1993 to 1994 was due to various sales programs, of which a significant portion related to annuities and mutual funds.
     Employee benefits expense for 1993 included an incremental expense of $11 million related to the adoption of Statement of Financial Accounting Standards No. 106 (FAS 106), Employers' Accounting for Postretirement Benefits Other than Pensions. During 1993, the Company also adopted Statement of Financial Accounting Standards

No. 112 (FAS 112), Employers' Accounting for Postemployment Benefits, which resulted in an accrual of $12 million. (See a further discussion of FAS 106 and 112 in Note 9 to the Financial Statements.)
     Increases in equipment expense and contract services in 1994 were primarily related to system upgrades throughout the Company and the development of new products and services, including software programming.
     The decrease in federal deposit insurance expense in 1994 compared with 1993 was mostly due to a decrease in the federal deposit insurance rate in 1994. Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the FDIC uses a risk-based assessment system under which the assessment rate for an insured depository institution varies according to the level of risk incurred in its activities. Based on semi-annual assessment risk evaluations performed by the FDIC, the Bank is assigned an annualized assessment rate between .230% and .310%. The FDIC is proposing to lower the assessment rate for certain institutions, which, if adopted, will reduce this expense in 1995 compared with 1994.
     The decrease in certain identifiable intangibles expense was largely due to lower amortization expense for core deposit intangibles. Amortization expense for core deposit intangibles was $49 million in 1994, compared with $61 million in 1993. At December 31, 1994, the balance of core deposit intangibles was $208 million.
     Table 7 shows the major components of foreclosed assets expense.

TABLE 7   FORECLOSED ASSETS EXPENSE
==============================================================================

(in millions)                                           Year ended December 31,
                                                 -----------------------------
                                                  1994        1993        1992
Operating expenses                                $ 50        $ 67        $ 80
Operating revenues                                 (29)        (40)        (47)
Net (gains) losses from write-downs/sales          (21)         33          60
                                                  ----        ----        ----
  Total                                           $ --        $ 60        $ 93
                                                  ====        ====        ====

- ------------------------------------------------------------------------------

     The 100% decrease in foreclosed assets expense in 1994 compared with 1993 was largely due to a decline in write-downs from $60 million in 1993 to $13 million in 1994 and increased gains on sales.
     The Company expects total noninterest expense to increase modestly in 1995 compared with 1994, reflecting expenditures to help generate new customer revenue.



BALANCE SHEET ANALYSIS
- --------------------------------------------------------------------------------

A comparison between the year-end 1994 and 1993 balance sheets is presented below. The Bank's assets of $51.9 billion and $50.7 billion at December 31, 1994 and 1993, respectively, represented substantially all of the Company's consolidated assets at year-end 1994 and 1993.


INVESTMENT SECURITIES
................................................................................

The Company adopted Statement of Financial Accounting Standards No. 115 (FAS
115), Accounting for Certain Investments in Debt and Equity Securities, on December 31, 1993. This Statement addresses the accounting and reporting for certain investments in debt and marketable equity securities. (For further discussion of FAS 115, see Note 3 to the Financial Statements.)
     Total investment securities averaged $12.7 billion in 1994, a 12% increase from $11.3 billion in 1993. Investment securities totaled $11.6 billion at December 31, 1994, down 11% from $13.1 billion at December 31, 1993. The investment securities portfolio at December 31, 1994 was comprised of $8.6 billion held-to-maturity securities at cost and $3.0 billion available-for-sale securities at fair value. Investment securities are expected to continue to decrease in the future as the cash received from their maturities is used to fund loan growth.
     Table 8 provides expected remaining maturities and yields (taxable-equivalent basis) of debt securities within the investment portfolio. The weighted average expected remaining maturity of the debt securities portfolio was 2 years and 10 months at December 31, 1994, compared with 2 years and 7 months at December 31, 1993. The increase in the expected remaining maturity reflects a higher interest rate environment, in which prepayments are likely to slow down. Expected remaining maturities will differ from remaining contractual maturities because borrowers may have the right to prepay certain obligations with or without penalties. It is more appropriate to monitor investment security maturities and yields using prepayment assumptions since this better reflects what the Company expects to occur. (Note 3 to the Financial Statements shows the remaining contractual principal maturities and yields of debt securities.)
     At December 31, 1994, the held-to-maturity securities portfolio had an estimated unrealized loss of $434 million

TABLE 8   INVESTMENT SECURITIES
          EXPECTED REMAINING MATURITIES AND YIELDS
==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                          --------------------------------------------------------------------------------------------------------
                            Total  Weighted     Weighted   Within one year      After one year   After five years  After ten years
                           amount   average      average                    through five years  through ten years
                                      yield     expected   ---------------  ------------------  -----------------  ---------------
                                               remaining   Amount    Yield    Amount     Yield   Amount     Yield   Amount   Yield
                                            maturity (in
                                              yrs.--mos.)

HELD-TO-MATURITY
SECURITIES:
U.S. Treasury securities  $ 1,772      4.79%         1-3   $  899     4.63%   $  873      4.95%   $  --        --%    $ --      --%
Securities of U.S.
  government agencies
  and corporations          5,394      6.17          3-2    1,067     5.73     3,252      6.00      850      7.05      225    7.37
Private collateralized
  mortgage obligations      1,306      6.09          2-7      242     5.78     1,014      6.16       50      6.14       --      --
Other                         147      6.36          2-2       35     5.32       110      6.69       --        --        2    6.37
                          -------                          ------             ------              -----               ----
  Total cost              $ 8,619      5.88%         2-8   $2,243     5.29%   $5,249      5.87%   $ 900      7.00%    $227    7.36%
                          =======     =====                ======     ====    ======      ====    =====     =====     ====   =====
ESTIMATED FAIR VALUE      $ 8,185                          $2,186             $4,948              $ 839               $212
                          =======                          ======             ======              =====               ====

AVAILABLE-FOR-SALE
SECURITIES (1):
U.S. Treasury securities  $   372      6.62%         3-1   $   --       --%   $  372      6.62%  $   --        --%    $ --      --%
Securities of U.S.
  government agencies
  and corporations          1,476      5.54          2-9      133     6.67     1,256      5.42       87      5.60       --      --
Private collateralized
  mortgage obligations      1,290      6.38          4-3      166     5.98       795      6.38      316      6.37       13   12.27
Other                          24     22.46          5-8       --       --        --        --       24     22.46       --      --
                          -------                          ------             ------              -----               ----
  Total cost              $ 3,162      6.14%         3-5   $  299     6.29%   $2,423      5.92%  $  427      7.12%    $ 13   12.27%
                          =======     =====                ======     ====    ======      ====    =====     =====     ====   =====
ESTIMATED FAIR VALUE      $ 2,958                          $  286             $2,259             $  400               $ 13
                          =======                          ======             ======              =====               ====
TOTAL COST OF
  DEBT SECURITIES         $11,781      5.95%        2-10   $2,542     5.41%   $7,672      5.89%  $1,327      7.04%    $240    7.63%
                          =======     =====         ====   ======     ====    ======      ====    =====     =====     ====   =====

- ----------------------------------------------------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of available-for-sale investment securities carried at fair value. See Note 3 to the Financial Statements for fair value of available-for-sale securities by type of security.


(estimated unrealized gross gains were zero), or 5.0% of the cost of the portfolio. At December 31, 1993, the held-to-maturity securities portfolio had an estimated unrealized net gain of $91 million (which reflected estimated unrealized gross losses of $23 million), or .9% of the cost of the portfolio.
     The available-for-sale portfolio includes both debt and marketable equity securities. At December 31, 1994, the available-for-sale securities portfolio had an unrealized net loss of $189 million, comprised of unrealized gross losses of $221 million and unrealized gross gains of $32 million. At December 31, 1993, the available-for-sale securities portfolio had an unrealized net gain of $36 million, comprised of unrealized gross gains of $59 million and unrealized gross losses of $23 million. The unrealized net gain or loss on available-for-sale securities is reported on an after-tax basis as a separate component of stockholders' equity. At December 31, 1994, the investment securities valuation allowance amounted to an unrealized net loss of $110 million, compared with an unrealized net gain of $21 million at December 31, 1993.
     The unrealized net loss in both the held-to-maturity and available-for-sale portfolios was predominantly due to investments in mortgage-backed securities. These unrealized net losses reflected an increasing interest rate environment. As interest rates rise, the Company expects the unrealized losses to grow and prepayments to decline. The decline in the fair value of the investment securities portfolio is not considered to be an other-than-temporary impairment. For the held-to-maturity securities, the full amount of principal and interest is expected to be collected. The Company may decide to sell certain of the available-for-sale securities to manage the level of earning assets (for example, to offset loan growth that may exceed expected maturities and prepayments of securities), resulting in the realization of losses. (See Note 3 to the Financial Statements for investment securities at cost and at fair value by security type.)

LOAN PORTFOLIO
................................................................................

A comparative schedule of average loan balances is presented in Table 4; year-end balances are presented in Note 4 to the Financial Statements.
     Loans averaged $34.0 billion in 1994, compared with $34.3 billion in 1993. Total loans at December 31, 1994 increased to $36.3 billion, or 10% compared with year-end 1993, reflecting the fourth consecutive quarter of growth. A significant portion of this increase was due to increases in the real estate 1-4 family first mortgage portfolio. The Company anticipates an increase in its loan portfolio for 1995 as well as a shift in loan growth from 1-4 family mortgages to higher yielding consumer and commercial loans. The Company's total unfunded loan commitments grew 31% to $20.9 billion at December 31, 1994, from $16.0 billion at December 31, 1993, including a 39% increase in unfunded credit card commitments from $5.6 billion at December 31, 1993 to $7.8 billion at December 31, 1994.
     Commercial loans grew 19% to $8.2 billion at year-end 1994, from $6.9 billion at December 31, 1993. This growth primarily occurred in middle market loans, resulting from increased marketing efforts, and is expected to continue in 1995. Total unfunded commercial loan commitments grew from $5.1 billion at December 31, 1993 to $6.6 billion at December 31, 1994. Included in the commercial loan portfolio are agricultural loans of $822 million and $643 million at December 31, 1994 and 1993, respectively. Agricultural loans consist of loans to finance agricultural production and other loans to farmers.
     The Company's 1-4 family first mortgage loan portfolio increased 21% from $7.5 billion at December 31, 1993 to $9.1 billion at December 31, 1994. Most of the increase occurred in the first half of 1994. As a result of a rising interest rate environment in 1994, demand within the Company's 1-4 family first mortgage portfolio shifted from traditional fixed-rate loan products to adjustable-rate loan products, which have generally been held for portfolio purposes. Approximately 58% of the 1-4 family first mortgage loans outstanding at December 31, 1994 were at a fixed rate, a majority of which are FIRM loans that convert to ARMs at the end of an initial fixed period. Due to the recent, gradual increase in mortgage rates, the portfolio is expected to experience slower prepayments in 1995 than in the previous two years. (See Line of Business Results--Mortgage Lending section for further information.)
     Of the Company's 1-4 family first mortgage portfolio, 97% is located in California, of which 50% is located in Southern California. The portfolio has maintained relatively low nonaccrual levels. Of the total outstanding at December 31, 1994, loans made prior to 1989, which have seasoned to a greater extent than the rest of the portfolio, totaled $1.2 billion, with $22.4 million, or 1.9%, on nonaccrual. Loan originations from 1989 and 1990 have experienced the greatest decline in property values in the portfolio due to the peak of California housing prices in those years and, therefore, make up the largest component of loans on nonaccrual. Loans originated in 1989 and 1990 totaled $1.4 billion, with $49.0 million, or 3.5%, on nonaccrual. Loans originated from 1991 through 1994 totaled $6.5 billion, with only $9.3 million, or .1%, on nonaccrual.
     The Company's commercial real estate loan portfolio was $9.6 billion at December 31, 1994, compared with $9.9 billion at December 31, 1993, a 3% decrease. This decrease was primarily due to payments received. Net charge-offs for commercial real estate loans were $60 million in 1994, down from $232 million in 1993 and $406 million at their peak in 1992.
     Table 9 presents comparative period-end commercial real estate loans.

TABLE 9   COMMERCIAL REAL ESTATE LOANS
==============================================================================

(in millions)                                 December 31,            % Change
                                -------------------------      ---------------
                                   1994     1993     1992       1994/     1993/
                                                                1993      1992
Commercial loans to
  real estate developers (1)     $  525   $  505  $   731          4 %     (31)%
Other real estate
  mortgage (2)                    8,079    8,286   10,128         (2)      (18)
Real estate construction          1,013    1,110    1,600         (9)      (31)
                                 ------   ------  -------
  Total                          $9,617   $9,901  $12,459         (3)%     (21)%
                                 ======   ======  =======        ===       ===
Nonaccrual loans                 $  416   $  904  $ 1,528        (54)%     (41)%
                                 ======   ======  =======        ===       ===
Nonaccrual loans as a
  % of total                        4.3%     9.1%    12.3%
                                 ======   ======  =======

- ------------------------------------------------------------------------------

(1) Included in commercial loans.
(2) Agricultural loans that are primarily secured by real estate are included in other real estate mortgage loans; such loans were $256 million, $225 million and $261 million at December 31, 1994, 1993 and 1992, respectively.

     Over the years, the Company has prospered as an active commercial real estate lender. However, as a result of the recent recession and overbuilt real estate markets, the Company's earnings during 1993, 1992 and 1991 were significantly affected by its relatively high levels of commercial real estate loans. The Company's real estate borrowers with properties located in Southern California were particularly affected. There is still an oversupply of certain types of commercial real estate in the U.S. (particularly California) that could last for a number of years. However, a substantial amount of liquidity has returned to the real estate markets, mostly in apartments and shopping centers and, to a lesser degree, in other property types. Many developers are successfully financing acquisition or development programs through the capital markets and many banks are showing interest in financing certain product types. This liquidity has contributed significantly to the Company's progress in reducing its nonaccrual loans and foreclosed assets. As a result of this liquidity in the marketplace, nonaccrual commercial real estate loans have declined to 4.3% of the commercial real estate portfolio at December 31, 1994, down from 9.1% at December 31, 1993 and 12.3% at its peak at December 31, 1992. The Company has begun to see growth in its out-of-state commercial real estate loan portfolio and expects continued growth during 1995, as evidenced by an 80% increase in commitments from $929 million at December 31, 1993 to $1,672 million at December 31, 1994. In addition to originating new commercial real estate loans in 1994, the Company began purchasing loans at a discount from other financial institutions totaling $170 million, including $32 million that was classified as nonaccrual on the date of purchase. The Company expects to collect the full purchase price of these loans.
     Table 10 summarizes the other real estate mortgage loans by state and property type. Substantially all of the other real estate mortgage loans are secured by properties located in California, representing 81% of the portfolio at December 31, 1994, compared with 78% at December 31, 1993. No other state comprised more than 1% of the portfolio at December 31, 1994. The largest property type was office buildings, representing 29% and 28% of the portfolio at December 31, 1994 and 1993, respectively.

TABLE 10  REAL ESTATE MORTGAGE LOANS BY STATE AND TYPE
          (EXCLUDING 1-4 FAMILY FIRST MORTGAGE LOANS)
===================================================================================================================================

(in millions)                                                                                                     December 31, 1994
                   ----------------------------------------------------------------------------------------------------------------
                                                                          Washington,          Other   Total  % of    Non-     Non-
                       California          Texas        Florida    Oregon        D.C.     states (3)      by total accrual accruals
                   --------------  -------------  -------------  -------- ----------- --------------    type loans   loans   as a %
                    Total    Non-  Total    Non-  Total    Non-     Total       Total  Total    Non-               by type of total
                    loans accrual  loans accrual  loans accrual  loans (2)   loans (2) loans accrual                        by type
Office buildings   $2,086    $111   $ 27     $ 9    $19     $--       $ 9         $39 $  206     $ 1  $2,386    29%   $121        5%
Industrial          1,275      24      8      --      4      --         3          --     47      --   1,337    17      24        2
Shopping centers      553      37     52      --     37      --        42          --    396       2   1,080    13      39        4
Apartments            870      29      9      --     --      --        16          --    123       1   1,018    13      30        3
Hotels/motels         334      18      8      --     25      25         8          --    155      --     530     7      43        8
Retail buildings
  (other than
  shopping centers)   437      18     11      --      2      --        --          --     12       1     462     6      19        4
Institutional         353       8     --      --     --      --         1          --      9      --     363     4       8        2
Agricultural          254       3     --      --     --      --        --          --      1      --     255     3       3        1
Land                  163      26      2       1      1      --        --          33     22      --     221     3      27       12
1-4 family (1):
  Land                 11      --     --      --     --      --        --          --     --      --      11    --      --       --
  Structures            7      --     --      --     --      --        --          --     --      --       7    --      --       --
Other                 132       7     --      --     --      --        --          --    277(4)    7     409     5      14        3
                   ------    ----   ----     ---    ---     ---       ---         --- ------     ---  ------   ---    ----
  Total by state   $6,475    $281   $117     $10    $88     $25       $79         $72 $1,248     $12  $8,079   100%   $328        4%
                   ======    ====   ====     ===    ===     ===       ===         === ======     ===  ======   ===    ====       ==
  % of total loans     81%             1%             1%                1%          1%    15%            100%
                   ======           ====            ===               ===         === ======          ======
  Nonaccruals as
    a % of total
    by state                    4%             9%            28%                                   1%
                             ====            ===            ===                                  ===

- -----------------------------------------------------------------------------------------------------------------------------------

(1) Represents loans to real estate developers secured by 1-4 family residential developments.
(2) There were no loans on nonaccrual status at December 31, 1994.
(3) Consists of 30 states; no state had loans in excess of $71 million at December 31, 1994.
(4) Includes loans secured by collateral pools of approximately $158 million (where the pool is a mixture of various real estate property types located in various states, non real estate-related assets and other guarantees).

                  [LOAN MIX AT YEAR END (GRAPH) (%)] SEE APPENDIX


     Table 11 summarizes other real estate mortgage loans in California by region (South, North and Central) and property type. The Company's Southern California real estate loans are primarily located in Los Angeles and Orange Counties; its Northern California loans are predominantly located in the San Francisco Bay Area; and its Central California real estate loans are mostly in Sacramento.
     Table 12 summarizes the real estate construction loans by state and project type. The Company's real estate construction loans were predominantly in California, representing 77% of the portfolio at December 31, 1994, compared with 82% at December 31, 1993. No other state comprised more than 6% of the portfolio at December 31, 1994. The largest project type was 1-4 family land, representing 51% of the portfolio at December 31, 1994, compared with 43% at December 31, 1993.
     Table 13 summarizes real estate construction loans in California by region (South, North and Central) and project type.

TABLE 11  CALIFORNIA REAL ESTATE MORTGAGE LOANS BY REGION AND TYPE
          (EXCLUDING 1-4 FAMILY FIRST MORTGAGE LOANS)
==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                           -------------------------------------------------------------------------------------------------------
                                  Southern            Northern             Central       Total        % of  Nonaccrual Nonaccruals
                                California          California          California  California       total       loans      as a %
                           ---------------     ---------------     ---------------     by type  California     by type    of total
                            Total     Non-      Total     Non-      Total     Non-                   loans                 by type
                            loans  accrual      loans  accrual      loans  accrual
Office buildings           $  884     $ 88     $  909      $ 3     $  293      $20      $2,086          32%       $111           5%
Industrial                    631       22        410       --        234        2       1,275          20          24           2
Shopping centers              251       23        194       14        108       --         553           9          37           7
Apartments                    529       25        301        3         40        1         870          13          29           3
Hotels/motels                 124       17        153        1         57       --         334           5          18           5
Retail buildings
  (other than
  shopping centers)           170       15        173        1         94        2         437           7          18           4
Institutional                 156        6        151       --         46        2         353           5           8           2
Agricultural                   49        2         39        1        166       --         254           4           3           1
Land                           89       24         35        1         39        1         163           3          26          16
1-4 family (1):
  Land                         11       --         --       --         --       --          11          --          --          --
  Structures                    7       --         --       --         --       --           7          --          --          --
Other                          71        5         46        1         15        1         132           2           7           5
                           ------     ----     ------      ---     ------      ---      ------         ---        ----
  Total by region          $2,972     $227     $2,411      $25     $1,092      $29      $6,475         100%       $281           4%
                           ======     ====     ======      ===     ======      ===      ======         ===        ====          ==
  % of total
    California loans           46%                 37%                 17%                 100%
                           ======              ======              ======               ======
  Nonaccruals as
    a % of total
    by region                            8%                  1%                  3%
                                      ====                 ===                 ===

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Represents loans to real estate developers secured by 1-4 family residential developments.

TABLE 12  REAL ESTATE CONSTRUCTION LOANS BY STATE AND TYPE
==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                              ----------------------------------------------------------------------------------------------------
                                  California     Nevada      Hawaii   Other states (2)      Total       % of       Non-       Non-
                              --------------   --------    --------    ---------------    by type      total    accrual   accruals
                              Total     Non-      Total       Total     Total     Non-                 loans      loans     as a %
                              loans  accrual  loans (1)   loans (1)     loans  accrual                          by type   of total
                                                                                                                           by type
1-4 family:
  Land                         $417      $ 7        $43         $43      $  4      $--     $  507         51%       $ 7          1%
  Structures                    138        6          5          --        --       --        143         14          6          4
Land (excluding 1-4 family)      45       --         11          --        62       44        118         12         44         37
Apartments                       48       --         --          --        24       --         72          7         --         --
Office buildings                 26        1         --          --        17       --         43          4          1          2
Shopping centers                 41       --         --          --        --       --         41          4         --         --
Retail buildings
  (other than
  shopping centers)              17       --         --          --        16       --         33          3         --         --
Hotels/motels                    29       --         --          --        --       --         29          3         --         --
Industrial                       11       --         --          --         4       --         15          1         --         --
Institutional                     6       --         --          --        --       --          6          1         --         --
Agricultural                      4       --         --          --        --       --          4         --         --         --
Other                             2       --         --          --        --       --          2         --         --         --
                               ----      ---        ---         ---      ----      ---     ------        ---        ---
  Total by state               $784      $14        $59         $43      $127      $44     $1,013        100%       $58          6%
                               ====      ===        ===         ===      ====      ===     ======        ===        ===         ==
  % of total loans               77%                  6%          4%       13%                100%
                               ====                 ===         ===      ====              ======
  Nonaccruals as a % of
    total by state                         2%                                       35%
                                         ===                                       ===

- ----------------------------------------------------------------------------------------------------------------------------------

(1) There were no loans on nonaccrual status at December 31, 1994.
(2) Consists of 13 states; no state had loans in excess of $31 million at December 31, 1994.


TABLE 13  CALIFORNIA REAL ESTATE CONSTRUCTION LOANS BY REGION AND TYPE
==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                              ----------------------------------------------------------------------------------------------------
                                    Southern     Northern             Central         Total   % of total   Nonaccrual  Nonaccruals
                                  California   California          California    California   California        loans       as a %
                              --------------   ----------     ---------------       by type        loans      by type     of total
                              Total     Non-        Total     Total      Non-                                              by type
                              loans  accrual    loans (1)     loans   accrual
1-4 family:
  Land                         $157      $ 4         $130      $130       $ 3          $417           53%         $ 7            2%
  Structures                     85        2           39        14         4           138           18            6            4
Land (excluding 1-4 family)       3       --           35         7        --            45            6           --           --
Apartments                        9       --           35         4        --            48            6           --           --
Office buildings                 15        1           11        --        --            26            3            1            4
Shopping centers                 33       --            7         1        --            41            5           --           --
Retail buildings (other
  than shopping centers)          4       --           10         3        --            17            2           --           --
Hotels/motels                    --       --           29        --        --            29            4           --           --
Industrial                        3       --            6         2        --            11            1           --           --
Institutional                     1       --            3         2        --             6            1           --           --
Agricultural                     --       --            3         1        --             4            1           --           --
Other                            --       --            2        --        --             2           --           --           --
                               ----      ---         ----      ----       ---          ----          ---          ---
  Total by region              $310      $ 7         $310      $164       $ 7          $784          100%         $14            2%
                               ====      ===         ====      ====       ===          ====          ===          ===           ==
  % of total
    California loans             40%                   40%       20%                    100%
                               ====                  ====      ====                    ====
  Nonaccruals as a % of
    total by region                        2%                               4%
                                         ===                              ===

- ----------------------------------------------------------------------------------------------------------------------------------

(1) There were no loans on nonaccrual status at December 31, 1994.

              [NONACCRUAL LOANS ($ BILLIONS) (GRAPH)] SEE APPENDIX


       [NEW LOANS PLACED ON NONACCRUAL ($ BILLIONS) (GRAPH)] SEE APPENDIX


NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
................................................................................

Table 14 presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. (Notes 1 and 5 to the Financial Statements describe the Company's accounting policies relating to nonaccrual and restructured loans and foreclosed assets, respectively.)
     Table 15 summarizes the approximate changes during 1994 and 1993 in nonaccrual loans by loan category. Table 16 summarizes the quarterly trend, for the last eight quarters, of the approximate changes in nonaccrual loans. The general decline of nonaccrual loans over the last nine quarters, with nonaccruals peaking at $2,399 million on September 30, 1992, largely resulted from loan payments and loans returned to accrual, together with a reduction in new loans placed on nonaccrual. While the overall credit quality of the loan portfolio has improved, and is expected

TABLE 14  NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
==================================================================================================================================

(in millions)                                                                                                          December 31,
                                                                    --------------------------------------------------------------
                                                                      1994          1993          1992          1991          1990
 Nonaccrual loans:
  Commercial (1)(2)                                                   $ 88        $  252        $  560        $  871        $  603
  Real estate 1-4 family first mortgage                                 81            99            96            73            24
  Other real estate mortgage (3)                                       328           578         1,207           778           284
  Real estate construction                                              58           235           235           226            82
  Consumer:
    Real estate 1-4 family junior lien mortgage                         11            27            29            23            14
    Other revolving credit and monthly payment                           1             3             7             6            --
                                                                      ----        ------        ------        ------        ------
      Total nonaccrual loans                                           567         1,194         2,134         1,977         1,007
Restructured loans                                                      15             6             8             4             6
                                                                      ----        ------        ------        ------        ------
Nonaccrual and restructured loans                                      582         1,200         2,142         1,981         1,013
As a percentage of total loans                                         1.6%          3.6%          5.8%          4.5%          2.1%

Foreclosed assets (4)(5)                                               272           348           510           404           416
Real estate investments (6)                                             17            15            40            20            --
                                                                      ----        ------        ------        ------        ------
Total nonaccrual and restructured loans and other assets              $871        $1,563        $2,692        $2,405        $1,429
                                                                      ====        ======        ======        ======        ======

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Includes loans to real estate developers of $30 million, $91 million, $86 million, $199 million and $12 million at December 31,
    1994, 1993, 1992, 1991 and 1990, respectively.
(2) Includes agricultural loans of $1 million, $9 million, $18 million, $13 million and $18 million at December 31, 1994, 1993,
    1992, 1991 and 1990, respectively.
(3) Includes agricultural loans secured by real estate of $3 million, $24 million, $28 million, $13 million and $21 million at
    December 31, 1994, 1993, 1992, 1991 and 1990, respectively.
(4) Includes agricultural properties of $23 million, $26 million, $55 million, $66 million and $67 million at December 31, 1994,
    1993, 1992, 1991 and 1990, respectively.
(5) Excludes in-substance foreclosures (ISFs) of $99 million reclassified to nonaccrual loans at June 30, 1993 due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods;
    however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.
(6) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were loans. Real estate investments totaled $54 million, $34 million, $93 million and
    $124 million at December 31, 1994, 1993, 1992 and 1991, respectively.

TABLE 15  CHANGES IN NONACCRUAL LOANS BY LOAN CATEGORY
==================================================================================================================================

(in millions)                                   Commercial     Real estate         Other     Real estate      Consumer       Total
                                                                1-4 family   real estate    construction
                                                            first mortgage      mortgage
YEAR ENDED DECEMBER 31, 1994

BALANCE, BEGINNING OF YEAR                           $ 252            $ 99        $  578           $ 235          $ 30      $1,194
New loans placed on nonaccrual                          71              46           160              57             6         340
Loans purchased                                         --               2            25               7            --          34
Charge-offs                                            (42)             (3)          (63)            (15)           (2)       (125)
Payments:
  Principal                                            (82)            (35)          (92)            (67)          (15)       (291)
  Interest applied to principal                        (20)             --           (26)             (6)           (1)        (53)
Transfers to foreclosed assets                          (6)            (15)          (53)            (18)           (4)        (96)
Loans returned to accrual (1)                          (84)            (11)         (209)           (131)           (1)       (436)
Loans sold                                              --              (3)           --              --            --          (3)
Other additions (deductions)                            (1)              1             8              (4)           (1)          3
                                                     -----            ----        ------           -----          ----      ------
BALANCE, END OF YEAR                                 $  88            $ 81        $  328           $  58          $ 12      $  567
                                                     =====            ====        ======           =====          ====      ======

YEAR ENDED DECEMBER 31, 1993

Balance, beginning of year                           $ 560            $ 96        $1,207           $ 235          $ 36      $2,134
New loans placed on nonaccrual (2)                     278              47           326             156            14         821
Charge-offs                                            (97)             (1)         (167)            (54)           (6)       (325)
Payments:
  Principal                                           (293)            (20)         (269)            (77)          (14)       (673)
  Interest applied to principal                        (42)             (1)          (67)            (14)           --        (124)
Transfers to foreclosed assets                          (2)            (20)         (166)            (53)           --        (241)
Transfer from foreclosed assets (3)                      7              --            48              44            --          99
Loans returned to accrual (1)                          (66)             (2)         (383)             (6)           (1)       (458)
Loans sold                                             (22)             --           (11)             --            --         (33)
Other additions (deductions) (4)                       (71)             --            60               4             1          (6)
                                                     -----            ----        ------           -----          ----      ------
Balance, end of year                                 $ 252            $ 99        $  578           $ 235          $ 30      $1,194
                                                     =====            ====        ======           =====          ====      ======

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Other real estate mortgage loans returned to accrual were the result of loans restructured at market interest rates and the improvement in the credit quality of loans.
(2) Additions to commercial loans include $68 million for loans to financial companies and $50 million for highly leveraged transaction loans. Additions to other real estate mortgage loans include $113 million for commercial buildings and $62 million for commercial land. Additions to real estate construction loans include $127 million for single family land.
(3) Reclassification due to clarification of criteria used in determining when a loan is in-substance foreclosed.
(4) Includes transfers of restructured loans from commercial to other real estate mortgage loans of approximately $52 million.


TABLE 16  QUARTERLY TREND OF CHANGES IN NONACCRUAL LOANS
==================================================================================================================================

(in millions)                                                                                                        Quarter ended
                                 -------------------------------------------------------------------------------------------------
                                 December 31,  September 30,  June 30,  March 31,  December 31,  September 30,  June 30,  March 31,
                                        1994           1994      1994       1994          1993           1993      1993       1993
BALANCE, BEGINNING OF QUARTER           $637           $712     $ 895     $1,194        $1,696         $1,898    $1,966     $2,134
New loans placed on nonaccrual            71             93       124         52           113            195       264        249
Loans purchased                           25             --         9         --            --             --        --         --
Charge-offs                              (25)           (38)      (27)       (35)          (55)           (90)      (71)      (109)
Payments                                 (61)           (71)      (91)      (121)         (309)          (188)     (144)      (156)
Transfers to foreclosed assets           (18)           (14)      (27)       (37)          (64)           (32)     (104)       (41)
Transfers from foreclosed
  assets (1)                              --             --        --         --            --             --        99         --
Loans returned to accrual                (62)           (45)     (172)      (157)         (188)           (81)     (107)       (82)
Loans sold                                --             --        --         (3)           --             (2)       (5)       (26)
Other additions (deductions)              --             --         1          2             1             (4)       --         (3)
                                        ----           ----     -----     ------        ------         ------    ------     ------
BALANCE, END OF QUARTER                 $567           $637     $ 712     $  895        $1,194         $1,696    $1,898     $1,966
                                        ====           ====     =====     ======        ======         ======    ======     ======

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Reclassification due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.

to continue, the total nonaccrual balance could fluctuate from quarter to quarter. The Company anticipates normal influxes of loans as it increases its lending activity as well as resolutions of loans in the nonaccrual portfolio. The performance of any individual loan can be impacted by external factors such as the interest rate environment or factors particular to the borrower such as actions taken by a borrower's management. In addition, from time to time, the Company purchases loans from other financial institutions that may be classified as nonaccrual based on its policies.
     Foreclosed assets at December 31, 1994 decreased to $272 million from $348 million at December 31, 1993 substantially due to $206 million in sales, predominantly offset by $174 million in additions. However, additions decreased $231 million from 1993. The majority of sales of foreclosed assets in 1994 consisted of 1-4 family properties and office buildings. Approximately 33% of foreclosed assets at December 31, 1994 have been in the portfolio less than one year, with land and 1-4 family properties representing a majority of the amount greater than one year old. Table 17 summarizes the approximate changes during 1994 and 1993 in foreclosed assets. Table 18 summarizes the quarterly trend in foreclosed assets for the past eight quarters. Table 19 summarizes foreclosed assets at December 31, 1994 by state and type and Table 20 summarizes California foreclosed assets at December 31, 1994 by region and type.

TABLE 17  CHANGES IN FORECLOSED ASSETS BY TYPE
==================================================================================================================================
(in millions)                       Beginning   Additions     Sales   Charge-offs  Write-downs  Transfers to      Other     Ending
                                      balance                                                     nonaccrual               balance
                                                                                                    loans (1)
YEAR ENDED DECEMBER 31, 1994
Land (excluding 1-4 family)              $119        $ 14     $ (29)         $ (4)        $ (2)         $ --       $  2       $100
1-4 family                                 69          83       (83)           (9)          (9)           --         (1)        50
Industrial buildings                       27          12       (14)           --           --            --         (1)        24
Agricultural                               26           1        (4)           --           --            --         --         23
Apartments                                 15          23       (10)           --           (1)           --         (4)        23
Office buildings                           51          17       (45)           --           --            --         (3)        20
Shopping centers                           27          17       (16)          (10)          (1)           --          2         19
Hotels/motels                               6           2        (5)           --           --            --         --          3
Other                                       8           5        --            --           --            --         (3)        10
                                         ----        ----     -----          ----         ----          ----       ----       ----
  Total                                  $348        $174     $(206)         $(23)        $(13)         $ --       $ (8)      $272
                                         ====        ====     =====          ====         ====          ====       ====       ====

YEAR ENDED DECEMBER 31, 1993
Land (excluding 1-4 family)              $122        $105     $ (18)         $(12)        $(13)         $(34)      $(31)      $119
1-4 family                                111         128      (109)          (16)         (18)          (41)        14         69
Industrial buildings                       44          24       (26)           (2)          (7)           --         (6)        27
Agricultural                               54           7       (21)           (1)          (5)           (5)        (3)        26
Apartments                                 23          20       (22)           (4)          (4)           --          2         15
Office buildings                          119          51       (96)           (6)         (10)           (5)        (2)        51
Shopping centers                           12          56       (27)           (2)          (2)           (7)        (3)        27
Hotels/motels                              10           9        (7)           (6)          --            --         --          6
Other                                      15           5        (2)           --           (2)           (7)        (1)         8
                                         ----        ----     -----          ----         ----          ----       ----       ----
  Total                                  $510        $405     $(328)         $(49)        $(61)         $(99)      $(30)      $348
                                         ====        ====     =====          ====         ====          ====       ====       ====

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Reclassification due to clarification of criteria used in determining when a loan is in-substance foreclosed.

TABLE 18  QUARTERLY TREND OF CHANGES IN FORECLOSED ASSETS
==================================================================================================================================

(in millions)                                                                                                        Quarter ended
                                 -------------------------------------------------------------------------------------------------
                                 December 31,  September 30,  June 30,  March 31,  December 31,  September 30,  June 30,  March 31,
                                        1994           1994      1994       1994          1993           1993      1993       1993
BALANCE, BEGINNING OF QUARTER           $306           $344      $354       $348          $357           $391     $ 510       $510
Additions                                 19             30        63         62           100             65       150         90
Sales                                    (37)           (64)      (63)       (42)          (89)           (76)     (117)       (46)
Charge-offs                              (11)            (1)       (3)        (8)          (10)            (8)      (23)        (8)
Write-downs                               (2)            (2)       (3)        (6)           (7)           (10)      (18)       (26)
Transfers to nonaccrual loans (1)         --             --        --         --            --             --       (99)        --
Other deductions                          (3)            (1)       (4)        --            (3)            (5)      (12)       (10)
                                        ----           ----      ----       ----          ----           ----     -----       ----
BALANCE, END OF QUARTER                 $272           $306      $344       $354          $348           $357     $ 391       $510
                                        ====           ====      ====       ====          ====           ====     =====       ====

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Reclassification due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.


TABLE 19  FORECLOSED ASSETS BY STATE AND TYPE
==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                                             -------------------------------------------------------------------------------------
                                             California    Washington,          Texas          Other          Total     % of total
                                                                  D.C.                    states (1)        by type     foreclosed
                                                                                                                            assets
Land (excluding 1-4 family)                        $ 70            $13            $ 2            $15           $100             38%
1-4 family                                           47             --              3             --             50             18
Industrial buildings                                 24             --             --             --             24              9
Agricultural                                         23             --             --             --             23              8
Apartments                                           23             --             --             --             23              8
Office buildings                                     14             --             --              6             20              7
Shopping centers                                      7              7              5             --             19              7
Hotels/motels                                        --             --             --              3              3              1
Other                                                 6             --             --              4             10              4
                                                   ----            ---            ---            ---           ----            ---
  Total by state                                   $214            $20            $10            $28           $272            100%
                                                   ====            ===            ===            ===           ====            ===
  % of total foreclosed assets                       79%             7%             4%            10%           100%
                                                   ====            ===            ===            ===           ====

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Consists of 11 states; foreclosed assets in each of these states were less than $7 million at December 31, 1994.


TABLE 20  CALIFORNIA FORECLOSED ASSETS BY REGION AND TYPE
==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                                             -------------------------------------------------------------------------------------
                                               Southern          Northern            Central              Total         % of total
                                             California        California         California         California         California
                                                                                                        by type         foreclosed
                                                                                                                            assets
Land (excluding 1-4 family)                        $ 61               $ 6                $ 3               $ 70                 32%
1-4 family                                           35                 5                  7                 47                 22
Industrial buildings                                 17                 7                 --                 24                 11
Agricultural                                         --                 5                 18                 23                 11
Apartments                                           23                --                 --                 23                 11
Office buildings                                     10                 1                  3                 14                  7
Shopping centers                                      6                --                  1                  7                  3
Other                                                 3                 3                 --                  6                  3
                                                   ----               ---                ---               ----                ---
  Total by region                                  $155               $27                $32               $214                100%
                                                   ====               ===                ===               ====                ===
  % of total California foreclosed assets            72%               13%                15%               100%
                                                   ====               ===                ===               ====

- ----------------------------------------------------------------------------------------------------------------------------------

NONACCRUAL LOANS BY PERFORMANCE CATEGORY

At December 31, 1994, an estimated $246 million, or 43%, of nonaccrual loans were less than 90 days past due, including an estimated $184 million, or 32%, that were current (less than 30 days past due) as to payment of principal and interest. This compares with an estimated $704 million, or 59%, of nonaccrual loans that were less than 90 days past due at December 31, 1993, including an estimated $595 million, or 50%, that were current.
     For all loans on nonaccrual during 1994 and 1993 (including loans no longer on nonaccrual at December 31, 1994 and 1993), cash interest payments of $74 million and $137 million were received while the loans were on nonaccrual status in 1994 and 1993, respectively. Of the $74 million received in 1994, $24 million was recognized as interest income and $50 million was applied to principal. Of the $137 million received in 1993, $19 million was recognized as interest income and $118 million was applied to principal. The average nonaccrual book principal loan balances (net of charge-offs and interest applied to principal) were $799 million and $1,800 million during 1994 and 1993, respectively.
     Table 21 presents the amount of nonaccrual loans that were contractually past due and those that were contractually current at December 31, 1994 and 1993. Both book and contractual balances are presented in the table, the difference reflecting charge-offs and interest applied to principal. The ratio of book to contractual principal balance was 65% at December 31, 1994, compared with 66% at December 31, 1993.

TABLE 21  NONACCRUAL LOANS BY PERFORMANCE CATEGORY (ESTIMATED)(1)
==================================================================================================================================

(in millions)                                                                                                         December 31,
                               ---------------------------------------------------------------------------------------------------
                                                                           1994                                               1993
                               ------------------------------------------------   ------------------------------------------------
                                    BOOK  CUMULATIVE     CUMULATIVE CONTRACTUAL        Book  Cumulative     Cumulative Contractual
                               PRINCIPAL     CHARGE-  CASH INTEREST   PRINCIPAL   principal     charge-  cash interest   principal
                                 BALANCE    OFFS (6)     APPLIED TO     BALANCE     balance    offs (6)     applied to     balance
                                                      PRINCIPAL (6)                                      principal (6)
Contractually past due (2):
  Payments not made (3):
    90 days or more past due        $111        $  3           $ --        $114      $  161        $ 22           $ --      $  183
    Less than 90 days past due         2          --             --           2          23          --             --          23
                                    ----        ----           ----        ----      ------        ----           ----      ------
                                     113           3             --         116         184          22             --         206
                                    ----        ----           ----        ----      ------        ----           ----      ------
  Payments made (4):
    90 days or more past due         210          75             28         313         329         171             41         541
    Less than 90 days past due        60           4             12          76          86          29             16         131
                                    ----        ----           ----        ----      ------        ----           ----      ------
                                     270          79             40         389         415         200             57         672
                                    ----        ----           ----        ----      ------        ----           ----      ------
      Total past due                 383          82             40         505         599         222             57         878

Contractually current (5)            184         115             62         361         595         214            120         929
                                    ----        ----           ----        ----      ------        ----           ----      ------
Total nonaccrual loans              $567        $197           $102        $866      $1,194        $436           $177      $1,807
                                    ====        ====           ====        ====      ======        ====           ====      ======

- ---------------------------------------------------------------------------------------------------------------------------------

(1) There can be no assurance that individual borrowers will continue to perform at the level indicated or that the performance characteristics will not change significantly.
(2) Contractually past due is defined as a borrower whose loan principal or interest payment is 30 days or more past due.
(3) Borrower has made no payment since being placed on nonaccrual.
(4) Borrower has made some payments since being placed on nonaccrual. Approximately $168 million and $314 million of these loans had some payments made on them during the fourth quarter of 1994 and 1993, respectively.
(5) Contractually current is defined as a loan for which principal and interest are being paid in accordance with the terms of the loan. All of the contractually current loans were placed on nonaccrual due to uncertainty of receiving full timely collection of interest or principal.
(6) Cumulative amounts recorded since inception of the loan.

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

TABLE 22  LOANS 90 DAYS OR MORE PAST DUE
          AND STILL ACCRUING
==================================================================================================================================

(in millions)                                                                                                         December 31,
                                                                ------------------------------------------------------------------
                                                                  1994           1993           1992           1991           1990
Commercial                                                        $  6           $  4           $  4           $ 26           $ 21
Real estate
  1-4 family
  first mortgage                                                    18             19             29             38             19
Other real estate
  mortgage                                                          47             14             22             28             46
Real estate
  construction                                                      --              8             11              3             10
Consumer:
  Real estate
    1-4 family junior
    lien mortgage                                                    4              6              9             13             12
  Credit card                                                       42             43             55             50             42
  Other revolving
    credit and
    monthly
    payment                                                          1              1              2              3              8
                                                                  ----            ---           ----           ----           ----
    Total consumer                                                  47             50             66             66             62
Lease financing                                                     --             --              1              1              1
                                                                  ----            ---           ----           ----           ----
  Total                                                           $118            $95           $133           $162           $159
                                                                  ====            ===           ====           ====           ====

- ----------------------------------------------------------------------------------------------------------------------------------


ALLOWANCE FOR LOAN LOSSES
................................................................................

An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 4 to the Financial Statements. At December 31, 1994, the allowance for loan losses was $2,082 million, or 5.73% of total loans, compared with $2,122 million, or 6.41%, at December 31, 1993. The provision for loan losses declined to $200 million in 1994 from $550 million in 1993, due to the continued improvement of the Company's loan portfolio. Assuming the economic recovery in California and improvements in the Company's credit quality continue, there may be no provision for loan losses in 1995. Net charge-offs in 1994 were $240 million, or .70% of average total loans, compared with $495 million, or 1.44%, in 1993. Loan loss recoveries were $129 million in 1994, compared with $169 million in 1993. Table 23 summarizes net charge-offs by loan category.
     Since peaking in 1992, net charge-offs have steadily declined in 1993 and 1994. Net charge-offs in 1995 are expected to remain roughly flat with 1994 levels.
     The largest category of net charge-offs in 1994 was credit card loans, comprising 50% of the total net charge-offs. However, credit card net charge-offs declined from $156 million, or 6.06% of average credit card loans, in 1993 to $120 million, or 4.45% of average credit card loans, in 1994. The percentage of net charge-offs to average credit card loans is expected to increase slightly in 1995, reflecting the normal loss rates on new accounts.
     Any loan that is past due as to principal or interest and that is not both well-secured and in the process of collection is generally charged off (to the extent that it exceeds the fair value of any related collateral) after a predetermined

TABLE 23  NET CHARGE-OFFS BY LOAN CATEGORY
==================================================================================================================================

(in millions)                                                                                              Year ended December 31,
                                                          ------------------------------------------------------------------------
                                                                        1994                       1993                       1992
                                                          ------------------         ------------------         ------------------
                                                          AMOUNT        % OF         Amount        % of         Amount        % of
                                                                     AVERAGE                    average                    average
                                                                       LOANS                      loans                      loans
Commercial                                                  $ 17         .23 %         $ 39         .54%          $179        1.83%
Real estate 1-4 family first mortgage                         12         .14             23         .34             15         .19
Other real estate mortgage                                    44         .55            150        1.58            281        2.64
Real estate construction                                       4         .34             64        4.85             90        4.91
Consumer:
  Real estate 1-4 family junior lien mortgage                 20         .59             25         .62             27         .57
  Credit card                                                120        4.45            156        6.06            168        6.06
  Other revolving credit and monthly payment                  25        1.26             29        1.60             29        1.42
                                                            ----                       ----                       ----
    Total consumer                                           165        2.04            210        2.52            224        2.37
Lease financing                                               (2)       (.15)             9         .82             10         .89
Foreign recoveries                                            --          --             --          --             (1)      (1.18)
                                                            ----                       ----                       ----
  Total net loan charge-offs                                $240         .70%          $495        1.44%          $798        1.97 %
                                                            ====        ====           ====        ====           ====       =====

- ----------------------------------------------------------------------------------------------------------------------------------

period of time that is based on loan category. Additionally, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.
     The Company has an established process to determine the adequacy of the allowance for loan losses that assesses the risk and losses inherent in its portfolio. This process provides an allowance consisting of two components, allocated and unallocated. The allocated component reflects inherent losses resulting from the analysis of individual loans. It is developed through specific credit allocations for individual loans, historical loss experience for each loan category and degree of criticism within each category. The total of these allocations is then supplemented by the unallocated component of the allowance. This includes adjustments to the historical loss experience for the various loan categories to reflect any current conditions that could affect losses inherent in the portfolio. The unallocated component includes management's judgmental determination of the amounts necessary for concentrations, economic uncertainties and other subjective factors.
     The Company's determination of the level of the allowance and, correspondingly, the provision for loan losses rests upon various judgments and assumptions, including general (particularly California's) economic conditions, loan portfolio composition, prior loan loss experience and the Company's ongoing examination process and that of its regulators. The Company has an internal risk analysis and review staff that reports to the Board of Directors and continuously reviews loan quality. Such reviews also assist management in establishing the level of the allowance. Similar to a number of other large national banks, the Bank has been for several years and continues to be examined by its primary regulator, the Office of the Comptroller of the Currency
(OCC), and has OCC examiners in residence. These examinations occur throughout the year and target various activities of the Bank, including specific segments of the loan portfolio (for example, commercial real estate and shared national credits). In addition to the Bank being examined by the OCC, the Parent and its nonbank subsidiaries are examined by the Federal Reserve.
     The Company considers the allowance for loan losses of $2,082 million adequate to cover losses inherent in loans, commitments to extend credit and standby letters of credit at December 31, 1994.
     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan, as amended by FAS 118 (collectively referred to as FAS 114). These Statements address the disclosure requirements and allocations of the allowance for loan losses for certain impaired loans and amend FASB Statements No. 5 and 15; however, they do not address the overall adequacy of the allowance for loan losses. These Statements are effective January 1, 1995, and can only be applied prospectively.
     A loan within the scope of FAS 114 is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments.
     When a loan to an individual borrower with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such case, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Alternatively, some impaired loans will have risk characteristics similar to other impaired loans and will be aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement.
     If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs, and unamortized premium or discount), an impairment will be recognized by creating or adjusting an existing allocation of the allowance for loan losses. FAS 114 will not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.
     Based on the Company's current interpretations, the preliminary estimate of the total loans within the scope of FAS 114 that were impaired as of January 1, 1995 were less than $500 million.


DEPOSITS
................................................................................

Comparative detail of average deposit balances is presented in Table 4. Average core deposits decreased 2% in 1994 compared with 1993. Average core deposits funded 76% and 79% of the Company's average total assets in 1994 and 1993, respectively. Total average deposits remained flat compared with 1993, as the decrease in core deposits was offset by an increase in interest-bearing foreign deposits, which were used to fund short-term borrowing needs.

     Year-end deposit balances are presented in Table 24.

TABLE 24  DEPOSITS
==============================================================================

(in millions)                                      December 31,              %
                                          --------------------          Change
                                              1994        1993
Noninterest-bearing                        $10,145     $ 9,719               4 %
Interest-bearing checking                    4,518       4,789              (6)
Savings                                      2,395       2,544              (6)
Market rate savings                         14,318      17,084             (16)
Savings certificates                         7,132       7,155              --
                                           -------     -------
  Core deposits                             38,508      41,291              (7)
Foreign interest-
  bearing deposits (1)                       3,540          38              --
Other                                          284         315             (10)
                                           -------     -------
    Total deposits                         $42,332     $41,644               2 %
                                           =======     =======             ===

- ------------------------------------------------------------------------------

(1) Short-term (under 90 days) deposits used to fund short-term borrowing needs.


CERTAIN FAIR VALUE INFORMATION
..............................................................................

FAS 107 requires that the Company disclose estimated fair values for certain financial instruments. Quoted market prices, when available, are used to reflect fair values. If market quotes are not available, which is the case for most of the Company's financial instruments, management has provided its best estimate of the calculation of the fair values using discounted cash flows. Fair value amounts differ from book balances because fair values attempt to capture the effect of current market conditions (for example, interest rates) on the Company's financial instruments.
     Due to rising interest rates, there was a decrease in the excess (premium) of the fair value over the carrying value of the Company's financial instruments at December 31, 1994 compared with December 31, 1993. The Company's FAS 107 disclosures are presented in Note 14 to the Financial Statements.


CAPITAL ADEQUACY/RATIOS
..............................................................................

The Company uses a variety of measures to evaluate capital adequacy. Management reviews the various capital measures monthly and takes appropriate action to ensure that they are within established internal and external guidelines. The Company's current capital position exceeds current guidelines established by industry regulators.


          [CORE DEPOSITS AT YEAR END ($ BILLIONS) (GRAPH)] SEE APPENDIX


RISK-BASED CAPITAL RATIOS

The Federal Reserve Board (FRB) and the OCC issue risk-based capital (RBC) guidelines for bank holding companies and national banks, respectively. The FRB is the primary regulator for the Parent and the OCC is the primary regulator for the Bank. RBC guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures.
     There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity and qualifying preferred stock, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on available-for-sale investment securities carried at fair value); Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by the Parent and the allowance for loan losses, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). The Company's Tier 1 and Tier 2 capital components are shown in Table 25.
     Under the guidelines, one of four risk weights is applied to the different balance sheet assets, primarily based on the relative credit risk of the counterparty (for example, qualifying 1-4 family first mortgage loans are risk-weighted at 50%). Off-balance sheet items, such as loan commitments and derivative financial instruments, are also applied a risk weight after calculating balance sheet equivalent amounts. One of four credit conversion factors are assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. (For example, certain loan commitments are converted at 50% and then risk-weighted at 100%.) Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The credit conversion factors and risk weights are 0%, 20%, 50% and 100%. (Refer to Notes 4 and 13 to the Financial Statements for further discussion of off-balance sheet items.)
     The Company's total RBC ratio at December 31, 1994 was 13.16% and its Tier 1 RBC ratio was 9.09%, exceeding the minimum guidelines of 8% and 4%, respectively. The ratios at December 31, 1993 were 15.12% and 10.48%, respectively. The decrease in the Company's Tier 1 RBC ratio at December 31, 1994 compared with 1993 resulted primarily from the repurchase of 5,122,597 shares of common stock throughout 1994 and, secondarily, from the redemption of $150 million in Series A preferred stock (at its liquidation preference carrying amount) in the first quarter of 1994.
     The Company's risk-weighted assets are calculated as shown in Table 25. Risk-weighted balance sheet assets were $15.1 billion and $16.4 billion less than total assets on the consolidated balance sheet of $53.4 billion and $52.5 billion at December 31, 1994 and 1993, respectively, as a result of weighing certain types of assets at less than 100%; such assets, for both December 31, 1994 and 1993, substantially consisted of claims on or guarantees by the U.S. government or its agencies (risk-weighted at 0% to 20%), 1-4 family first mortgage loans (50%), private collateralized mortgage obligations backed by 1-4 family first mortgage loans (50%) and cash and due from banks (0% to 20%). The $2.2 billion increase in risk-weighted balance sheet assets in 1994 compared with 1993 was substantially due to an increase in loans (mostly commercial and 1-4 family first mortgage loans) and a corresponding decrease in investment securities, which are lower risk-weighted assets.

TABLE 25  RISK-BASED CAPITAL AND
          LEVERAGE RATIOS
==============================================================================

(in billions)                                                      December 31,
                                                            ------------------
                                                             1994         1993
Tier 1:
  Common stockholders' equity                               $ 3.4        $ 3.7
  Preferred stock                                              .5           .6
  Less goodwill and other deductions (1)                      (.3)         (.5)
                                                            -----        -----
    Total Tier 1 capital                                      3.6          3.8
                                                            -----        -----
Tier 2:
  Mandatory convertible debt                                   .1           .1
  Subordinated debt and unsecured senior debt                 1.0          1.1
  Allowance for loan losses allowable in Tier 2                .5           .4
                                                            -----        -----
    Total Tier 2 capital                                      1.6          1.6
                                                            -----        -----
      Total risk-based capital                              $ 5.2        $ 5.4
                                                            =====        =====
Risk-weighted balance sheet assets                          $38.3        $36.1
Risk-weighted off-balance sheet items:
  Commitments to make or purchase loans                       1.9          1.3
  Standby letters of credit                                    .6           .6
  Other                                                        .3           .2
                                                            -----        -----
    Total risk-weighted off-balance sheet items               2.8          2.1
                                                            -----        -----
Goodwill and other deductions (1)                             (.3)         (.5)
Allowance for loan losses not included in Tier 2             (1.6)        (1.7)
                                                            -----        -----
      Total risk-weighted assets                            $39.2        $36.0
                                                            =====        =====

Risk-based capital ratios:
  Tier 1 capital (4% minimum requirement)                    9.09%       10.48%
  Total capital (8% minimum requirement)                    13.16        15.12

Leverage ratio (3% minimum requirement) (2)                  6.89%        7.39%

- ------------------------------------------------------------------------------

(1) Other deductions include the unrealized net gain (loss) on available-for-sale investment securities carried at fair value.
(2) Tier 1 capital divided by quarterly average total assets (excluding goodwill and other items which were deducted to arrive at Tier 1 capital).


LEVERAGE RATIO

To supplement the RBC guidelines, the FRB established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% to 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given banking organization. The Company's leverage ratios were 6.89% and 7.39% at December 31, 1994 and 1993, respectively. The decrease in the leverage ratio at December 31, 1994 compared with December 31, 1993 was primarily due to a decrease in Tier 1 capital.

FEDERAL DEPOSIT INSURANCE CORPORATION
IMPROVEMENT ACT OF 1991 (FDICIA)

In addition to adopting a risk-based assessment system, FDICIA required that the federal regulatory agencies adopt regulations defining five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 RBC ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. The Bank had a Tier 1 RBC ratio of 9.56%, a total capital ratio of 12.64% and a leverage ratio of 7.21% at December 31, 1994, compared with 10.36%, 13.99% and 7.30% at December 31, 1993, respectively.


ASSET/LIABILITY MANAGEMENT
................................................................................

The principal objectives of asset/liability management are to manage the sensitivity of net interest spreads to potential changes in interest rates and to enhance profitability in ways that promise sufficient reward for understood and controlled risk. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed.
     Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. For example, if fixed-rate assets are funded with floating-rate debt, the spread between asset and liability rates will decline or turn negative if rates increase. The Company refers to this type of risk as "term structure risk." There is, however, another source of interest rate risk, which results from changing spreads between loan and deposit rates. These changing spreads are not highly correlated to changes in the level of interest rates and are driven by other market conditions. The Company calls this type of risk "basis risk"; it is the Company's main source of interest rate risk and is significantly more difficult to quantify and manage than term structure risk.
     One way to analyze the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Table 26 shows in summary form the Company's interest rate sensitivity based on expected interest rate repricings in specific time frames for the balance sheet as of December 31, 1994. All swaps, except for forward swaps, are reported in the table. Table 27 presents an expanded, detailed report of the Company's interest rate sensitivity by major asset and liability categories, together with an adjusted cumulative gap measure.

TABLE 26  SUMMARY OF INTEREST RATE SENSITIVITY
==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                                        ------------------------------------------------------------------------------------------
                                         Prime-       MRA        0-3      >3-6     >6-12      >1-5        >5       Non-      Total
                                          based   savings     months    months    months     years     years     market
                                          loans
Assets                                   $9,338  $     --   $ 10,951   $ 2,292   $ 3,240   $15,800   $ 3,533   $  8,220   $ 53,374
Liabilities and stockholders' equity         --   (10,663)   (11,039)   (1,256)   (2,121)   (2,552)     (887)   (24,856)   (53,374)
                                         ------  --------   --------   -------   -------   -------   -------   --------   --------
Gap before interest rate swaps           $9,338  $(10,663)  $    (88)  $ 1,036   $ 1,119   $13,248   $ 2,646   $(16,636)  $     --
Interest rate swaps (1)                      --        --     (1,692)      281       149     1,245        17         --         --
                                         ------  --------   --------   -------   -------   -------   -------   --------   --------
Gap adjusted for interest rate swaps     $9,338  $(10,663)  $ (1,780)  $ 1,317   $ 1,268   $14,493   $ 2,663   $(16,636)  $     --
                                         ======  ========   ========   =======   =======   =======   =======   ========   ========
Cumulative gap                           $   --  $ (1,325)  $ (3,105)  $(1,788)  $  (520)  $13,973   $16,636   $     --
                                         ======  ========   ========   =======   =======   =======   =======   ========

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Amounts exclude receive-fixed rate, forward starting swaps with a notional amount of $1,415 million at December 31, 1994.

TABLE 27  INTEREST RATE SENSITIVITY
==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                                        ------------------------------------------------------------------------------------------
                                         Prime-       MRA        0-3      >3-6     >6-12      >1-5        >5       Non-      Total
                                          based   savings     months    months    months     years     years     market
                                          loans
ASSETS
Investment securities (1)                $   --  $     --   $    554  $    559  $  1,416   $ 7,508   $ 1,540   $     31    $11,608
Federal funds sold and securities
  purchased under resale agreements          --        --        260        --        --        --        --         --        260
Loans:
  Commercial                              4,510        --      2,609       389        62       238        50        304      8,162
  Real estate 1-4 family first mortgage      86        --      1,014       445       615     5,356     1,453         81      9,050
  Other real estate mortgage              2,482        --      2,443       560       686     1,241       339        328      8,079
  Real estate construction                  748        --        172         1         2        31         1         58      1,013
  Consumer                                1,512        --      3,748       229       266       588        77      2,266      8,686
  Lease financing                            --        --        117       109       193       838        73         --      1,330
  Foreign                                    --        --         27        --        --        --        --         --         27
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
    Total loans (2)                       9,338        --     10,130     1,733     1,824     8,292     1,993      3,037     36,347
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
Other earning assets (3)                     --        --          7        --        --        --        --         52         59
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
    Total earning assets                  9,338        --     10,951     2,292     3,240    15,800     3,533      3,120     48,274
Noninterest-earning assets                   --        --         --        --        --        --        --      5,100      5,100
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
    Total assets                         $9,338  $     --   $ 10,951  $  2,292  $  3,240   $15,800   $ 3,533   $  8,220    $53,374
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------

LIABILITIES AND
STOCKHOLDERS' EQUITY
Deposits:
  Interest-bearing checking              $   --  $     --   $     --  $     --  $     --   $    --   $    --   $  4,518    $ 4,518
  Savings deposits                           --        --         --        --        --        --        --      2,395      2,395
  Market rate savings (4)                    --    10,663        870        --        --        --        --      2,785     14,318
  Savings certificates                       --        --      1,684     1,230     1,949     2,141        96         32      7,132
  Other time deposits                        --        --         45        25        40       168         4          2        284
  Deposits in foreign offices                --        --      3,540        --        --        --        --         --      3,540
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
    Total interest-bearing deposits          --    10,663      6,139     1,255     1,989     2,309       100      9,732     32,187
Short-term borrowings                        --        --      3,211        --        --        --        --         --      3,211
Senior debt                                  --        --        978         1       132       243        39         --      1,393
Subordinated debt (5)                        --        --        636        --        --        --       748         76      1,460
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
    Total interest-bearing liabilities       --    10,663     10,964     1,256     2,121     2,552       887      9,808     38,251
Noninterest-bearing liabilities              --        --         --        --        --        --        --     11,212     11,212
Stockholders' equity                         --        --         75        --        --        --        --      3,836      3,911
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
    Total liabilities and
      stockholders' equity               $   --  $ 10,663   $ 11,039  $  1,256  $  2,121   $ 2,552   $   887   $ 24,856    $53,374
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
Gap before interest rate swaps           $9,338  $(10,663)  $    (88) $  1,036  $  1,119   $13,248   $ 2,646   $(16,636)   $    --
Interest rate swaps (6):
  Receive fixed                              --        --     (1,701)      204       216     1,264        17         --         --
  Receive variable                           --        --         86        --       (67)      (19)       --         --         --
  Basis swaps                                --        --        (77)       77        --        --        --         --         --
                                         ------  --------   --------  --------  --------   -------   -------   --------    -------
Gap adjusted for interest rate swaps     $9,338  $(10,663)  $ (1,780) $  1,317  $  1,268   $14,493   $ 2,663   $(16,636)   $    --
                                         ======  ========   ========  ========  ========   =======   =======   ========    =======
Cumulative gap                           $   --  $ (1,325)  $ (3,105) $ (1,788) $   (520)  $13,973   $16,636   $     --
                                         ======  ========   ========  ========  ========   =======   =======   ========
Adjustments:
  Exclude noninterest-earning assets,
    noninterest-bearing liabilities and
    stockholders' equity                     --        --         75        --        --        --        --      9,948
  Move interest-bearing checking,
    savings deposits and market rate
    savings from nonmarket to
    shortest maturity                        --        --     (9,698)       --        --        --        --      9,698
                                         ------  --------   --------  --------  --------   -------   -------   --------
Adjusted cumulative gap                  $9,338  $ (1,325)  $(12,728) $(11,411) $(10,143)  $ 4,350   $ 7,013   $ 10,023
                                         ======  ========   ========  ========  ========   =======   =======   ========

- ----------------------------------------------------------------------------------------------------------------------------------

(1) The nonmarket column consists of marketable equity securities.
(2) The nonmarket column consists of nonaccrual loans of $567 million, fixed-rate credit card loans of $2,300 million (including
    $46 million in commercial credit card loans) and overdrafts of $170 million.
(3) The nonmarket column consists of Federal Reserve Bank stock.
(4) The nonmarket column consists of Wells Extra savings.
(5) The nonmarket column substantially consists of foreign currency transaction adjustments to subordinated notes issued in German marks.
(6) Amounts exclude receive-fixed rate, forward starting swaps with a notional amount of $1,415 million at December 31, 1994.

     In categorizing assets and liabilities according to expected repricing time frames, management makes certain judgments and approximations. For example, a new three-year loan with a rate that is adjusted every 30 days would be included in the "0-3 months" category rather than the "over 1-5 years" category. There are also balance sheet categories that have a fixed rate and an unspecified maturity, or a rate which is administered but changes slowly or not at all as market rates change. An example of this type of account is interest-bearing checking, which has balances available on demand and pays a rate that changes infrequently. The balances are relatively stable from quarter to quarter, but could decline because of disintermediation if rates increased substantially. Another example is the revolving credit feature of fixed-rate credit card loans, which differentiates these loans from fixed-rate loans with specified contractual maturities. Given the unusual rate maturity characteristics of these balance sheet items, they are placed in a "nonmarket category." This category is generally viewed as being relatively stable in terms of interest rate variability and the net nonmarket liabilities are viewed as funding fixed-rate assets with maturities greater than one year. Nonmarket assets include non-interest-earning assets, fixed-rate credit card loans, nonaccrual loans and equity securities. Nonmarket liabilities and stockholders' equity include savings deposits, interest-bearing checking, Wells Extra savings (included in market rate savings), noninterest-bearing deposits, other noninterest-bearing liabilities, common stockholders' equity and fixed-rate perpetual preferred stock.
     Some asset/liability managers allocate these nonmarket assets and liabilities to the various maturity categories. The Company believes that these allocations are mostly arbitrary and tend to provide a false sense that the gap structure is accurately defined. For this reason, they remain in the nonmarket category, in order to maintain the Company's focus on their unusual rate maturity characteristics.
     Mortgage-backed investment securities and fixed-rate loans in the real estate 1-4 family first mortgage, other real estate mortgage and consumer loan categories are based on expected maturities rather than on contractual maturities. The gap structure also does not allocate Prime-based loans and market rate account (MRA) savings deposits to specific maturity categories (MRA savings deposits exclude Wells Extra savings). Statistical evidence indicates that both Prime-based loans and MRA savings deposits have relatively short maturities, with that of MRA savings deposits being somewhat longer. Keeping them in distinct categories (as with nonmarket) helps maintain focus on these rates, since most of the Company's short-term net interest income variability depends on their relative movements.
     The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge mismatches in interest rate maturities. They are used to reduce the Company's exposure to interest rate fluctuations and provide more stable spreads between loan yields and the rates on their funding sources. For example, the Company uses interest rate futures to shorten the rate maturity of market rate savings to better match the maturity of Prime-based loans.
     The under-one-year net liability position at December 31, 1994 was $520 million (1.0% of total assets), compared with the under-one-year asset position of $1,402 million at December 31, 1993 (2.7% of total assets). This measure of term structure risk would indicate a nearly balanced interest rate risk position.
     The two adjustments to the cumulative gap amount shown on Table 27 provide comparability with those bank holding companies that present interest rate sensitivity information in this manner. However, management does not believe that these adjustments depict its interest rate risk. The first adjustment line excludes noninterest-earning assets, noninterest-bearing liabilities and stockholders' equity from the cumulative gap calculation so that only earning assets, interest-bearing liabilities and all interest rate swap contracts, excluding forward swaps, are reported. The second adjustment line moves interest-bearing checking, savings deposits and Wells Extra savings from the nonmarket liability category to the shortest rate maturity category. This second adjustment reflects the availability of these deposits for immediate withdrawal. The resulting adjusted under-one-year cumulative gap (net liability position) was $10.1 billion and $5.9 billion at December 31, 1994 and 1993, respectively.
     The gap analysis provides a useful framework to measure the term structure risk. In addition, the Company performs net interest income simulations to estimate the potential effects of changing interest rates. This process allows the Company to fully explore the complex relationships within the gap over time and various interest rate environments.
     To get a complete picture of its current interest rate risk position, the Company must look at both term structure risk and basis risk. The two most significant components of basis risk are the Prime/MRA spread and the rate paid on savings and interest-bearing checking accounts. During the last rate cycle, the Prime/MRA spread varied from a low of approximately 275 basis points in 1987 to a high of approximately 525 basis points when rates peaked in 1989. The increase in the Prime/MRA spread as well as lagged movement in other deposit rates caused spreads to increase to historic high levels. The Company's risk was that declining rates would cause margins to compress as loan rates dropped more rapidly than deposit rates. If loan rates decreased even more than they had at the bottom of the last cycle, the Company's net interest margin could have come under severe pressure. At the peak of the rate cycle in 1989, interest rate floor contracts and a smaller amount of swaps were purchased to hedge against this type of margin compression. Most of these contracts matured by the end of 1994.
     The spread between loans and deposits increased again in 1994 as the Prime rate climbed 250 basis points and deposit rates were slow to react. The increasing loan/deposit spread roughly offset the loss of hedging income due to the maturing interest rate floor and swap hedges put in place in 1989.
     As the Company looks toward managing interest rate risk in 1995, it is confronted with several risk scenarios. If the Prime rate and other market rates remain at current levels, the Company may be faced with an environment in which deposit rates begin to creep upward, causing declines in net interest income. As stated earlier, the Prime rate increased 250 basis points during 1994, while the MRA savings deposit rate on average has moved only 35 basis points. During the last period of increasing rates, the MRA savings deposit rate moved approximately 45% of the movement in the Prime rate. Although market conditions are substantially different in this interest rate cycle, there may be further increases in deposit rates, causing a decline in net interest income. There is no cost-effective way to hedge against such a decline.
     If interest rates rise, net interest income may actually increase if deposit rates continue to lag increases in market rates. The Company could, however, experience significant pressure on net interest income if there is a substantial movement in deposit rates relative to market rates. This basis risk potentially could be hedged with interest rate caps, but the Company believes they are not cost-effective in relation to the risk they would mitigate.
     Finally, a declining interest rate environment might result in a decrease in loan rates while deposit rates remain relatively stable, since they have not increased much in this cycle. This rate scenario could also create significant risk to net interest income. The Company has partially hedged against this risk by again purchasing interest rate floor contracts as indicated in Table 28.
     In 1995, the Company anticipates that a significant amount of its loan growth will be funded by maturing fixed-rate investment securities. Since it is anticipated that the bulk of the loan growth will be at floating rates, these changes could significantly affect the gap structure. To partially hedge these projected gap changes, $1.4 billion of forward swaps were added in which the Company receives a fixed rate and pays a floating rate. These forward swaps are detailed in Table 29.


DERIVATIVE FINANCIAL INSTRUMENTS
................................................................................

The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge mismatches in interest rate maturities to reduce the Company's exposure to interest rate fluctuations. The Company also offers contracts to its customers, but hedges such contracts by purchasing other financial contracts or uses the contracts for asset/liability management.
     Table 28 reconciles the beginning and ending notional or contractual amounts for derivative financial instruments for 1994 and shows the expected remaining maturity at year-end 1994.
     Table 29 summarizes the notional amount, expected maturities and weighted average interest rates associated with amounts to be received or paid on interest rate swap agreements, together with an indication of the asset/liability hedged.
     For a further discussion of derivative financial instruments, refer to Note 13 of the Financial Statements.


LIQUIDITY MANAGEMENT
................................................................................

Liquidity refers to the Company's ability to maintain a cash flow adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis.
     In recent years, core deposits have provided the Company with a sizable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 84% and 87% of its average total assets in 1994 and 1993, respectively.
     The remaining funding of average total assets was mostly provided by senior and subordinated debt, deposits in foreign offices and short-term borrowings (comprised of federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings). Senior and subordinated debt averaged $3.4 billion and $4.1 billion in 1994 and 1993, respectively. Short-term borrowings averaged $2.4 billion and $1.3 billion in 1994 and 1993, respectively.
     The weighted average expected remaining maturity of the debt securities within the investment securities portfolio was 2 years and 10 months at December 31, 1994. Of the $11.8 billion debt securities at cost at December 31, 1994, $2.5 billion, or 21%, is expected to mature or be prepaid in 1995 and an additional $2.5 billion, or 21%, is expected to mature or be prepaid in 1996. The Company has purchased shorter-term debt securities to maintain asset liquidity and to fund loan growth.

TABLE 28  DERIVATIVE ACTIVITIES
==================================================================================================================================

(notional or contractual amounts in millions)                                                         Year ended December 31, 1994
                                                  --------------------------------------------------------------------------------
                                                  Beginning   Additions   Expirations   Terminations (2)      Ending      Weighted
                                                    balance                                                  balance       average
                                                                                                                          expected
                                                                                                                         remaining
                                                                                                                      maturity (in
                                                                                                                       yrs.--mos.)
Interest rate futures contracts                      $4,890     $20,291       $19,888(1)            $284     $ 5,009           0-3
Interest rate forward contracts                          75         246           313(1)              --           8           0-1
Interest rate caps written                            1,170         535           533                133       1,039           1-9
Interest rate floors purchased                        3,685      12,100         1,347                 83      14,355           3-5
Interest rate caps purchased                          1,514         474           536                192       1,260           2-0
Interest rate swap contracts                          2,052       2,533         1,246                 60       3,279           2-9
Foreign exchange contracts (forwards and spots)         320      16,775        16,480                 --         615           0-3
Foreign exchange option contracts purchased              14         459           154                 --         319           0-6
Foreign exchange option contracts written                 6         444           132                 --         318           0-6
Cross currency swaps                                    192          --            74                 --         118          0-11
When-issued securities                                  484          --           484                 --          --            --

- ----------------------------------------------------------------------------------------------------------------------------------

(1) To facilitate the settlement process, the Company enters into offsetting contracts 2 to 45 days prior to their maturity date.
    Concurrent with the closing of these positions, the Company generally enters into new interest rate futures and forward contracts with a later expiration date since the Company's use of these contracts predominantly relates to ongoing hedging programs.
(2) Terminations occur if a customer that purchased a contract decides to cancel it before the maturity date. If the customer contract was hedged, the Company terminates the interest rate derivative instrument used to hedge the customer's contract upon cancellation. The impact of terminations on income before income taxes for 1994 was approximately $1 million.


TABLE 29  INTEREST RATE AND CROSS CURRENCY SWAP MATURITIES AND AVERAGE RATES (1)
==================================================================================================================================

(notional amounts in millions)                         1995         1996          1997             1998   Thereafter         Total
Receive-fixed rate (hedges loans)
  Notional amount                                     $ 343        $ 533         $ 398            $  56       $   45        $1,375
  Weighted average rate received                       7.59%        4.52%         4.88%            5.87%        7.45%         5.55%
  Weighted average rate paid                           5.77         5.74          5.76             6.11         7.62          5.83

Receive-fixed rate (hedges senior debt)
  Notional amount                                     $  12        $ 224         $  --            $  --       $   --        $  236
  Weighted average rate received                       7.21%        7.38%           --%              --%          --%         7.37%
  Weighted average rate paid                           5.51         5.77            --               --           --          5.75

Receive-fixed rate, forward starting
  swaps (hedges loans) (2)
  Notional amount                                     $  --        $  --         $  --            $ 150       $1,265        $1,415

Basis swaps (hedges subordinated debt) (3)
  Notional amount                                     $  77        $  --         $  --            $  --       $   --        $   77
  Weighted average rate received                       5.30%          --%           --%              --%          --%         5.30%
  Weighted average rate paid                           6.43           --            --               --           --          6.43

Cross currency swaps (hedges subordinated debt)
  Notional amount                                     $ 118        $  --         $  --            $  --       $   --        $  118
  Weighted average rate received                       5.11%          --%           --%              --%          --%         5.11%
  Weighted average rate paid                           6.32           --            --               --           --          6.32

Other swaps (4)
  Notional amount                                     $ 132        $  44         $  --            $  --       $   --        $  176
  Weighted average rate received                       6.80%        5.39%           --%              --%          --%         6.49%
  Weighted average rate paid                           6.82         5.81            --               --           --          6.56

Total notional amount                                 $ 682        $ 801         $ 398            $ 206       $1,310        $3,397
                                                      =====        =====         =====            =====       ======        ======

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Variable interest rates are presented on the basis of rates in effect at December 31, 1994. These rates may change substantially in the future due to open market factors.
(2) These forward swaps, which will hedge loans, start in January 1995 for $15 million and in February, May, August and November
    1995 for $350 million each month.
(3) The Company has entered into interest rate basis swap agreements whereby the Company receives interest payments based on the six-month LIBOR rate and makes interest payments based on the one-month commercial paper rate.
(4) Represents customer accommodation swaps not used for asset/liability management purposes. The notional amount reflects customer accommodations as well as the swaps used to hedge the customer accommodations.

     Other sources of liquidity include maturity extensions of short-term borrowings and sale or runoff of assets. Commercial and real estate loans totaled $26.3 billion at December 31, 1994. Of these loans, $7.0 billion matures in one year or less, $7.9 billion matures in over one year through five years and $11.4 billion matures in over five years. Of the $19.3 billion that matures in over one year, $12.0 billion has floating or adjustable rates and $7.3 billion has fixed rates. Of the $7.3 billion of fixed-rate loans, approximately $2.7 billion represents fixed initial-rate mortgage (FIRM) loans. FIRM loans carry fixed rates for a minimum of 3 years to a maximum of 10 years of the loan term and carry adjustable rates thereafter. (Refer to the Consolidated Statement of Cash Flows for further information on the Company's cash flows from its operating, investing and financing activities.)
     Liquidity for the Parent Company and its nonbank subsidiaries is generated through its ability to raise funds in a variety of domestic and international money and capital markets, dividends from subsidiaries and lines of credit. A shelf registration statement filed with the Securities and Exchange Commission allows the issuance of up to $1.5 billion of senior or subordinated debt or preferred stock. At December 31, 1994, $1.3 billion remained unissued. An additional $500 million was issued in January 1995, which further reduced the shelf to $752 million. (Refer to Note 6 to the Financial Statements for a schedule of outstanding senior and subordinated debt.) The Company also had unused committed lines of credit of approximately $300 million at December 31, 1994.
     In 1994, a significant portion of the Parent's source of funding was due to dividends paid by the Bank totaling $1,001 million. The dividends received helped to fund the Company's ongoing stock repurchase program. The Company expects the Parent to continue to receive dividends from the Bank in 1995. (See Notes 2 and 11 to the Financial Statements for the Bank's dividend restriction and the Parent Company's financial statements, respectively.)
     To accommodate future growth and current business needs, the Company has a capital expenditure program. Capital expenditures for 1995 are estimated at $200 million for additional automation equipment for branches and offices, relocation and remodeling of Company facilities and routine replacement of furniture and equipment. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.



COMPARISON OF 1993 VERSUS 1992
- --------------------------------------------------------------------------------

Net income in 1993 was $612 million, compared with $283 million in 1992. Net income per share was $10.10, compared with $4.44 in 1992. Return on average assets (ROA) was 1.20% and return on average common equity (ROE) was 16.74% in 1993 compared with .54% and 7.93% respectively, in 1992.
     The increase in earnings in 1993 compared with 1992 was substantially due to a $665 million, or 55%, decrease in the loan loss provision. In addition, net interest income on a taxable-equivalent basis declined 1% to $2,659 million in 1993, while the net interest margin increased 4 basis points to 5.74%. The increase in the net interest margin was substantially due to lower rates paid on interest-bearing checking and savings accounts, wider spreads between Prime- and LIBOR-based loans and their funding source and recoveries on loans where interest had been previously applied to principal. These improvements were partially offset by a change in the mix of earning assets from higher-yielding loans to lower-yielding investment securities and lower income from derivative contracts used to hedge mismatches in the rate maturity of loans and their funding sources. Hedging income from derivative contracts decreased $32 million in 1993, resulting in a 7 basis point decline in the net interest margin due to the maturity of contracts.
     Average earning assets declined to $46.3 billion in 1993 from $47.3 billion in 1992. The decrease in earning assets was substantially due to a $6.1 billion decrease in average loans, primarily in commercial loans and other real estate mortgage loans, partially offset by a $5.3 billion increase in average investment securities, predominantly mortgage-backed securities.

     Noninterest income was $1,093 million in 1993, compared with $1,059 million in 1992. Services charges on deposit accounts increased 7% to $423 million, primarily due to increases in service charges on individual and business checking accounts. Fees and commissions increased 4% to $376 million predominantly resulting from sales fees on mutual funds and annuities as well as increased shared ATM network income. Sales fee revenues on mutual funds and other financial products increased from $29 million in 1992 to $43 million in 1993 due to the introduction of the Personal Financial Officer program in the branches. Shared ATM network income increased to $38 million from $32 million in 1992, primarily due to a fee increase implemented in mid-1992 as well as a 7% increase in the volume of transactions processed through the ATM network. Trust and investment services income increased 15% to $190 million, mostly due to greater mutual fund investment management fees, reflecting growth in the funds' net assets. These fees amounted to $37 million in 1993, compared with $19 million in 1992. In 1992, the Company realized gains of $45 million from the sale of all of its 30-year mortgage-backed securities. These securities were previously designated as held for sale and carried at the lower of cost or market. The increase in losses from disposition of operations from 1992 to 1993 was due to a $36 million accrual made in the third quarter of 1993 primarily related to reduced space requirements.
     "All Other" noninterest income in 1993 included $18 million of interest income received as a result of the settlement of California Franchise Tax Board audits related to the appropriate years for claiming deductions applicable to the 1976 through 1986 tax returns. "All Other" noninterest income in 1992 included $14 million of interest income due to the settlement of Internal Revenue Service audits related to the appropriate years for claiming certain deductions and credits applicable to the 1978 through 1986 tax years. "All Other" noninterest income in 1992 also included real estate investment (contingent interest loans accounted for as investments) losses of $19 million, which were substantially due to a write-down on land for development in Southern California.
     Noninterest expense totaled $2,162 million in 1993, compared with $2,035 million in 1992. Salaries expense increased 5% to $684 million due to increases in merit pay and severance accruals primarily related to the reorganization of the Retail Distribution Group. Incentive compensation increased 49% to $109 million substantially due to various sales programs and a Company-wide employee appreciation program. Employee benefits expense increased 22% to $213 million primarily due to the adoption of Statement of Financial Accounting Standards
No. 106 (FAS 106), Employers' Accounting for Postretirement Benefits Other Than Pensions, and FAS 112, Employers' Accounting for Postemployment Benefits.
FAS 106 resulted in an incremental expense in 1993 of approximately $11 million; FAS 112 resulted in an accrual of $12 million.
     Total loans were $33.1 billion at December 31, 1993, a 10% decrease from December 31, 1992. This decrease was predominantly due to declines of 18% in other real estate mortgage loans and 16% in commercial loans.
     The provision for loan losses in 1993 was $550 million, compared with $1,215 million in 1992. Net charge-offs in 1993 were $495 million, or 1.44% of average total loans, compared with $798 million, or 1.97%, in 1992. Loan loss recoveries were $169 million in 1993, compared with $117 million in 1992. The allowance for loan losses was 6.41% of total loans at December 31, 1993, compared with 5.60% at December 31, 1992. The decline in the provision for loan losses reflected the continued improvement in the Company's loan portfolio.
     Total nonaccrual and restructured loans were $1,200 million, or 3.6% of total loans, at December 31, 1993, compared with $2,142 million, or 5.8% of total loans, at December 31, 1992. At December 31, 1993, an estimated $704 million, or 59%, of nonaccrual loans were less than 90 days past due, compared with an estimated $1,294 million, or 61%, at December 31, 1992. Foreclosed assets were $348 million at December 31, 1993, compared with $510 million at December 31, 1992.
     The average volume of core deposits in 1993 was $40.4 billion, 3% lower than in 1992. Average core deposits funded 79% of the Company's average total assets in 1993, compared with 80% in 1992.
     The Company adopted FAS 109, Accounting for Income Taxes, on January 1, 1993. Under this method, the computation of the net deferred tax asset or liability gives current recognition to changes in tax rates and laws. As a result, when the Omnibus Budget Reconciliation Act was signed into law in August of 1993, raising the corporate tax rate from 34% to 35%, effective January 1, 1993, an adjustment was made that increased the Company's deferred tax asset and, correspondingly, decreased income tax expense by approximately $18 million. Because the deferred tax asset was originally recorded at a lower tax rate, the higher tax rate in effect at that time increased the value of the asset. The decreased income tax expense was partially offset by a $9 million increase to reflect the application of the higher tax rate to 1993 earnings.

ADDITIONAL INFORMATION
- --------------------------------------------------------------------------------

Common stock of the Company is traded on the New York Stock Exchange, the Pacific Stock Exchange, the London Stock Exchange and the Frankfurt Stock Exchange. The high, low and end-of-period annual and quarterly closing prices of the Company's stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 27,758 as of January 31, 1995.


         [PRICE RANGE OF COMMON STOCK-ANNUAL (GRAPH) ($)] SEE APPENDIX


        [PRICE RANGE OF COMMON STOCK-QUARTERLY (GRAPH) ($)] SEE APPENDIX


     Common dividends declared per share totaled $4.00 in 1994, $2.25 in 1993 and $1.50 in 1992. The dividend was increased in the fourth quarter of 1993 from $.50 to $.75 per share, increased again to $1.00 per share in the first quarter of 1994 and to $1.15 per share in January 1995. Quarterly dividends are considered at the Board of Directors meeting the month following quarter end. Dividends declared are payable the second month after quarter end. The Company, with the approval of the Board of Directors, intends to continue its present policy of paying quarterly cash dividends to stockholders. The level of future dividends will be determined by the Board of Directors in light of the earnings and financial condition of the Company.
     In 1991, the FRB approved an application by Berkshire Hathaway, Inc. (Berkshire) to purchase additional shares of the Company's common stock in the open market, up to a total of 22%. Berkshire entered into a passivity agreement with the Company, in which it agrees not to exercise any control over the Company's management or policies. Accordingly, Berkshire granted its proxy to the Company to vote Berkshire's shares in accordance with the recommendations of the Board of Directors of the Company. Berkshire owned 13.3% and 12.2% of the Company's common stock at December 31, 1994 and 1993, respectively.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME


(in millions)                                                                                               Year ended December 31,
                                                                                             -------------------------------------
                                                                                                1994           1993           1992
INTEREST INCOME
Loans                                                                                         $3,015         $3,066         $3,697
Investment securities                                                                            740            672            415
Federal funds sold and securities purchased under resale agreements                                7             23             33
Other                                                                                              3             --             --
                                                                                              ------         ------         ------
      Total interest income                                                                    3,765          3,761          4,145
                                                                                              ------         ------         ------
INTEREST EXPENSE
Deposits                                                                                         854            863          1,185
Federal funds purchased and securities sold under repurchase agreements                           99             29             41
Commercial paper and other short-term borrowings                                                  10              6              9
Senior and subordinated debt                                                                     192            206            219
                                                                                              ------         ------         ------
      Total interest expense                                                                   1,155          1,104          1,454
                                                                                              ------         ------         ------
NET INTEREST INCOME                                                                            2,610          2,657          2,691
Provision for loan losses                                                                        200            550          1,215
                                                                                              ------         ------         ------
Net interest income after provision for loan losses                                            2,410          2,107          1,476
                                                                                              ------         ------         ------
NONINTEREST INCOME
Service charge on deposit accounts                                                               473            423            394
Fees and commissions                                                                             387            376            363
Trust and investment services income                                                             203            190            165
Investment securities gains                                                                        8             --             45
Other                                                                                            129            104             92
                                                                                              ------         ------         ------
      Total noninterest income                                                                 1,200          1,093          1,059
                                                                                              ------         ------         ------
NONINTEREST EXPENSE
Salaries                                                                                         671            684            650
Incentive compensation                                                                           155            109             73
Employee benefits                                                                                201            213            175
Net occupancy                                                                                    215            224            222
Equipment                                                                                        174            148            141
Federal deposit insurance                                                                        101            114            106
Other                                                                                            639            670            668
                                                                                              ------         ------         ------
      Total noninterest expense                                                                2,156          2,162          2,035
                                                                                              ------         ------         ------
INCOME BEFORE INCOME TAX EXPENSE                                                               1,454          1,038            500
Income tax expense                                                                               613            426            217
                                                                                              ------         ------         ------
NET INCOME                                                                                    $  841         $  612         $  283
                                                                                              ======         ======         ======
NET INCOME APPLICABLE TO COMMON STOCK                                                         $  798         $  562         $  235
                                                                                              ======         ======         ======
PER COMMON SHARE
Net income                                                                                    $14.78         $10.10         $ 4.44
                                                                                              ======         ======         ======
Dividends declared                                                                            $ 4.00         $ 2.25         $ 1.50
                                                                                              ======         ======         ======
Average common shares outstanding                                                               53.9           55.6           52.9
                                                                                              ======         ======         ======


The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET


(in millions)                                                                                                          December 31,
                                                                                                           -----------------------
                                                                                                               1994           1993
ASSETS
Cash and due from banks                                                                                     $ 2,974        $ 2,644
Investment securities:
  At cost (estimated fair value $8,185 and $9,978)                                                            8,619          9,887
  At fair value                                                                                               2,989          3,171
                                                                                                            -------        -------
      Total investment securities                                                                            11,608         13,058
Federal funds sold and securities purchased under resale agreements                                             260          1,668

Loans                                                                                                        36,347         33,099
Allowance for loan losses                                                                                     2,082          2,122
                                                                                                            -------        -------
      Net loans                                                                                              34,265         30,977
                                                                                                            -------        -------
Due from customer on acceptances                                                                                 77             70
Accrued interest receivable                                                                                     328            297
Premises and equipment, net                                                                                     886            898
Goodwill                                                                                                        416            477
Other assets                                                                                                  2,560          2,424
                                                                                                            -------        -------
      Total assets                                                                                          $53,374        $52,513
                                                                                                            =======        =======

LIABILITIES
Noninterest-bearing deposits                                                                                $10,145        $ 9,719
Interest-bearing deposits                                                                                    32,187         31,925
                                                                                                            -------        -------
      Total deposits                                                                                         42,332         41,644
Federal funds purchased and securities sold under repurchase agreements                                       3,022          1,079
Commercial paper and other short-term borrowings                                                                189            188
Acceptances outstanding                                                                                          77             70
Accrued interest payable                                                                                         60             63
Other liabilities                                                                                               930            933
Senior debt                                                                                                   1,393          2,256
Subordinated debt                                                                                             1,460          1,965
                                                                                                            -------        -------
      Total liabilities                                                                                      49,463         48,198
                                                                                                            -------        -------
STOCKHOLDERS' EQUITY
Preferred stock                                                                                                 489            639
Common stock--$5 par value, authorized 150,000,000 shares;
  issued and outstanding 51,251,648 shares and 55,812,592 shares                                                256            279
Additional paid-in capital                                                                                      871            551
Retained earnings                                                                                             2,409          2,829
Cumulative foreign currency translation adjustments                                                              (4)            (4)
Investment securities valuation allowance                                                                      (110)            21
                                                                                                            -------        -------
      Total stockholders' equity                                                                              3,911          4,315
                                                                                                            -------        -------
      Total liabilities and stockholders' equity                                                            $53,374        $52,513
                                                                                                            =======        =======


The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


(in millions)                              Preferred       Common   Additional     Retained      Foreign   Investment        Total
                                               stock        stock      paid-in     earnings     currency   securities       stock-
                                                                       capital               translation    valuation     holders'
                                                                                             adjustments    allowance       equity
BALANCE DECEMBER 31, 1991                      $ 463         $260       $  316      $ 2,236          $(4)       $  --       $3,271
                                               -----         ----       ------      -------          ---        -----       ------
Net income--1992                                                                        283                                    283
Preferred stock issued, net of
  issuance costs                                 176                        (7)                                                169
Common stock issued under
  employee benefit and
  dividend reinvestment plans                                  16          197                                                 213
Preferred stock dividends                                                               (48)                                   (48)
Common stock dividends                                                                  (79)                                   (79)
                                               -----         ----       ------      -------          ---        -----       ------
Net change                                       176           16          190          156           --           --          538
                                               -----         ----       ------      -------          ---        -----       ------
BALANCE DECEMBER 31, 1992                        639          276          506        2,392           (4)          --        3,809
                                               -----         ----       ------      -------          ---        -----       ------
Net income--1993                                                                        612                                    612
Common stock issued under
  employee benefit and
  dividend reinvestment plans                                   3           50                                                  53
Common stock repurchased                                                    (5)                                                 (5)
Preferred stock dividends                                                               (50)                                   (50)
Common stock dividends                                                                 (125)                                  (125)
Cumulative unrealized net gains,
  after applicable taxes,
  at December 31, 1993                                                                                             21           21
                                               -----         ----       ------      -------          ---        -----       ------
Net change                                        --            3           45          437           --           21          506
                                               -----         ----       ------      -------          ---        -----       ------
BALANCE DECEMBER 31, 1993                        639          279          551        2,829           (4)          21        4,315
                                               -----         ----       ------      -------          ---        -----       ------
Net income--1994                                                                        841                                    841
Common stock issued under
  employee benefit and
  dividend reinvestment plans                                   3           54                                                  57
Preferred stock redeemed                        (150)                                                                         (150)
Common stock repurchased                                      (26)        (734)                                               (760)
Preferred stock dividends                                                               (43)                                   (43)
Common stock dividends                                                                 (218)                                  (218)
Change in unrealized net gains,
  after applicable taxes                                                                                         (131)        (131)
Transfer                                                                 1,000       (1,000)                                    --
                                               -----         ----       ------      -------          ---        -----       ------
Net change                                      (150)         (23)         320         (420)          --         (131)        (404)
                                               -----         ----       ------      -------          ---        -----       ------
BALANCE DECEMBER 31, 1994                      $ 489         $256       $  871      $ 2,409          $(4)       $(110)      $3,911
                                               =====         ====       ======      =======          ===        =====       ======


The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS


(in millions)                                                                                               Year ended December 31,
                                                                                            --------------------------------------
                                                                                                1994           1993           1992
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                 $   841        $   612        $   283
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                    200            550          1,215
    Depreciation and amortization                                                                246            266            268
    Deferred income tax benefit                                                                  (32)          (145)          (188)
    Net (increase) decrease in accrued interest receivable                                       (31)             4             25
    Net decrease in accrued interest payable                                                      (3)           (25)           (58)
    Other, net                                                                                   (77)           271            119
                                                                                             -------        -------        -------
Net cash provided by operating activities                                                      1,144          1,533          1,664
                                                                                             -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities:
    At cost:
      Proceeds from prepayments and maturities                                                 3,866          2,492          1,605
      Purchases                                                                               (2,598)        (6,168)        (7,919)
    At lower of cost or market:
      Proceeds from sales                                                                         --             --            809
    At fair value:
      Proceeds from sales                                                                         18             --             --
      Proceeds from prepayments and maturities                                                   670             --             --
      Purchases                                                                                 (724)            --             --
  Net (increase) decrease in loans resulting from originations and collections                (3,378)         2,754          3,991
  Proceeds from sales (including participations) of loans                                        134            264          1,936
  Purchases (including participations) of loans                                                 (375)           (36)           (31)
  Proceeds from sales of foreclosed assets                                                       240            353            311
  Net (increase) decrease in federal funds sold and securities purchased
    under resale agreements                                                                    1,408           (485)        (1,174)
  Other, net                                                                                    (224)           (59)          (109)
                                                                                             -------        -------        -------
Net cash used by investing activities                                                           (963)          (885)          (581)
                                                                                             -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                                            688           (600)        (1,475)
  Net increase (decrease) in short-term borrowings                                             1,944           (246)           296
  Proceeds from issuance of senior debt                                                          248            980            508
  Proceeds from issuance of subordinated debt                                                     --            399            350
  Repayment of senior debt                                                                    (1,101)          (884)          (882)
  Repayment of subordinated debt                                                                (526)          (300)          (116)
  Proceeds from issuance of preferred stock                                                       --             --            169
  Proceeds from issuance of common stock                                                          57             53            213
  Redemption of preferred stock                                                                 (150)            --             --
  Repurchase of common stock                                                                    (760)            (5)            --
  Payment of cash dividends on preferred stock                                                   (34)           (50)           (48)
  Payment of cash dividends on common stock                                                     (218)          (125)          (105)
  Other, net                                                                                       1             84            (61)
                                                                                             -------        -------        -------
Net cash provided (used) by financing activities                                                 149           (694)        (1,151)
                                                                                             -------        -------        -------
  NET CHANGE IN CASH AND CASH EQUIVALENTS (DUE FROM BANKS)                                       330            (46)           (68)
Cash and cash equivalents at beginning of year                                                 2,644          2,690          2,758
                                                                                             -------        -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                     $ 2,974        $ 2,644        $ 2,690
                                                                                             =======        =======        =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                                 $ 1,158        $ 1,129        $ 1,512
                                                                                             =======        =======        =======
    Income taxes                                                                             $   680        $   481        $   370
                                                                                             =======        =======        =======
  Noncash investing activities:
    Transfers from investment securities at cost to investment securities at lower of
      cost or market                                                                         $    --        $    --        $   809
                                                                                             =======        =======        =======
    Transfers from investment securities at cost to investment securities at fair value      $    --        $ 3,077        $    --
                                                                                             =======        =======        =======
    Transfers from foreclosed assets to nonaccrual loans                                     $    --        $    99        $    --
                                                                                             =======        =======        =======
    Transfers from loans to foreclosed assets                                                $   174        $   404        $   600
                                                                                             =======        =======        =======


The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS


1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- --------------------------------------------------------------------------------

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


CONSOLIDATION
................................................................................

The consolidated financial statements of the Company include the accounts of Wells Fargo & Company (Parent), Wells Fargo Bank, N.A. (Bank) and the nonbank subsidiaries of the Parent.
     Significant majority-owned subsidiaries are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in consolidation. Other subsidiaries and affiliates in which there is at least 20% ownership are generally accounted for by the equity method; those in which there is less than 20% ownership are generally carried at cost. Subsidiaries and affiliates that are accounted for by either the equity or cost method are included in other assets.


SECURITIES
................................................................................

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

TRADING SECURITIES

Securities, if any, acquired for short-term appreciation or other trading purposes are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in noninterest income. There were no trading securities in the past three years.

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


PREMISES AND EQUIPMENT
................................................................................

Premises and equipment are stated at cost less accumulated depreciation and amortization. Capital leases are included in premises and equipment, at the capitalized amount less accumulated amortization.
     Depreciation and amortization are computed primarily using the straight-line method. Estimated useful lives range up to 40 years for buildings, 2 to 10 years for furniture and equipment, and up to the lease term for leasehold improvements. Capitalized leased assets are amortized on a straight-line basis over the lives of the respective leases, which generally range from 20 to 35 years.


LOANS
................................................................................

Loans are reported at the principal amount outstanding, net of unearned income. Unearned income, which includes deferred fees net of deferred direct incremental loan origination costs, is amortized to interest income generally over the contractual life of the loan using an interest method or the straight-line method if it is not materially different.
     Loans identified as held for sale are carried at the lower of cost or market value. Nonrefundable fees, related direct loan origination costs and related hedging gains or losses, if any, are deferred and recognized as a component of the gain or loss on sale recorded in noninterest income.

NONACCRUAL LOANS Loans are placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens or junior liens) are placed on nonaccrual status within 150 days of becoming past due as to interest or principal, regardless of security. Generally, consumer loans not secured by real estate are only placed on nonaccrual status when a portion of the principal has been charged off. Generally, such loans are entirely charged off within 180 days of becoming past due.
     When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement or when the loan is both well-secured and in the process of collection.

RESTRUCTURED LOANS In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a restructured (accruing) loan, unless the yield is equivalent to that of a new loan.
     Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of restructuring or after a shorter performance period. If the borrower's ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan.

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


GOODWILL AND IDENTIFIABLE
INTANGIBLE ASSETS
................................................................................

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by the Company. Most of the Company's goodwill is being amortized using the straight-line method over 20 years. The remaining period of amortization, on a weighted average basis, approximated 12 years at December 31,1994.
     Identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over 5 to 15 years. Approximately 51% of the December 31, 1994 remaining balance will be amortized in 3 years.


INCOME TAXES
................................................................................

The Company files a consolidated federal income tax return. Consolidated or combined state tax returns are filed in certain states, including California. Income taxes are generally allocated to individual subsidiaries as if each had filed a separate return. Payments are made to the Parent by those subsidiaries with net tax liabilities on a separate return basis. Subsidiaries with net tax losses and excess tax credits receive payments for these benefits from the Parent.
     Effective January 1, 1993, deferred income tax assets and liabilities are determined in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which uses the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. FAS 109 supersedes Accounting Principles Board Opinion No. 11 (APB 11), Accounting for Income Taxes, which was used prior to 1993 to determine the deferred tax assets and liabilities. Under APB 11, the net deferred tax asset or liability was an accumulation of annual adjustments based on the tax effects of the book and tax income statement differences and was not adjusted for subsequent changes in tax rates and laws.


INTEREST RATE DERIVATIVE
FINANCIAL INSTRUMENTS
................................................................................

The Company uses interest rate derivative financial instruments (futures, forwards, caps, floors and swaps) primarily to hedge mismatches in the rate maturity of loans and their funding sources. Gains and losses on interest rate futures are deferred and amortized as a component of the interest income or expense reported on the asset or liability hedged. Amounts payable or receivable for swaps, caps and floors are accrued with the passage of time, the effect of which is included in the interest income or expense reported on the asset or liability hedged; fees on these financial contracts are amortized over their contractual life as a component of the interest reported on the asset or liability hedged. Gains or losses on the interest rate derivatives (e.g., forwards) hedging loans originated for sale are deferred and recognized as a component of the gain or loss recorded on the sale of the related loans in noninterest income. Cash flows resulting from interest rate derivative financial instruments that are accounted for as hedges of identifiable transactions are classified in the same category as the cash flows from the items being hedged. Credit risk related to interest rate derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses.
     The Company adopted Statement of Financial Accounting Standards No. 119 (FAS 119), Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, on December 31, 1994. FAS 119 requires various disclosures regarding derivative activities which are set forth in Note 13 to the Financial Statements.


NET INCOME PER COMMON SHARE
................................................................................

Net income per common share is computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. The impact of common stock equivalents, such as stock options, and other potentially dilutive securities is not material; therefore, they are not included in the computation.



2  CASH, LOAN AND DIVIDEND RESTRICTIONS
- --------------------------------------------------------------------------------

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Bank with the Federal Reserve Bank. The average required reserve balance was $1.2 billion in both 1994 and 1993.
     The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Bank is prohibited from lending to the Parent and its nonbank subsidiaries unless the loans are secured by specified collateral. Such secured loans and other regulated transactions made by the Bank (including its subsidiaries) are limited in amount as to each of its affiliates, including the Parent, to 10% of the Bank's capital stock and surplus (as defined, which for this purpose includes the allowance for loan losses on an after-tax basis) and, in the aggregate to all of its affiliates, to 20% of the Bank's capital stock and surplus. The Bank's capital stock and surplus at December 31, 1994 was $5 billion.
     Dividends payable by the Bank to the Parent without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Based on this definition, the Bank can declare dividends of approximately $539 million of its retained net profits at December 31, 1994 plus retained net profits up to the date of any such dividend declaration. Dividends declared by the Bank in 1994, 1993 and 1992 were $1,001 million, none and $117 million, respectively.

3  INVESTMENT SECURITIES
- --------------------------------------------------------------------------------

The Company adopted Statement of Financial Accounting Standards No. 115 (FAS
115), Accounting for Certain Investments in Debt and Equity Securities, on December 31, 1993. FAS 115 addresses the accounting and reporting for certain investments in debt and marketable equity securities.
     FAS 115 establishes three classifications of securities, each of which receives different accounting treatment. Held-to-maturity investment securities are reported at cost. Available-for-sale investment securities are reported at fair value, with unrealized gains and losses, after applicable taxes, reported as a separate component of stockholders' equity. Trading securities are reported at fair value, with unrealized gains and losses included in earnings. The estimated fair value of investments is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors. The Company had no trading securities in 1994, 1993 or 1992.
     The following table provides the major components of investment securities at cost and at fair value:

==================================================================================================================================

(in millions)                                                                                                          December 31,
                           -------------------------------------------------------------------------------------------------------
                                                                1994                                       1993               1992
                           -----------------------------------------  -----------------------------------------  -----------------
                             COST   ESTIMATED   ESTIMATED  ESTIMATED    Cost   Estimated   Estimated  Estimated    Cost  Estimated
                                   UNREALIZED  UNREALIZED       FAIR          unrealized  unrealized       fair               fair
                                        GROSS       GROSS      VALUE               gross       gross      value              value
                                        GAINS      LOSSES                          gains      losses
HELD-TO-MATURITY
SECURITIES AT COST:
U.S. Treasury securities   $1,772         $--        $ 52     $1,720  $2,365        $ 18         $--     $2,383  $1,964     $1,983
Securities of U.S.
  government agencies
  and corporations (1)      5,394          --         293      5,101   6,570          91          17      6,644   7,206      7,278
Private collateralized
  mortgage obligations (2)  1,306          --          85      1,221     815           4           6        813      --         --
Other                         147          --           4        143     137           1          --        138     118        117
                           ------         ---        ----     ------  ------        ----         ---     ------  ------     ------
    Total debt securities   8,619          --         434      8,185   9,887         114          23      9,978   9,288      9,378
Federal Reserve
  Bank stock (3)               --          --          --         --      --          --          --         --      50         50
                           ------         ---        ----     ------  ------        ----         ---     ------  ------     ------
    Total                  $8,619         $--        $434     $8,185  $9,887        $114         $23     $9,978  $9,338     $9,428
                           ======         ===        ====     ======  ======        ====         ===     ======  ======     ======

AVAILABLE-FOR-SALE
SECURITIES AT
FAIR VALUE:
U.S. Treasury securities   $  372         $--        $ 10     $  362  $   --        $ --         $--     $   --
Securities of U.S.
  government agencies
  and corporations (1)      1,476          --          96      1,380   1,747          13          11      1,749
Private collateralized
  mortgage obligations (2)  1,290           1         113      1,178   1,340           5          11      1,334
Other                          24          14          --         38      31          17          --         48
                           ------         ---        ----     ------  ------        ----         ---     ------
    Total debt securities   3,162          15         219      2,958   3,118          35          22      3,131
Marketable equity
  securities                   16          17           2         31      17          24           1         40
                           ------         ---        ----     ------  ------        ----         ---     ------
    Total                  $3,178         $32        $221     $2,989  $3,135        $ 59         $23     $3,171
                           ======         ===        ====     ======  ======        ====         ===     ======

- ----------------------------------------------------------------------------------------------------------------------------------

(1) All securities of U.S. government agencies and corporations are mortgage-backed securities.
(2) Substantially all private collateralized mortgage obligations are AAA rated bonds collateralized by 1-4 family residential first mortgages.
(3) Federal Reserve Bank stock was reclassified at December 31, 1993 to other assets due to the implementation of FAS 115.

     Proceeds from the sales of debt securities in the available-for-sale portfolio totaled $13 million in 1994, resulting in a $5 million gain. A loss of $1 million was realized in 1994 resulting from a write-down due to other-than-temporary impairment in the fair value of certain debt securities. Proceeds from the sales of marketable equity securities in the available-for-sale portfolio totaled $5 million in 1994, resulting in a $4 million gain.
     Proceeds from the sales of debt securities in the available-for-sale portfolio totaled $284 thousand in 1993, resulting in a $10 thousand gain.
     In 1992, 30-year mortgage-backed securities were reclassified from securities at cost to securities held for sale and carried at the lower of cost or market. Proceeds from the subsequent sales of these securities totaled $828 million. Gross gains of $45 million were realized on these sales.
     The following table provides the remaining contractual principal maturities and yields (taxable-equivalent basis) of debt securities within the investment portfolio. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Expected remaining maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties. (See the Investment Securities section of the Financial Review for expected remaining maturities and yields.)

==================================================================================================================================

(in millions)                                                                                                    December 31, 1994
                           -------------------------------------------------------------------------------------------------------
                             Total  Weighted     Weighted                                 Remaining contractual principal maturity
                            amount   average      average  -----------------------------------------------------------------------
                                       yield    remaining  Within one year      After one year   After five years  After ten years
                                             maturing (in                   through five years  through ten years
                                               yrs.-mos.)  ---------------  ------------------  -----------------  ---------------
                                                            Amount   Yield    Amount     Yield   Amount     Yield   Amount   Yield
HELD-TO-MATURITY
SECURITIES:
U.S. Treasury securities   $ 1,772      4.79%         1-3   $  899    4.63%   $  873      4.95%  $   --        --%  $   --      --%
Securities of U.S.
  government agencies
  and corporations           5,394      6.17          5-5      361    5.69     2,568      5.98    1,837      6.32      628    6.80
Private collateralized
  mortgage obligations       1,306      6.09          6-7       80    5.78       485      6.03      450      6.15      291    6.19
Other                          147      6.36          2-3       29    5.13       106      6.72       10      6.13        2    6.37
                           -------                          ------            ------             ------             ------
  Total cost               $ 8,619      5.88%         4-8   $1,369    4.99%   $4,032      5.78%  $2,297      6.29%  $  921    6.61%
                           =======     =====                ======    ====    ======      ====   ======      ====   ======    ====
ESTIMATED FAIR VALUE       $ 8,185                          $1,342            $3,820             $2,163             $  860
                           =======                          ======            ======             ======             ======

AVAILABLE-FOR-SALE
SECURITIES (1):
U.S. Treasury securities   $   372      6.62%         3-1   $   --      --%   $  372      6.62%  $   --        --% $  --        --%
Securities of U.S.
  government agencies
  and corporations           1,476      5.54          9-0       38    6.89       173      6.20      570      5.29      695    5.51
Private collateralized
  mortgage obligations       1,290      6.38         10-2       21    6.22       192      6.21      477      6.23      600    6.56
Other                           24     22.46          5-8       --      --        --        --       24     22.46       --      --
                           -------                          ------            ------             ------             ------
  Total cost               $ 3,162      6.14%         8-9   $   59    6.65%   $  737      6.41%  $1,071      6.09%  $1,295    6.00%
                           =======     =====                ======    ====    ======      ====   ======     =====   ======    ====
ESTIMATED FAIR VALUE       $ 2,958                          $   57            $  708             $1,006             $1,187
                           =======                          ======            ======             ======             ======
TOTAL COST OF
  DEBT SECURITIES          $11,781      5.95%         5-9   $1,428    5.06%   $4,769      5.88%  $3,368      6.22%  $2,216    6.25%
                           =======     =====         ====   ======    ====    ======      ====   ======     =====   ======    ====

- ----------------------------------------------------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of available-for-sale investment securities carried at fair value.


     Dividend income of none, $3 million and $2 million in 1994, 1993 and 1992, respectively, is included in interest income on investment securities in the Consolidated Statement of Income. Substantially all income on investment securities is taxable.
     The cost of investment securities pledged to secure trust and public deposits and for other purposes as required or permitted by law was $3.1 billion, $2.2 billion and $1.9 billion at December 31, 1994, 1993 and 1992, respectively.

4  LOANS AND ALLOWANCE FOR LOAN LOSSES
- --------------------------------------------------------------------------------

A summary of the major categories of loans outstanding and related unfunded commitments to extend credit is shown in the table below. At December 31, 1994 and 1993, the commercial loan category and related commitments did not have an industry concentration that exceeded 10% of total loans and commitments. Tables 10 through 13 in the Loan Portfolio section of the Financial Review summarize real estate mortgage (excluding 1-4 family first mortgage loans) and real estate construction loans by state and project type. Substantially all of the Company's real estate 1-4 family first mortgages and consumer loans are with customers located in California.

==================================================================================================================================

(in millions)                                                                                                          December 31,
                                                                         ---------------------------------------------------------
                                                                                              1994                            1993
                                                                         -------------------------       -------------------------
                                                                         Outstanding   Commitments       Outstanding   Commitments
                                                                                         to extend                       to extend
                                                                                            credit                          credit
Commercial (1)                                                               $ 8,162       $ 6,551           $ 6,912       $ 5,092
Real estate 1-4 family first mortgage                                          9,050           651             7,458           664
Other real estate mortgage                                                     8,079           522             8,286           364
Real estate construction                                                       1,013           731             1,110           358
Consumer:
  Real estate 1-4 family junior lien mortgage                                  3,332         2,952             3,583         2,695
  Credit card                                                                  3,125         7,780             2,600         5,576
  Other revolving credit and monthly payment                                   2,229         1,752             1,920         1,230
                                                                             -------       -------           -------       -------
    Total consumer                                                             8,686        12,484             8,103         9,501
Lease financing                                                                1,330            --             1,212            --
Foreign                                                                           27            --                18            --
                                                                             -------       -------           -------       -------
    Total loans (2)                                                          $36,347       $20,939           $33,099       $15,979
                                                                             =======       =======           =======       =======

- ----------------------------------------------------------------------------------------------------------------------------------

(1) Outstanding balances include loans to real estate developers of $525 million and $505 million at December 31, 1994 and 1993, respectively.
(2) Outstanding loan balances at December 31, 1994 and 1993 are net of unearned income, including net deferred loan fees, of $361 million and $336 million, respectively.

     In the course of evaluating the credit risk presented by a customer and the pricing that will adequately compensate the Company for assuming that risk, management determines a requisite amount of collateral support. The type of collateral held varies, but may include accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. The Company has the same collateral policy for loans whether they are funded immediately or on a delayed basis (commitment).
     A commitment to extend credit is a legally binding agreement to lend funds to a customer and is usually for a specified interest rate and purpose. These commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity needs or the credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit shown in the table above because a significant portion of these commitments is expected to expire without being drawn upon. Certain commitments are subject to a loan agreement containing covenants regarding the financial performance of the customer that must be met before the Company is required to fund the commitment. The Company uses the same credit policies in making commitments to extend credit as it does in making loans.
     In addition, the Company manages the potential credit risk in commitments to extend credit by limiting the total amount of arrangements, both by individual customer and in the aggregate; by monitoring the size and maturity structure of these portfolios; and by applying the same credit standards maintained for all of its credit activities. The credit risk associated with these commitments is considered in management's determination of the allowance for loan losses.
     Standby letters of credit totaled $836 million and $889 million at December 31, 1994 and 1993, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under a standby letter of credit, the Company assures that the third party will receive specified funds if a customer fails to meet his contractual obligation. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing letters of credit and the Company's management of that credit risk is the same as for loans and is considered in management's determination of the allowance for loan losses. At December 31, 1994 and 1993, standby letters of credit included approximately $123 million and $143 million, respectively, of participations purchased and were net of approximately $81 million and $56 million, respectively, of participations sold. Approximately 63% of the Company's year-end 1994 standby letters of credit had maturities of one year or less and substantially all had maturities of seven years or less.
     Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $427 million and $473 million at December 31, 1994 and 1993, respectively. The Company also had commitments for commercial and similar letters of credit of $125 million and $105 million at December 31, 1994 and 1993, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee. Losses on standby letters of credit and other similar letters of credit have been immaterial.
     On January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan, as amended by FAS 118 (collectively referred to as FAS 114). These Statements address the accounting treatment of certain impaired loans and amend FAS 5 and
15. A further discussion of FAS 114 is in the Allowance for Loan Losses section of the Financial Review.
     Nonaccrual and restructured loans were $582 million and $1,200 million at December 31, 1994 and 1993, respectively. Related commitments to lend additional funds were approximately $67 million and $143 million at December 31, 1994 and 1993, respectively.
     Nonaccrual loans with a remaining recorded investment totaling $92 million and $117 million were restructured at market interest rates and returned to fully performing accrual status during 1994 and 1993, respectively.
     If interest due on the book balances of all nonaccrual and restructured loans (including loans no longer non-accrual or restructured at year end) had been accrued under their original terms, it is estimated that income before income tax expense would have been greater by the amounts shown in the table below:

==============================================================================

(in millions)                                           Year ended December 31,
                                                ------------------------------
                                                  1994        1993        1992
Estimated interest that would
  have been recorded under
  original terms                                   $70        $140        $189
Gross interest recorded                             24          19          23
                                                   ---        ----        ----
  Reduction in interest income                     $46        $121        $166
                                                   ===        ====        ====

- ------------------------------------------------------------------------------


Changes in the allowance for loan losses were as follows:

==============================================================================

(in millions)                                           Year ended December 31,
                                                ------------------------------
                                                  1994        1993        1992
BALANCE, BEGINNING OF YEAR                      $2,122      $2,067      $1,646
Provision for loan losses                          200         550       1,215
Loan charge-offs:
  Commercial (1)                                   (54)       (110)       (238)
  Real estate 1-4 family
    first mortgage                                 (18)        (25)        (17)
  Other real estate mortgage                       (66)       (197)       (290)
  Real estate construction                         (19)        (68)        (93)
  Consumer:
    Real estate 1-4 family
      junior lien mortgage                         (24)        (28)        (28)
    Credit card                                   (138)       (177)       (189)
    Other revolving credit and
      monthly payment                              (36)        (41)        (41)
                                                ------      ------      ------
      Total consumer                              (198)       (246)       (258)
  Lease financing                                  (14)        (18)        (19)
                                                ------      ------      ------
        Total loan charge-offs                    (369)       (664)       (915)
                                                ------      ------      ------
Loan recoveries:
  Commercial (2)                                    37          71          59
  Real estate 1-4 family
    first mortgage                                   6           2           2
  Other real estate mortgage                        22          47           9
  Real estate construction                          15           4           3
  Consumer:
    Real estate 1-4 family
      junior lien mortgage                           4           3           1
    Credit card                                     18          21          21
    Other revolving credit and
      monthly payment                               11          12          12
                                                ------      ------      ------
      Total consumer                                33          36          34
  Lease financing                                   16           9           9
  Foreign                                           --          --           1
                                                ------      ------      ------
        Total loan recoveries                      129         169         117
                                                ------      ------      ------
          Total net loan
            charge-offs                           (240)       (495)       (798)
Recoveries on the sale of
  developing country loans                          --          --           4
                                                ------      ------      ------
BALANCE, END OF YEAR                            $2,082      $2,122      $2,067
                                                ======      ======      ======
Total net loan charge-offs as
  a percentage of average
  total loans                                      .70%       1.44%       1.97%
                                                ======      ======      ======
Allowance as a percentage
  of total loans                                  5.73%       6.41%       5.60%
                                                ======      ======      ======

- ------------------------------------------------------------------------------

(1) Includes charge-offs of loans to real estate developers of $14 million, $21 million and $41 million in 1994, 1993 and 1992, respectively.
(2) Includes recoveries from real estate developers of $2 million, $3 million and $6 million in 1994, 1993 and 1992, respectively.


     Loans held for sale are included in their respective loan categories and recorded at lower of cost or market. At December 31, 1994 and 1993, loans held for sale were $324 million and $125 million, respectively.

5  PREMISES, EQUIPMENT,
   LEASE COMMITMENTS AND OTHER ASSETS
- --------------------------------------------------------------------------------

The following table presents comparative data for premises and equipment:

==============================================================================


(in millions)                                                      December 31,
                                                     -------------------------
                                                        1994              1993
Land                                                  $  144            $  148
Buildings                                                531               546
Furniture and equipment                                  608               571
Leasehold improvements                                   258               251
Premises leased under capital leases                      68                71

                                                      ------            ------
  Total                                                1,609             1,587
Less accumulated depreciation
  and amortization                                       723               689
                                                      ------            ------
    Net book value                                    $  886            $  898
                                                      ======            ======

- ------------------------------------------------------------------------------

     Depreciation and amortization expense was $142 million, $140 million and $136 million for the years ended December 31, 1994, 1993 and 1992, respectively.
     The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms up to 25 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases with terms in excess of one year as of December 31, 1994:

==============================================================================

(in millions)                               Operating leases    Capital leases
Year ended December 31,
1995                                                  $  144              $ 10
1996                                                     135                10
1997                                                     123                 9
1998                                                     109                 9
1999                                                      97                 9
Thereafter                                               441                80
                                                      ------               ---
Total minimum lease payments                          $1,049               127
                                                      ======
Executory costs                                                             (4)
Amounts representing interest                                              (68)
                                                                          ----
Present value of net minimum lease payments                               $ 55
                                                                          ====

- ------------------------------------------------------------------------------

     Total future minimum payments to be received under noncancelable operating subleases at December 31, 1994 were approximately $238 million; these payments are not reflected in the above table.
     Rental expense, net of rental income, for all operating leases was $97 million, $99 million and $100 million for the years ended December 31, 1994, 1993 and 1992, respectively.
     The components of other assets at December 31, 1994 and 1993 were as follows:

==============================================================================

(in millions)                                                      December 31,
                                                     -------------------------
                                                        1994              1993
Net deferred tax asset (1)                            $  998            $  862
Nonmarketable equity investments (2)                     407               396
Certain identifiable intangible assets                   388               373
Foreclosed assets                                        272               348
Other                                                    495               445
                                                      ------            ------
  Total other assets                                  $2,560            $2,424
                                                      ======            ======

- ------------------------------------------------------------------------------

(1) See Note 10 to the Financial Statements.
(2) Commitments related to nonmarketable equity investments totaled $174 million and $130 million at December 31, 1994 and 1993, respectively.


     Income from nonmarketable equity investments was $31 million, $42 million and $17 million for the years ended December 31, 1994, 1993 and 1992, respectively.
     The largest identifiable intangible asset was core deposit intangibles of $208 million and $257 million at December 31, 1994 and 1993, respectively. Amortization expense for core deposit intangibles was $49 million, $61 million and $57 million for the years ended December 31, 1994, 1993 and 1992, respectively. Total amortization expense for certain identifiable intangible assets recorded in noninterest expense was $62 million, $77 million and $71 million for the years ended December 31, 1994, 1993 and 1992, respectively.
     Foreclosed assets consist of assets (substantially real estate) acquired in satisfaction of troubled debt and are carried at the lower of fair value (less estimated costs to sell) or cost. Foreclosed assets expense, including disposition gains and losses, was none, $60 million and $93 million in 1994, 1993 and 1992, respectively.

6  SENIOR AND SUBORDINATED DEBT
- --------------------------------------------------------------------------------

The following is a summary of senior and subordinated debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

==================================================================================================================================

(in millions)                                                                Maturity       Interest                   December 31,
                                                                                 date       rate            ----------------------
                                                                                                               1994           1993
SENIOR
Parent: Notes (1)                                                                1994        8.5%            $   --         $  100
        Notes (1)                                                                1994        7.625%              --            175
        Floating-Rate Notes                                                      1994        Various             --            150
        Floating-Rate Medium-Term Notes (2)                                      1994-99     Various            958          1,258
        Notes (1)                                                                1996        8.2%               200            200
        Medium-Term Notes (1)                                                    1994-96     4.7-9.1%           126            254
Notes payable by subsidiaries                                                                                    54             59
Obligations of subsidiaries under capital leases (Note 5)                                                        55             60
                                                                                                             ------         ------
  Total senior debt                                                                                           1,393          2,256
                                                                                                             ------         ------
SUBORDINATED
Parent: Floating-Rate Notes (U.K. pounds sterling denominated
          L60 face amount) (3)(4)(5)                                             1994        Various             --             89
        German Mark Floating-Rate Notes (DM 300 face amount) (3)(6)              1995        Various            194            173
        Floating-Rate Notes (4)(7)(8)                                            1996        Various             --            100
        Floating-Rate Capital Notes (4)(8)(9)                                    1996        Various             --            150
        Floating-Rate Notes (3)(4)(8)                                            1997        Various             --            187
        Floating-Rate Notes (4)(10)                                              1997        Various            101            101
        Floating-Rate Notes (3)(4)(11)                                           1997        Various            100            100
        Floating-Rate Capital Notes (3)(4)(9)                                    1998        Various            200            200
        Floating-Rate Notes (3)(4)                                               2000        Various            118            118
        Notes                                                                    2002        8.75%              199            199
        Notes                                                                    2002        8.375%             149            149
        Notes                                                                    2003        6.875%             150            150
        Notes                                                                    2003        6.125%             249            249
                                                                                                             ------         ------
Total subordinated debt                                                                                       1,460          1,965
                                                                                                             ------         ------
  Total senior and subordinated debt                                                                         $2,853         $4,221
                                                                                                             ======         ======

- ----------------------------------------------------------------------------------------------------------------------------------

 (1) The Company has entered into interest rate swap agreements for substantially all of these Notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the Notes and makes interest payments based on an average three-month LIBOR rate.
 (2) Of these Notes, $250 million have been called for redemption in March 1995, prior to maturity.
 (3) May be redeemed in whole, at par, at any time in the event withholding taxes are imposed by the United States.
 (4) Redeemable in whole or in part, at par.
 (5) The Company entered into a swap agreement whereby the Company received pounds sterling sufficient to cover floating-rate interest and principal on the Notes and made payments in U.S. dollars covering principal and interest. The transaction amount at the date of issue and swap was $74 million. The difference of $15 million at December 31, 1993 was due to the foreign currency transaction adjustment.
 (6) These Notes are subject to maximum interest rate of 8%. The Company has sold this interest rate cap under an agreement whereby it receives fixed payments in German marks and makes payments based on the amount by which a floating rate exceeds 8%. The
     Company has also entered into a swap agreement whereby the Company receives German marks approximately equal to principal and interest on the Notes and makes payments in U.S. dollars. The transaction amount at the date of issue and swap was $118 million. The differences of $76 million and $55 million at December 31, 1994 and 1993, respectively, were due to the foreign currency transaction adjustment.
 (7) Equity Commitment Notes.
 (8) These Notes were redeemed in 1994, prior to maturity.
 (9) Mandatory Equity Notes.
(10) Subject to a maximum interest rate of 13% due to the purchase of an interest rate cap.
(11) Subject to a maximum interest rate of 13%.

     The principal payments, including sinking fund payments, on senior and subordinated debt are due as follows:

==============================================================================

(in millions)                                         Parent           Company
1995                                                  $  678            $  685
1996                                                     588               593
1997                                                     285               290
1998                                                     200               205
1999                                                      50                55
Thereafter                                               867               949
                                                      ------            ------
  Total                                               $2,668            $2,777
                                                      ======            ======

- ------------------------------------------------------------------------------


     The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
     The Company's mandatory convertible debt, which is identified by notes (7) and (9) to the table on the preceding page, qualifies as Tier 2 capital but is subject to discounting and note fund restrictions under the risk-based capital rules. In 1994, $100 million of the Equity Commitment Notes and $150 million of the Mandatory Equity Notes, both due in 1996, were redeemed prior to maturity. The terms of the remaining $200 million of the Mandatory Equity Notes, due in 1998, require the Company to sell or exchange with the noteholder the Company's common stock, perpetual preferred stock or other capital securities at maturity or earlier redemption of the notes. At December 31, 1994, $127 million of stockholders' equity had been designated for the retirement or redemption of those notes.
     Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of the Bank and the issuance of its capital stock or convertible securities. The Company was in compliance with the provisions of the borrowing agreements at December 31, 1994.



7  PREFERRED STOCK
- ------------------------------------------------------------------------------

Of the 25,000,000 shares authorized, there were 2,327,500 shares and 5,327,500 shares of preferred stock issued and outstanding at December 31, 1994 and 1993, respectively. All preferred shares rank senior to common shares both as to dividends and liquidation preference but have no general voting rights.
     The following is a summary of Preferred Stock (Adjustable and Fixed):

==================================================================================================================================

                                         Shares issued       Carrying amount            Adjustable              Dividends declared
                                       and outstanding         (in millions)         dividend rate                   (in millions)
                                 ---------------------     -----------------     -----------------       -------------------------
                                           December 31,          December 31,    Minimum   Maximum          Year ended December 31,
                                 ---------------------     -----------------                             -------------------------
                                      1994        1993        1994      1993                              1994      1993      1992
Adjustable-Rate Cumulative,
  Series A (Liquidation
  preference $50) (1)                   --   3,000,000        $ --      $150         6.0%     12.0%        $ 2       $ 9       $ 9
Adjustable-Rate Cumulative,
  Series B (Liquidation
  preference $50)                1,500,000   1,500,000          75        75         5.5      10.5           4         4         5
9% Cumulative, Series C
  (Liquidation preference $500)    477,500     477,500         238       238          --        --          21        21        21
8-7/8% Cumulative, Series D
  (Liquidation preference $500)    350,000     350,000         176       176          --        --          16        16        13
                                 ---------   ---------        ----      ----                               ---       ---       ---
    Total                        2,327,500   5,327,500        $489      $639                               $43       $50       $48
                                 =========   =========        ====      ====                               ===       ===       ===

- ----------------------------------------------------------------------------------------------------------------------------------

(1) In March 1994, the Company redeemed all $150 million of its Series A preferred stock.

ADJUSTABLE-RATE CUMULATIVE
PREFERRED STOCK, SERIES A

In March 1994, the Company redeemed all $150 million of its Series A preferred stock at a price of $50 per share plus accrued and unpaid dividends. Dividends were cumulative and payable on the last day of each calendar quarter. For each quarterly period, the dividend rate was 2.75% less than the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 6% and a maximum of 12% per year. The average dividend rate was 6.1% (annualized), 6.0% and 6.0% in 1994, 1993 and 1992, respectively.

ADJUSTABLE-RATE CUMULATIVE
PREFERRED STOCK, SERIES B

These shares are redeemable at the option of the Company through May 14, 1996 at a price of $51.50 per share and, thereafter, at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.7%, 5.6% and 6.2% during 1994, 1993 and 1992, respectively.

9% PREFERRED STOCK, SERIES C

This class of preferred stock has been issued as depositary shares, each representing one-twentieth of a share of the Series C preferred stock. These shares are redeemable at the option of the Company on and after October 24, 1996 at a price of $500 per share plus accrued and unpaid dividends. Dividends of $11.25 per share (9% annualized rate) are cumulative and payable on the last day of each calendar quarter.

8-7/8% PREFERRED STOCK, SERIES D

This class of preferred stock has been issued as depositary shares, each representing one-twentieth of a share of the Series D preferred stock. These shares are redeemable at the option of the Company on and after March 5, 1997 at a price of $500 per share plus accrued and unpaid dividends. Dividends of $11.09 per share (8-7/8% annualized rate) are cumulative and payable on the last day of each calendar quarter.



8 COMMON STOCK AND EMPLOYEE STOCK PLANS
- ------------------------------------------------------------------------------


COMMON STOCK
..............................................................................

The following table summarizes common stock authorized, reserved, issued and outstanding as of December 31, 1994:

==============================================================================

                                                              Number of shares
Tax Advantage and Retirement Plan                                    2,718,228
Long-Term and Equity Incentive Plans                                 4,616,345
Dividend Reinvestment and
  Common Stock Purchase Plan                                         4,182,041
Employee Stock Purchase Plan                                           625,495
Director Option Plans                                                  167,099
Stock Bonus Plan                                                        14,959
                                                                   -----------
  Total shares reserved                                             12,324,167
Shares not reserved                                                 86,424,185
Shares issued and outstanding                                       51,251,648
                                                                   -----------
  Total shares authorized                                          150,000,000
                                                                   ===========

- ------------------------------------------------------------------------------

     Under the terms of mandatory convertible debt, the Company must exchange with the noteholder, or sell, various capital securities of the Company as described in Note 6 to the Financial Statements.




DIRECTOR OPTION PLANS
..............................................................................

The 1990 Director Option Plan (1990 DOP) provides for annual grants of options to purchase 500 shares of common stock to each non-employee director elected or re-elected at the annual meeting of shareholders. Non-employee directors who join the Board between annual meetings receive options on a prorated basis. The options may be exercised until the tenth anniversary of the date of grant; they become exercisable after one year at an exercise price equal to the fair market value of the stock at the time of grant. The maximum total number of shares of common stock issuable under the 1990 DOP is 100,000 in the aggregate and 20,000 in any one calendar year. At December 31, 1994, 24,526 options were outstanding under this plan, of which 18,938 options were exercisable. During 1994, 2,000 options were exercised. As the exercise price of the option is equal to the quoted market price of the stock at the time of grant, no compensation expense is recorded for the 1990 DOP.
     The 1987 Director Option Plan (1987 DOP) allows participating directors to file an irrevocable election to receive stock options in lieu of their retainer to be earned in any one calendar year. The options may be exercised until the tenth anniversary of the date of receipt; options become exercisable after one year at an exercise price of $1 per share. At December 31, 1994, 3,781 options were outstanding under this plan, of which 3,220 options were exercisable. During 1994, no options were exercised. Compensation expense for the 1987 DOP is measured as the difference between the quoted market price of the stock at the date of grant less the option exercise price. This expense is accrued as retainers are earned.


EMPLOYEE STOCK PLANS
................................................................................

LONG-TERM AND EQUITY INCENTIVE PLANS

The Wells Fargo & Company Long-Term Incentive Plan (LTIP) became effective upon the approval of shareholders in April 1994. The LTIP supersedes the 1990 Equity Incentive Plan (1990 EIP), which is itself the successor to the original 1982 Equity Incentive Plan (1982 EIP). No additional awards or grants will be issued under the 1990 or 1982 EIPs.
     While similar to the existing 1990 EIP, in that the LTIP includes provisions for the same kinds of awards that could have been made under the 1990 EIP, the LTIP varies from the 1990 EIP in certain respects. The following are certain of the more important differences. The LTIP provides for awards of restricted shares in addition to the stock options, stock appreciation rights and share rights that could have been awarded under the 1990 EIP. Stock appreciation rights awarded under the LTIP need not be in tandem with stock options, as was the case under the 1990 EIP, but may stand alone. Employee stock options granted under the LTIP can be granted with exercise prices at or, unlike the 1990 EIP, above the current value of the common stock and, except for incentive stock options, can have terms longer than 10 years, the maximum provided in the 1990 EIP. Employee stock options generally become fully exercisable over 3 years from the grant date. Upon termination of employment, the option period is reduced or the options are canceled. The LTIP also provides for grants to recipients not limited to present key employees of the Company. The total number of shares of common stock issuable under the LTIP is 2,500,000 in the aggregate (excluding outstanding awards under the 1990 and 1982 EIPs) and 800,000 in any one calendar year. No compensation expense has been recorded for the stock options under the LTIP (or 1990 and 1982 EIPs), as the exercise price is equal to the quoted market price of the stock at the time of grant.
     Transactions involving options of the LTIP and EIPs are summarized as follows:

==================================================================================================================================

                                                                                                                  Number of shares
                                                ----------------------------------------------------------------------------------
                                                          LTIP                          1990 EIP                          1982 EIP
                                                --------------     -----------------------------     -----------------------------
                                                          1994             1994             1993             1994             1993
Options outstanding, beginning of year                      --        1,223,360          960,000          784,040          955,690
Granted                                                284,000               --          400,400               --               --
Transferred(1)                                         400,400         (400,400)              --               --               --
Canceled                                               (28,500)         (28,665)         (54,840)              --           (6,670)
Exercised                                                 (720)         (83,360)         (79,862)        (220,587)        (156,080)
Share/tax withholding                                       --               --           (2,338)              --           (8,900)
                                                     ---------        ---------        ---------         --------         --------
Options outstanding, end of year                       655,180          710,935        1,223,360          563,453          784,040
                                                     =========        =========        =========         ========         ========
Options exercisable, end of year                       371,180          710,935          340,245          563,453          784,040
Shares available for grant, end of year              2,219,872               --          755,147               --               --
Price range of options:
  Outstanding                                   $107.25-146.75     $68.75-79.38    $68.75-110.75     $33.50-71.00     $29.56-71.00
  Exercised                                            $110.75     $68.75-78.63    $68.75- 78.63     $29.56-71.00     $29.56-71.00

- ----------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with the terms of the LTIP, the 400,400 options that were previously granted in 1993 under the 1990 EIP were assumed under the LTIP.

     Loans may be made, at the discretion of the Company, to assist the participants of the LTIP and the EIPs in the acquisition of shares under options. The total of such interest-bearing loans were $6 million and $7 million at December 31, 1994 and 1993, respectively.
     The holders of restricted share rights that were granted prior to 1991 are entitled at no cost to 30% of the shares of common stock represented by the restricted share rights held three years after the restricted share rights were granted, an additional 30% after four years and the final 40% after five years. The holders of the restricted share rights granted in 1991 or later are entitled at no cost to the shares of common stock represented by the restricted share rights held by each person five years after the restricted share rights were granted. Upon receipt of the restricted share rights, holders are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on the number of common shares equal to the number of restricted share rights. Except in limited circumstances, restricted share rights are canceled upon termination of employment. As of December 31, 1994, the LTIP, the 1990 EIP and the 1982 EIP had 58,229, 376,410 and 32,266 restricted share rights outstanding, respectively, to 655, 863 and 80 employees or their beneficiaries, respectively. The compensation expense for the restricted share rights equals the market price at the time of grant and is accrued on a straight-line basis over the vesting period of three to five years. The amount of expense accrued for the restricted share rights under the LTIP, 1990 and 1982 EIPs was $8 million, $7 million and $7 million in 1994, 1993 and 1992, respectively.

EMPLOYEE STOCK PURCHASE PLAN

Options to purchase up to 1,100,000 shares of common stock may be granted under the Employee Stock Purchase Plan (ESPP). Employees of the Company with at least one year of service, except hourly employees, are eligible to participate. Certain highly compensated employees may be excluded from participation at the discretion of the Management Development and Compensation Committee of the Board of Directors. The plan provides for an option price of the lower of market value at grant date or 85% to 100% (as determined by the Board of Directors for each option period) of the market value at the end of the one-year option period. For the current option period ending July 31, 1995, the Board approved a closing option price of 85% of the market value. The plan is noncompensatory and results in no expense to the Company. Transactions involving the ESPP are summarized as follows:

==============================================================================

                                                             Number of options
                                                       -----------------------
                                                           1994           1993
Options outstanding, beginning of year                  160,476        206,185
Granted                                                 159,515        173,270
Canceled (1)                                            (83,734)      (103,240)
Exercised (at $114.73 in 1994 and
  $69.05 in 1993)                                       (92,853)      (115,739)
                                                        -------       --------
Options outstanding, end of year                        143,404        160,476
                                                        =======       ========
Options available for grant, end of year                482,091        557,872
                                                        =======       ========

- ------------------------------------------------------------------------------

(1) At the beginning of the option period, participants are granted an additional 50% of options that are exercised only to the extent that the closing option price is sufficiently below the market value at grant date and based on the participant's level of participation. Since the closing option price was higher in 1994 and 1993, the additional option grants were canceled. These options represent a majority of the canceled options shown above.

     For information on employee stock ownership through the Tax Advantage and Retirement Plan, see Note 9.

DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment and Common Stock Purchase and Share Custody Plan allows holders of the Company's common stock to purchase additional shares either by reinvesting all or part of their dividends, or by making optional cash payments. Currently, up to $6,000 of dividends per quarter may be used to purchase shares at a 3% discount. Dividends in excess of $6,000 per quarter and between $150 and $2,000 per month in optional cash payments may be used to purchase shares at fair market value. Shares may also be held in custody under the Plan even without the reinvestment of dividends. During 1994 and 1993, 97,256 and 222,679 shares, respectively, were issued under the plan.

9  EMPLOYEE BENEFITS AND OTHER EXPENSES
- --------------------------------------------------------------------------------


RETIREMENT PLAN
................................................................................

The Company's retirement plan is known as the Tax Advantage and Retirement Plan
(TAP), a defined contribution plan. As part of TAP, the Company makes basic retirement contributions to employee retirement accounts. Effective July 1994, the Company increased its basic retirement contributions from 4% to 6% of the total of employee base salary plus payments from certain bonus plans (covered compensation). The Company also makes special transition contributions related to the termination of a prior defined benefit plan of the Company ranging from .5% to 5% of covered compensation for certain employees. The plan covers salaried employees with at least one year of service and contains a vesting schedule graduated from three to seven years of service.
     Prior to July 1994, the Company made supplemental retirement contributions of 2% of employee-covered compensation. All salaried employees with at least one year of service were eligible to receive these Company contributions, which vested immediately. Effective July 1994, the supplemental retirement contributions were discontinued, except for those contributions that are made to employees hired before January 1, 1992. Those employees will continue to receive the supplemental 2% contribution and the 4% basic retirement contributions until fully vested. Upon becoming 100% vested, the basic retirement contribution will increase to 6% of employee-covered compensation and the supplemental 2% contributions will end.
     Salaried employees who have at least one year of service are eligible to contribute to TAP up to 10% of their pretax covered compensation through salary deductions under Section 401(k) of the Internal Revenue Code, although a lower contribution limit may be applied to certain employees in order to maintain the qualified status of the plan. The Company makes matching contributions of up to 4% of an employee's covered compensation for those who have at least three years of service and elect to contribute under the plan. Effective July 1994, the Company began to partially match contributions by employees with at least one but less than three years of service. For such employees who elect to contribute under the plan, the Company matches 50% of each dollar on the first 4% of the employee's covered compensation. The Company's matching contributions are immediately vested and, similar to retirement contributions, are tax deductible by the Company.
     Employees direct the investment of their TAP funds and may elect to invest in the Company's common stock.
     Expenses related to TAP for the years ended December 31, 1994, 1993 and 1992 were $56 million, $53 million and $50 million, respectively.


HEALTH CARE AND LIFE INSURANCE
................................................................................

The Company provides health care and life insurance benefits for certain active and retired employees. The Company reserves its right to terminate these benefits at any time. The health care benefits for active and retired employees are self-funded by the Company with the Point-of-Service Managed Care Plan or provided through health maintenance organizations (HMOs). Effective January 1, 1993, the health care and life insurance benefits for retirees changed. The amount of subsidized health care coverage for active employees is based upon their eligibility to retire as of January 1, 1993. The amount of subsidized health care coverage for active employees is based upon their eligibility to retire as of January 1, 1993 and their years of service at the time of retirement. For those active employees with an adjusted service date after September 30, 1992, there are no medical or dental benefits upon retirement. Additionally, those employees who retire after January 1, 1993 are no longer eligible for the nominal Company-paid life insurance benefit. Effective
January 1, 1994, newly hired employees are not eligible for Company-paid life insurance benefits.
     The Company recognized the cost of health care benefits for active eligible employees by expensing contributions totaling $45 million, $49 million and $47 million in 1994, 1993 and 1992, respectively. Life insurance benefits for active eligible employees are provided through an insurance company. The Company recognizes the cost of these benefits by expensing the annual insurance premiums, which were $2 million, $2 million and $3 million in 1994, 1993 and 1992, respectively. At December 31, 1994, the Company had approximately 18,300 active eligible employees and 6,220 retirees.
     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 (FAS 106), Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement changed the method of accounting for postretirement benefits other than pensions from a cash to an accrual basis.

     Under FAS 106, the determination of the accrued liability requires a calculation of the accumulated postretirement benefit obligation (APBO). The APBO represents the actuarial present value of postretirement benefits other than pensions to be paid out in the future (e.g., health benefits to be paid for retirees) that have been earned as of the end of the year. The unrecognized APBO at the time of adoption of FAS 106 (transition obligation) of $142 million for postretirement health care benefits is being amortized over 20 years.
     The following table sets forth the net periodic cost for postretirement health care benefits for 1994 and 1993:

==============================================================================

(in millions)                                           Year ended December 31,
                                                       -----------------------
                                                           1994           1993
Interest cost on APBO                                     $ 8.7          $11.2
Amortization of transition obligation                       7.1            7.2
Service cost (benefits attributed to
  service during the period)                                1.0            1.0
                                                          -----          -----
  Total                                                   $16.8          $19.4
                                                          =====          =====

- ------------------------------------------------------------------------------

     The following table sets forth the funded status for postretirement health care benefits and provides an analysis of the accrued postretirement benefit cost included in the Company's Consolidated Balance Sheet at December 31, 1994 and 1993.

==============================================================================

(in millions)                                                      December 31,
                                                       -----------------------
                                                           1994           1993
APBO (1):
  Retirees                                              $  69.7        $  99.9
  Eligible active employees                                14.6           21.4
  Other active employees                                   18.5           15.7
                                                        -------        -------
                                                          102.8          137.0
Plan assets at fair value                                    --             --

                                                        -------        -------
APBO in excess of plan assets                             102.8          137.0
Unrecognized net gain from past experience
  different from that assumed and
  from changes in assumptions                              44.8           10.4
Unrecognized transition obligation                       (127.8)        (135.0)
                                                        -------        -------
Accrued postretirement benefit cost
  (included in other liabilities)                       $  19.8        $  12.4
                                                        =======        =======

- ------------------------------------------------------------------------------

(1) Based on a discount rate of 8.55% and 6.45% in 1994 and 1993, respectively.

     For measurement purposes, a health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 5.5% for HMOs and 8.5% for all other types of coverage in the per capita cost of covered health care benefits were assumed for 1995. The rate for other coverage was assumed to decrease gradually to 5.5% in 2001 and remain at that level thereafter. Increasing the assumed health care trend by one percentage point in each year would increase the APBO as of December 31, 1994 by $4.5 million and the aggregate of the interest cost and service cost components of the net periodic cost for 1994 by $0.4 million.
     In 1994, the $34.4 million increase in the unrecognized net gain was primarily due to an increase in the discount rate, a lower average per capita cost of health care coverage and a reduction in the health care cost trend rates for HMOs.
     The Company also provides postretirement life insurance to certain existing retirees. The APBO and expenses related to these benefits were not material.
     Effective July 1993, the Company also adopted Statement of Financial Accounting Standards No. 112 (FAS 112), Employers' Accounting for Postemployment Benefits. This Statement requires employers to recognize the obligation to provide benefits to former or inactive employees after employment but before retirement. The adoption of FAS 112 resulted in an accrual of $12 million in 1993.


OTHER EXPENSES
..............................................................................

Contract services expense was $101 million, $61 million and $48 million in 1994, 1993 and 1992, respectively.
     Advertising and promotion expense was $65 million, $59 million and $47 million in 1994, 1993 and 1992, respectively.
     Operating losses, which included losses from litigation, fraud and other matters, were $62 million, $52 million and $45 million in 1994, 1993 and 1992, respectively.

10  INCOME TAXES
- ------------------------------------------------------------------------------

Total income taxes for the years ended December 31, 1994 and 1993 were recorded as follows:

==============================================================================

(in millions)                                           Year ended December 31,
                                                        ----------------------
                                                           1994           1993
Income taxes applicable to income
  before income tax expense                                $613           $426
Goodwill for tax benefits related
  to acquired assets                                        (25)            (8)
                                                           ----           ----
    Subtotal                                                588            418
Stockholders' equity for compensation
  expense for tax purposes in excess of
  amounts recognized for financial
  reporting purposes                                        (13)            (8)
Stockholders' equity for tax effect of net
  unrealized gain (loss) on investment securities           (95)            15
                                                           ----           ----
      Total income taxes                                   $480           $425
                                                           ====           ====

- ------------------------------------------------------------------------------


     The following is a summary of the components of income tax expense (benefit) applicable to income before income taxes:


==============================================================================

(in millions)                                           Year ended December 31,
                                          ------------------------------------
                                            1994           1993           1992
Current:
  Federal                                   $484          $ 445          $ 290
  State and local                            161            113             91
                                            ----          -----          -----
                                             645            558            381
                                            ----          -----          -----
Deferred:
  Federal                                    (38)          (125)          (135)
  State and local                              6             (7)           (29)
                                            ----           ----           ----
                                             (32)          (132)          (164)
                                            ----          -----          -----
    Total                                   $613          $ 426          $ 217
                                            ====          =====          =====

- ------------------------------------------------------------------------------

     Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary significantly from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1993 are primarily as a result of adjustments to conform to tax returns as filed.
     The Company's income tax expense for 1994, 1993 and 1992 included $3 million, under $1 million and $18 million, respectively, related to investment securities transactions.
     The Company had net deferred tax assets of $998 million, $862 million and $804 million at December 31, 1994, 1993 and 1992, respectively. The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 1994 and 1993 are presented below:

==============================================================================

(in millions)                                           Year ended December 31,
                                                        ----------------------
                                                           1994           1993
DEFERRED TAX ASSETS
Allowance for loan losses                                $  844         $  874
Net tax-deferred expenses                                   211            207
Investments                                                  93              7
State tax expense                                            58             42
Foreclosed assets                                            49             58
                                                         ------         ------
                                                          1,255          1,188
Valuation allowance                                          (2)            (2)
                                                         ------         ------
  Total deferred tax assets,
    less valuation allowance                              1,253          1,186
                                                         ------         ------
DEFERRED TAX LIABILITIES
Leasing                                                     218            256
Certain identifiable intangibles                             11             46
Depreciation                                                 11             20
Other                                                        15              2
                                                         ------         ------
  Total deferred tax liabilities                            255            324
                                                         ------         ------
NET DEFERRED TAX ASSET                                   $  998         $  862
                                                         ======         ======

- ------------------------------------------------------------------------------


     The Company's $998 million net deferred tax asset at December 31, 1994 included a valuation allowance of $2 million. The January 1, 1993 valuation allowance of $5 million was reduced by $3 million in 1993 due to the current utilization of a California capital loss carryforward. Substantially all of the Company's net deferred tax asset of $998 million at December 31, 1994 related to net expenses (the largest of which was the provision for loan losses) that have been reflected in the financial statements, but which will reduce future taxable income. At December 31, 1994, the Company did not have any net operating loss carryforwards. The Company estimates that approximately $875 million of the $998 million net deferred tax asset at December 31, 1994 could be realized by the recovery of previously paid federal taxes; however, the Company expects to actually realize the federal net deferred tax asset by claiming deductions against future taxable income. The balance of approximately $123 million relates to approximately $1.8 billion of net deductions that are expected to reduce future California taxable income (California tax law does not permit recovery of previously paid taxes). The Company's California taxable income has averaged approximately $1.1 billion for each of the last three years. The Company believes that it is more likely than not that it will have sufficient future California taxable income to fully utilize these deductions.
     The significant components of deferred income tax (benefits) for the years ended December 31, 1994 and 1993 were as follows:

==============================================================================

(in millions)                                           Year ended December 31,
                                                        ----------------------
                                                           1994           1993
Deferred tax benefit (excluding below)                     $(32)         $(107)
Adjustments to deferred tax assets and
  liabilities for enacted changes in
  rates and laws                                             --            (22)
Decrease in valuation allowance                              --             (3)
                                                           ----          -----
    Total                                                  $(32)         $(132)
                                                           ====          =====

- ------------------------------------------------------------------------------

     Under APB 11, the components of the deferred income tax (benefits) for the year ended December 31, 1992 were as follows:

==============================================================================

(in millions)                                     Year ended December 31, 1992
Lower loan loss deduction for tax return purposes                        $(180)
Lower income for tax return purposes resulting
  from the net change in deferred income
  and expenses                                                              20
Lower depreciation for tax return purposes                                 (13)
Higher state tax deduction for tax return purposes                          13
Other, net                                                                  (4)
                                                                         -----
    Total                                                                $(164)
                                                                         =====

- ------------------------------------------------------------------------------

     The following is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:

==================================================================================================================================

(in millions)                                                                                               Year ended December 31,
                                                           -----------------------------------------------------------------------
                                                                          1994                      1993                      1992
                                                           -------------------       -------------------       -------------------
                                                            Amount           %        Amount           %        Amount           %
Statutory federal income tax expense and rate                 $509        35.0 %        $363        35.0 %        $170        34.0 %
Change in tax rate resulting from:
  State and local taxes on income, net of
    federal income tax benefit                                 110         7.5            75         7.2            39         7.8
  Amortization of certain intangibles not
    deductible for tax return purposes                          17         1.2            18         1.7            14         2.9
  Adjustment to deferred tax assets and
    liabilities for enacted changes in tax
    rates and laws                                              --          --           (22)       (2.1)           --          --
  Other                                                        (23)       (1.5)           (8)        (.8)           (6)       (1.3)
                                                              ----        ----          ----        ----          ----        ----
    Effective income tax expense and rate                     $613        42.2 %        $426        41.0 %        $217        43.4 %
                                                              ====        ====          ====        ====          ====        ====

- ----------------------------------------------------------------------------------------------------------------------------------

     The Company has not recognized a deferred tax liability of $45 million on $124 million of undistributed earnings of a foreign subsidiary and an affiliate because such earnings are indefinitely reinvested in those companies and are not taxable under current law. A deferred tax liability would be recognized to the extent the Company changed its intent to not indefinitely reinvest a portion or all of such undistributed earnings. In addition, a current tax liability would be recognized if the Company recovered those undistributed earnings in a taxable manner, such as through the receipt of dividends or sales of the entities, or if the tax law changed.

11  PARENT COMPANY
- ------------------------------------------------------------------------------

Condensed financial information of Wells Fargo & Company (Parent) is presented below. For information regarding the Parent's long-term debt and derivative financial instruments, see Notes 6 and 13, respectively.

CONDENSED STATEMENT OF INCOME
==============================================================================

(in millions)                                           Year ended December 31,
                                                ------------------------------
                                                  1994        1993        1992
INCOME
Dividends from subsidiaries:
  Wells Fargo Bank                              $1,001        $ --        $117
  Nonbank subsidiaries                              --           3           1
Interest income from:
  Wells Fargo Bank                                  81          97         109
  Nonbank subsidiaries                              15          22          32
  Other                                             51          56          60
Noninterest income                                  38          45           9
                                                ------        ----        ----
    Total income                                 1,186         223         328
                                                ------        ----        ----
EXPENSE
Interest on:
  Commercial paper and
    other short-term borrowings                      8           5           8
  Senior and subordinated debt                     181         195         207
Provision for loan losses                           --           9          39
Noninterest expense                                 56          39          42
                                                ------        ----        ----
    Total expense                                  245         248         296
                                                ------        ----        ----
Income (loss) before income tax
  (expense) benefit and
  undistributed income
  of subsidiaries                                  941         (25)         32
Income tax (expense) benefit                        27          (5)         36
Equity in undistributed income
  of subsidiaries (1):
  Wells Fargo Bank                                (138)        632         220
  Nonbank subsidiaries                              11          10          (5)
                                                ------        ----        ----
NET INCOME                                      $  841        $612        $283
                                                ======        ====        ====

- ------------------------------------------------------------------------------

(1) The 1994 amount represents dividends distributed by Wells Fargo Bank in excess of its 1994 net income of $863 million.

CONDENSED BALANCE SHEET
==============================================================================

(in millions)                                                      December 31,
                                                           -------------------
                                                              1994        1993
ASSETS
Cash and due from Wells Fargo Bank
  (includes interest-earning deposits
  of none and $723)                                         $   25      $  733
Investment securities:
  At cost (estimated fair value of $198 million
    and $341 million)                                          203         337
  At fair value                                                211          50
                                                            ------      ------
    Total investment securities                                414         387
Securities purchased under resale agreements                    --         250
Loans                                                          333         359
Allowance for loan losses                                       58          60
                                                            ------      ------
    Net loans                                                  275         299
                                                            ------      ------
Loans and advances to subsidiaries:
  Wells Fargo Bank                                           1,258       1,682
  Nonbank subsidiaries                                         198         303
Investment in subsidiaries:
  Wells Fargo Bank                                           4,219       4,479
  Nonbank subsidiaries                                         101          95
Other assets                                                   568         552
                                                            ------      ------
    Total assets                                            $7,058      $8,780
                                                            ======      ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and other
  short-term borrowings                                     $  133      $  138
Other liabilities                                              270         225
Senior debt                                                  1,284       2,137
Subordinated debt                                            1,460       1,965
                                                            ------      ------
    Total liabilities                                        3,147       4,465
Stockholders' equity                                         3,911       4,315
                                                            ------      ------
    Total liabilities and stockholders' equity              $7,058      $8,780
                                                            ======      ======

- ------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS
==============================================================================

(in millions)                                           Year ended December 31,
                                               -------------------------------
                                                  1994        1993        1992
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                   $   841       $ 612       $ 283
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
    Provisions for loan losses                      --           9          39
    Deferred income tax expense (benefit)           (4)         30         (15)
    Equity in undistributed (income) loss
      of subsidiaries                              127        (642)       (215)
    Other, net                                     (24)        (32)          2
                                               -------       -----       -----
Net cash provided (used) by
  operating activities                             940         (23)         94
                                               -------       -----       -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities:
    At cost:
      Proceeds from prepayments
        and maturities                             256          13           2
      Purchases                                   (122)        (25)       (127)
    At fair value:
      Proceeds from sales                            5          --          --
      Purchases                                   (175)         --          --
  Net decrease in loans                             24          87          32
  Net decrease in loans and advances
    to subsidiaries                                529         103         257
  Net (increase) decrease in investment
    in subsidiaries                                  5        (111)       (299)
  Net (increase) decrease in securities
    purchased under resale agreements              250        (250)         --
  Other, net                                        12          92          66
                                               -------       -----       -----
Net cash provided (used) by
  investing activities                             784         (91)        (69)
                                               -------       -----       -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in short-term borrowings             (5)        (30)        (58)
  Proceeds from issuance of senior debt            248         980         508
  Proceeds from issuance of
    subordinated debt                               --         399         350
  Repayment of senior debt                      (1,101)       (884)       (882)
  Repayment of subordinated debt                  (526)       (300)       (116)
  Proceeds from issuance of preferred stock         --          --         169
  Proceeds from issuance of common stock            57          53         213
  Repurchase of preferred stock                   (150)         --          --
  Repurchase of common stock                      (760)         (5)         --
  Payment of cash dividends on
    preferred stock                                (34)        (50)        (48)
  Payment of cash dividends on
    common stock                                  (218)       (125)       (105)
  Other, net                                        57          (9)        (26)
                                               -------       -----       -----
Net cash provided (used) by
  financing activities                          (2,432)         29           5
                                               -------       -----       -----
  NET CHANGE IN CASH AND CASH
    EQUIVALENTS (DUE FROM
    WELLS FARGO BANK)                             (708)        (85)         30
Cash and cash equivalents at
  beginning of year                                733         818         788
                                               -------       -----       -----
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                  $    25       $ 733       $ 818
                                               =======       =====       =====
Noncash investing activities:
  Transfers from investment securities
    at cost to investment securities
    at fair value                              $    --       $  25       $  --
                                               =======       =====       =====

- ------------------------------------------------------------------------------



12  LEGAL ACTIONS
- ------------------------------------------------------------------------------

In the normal course of business, the Company is at all times subject to numerous pending and threatened legal actions, some of which the relief or damages sought are substantial. After reviewing pending and threatened actions with counsel, management considers that the outcome of such actions will not have a material adverse effect on stockholders' equity of the Company; the Company is not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period.

13  DERIVATIVE FINANCIAL INSTRUMENTS
- --------------------------------------------------------------------------------

The Company enters into a variety of financial contracts, which include interest rate futures and forward contracts, interest rate floors and caps and interest rate swap agreements. The contract or notional amounts of derivatives do not represent amounts exchanged by the parties and therefore are not a measure of exposure through the use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives. The contract or notional amounts to not represent exposure to liquidity risk. The Company is not a dealer but an end-user of these instruments and does not use them speculatively. The Company also offers contracts to its customers, but hedges such contracts by purchasing other financial contracts or uses the contracts for asset/liability management. The contracts are used primarily to hedge mismatches in interest rate maturities and, therefore, serve to reduce rather than increase the Company's exposure to movements in interest rates. The Company is exposed to credit risk in the event of nonperformance by counterparties to financial instruments. The Company controls the credit risk of its financial contracts (except futures contracts and interest rate cap contracts written, for which credit risk is DE MINIMUS) through credit approvals, limits and monitoring procedures. Credit risk related to derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses. As the Company generally enters into transactions only with high quality institutions, losses associated with counterparty nonperformance on derivative financial instruments have been immaterial.
     The Company also enters into foreign exchange positions, such as forward, spot and option contracts. As these contracts are purchased for trading purposes, they are marked to market with gains and losses recognized in income.
     The Company adopted Statement of Financial Accounting Standards No. 119 (FAS 119), Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, on December 31, 1994. FAS 119 requires various disclosures regarding derivative activities that are set forth on the following pages.
     The following table summarizes the aggregate notional or contractual amounts, credit risk amount and net fair value for the Company's derivative financial instruments at December 31, 1994 and 1993.

==================================================================================================================================

(in millions)                                                                                                          December 31,
                                                      ----------------------------------------------------------------------------
                                                                                      1994                                    1993
                                                      ------------------------------------    ------------------------------------
                                                      NOTIONAL OR  CREDIT RISK   ESTIMATED    Notional or  Credit risk   Estimated
                                                      CONTRACTUAL    AMOUNT(4)  FAIR VALUE    contractual    amount(4)  fair value
                                                           AMOUNT                                  amount
ASSET/LIABILITY MANAGEMENT HEDGES
Interest rate contracts:
  Futures contracts                                       $ 5,009          $--        $ --         $4,890         $ --        $ --
  Forward contracts                                             8           --          --             75           --          --
  Floors purchased (1)                                     14,355           25          25          3,685          136         136
  Caps purchased (1)                                          244            6           6            303            2           2
  Swap contracts (1)(2)                                     3,103            3         (65)         1,872           82          82

Foreign exchange contracts:
  Cross currency swaps (1)(3)                                 118           76          76            192           70          70
  Forward contracts (1)                                        25           --          --             25           --          --

CUSTOMER ACCOMMODATIONS
Interest rate contracts:
  Caps written                                              1,039           --         (15)         1,170           --          (3)
  Caps purchased (1)                                        1,016           15          15          1,211            3           3
  Swap contracts (1)                                          176            1          --            180            4          --

Foreign exchange contracts:
  Forward and spot contracts (1)                              590            7          --            295            5           1
  Option contracts purchased                                  319           --          --             14           --          --
  Option contracts written                                    318           --          --              6           --          --

OTHER

When-issued securities                                         --           --          --            484           --          (1)

- ----------------------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these financial instruments.
(2) The Parent's share of the notional principal amount outstanding was $88 million and $107 million at December 31, 1994 and 1993, respectively.
(3) These are off-balance sheet commitments of the Parent.
(4) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.

     Interest rate futures and forward contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. Gains and losses on futures contracts are settled daily based on a notional (underlying) principal value and do not involve an actual transfer of the specific instrument. Futures contracts are standardized and are traded on exchanges. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The Company uses 90- to 120-day futures contracts on Eurodollar deposits and U.S. Treasury Notes mostly to shorten the rate maturity of market rate savings to better match the rate maturity of Prime-based loans. Initial margin requirements on futures contracts are provided by investment securities pledged as collateral. The net deferred losses related to interest rate futures contracts were $4 million at December 31, 1994, which will be fully amortized in 1995. The net deferred gains related to interest rate futures contracts were $4 million at December 31, 1993, which was fully amortized in 1994. The Company also uses forward contracts with maturities of two months and under to hedge the interest rate risk of fixed-rate real estate 1-4 family first mortgage loans originated for sale. Gains and losses attributable to the forward contracts are included with the gains or losses on the sales of the related loans.
     Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and an agreed-upon rate, the strike rate, applied to a notional principal amount. At December 31, 1994, the Company had $14.4 billion of floors to protect variable-rate loans from a drop in interest rates. Of the $14.4 billion, $2.0 billion had forward start dates in May 1995. By purchasing a floor, the Company will be paid by a counterparty the difference between a short-term rate (e.g., three-month LIBOR) and the strike rate, should the short-term rate fall below the strike level of the agreement. These contracts have a weighted average maturity of 3 years and 5 months. At December 31, 1994, there were $.2 billion of caps purchased to hedge caps embedded within loans. The Company generally receives cash quarterly on purchased floors (when the current interest rate falls below the strike rate) and purchased caps (when the current interest rate exceeds the strike rate). The premiums paid for interest rate purchased floor and cap agreements are included with the assets hedged.
     Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. Payments related to the Company's swap contracts are made either monthly, quarterly or semi-annually by one of the parties depending on the specific terms of the related contract. The primary risk associated with swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. At December 31, 1994, the Company had $3.1 billion of interest rate swaps outstanding for interest rate risk management purposes. Of this amount, $1.6 billion relates to swaps for which the Company receives payments based on fixed interest rates and makes payments based on variable rates (i.e., one- or three-month LIBOR rate). Of the $1.6 billion of receive-fixed rate swap agreements, $1.4 billion was used to convert floating-rate loans into fixed-rate assets. These contracts have a weighted average maturity of 1 year and 9 months, a weighted average receive rate of 5.55% and a weighted average pay rate of 5.83%. The remaining $.2 billion was used to convert fixed-rate debt into floating-rate obligations. These contracts have a weighted average maturity of 1 year and 10 months, a weighted average receive rate of 7.37% and a weighted average pay rate of 5.75%. The Company also had $1.4 billion of forward starting swaps in which the Company will receive payments based on fixed rates and will make payments based on variable rates. These contracts have a weighted average maturity of 4 years and 3 months. The Company also had $.1 billion basis swaps for which the Company receives a variable rate (i.e., six-month LIBOR) and pays another rate (i.e., one-month commercial paper rate). The basis swaps have a weighted average maturity of 10 months, a weighted average receive rate of 5.30% and a weighted average pay rate of 6.43%.
     At December 31, 1994, the Company had a $.1 billion cross currency swap to convert debt costs of variable-rate long-term debt issued in German marks into fixed-rate U.S. dollar obligations. Interest payments are settled quarterly, whereas the principal payment will be settled at the expiration of the contract in 1995, along with the maturity of the related hedged debt.

14  FAIR VALUE OF FINANCIAL INSTRUMENTS
- --------------------------------------------------------------------------------

Statement of Financial Accounting Standards No. 107 (FAS 107), Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions, set forth below for the Company's financial instruments, are made solely to comply with the requirements of FAS 107 and should be read in conjunction with the financial statements and footnotes in this Annual Report. The carrying amounts in the table are recorded in the Consolidated Balance Sheet under the indicated captions except for the derivative financial instruments, which are recorded in the specific asset or liability balance being hedged or in other assets if the derivative financial instrument is a customer accommodation.
     Fair values are based on estimates or calculations at the transaction level using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management's estimates of the values, and they are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. The Company has not included certain material items in its disclosure, such as the value of the long-term relationships with the Company's deposit, credit card and trust customers, since these intangibles are not financial instruments. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.


FINANCIAL ASSETS
................................................................................

SHORT-TERM FINANCIAL ASSETS

This category includes cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

INVESTMENT SECURITIES

Investment securities at cost and fair value at December 31, 1994 and 1993 are set forth in Note 3.

LOANS

The fair valuation calculation process differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate. Discount rates presented in the paragraphs below have a wide range due to the Company's mix of fixed- and variable-rate products. The Company used variable discount rates which incorporate relative credit quality to reflect the credit risk on their fair value calculation.
     The fair value of commercial loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity. Most of the discount rates for commercial loans, other real estate mortgage loans and real estate construction loans are between 7.3% and 10.3%, 7.8% and 12.5%, and 8.0% and 12.5%, respectively, at December 31, 1994. Most of the discount rates for the same portfolios in 1993 were between 8.2% and 9.5%, 5.5% and 9.3%, and 6.0% and 8.0%, respectively.
     For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on the Company's current pricing for loans of similar size, type, remaining maturity and repricing characteristics. Most of the discount rates applied to this portfolio are between 7.0% and 10.0% at December 31, 1994 and 5.7% and 7.3% at December 31, 1993.
     For credit card loans, the portfolio's yield is equal to the Company's current pricing and, therefore, the fair value is equal to book value.

     The following table presents a summary of the Company's financial instruments, as defined by FAS 107:

==================================================================================================================================

(in millions)                                                                                                          December 31,
                                                                                   -----------------------------------------------
                                                                                                   1994                       1993
                                                                                   --------------------       --------------------
                                                                                   Carrying   Estimated       Carrying   Estimated
                                                                                     amount  fair value         amount  fair value
FINANCIAL ASSETS
Cash and due from banks                                                             $ 2,974     $ 2,974        $ 2,644     $ 2,644
Investment securities:
  At cost                                                                             8,619       8,185          9,887       9,978
  At fair value                                                                       2,989       2,989          3,171       3,171
                                                                                    -------     -------        -------     -------
    Total investment securities                                                      11,608      11,174         13,058      13,149
Federal funds sold and securities purchased under resale agreements                     260         260          1,668       1,668
Loans:
  Commercial                                                                          8,162       8,209          6,912       6,829
  Real estate 1-4 family first mortgage                                               9,050       8,604          7,458       7,534
  Other real estate mortgage                                                          8,079       7,933          8,286       8,127
  Real estate construction                                                            1,013       1,005          1,110       1,046
  Consumer                                                                            8,686       8,439          8,103       7,973
  Lease financing (1)                                                                 1,206       1,185          1,060       1,073
  Foreign                                                                                27          27             18          17
                                                                                    -------     -------        -------     -------
                                                                                     36,223      35,402         32,947      32,599
Less: Allowance for loan losses                                                       2,082          --          2,122          --
      Net deferred fees on off-balance sheet financial instruments                       28          --             14          --
                                                                                    -------     -------        -------     -------
        Net loans                                                                    34,113      35,402         30,811      32,599

Due from customers on acceptances                                                        77          77             70          70
Nonmarketable equity investments                                                        407         618            396         562
Other financial assets                                                                   97          97             73          73

FINANCIAL LIABILITIES
Deposits                                                                            $42,332     $42,354        $41,644     $41,863
Federal funds purchased and securities
sold under repurchase agreements                                                      3,022       3,022          1,079       1,079
Commercial paper and other short-term
borrowings                                                                              189         189            188         188
Acceptances outstanding                                                                  77          77             70          70
Senior debt (2)                                                                       1,338       1,337          2,196       2,244
Subordinated debt (3)                                                                 1,460       1,399          1,965       2,008

DERIVATIVE FINANCIAL INSTRUMENTS (4)
Interest rate floor contracts purchased in a receivable position                    $    27     $    25        $    11     $   136
Interest rate cap contracts purchased in a receivable position                           12          21             13           5
Interest rate cap contracts written in a payable position                                (9)        (15)            (8)         (3)
Interest rate swap contracts in a receivable position                                    --           4             --          86
Interest rate swap contracts in a payable position                                       --         (69)            --          (4)
Cross currency swap contracts in a receivable position (3)                               76          76             70          70
Foreign exchange contracts in a gain position                                            14           7              5           5
Foreign exchange contracts in a loss position                                           (14)         (7)            (4)         (4)
When-issued securities in a loss position                                                --          --             --          (1)

- ----------------------------------------------------------------------------------------------------------------------------------

(1) The carrying amount and fair value exclude equipment leases of $124 million and $152 million at December 31, 1994 and 1993, respectively.
(2) The carrying amount and fair value exclude obligations under capital leases of $55 million and $60 million at December 31, 1994 and 1993, respectively.
(3) The Company entered into cross currency swap agreements to hedge floating-rate subordinated debt issued in German marks and
    British pounds.
(4) The carrying amounts include unamortized fees paid or received, deferred gains or losses and gains or losses on derivative financial instruments receiving mark-to-market treatment.

     For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, based on the current rates offered by the Company for loans with similar characteristics. Most of the discount rates applied to this portfolio are between 9.5% and 16.0% at December 31, 1994 and 8.5% and 9.5% at December 31, 1993.
     For auto lease financing, the fair value is calculated by discounting the contractual cash flows at the Company's current pricing for items of similar remaining term, without including any tax benefits. Most of the discount rates applied to this portfolio are between 9.0% and 10.0% at December 31, 1994 and 8.0% and 9.3% at December 31, 1993.
     Commitments, standby letters of credit, and commercial and similar letters of credit not included in the previous table have contractual values of $20,939 million, $836 million and $125 million, respectively, at December 31, 1994, and $15,979 million, $889 million and $105 million, respectively, at December 31, 1993. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 1994, 81% mature within one year and 82% are commitments to extend credit at a floating rate.

NONMARKETABLE EQUITY INVESTMENTS

The Company's nonmarketable equity investments, including securities, are carried at cost and have a book value of $407 million and $396 million and an estimated fair value of $618 million and $562 million at December 31, 1994 and 1993, respectively. There are restrictions on the sale and/or liquidation of the Company's interest, which is generally in the form of limited partnerships; and the Company has no direct control over the investment decisions of the limited partnerships. To estimate fair value, a significant portion of the underlying limited partnerships' investments are valued based on market quotes.


FINANCIAL LIABILITIES
................................................................................

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and savings deposits and market rate savings, is equal to the amount payable on demand at the measurement date. Although the Financial Accounting Standards Board's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1994 and 1993. The fair value of certificates of deposit and other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.

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


DERIVATIVE FINANCIAL INSTRUMENTS
................................................................................

Derivative financial instruments are fair valued based on the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date (i.e., mark-to-market value). Dealer quotes are available for substantially all of the Company's derivative financial instruments.


LIMITATIONS
................................................................................

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented in this footnote is based on fair value calculations and market quotes as of December 31, 1994 and 1993. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

INDEPENDENT AUDITORS' REPORT





The Board of Director sand Stockholders
of Wells Fargo & Company

We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Certified Public Accountants

San Francisco, California
January 17, 1995

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

QUARTERLY FINANCIAL DATA

CONDENSED CONSOLIDATED STATEMENT OF INCOME -- QUARTERLY
==================================================================================================================================

(in millions)                                                                    1994                                         1993
                                                                        QUARTER ENDED                                Quarter ended
                                               --------------------------------------       --------------------------------------
                                                DEC. 31  SEPT. 30   JUNE 30   MAR. 31        Dec. 31  Sept. 30   June 30   Mar. 31
INTEREST INCOME                                   $ 984     $ 954     $ 932     $ 895          $ 930     $ 925     $ 936     $ 970
INTEREST EXPENSE                                    328       297       277       253            264       270       278       292
                                                  -----     -----     -----     -----          -----     -----     -----     -----
NET INTEREST INCOME                                 656       657       655       642            666       655       658       678
Provision for loan losses                            30        50        60        60             80       120       140       210
                                                  -----     -----     -----     -----          -----     -----     -----     -----
Net interest income after
  provision for loan losses                         626       607       595       582            586       535       518       468
                                                  -----     -----     -----     -----          -----     -----     -----     -----
NONINTEREST INCOME
Service charges on deposit accounts                 118       119       119       117            112       106       105       100
Fees and commissions                                106       104        92        85             91        98        99        88
Trust and investment services income                 51        52        50        50             48        48        48        46
Investment securities gains                          --         1         3         4             --        --        --        --
Other                                                19        31        35        44             44        12        23        25
                                                  -----     -----     -----     -----          -----     -----     -----     -----
  Total noninterest income                          294       307       299       300            295       264       275       259
                                                  -----     -----     -----     -----          -----     -----     -----     -----
NONINTEREST EXPENSE
Salaries                                            171       172       164       164            171       169       174       170
Incentive compensation                               49        44        34        28             41        27        26        15
Employee benefits                                    48        50        49        54             48        60        52        53
Net occupancy                                        54        53        53        55             58        56        57        53
Equipment                                            54        40        41        39             44        36        34        34
Federal deposit insurance                            25        25        25        26             28        28        26        32
Other                                               176       147       160       157            167       159       162       182
                                                  -----     -----     -----     -----          -----     -----     -----     -----
  Total noninterest expense                         577       531       526       523            557       535       531       539
                                                  -----     -----     -----     -----          -----     -----     -----     -----
INCOME BEFORE INCOME TAX EXPENSE                    343       383       368       359            324       264       262       188
Income tax expense                                  128       166       162       157            134        99       113        80
                                                  -----     -----     -----     -----          -----     -----     -----     -----
NET INCOME                                        $ 215     $ 217     $ 206     $ 202          $ 190     $ 165     $ 149     $ 108
                                                  =====     =====     =====     =====          =====     =====     =====     =====

NET INCOME APPLICABLE TO
  COMMON STOCK                                    $ 205     $ 207     $ 195     $ 190          $ 178     $ 152     $ 137     $  95
                                                  =====     =====     =====     =====          =====     =====     =====     =====
PER COMMON SHARE

Net income                                        $3.96     $3.86     $3.57     $3.41          $3.18     $2.74     $2.46     $1.72
                                                  =====     =====     =====     =====          =====     =====     =====     =====
Dividends declared(1)                             $1.00     $1.00     $1.00     $1.00          $ .75     $ .50     $ .50     $ .50
                                                  =====     =====     =====     =====          =====     =====     =====     =====
Average common shares outstanding                  51.8      53.6      54.8      55.7           55.8      55.7      55.5      55.4
                                                  =====     =====     =====     =====          =====     =====     =====     =====

- ----------------------------------------------------------------------------------------------------------------------------------

(1)In January 1995, the Board of Directors declared a first quarter dividend of $1.15 per common share.

                         WELLS FARGO & COMPANY
                              APPENDIX TO
                              EXHIBIT  13



Description                                                      Page number

1.   Line graph of Return on Average Total Assets
     (ROA) for 1994, 1993, 1992, 1991 and 1990
     (shown in %).
                    1994           1.62
                    1993           1.20
                    1992           0.54
                    1991           0.04
                    1990           1.39                               6

2.   Line graph of Return on Common Stockholders' Equity
    (ROE)for 1994, 1993, 1992, 1991 and 1990 (shown in %).


                    1994           22.41
                    1993           16.74
                    1992            7.93
                    1991            0.07
                    1990           25.07                              6


3.   Line graph of Net Interest Margin for 1994, 1993 and
     1992 (shown in %).  Also presented is the yield on
     total earning assets and the rate on total funding
     sources for the same periods.  This information is
     also presented in Table 4-AVERAGE BALANCES, YIELDS
     AND RATES PAID on pages 12 and 13.                               11

4. Bar graph of the Loan Mix at Year End shown as a percentage of total loans at December 31, 1994, 1993 and 1992.


                              1994      1993      1992
          Commercial            22%       21%       22%
          Real estate 1-4
             family first
             mortgage           25        23        19
          Other real estate
             mortgage           22        25        28
          Real estate
             construction        3         3         4
          Consumer              24        24        24
          Lease Financing        4         4         3
                               ---       ---       ---
              Total            100%      100%      100%               20


5.   Line graphs of Nonaccrual Loans and New Loans Placed
     on Nonaccrual for the past eight quarters of 1994 and
     1993 (shown in billions).  This information is also
     presented in Table 16-QUARTERLY TREND OF CHANGES IN
     NONACCRUAL LOANS on page 23.                                     22


6.   Bar graph of Core Deposits at Year End at December 31,
     1994, 1993 and 1992 (shown in billions).


                               1994        1993        1992
       Noninterest-bearing    $10.1       $ 9.7      $  9.2
       Interest-bearing
         checking               4.5         4.8         4.8
       Savings                  2.4         2.5         2.9
       Market rate savings     14.3        17.1        15.9
       Saving certificates      7.1         7.2         9.0
                              -----       -----      ------
         Total Core Deposits  $38.5       $41.3      $ 41.9           29

7.   Bar graph on the Price Range of Common Stock
     (high, low, closing price) on an annual
     basis for 1994, 1993 and 1992 (shown in dollars).
     This information is also presented in Table 1-
     RATIOS AND PER COMMON SHARE DATA on page 7.                      38


8.   Bar graph on the Price Range of Common Stock
     (high, low, closing price) on a quarterly basis for 1994 and 1993 (shown in dollars).


                    HIGH      LOW      QTR END
     1994
      1Q        $147 1/2    $127 5/8  $139 3/8
      2Q         159 1/2     136 5/8   150 3/8
      3Q         160 3/8     145 1/8   145 1/8
      4Q         149 5/8     141       145

     1993
      1Q       $109 1/2     $ 75 1/2  $108 5/8
      2Q        120           95 3/4   110 1/4
      3Q        127 3/8      107 1/4   126 3/8
      4Q        133          105 7/8   129 3/8                        38