Form 10-K405, Exhibit 13
period 1995-12-31
WELLS FARGO & CO
filed 1996-03-19
CIK 105598

                     WELLS FARGO & COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW



OVERVIEW
--------------------------------------------------------------------------------

Wells Fargo & Company (Parent) is a bank holding company whose principal subsidiary is Wells Fargo Bank, N.A. (Bank). In this Annual Report, Wells Fargo & Company and its subsidiaries are referred to as the Company.
    Net income in 1995 was $1,032 million, compared with $841 million in 1994, an increase of 23%. Net income per share was $20.37, compared with $14.78 in 1994, an increase of 38%. The percentage increase in per share earnings was greater than the percentage increase in net income due to the Company's stock repurchase program.



[RETURN ON AVERAGE TOTAL ASSETS (ROA)(GRAPH) (%)] SEE APPENDIX



[RETURN ON COMMON STOCKHOLDERS' EQUITY (ROE)(GRAPH) (%)] SEE APPENDIX



    The increase in earnings from a year ago reflected a $163 million ($94 million after tax) gain resulting from the sale of the Company's joint venture interest in Wells Fargo Nikko Investment Advisors (WFNIA) and a zero loan loss provision, compared with $200 million in 1994.
    Return on average assets (ROA) was 2.03% and return on average common equity
(ROE) was 29.70% in 1995, compared with 1.62% and 22.41%, respectively, in 1994. Net interest income on a taxable-equivalent basis was $2,655 million in
1995, compared with $2,610 million a year ago. The Company's net interest margin was 5.80% for 1995, compared with 5.55% in 1994. The increase in the margin was attributable to an increase in the spread between loans and deposits and a change in the mix of average earning assets, as higher-yielding loans, such as credit card and small business, replaced lower-yielding securities and single family loans.
    Noninterest income increased from $1,200 million in 1994 to $1,324 million in 1995, an increase of 10%. The growth reflected an overall increase in revenue from the Company's core products and services and the gain resulting from the sale of WFNIA, partially offset by accruals related to the disposition of operations associated with scheduled branch closures.
    Noninterest expense increased from $2,156 million in 1994 to $2,201 million in 1995. A major portion of the increase in noninterest expense was due to higher salary levels as well as higher contract services related to new product development and marketing initiatives. This increase was primarily offset by a reduction in federal deposit insurance expense.
    There was no provision for loan losses in 1995, compared with $200 million in 1994. During 1995, net charge-offs were $288 million, or .83% of average total loans, compared with $240 million, or .70%, during 1994. The allowance for loan losses was $1,794 million, or 5.04% of total loans, at December 31, 1995, compared with $2,082 million, or 5.73%, at December 31, 1994.
    At December 31, 1995, total nonaccrual and restructured loans were $552 million, or 1.6% of total loans, compared with $582 million, or 1.6%, at December 31, 1994. At December 31, 1995, an estimated $265 million, or 49%, of nonaccrual loans were either current or less than 90 days past due, compared with an estimated $246 million, or 43%, at December 31, 1994. Foreclosed assets were $186 million at December 31, 1995, compared with $272 million at December 31, 1994.

    At December 31, 1995, the ratio of common stockholders' equity to total assets was 7.09%, compared with 6.41% at December 31, 1994. The Company's total risk-based capital (RBC) ratio at December 31, 1995 was 12.46% and its Tier 1 RBC ratio was 8.81%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies and the "well capitalized" guidelines for banks of 10% and 6%, respectively. The Company's ratios at December 31, 1994 were 13.16% and 9.09%, respectively. The Company's leverage ratios were 7.46% and 6.89% at December 31, 1995 and 1994, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies and the "well capitalized" guideline for banks of 5%. A discussion of RBC and leverage ratio guidelines is in the Capital Adequacy/Ratios section.
    In the first quarter of 1995, the Board of Directors approved an increase in the common stock quarterly dividend from $1.00 to $1.15 per share. The quarterly dividend was increased again in January 1996 to $1.30 per share.
    The Company repurchased a total of 5.0 million shares of common stock during 1995. The Company has bought in the past, and will continue to buy, shares to offset stock issued or expected to be issued under the Company's employee benefit and dividend reinvestment plans. In addition to these shares, the Board of Directors authorized in April 1995 the repurchase of up to 4.96 million shares of the Company's outstanding common stock. This action reflected the Company's strong capital position and has allowed the Company to effectively manage its overall capital position in the best interest of its shareholders. Share repurchases ceased after the October 1995 announcement of the proposed merger with First Interstate Bancorp. Repurchases are expected to resume in late first quarter or early second quarter of 1996.
    California continues to make progress in its recovery from its recent severe recession. Many industries grew at a satisfactory rate although construction and defense continued to struggle. Last year's recovery was helped by lower interest rates. Confidence improved in many households and small businesses, but competition for jobs and sales remained stiff and higher profits were more difficult to come by. The year 1995 marked the state's third year of growth in this business cycle.


TABLE 1  RATIOS AND PER COMMON SHARE DATA

----------------------------------------------------------------------------
                                                      Year ended December 31,
                                              ------------------------------
                                                1995        1994        1993
PROFITABILITY RATIOS
Net income to average total assets (ROA)        2.03%       1.62%       1.20%
Net income applicable to common stock
  to average common stockholders'
  equity (ROE)                                 29.70       22.41       16.74
Net income to average
  stockholders' equity                         26.99       20.61       15.32

EFFICIENCY RATIO (1)                            55.3%       56.6%       57.7%

CAPITAL RATIOS
At year end:
  Common stockholders' equity to assets         7.09%       6.41%       7.00%
  Stockholders' equity to assets                8.06        7.33        8.22
  Risk-based capital (2)
    Tier 1 capital                              8.81        9.09       10.48
    Total capital                              12.46       13.16       15.12
  Leverage (2)                                  7.46        6.89        7.39
Average balances:
  Common stockholders' equity to assets         6.57        6.86        6.57
  Stockholders' equity to assets                7.53        7.87        7.82

PER COMMON SHARE DATA
Dividend payout (3)                               23%         27%         22%
Book value                                    $75.93      $66.77      $65.87
Market prices (4):
  High                                        $229        $160 3/8    $133
  Low                                          143 3/8     127 5/8      75 1/2
  Year end                                     216         145         129 3/8
------------------------------------------------------------------------------

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


    In the fourth quarter of 1995, the Company adopted Financial Accounting Standard Nos. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (FAS 121), and 122, Accounting for Mortgage Servicing Rights (FAS 122). These adoptions did not have a material impact on the financial statements. For a further discussion of FAS 121 and 122, refer to
Note 5 of the Financial Statements.

TABLE 2  SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA

---------------------------------------------------------------------------------------------------------------------------------
(in millions)                        1995        1994        1993        1992        1991        1990     % CHANGE      FIVE-YEAR
                                                                                                              1995/      COMPOUND
                                                                                                              1994    GROWTH RATE
INCOME STATEMENT

Net interest income               $ 2,654     $ 2,610     $ 2,657     $ 2,691     $ 2,520     $ 2,314            2 %            3 %
Provision for loan losses               -         200         550       1,215       1,335         310         (100)          (100)
Noninterest income                  1,324       1,200       1,093       1,059         889         909           10              8
Noninterest expense                 2,201       2,156       2,162       2,035       2,020       1,717            2              5
Net income                          1,032         841         612         283          21         712           23              8
PER COMMON SHARE
Net income                        $ 20.37     $ 14.78     $ 10.10     $  4.44     $   .04     $ 13.39           38              9
Dividends declared                   4.60        4.00        2.25        1.50        3.50        3.90           15              3


BALANCE SHEET
(at year end)

Investment securities             $ 8,920     $11,608     $13,058     $ 9,338     $ 3,833     $ 1,387          (23)%           45 %
Loans                              35,582      36,347      33,099      36,903      44,099      48,977           (2)            (6)
Allowance for loan losses           1,794       2,082       2,122       2,067       1,646         885          (14)            15
Assets                             50,316      53,374      52,513      52,537      53,547      56,199           (6)            (2)
Core deposits                      37,858      38,508      41,291      41,879      42,941      41,840           (2)            (2)
Senior/Subordinated debt            3,049       2,853       4,221       4,040       4,220       2,417            7              5
Stockholders' equity                4,055       3,911       4,315       3,809       3,271       3,360            4              4
---------------------------------------------------------------------------------------------------------------------------------



MERGER WITH FIRST INTERSTATE BANCORP
--------------------------------------------------------------------------------

On January 24, 1996, the Company announced it had entered into a definitive agreement with First Interstate Bancorp (First Interstate) to merge the two companies. At December 31, 1995, First Interstate had assets of $58.1 billion and was the 15th largest bank holding company in the nation. First Interstate had 405 offices in California and a total of approximately 1,150 offices in 13 western states. The Company had 974 banking locations throughout California at December 31, 1995. The newly formed company will be operated under the Wells Fargo & Company name. Under the terms of the merger agreement, the Company will operate from headquarters in San Francisco and Los Angeles, with a senior executive presence in both. The combined Board of Directors will consist of the existing members of the Company's Board and seven directors from First Interstate's Board.
    Under terms of the merger agreement, First Interstate shareholders will receive a tax-free exchange of two-thirds of a share of the Company's common stock for each share of First Interstate common stock. Based on the Company's closing price on Friday, January 19 (the last trading day before First Interstate's Board of Directors agreed to the two-thirds exchange ratio), the base purchase price is approximately $11 billion. The merger will be accounted for as a purchase transaction. Accordingly, the results of operations of First Interstate will be included with that of the Company for periods subsequent to the consummation of the merger. The merger is currently expected to close on or about April 1, 1996, subject to regulatory and shareholder approvals. As part of the regulatory approval process, the combined company will be required to divest 61 branches in various markets in California having aggregate deposits of about $2.5 billion and loans of about $1.3 billion. Shareholders of both companies will vote upon the proposed merger at special meetings to be held on March 28.
    The Company expects to achieve annual cost savings of approximately
$800 million within 18 months of the consummation of the merger. These savings are expected to result from the significant overlap that exists between the Company's operations and those of First Interstate in California, the proximity of the Company's operations in California and those of First Interstate's in neighboring states, the greater level of efficiency with which the Com-pany runs its franchise when compared to First Interstate and, finally, economies of scale. However, the Company estimates a potential annual revenue loss of $100 million as a result of combining the two companies. This loss is expected to occur principally in commercial lending, retail and trust. Revenue decreases in these areas are expected to result from anticipated loan runoffs, deposit attrition and account attrition. Potential revenue losses were estimated based on expected results one year after consummation of the merger.
    It is anticipated that the Company will incur merger-related costs of about $700 million related to premises, severance and other costs. Of this amount, approximately $400 million of costs relate to First Interstate's premises, employees and operations and will affect the final amount of goodwill as of the consummation of the merger. The remaining amount of approximately $300 million of costs relate to the Company's premises, employees and operations as well as all costs relating to systems conversions and other indirect, integration costs and will be expensed, either upon consummation of the merger or as incurred. With respect to timing, it is assumed that the integration would be completed and that such costs would be incurred not later than 18 months after the closing of the merger.
    For pro forma information, see Note 15 to the Financial Statements.
    The following discussions included in the Line of Business Results, Earnings Performance and Balance Sheet Analysis sections of this report do not reflect the expected impact of the Company's merger with First Interstate.



LINE OF BUSINESS RESULTS
--------------------------------------------------------------------------------

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

THE RETAIL DISTRIBUTION GROUP sells and services a complete line of retail financial products for consumers and small businesses. It encompasses a network of traditional branches, supermarket branches and banking centers, the 24-hour Telephone Banking Centers, the ATM network and Wells Fargo's On-Line Financial Services, the Company's personal computer banking services. In addition, Retail Distribution includes the consumer checking business, which primarily uses the branches as a source of new customers.
    As part of the ongoing effort to provide higher-convenience, lower-cost service to customers, the Company continued to open supermarket branches and banking centers in California in 1995. The supermarket banking centers (modularly designed kiosks equipped with an ATM, a customer service telephone and staffed by a banking manager) are capable of providing substantially all consumer services. The number of ATM locations continued to increase in 1995, reaching a total of 2,385 at December 31, 1995.
    The Retail Distribution Group's net income for 1995 decreased $43 million, or 73%. Net interest income increased by $39 million substantially due to wider spreads on core deposits. A significant portion of this increase was offset by lower balances. Noninterest income reflected losses of $91 million and $14 million in 1995 and 1994, respectively, related to the disposition of operations associated with scheduled branch closures. (See Noninterest Income section for further information.) A significant portion of these losses was offset by higher charges to product groups from increased sales through branches and alternative distribution channels, higher ATM shared network fees and increased point-of-sale interchange income. Noninterest expense increased substantially due to higher expenditures on alternative distribution channels, including supermarket branches and banking centers, partly offset by the allocation of a refund received from the FDIC.

TABLE 3  LINE OF BUSINESS RESULTS (ESTIMATED)

-------------------------------------------------------------------------------------------------------------------------
                                                          Retail
(income/expense in millions,                        Distribution           Business         Investment        Real Estate
average balances in billions)                              Group      Banking Group              Group              Group
                                                  --------------     --------------     --------------     --------------
                                                   1995     1994      1995     1994      1995     1994      1995     1994
Net interest income (1)                            $452    $ 413      $368     $292     $ 457    $ 383      $242     $214
Provision for loan losses (2)                         1        1        35       27         1        1        28       28
Noninterest income (3)                              565      612       144      129       464      302        28       24
Noninterest expense (3)                             979      912       284      272       440      436        78       66
                                                   ----    -----      ----     ----     -----    -----      ----     ----
  Income before income
    tax expense (benefit)                            37      112       193      122       480      248       164      144
Income tax expense (benefit) (4)                     21       53        85       55       209      110        69       61
                                                   ----    -----      ----     ----     -----    -----      ----     ----
    Net income (loss)                              $ 16    $  59      $108     $ 67     $ 271    $ 138      $ 95     $ 83
                                                   ----    -----      ----     ----     -----    -----      ----     ----
                                                   ----    -----      ----     ----     -----    -----      ----     ----
Average loans                                      $  -    $   -      $2.4     $1.8     $ 0.5    $ 0.5      $6.3     $6.2
Average assets                                      1.2      1.2       3.6      3.0       1.0      1.0       6.7      6.6
Average core deposits                               9.5     10.2       6.4      7.1      17.9     19.5       0.1      0.1
Return on equity (5)(6)                               5%      20%       32%      22%       61%     30%        15%      13%
Risk-adjusted efficiency ratio (6)(7)               103%      95%       73%      83%       57%     76%        83%      88%
-------------------------------------------------------------------------------------------------------------------------

(1) Net interest income is the difference between actual interest earned on assets (and interest paid on liabilities) owned by a group and a funding charge (and credit) based on the Company's cost of funds. Groups are charged a cost to fund any assets (e.g., loans) and are paid a funding credit for any funds provided (e.g., deposits). The interest spread is the difference between the interest rate earned on an asset or paid on a liability and the Company's cost of funds rate.
(2) The provision allocated to the line groups is based on management's current assessment of the normalized net charge-off ratio for each line of business. In any particular year, the actual net charge-offs can be higher or lower than the normalized provision allocated to the lines of business. The difference between the normalized provision and the Company provision is included in Other.
(3) Retail Distribution Group's charges to the product groups are shown as noninterest income to the branches and noninterest expense to the product groups. They amounted to $206 million and $178 million for 1995 and 1994, respectively. These charges are eliminated in the Other category in arriving at the Consolidated Company totals for noninterest income and expense.


THE BUSINESS BANKING GROUP provides a full range of financial services to small businesses, including credit, deposits, investments, payroll services, retirement programs, and credit and debit card services. Business Banking customers include small businesses with annual sales up to $10 million in which the owner of the business is also the principal financial decision maker.
    The Business Banking Group's net income for 1995 increased $41 million, or 61%. Net interest income increased substantially due to wider spreads on core deposits and higher loan balances. Noninterest income increased largely due to higher sweep account balances and activity, and increased fees from mass market products. Noninterest expense increased primarily due to higher expenses associated with increased mass market lending volumes.

THE INVESTMENT GROUP is responsible for the sales and management of savings and investment products, investment management, fiduciary and brokerage services. This includes the Stagecoach and Overland Express families of funds as well as personal trust, employee benefit trust and agency assets. It also includes product management for market rate accounts, savings deposits, Individual Retirement Accounts (IRAs) and time deposits.
    The Investment Group's net income for 1995 increased $133 million, or 96%. The Group benefited from the sale of its joint venture interest in WFNIA and the Investment Group's MasterWorks division to Barclays PLC of the U.K. The sale was completed in December 1995. The Company recognized an after-tax gain of $94 million. The combined net income contribution from the operations of WFNIA and MasterWorks was less than $12 million for 1995 and 1994. Net interest income increased due to wider spreads on core deposits, of which a major portion was offset by a decline in deposit balances.

THE REAL ESTATE GROUP provides a complete line of services supporting the commercial real estate market. Products and services include construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Real Estate Capital Markets Group. Its business includes purchasing distressed loans at a discount, mezzanine financing, acquisition financing, origination of permanent loans for securitization, syndications, commercial real estate loan servicing and real estate pension fund advisory services.
    The Real Estate Group's net income for 1995 increased $12 million, or 14% over 1994. Net interest income increased due to the recoveries on loans where interest had been previously applied to principal and due to the payoff of loans purchased at a discount. Noninterest income

-----------------------------------------------------------------------------------------------------------------------------------
(income/expense in millions,                  Wholesale           Consumer           Mortgage                          Consolidated
(average balances in billions)           Products Group            Lending        Business (8)             Other            Company
                                         --------------     --------------     --------------     --------------     --------------
                                          1995     1994      1995     1994      1995     1994      1995     1994      1995     1994
Net interest income (1)                  $ 424     $365     $ 640     $547      $ 64     $ 95     $   7    $ 301    $2,654   $2,610
Provision for loan losses (2)               42       37       227      177         6       10      (340)     (81)        -      200
Noninterest income (3)                     157      136       192      144       (48)       6      (178)    (153)    1,324    1,200
Noninterest expense (3)                    198      184       282      256        43       80      (103)     (50)    2,201    2,156
                                         -----     ----     -----     ----      ----     ----     -----    -----    ------   ------
  Income before income
    tax expense (benefit)                  341      280       323      258       (33)      11       272      279     1,777    1,454
Income tax expense (benefit) (4)           145      120       137      110       (14)       5        93       99       745      613
                                         -----     ----     -----     ----      ----     ----     -----    -----    ------   ------
    Net income (loss)                    $ 196     $160     $ 186     $148      $(19)    $ 06     $ 179    $ 180    $1,032   $  841
                                         -----     ----     -----     ----      ----     ----     -----    -----    ------   ------
                                         -----     ----     -----     ----      ----     ----     -----    -----    ------   ------
Average loans                            $ 9.2     $8.2     $10.8     $9.3      $5.0     $7.6     $ 0.3    $ 0.4    $ 34.5   $ 34.0
Average assets                            10.2      9.0      11.0      9.4       6.2      7.7      10.9     13.9      50.8     51.8
Average core deposits                      2.4      2.4       0.1        -       0.2      0.1         -      0.2      36.6     39.6
Return on equity (5)(6)                     25%      23%       27%      25%        -%       -%        -%       -%       30%     22%
Risk-adjusted efficiency ratio (6)(7)       64%      68%       68%      71%        -%       -%        -%       -%        -%       -%
-----------------------------------------------------------------------------------------------------------------------------------

(4) Businesses are taxed at the Company's marginal (statutory) tax rate, adjusted for any nondeductible expenses. Any differences between the marginal and effective tax rate are in Other.
(5) Equity is allocated to the lines of business based on an assessment of the inherent risk associated with each business so that the returns on allocated equity are on a risk-adjusted basis and comparable across business lines.
(6) Ratios for the Mortgage Business are not meaningful.
(7) The risk-adjusted efficiency ratio is defined as noninterest expense plus the cost of capital divided by revenues (net interest income and noninterest income) less normalized loan losses.
(8) The Company exited the 1-4 family first mortgage loan origination business in October 1995.



increased substantially due to gains on the sale of loans. Noninterest expense increased substantially due to lower foreclosed asset gains on sales and the expansion of the Real Estate Capital Markets Group in 1995.

THE WHOLESALE PRODUCTS GROUP serves businesses headquartered in California with annual sales of $5 million to $250 million and maintains relationships with major corporations throughout the United States. The group is responsible for soliciting and maintaining credit and noncredit relationships with businesses by offering a variety of products and services, including traditional commercial loans and lines, letters of credit, international trade facilities, foreign exchange services and cash management. This group includes the majority ownership interest in the Wells Fargo HSBC Trade Bank established in October 1995 that provides trade financing, letters of credit and collection services.
    The Wholesale Products Group's net income for 1995 increased $36 million, or 23%, from 1994. Net interest income increased substantially due to the increase in average loan balances and wider spreads on core deposits. Noninterest income reflected growth in cash management products and fees and commissions. The increase in noninterest expense was related to the growth in cash management, ongoing product development and infrastructure enhancement.

CONSUMER LENDING offers a full array of consumer loan products, including an average of $3.5 billion in credit card loans, $2.0 billion in auto financing and leases, and $5.3 billion in home equity lines and loans, lines of credit and installment loans.
    Consumer Lending's net income for 1995 increased $38 million, or 26%. The increase in net interest income was largely due to higher credit card balances. Noninterest income increased primarily due to higher credit card fee income. Noninterest expense increased primarily due to the cost of servicing a higher number of open accounts.

MORTGAGE BUSINESS (formerly, Mortgage Lending) decided at year-end 1994 to cease the origination of 1-4 family first mortgage loans due to concerns regarding the long-run economics of the first mortgage origination business. In April 1995, the Company agreed in principle to form an alliance with Norwest Mortgage, Inc. Under the terms of the resulting agreement, the new joint venture, Towne Square Mortgage, will fund residential mortgages for the Company's customers and the Company will service a portion of these loans. Norwest Mortgage, Inc. provides underwriting for these loans. The joint venture began operations in October 1995 and is being accounted for as an equity method investment. Accordingly, pretax income from the alliance is reported as income from equity investments accounted for by the equity method as part of noninterest income.

    In the first quarter of 1995, as a result of reevaluating its asset/liability management strategies in light of Mortgage Business' decision to cease the origination of first mortgages, the Company decided to sell certain types of products within the real estate 1-4 family first mortgage portfolio. Accordingly, approximately $4 billion of first mortgages were reclassified on March 31, 1995 to a held-for-sale category and an $83 million write-down to the lower of cost or estimated market was recorded as a loss on sale of loans in noninterest income. These loans were subsequently sold in 1995 at prices greater than originally estimated, resulting in a $19 million gain upon sale.

THE OTHER category includes the Company's investment securities portfolio, the difference between the normalized provision for the line groups and the Company provision for loan losses, the net impact of transfer pricing loan and deposit balances, the cost of external debt, the elimination of intergroup noninterest income and expense, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage the sensitivity of net interest spreads.
    Net income for the Other category was basically flat in 1995. The decrease in net interest income was due to higher funding costs, lower investment securities and lower hedging income. The decrease was substantially offset by a higher loan loss provision credit. The Other category also reflected a reduction in tax expense related to the settlement with the Internal Revenue Service in 1995 of certain audit issues pertaining to auto leases.



EARNINGS PERFORMANCE
--------------------------------------------------------------------------------

The Bank generated net income of $1,105 million and $863 million in 1995 and 1994, respectively. The Parent (excluding its equity in earnings of subsidiaries) and its other bank and nonbank subsidiaries had net losses of $73 million and $22 million in 1995 and 1994, respectively.


[NET INTEREST MARGIN (GRAPH)(%)] SEE APPENDIX



NET INTEREST INCOME
 ................................................................................

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $2,655 million in 1995, compared with $2,610 million in 1994.
    Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1995, the net interest margin was 5.80%, compared with 5.55% in 1994.
    Table 5 presents the individual components of net interest income and net interest margin.
    The increase in the margin in 1995 compared with 1994 was primarily attributable to an increase in the spread between loans and deposits, as loan yields climbed and deposit rates were slow to react. Additionally, the increase in the margin reflected a change in the mix of average earning assets, as higher-yielding loans, such as credit card and small business, replaced lower-yielding securities and single-family loans. These increases were primarily offset by a reduction in hedging income.
    The reduction in hedging income resulted primarily from the maturing interest rate floor and swap hedges. Interest income included hedging income of $4 million in 1995, compared with $124 million in 1994. Interest expense included hedging income of $15 million in 1995, compared with $5 million in 1994. The decrease of $110 million in 1995 in hedging income from derivative contracts reduced the margin by 23 basis points.
    Net interest income and the net interest margin are expected to increase in 1996, assuming both loan growth and investment securities runoff continues and there is no significant change in deposit rates.


NONINTEREST INCOME
 ................................................................................

Table 4 shows the major components of noninterest income.



TABLE 4  NONINTEREST INCOME

-----------------------------------------------------------------------------
(in millions)                        Year ended December 31,         % Change
                                   ------------------------     -------------
                                     1995     1994     1993     1995/    1994/
                                                                1994     1993
Service charges on
  deposit accounts                 $  478   $  473   $  423        1 %     12 %
Fees and commissions:
  Credit card membership
    and other credit card fees         95       64       68       48       (6)
  Debit and credit card
    merchant fees                      65       55       80       18      (31)
  Charges and fees on loans            52       42       48       24      (13)
  Shared ATM network fees              51       43       38       19       13
  Mutual fund and
    annuity sales fees                 33       64       43      (48)      49
  All other                           137      119       99       15       20
                                   ------   ------   ------
    Total fees and
      commissions                     433      387      376       12        3
Trust and investment
  services income:
  Asset management
    and custody fees                  129      124      125        4       (1)
  Mutual fund
    management fees                    71       46       37       54       24
  All other                            41       33       28       24       18
                                   ------   ------   ------
    Total trust and investment
      services income                 241      203      190       19        7
Investment securities
  gains (losses)                      (17)       8        -        -        -
Sale of joint
  venture interest                    163        -        -        -        -
Income from equity
  investments accounted
  for by the:
    Cost method                        58       31       42       87      (26)
    Equity method                      39       31       24       26       29
Check printing charges                 39       40       38       (3)       5
Losses from dispositions
  of operations                       (89)      (5)     (28)       -      (82)
Gains (losses) on sales
  of loans                            (40)       4       12        -      (67)
Losses on dispositions
  of premises and
  equipment                           (31)     (12)     (19)     158      (37)
All other                              50       40       35       25       14
                                   ------   ------   ------
    Total                          $1,324   $1,200   $1,093       10 %     10 %
                                   ------   ------   ------      ---      ---
                                   ------   ------   ------      ---      ---
-----------------------------------------------------------------------------

    The overall increase in noninterest income reflected a broad-based increase in revenue from the Company's core products and services, which is expected to continue in 1996.
    The increase in credit card membership and other credit card fees in 1995 compared with 1994 was predominantly due to late fees and other transaction fees incurred by customers.
    In 1995, the decrease in mutual fund and annuity sales fees substantially reflected a lower sales volume of commission-based fixed-rate annuities.
    "All other" fees and commissions include mortgage loan servicing fees and the related amortization expense for purchased mortgage servicing rights. Mortgage loan servicing fees totaled $55 million and $17 million in 1995 and 1994, respectively. The related amortization expense was $39 million and $8 million in 1995 and 1994, respectively. The balance of purchased mortgage servicing rights was $152 million and $96 million at December 31, 1995 and 1994, respectively. The purchased mortgage loan servicing portfolio totaled $19 billion at December 31, 1995, compared with $7 billion at December 31, 1994.
    The increase in trust and investment services income in 1995 compared with 1994 was primarily due to greater mutual fund investment management fees, reflecting the overall growth in the fund families' net assets. The Company managed 15 of the Stagecoach family of funds consisting of $7.0 billion of assets at December 31, 1995, compared with 24 funds consisting of $6.4 billion at December 31, 1994. Prior to December 31, 1995, the Stagecoach family consisted of both retail and institutional funds. The retail funds are primarily distributed through the branch network. The institutional funds were offered primarily to selected groups of investors and certain corporations, partnerships and other business entities. As a result of the sale of the Company's joint venture in WFNIA and the sale of the MasterWorks division, $.5 billion of the retail funds and all the institutional funds were no longer under the Company's management at December 31, 1995. These funds totaled $1.8 billion and $1.0 billion at December 31, 1995 and 1994, respectively. The Overland Express family of 12 funds, which is sold nationwide through brokers, had $3.7 billion of assets under management at December 31, 1995, compared with $3.4 billion at December 31, 1994. In addition to managing Overland Express Funds and the funds in the Stagecoach family, the Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $51 billion at December 31, 1995, compared with $47 billion at December 31, 1994.
    The investment securities losses in 1995 largely resulted from the sale of debt securities from the available-for-sale portfolio. The investment securities gains in 1994 reflected the sale of both corporate debt and marketable equity securities from the available-for-sale portfolio.

TABLE 5  AVERAGE BALANCES, YIELDS AND RATES PAID
(TAXABLE-EQUIVALENT BASIS) (1)(2)

----------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                      1995                                 1994
                                                            ---------------------------          ---------------------------
                                                            AVERAGE   YIELDS/  INTEREST          Average   Yields/  Interest
                                                            BALANCE    RATES     INCOME/         balance    rates     income/
                                                                                EXPENSE                              expense
EARNING ASSETS
Federal funds sold and securities purchased
  under resale agreements                                   $    69     5.94%    $    4          $   189     3.51%    $    7
Investment securities:
  At fair value (3):
    U.S. Treasury securities                                    499     6.34         31              190     6.66         13
    Securities of U.S. government agencies
      and corporations                                        1,426     5.55         81            1,547     5.82         93
    Private collateralized mortgage obligations               1,095     6.24         71            1,240     6.14         80
    Other securities                                             81    19.69         11               76    14.13          6
                                                            -------              ------          -------              ------
      Total investment securities at fair value               3,101     6.17        194            3,053     6.12        192
  At cost:
    U.S. Treasury securities                                  1,246     4.88         61            2,376     4.77        113
    Securities of U.S. government agencies
      and corporations                                        4,428     6.07        269            5,902     6.05        357
    Private collateralized mortgage obligations               1,124     5.87         66            1,242     5.74         71
    Other securities                                            145     6.90         10              133     5.75          8
                                                            -------              ------          -------              ------
      Total investment securities at cost                     6,943     5.84        406            9,653     5.69        549
  At lower of cost or market                                      -        -          -                -        -          -
                                                            -------              ------          -------              ------
      Total investment securities                            10,044     5.94        600           12,706     5.79        741
Mortgage loans held for sale (3)                              1,002     7.48         76                -        -          -
Loans:
  Commercial                                                  8,635     9.88        853            7,092     9.19        652
  Real estate 1-4 family first mortgage                       5,867     7.36        432            8,484     6.85        581
  Other real estate mortgage                                  8,046     9.50        765            8,071     8.68        700
  Real estate construction                                    1,146    10.16        116              977     9.29         91
  Consumer:
    Real estate 1-4 family junior lien mortgage               3,349     8.61        288            3,387     7.75        262
    Credit card                                               3,547    15.59        552            2,703    15.39        416
    Other revolving credit and monthly payment                2,397    10.68        257            2,023     9.60        194
                                                            -------              ------          -------              ------
      Total consumer                                          9,293    11.81      1,097            8,113    10.75        872
  Lease financing                                             1,498     9.22        138            1,271     9.16        116
  Foreign                                                        23     7.54          2               31     5.06          2
                                                            -------              ------          -------              ------
      Total loans (4)(5)                                     34,508     9.86      3,403           34,039     8.85      3,014
Other                                                            62     5.47          3               54     5.89          3
                                                            -------              ------          -------              ------
        Total earning assets                                $45,685     8.93      4,086          $46,988     8.00      3,765
                                                            -------              ------          -------              ------
                                                            -------                              -------
FUNDING SOURCES
Interest-bearing liabilities:
  Deposits:
    Interest-bearing checking                               $ 3,907     1.00         39          $ 4,622      .98         45
    Market rate and other savings                            15,552     2.61        405           18,921     2.34        442
    Savings certificates                                      8,080     5.25        424            7,030     4.28        301
    Other time deposits                                         385     6.14         24              304     7.35         22
    Deposits in foreign offices                               1,771     5.91        105              925     4.75         44
                                                            -------              ------          -------              ------
      Total interest-bearing deposits                        29,695     3.36        997           31,802     2.69        854
  Federal funds purchased and securities sold
    under repurchase agreements                               3,401     5.84        199            2,223     4.45         99
  Commercial paper and other short-term borrowings              544     5.82         32              224     4.25         10
  Senior debt                                                 1,618     6.67        107            1,930     5.29        102
  Subordinated debt                                           1,459     6.55         96            1,510     5.94         90
                                                            -------              ------          -------              ------
      Total interest-bearing liabilities                     36,717     3.90      1,431           37,689     3.06      1,155
Portion of noninterest-bearing funding sources                8,968        -          -            9,299        -          -
                                                            -------              ------          -------              ------
        Total funding sources                               $45,685     3.13      1,431          $46,988     2.45      1,155
                                                            -------              ------          -------              ------
                                                            -------                              -------
NET INTEREST MARGIN AND NET INTEREST INCOME
  ON A TAXABLE-EQUIVALENT BASIS (6)                                     5.80%    $2,655                      5.55%    $2,610
                                                                       -----     ------                     -----     ------
                                                                       -----     ------                     -----     ------
NONINTEREST-EARNING ASSETS
Cash and due from banks                                     $ 2,681                              $ 2,618
Other                                                         2,401                                2,243
                                                            -------                              -------
        Total noninterest-earning assets                    $ 5,082                              $ 4,861
                                                            -------                              -------
                                                            -------                              -------
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                    $ 9,085                              $ 9,019
Other liabilities                                             1,142                                1,062
Preferred stockholders' equity                                  489                                  521
Common stockholders' equity                                   3,334                                3,558
Noninterest-bearing funding sources
  used to fund earning assets                                (8,968)                              (9,299)
                                                            -------                              -------
        Net noninterest-bearing funding sources             $ 5,082                              $ 4,861
                                                            -------                              -------
                                                            -------                              -------
TOTAL ASSETS                                                $50,767                              $51,849
                                                            -------                              -------
                                                            -------                              -------
----------------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Bank was 8.83%, 7.14%, 6.00%, 6.25% and 8.47% for 1995, 1994, 1993, 1992 and 1991, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 6.04%, 4.75%, 3.29%, 3.83% and 5.99% for the same years, respectively.
(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liabilities categories.
(3) Yields are based on amortized cost balances. The average amortized cost balances for investment securities at fair value totaled $3,144 million and $3,131 million in 1995 and 1994, respectively. The average amortized cost balance for mortgage loans held for sale totaled $1,012 million in 1995.

-----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                        1993                         1992                         1991
                                               --------------------------   --------------------------   --------------------------
                                               Average  Yields/  Interest   Average  Yields/  Interest   Average  Yields/  Interest
                                               balance   rates     income/  balance   rates     income/  balance   rates     income/
                                                                  expense                      expense                      expense
EARNING ASSETS
Federal funds sold and securities purchased
  under resale agreements                      $   734    3.17%    $   23   $   919    3.62%    $   33   $   303    5.42%    $   16
Investment securities:
  At fair value (3):
    U.S. Treasury securities                         -       -          -         -       -          -         -       -          -
    Securities of U.S. government agencies
      and corporations                               -       -          -         -       -          -         -       -          -
    Private collateralized mortgage
      obligations                                    -       -          -         -       -          -         -       -          -
    Other securities                                 -       -          -         -       -          -         -       -          -
                                               -------             ------   -------             ------   -------             ------
      Total investment securities at fair value      -       -          -         -       -          -         -       -          -
  At cost:
    U.S. Treasury securities                     2,283    5.03        115     1,562    5.80         91       631    6.59         41
    Securities of U.S. government agencies
      and corporations                           7,974    6.41        511     4,197    7.38        309     1,231    7.85         96
    Private collateralized mortgage obligations    864    4.16         36         -       -          -         -       -          -
    Other securities                               189    5.67         11       110    6.16          7       193    8.41         17
                                               -------             ------   -------             ------   -------             ------
      Total investment securities at cost       11,310    5.95        673     5,869    6.93        407     2,055    7.51        154
  At lower of cost or market                         -       -          -       108    8.73          9         -       -          -
                                               -------             ------   -------             ------   -------             ------
      Total investment securities               11,310    5.95        673     5,977    6.97        416     2,055    7.51        154
Mortgage loans held for sale (3)                     -       -          -         -       -          -         -       -          -
Loans:
  Commercial                                     7,154    9.36        670     9,702    8.50        825    12,974    9.64      1,252
  Real estate 1-4 family first mortgage          6,787    7.92        538     7,628    9.27        707     9,367   10.16        952
  Other real estate mortgage                     9,467    8.20        776    10,634    8.21        873    10,773    9.58      1,033
  Real estate construction                       1,303    8.50        111     1,837    8.47        156     2,232   10.10        225
  Consumer:
    Real estate 1-4 family junior lien mortgage  3,916    6.97        273     4,585    8.14        373     5,135   10.10        519
    Credit card                                  2,587   15.62        404     2,771   15.93        441     2,758   16.25        448
    Other revolving credit and monthly payment   1,893    9.45        179     2,083    9.85        205     2,323   11.11        258
                                               -------             ------   -------             ------   -------             ------
      Total consumer                             8,396   10.19        856     9,439   10.81      1,019    10,216   11.99      1,225
  Lease financing                                1,190    9.83        117     1,165   10.36        121     1,167   11.34        132
  Foreign                                            7       -          -         1       -          -         7   23.86          2
                                               -------             ------   -------             ------   -------             ------
      Total loans (4)(5)                        34,304    8.94      3,068    40,406    9.16      3,701    46,736   10.31      4,821
Other                                                -       -          -         1       -          -        17    8.43          1
                                               -------             ------   -------             ------   -------             ------
        Total earning assets                   $46,348    8.12      3,764   $47,303    8.77      4,150   $49,111   10.17      4,992
                                               -------             ------   -------             ------   -------             ------
                                               -------                      -------                      -------
FUNDING SOURCES
Interest-bearing liabilities:
  Deposits:
    Interest-bearing checking                  $ 4,626    1.18         55   $ 4,597    1.77         81   $ 4,379    3.72        163
    Market rate and other savings               19,333    2.26        438    18,534    2.88        533    16,097    5.01        806
    Savings certificates                         7,948    4.37        347    10,763    4.94        532    13,758    6.57        905
    Other time deposits                            331    7.19         24       444    7.52         34       719    8.07         58
    Deposits in foreign offices                      7       -          -        43    7.89          3       400    7.76         31
                                               -------             ------   -------             ------   -------             ------
      Total interest-bearing deposits           32,245    2.68        864    34,381    3.44      1,183    35,353    5.55      1,963
  Federal funds purchased and securities sold
    under repurchase agreements                  1,051    2.79         29     1,299    3.16         41     3,092    5.50        170
  Commercial paper and other short-term
    borrowings                                     207    2.90          6       252    3.54          9     1,243    6.29         78
  Senior debt                                    2,174    4.75        103     2,175    5.77        126     1,681    7.53        126
  Subordinated debt                              1,958    5.23        103     1,872    4.99         93     1,832    6.15        113
                                               -------             ------   -------             ------   -------             ------
      Total interest-bearing liabilities        37,635    2.93      1,105    39,979    3.63      1,452    43,201    5.67      2,450
Portion of noninterest-bearing funding sources   8,713       -          -     7,324       -          -     5,910       -          -
                                               -------             ------   -------             ------   -------             ------
        Total funding sources                  $46,348    2.38      1,105   $47,303    3.07      1,452   $49,111    4.99      2,450
                                               -------             ------   -------             ------   -------             ------
                                               -------                      -------                      -------
NET INTEREST MARGIN AND NET INTEREST INCOME
  ON A TAXABLE-EQUIVALENT BASIS (6)                       5.74%    $2,659              5.70%    $2,698              5.18%    $2,542
                                                         -----     ------             -----     ------             -----     ------
                                                         -----     ------             -----     ------             -----     ------
NONINTEREST-EARNING ASSETS
Cash and due from banks                        $ 2,456                      $ 2,536                      $ 2,604
Other                                            2,306                        2,658                        3,307
                                               -------                      -------                      -------
        Total noninterest-earning assets       $ 4,762                      $ 5,194                      $ 5,911
                                               -------                      -------                      -------
                                               -------                      -------                      -------
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                       $ 8,482                      $ 7,885                      $ 7,289
Other liabilities                                  997                        1,060                        1,180
Preferred stockholders' equity                     639                          608                          279
Common stockholders' equity                      3,357                        2,965                        3,073
Noninterest-bearing funding sources
  used to fund earning assets                   (8,713)                      (7,324)                      (5,910)
                                               -------                      -------                      -------
        Net noninterest-bearing funding
          sources                              $ 4,762                      $ 5,194                      $ 5,911
                                               -------                      -------                      -------
                                               -------                      -------                      -------
TOTAL ASSETS                                   $51,110                      $52,497                      $55,022
                                               -------                      -------                      -------
                                               -------                      -------                      -------
-----------------------------------------------------------------------------------------------------------------------------------

(4) Interest income includes loan fees, net of deferred costs, of approximately $41 million, $40 million, $41 million, $57 million and $63 million in 1995, 1994, 1993, 1992 and 1991, respectively.
(5) Nonaccrual loans and related income are included in their respective loan categories.
(6) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for 1995, 1994 and 1993 and 34% for 1992 and 1991.

    The Company sold its joint venture interest in WFNIA as well as its MasterWorks division to Barclays PLC of the U.K., resulting in a $163 million pre-tax gain. The sale was completed in December 1995. The Company's joint venture interest in WFNIA was accounted for as an equity investment under the equity method. The income from the equity investment in WFNIA, included in noninterest income, totaled $27 million and $21 million in 1995 and 1994, respectively. Noninterest income from the MasterWorks division, included in "all other" trust and investment services income, totaled $26 million and $20 million in 1995 and 1994, respectively. (See Line of Business Results - Investment Group section for further information.)
    Income from cost method equity investments in both 1995 and 1994 reflected net gains on the sales of and distribution from nonmarketable equity investments.
    In 1995, losses from dispositions of operations included a $70 million fourth quarter accrual related to the disposition of premises ($64 million) and, to a lesser extent, severance ($5 million) and miscellaneous expenses ($1 million) associated with the scheduled closures of 120 traditional retail branch locations as the Company expands its alternative distribution channels by continuing to open both supermarket branches and banking centers. These closures were expected to be completed by year-end 1996; however, due to the proposed merger with First Interstate, the completion of the closures may be delayed until early 1997. In addition to the $70 million accrual, there was also a $13 million liability at December 31, 1995, representing a third quarter 1995 accrual for the closure of 21 branches scheduled for March 1996. Additional accruals may be made in 1996 for branch closures or relocations as the Company continues to open more supermarket branches and banking centers. The opening of the supermarket locations is part of the Company's ongoing effort to provide higher-convenience, lower-cost service to its customers. The Company expects by year-end 1996 to have about 200 supermarket branches and 500 banking centers in California (excluding the impact of the merger with First Interstate).
    In 1994, losses from dispositions of operations included fourth quarter accruals for the disposition of premises and, to a lesser extent, severance of $14 million associated with scheduled branch closures and $10 million associated with ceasing the direct origination of 1-4 family first mortgage loans by the Company's mortgage lending unit. Partially offsetting these accruals was an $8 million payment received in the first quarter of 1994 that was contingent upon performance in relation to the alliance formed with Card Establishment Services
(CES). Additional payments from the CES agreement are also contingent upon future performance.
    Gains and losses on sales of loans for 1995 included a first quarter $83 million write-down to the lower of cost or estimated market resulting from the reclassification of certain types of products within the real estate 1-4 family first mortgage loan portfolio to mortgage loans held for sale. (See Line of Business Results - Mortgage Business section for further information.) During the second half of 1995, as all mortgage loans held for sale were sold and because such sales were at prices greater than originally estimated, the Company recorded a $19 million gain on sale.


NONINTEREST EXPENSE
 ................................................................................

Table 6 shows the major components of noninterest expense.



Table 6  NONINTEREST EXPENSE


(in millions)                     Year ended December 31,    % Change
                                ------------------------  -----------
                                  1995     1994     1993  1995/  1994/
                                                          1994   1993
Salaries                        $  713   $  671   $  684     6 %   (2)%
Incentive compensation             126      155      109   (19)    42
Employee benefits                  187      201      213    (7)    (6)
Net occupancy                      211      215      224    (2)    (4)
Equipment                          193      174      148    11     18
Contract services                  149      101       61    48     66
Advertising and promotion           73       65       59    12     10
Telecommunications                  58       49       44    18     11
Certain identifiable
  intangibles                       54       62       77   (13)   (19)
Federal deposit insurance           52      101      114   (49)   (11)
Postage                             52       44       43    18      2
Operating losses                    45       62       52   (27)    19
Outside professional services       45       33       42    36    (21)
Stationery and supplies             37       30       31    23     (3)
Travel and entertainment            36       30       28    20      7
Goodwill                            35       36       37    (3)    (3)
Check printing                      25       29       34   (14)   (15)
Security                            21       20       19     5      5
Escrow and collection
  agency fees                       15       19       24   (21)   (21)
Outside data processing             11       10       16    10    (38)
All other                           63       49      103    29    (52)
                                ------   ------   ------
Total                           $2,201   $2,156   $2,162     2 %    - %
                                ------   ------   ------  ----   ----
                                ------   ------   ------  ----   ----

   The increase in salaries expense in 1995 compared with 1994 was primarily attributable to increased temporary help expense and higher salary levels. The Company's full-time equivalent staff, including hourly employees, averaged 19,520 in 1995, compared with 19,558 in 1994.
   The decrease in incentive compensation from 1994 to 1995 was predominately due to a differing mix of product sales, reflecting a shift away from commissioned retail products, such as fixed-rate annuities. Additionally, the decrease reflected a decline in incentive compensation related to Mortgage Business' decision at year-end 1994 to cease the origination of first mortgages.

   Increases in equipment expense in 1995 compared with 1994 were related to a higher level of spending on software and technology for product development and increased depreciation expense on equipment related to business initiatives and system upgrades.
   The increase in contract services in 1995 compared with 1994 was largely due to new product development and marketing initiatives.
   In August 1995, the FDIC significantly reduced the deposit insurance premiums paid by most banks. Under the revised rate structure, the best-rated institutions insured by the Bank Insurance Fund (BIF) paid four cents per $100 of domestic deposits, down from the previous rate of 23 cents per $100. The revised assessment rates were retroactive to June 1, 1995, the first day of the month after the BIF was recapitalized. In the third quarter of 1995, the Company received a $23 million refund for the overpayment of assessments made for the period June 1 through September 30, 1995. In November 1995, the FDIC further reduced the rate by four cents per $100 of domestic deposits, effective January 1, 1996. Under the most recent rate structure, the best-rated institutions insured by the BIF pay the statutory annual minimum assessment of $2,000.
   The Company expects total noninterest expense to be up slightly in 1996 compared with 1995.
   In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (FAS 123), Accounting for Stock-Based Compensation. This Statement establishes a new fair value based accounting method for stock-based compensation plans and encourages (but does not require) employers to adopt the new method in place of the provisions of Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Companies may continue to apply the accounting provisions of APB 25 in determining net income; however, they must apply the disclosure requirements of FAS 123. The recognition provisions and disclosure requirements of FAS 123 are effective January 1, 1996, but may be applied in 1995. The Company has decided it will not adopt the recognition provisions of FAS 123 but will adopt the disclosure requirements in 1996.


BALANCE SHEET ANALYSIS
--------------------------------------------------------------------------------

A comparison between the year-end 1995 and 1994 balance sheets is presented below. The Bank's assets of $48.6 billion and $51.9 billion at December 31, 1995 and 1994, respectively, represented substantially all of the Company's consolidated assets at those dates.

INVESTMENT SECURITIES
 ................................................................................

Total investment securities averaged $10.0 billion in 1995, a 21% decrease from $12.7 billion in 1994. Investment securities totaled $8.9 billion at December 31, 1995, down 23% from $11.6 billion at December 31, 1994. The decrease was largely due to the maturity of investment securities. Investment securities are expected to continue to decrease in the future as the cash received from their maturities is used to fund loan growth.
   In November 1995, the FASB permitted a one-time opportunity for companies to reassess by December 31, 1995 their classification of securities under FAS 115, Accounting for Certain Investments in Debt and Equity Securities. As a result, on November 30, the Company reclassified all of its held-to-maturity securities at cost portfolio of $6.5 billion to the available-for-sale securities at fair value portfolio in order to provide increased liquidity flexibility to meet anticipated loan growth. A related unrealized net after-tax loss of $6 million was recorded in stockholders' equity.
   Table 7 provides expected remaining maturities and yields (taxable-equivalent basis) of debt securities within the investment portfolio. The weighted average expected remaining maturity of the debt securities portfolio was 2 years and 1 month at December 31, 1995, compared with 2 years and 10 months at December 31, 1994. In addition to not replacing maturing securities that are used to fund loan growth, the decrease in the expected remaining maturity reflects a lower interest rate environment, in which a higher level of prepayments is likely to occur. Expected remaining maturities will differ from remaining contractual maturities because borrowers may have the right to prepay certain obligations with or without penalties. It is more appropriate to monitor investment security maturities and yields using prepayment assumptions since this better reflects what the Company expects to occur. (Note 3 to the Financial Statements shows the remaining contractual principal maturities and yields of debt securities.)

TABLE 7  INVESTMENT SECURITIES
EXPECTED REMAINING MATURITIES AND YIELDS
--------------------------------------------------------------------------------


(in millions)                                                                                                     December 31, 1995
                        ------------------------------------------------------------------------------------------------------------
                          Total   Weighted   Weighted    Within one year      After one year    After five years    After ten years
                         amount   average     average                     through five years   through ten years
                                    yield    expected    ---------------- ------------------   -----------------    ----------------
                                            remaining     Amount    Yield Amount       Yield   Amount      Yield    Amount     Yield
                                         maturity (in
                                           yrs.-mos.)
AVAILABLE-FOR-SALE
SECURITIES (1):
U.S. Treasury securities  $1,347     5.51%        1-4     $  549    5.18%   $  798     5.74%     $  -         -%     $ -         -%
Securities of U.S.
  government agencies
  and corporations         5,218     6.03         2-2      1,551    5.76     3,172     5.99       425      7.11       70      7.44
Private collateralized
  mortgage obligations     2,121     6.26         2-3        456    5.96     1,474     6.18       181      6.53       10     24.47
Other                        169     8.58         2-5         51    5.99       116     9.75         -      -           2      6.37
                         -------                         -------           -------               ----                 --
TOTAL COST OF
DEBT SECURITIES           $8,855     6.06%        2-1     $2,607    5.68%   $5,560     6.08%     $606      6.94%     $82      9.49%
                         -------     ----         ---    -------           -------     ----      ----      ----      ---     -----
                         -------     ----         ---    -------           -------     ----      ----      ----      ---     -----
ESTIMATED FAIR VALUE      $8,883                          $2,604            $5,580               $613                $86
                         -------                         -------           -------               ----                ---
                         -------                         -------           -------               ----                ---

--------------------------------------------------------------------------------
(1) The weighted average yield is computed using the amortized cost of available-for-sale investment securities carried at fair value. See Note 3 to the Financial Statements for fair value of available-for-sale securities by type of security.



   The available-for-sale portfolio includes both debt and marketable equity securities. At December 31, 1995, the available-for-sale securities portfolio had an unrealized net gain of $47 million, comprised of unrealized gross gains of $88 million and unrealized gross losses of $41 million. At December 31, 1994, the available-for-sale securities portfolio had an unrealized net loss of $189 million, comprised of unrealized gross losses of $221 million and unrealized gross gains of $32 million. The unrealized net gain or loss on available-for-sale securities is reported on an after-tax basis as a valuation allowance that is a separate component of stockholders' equity. At December 31, 1995, the valuation allowance amounted to an unrealized net gain of $26 million, compared with an unrealized net loss of $110 million at December 31, 1994.
   At December 31, 1994, the held-to-maturity securities portfolio had an estimated unrealized loss of $434 million (estimated unrealized gross gains were zero), or 5.0% of the cost of the portfolio.
   The unrealized net gain in the available-for-sale portfolio at December 31, 1995 was primarily due to investments in mortgage-backed securities. This unrealized net gain reflected interest rates that were lower than those at the time the investments were purchased. The Company may decide to sell certain of the available-for-sale securities to manage the level of earning assets (for example, to offset loan growth that may exceed expected maturities and prepayments of securities). (See Note 3 to the Financial Statements for investment securities at fair value and at cost by security type.)
   At December 31, 1995, mortgage-backed securities included in Securities of U.S. government agencies and corporations primarily consisted of pass-through securities and collateralized mortgage obligations (CMOs) and substantially all were issued or backed by federal agencies. These securities, along with the Private CMOs, represented $7,345 million, or 82% of the Company's investment securities portfolio at December 31, 1995. The CMO securities held by the Company (including the private issues) are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates. As an indication of interest rate risk, the Company has estimated the impact of a 200 basis point increase in interest rates on the value of the mortgage-backed securities and the corresponding expected remaining maturities. Based on this rate scenario, mortgage-backed securities would decrease in fair value from $7,345 million to $7,014 million and the expected remaining maturity of these securities would increase from 2 years and 3 months to 2 years and 9 months.

LOAN PORTFOLIO
 ................................................................................

A comparative schedule of average loan balances is presented in Table 5; year-end balances are presented in Note 4 to the Financial Statements.
   Loans averaged $34.5 billion in 1995, compared with $34.0 billion in 1994. Total loans at December 31, 1995 were $35.6 billion, compared with $36.3 billion at year-end 1994. The decrease resulted from the sale of $4.4 billion of real estate 1-4 family first mortgages in 1995, mostly offset by increases in other loan portfolios. The most significant increases for both average and year-end loans were in the commercial and credit card portfolios. The Company's total unfunded loan commitments grew 16% to $24.2 billion at December 31, 1995, from $20.9 billion at December 31, 1994.
   Commercial loans grew 20% to $9.8 billion at year-end 1995, from $8.2 billion at December 31, 1994. This increase reflected growth in middle market and small business loans, resulting from ongoing marketing efforts, and is expected to continue in 1996. Total unfunded commercial loan commitments grew from $6.6 billion at December 31, 1994 to $8.4 billion at December 31, 1995. Included in the commercial loan portfolio are agricultural loans of $1,029 million and $822 million at December 31, 1995 and 1994, respectively. Agricultural loans consist of loans to finance agricultural production and other loans to farmers.
   The increase in the credit card loan portfolio during 1995 was due to new accounts resulting from nationwide direct mail campaigns, originations in retail outlets and increased loan balances from the Company's existing cardholders.
   Table 8 presents comparative period-end commercial real estate loans.

TABLE 8  COMMERCIAL REAL ESTATE LOANS
--------------------------------------------------------------------------------

(in millions)                               December 31,        % Change
                            ---------------------------    -------------
                               1995     1994       1993    1995/    1994/
                                                           1994     1993
Commercial loans to real
  estate developers (1)     $   700    $  525    $  505      33 %      4 %
Other real estate
  mortgage (2)                8,263     8,079     8,286       2       (2)
Real estate construction      1,366     1,013     1,110      35       (9)
                            -------    ------    ------
  Total                     $10,329    $9,617    $9,901       7 %     (3)%
                            -------    ------    ------     ---      ---
                            -------    ------    ------     ---      ---
Nonaccrual loans            $   371    $  416    $  904     (11)%    (54)%
                            -------    ------    ------     ---      ---
                            -------    ------    ------     ---      ---
Nonaccrual loans as a
  % of total                    3.6%      4.3%      9.1%
                            -------    ------    ------
                            -------    ------    ------

--------------------------------------------------------------------------------
(1) Included in commercial loans.
(2) Agricultural loans that are primarily secured by real estate are included in other real estate mortgage loans; such loans were $250 million, $256 million and $225 million at December 31, 1995, 1994 and 1993, respectively.

               [LOAN MIX AT YEAR END (GRAPH)(%)] SEE APPENDIX


   Table 9 summarizes other real estate mortgage loans by property type and by region (South, North and Central) in California. The Company's Southern California real estate loans are primarily located in Los Angeles and Orange counties; its Northern California loans are predominantly located in the San Francisco Bay Area; and a significant portion of its Central California real estate loans is in Sacramento.
   Table 10 summarizes real estate construction loans by project type and by region (South, North and Central) in California.

TABLE 9  REAL ESTATE MORTGAGE LOANS BY TYPE AND REGION
(EXCLUDING 1-4 FAMILY FIRST MORTGAGE LOANS)


------------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                      December 31, 1995
                      --------------------------------------------------------------------------------------------------------------
                            Southern         Northern          Central            Total                                        Non-
                          California       California       California       California  Other states(2)       All states accruals-
                      --------------   --------------   --------------   --------------  ---------------   --------------    as a %
                       Total    Non-    Total    Non-    Total    Non-    Total    Non-    Total    Non-    Total    Non-  of total
                       loans accrual    loans accrual    loans accrual    loans accrual    loans accrual    loans accrual   by type
Office buildings      $  918    $110   $  862     $10   $  283     $16    $2,063    $136  $  395     $13   $2,458    $149         6%
Industrial               624      14      452       7      238       1     1,314      22     116       -    1,430      22         2
Apartments               390      20      247       -       63       3       700      23     328       1    1,028      24         2
Shopping centers         211      14      199       6      116       6       526      26     445       5      971      31         3
Hotels/motels             95      20      134       -       49       -       278      20     295       -      573      20         3
Retail buildings
  (other than
  shopping centers)      177      14      156       1       88       4       421      19     145       1      566      20         4
Institutional            186      20      131       1       48       -       365      21       5       -      370      21         6
Land                     114      10       36       1       43       2       193      13      78       -      271      13         5
Agricultural              40       -       31       1      174       -       245       1       4       -      249       1         -
1-4 family (1):
  Land                     1       -        -       -        -       -         1       -       -       -        1       -         -
  Structures               4       -        -       -        -       -         4       -       -       -        4       -         -
Other                     46       -       41       -       11       -        98       -     244(3)    6      342       6         2
                      ------    ----   ------     ---   ------     ---    ------    ----  ------     ---   ------    ----
  Total               $2,806    $222   $2,289     $27   $1,113     $32    $6,208    $281  $2,055     $26   $8,263    $307         4%
                      ------    ----   ------     ---   ------     ---    ------    ----  ------     ---   ------    ----         -
                      ------    ----   ------     ---   ------     ---    ------    ----  ------     ---   ------    ----         -
  % of total
    California loans      45%              37%              18%              100%
                      ------           ------           ------            ------
                      ------           ------           ------            ------
 Nonaccruals as
    a % of total
    by region                      8%               1%               3%
                                 ---              ---              ---
                                 ---              ---              ---
-----------------------------------------------------------------------------------------------------------------------------------

(1) Represents loans to real estate developers secured by 1-4 family residential developments.
(2) Consists of 36 states; no state had loans in excess of $225 million at December 31, 1995.
(3) Includes loans secured by collateral pools of approximately $95 million (where the pool is a mixture of various real estate property types located in various states, non-real estate-related assets and other guarantees).


TABLE 10  REAL ESTATE CONSTRUCTION LOANS BY TYPE AND REGION

-----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                     December 31, 1995
                      -------------------------------------------------------------------------------------------------------------
                            Southern     Northern          Central            Total                                            Non-
                          California   California       California       California   Other states(2)       All states    accruals-
                      --------------   ----------   --------------   --------------   ---------------   --------------       as a %
                      Total     Non-        Total   Total     Non-   Total     Non-    Total     Non-   Total     Non-     of total
                      loans  accrual     loans(1)   loans  accrual   loans  accrual    loans  accrual   loans  accrual      by type
1-4 family:
  Land                $103       $ 3         $140    $134       $2    $377      $ 5     $ 94      $ -  $  471      $ 5            1%
  Structures            83        14           54      15        2     152       16       40        -     192       16            8
Shopping centers        19         -            3       5        -      27        -      183        -     210        -            -
Land (excluding
  1-4 family)           21         -           36      10        -      67        -      100       25     167       25           15
Apartments              18         -           31       -        -      49        -       43        -      92        -            -
Industrial              10         -           21      21        -      52        -        6        -      58        -            -
Office buildings         4         -           21       2        -      27        -       17        -      44        -            -
Hotels/motels            -         -           24       2        -      26        -       15        -      41        -            -
Retail buildings
  (other than
  shopping centers)     14         -           14       7        -      35        -        1        -      36        -            -
Institutional            5         -           12       2        -      19        -        3        -      22        -            -
Agricultural             -         -            2       1        -       3        -        -        -       3        -            -
Other                    3         -            -       1        -       4        -       26        -      30        -            -
                      ----       ---         ----    ----       --    ----      ---     ----      ---  ------      ---
  Total               $280       $17         $358    $200       $4    $838      $21     $528      $25  $1,366      $46            3%
                      ----       ---         ----    ----       --    ----      ---     ----      ---  ------      ---           --
                      ----       ---         ----    ----       --    ----      ---     ----      ---  ------      ---           --
  % of total
    California loans    33%                    43%     24%             100%
                      ----                   ----    ----             ----
                      ----                   ----    ----             ----
  Nonaccruals as
    a % of total
    by region                      6%                            2%
                                 ---                            --
                                 ---                            --
-----------------------------------------------------------------------------------------------------------------------------------

(1) There were no loans on nonaccrual at December 31, 1995.
(2) Consists of 26 states; no state had loans in excess of $80 million at December 31, 1995.

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
 ................................................................................

Table 11 presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 11 excludes loans that are contractually past due 90 days or more as to interest or principal, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual. This information is presented in Table 17. Notwithstanding, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 150 days of becoming past due and are shown in the table below. (Notes 1 and 5 to the Financial Statements describe the Company's accounting policies relating to nonaccrual and restructured loans and foreclosed assets, respectively.)

[NONACCRUAL LOANS ($ BILLIONS)(GRAPH)] SEE APPENDIX



[NEW LOANS PLACED ON NONACCRUAL ($ BILLIONS)(GRAPH)] SEE APPENDIX



Table 11  NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

-----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                           December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  1995           1994           1993           1992            1991
Nonaccrual loans:
  Commercial (1)(2)                                               $112           $ 88         $  252         $  560          $  871
  Real estate 1-4 family first mortgage                             64             81             99             96              73
  Other real estate mortgage (3)                                   307            328            578          1,207             778
  Real estate construction                                          46             58            235            235             226
  Consumer:
    Real estate 1-4 family junior lien mortgage                      8             11             27             29              23
    Other revolving credit and monthly payment                       1              1              3              7               6
                                                                  ----           ----         ------         ------          ------
      Total nonaccrual loans (4)                                   538            567          1,194          2,134           1,977
Restructured loans (5)                                              14             15              6              8               4
                                                                  ----           ----         ------         ------          ------
Nonaccrual and restructured loans (6)                              552            582          1,200          2,142           1,981
As a percentage of total loans                                     1.6%           1.6%           3.6%           5.8%            4.5%

Foreclosed assets (7)(8)                                           186            272            348            510             404
Real estate investments (9)                                         12             17             15             40              20
                                                                  ----           ----         ------         ------          ------
Total nonaccrual and restructured loans and other assets          $750           $871         $1,563         $2,692          $2,405
                                                                  ----           ----         ------         ------          ------
                                                                  ----           ----         ------         ------          ------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes loans to real estate developers of $18 million, $30 million, $91 million, $86 million and $199 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
(2) Includes agricultural loans of $6 million, $1 million, $9 million, $18 million and $13 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
(3) Includes agricultural loans secured by real estate of $1 million, $3 million, $24 million, $28 million and $13 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
(4) Of the total nonaccrual loans at December 31, 1995, $408 million were considered impaired under FAS 114 (Accounting by Creditors for Impairment of a Loan).
(5) In addition to originated loans that were subsequently restructured, there were loans of $50 million at December 31, 1995 that were purchased at a steep discount whose contractual terms were modified after acquisition. The modified terms did not affect the book balance nor the yields expected at the date of purchase. Of the total $14 million of restructured loans and $50 million of purchased loans at December 31, 1995, $50 million were considered impaired under FAS 114.
(6) Related commitments to lend additional funds were approximately $45 million at December 31, 1995.
(7) Includes agricultural properties of $22 million, $23 million, $26 million, $55 million and $66 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.
(8) Excludes in-substance foreclosures (ISFs) of $99 million reclassified to nonaccrual loans at June 30, 1993 due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.
(9) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were loans. Real estate investments totaled $95 million, $54 million, $34 million, $93 million and $124 million at December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

   Table 12 summarizes the approximate changes during 1995 and 1994 in nonaccrual loans by loan category. Table 13 summarizes the quarterly trend, for the last eight quarters, of the approximate changes in nonaccrual loans. The overall credit quality of the loan portfolio has improved since 1992. The Company anticipates normal influxes of nonaccrual loans as it further increases its lending activity as well as resolutions of loans in the nonaccrual portfolio. The


Table 12   CHANGES IN NONACCRUAL LOANS BY LOAN CATEGORY

-----------------------------------------------------------------------------------------------------------------------------------
(in millions)                           Commercial     Real estate           Other    Real estate         Consumer            Total
                                                        1-4 family     real estate   construction
                                                    first mortgage        mortgage
YEAR ENDED DECEMBER 31, 1995
BALANCE, BEGINNING OF YEAR                    $ 88            $ 81           $ 328           $  58            $ 12           $  567
New loans placed on nonaccrual (1)(2)          149             104             224              25              12              514
Loans purchased                                  -               -              14               -               -               14
Loans sold                                       -               -             (13)              -               -              (13)
Charge-offs                                    (39)             (1)            (49)            (10)             (1)            (100)
Payments:
  Principal                                    (71)            (23)            (77)            (22)             (9)            (202)
  Interest applied to principal                (11)              -             (28)             (4)              -              (43)
Transfers to foreclosed assets                   -             (56)            (46)              -              (4)            (106)
Loans returned to accrual (3)                   (4)            (41)            (46)              -              (4)             (95)
Other additions (deductions)                     -               -               -              (1)              3                2
                                              ----            ----           -----           -----            ----           ------
BALANCE, END OF YEAR                          $112            $ 64           $ 307           $  46            $  9           $  538
                                              ----            ----           -----           -----            ----           ------
                                              ----            ----           -----           -----            ----           ------
YEAR ENDED DECEMBER 31, 1994
Balance, beginning of year                    $252            $ 99           $ 578           $ 235            $ 30           $1,194
New loans placed on nonaccrual                  71              46             160              57               6              340
Loans purchased                                  -               2              25               7               -               34
Loans sold                                       -              (3)              -               -               -               (3)
Charge-offs                                    (42)             (3)            (63)            (15)             (2)            (125)
Payments:
  Principal                                    (82)            (35)            (92)            (67)            (15)            (291)
  Interest applied to principal                (20)              -             (26)             (6)             (1)             (53)
Transfers to foreclosed assets                  (6)            (15)            (53)            (18)             (4)             (96)
Loans returned to accrual (3)                  (84)            (11)           (209)           (131)             (1)            (436)
Other additions (deductions)                    (1)              1               8              (4)             (1)               3
                                              ----            ----           -----           -----            ----           ------
Balance, end of year                          $ 88            $ 81           $ 328           $  58            $ 12           $  567
                                              ----            ----           -----           -----            ----           ------
                                              ----            ----           -----           -----            ----           ------
-----------------------------------------------------------------------------------------------------------------------------------

(1) No commercial loan placed on nonaccrual status during 1995 exceeded
    $26 million. A significant portion of these loans are located in Central and Southern California.
(2) No other real estate mortgage loan placed on nonaccrual status in 1995 exceeded $30 million. The majority of these loans are located in Southern California.
(3) Other real estate mortgage loans returned to accrual were the result of loans restructured at market interest rates and the improvement in the credit quality of loans.


TABLE 13  QUARTERLY TREND OF CHANGES IN NONACCRUAL LOANS

-----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                         Quarter ended
                          ---------------------------------------------------------------------------------------------------------
                          DECEMBER 31,  September 30,     June 30,    March 31,  December 31,  September 30,    June 30,   March 31,
                                 1995           1995         1995         1995          1994           1994        1994        1994
BALANCE, BEGINNING OF
  QUARTER                        $586           $631         $566         $567          $637          $712        $ 895      $1,194
New loans placed on
  nonaccrual                      106            108          173          127            71            93          124          52
Loans purchased                     -              -            1           13            25             -            9           -
Loans sold                          -            (13)           -            -             -             -            -          (3)
Charge-offs                       (27)           (27)         (18)         (28)          (25)          (38)         (27)        (35)
Payments                          (71)           (70)         (49)         (55)          (61)          (71)         (91)       (121)
Transfers to
  foreclosed assets               (22)           (29)         (19)         (36)          (18)          (14)         (27)        (37)
Loans returned to
  accrual                         (34)           (14)         (23)         (24)          (62)          (45)        (172)       (157)
Other additions                     -              -            -            2             -             -            1           2
                                 ----           ----         ----         ----          ----          ----        -----      ------
BALANCE, END OF QUARTER          $538           $586         $631         $566          $567          $637        $ 712      $  895
                                 ----           ----         ----         ----          ----          ----        -----      ------
                                 ----           ----         ----         ----          ----          ----        -----      ------
-----------------------------------------------------------------------------------------------------------------------------------

performance of any individual loan can be impacted by external factors, such as the interest rate environment or factors particular to a borrower such as actions taken by a borrower's management. In addition, from time to time, the Company purchases loans from other financial institutions that may be classified as nonaccrual based on its policies.
   Table 14 presents the amount of nonaccrual loans that were contractually past due and those that were contractually current at December 31, 1995 and 1994. Both book and contractual balances are presented in the table, the difference reflecting charge-offs and interest applied to principal. The ratio of book to contractual principal balance was 63% at December 31, 1995, compared with 65% at December 31, 1994.
   At December 31, 1995, an estimated $265 million, or 49%, of nonaccrual loans were either current or less than 90 days past due as to payment of principal and interest. This compares with an estimated $246 million, or 43%, at December 31, 1994.
   For all loans on nonaccrual during 1995 and 1994 (including loans no longer on nonaccrual at December 31, 1995 and 1994), cash interest payments of $58 million and $74 million were received while the loans were on nonaccrual status in 1995 and 1994, respectively. Of the $58 million received in 1995, $21 million was recognized as interest income and $37 million was applied to principal. Of the $74 million received in 1994, $24 million was recognized as interest income and $50 million was applied to principal. The average nonaccrual book principal loan balances (net of charge-offs and interest applied to principal) were $581 million and $799 million during 1995 and 1994, respectively.
   Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan, as amended by FAS 118 (collectively referred to as FAS 114). The adoption of FAS 114 has not affected the Company's policy for placing loans on nonaccrual status. The Company generally identifies loans to be evaluated for impairment when such loans are on nonaccrual or have been restructured. However, not all nonaccrual loans are impaired. Generally, a loan is placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been


Table 14  NONACCRUAL LOANS BY PERFORMANCE CATEGORY (ESTIMATED)(1)

--------------------------------------------------------------------------------------------------------------
(in millions)                                                                                      December 31,
                                         ---------------------------------------------------------------------
                                                                                                          1995
                                         ---------------------------------------------------------------------
                                              BOOK          CUMULATIVE          CUMULATIVE         CONTRACTUAL
                                         PRINCIPAL      CHARGE-OFFS(6)       CASH INTEREST           PRINCIPAL
                                           BALANCE                              APPLIED TO             BALANCE
                                                                              PRINCIPAL(6)
Contractually past due (2):
  Payments not made (3):
    90 days or more past due                  $ 86                $  1                $  -                $ 87
    Less than 90 days past due                   2                   -                   -                   2
                                              ----                ----                ----                ----
                                                88                   1                   -                  89

  Payments made (4):
    90 days or more past due                   187                 130                  48                 365
    Less than 90 days past due                  94                  25                  27                 146
                                              ----                ----                ----                ----
                                               281                 155                  75                 511
                                              ----                ----                ----                ----
      Total past due                           369                 156                  75                 600

Contractually current (5)                      169                  54                  35                 258
                                              ----                ----                ----                ----
Total nonaccrual loans                        $538                $210                $110                $858
                                              ----                ----                ----                ----
                                              ----                ----                ----                ----
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
(in millions)                                                                                      December 31,
                                         ---------------------------------------------------------------------
                                                                                                          1994
                                         ---------------------------------------------------------------------
                                              Book          Cumulative          Cumulative         Contractual
                                         principal      charge-offs(6)       cash interest           principal
                                           balance                              applied to             balance
                                                                              principal(6)


Contractually past due (2):
Payments not made (3):
90 days or more past due                      $111                $  3                $  -                $114
Less than 90 days past due                       2                   -                   -                   2
                                              ----                ----                ----                ----
                                               113                   3                   -                 116
                                              ----                ----                ----                ----
Payments made (4):
90 days or more past due                       210                  75                  28                 313
Less than 90 days past due                      60                   4                  12                  76
                                              ----                ----                ----                ----
                                               270                  79                  40                 389
                                              ----                ----                ----                ----
Total past due                                 383                  82                  40                 505
Contractually current (5)                      184                 115                  62                 361
                                              ----                ----                ----                ----
Total nonaccrual loans                        $567                $197                $102                $866
                                              ----                ----                ----                ----
                                              ----                ----                ----                ----
--------------------------------------------------------------------------------------------------------------


(1) There can be no assurance that individual borrowers will continue to perform at the level indicated or that the performance characteristics will not change significantly.
(2) Past due is defined as a borrower whose loan principal or interest payment is 30 days or more past due.
(3) Borrower has made no payment since being placed on nonaccrual.
(4) Borrower has made some payments since being placed on nonaccrual. Approximately $175 million and $168 million of these loans had some payments made on them during the fourth quarter of 1995 and 1994, respectively.
(5) Current is defined as a loan for which principal and interest are being paid in accordance with the terms of the loan. All of the contractually current loans were placed on nonaccrual due to uncertainty of receiving full timely collection of interest or principal.
(6) Cumulative amounts recorded since inception of the loan.

charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 150 days of becoming past due as to interest or principal, regardless of security. In contrast, under FAS 114, loans are considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Certain nonaccrual loans may not be impaired because they are included in large groups of smaller-balance homogeneous loans that by definition are excluded from FAS 114 (unless they have been restructured). Similarly, not all impaired loans are necessarily placed on nonaccrual status. That is, restructured loans performing under restructured terms beyond a specified performance period are classified as accruing but may still be deemed impaired under FAS 114. For a further discussion of FAS 114, refer to Note 4 to the Financial Statements.
   If interest due on the book balances of all nonaccrual and restructured loans (including loans no longer on nonaccrual or restructured at year end) had been accrued under their original terms, $57 million of interest would have been recorded in 1995, compared with $23 million actually recorded. In addition, the interest that would have been recorded under the original terms for the $50 million of loans purchased at a steep discount (see Table 11, footnote 5) for the period after the contractual terms were modified in late 1995 through year end was $650 thousand, compared with $326 thousand actually recorded.
   Table 15 summarizes the quarterly trend in foreclosed assets for the past eight quarters. Table 16 summarizes foreclosed assets by type and by region (South, North and Central) in California at December 31, 1995. Foreclosed assets at December 31, 1995 decreased to $186 million from $272 million at December 31, 1994. Approximately 76% of foreclosed assets at December 31, 1995 have been in the portfolio three years or less, with land and agricultural properties representing substantially all of the amount greater than three years old.


TABLE 15  QUARTERLY TREND OF CHANGES IN FORECLOSED ASSETS

---------------------------------------------------------------------------------------------------------
(in millions)                                                                               Quarter ended
                                  -----------------------------------------------------------------------
                                  DECEMBER 31,       September 30,            June 30,           March 31,
                                         1995                1995                1995                1995

BALANCE, BEGINNING OF QUARTER            $214                $224                $273                $272
Additions                                  24                  30                  19                  42
Sales                                     (49)                (32)                (62)                (29)
Charge-offs                                (2)                 (3)                 (2)                 (2)
Write-downs                                (1)                 (5)                 (1)                 (3)
Other deductions                            -                   -                  (3)                 (7)
                                         ----                ----                ----                ----
BALANCE, END OF QUARTER                  $186                $214                $224                $273
                                         ----                ----                ----                ----
                                         ----                ----                ----                ----

---------------------------------------------------------------------------------------------------------
(in millions)
                                  -----------------------------------------------------------------------
                                  December 31,       September 30,            June 30,           March 31,
                                         1994                1994                1994                1994

BALANCE, BEGINNING OF QUARTER            $306                $344                $354                $348
Additions                                  19                  30                  63                  62
Sales                                     (37)                (64)                (63)                (42)
Charge-offs                               (11)                 (1)                 (3)                 (8)
Write-downs                                (2)                 (2)                 (3)                 (6)
Other deductions                           (3)                 (1)                 (4)                  -
                                         ----                ----                ----                ----
BALANCE, END OF QUARTER                  $272                $306                $344                $354
                                         ----                ----                ----                ----
                                         ----                ----                ----                ----
---------------------------------------------------------------------------------------------------------

TABLE 16  FORECLOSED ASSETS BY TYPE AND REGION

----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                    December 31, 1995
                                             -------------------------------------------------------------------------------------
                                               Southern       Northern        Central          Total          Other            All
                                             California     California     California     California     states (1)         states

Land (excluding 1-4 family)                        $ 48            $ 6            $ 4           $ 58            $10           $ 68
1-4 family                                           34              4              2             40              1             41
Shopping centers                                     17              -              -             17              8             25
Agricultural                                          -              5             17             22              -             22
Industrial buildings                                  9              2              -             11              -             11
Office buildings                                      5              1              -              6              -              6
Apartments                                            3              -              -              3              -              3
Hotels/motels                                         -              -              -              -              3              3
Other                                                 3              3              -              6              1              7
                                                   ----            ---            ---           ----            ---           ----
  Total                                            $119            $21            $23           $163            $23           $186
                                                   ----            ---            ---           ----            ---           ----
                                                   ----            ---            ---           ----            ---           ----
  % of total California foreclosed assets            73%            13%            14%           100%
                                                   ----            ---            ---           ----
                                                   ----            ---            ---           ----
----------------------------------------------------------------------------------------------------------------------------------

(1) Consists of eight states; no state had foreclosed assets in excess of $7 million at December 31, 1995.
22

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

Table 17 shows loans contractually past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories. All loans in this category are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual because they are automatically charged off after being past due for a prescribed period (generally, 180 days). Notwithstanding, real estate 1-4 family loans (first liens and junior liens) are placed on nonaccrual within 150 days of becoming past due and are excluded from Table 17.


TABLE 17  LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

-------------------------------------------------------------------------------
(in millions)                                                       December 31,
                         ------------------------------------------------------
                         1995         1994         1993        1992        1991

Commercial               $ 12         $  6          $ 4        $  4        $ 26
Real estate
  1-4 family
  first mortgage            8           18           19          29          38
Other real estate
  mortgage                 24           47           14          22          28
Real estate
  construction              -            -            8          11           3
Consumer:
  Real estate
    1-4 family junior
    lien mortgage           4            4            6           9          13
  Credit card              95           42           43          55          50
  Other revolving
    credit and
    monthly
    payment                 1            1            1           2           3
                         ----         ----          ---        ----        ----
    Total consumer        100           47           50          66          66
Lease financing             -            -            -           1           1
                         ----         ----          ---        ----        ----
  Total                  $144         $118          $95        $133        $162
                         ----         ----          ---        ----        ----
                         ----         ----          ---        ----        ----
-------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
 ................................................................................

An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 4 to the Financial Statements. At December 31, 1995, the allowance for loan losses was $1,794 million, or 5.04% of total loans, compared with $2,082 million, or 5.73%, at December 31, 1994. The provision for loan losses was zero in 1995, down from $200 million in 1994. During 1991 and 1992, the Company had a significantly higher provision for loan losses than in the past resulting from a nationwide (particularly California) recession as well as the Company's examination process and that of its regulators. In light of the economic environment and in response to the regulatory environment in which it operates, the Company took steps to strengthen credit processes, including limiting the degree of the portfolio concentration in any product type or location, or to any individual borrower. Additionally, it revised or adopted policies and procedures to address a number of issues, including deterioration of asset quality and the effectiveness of the management structure in the Company's credit-related areas. As both the economic environment and the credit quality of the Company's loan portfolio improved, the Company began reducing its provision in 1993 and 1994. In 1995, as California continued to make progress in its economic recovery and as the Company considered the allowance for loan losses adequate in relation to its existing loan portfolio, no provision was made. However, as loan growth continues, the Company anticipates that it will commence making a provision in the latter half of 1996. Net charge-offs in 1995 were $288 million, or .83% of average total loans, compared with $240 million, or .70%, in 1994. Loan loss recoveries were $134 million in 1995, compared with $129 million in 1994. Table 18 summarizes net charge-offs by loan category.
   The largest category of net charge-offs in 1995 was credit card loans, comprising more than 50% of the total net charge-offs. During 1994 and the first half of 1995, the Company grew its credit card loan portfolio through nationwide direct mail campaigns as well as through retail outlets. The objective of the direct mail campaigns was higher-yielding loans to higher-risk cardholders. Hence, a high level of charge-offs was expected. As these loans continue to mature, charge-offs are expected to continue at a level higher than experienced in the past. The Company continuously evaluates and monitors its selection criteria for direct mail campaigns and other account acquisition methods to accomplish the desired risk/customer mix within the credit card portfolio.
   Any loan that is past due as to principal or interest and that is not both well-secured and in the process of collection is generally charged off (to the extent that it exceeds the fair value of any related collateral) after a

Table 18  NET CHARGE-OFFS BY LOAN CATEGORY

----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                              Year ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                                  1995                          1994                          1993
                                                 ---------------------         ---------------------         ---------------------
                                                 AMOUNT           % OF         AMOUNT           % OF         Amount           % of
                                                               AVERAGE                       AVERAGE                       average
                                                                 LOANS                         LOANS                         loans

Commercial                                         $ 17            .19 %         $ 17            .23 %         $ 39            .54%
Real estate 1-4 family first mortgage                10            .17             12            .14             23            .34
Other real estate mortgage                           (1)          (.02)            44            .55            150           1.58
Real estate construction                              9            .80              4            .34             64           4.85
Consumer:
  Real estate 1-4 family junior lien mortgage        13            .40             20            .59             25            .62
  Credit card                                       195           5.46            120           4.45            156           6.06
  Other revolving credit and monthly payment         41           1.73             25           1.26             29           1.60
                                                   ----                          ----                          ----
    Total consumer                                  249           2.67            165           2.04            210           2.52
Lease financing                                       4            .31             (2)          (.15)             9            .82
                                                   ----                          ----                          ----
  Total net loan charge-offs                       $288            .83 %         $240            .70 %         $495           1.44%
                                                   ----           ----           ----           ----           ----           ----
                                                   ----           ----           ----           ----           ----           ----
----------------------------------------------------------------------------------------------------------------------------------


predetermined period of time that is based on loan category. For example, credit card loans generally are charged off within 180 days of becoming past due. Additionally, loans are charged off when classified as a loss by either internal loan examiners or regulatory examiners.
   The Company has an established process to determine the adequacy of the allowance for loan losses that assesses the risk and losses inherent in its portfolio. This process provides an allowance consisting of two components, allocated and unallocated. The allocated component reflects inherent losses resulting from the analysis of individual loans. It is developed through specific credit allocations for individual loans (including impaired loans subject to FAS 114), historical loss experience for each loan category and degree of criticism within each category. The total of these allocations is then supplemented by the unallocated component of the allowance. This includes adjustments to the historical loss experience for the various loan categories to reflect any current conditions that could affect losses inherent in the portfolio. The unallocated component includes management's judgmental determination of the amounts necessary for concentrations, economic uncertainties and other subjective factors; correspondingly, the relationship of the unallocated component to the total allowance for loan losses may fluctuate significantly from period to period. Although management has allocated the allowance to specific loan categories, the adequacy of the allowance must be considered in its entirety.
   The Company's determination of the level of the allowance and, correspondingly, the provision for loan losses rests upon various judgments and assumptions, including general (particularly California's) economic conditions, loan portfolio composition, prior loan loss experience and the Company's ongoing examination process and that of its regulators. The Company has an internal risk analysis and review staff that reports to the Board of Directors and continuously reviews loan quality. Such reviews also assist management in establishing the level of the allowance. Similar to a number of other large national banks, the Bank has been for several years and continues to be examined by its primary regulator, the Office of the Comptroller of the Currency (OCC), and has OCC examiners in residence. These examinations occur throughout the year and target various activities of the Bank, including specific segments of the loan portfolio (for example, commercial real estate and shared national credits). In addition to the Bank being examined by the OCC, the Parent and its nonbank subsidiaries are examined by the Federal Reserve.
The Company considers the allowance for loan losses of $1,794 million adequate to cover losses inherent in loans, commitments to extend credit and standby letters of credit at December 31, 1995.


DEPOSITS
 ................................................................................
Comparative detail of average deposit balances is presented in Table 5. Average core deposits decreased 7% in 1995 compared with 1994. Average core deposits funded 72% and 76% of the Company's average total assets in 1995 and 1994, respectively.
  Year-end deposit balances are presented in Table 19.

TABLE 19  DEPOSITS

------------------------------------------------------------------------------
(in millions)                                        December 31,            %
                                          ----------------------        Change
                                             1995           1994

Noninterest-bearing                       $10,391        $10,145             2 %
Interest-bearing checking (1)                 887          4,518           (80)
Market rate and
  other savings (1)                        17,944         16,713             7
Savings certificates                        8,636          7,132            21
                                          -------        -------
  Core deposits                            37,858         38,508            (2)
Other time deposits                           248            284           (13)
Deposits in foreign offices (2)               876          3,540           (75)
                                          -------        -------
    Total deposits                        $38,982        $42,332            (8)%
                                          -------        -------           ---
                                          -------        -------           ---
------------------------------------------------------------------------------

(1) Due to the limited transaction activity of existing NOW (negotiable order of withdrawal) account customers, $3.4 billion of interest-bearing checking deposits at December 31, 1995 were reclassified to market rate and other savings deposits.
(2) Short-term (under 90 days) interest-bearing deposits used to fund short-term borrowing needs.


CERTAIN FAIR VALUE INFORMATION
 ................................................................................

FAS 107 requires that the Company disclose estimated fair values for certain financial instruments. Quoted market prices, when available, are used to reflect fair values. If market quotes are not available, which is the case for most of the Company's financial instruments, management has provided its best estimate of the calculation of the fair values using discounted cash flows. Fair value amounts differ from book balances because fair values attempt to capture the effect of current market conditions (for example, interest rates) on the Company's financial instruments.
   There was an increase in the excess (premium) of the fair value over the carrying value of the Company's financial instruments at December 31, 1995 compared with December 31, 1994. The Company's FAS 107 disclosures are presented in Note 14 to the Financial Statements.


CAPITAL ADEQUACY/RATIOS
 ................................................................................

The Company uses a variety of measures to evaluate capital adequacy. Management reviews the various capital measures monthly and takes appropriate action to ensure that they are within established internal and external guidelines. The Company's current capital position exceeds current guidelines established by industry regulators.

[CORE DEPOSITS AT YEAR END ($ BILLIONS)(GRAPH)] SEE APPENDIX



RISK-BASED CAPITAL RATIOS

The Federal Reserve Board (FRB) and the OCC issue risk-based capital (RBC) guidelines for bank holding companies and national banks, respectively. The FRB is the primary regulator for the Parent and the OCC is the primary regulator for the Bank. RBC guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures.
   There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity and qualifying preferred stock, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on available-for-sale investment securities carried at fair value); Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by the Parent and the allowance for loan losses, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital). The Company's Tier 1 and Tier 2 capital components are shown in Table 20.
   Under the guidelines, one of four risk weights (0%, 20%, 50% and 100%) is applied to the different balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also applied a risk weight after calculating balance sheet equivalent amounts. One of four credit conversion factors (0%, 20%, 50% and 100%) are assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (Refer to Notes 4 and 13 to the Financial Statements for further discussion of off-balance sheet items.)
   The Company's total RBC ratio at December 31, 1995 was 12.46% and its Tier 1 RBC ratio was 8.81%, exceeding the minimum guidelines of 8% and 4%, respectively. The ratios at December 31, 1994 were 13.16% and 9.09%, respectively. The decrease in the Company's total and Tier 1 RBC ratios at December 31, 1995 compared with 1994 resulted primarily from the replacement of lower risk-weighted investment securities and 1-4 family loans with higher risk-weighted loans, such as credit card and small business, as the cash received from the runoff of investment securities and the sale of 1-4 family loans was used to fund loan growth.
   The Company's risk-weighted assets are calculated as shown in Table 20. Risk-weighted balance sheet assets were $11.1 billion and $15.1 billion less than total assets on the consolidated balance sheet of $50.3 billion and $53.4 billion at December 31, 1995 and 1994, respectively, as a result of weighting certain types of assets at less than 100%; such assets, for both December 31, 1995 and 1994, substantially consisted of claims on or guarantees by the U.S. government or its agencies (risk-weighted at 0% to 20%), 1-4 family first mortgage loans (50%), cash and due from banks (0% to 20%) and private collateralized mortgage obligations backed by 1-4 family first mortgage loans (50%). The $.9 billion increase in risk-weighted balance sheet assets in 1995 compared with 1994 was substantially due to an increase in loans in the 100% risk weight category (mostly commercial and consumer) and a corresponding decrease in 1-4 family first mortgage loans, which are lower risk-weighted assets.

LEVERAGE RATIO

To supplement the RBC guidelines, the FRB established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% to 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given banking organization. The Company's leverage ratios were 7.46% and 6.89% at December 31, 1995 and 1994, respectively. The increase in the leverage ratio at December 31, 1995 compared with December 31, 1994 was primarily due to a decrease in quarterly average total assets.

TABLE 20  RISK-BASED CAPITAL AND LEVERAGE RATIOS

-------------------------------------------------------------------------------
(in billions)                                                       December 31,
                                                           --------------------
                                                            1995           1994

Tier 1:
  Common stockholders' equity                              $ 3.6          $ 3.4
  Preferred stock                                             .5             .5
  Less goodwill and other deductions (1)                     (.5)           (.3)
                                                           -----          -----
    Total Tier 1 capital                                     3.6            3.6
                                                           -----          -----
Tier 2:
  Mandatory convertible debt                                   -             .1
  Subordinated debt and unsecured senior debt                1.0            1.0
  Allowance for loan losses allowable in Tier 2               .5             .5
                                                           -----          -----
    Total Tier 2 capital                                     1.5            1.6
                                                           -----          -----
      Total risk-based capital                             $ 5.1          $ 5.2
                                                           -----          -----
                                                           -----          -----
Risk-weighted balance sheet assets                         $39.2          $38.3
Risk-weighted off-balance sheet items:
  Commitments to make or purchase loans                      2.7            1.9
  Standby letters of credit                                   .7             .6
  Other                                                       .4             .3
                                                           -----          -----
    Total risk-weighted off-balance sheet items              3.8            2.8
                                                           -----          -----
Goodwill and other deductions (1)                            (.5)           (.3)
Allowance for loan losses not included in Tier 2            (1.3)          (1.6)
                                                           -----          -----
      Total risk-weighted assets                           $41.2          $39.2
                                                           -----          -----
                                                           -----          -----
Risk-based capital ratios:
  Tier 1 capital (4% minimum requirement)                   8.81%          9.09%
  Total capital (8% minimum requirement)                   12.46          13.16

Leverage ratio (3% minimum requirement) (2)                 7.46%          6.89%
-------------------------------------------------------------------------------

(1) Other deductions include the unrealized net gain (loss) on available-for-sale investment securities carried at fair value.
(2) Tier 1 capital divided by quarterly average total assets (excluding goodwill and other items which were deducted to arrive at Tier 1 capital).



FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA)

In addition to adopting a risk-based assessment system, FDICIA required that the federal regulatory agencies adopt regulations defining five capital tiers:
well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 RBC ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. The Bank had a Tier 1 RBC ratio of 10.12%, a total capital ratio of 13.23% and a leverage ratio of 7.89% at December 31, 1995, compared with 9.56%, 12.64% and 7.21% at December 31, 1994, respectively.

ASSET/LIABILITY MANAGEMENT
 ................................................................................

The principal objectives of asset/liability management are to manage the sensitivity of net interest spreads to potential changes in interest rates and to enhance profitability in ways that promise sufficient reward for understood and controlled risk. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed.
   Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. For example, if fixed-rate assets are funded with floating-rate debt, the spread between asset and liability rates will decline or turn negative if rates increase. The Company refers to this type of risk as "term structure risk." There is, however, another source of interest rate risk, which results from changing spreads between loan and deposit rates. These changing spreads are not highly correlated to changes in the level of interest rates and are driven by other market conditions. The Company calls this type of risk "basis risk"; it is the Company's main source of interest rate risk and is significantly more difficult to quantify and manage than term structure risk.
   One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Table 21 shows in summary form the Company's interest rate sensitivity based on expected interest rate repricings in specific time frames for the balance sheet and swaps as of December 31, 1995. A more detailed swap maturity schedule is included in Table 24. Table 22 presents an expanded, detailed report of the Company's interest rate sensitivity by major asset and liability categories, together with an adjusted cumulative gap measure.
   In categorizing assets and liabilities according to expected repricing time frames, management makes certain judgments and approximations. For example, a new three-year loan with a rate that is adjusted every 30 days would be included in the "0-3 months" category rather than the "over 1-5 years" category. There are also balance sheet categories that have a fixed rate and an unspecified maturity, or a rate that is administered but changes slowly or not at all as market rates change. An example of this type of account is interest-bearing checking, which has balances available on demand and pays a rate that changes infrequently. The balances are relatively stable from quarter to quarter, but could decline because of disintermediation if rates increased substantially. Another example is the revolving credit feature of fixed-rate credit card loans, which differentiates these loans from loans with specified contractual maturities. Given the unusual rate maturity characteristics of these balance sheet items, they are placed in a "nonmarket category." This category is generally viewed as being relatively stable in terms of interest rate variability and the net nonmarket liabilities are viewed as funding fixed-rate assets with maturities greater than one year. Nonmarket assets include noninterest-earning assets, fixed-rate credit card loans, nonaccrual loans and equity securities. Nonmarket liabilities and stockholders' equity include savings deposits, interest-bearing checking, noninterest-bearing deposits, other noninterest-bearing liabilities, common stockholders' equity and fixed-rate perpetual preferred stock.
   Some asset/liability managers allocate these nonmarket assets and liabilities to the various maturity categories. The Company believes that these allocations are mostly arbitrary and tend to provide a false sense that the gap structure is accurately defined. For this reason, they remain in the nonmarket category, in order to maintain the Company's focus on their unusual rate maturity characteristics.
   Mortgage-backed investment securities and fixed-rate loans in the real estate 1-4 family first mortgage, other real estate mortgage and consumer loan categories are based on expected maturities rather than on contractual maturities. Expected maturities are estimated based on dealer prepayment projections to the extent that such projections are available. For certain types of adjustable-rate mortgages and


TABLE 21  SUMMARY OF INTEREST RATE SENSITIVITY

----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                    December 31, 1995
                                            --------------------------------------------------------------------------------------
                                            Prime-       MRA       0-3      >3-6     >6-12      >1-5        >5      Non-     Total
                                             based   savings    months    months    months     years     years    market
                                             loans

Assets                                      $9,558   $     -   $13,358   $ 2,833    $2,991   $10,947   $ 2,500  $  8,129   $50,316
Liabilities and stockholders' equity             -     9,601     9,527     2,463     2,191     1,737       925    23,872    50,316
                                            ------   -------   -------   -------    ------   -------   -------  --------   -------
Gap before interest rate swaps              $9,558   $(9,601)  $ 3,831   $   370    $  800   $ 9,210   $ 1,575  $(15,743)  $     -
Interest rate swaps                            (72)        -    (5,917)      157       480     5,290        62         -         -
                                            ------   -------   -------   -------    ------   -------   -------  --------   -------
Gap adjusted for interest rate swaps        $9,486   $(9,601)  $(2,086)  $   527    $1,280   $14,500   $ 1,637  $(15,743)  $     -
                                            ------   -------   -------   -------    ------   -------   -------  --------   -------
                                            ------   -------   -------   -------    ------   -------   -------  --------   -------
Cumulative gap                              $    -   $  (115)  $(2,201)  $(1,674)   $ (394)  $14,106   $15,743  $      -
                                            ------   -------   -------   -------    ------   -------   -------  --------
                                            ------   -------   -------   -------    ------   -------   -------  --------
----------------------------------------------------------------------------------------------------------------------------------

consumer loans where dealer prepayment projections are not available, the Company uses its historical experience. The gap structure also does not allocate Prime-based loans and market rate account (MRA) savings deposits, included in market rate and other savings, to specific maturity categories. Statistical evidence indicates that both Prime-based loans and MRA savings deposits have relatively short maturities, with that of MRA savings deposits being somewhat longer. Keeping them in distinct categories (as with nonmarket) helps maintain focus on these rates, since most of the Company's short-term net interest income variability depends on their relative movements.
   The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge mismatches in interest rate maturities. They are used to reduce the Company's exposure to interest rate fluctuations and provide more stable spreads between loan yields and the rates on their funding sources. For example, the Company uses interest rate futures to shorten the rate maturity of MRA savings deposits to better match the maturity of Prime-based loans.
   The under-one-year net liability position at December 31, 1995 was $394 million (0.8% of total assets), compared with the under-one-year net liability position of $520 million at December 31, 1994 (1.0% of total assets). This measure of term structure risk would indicate a nearly balanced interest rate risk position. A significant under-one-year net liability position (greater than 4% of total assets) would indicate that the Company's net interest income is exposed to rising short-term interest rates, while a similar size net asset position would mean an exposure to declining short-term interest rates. The average under-one-year net liability positions during 1995 and 1994 were $555 million and $538 million, respectively.
   The two adjustments to the cumulative gap amount shown on Table 22 provide comparability with those bank holding companies that present interest rate sensitivity information in this manner. However, management does not believe that these adjustments depict its interest rate risk. The first adjustment line excludes noninterest-earning assets, noninterest-bearing liabilities and stockholders' equity from the cumulative gap calculation so that only earning assets, interest-bearing liabilities and all interest rate swap contracts used to hedge such assets and liabilities are reported. The second adjustment line moves interest-bearing checking and market rate and other savings deposits in the nonmarket liability category to the shortest rate maturity category. This second adjustment reflects the availability of these deposits for immediate withdrawal. The resulting adjusted under-one-year cumulative gap (net liability position) was $8.7 billion and $10.1 billion at December 31, 1995 and 1994, respectively.
   In addition, the Company performs earnings at risk analysis and net interest income simulations based on multiple interest rate scenarios and projected on- and off-balance sheet changes to estimate the potential effects of changing interest rates. The Company uses four standard scenarios - rates unchanged, expected rates, high rates and low rates in analyzing interest rate sensitivity for policy measurement. The expected rates scenario is based on the Company's projected future interest rates, while the high rates and low rates scenarios cover 90% probable upward and downward rate movements based on the Company's own interest rate models. Earnings at risk may be estimated by multiplying the short-term gap positions by possible changes in interest rates. The potential adverse impact on earnings over the next 12 months is compared to an interest rate risk limit with a sublimit for the term structure risk. The current interest rate risk limit allows up to 30 basis points of sensitivity in the average net interest margin over the next year. The term structure risk sublimit is currently $50 million of annual net interest income based on the earnings at risk analysis. Subject to these limits, the Company may maintain a particular gap position to achieve a more desirable risk/return tradeoff. Earnings at risk analysis and net interest income simulations allow the Company to fully explore the complex relationships within the gap over time and for various rate environments. The results during the year showed that the Company's interest rate sensitivity was well within the policy limit. The net interest income simulation at December 31, 1995 showed a sensitivity of 8 basis points between the net interest margins for the high and the expected rate scenarios over the next year.
   To get a complete picture of its current interest rate risk position, the Company must look at both term structure risk and basis risk. The two most significant components of basis risk are the Prime/MRA spread and the rate paid on savings and interest-bearing checking accounts. During the 1987-1993 interest rate cycle, the Prime/MRA spread varied from a low of approximately 275 basis points in 1987 to a high of approximately 525 basis points when rates peaked in 1989. The increase in the Prime/MRA spread as well as lagged movements in other deposit rates caused spreads to increase to historic high levels. At the peak of the rate cycle in 1989 and during the first quarter of 1991, interest rate floors and swaps were purchased to hedge against margin compression. Most of these contracts matured by the end of 1995.

TABLE 22  INTEREST RATE SENSITIVITY

----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                    December 31, 1995
                                            --------------------------------------------------------------------------------------
                                            Prime-       MRA       0-3      >3-6     >6-12      >1-5        >5      Non-     Total
                                             based   savings    months    months    months     years     years    market
                                             loans

ASSETS
Federal funds sold and securities
  purchased under resale agreements         $    -   $     -  $    177   $     -   $     -   $     -   $     -  $      -   $   177
Investment securities (1)                        -         -       517       819     1,268     5,523       756        37     8,920
Loans:
  Commercial                                 4,931         -     3,536       498       118       268        29       370     9,750
  Real estate 1-4 family first mortgage         49         -     1,030       393       520     1,853       539        64     4,448
  Other real estate mortgage                 1,968         -     3,248       650       500     1,123       468       306     8,263
  Real estate construction                     761         -       474        58         -        20         7        46     1,366
  Consumer                                   1,849         -     4,174       205       251       583       136     2,737     9,935
  Lease financing                                -         -       149       142       255     1,165        78         -     1,789
  Foreign                                        -         -         2        28         -         -         -         1        31
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
    Total loans (2)                          9,558         -    12,613     1,974     1,644     5,012     1,257     3,524    35,582
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
Other earning assets (3)                         -         -        10         -         -         -         -        61        71
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
    Total earning assets                     9,558         -    13,317     2,793     2,912    10,535     2,013     3,622    44,750
Noninterest-earning assets                       -         -        41        40        79       412       487     4,507     5,566
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
    Total assets                            $9,558   $     -  $ 13,358   $ 2,833   $ 2,991   $10,947   $ 2,500  $  8,129   $50,316
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
LIABILITIES AND
STOCKHOLDERS' EQUITY

Deposits:
  Interest-bearing checking                 $    -   $     -   $     -   $     -   $     -   $     -   $     -  $    887   $   887
  Market rate and other savings                  -     9,601       971         -         -         -         -     7,372    17,944
  Savings certificates                           -         -     2,595     2,446     1,750     1,695       100        50     8,636
  Other time deposits                            -         -        36        15       188         9         -         -       248
  Deposits in foreign offices                    -         -       876         -         -         -         -         -       876
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
    Total interest-bearing deposits              -     9,601     4,478     2,461     1,938     1,704       100     8,309    28,591
Short-term borrowings                            -         -     2,976         -         -         -         -         -     2,976
Senior debt                                      -         -     1,479         1       251        14        38         -     1,783
Subordinated debt                                -         -       518         -         -         -       748         -     1,266
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
    Total interest-bearing liabilities           -     9,601     9,451     2,462     2,189     1,718       886     8,309    34,616
Noninterest-bearing liabilities                  -         -         1         1         2        19        39    11,583    11,645
Stockholders' equity                             -         -        75         -         -         -         -     3,980     4,055
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
    Total liabilities and
      stockholders' equity                  $    -   $ 9,601  $  9,527   $ 2,463   $ 2,191   $ 1,737   $   925  $ 23,872   $50,316
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
Gap before interest rate swaps              $9,558   $(9,601) $  3,831   $   370   $   800   $ 9,210   $ 1,575  $(15,743)  $     -
Interest rate swaps:
  Receive fixed                                (72)        -    (5,917)      157       480     5,290        62         -         -
                                            ------   -------  --------   -------   -------   -------   -------  --------   -------
Gap adjusted for interest rate swaps        $9,486   $(9,601) $ (2,086)  $   527   $ 1,280   $14,500   $ 1,637  $(15,743)  $     -
                                            ------   -------   -------   -------    ------   -------   -------  --------   -------
                                            ------   -------   -------   -------    ------   -------   -------  --------   -------
Cumulative gap                              $    -   $  (115) $ (2,201)  $(1,674)  $  (394)  $14,106   $15,743  $      -
                                            ------   -------   -------   -------    ------   -------   -------  --------
                                            ------   -------   -------   -------    ------   -------   -------  --------
Adjustments:
  Exclude noninterest-earning assets,
    noninterest-bearing liabilities and
    stockholders' equity                         -         -        36       (39)      (76)     (394)     (447)   11,054
  Move interest-bearing checking
    and market rate and other
    savings from nonmarket to
    shortest maturity                            -         -    (8,259)        -         -         -         -     8,259
                                            ------   -------  --------   -------   -------   -------   -------  --------
Adjusted cumulative gap                     $9,486   $  (115) $(10,424)  $(9,936)  $(8,732)  $ 5,374   $ 6,564  $ 10,134
                                            ------   -------   -------   -------    ------   -------   -------  --------
                                            ------   -------   -------   -------    ------   -------   -------  --------
-----------------------------------------------------------------------------------------------------------------------------------

(1) The nonmarket column consists of marketable equity securities.
(2) The nonmarket column consists of nonaccrual loans of $538 million, fixed-rate credit card loans of $2,788 million (including $63 million in commercial credit card loans) and overdrafts of $210 million.
(3) The nonmarket column consists of Federal Reserve Bank stock.

   As interest rates began to rise in early 1994 and continued through mid-1995, the spread between loans and deposits began to rise again as the Prime rate climbed 300 basis points and deposit rates were slow to react. During 1994 and 1995, the increasing loan/deposit spread roughly offset the decline in hedging income due to the maturity of the interest rate floor and swap hedges put in place in 1989 and 1991.
   As the Company looks toward managing interest rate risk in 1996, it is confronted with several risk scenarios. If interest rates rise, net interest income may actually increase if deposit rates lag increases in market rates. The Company could, however, experience significant pressure on net interest income if there is a substantial movement in deposit rates relative to market rates. This basis risk potentially could be hedged with interest rate caps, but the Company believes they are not cost-effective in relation to the risk they would mitigate.
   A declining interest rate environment might result in a decrease in loan rates, while deposit rates remain relatively stable, since they have not increased much in 1994 and 1995. This rate scenario could also create significant risk to net interest income. The Company has partially hedged against this risk by again purchasing interest rate floor contracts in 1995 and 1994. Based on its current and projected balance sheet, the Company does not expect that a change in interest rates would affect its liquidity position.


DERIVATIVE FINANCIAL INSTRUMENTS
 ................................................................................

The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge the Company's exposure to interest rate fluctuations. The Company also offers contracts to its customers, but hedges such contracts by purchasing other financial contracts or uses the contracts for asset/liability management.
   Table 23 reconciles the beginning and ending notional or contractual amounts for derivative financial instruments for 1995 and shows the expected remaining maturity at year-end 1995. Table 24 summarizes the notional amount, expected maturities and weighted average interest rates associated with amounts to be received or paid on interest rate swap agreements, together with an indication of the asset/liability hedged. For a further discussion of derivative financial instruments, refer to Note 13 of the Financial Statements.


TABLE 23  DERIVATIVE ACTIVITIES

----------------------------------------------------------------------------------------------------------------------------------
(notional or contractual amounts in millions)                                                         Year ended December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
                                    Beginning        Additions      Expirations   Terminations(2)          Ending         Weighted
                                      balance                                                             balance          average
                                                                                                                          expected
                                                                                                                         remaining
                                                                                                                      maturity (in
                                                                                                                        yrs.-mos.)

Interest rate contracts:
  Futures contracts                   $ 5,009          $21,862          $20,337(1)        $1,139          $ 5,395              0-3
  Forward contracts                         8              439               30(1)           417                -                -
  Futures options purchased                 -              456              393               63                -                -
  Floors written                            -              105                -                -              105              1-8
  Caps written                          1,039              657              467               59            1,170             1-11
  Floors purchased                     14,355            2,807            1,520               15           15,627             2-11
  Caps purchased                        1,260              819              497               52            1,530             1-11
  Swap contracts                        3,279            5,508              915               40            7,832(3)          2-10
Foreign exchange contracts:
  Forwards and spot contracts             615           21,283           20,964                -              934              0-2
  Option contracts purchased              319              223              513                -               29              0-6
  Option contracts written                318              192              487                -               23              0-6
  Cross currency swaps                    118                -              118                -                -                -
----------------------------------------------------------------------------------------------------------------------------------

(1) To facilitate the settlement process, the Company enters into offsetting contracts 2 to 45 days prior to their maturity date. Concurrent with the closing of these positions, the Company generally enters into new interest rate futures and forward contracts with a later expiration date since the Company's use of these contracts predominantly relates to ongoing hedging programs.
(2) Terminations occur if a customer that purchased a contract decides to cancel it before the maturity date. If the customer contract was hedged, the Company terminates the interest rate derivative instrument used to hedge the customer's contract upon cancellation. The impact of terminations on income before income taxes for 1995 was a loss of less than $.5 million.
(3) See Table 24 for further details of maturities and average rates received or paid.

TABLE 24  INTEREST RATE SWAP MATURITIES AND AVERAGE RATES (1)

----------------------------------------------------------------------------------------------------------------------------------
(notional amounts in millions)                     1996           1997           1998           1999     Thereafter          Total

Receive-fixed rate (hedges loans)
  Notional amount                                $  548           $423         $1,905         $1,920         $1,070         $5,866
  Weighted average rate received                    4.6%           5.0%           5.9%           7.0%           7.3%           6.3%
  Weighted average rate paid                        6.0            6.1            5.9            6.0            6.0            6.0

Receive-fixed rate (hedges senior debt)
  Notional amount                                $  224           $  -         $    -         $    -         $    -         $  224
  Weighted average rate received                    7.4%             -%             -%             -%             -%           7.4%
  Weighted average rate paid                        6.0              -              -              -              -            6.0

Receive-fixed rate (hedges purchased
  mortgage servicing rights)
  Notional amount                                $    -           $  -         $  200         $    -         $    -         $  200
  Weighted average rate received                      -%             -%           5.9%             -%             -%           5.9%
  Weighted average rate paid                          -              -            6.0              -              -            6.0

Receive-fixed rate, forward starting
  swaps (hedges loans) (2)
  Notional amount                                $    -           $  2         $    3         $    3         $   16         $   24

Other swaps (3)
  Notional amount                                $  284           $541         $  152         $   66         $  475         $1,518
  Weighted average rate received                    5.9%           5.4%           5.9%           5.9%           5.9%           5.7%
  Weighted average rate paid                        5.9            5.4            5.9            5.8            5.8            5.7

Total notional amount                            $1,056           $966         $2,260         $1,989         $1,561         $7,832
                                                 ------           ----         ------         ------         ------         ------
                                                 ------           ----         ------         ------         ------         ------
----------------------------------------------------------------------------------------------------------------------------------

(1) Variable interest rates are presented on the basis of rates in effect at December 31, 1995. These rates may change substantially in the future due to open market factors.
(2) These forward swaps, which will hedge loans, start in January 1996 for $21 million, in October 1996 for $2 million and in October 2000 for $1 million.
(3) Represents customer accommodation swaps not used for asset/liability management purposes. The notional amount reflects customer accommodations as well as the swaps used to hedge the customer accommodations.

LIQUIDITY MANANGEMENT
 ................................................................................

Liquidity refers to the Company's ability to maintain a cash flow adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis.
   In recent years, core deposits have provided the Company with a sizable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 80% and 84% of its average total assets in 1995 and 1994, respectively.
   The remaining funding of average total assets was substantially provided by senior and subordinated debt, deposits in foreign offices and short-term borrowings (comprised of federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings). Senior and subordinated debt averaged $3.1 billion and $3.4 billion in 1995 and 1994, respectively. Short-term borrowings averaged $3.9 billion and $2.4 billion in 1995 and 1994, respectively.
   The weighted average expected remaining maturity of the debt securities within the investment securities portfolio was 2 years and 1 month at December 31, 1995. Of the $8.9 billion debt securities that were available for sale at December 31, 1995, $2.6 billion, or 29%, is expected to mature or be prepaid in 1996 and an additional $2.5 billion, or 28%, is expected to mature or be prepaid in 1997. The Company purchased shorter-term debt securities to maintain asset liquidity and to fund loan growth.
   Other sources of liquidity include maturity extensions of short-term borrowings and sale or runoff of assets. Commercial and real estate loans totaled $23.8 billion at December 31, 1995. Of these loans, $8.0 billion matures in one year or less, $8.4 billion matures in over one year through five years and $7.4 billion matures in over five years. Of the $15.8 billion that matures in over one year, $10.4 billion has floating or adjustable rates and $5.4 billion has fixed rates. Of the $5.4 billion of fixed-rate loans, approximately $2.4 billion represents fixed initial-rate mortgage (FIRM) loans. FIRM loans carry fixed rates for a minimum of 3 years to a maximum of 10 years of the loan term and carry adjustable rates thereafter. Additionally, in 1995, sources of liquidity included the proceeds from the sale of $4.4 billion in real estate 1-4 family first mortgage loans. (Refer to the Consolidated Statement of Cash Flows for further information on the Company's cash flows from its operating, investing and financing activities.)
   Liquidity for the Parent Company and its subsidiaries is generated through its ability to raise funds in a variety of domestic and international money and capital markets, and through dividends from subsidiaries and lines of credit. In 1995, the Bank filed a shelf registration with the Office of the Comptroller of the Currency that allows for the issuance of up to $3.0 billion of bank notes. At December 31, 1995, the total amount remained unissued. Additionally during 1995, the Company filed a shelf registration with the Securities and Exchange Commission that allows the issuance of up to $2.3 billion of senior or subordinated debt or preferred stock. The proceeds from the sale of any securities will be used for general corporate purposes. At December 31, 1995, $2.1 billion of securities remained unissued under this shelf registration. (Refer to Note 6 to the Financial Statements for a schedule of outstanding senior and subordinated debt.)
   In 1995, substantially all of the Parent's source of funding was due to dividends paid by the Bank totaling $1,131 million. The dividends received helped to fund the Company's stock repurchase program. The Company expects the Parent to continue to receive dividends from the Bank in 1996. (See Notes 2 and 11 to the Financial Statements for the Bank's dividend restriction and the Parent Company's financial statements, respectively.)
   To accommodate future growth and current business needs, the Company has a capital expenditure program. Capital expenditures for 1996 are estimated at about $200 million for equipment for supermarket branches, relocation and remodeling of Company facilities and routine replacement of furniture and equipment. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.


COMPARISON OF 1994 VERSUS 1993
--------------------------------------------------------------------------------


Net income in 1994 was $841 million, compared with $612 million in 1993. Net income per share was $14.78 in 1994, compared with $10.10 in 1993. Return on average assets (ROA) was 1.62% and return on average common equity (ROE) was 22.41% in 1994, compared with 1.20% and 16.74% respectively, in 1993.
   The increase in earnings from 1993 to 1994 was largely due to a lower loan loss provision. The percentage increase in per share earnings was greater than the percentage increase in net income due to the Company's stock repurchase program.
   Net interest income on a taxable-equivalent basis was $2,610 million in 1994, compared with $2,659 million in 1993. The Company's net interest margin was 5.55% for 1994, down from 5.74% in 1993. This decrease was substantially due to lower hedging income, largely offset by an increase in the rate spread between loans and deposits.
   Noninterest income was $1,200 million in 1994, compared with $1,093 in 1993. Service charges on deposits increased from $423 million in 1993 to $473 million in 1994, an increase of 12%. The growth in service charges on deposit accounts was predominantly due to increased service fees for overdrafts as well as increased cash management-related fee income earned on wholesale accounts. Fees and commissions increased 3% to $387 million predominantly resulting from sales fees on mutual funds and annuities as well as an increase in "all other" fees. The increase in mutual fund and annuity sales fees was due to a $40 million growth in annuity sales fees from $17 million in 1993 to $57 million in 1994, primarily offset by a $19 million decrease in mutual fund sales fees from $26 million in 1993 to $7 million in 1994. The increase in "all other" fees and commissions was primarily due to a decrease in amortization expense for purchased mortgage servicing rights and increased loan servicing fees. A significant portion of the increase in fees and commissions was offset by a decrease in debit and credit card merchant fees substantially due to an alliance with Card Establishment Services (CES) that the Company entered into in November 1993 for merchant credit card and debit card processing services. The Company retains an interest in the net revenues from processing the transactions that are now reported as income from equity investments accounted for by the equity method, rather than reported as income from debit and credit card merchant fees.
   Trust and investment services income increased 7% to $203 million primarily due to greater mutual fund investment management fees, reflecting the overall growth in the fund families' net assets. These fees amounted to $46 million in 1994, compared with $37 million in 1993. The investment securities gains in 1994 reflected the sale of both corporate debt and marketable equity securities from the available-for-sale portfolio. In 1994, losses from the disposition of operations included fourth quarter accruals for the disposition of premises and, to a lesser extent, severance of $14 million associated with scheduled branch closures and $10 million associated with ceasing the direct origination of 1-4 family first mortgage loans by the Company's mortgage lending unit. In 1993, losses from disposition of operations included a $36 million accrual related to the disposition of owned and leased premises resulting from reduced space requirements.
   "All other" noninterest income in 1993 included $18 million of interest income received as a result of the settlement of California Franchise Tax Board audits related to the appropriate years for claiming deductions applicable to the 1976 through 1986 tax returns.
   Noninterest expense totaled $2,156 million in 1994, compared with $2,162 million in 1993. Salaries expense decreased 2% to $671 million due to a decline in the Company's full-time equivalent staff. Incentive compensation increased 42% to $155 million substantially due to various sales programs, of which a significant portion related to annuities and mutual funds. Increases in equipment expense and contract services from $209 million in 1993 to $275 million in 1994 were primarily related to system upgrades throughout the Company and the development of new products and services. The 100% decrease in foreclosed assets expense, included in "all other", in 1994 compared with 1993 was largely due to a decline in write-downs from $60 million in 1993 to $13 million in 1994 and increased gains on sales.
   Total loans were $36.3 billion at December 31, 1994, a 10% increase from December 31, 1993. A significant portion of this increase was due to increases in the real estate 1-4 family first mortgage portfolio.
   The provision for loan losses in 1994 was $200 million, compared with $550 million in 1993. Net charge-offs in 1994 were $240 million, or .70% of average total loans, compared with $495 million, or 1.44%, in 1993. Loan loss recoveries were $129 million in 1994, compared with $169 million in 1993. The allowance for loan losses was 5.73% of total loans at December 31, 1994, compared with 6.41% at December 31, 1993. The decline in the provision for loan losses reflected the continued improvement in the Company's loan portfolio.
   Total nonaccrual and restructured loans were $582 million, or 1.6% of total loans, at December 31, 1994, compared with $1,200 million, or 3.6% of total loans, at December 31, 1993. At December 31, 1994, an estimated $246 million, or 43%, of nonaccrual loans were less than 90 days past due, compared with an estimated $704 million, or 59%, at December 31, 1993. Foreclosed assets were $272 million at December 31, 1994, compared with $348 million at December 31, 1993.
   The average volume of core deposits in 1994 was $39.6 billion, 2% lower than in 1993. Average core deposits funded 76% of the Company's average total assets in 1994, compared with 79% in 1993.
   The Company adopted FAS 109, Accounting for Income Taxes, on January 1, 1993. Under this method, the computation of the net deferred tax asset or liability gives current recognition to changes in tax rates and laws. As a result, when the Omnibus Budget Reconciliation Act was signed into law in August of 1993, raising the corporate tax rate from 34% to 35%, effective January 1, 1993, an adjustment was made that increased the Company's deferred tax asset and, correspondingly, decreased income tax expense by approximately $18 million. Because the deferred tax asset was originally recorded at a lower tax rate, the higher tax rate in effect at that time increased the value of the asset. The decreased income tax expense was partially offset by a $9 million increase to reflect the application of the higher tax rate to 1993 earnings.

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------


Common stock of the Company is traded on the New York Stock Exchange, the Pacific Stock Exchange, the London Stock Exchange and the Frankfurt Stock Exchange. The high, low and end-of-period annual and quarterly closing prices of the Company's stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 27,742 as of January 31, 1996.

[PRICE RANGE OF COMMON STOCK - ANNUAL (GRAPH)($)] SEE APPENDIX

[PRICE RANGE OF COMMON STOCK - QUARTERLY (GRAPH)($)] SEE APPENDIX


   Common dividends declared per share totaled $4.60 in 1995, $4.00 in 1994 and $2.25 in 1993. The dividend was increased in the first quarter of 1994 from $0.75 per share to $1.00 per share, increased to $1.15 per share in January 1995 and increased again to $1.30 in January 1996. Quarterly dividends are considered at the Board of Directors meeting the month following quarter end. Dividends declared are payable the second month after quarter end. The Company, with the approval of the Board of Directors, intends to continue its present policy of paying quarterly cash dividends to stockholders. The level of future dividends will be determined by the Board of Directors in light of the earnings and financial condition of the Company.
   In 1991, the FRB approved an application by Berkshire Hathaway, Inc. (Berkshire) to purchase additional shares of the Company's common stock in the open market, up to a total of 22%. Berkshire entered into a passivity agreement with the Company, in which it agrees not to exercise any control over the Company's management or policies. Accordingly, Berkshire granted its proxy to the Company to vote Berkshire's shares in accordance with the recommendations of the Board of Directors of the Company. Berkshire owned 14.5% and 13.3% of the Company's common stock at December 31, 1995 and 1994, respectively.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENT OF INCOME



(in millions)                                                                                Year ended December 31,
                                                                               ------------------------------------
                                                                                 1995           1994           1993

INTEREST INCOME
Federal funds sold and securities purchased under resale agreements            $    4         $    7         $   23
Investment securities                                                             599            740            672
Mortgage loans held for sale                                                       76              -              -
Loans                                                                           3,403          3,015          3,066
Other                                                                               3              3              -
                                                                               ------         ------         ------
      Total interest income                                                     4,085          3,765          3,761
                                                                               ------         ------         ------
INTEREST EXPENSE
Deposits                                                                          997            854            863
Federal funds purchased and securities sold under repurchase agreements           199             99             29
Commercial paper and other short-term borrowings                                   32             10              6
Senior and subordinated debt                                                      203            192            206
                                                                               ------         ------         ------
      Total interest expense                                                    1,431          1,155          1,104
                                                                               ------         ------         ------
NET INTEREST INCOME                                                             2,654          2,610          2,657
Provision for loan losses                                                           -            200            550
                                                                               ------         ------         ------
Net interest income after provision for loan losses                             2,654          2,410          2,107
                                                                               ------         ------         ------
NONINTEREST INCOME
Service charges on deposit accounts                                               478            473            423
Fees and commissions                                                              433            387            376
Trust and investment services income                                              241            203            190
Investment securities gains (losses)                                              (17)             8              -
Sale of joint venture interest                                                    163              -              -
Other                                                                              26            129            104
                                                                               ------         ------         ------
      Total noninterest income                                                  1,324          1,200          1,093
                                                                               ------         ------         ------
NONINTEREST EXPENSE
Salaries                                                                          713            671            684
Incentive compensation                                                            126            155            109
Employee benefits                                                                 187            201            213
Net occupancy                                                                     211            215            224
Equipment                                                                         193            174            148
Federal deposit insurance                                                          52            101            114
Other                                                                             719            639            670
                                                                               ------         ------         ------
      Total noninterest expense                                                 2,201          2,156          2,162
                                                                               ------         ------         ------
INCOME BEFORE INCOME TAX EXPENSE                                                1,777          1,454          1,038
Income tax expense                                                                745            613            426
                                                                               ------         ------         ------
NET INCOME                                                                     $1,032         $  841         $  612
                                                                               ------         ------         ------
                                                                               ------         ------         ------
NET INCOME APPLICABLE TO COMMON STOCK                                          $  990         $  798         $  562
                                                                               ------         ------         ------
                                                                               ------         ------         ------
PER COMMON SHARE
Net income                                                                     $20.37         $14.78         $10.10
                                                                               ------         ------         ------
                                                                               ------         ------         ------
Dividends declared                                                             $ 4.60         $ 4.00         $ 2.25
                                                                               ------         ------         ------
                                                                               ------         ------         ------
Average common shares outstanding                                                48.6           53.9           55.6
                                                                               ------         ------         ------
                                                                               ------         ------         ------


The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET




(in millions)                                                                                           December 31,
                                                                                             ----------------------
                                                                                                1995           1994

ASSETS
Cash and due from banks                                                                      $ 3,375        $ 2,974
Federal funds sold and securities purchased under resale agreements                              177            260
Investment securities:
  At fair value                                                                                8,920          2,989
  At cost (estimated fair value $8,185)                                                            -          8,619
                                                                                             -------        -------
      Total investment securities                                                              8,920         11,608
Loans                                                                                         35,582         36,347
Allowance for loan losses                                                                      1,794          2,082
                                                                                             -------        -------
      Net loans                                                                               33,788         34,265
                                                                                             -------        -------
Due from customers on acceptances                                                                 98             77
Accrued interest receivable                                                                      308            328
Premises and equipment, net                                                                      862            886
Goodwill                                                                                         382            416
Other assets                                                                                   2,406          2,560
                                                                                             -------        -------
      Total assets                                                                           $50,316        $53,374
                                                                                             -------        -------
                                                                                             -------        -------
LIABILITIES

Noninterest-bearing deposits                                                                 $10,391        $10,145
Interest-bearing deposits                                                                     28,591         32,187
                                                                                             -------        -------
      Total deposits                                                                          38,982         42,332
Federal funds purchased and securities sold under repurchase agreements                        2,781          3,022
Commercial paper and other short-term borrowings                                                 195            189
Acceptances outstanding                                                                           98             77
Accrued interest payable                                                                          85             60
Other liabilities                                                                              1,071            930
Senior debt                                                                                    1,783          1,393
Subordinated debt                                                                              1,266          1,460
                                                                                             -------        -------
      Total liabilities                                                                       46,261         49,463
                                                                                             -------        -------

STOCKHOLDERS' EQUITY

Preferred stock                                                                                  489            489
Common stock-$5 par value, authorized 150,000,000 shares;
  issued and outstanding 46,973,319 shares and 51,251,648 shares                                 235            256
Additional paid-in capital                                                                     1,135            871
Retained earnings                                                                              2,174          2,409
Cumulative foreign currency translation adjustments                                               (4)            (4)
Investment securities valuation allowance                                                         26           (110)
                                                                                             -------        -------
      Total stockholders' equity                                                               4,055          3,911
                                                                                             -------        -------
      Total liabilities and stockholders' equity                                             $50,316        $53,374
                                                                                             -------        -------
                                                                                             -------        -------


The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(in millions)                Preferred   Common   Additional   Retained       Foreign   Investment      Total
                                 stock    stock      paid-in   earnings      currency   securities     stock-
                                                     capital              translation    valuation   holders'
                                                                          adjustments    allowance     equity
BALANCE DECEMBER 31, 1992        $ 639     $276       $  506    $ 2,392           $(4)       $   -     $3,809
                                ------    -----      -------   --------           ---       ------    -------
Net income-1993                                                     612                                   612
Common stock issued under
  employee benefit and
  dividend reinvestment plans                 3           50                                               53
Common stock repurchased                                  (5)                                              (5)
Preferred stock dividends                                           (50)                                  (50)
Common stock dividends                                             (125)                                 (125)
Cumulative unrealized net
  gains, after applicable
  taxes                                                                                         21         21
                                ------    -----      -------   --------           ---       ------    -------
Net change                           -        3           45        437             -           21        506
                                ------    -----      -------   --------           ---       ------    -------
BALANCE DECEMBER 31, 1993          639      279          551      2,829            (4)          21      4,315
                                ------    -----      -------   --------           ---       ------    -------
Net income-1994                                                     841                                   841
Common stock issued under
  employee benefit and
  dividend reinvestment plans                 3           54                                               57
Preferred stock redeemed          (150)                                                                  (150)
Common stock repurchased                    (26)        (734)                                            (760)
Preferred stock dividends                                           (43)                                  (43)
Common stock dividends                                             (218)                                 (218)
Change in unrealized net
  gains, after applicable
  taxes                                                                                       (131)      (131)
Transfer                                               1,000     (1,000)                                    -
                                ------    -----      -------   --------           ---       ------    -------
Net change                        (150)     (23)         320       (420)            -         (131)      (404)
                                ------    -----      -------   --------           ---       ------    -------
BALANCE DECEMBER 31, 1994          489      256          871      2,409            (4)        (110)     3,911
                                ------    -----      -------   --------           ---       ------    -------
Net income-1995                                                   1,032                                 1,032
Common stock issued under
  employee benefit and
  dividend reinvestment plans                 4           86                                               90
Common stock repurchased                    (25)        (822)                                            (847)
Preferred stock dividends                                           (42)                                  (42)
Common stock dividends                                             (225)                                 (225)
Change in unrealized net
  losses, after applicable
  taxes                                                                                        136        136
Transfer                                               1,000     (1,000)                                    -
                                ------    -----      -------   --------           ---       ------    -------
Net change                           -      (21)         264       (235)            -          136        144
                                ------    -----      -------   --------           ---       ------    -------
BALANCE DECEMBER 31, 1995        $ 489     $235       $1,135    $ 2,174           $(4)       $  26     $4,055
                                ------    -----      -------   --------           ---       ------    -------
                                ------    -----      -------   --------           ---       ------    -------



The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS


(in millions)                                                                                               Year ended December 31,
                                                                                             -------------------------------------
                                                                                                1995           1994           1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                 $ 1,032        $   841        $   612
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                      -            200            550
    Depreciation and amortization                                                                272            246            266
    Losses on disposition of operations                                                           89              5             28
    Gain on sale of joint venture interest                                                      (163)             -              -
    Deferred income tax expense (benefit)                                                         17            (32)          (145)
    Increase (decrease) in net deferred loan fees                                                 (6)            (8)             2
    Net (increase) decrease in accrued interest receivable                                        20            (31)             4
    Writedown on mortgage loans held for sale                                                     64              -              -
    Net increase (decrease) in accrued interest payable                                           25             (3)           (25)
    Net (increase) decrease in loans originated for sale                                        (535)             -             21
    Other, net                                                                                  (139)           (74)           220
                                                                                             -------        -------        -------
Net cash provided by operating activities                                                        676          1,144          1,533
                                                                                             -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities:
    At fair value:
      Proceeds from sales                                                                        673             18              -
      Proceeds from prepayments and maturities                                                   229            670              -
      Purchases                                                                                  (77)          (724)             -
    At cost:
      Proceeds from prepayments and maturities                                                 2,191          3,866          2,492
      Purchases                                                                                 (104)        (2,598)        (6,168)
  Proceeds from sales of mortgage loans held for sale                                          4,273              -              -
  Net (increase) decrease in loans resulting from originations and collections                (3,700)        (3,338)         2,699
  Proceeds from sales (including participations) of loans                                        770            134            264
  Purchases (including participations) of loans                                                 (233)          (375)           (36)
  Proceeds from sales of foreclosed assets                                                       202            240            353
  Net (increase) decrease in federal funds sold and securities purchased
    under resale agreements                                                                       83          1,408           (485)
  Other, net                                                                                    (172)          (264)            (4)
                                                                                             -------        -------        -------
Net cash provided (used) by investing activities                                               4,135           (963)          (885)
                                                                                             -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                                         (3,350)           688           (600)
  Net increase (decrease) in short-term borrowings                                              (235)         1,944           (246)
  Proceeds from issuance of senior debt                                                        1,230            248            980
  Repayment of senior debt                                                                      (811)        (1,101)          (884)
  Proceeds from issuance of subordinated debt                                                      -              -            399
  Repayment of subordinated debt                                                                (210)          (526)          (300)
  Proceeds from issuance of common stock                                                          90             57             53
  Redemption of preferred stock                                                                    -           (150)             -
  Repurchase of common stock                                                                    (847)          (760)            (5)
  Payment of cash dividends on preferred stock                                                   (42)           (34)           (50)
  Payment of cash dividends on common stock                                                     (225)          (218)          (125)
  Other, net                                                                                     (10)             1             84
                                                                                             -------        -------        -------
Net cash provided (used) by financing activities                                              (4,410)           149           (694)
                                                                                             -------        -------        -------
  NET CHANGE IN CASH AND CASH EQUIVALENTS (DUE FROM BANKS)                                       401            330            (46)
Cash and cash equivalents at beginning of year                                                 2,974          2,644          2,690
                                                                                             -------        -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                     $ 3,375        $ 2,974        $ 2,644
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                                 $ 1,406        $ 1,158        $ 1,129
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------
    Income taxes                                                                             $   618        $   680        $   481
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------
  Noncash investing activities:
    Transfers from investment securities at cost to investment securities at fair value      $ 6,532        $     -        $ 3,077
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------
    Transfers from foreclosed assets to nonaccrual loans                                     $     -        $     -         $   99
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------
    Transfers from loans to foreclosed assets                                                $   115        $   174         $  404
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------
    Transfers from loans to mortgage loans held for sale                                     $ 4,440        $     -        $     -
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------

The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Wells Fargo & Company (Parent) is a bank holding company whose principal subsidiary is Wells Fargo Bank, N.A. (Bank). The Bank provides a broad range of financial products and services through electronic and traditional channels. Besides servicing millions of California retail customers, the Bank provides a full range of banking and financial services to commercial, corporate, real estate and small business customers across the nation. The Company also has other bank and nonbank subsidiaries that provide various banking related services.
   The accounting and reporting policies of Wells Fargo & Company and Subsidiaries (Company) conform with generally accepted accounting principles
(GAAP) and prevailing practices within the banking industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the financial statements for prior years have been reclassified to conform with the current financial statement presentation. The following is a description of the significant accounting policies of the Company.

CONSOLIDATION
 ................................................................................

The consolidated financial statements of the Company include the accounts of the Parent, the Bank and other bank and nonbank subsidiaries of the Parent.
   Significant majority-owned subsidiaries are consolidated on a line-by-line basis. Significant intercompany accounts and transactions are eliminated in consolidation. Other subsidiaries and affiliates in which there is at least
20% ownership are generally accounted for by the equity method; those in which there is less than 20% ownership are generally carried at cost. Subsidiaries and affiliates that are accounted for by either the equity or cost method are included in other assets.

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

SECURITIES AT FAIR VALUE Debt securities that may not be held until maturity and marketable equity securities are considered available for sale and, as such, are classified as securities carried at fair value, with unrealized gains and losses, after applicable taxes, reported in a separate component of stockholders' equity. The estimated fair value of investments is determined based on current quotations, where available. Where current quotations are not available, the estimated fair value is determined based primarily on the present value of future cash flows, adjusted for the quality rating of the securities, prepayment assumptions and other factors. Declines in the value of debt securities and marketable equity securities that are considered other than temporary are recorded in noninterest income as a loss on investment securities.

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

NONMARKETABLE EQUITY SECURITIES

Nonmarketable equity securities are acquired for various purposes, such as troubled debt restructurings and as a regulatory requirement (for example, Federal Reserve Bank stock). These securities are accounted for at cost and are included in other assets as they do not fall within the definition of an investment security since there are restrictions on their sale or liquidation. The asset value is reduced when declines in value are considered to be other than temporary and the estimated loss is recorded in noninterest income as a loss from equity investments.

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

IMPAIRED LOANS Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan, as amended by FAS 118 (collectively referred to as FAS
114). These Statements address the accounting treatment of certain impaired loans and amend FASB Statement Nos. 5 and 15. However, these Statements do not address the overall adequacy of the allowance for loan losses and do not apply to large groups of smaller-balance homogeneous loans, such as most consumer, real estate 1-4 family first mortgage and small business loans, unless they have been involved in a restructuring. These Statements can only be applied prospectively.
   A loan within the scope of FAS 114 is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement.
   For loans covered by this Statement, the Company makes an assessment for impairment when and while such loans are on nonaccrual, or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement.
   If the measurement of the impaired loan is less than the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and unamortized premium or discount), an impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. FAS 114 does not change the timing of charge-offs of loans to reflect the amount ultimately expected to be collected.

RESTRUCTURED LOANS In cases where a borrower experiences financial difficulties and the Company makes certain concessionary modifications to contractual terms, the loan is classified as a restructured (accruing) loan. Subsequent to the adoption of FAS 114, loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified may be excluded from the impairment assessment and may cease to be considered impaired loans in the calendar years subsequent to the restructuring if they are not impaired based on the modified terms.
   Generally, a nonaccrual loan that is restructured remains on nonaccrual for a period of six months to demonstrate that the borrower can meet the restructured terms. However, performance prior to the restructuring, or significant events that coincide with the restructuring, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual at the time of restructuring or after a shorter performance period. If the borrower's ability to meet the revised payment schedule is uncertain, the loan remains classified as a nonaccrual loan.

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

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS
 ................................................................................

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by the Company. Most of the Company's goodwill is being amortized using the straight-line method over 20 years. The remaining period of amortization, on a weighted average basis, approximated 11 years at December 31, 1995.
   Identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over an original life of 5 to 15 years. Approximately 55% of the December 31, 1995 remaining balance will be amortized in 3 years.

INCOME TAXES
 ................................................................................

The Company files a consolidated federal income tax return. Consolidated or combined state tax returns are filed in certain states, including California. Income taxes are generally allocated to individual subsidiaries as if each had filed a separate return. Payments are made to the Parent by those subsidiaries with net tax liabilities on a separate return basis. Subsidiaries with net tax losses and excess tax credits receive payment for these benefits from the Parent.
   Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

DERIVATIVE FINANCIAL INSTRUMENTS
 ................................................................................

INTEREST RATE DERIVATIVES The Company uses interest rate derivative financial instruments (futures, caps, floors and swaps) primarily to hedge mismatches in the rate maturity of loans and their funding sources. Gains and losses on interest rate futures are deferred and amortized as a component of the interest income or expense reported on the asset or liability hedged. Amounts payable or receivable for swaps, caps and floors are accrued with the passage of time, the effect of which is included in the interest income or expense reported on the asset or liability hedged; fees on these financial contracts are amortized over their contractual life as a component of the interest reported on the asset or liability hedged. If a hedged asset or liability settles before maturity of the interest rate derivative financial instruments used as a hedge, the derivatives are closed out or settled, and previously unrecognized hedge results and the net settlement upon close-out or termination are accounted for as part of the gains and losses on the asset or liability hedged. If interest rate derivative financial instruments used in an effective hedge are closed out or terminated before the hedged item, previously unrecognized hedge results and the net settlement upon close-out or termination are deferred and amortized over the life of the asset or liability hedged. Cash flows resulting from interest rate derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the same category as the cash flows from the items being hedged.
   Interest rate derivative financial instruments entered into as an accommodation to customers and interest rate derivative financial instruments used to offset the interest rate risk of those contracts are carried at fair value with unrealized gains and losses recorded in noninterest income. Cash flows resulting from interest rate derivative financial instruments carried at fair value are classified as operating cash flows.
   Credit risk related to interest rate derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses.

FOREIGN EXCHANGE DERIVATIVES The Company enters into foreign exchange derivative financial instruments (forward and spot contracts and options) primarily as an accommodation to customers and offsets the related foreign exchange risk with other foreign exchange derivative financial instruments. All contracts are carried at fair value with unrealized gains and losses recorded in noninterest income. Cash flows resulting from foreign exchange derivative financial instruments are classified as operating cash flows. Credit risk related to foreign exchange derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses.

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



2  CASH, LOAN AND DIVIDEND RESTRICTIONS
--------------------------------------------------------------------------------

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Bank with the Federal Reserve Bank of San Francisco. The average required reserve balance was $1.2 billion in 1995 and 1994.
   The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Bank is prohibited from lending to the Parent and its nonbank subsidiaries unless the loans are secured by specified collateral. Such secured loans and other regulated transactions made by the Bank (including its subsidiaries) are limited in amount as to each of its affiliates, including the Parent, to 10% of the Bank's capital stock and surplus (as defined, which for this purpose includes the allowance for loan losses on an after-tax basis) and, in the aggregate to all of its affiliates, to 20% of the Bank's capital stock and surplus. The capital stock and surplus at December 31, 1995 was $5 billion.
   Dividends payable by the Bank to the Parent without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Based on this definition, the Bank declared dividends in 1995 and 1994 of $184 million in excess of its net income of $2,437 million for those years. Therefore, before it can declare dividends in 1996 without the approval of the OCC, the Bank must have net income of $184 million plus an amount equal to or greater than the dividends declared in 1996. With the approval of the OCC, the Bank declared a first quarter 1996 dividend of $310 million. Dividends declared by the Bank in 1995, 1994 and 1993 were $1,620 million (including a $489 million deemed dividend), $1,001 million and none, respectively.
   The Company's other banking subsidiaries are subject to the same restrictions as the Bank. However, any such restrictions have not had a material impact on the banking subsidiaries or the Company.

3  INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The following table provides the major components of investment securities at fair value and at cost:

------------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                           December 31,
                           ---------------------------------------------------------------------------------------------------------
                                                                1995                                       1994                 1993
                           -----------------------------------------   ----------------------------------------    -----------------
                             COST   ESTIMATED   ESTIMATED  ESTIMATED     Cost  Estimated   Estimated  Estimated      Cost  Estimated
                                   UNREALIZED  UNREALIZED       FAIR          unrealized  unrealized       fair                 fair
                                        GROSS       GROSS      VALUE               gross       gross      value                value
                                        GAINS      LOSSES                          gains      losses
AVAILABLE-FOR-SALE
SECURITIES AT
FAIR VALUE:
U.S. Treasury securities   $1,347         $13         $ 3     $1,357   $  372        $ -        $ 10     $  362    $    -     $    -
Securities of U.S.
  government agencies
  and corporations (1)      5,218          35          30      5,223    1,476          -          96      1,380     1,747      1,749
Private collateralized
  mortgage obligations (2)  2,121           9           8      2,122    1,290          1         113      1,178     1,340      1,334
Other                         169          12           -        181       24         14           -         38        31         48
                           ------         ---         ---     ------   ------        ---        ----     ------    ------     ------
    Total debt securities   8,855          69          41      8,883    3,162         15         219      2,958     3,118      3,131
Marketable equity
  securities                   18          19           -         37       16         17           2         31        17         40
                           ------         ---         ---     ------   ------        ---        ----     ------    ------     ------
    Total                  $8,873         $88         $41     $8,920   $3,178        $32        $221     $2,989    $3,135     $3,171
                           ------         ---         ---     ------   ------        ---        ----     ------    ------     ------
                           ------         ---         ---     ------   ------        ---        ----     ------    ------     ------
HELD-TO-MATURITY
SECURITIES AT COST:
U.S. Treasury securities   $    -         $ -         $ -     $    -   $1,772        $ -        $ 52     $1,720    $2,365     $2,383
Securities of U.S.
  government agencies
  and corporations (1)          -           -           -          -    5,394          -         293      5,101     6,570      6,644
Private collateralized
  mortgage obligations (2)      -           -           -          -    1,306          -          85      1,221       815        813
Other                           -           -           -          -      147          -           4        143       137        138
                           ------         ---         ---     ------   ------        ---        ----     ------    ------     ------
    Total                  $    -      $    -         $ -     $    -   $8,619        $ -        $434     $8,185    $9,887     $9,978
                           ------         ---         ---     ------   ------        ---        ----     ------    ------     ------
                           ------         ---         ---     ------   ------        ---        ----     ------    ------     ------

------------------------------------------------------------------------------------------------------------------------------------

(1) All securities of U.S. government agencies and corporations are mortgage-backed securities.
(2) Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.


   In November 1995, the Financial Accounting Standards Board (FASB) permitted a one-time opportunity for companies to reassess by December 31, 1995 their classification of securities under Statement of Financial Accounting Standards No. 115 (FAS 115), Accounting for Certain Investments in Debt and Equity Securities. On November 30, 1995, the Company reclassified all of its held-to-maturity securities at cost portfolio of $6.5 billion to the available-for-sale securities at fair value portfolio. A related unrealized net after-tax loss of $6 million was recorded in stockholders' equity.
   Proceeds from the sales of debt securities in the available-for-sale portfolio totaled $674 million in 1995, resulting in a $13 million loss.
These securities were sold for asset/ liability management purposes. Additionally, a loss of $4 million was realized resulting from a write-down of certain equity securities due to other-than-temporary impairment.
   Proceeds from the sales of debt securities in the available-for-sale portfolio totaled $13 million in 1994, resulting in a $5 million gain. A loss of $1 million was realized in 1994 resulting from a write-down due to other-than-temporary impairment in the fair value of certain debt securities. Proceeds from the sales of marketable equity securities in the available-for-sale portfolio totaled $5 million in 1994, resulting in a $4 million gain. Proceeds from the sales of debt securities in the available-for-sale portfolio totaled $284 thousand in 1993, resulting in a $10 thousand gain.

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

--------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                  December 31, 1995
                          ------------------------------------------------------------------------------------------------------
                           Total  Weighted     Weighted                                 Remaining contractual principal maturity
                          amount   average      average  -----------------------------------------------------------------------
                                     yield    remaining  Within one year      After one year   After five years  After ten years
                                           maturing (in                   through five years  through ten years
                                             yrs.-mos.)  ---------------  ------------------  -----------------  ---------------
                                                         Amount    Yield  Amount       Yield  Amount      Yield  Amount    Yield
AVAILABLE-FOR-SALE
SECURITIES (1):
U.S. Treasury securities  $1,347     5.51%          1-4  $  549     5.18%  $  798       5.74%  $    -         -%  $    -       -%
Securities of U.S.
  government agencies
  and corporations         5,218     6.03           5-1     356     5.86    2,617       5.93    1,824      6.07      421    6.66
Private collateralized
  mortgage obligations     2,121     6.26           7-4     115     5.93      718       6.10      703      6.25      585    6.53
Other                        169     8.58           2-5      50     5.99      115       9.81        2      5.48        2    6.37
                          ------                         ------            ------              ------             ------
TOTAL COST OF
DEBT SECURITIES           $8,855     6.06%          5-0  $1,070     5.52%  $4,248       6.03%  $2,529      6.12%  $1,008    6.58%
                          ------     ----           ---  ------     ----   ------       ----   ------      ----   ------    ----
                          ------     ----           ---  ------     ----   ------       ----   ------      ----   ------    ----
ESTIMATED FAIR VALUE      $8,883                         $1,070            $4,272              $2,529             $1,012
                          ------                         ------            ------              ------             ------
                          ------                         ------            ------              ------             ------
--------------------------------------------------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of available-for-sale investment securities carried at fair value.

   Dividend income of none, none and $3 million in 1995, 1994 and 1993, respectively, is included in interest income on investment securities in the Consolidated Statement of Income. Substantially all income on investment securities is taxable.
   The cost of investment securities pledged to secure trust and public deposits and for other purposes as required or permitted by law was $4.8 billion, $3.1 billion and $2.2 billion at December 31, 1995, 1994 and 1993, respectively.


4  LOANS AND ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

A summary of the major categories of loans outstanding and related unfunded commitments to extend credit is shown in the table on the right. At December 31, 1995 and 1994, the commercial loan category and related commitments did not have an industry concentration that exceeded 10% of total loans and commitments. Tables 9 and 10 in the Loan Portfolio section of the Financial Review summarize real estate mortgage (excluding 1-4 family first mortgage loans) and real estate construction loans by California region and other states by project type. Substantially all of the Company's real estate 1-4 family first mortgages and most of the consumer loans are with customers located in California.
   In the course of evaluating the credit risk presented by a customer and the pricing that will adequately compensate the Company for assuming that risk, management determines a requisite amount of collateral support. The type of collateral held varies, but may include accounts receivable, inventory, land, buildings, equipment, income-producing commercial properties and residential real estate. The Company has the same collateral policy for loans whether they are funded immediately or on a delayed basis (commitment).
   A commitment to extend credit is a legally binding agreement to lend funds to a customer and is usually for a specified interest rate and purpose. These commitments have fixed

--------------------------------------------------------------------------------------------------------
(in millions)                                                                                December 31,
                                                  ------------------------------------------------------
                                                                      1995                          1994
                                                  ------------------------      ------------------------
                                                  OUTSTANDING  COMMITMENTS      Outstanding  Commitments
                                                                 TO EXTEND                     to extend
                                                                    CREDIT                        credit

Commercial (1)                                        $ 9,750      $ 8,368          $ 8,162      $ 6,551
Real estate 1-4 family first mortgage (2)               4,448          723            9,050          651
Other real estate mortgage                              8,263          563            8,079          522
Real estate construction                                1,366          859            1,013          731
Consumer:
  Real estate 1-4 family junior lien mortgage           3,358        3,053            3,332        2,952
  Credit card                                           4,001        8,644            3,125        7,780
  Other revolving credit and monthly payment            2,576        2,035            2,229        1,752
                                                      -------      -------          -------      -------
    Total consumer                                      9,935       13,732            8,686       12,484
Lease financing                                         1,789            -            1,330            -
Foreign                                                    31            -               27            -
                                                      -------      -------          -------      -------
    Total loans (3)                                   $35,582      $24,245          $36,347      $20,939
                                                      -------      -------          -------      -------
                                                      -------      -------          -------      -------
--------------------------------------------------------------------------------------------------------

(1) Outstanding balances include loans to real estate developers of $700 million and $525 million at December 31, 1995 and 1994, respectively.
(2) Substantially all the commitments to extend credit relate to those equity lines that are effectively first mortgages.
(3) Outstanding loan balances at December 31, 1995 and 1994 are net of unearned income, including net deferred loan fees, of $463 million and $361 million, respectively.


expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity needs or the credit risk that the Company will experience will be lower than the contractual amount of commitments to extend credit shown in the table above because a significant portion of these commitments is expected to expire without being drawn upon. Certain commitments are subject to a loan agreement containing covenants regarding the financial performance of the customer that must be met before the Company is required to fund the commitment. The Company uses the same credit policies in making commitments to extend credit as it does in making loans.
   In addition, the Company manages the potential credit risk in commitments to extend credit by limiting the total amount of arrangements, both by individual customer and in the aggregate; by monitoring the size and maturity structure of these portfolios; and by applying the same credit standards maintained for all of its credit activities. The credit risk associated with these commitments is considered in management's determination of the allowance for loan losses.
   Standby letters of credit totaled $921 million and $836 million at December 31, 1995 and 1994, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under a standby letter of credit, the Company assures that the third party will receive specified funds if a customer fails to meet his contractual obligation. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing letters of credit and the Company's management of that credit risk is the same as for loans and is considered in management's determination of the allowance for loan losses. At December 31, 1995 and 1994, standby letters of credit included approximately $159 million and $123 million, respectively, of participations purchased, net of approximately $90 million and $81 million, respectively, of participations sold. Approximately 57% of the Company's year-end 1995 standby letters of credit had maturities of one year or less and substantially all had maturities of seven years or less.
   Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $450 million and $427 million at December 31, 1995 and 1994, respectively. The Company also had commitments for commercial and similar letters of credit of $209 million and $125 million at December 31, 1995 and 1994, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee. Losses on standby letters of credit and other similar letters of credit have been immaterial.
   The Company considers the allowance for loan losses of $1,794 million adequate to cover losses inherent in loans, loan commitments and standby letters of credit at December 31, 1995. However, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the Company's ongoing examination process and that of its regulators, will not require significant increases in the allowance for loan losses.
   Loans held for sale are included in their respective loan categories and recorded at the lower of cost or market. At December 31, 1995 and 1994, loans held for sale were $640 million and $324 million, respectively.
   Changes in the allowance for loan losses were as follows:

-----------------------------------------------------------------
(in millions)                              Year ended December 31,
                                       --------------------------
                                         1995      1994      1993
BALANCE, BEGINNING OF YEAR             $2,082    $2,122    $2,067
Provision for loan losses                   -       200       550
Loan charge-offs:
  Commercial (1)                          (55)      (54)     (110)
  Real estate 1-4 family
    first mortgage                        (13)      (18)      (25)
  Other real estate mortgage              (52)      (66)     (197)
  Real estate construction                (10)      (19)      (68)
  Consumer:
    Real estate 1-4 family
      junior lien mortgage                (16)      (24)      (28)
    Credit card                          (208)     (138)     (177)
    Other revolving credit and
      monthly payment                     (53)      (36)      (41)
                                       ------    ------    ------
      Total consumer                     (277)     (198)     (246)
  Lease financing                         (15)      (14)      (18)
                                       ------    ------    ------
        Total loan charge-offs           (422)     (369)     (664)
                                       ------    ------    ------
Loan recoveries:
  Commercial (2)                           38        37        71
  Real estate 1-4 family
    first mortgage                          3         6         2
  Other real estate mortgage               53        22        47
  Real estate construction                  1        15         4
  Consumer:
    Real estate 1-4 family
      junior lien mortgage                  3         4         3
    Credit card                            13        18        21
    Other revolving credit and
      monthly payment                      12        11        12
                                       ------    ------    ------
      Total consumer                       28        33        36
  Lease financing                          11        16         9
                                       ------    ------    ------
        Total loan recoveries             134       129       169
                                       ------    ------    ------
          Total net loan
             charge-offs                 (288)     (240)     (495)
                                       ------    ------    ------
BALANCE, END OF YEAR                   $1,794    $2,082    $2,122
                                       ------    ------    ------
                                       ------    ------    ------
Total net loan charge-offs as
  a percentage of average
  total loans                             .83%      .70%     1.44%
                                       ------    ------    ------
                                       ------    ------    ------
Allowance as a percentage
  of total loans                         5.04%     5.73%     6.41%
                                       ------    ------    ------
                                       ------    ------    ------

-----------------------------------------------------------------

(1) Includes charge-offs of loans to real estate developers of none, $14 million and $21 million in 1995, 1994 and 1993, respectively.
(2) Includes recoveries from real estate developers of $3 million, $2 million and $3 million in 1995, 1994 and 1993, respectively.

   Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114 (FAS 114), Accounting by Creditors for Impairment of a Loan, as amended by FAS 118 (collectively referred to as FAS 114). FAS 114 addresses the accounting treatment of certain impaired loans and amends FASB Statement Nos. 5 and 15. However, these statements do not address the overall adequacy of the allowance for loan losses and do not apply to large groups of smaller-balance homogeneous loans unless they have been involved in a restructuring. These statements can only be applied prospectively.
   The table below shows the recorded investment in impaired loans by loan category at December 31, 1995:

---------------------------------------------------------
(in millions)                           December 31, 1995
Commercial                                           $ 77
Real estate 1-4 family first mortgage                   2
Other real estate mortgage (1)                        330
Real estate construction                               46
Other                                                   3
                                                     ----
  Total (2)                                          $458
                                                     ----
                                                     ----

---------------------------------------------------------

(1) Includes $50 million of accruing loans purchased at a steep discount whose contractual terms were modified after acquisition. The modified terms did not affect the book balance nor the yields expected at the date of purchase.
(2) Includes $22 million of impaired loans with a related FAS 114 allowance of $3 million at December 31, 1995.

   Of the recorded investment in impaired loans of $458 million at December 31, 1995, the Company measured the impairment on $374 million using the collateral value method. Generally under this method, a direct charge-off is taken to reduce the recorded investment to the value of the underlying collateral. For $66 million of impaired loans, impairment was measured using the discounted cash flow method. The remaining $18 million of impaired loans were aggregated for the purpose of measuring impairment using historical loss factors as the means of measurement.
   The average recorded investment in impaired loans during 1995 was $472 million. Total interest income recognized on impaired loans during 1995 was $15 million, substantially all of which was recorded using the cash method.
   The Company uses either the cash or cost recovery method to record cash receipts on impaired loans that are on nonaccrual. Under the cash method, contractual interest is credited to interest income when received. This method is used when the ultimate collectibility of the total principal is not in doubt. Under the cost recovery method, all payments received are applied to principal. This method is used when the ultimate collectibility of the total principal is in doubt. Loans on the cost recovery method may be changed to the cash method when the application of the cash payments has reduced the principal balance to a level where collection of the remaining recorded investment is no longer in doubt.

5  PREMISES, EQUIPMENT,
   LEASE COMMITMENTS AND OTHER ASSETS
--------------------------------------------------------------------------------

The following table presents comparative data for premises and equipment:


------------------------------------------------------------------
(in millions)                                          December 31,
                                               -------------------
                                                 1995         1994
Land                                           $   96       $  144
Buildings                                         520          531
Furniture and equipment                           730          608
Leasehold improvements                            270          258
Premises leased under capital leases               66           68
                                               ------       ------
  Total                                         1,682        1,609
Less accumulated depreciation
  and amortization                                820          723
                                               ------       ------
Net book value                                 $  862       $  886
                                               ------       ------
                                               ------       ------

------------------------------------------------------------------


   Depreciation and amortization expense was $154 million, $142 million and $140 million in 1995, 1994 and 1993, respectively. Losses on disposition of premises and equipment, recorded in noninterest income, were $31 million, $12 million and $19 million in 1995, 1994 and 1993, respectively. In addition, also recorded in noninterest income were losses from disposition of operations primarily related to the disposition of premises associated with scheduled branch closures of $89 million, $5 million and $28 million in 1995, 1994 and 1993, respectively.
   The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms up to 25 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases with terms in excess of one year as of December 31, 1995:

----------------------------------------------------------------------
(in millions)                        Operating leases  Capital leases

Year ended December 31,
1996                                             $145            $ 10
1997                                              134               9
1998                                              117               9
1999                                              104               9
2000                                               82               8
Thereafter                                        381              72
                                                 ----            ----
Total minimum lease payments                     $963             117
                                                 ----
                                                 ----
Executory costs                                                    (4)
Amounts representing interest                                     (61)
                                                                 ----
Present value of net minimum lease payments                      $ 52
                                                                 ----
                                                                 ----

----------------------------------------------------------------------


   Total future minimum payments to be received under noncancelable operating subleases at December 31, 1995 were approximately $205 million; these payments are not reflected in the preceding table.
   Rental expense, net of rental income, for all operating leases was $111 million, $97 million and $99 million in 1995, 1994 and 1993, respectively.
   The components of other assets at December 31, 1995 and 1994 were as follows:


------------------------------------------------------------------
(in millions)                                          December 31,
                                               -------------------
                                                 1995         1994

Net deferred tax asset (1)                     $  854       $  971
Nonmarketable equity investments (2)              428          407
Certain identifiable intangible assets            386          388
Foreclosed assets                                 186          272
Other                                             552          522
                                               ------       ------
  Total other assets                           $2,406       $2,560
                                               ------       ------
                                               ------       ------

------------------------------------------------------------------

(1) See Note 10 to the Financial Statements.
(2) Commitments related to nonmarketable equity investments totaled
    $159 million and $174 million at December 31, 1995 and 1994, respectively.


   Income from nonmarketable equity investments accounted for using the cost method was $58 million, $31 million and $42 million in 1995, 1994 and 1993, respectively.
   The largest identifiable intangible asset was core deposit intangibles of $166 million and $208 million at December 31, 1995 and 1994, respectively. Amortization expense for core deposit intangibles was $42 million, $49 million and $61 million in 1995, 1994 and 1993, respectively. Total amortization expense for certain identifiable intangible assets recorded in noninterest expense was $54 million, $62 million and $77 million in 1995, 1994 and 1993, respectively.
   Foreclosed assets consist of assets (substantially real estate) acquired in satisfaction of troubled debt and are carried at the lower of fair value (less estimated costs to sell) or cost. Foreclosed assets expense, including disposition gains and losses, was $1 million, none and $60 million in 1995, 1994 and 1993, respectively.

   On October 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 122 (FAS 122), Accounting for Mortgage Servicing Rights. This Statement amends FAS 65, Accounting for Certain Mortgage Banking Activities, to require that, for mortgage loans originated for sale with servicing rights retained, the right to service those loans be recognized as a separate asset, similar to purchased mortgage servicing rights. This Statement also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. Mortgage servicing rights purchased during 1995, 1994 and 1993 were $95 million, $89 million and none, respectively. No originated mortgage servicing rights were capitalized in 1995. Purchased mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. Amortization expense, recorded in noninterest income, totaled $39 million, $8 million and $16 million for 1995, 1994 and 1993, respectively. Purchased mortgage servicing rights included in certain identifiable intangible assets amounted to $152 million, $96 million and $15 million at December 31, 1995, 1994 and 1993, respectively.
   For purposes of evaluating and measuring impairment for purchased mortgage servicing rights, the Company stratified these rights based on the type and interest rate of the underlying loans. Impairment is measured as the amount by which the purchased mortgage servicing rights for a stratum exceed their fair value. Fair value of the purchased mortgage servicing rights is determined based on valuation techniques utilizing discounted cash flows incorporating assumptions that market participants would use and totaled $153 million at December 31, 1995. The valuations include the results of hedges used to reduce the Company's exposure to movements in the fair market value of the purchased mortgage servicing rights. Impairment, net of hedge results, is recognized through a valuation allowance for each individual stratum. At December 31, 1995, the balance of the valuation allowances totaled $352 thousand. Certain mortgage servicing rights owned by the Company have not been capitalized as they were acquired by origination prior to the adoption of FAS 122. These rights were not included in the valuation.
   The Company adopted on December 31, 1995 Statement of Financial Accounting Standards No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Additionally, FAS 121 requires that long-lived assets to be disposed of be reported at the lower of their carrying amount or fair value, less costs to sell. The impact of adopting FAS 121 was immaterial. Independent of FAS 121, the Company periodically reviews its space requirements. During the course of 1995, such reviews resulted in two properties being designated as held for sale. Regardless of FAS 121, assets designated as held for sale are carried at the lower of cost or fair value, less costs to sell. Accordingly, the Company recorded a $21 million write-down in 1995 in noninterest income related to these properties. These properties had a carrying value of $15 million at December 31, 1995.

6  SENIOR AND SUBORDINATED DEBT
--------------------------------------------------------------------------------

The following is a summary of senior and subordinated debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

--------------------------------------------------------------------------------------------------------------
(in millions)                                                     Maturity        Interest         December 31,
                                                                      date        rate        ----------------
                                                                                                1995      1994

SENIOR

Parent: Floating-Rate Medium-Term Notes                               1995-99     Various     $1,478    $  958
        Notes (1)                                                     1996        8.2%           200       200
        Medium-Term Notes (1)                                         1995-96     4.7-9.1%        25       126
Notes payable by subsidiaries                                                                     28        54
Obligations of subsidiaries under capital leases (Note 5)                                         52        55
                                                                                              ------    ------
  Total senior debt                                                                            1,783     1,393
                                                                                              ------    ------

SUBORDINATED

Parent: German Mark Floating-Rate Notes (DM 300 face amount) (2)      1995        Various          -       194
        Floating-Rate Notes (3)(4)                                    1997        Various        101       101
        Floating-Rate Notes (3)(5)(6)                                 1997        Various        100       100
        Floating-Rate Capital Notes (3)(5)(7)                         1998        Various        200       200
        Floating-Rate Notes (3)(5)                                    2000        Various        118       118
        Notes                                                         2002        8.75%          199       199
        Notes                                                         2002        8.375%         149       149
        Notes                                                         2003        6.875%         150       150
        Notes                                                         2003        6.125%         249       249
                                                                                              ------    ------
Total subordinated debt                                                                        1,266     1,460
                                                                                              ------    ------
  Total senior and subordinated debt                                                          $3,049    $2,853
                                                                                              ------    ------
                                                                                              ------    ------

--------------------------------------------------------------------------------------------------------------

(1) The Company entered into interest rate swap agreements for substantially all of these Notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the Notes and makes interest payments based on an average three-month LIBOR rate.
(2) These Notes were subject to a maximum interest rate of 8%. The Company sold this interest rate cap under an agreement whereby it received fixed payments in German marks and made payments based on the amount by which a floating rate exceeded 8%. The Company also entered into a swap agreement whereby the Company received German marks approximately equal to principal and interest on the Notes and made payments in U.S. dollars. The transaction amount at the date of issue and swap was $118 million. The difference of $76 million at December 31, 1994 was due to the foreign currency transaction adjustment.
(3) Redeemable in whole or in part, at par.
(4) Subject to a maximum interest rate of 13% due to the purchase of an interest rate cap.
(5) May be redeemed in whole, at par, at any time in the event withholding taxes are imposed by the United States.
(6) Subject to a maximum interest rate of 13%.
(7) Mandatory Equity Notes.

At December 31, 1995, the principal payments, including sinking fund payments, on senior and subordinated debt are due as follows:


--------------------------------------------------------
(in millions)                           Parent   Company

1996                                    $1,153    $1,158
1997                                       701       705
1998                                       200       205
1999                                        50        55
2000                                       118       122
Thereafter                                 747       804
                                        ------    ------
  Total                                 $2,969    $3,049
                                        ------    ------
                                        ------    ------

--------------------------------------------------------

   The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.
   The Company's mandatory convertible debt, which is identified by note (7) to the table on the preceding page, qualifies as Tier 2 capital but is subject to discounting and note fund restrictions under the risk-based capital rules. The terms of the $200 million of the Mandatory Equity Notes, due in 1998, require the Company to sell or exchange with the noteholder the Company's common stock, perpetual preferred stock or other capital securities at maturity or earlier redemption of the notes. At December 31, 1995, $180 million of stockholders' equity had been designated for the retirement or redemption of those notes.
   Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of the Bank and the issuance of its capital stock or convertible securities. The Company was in compliance with the provisions of the borrowing agreements at December 31, 1995.


7  PREFERRED STOCK
--------------------------------------------------------------------------------

Of the 25,000,000 shares authorized, there were 2,327,500 shares of preferred stock issued and outstanding at December 31, 1995 and 1994. All preferred shares rank senior to common shares both as to dividends and liquidation preference but have no general voting rights.
   The following is a summary of Preferred Stock (Adjustable and Fixed):

---------------------------------------------------------------------------------------------------------------------------------
                                               Shares issued      Carrying amount          Adjustable          Dividends declared
                                             and outstanding        (in millions)       dividend rate               (in millions)
                                        --------------------   ------------------    ----------------    ------------------------
                                                 December 31,         December 31,   Minimum  Maximum      Year ended December 31,
                                        --------------------   ------------------                        ------------------------
                                             1995       1994     1995        1994                        1995      1994      1993
Adjustable-Rate Cumulative, Series A            -          -    $   -       $   -        6.0%    12.0%    $ -       $ 2       $ 9
  (Liquidation preference $50) (1)
Adjustable-Rate Cumulative, Series B    1,500,000  1,500,000       75          75        5.5     10.5       5         4         4
  (Liquidation preference $50)
9% Cumulative, Series C                   477,500    477,500      238         238          -        -      21        21        21
  (Liquidation preference $500)
8 7/8% Cumulative, Series D               350,000    350,000      176         176          -        -      16        16        16
  (Liquidation preference $500)
                                        ---------  ---------     ----        ----                         ---       ---       ---
    Total                               2,327,500  2,327,500     $489        $489                         $42       $43       $50
                                        ---------  ---------     ----        ----                         ---       ---       ---
                                        ---------  ---------     ----        ----                         ---       ---       ---

---------------------------------------------------------------------------------------------------------------------------------

(1) In March 1994, the Company redeemed all $150 million of its Series A preferred stock.

ADJUSTABLE-RATE CUMULATIVE
PREFERRED STOCK, SERIES A

In March 1994, the Company redeemed all $150 million of its Series A preferred stock at a price of $50 per share plus accrued and unpaid dividends. Dividends were cumulative and payable on the last day of each calendar quarter. For each quarterly period, the dividend rate was 2.75% less than the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 6% and a maximum of 12% per year. The average dividend rate was 6.1% (annualized) and 6.0% in 1994 and 1993, respectively.

ADJUSTABLE-RATE CUMULATIVE
PREFERRED STOCK, SERIES B

These shares are redeemable at the option of the Company through May 14, 1996 at a price of $51.50 per share and, thereafter, at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.8%, 5.7% and 5.6% during 1995, 1994 and 1993, respectively.

9% CUMULATIVE PREFERRED STOCK, SERIES C

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

8 7/8% CUMULATIVE PREFERRED STOCK, SERIES D

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


8  COMMON STOCK, ADDITIONAL PAID-IN CAPITAL AND STOCK PLANS
--------------------------------------------------------------------------------

COMMON STOCK
 ................................................................................

The following table summarizes common stock reserved, issued, outstanding and authorized as of December 31, 1995:

----------------------------------------------------------------------
                                                     Number of shares

Tax Advantage and Retirement Plan                           2,718,226
Long-Term and Equity Incentive Plans                        4,021,043
Dividend Reinvestment and
  Common Stock Purchase Plan                                4,094,173
Employee Stock Purchase Plan                                  542,358
Director Option Plans                                         165,099
Stock Bonus Plan                                               14,756
                                                          -----------
   Total shares reserved                                   11,555,655
Shares issued and outstanding                              46,973,319
Shares not reserved                                        91,471,026
                                                          -----------
   Total shares authorized                                150,000,000
                                                          -----------
                                                          -----------

---------------------------------------------------------------------

   Under the terms of mandatory convertible debt, the Company must exchange with the noteholder, or sell, various capital securities of the Company as described in Note 6 to the Financial Statements.

ADDITIONAL PAID-IN CAPITAL
 ................................................................................

Repurchases made in connection with the Company's stock repurchase program result in a reduction of the Additional Paid-In Capital (APIC) account equal to the amount paid in repurchasing the stock, less the $5 per share representing par value that is charged to the Common Stock account. In order to absorb future repurchases of common stock, the Company transferred $1 billion from Retained Earnings to APIC in each of the years 1995 and 1994.

DIRECTOR OPTION PLANS
 ................................................................................

The 1990 Director Option Plan (1990 DOP) provides for annual grants of options to purchase 500 shares of common stock to each non-employee director elected or re-elected at the annual meeting of shareholders. Non-employee directors who join the Board between annual meetings receive options on a prorated basis. The options may be exercised until the tenth anniversary of the date of grant; they become exercisable after one year at an exercise price equal to the fair market value of the stock at the time of grant. The maximum total number of shares of common stock issuable under the 1990 DOP is 100,000 in the aggregate and 20,000 in any one calendar year. At December 31, 1995, 28,652 options were outstanding under this plan, of which 22,526 options were exercisable. During 1995, 2,000 options were exercised. No compensation expense was recorded for the stock options under the 1990 DOP, as the exercise price was equal to the quoted market price of the stock at the time of the grant.
   The 1987 Director Option Plan (1987 DOP) allows participating directors to file an irrevocable election to receive stock options in lieu of their retainer to be earned in any one calendar year. The options become exercisable after one year and may be exercised until the tenth anniversary of the date of grant. Options granted prior to 1995 have an exercise price of $1 per share. Commencing in 1995, options granted have an exercise price equal to 50 percent of the quoted market price of the stock at the time of grant. At December 31, 1995, 4,919 options were outstanding under this plan, of which 3,781 options were exercisable. During 1995, no options were exercised. Compensation expense for the 1987 DOP is measured as the difference between the quoted market price of the stock at the date of grant less the option exercise price. This expense is accrued as retainers are earned.

EMPLOYEE STOCK PLANS
 ................................................................................

LONG-TERM AND EQUITY INCENTIVE PLANS

The Wells Fargo & Company Long-Term Incentive Plan (LTIP) became effective upon the approval of shareholders in April 1994. The LTIP supersedes the 1990 Equity Incentive Plan (1990 EIP), which is itself the successor to the original 1982 Equity Incentive Plan (1982 EIP). No additional awards or grants will be issued under the 1990 or 1982 EIPs.
   While similar to the existing 1990 EIP, in that the LTIP includes provisions for the same kinds of awards that could have been made under the 1990 EIP, the LTIP varies from the 1990 EIP in certain respects. The following are certain of the more important differences. The LTIP provides for awards of restricted shares in addition to the stock options, stock appreciation rights and share rights that could have been awarded under the 1990 EIP. Stock appreciation rights awarded under the LTIP need not be in tandem with stock options, as was the case under the 1990 EIP, but may stand alone. Employee stock options granted under the LTIP can be granted with exercise prices at or, unlike the 1990 EIP, above the current value of the common stock and, except for incentive stock options, can have terms longer than 10 years, the maximum provided in the 1990 EIP. Employee stock options generally become fully exercisable over 3 years from the grant date. Upon termination of employment, the option period is reduced or the options are canceled. The LTIP also provides for grants to recipients not limited to present key employees of the Company. The total number of shares of common stock issuable under the LTIP is 2,500,000 in the aggregate (excluding outstanding awards under the 1990 and 1982 EIPs) and 800,000 in any one calendar year. No compensation expense was recorded for the stock options under the LTIP (or 1990 and 1982 EIPs), as the exercise price was equal to the quoted market price of the stock at the time of grant.
   Transactions involving options of the LTIP and EIPs are summarized as follows:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Number of shares
                                    -------------------------------------------------------------------------------------------
                                                               LTIP                    1990 EIP                        1982 EIP
                                    -------------------------------   -------------------------     ---------------------------
                                              1995             1994           1995         1994             1995           1994

Options outstanding,
  beginning of year                        655,180                -        710,935      1,223,360        563,453        784,040
Granted                                    284,700          284,000              -              -              -              -
Transferred (1)                                  -          400,400              -       (400,400)             -              -
Canceled                                    (8,500)         (28,500)        (2,330)       (28,665)             -              -
Exercised                                  (66,870)            (720)      (193,510)       (83,360)      (278,115)      (220,587)
                                        ----------       ----------       --------       --------       --------       --------
Options outstanding, end of year           864,510          655,180        515,095        710,935        285,338        563,453
                                        ----------       ----------       --------       --------       --------       --------
                                        ----------       ----------       --------       --------       --------       --------
Options exercisable, end of year           287,875          371,180        515,095        710,935        285,338        563,453
Shares available for grant,
  end of year                            1,911,725        2,219,872              -              -              -              -
Price range of options:
  Outstanding                       $107.25-211.38   $107.25-146.75   $68.75-78.63   $68.75-79.38   $33.50-71.00   $33.50-71.00
  Exercised                         $       110.75   $       110.75   $68.75-79.38   $68.75-78.63   $33.50-71.00   $29.56-71.00

-------------------------------------------------------------------------------------------------------------------------------

(1) In accordance with the terms of the LTIP, the 400,400 options that were previously granted in 1993 under the 1990 EIP were assumed under the LTIP.

   Loans may be made, at the discretion of the Company, to assist the participants of the LTIP and the EIPs in the acquisition of shares under options. The total of such interest-bearing loans were $5.8 million and $6.0 million at December 31, 1995 and 1994, respectively.
   The holders of restricted share rights that were granted prior to 1991 are entitled at no cost to 30% of the shares of common stock represented by the restricted share rights held three years after the restricted share rights were granted, an additional 30% after four years and the final 40% after five years. The holders of the restricted share rights granted in 1991 or later are entitled at no cost to the shares of common stock represented by the restricted share rights held by each person five years after the restricted share rights were granted. Upon receipt of the restricted share rights, holders are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on the number of common shares equal to the number of restricted share rights. Except in limited circumstances, restricted share rights are canceled upon termination of employment. As of December 31, 1995, the LTIP, the 1990 EIP and the 1982 EIP had 117,918, 306,278 and 20,179 restricted share rights outstanding, respectively, to 867,740 and 65 employees or their beneficiaries, respectively. The compensation expense for the restricted share rights equals the market price at the time of grant and is accrued on a straight-line basis over the vesting period of three to five years. The amount of expense accrued for the restricted share rights under the LTIP, 1990 and 1982 EIPs was $8 million, $8 million and $7 million in 1995, 1994 and 1993, respectively.

EMPLOYEE STOCK PURCHASE PLAN

Options to purchase up to 1,100,000 shares of common stock may be granted under the Employee Stock Purchase Plan (ESPP). Employees of the Company with at least one year of service, except hourly employees, are eligible to participate. Certain highly compensated employees may be excluded from participation at the discretion of the Management Development and Compensation Committee of the Board of Directors. The plan provides for an option price of the lower of market value at grant date or 85% to 100% (as determined by the Board of Directors for each option period) of the market value at the end of the one-year option period. For the current option period ending July 31, 1996, the Board approved a closing option price of 85% of the market value. The plan is noncompensatory and results in no expense to the Company. Transactions involving the ESPP are summarized as follows:

------------------------------------------------------------------------

                                                       Number of options
                                                      ------------------
                                                          1995      1994

Options outstanding, beginning of year                 143,404   160,476
Granted                                                143,072   159,515
Canceled (1)                                           (73,359)  (83,734)
Exercised (at $153.38 in 1995 and
  $114.73 in 1994)                                     (83,137)  (92,853)
                                                       -------   -------
Options outstanding, end of year                       129,980   143,404
                                                       -------   -------
                                                       -------   -------
Options available for grant, end of year               412,378   482,091
                                                       -------   -------
                                                       -------   -------

------------------------------------------------------------------------
(1) At the beginning of the option period, participants are granted an additional 50% of options that are exercised only to the extent that the closing option price is sufficiently below the market value at grant date and based on the participant's level of participation. Since the closing option price was higher in 1995 and 1994, the additional option grants were canceled. These options represent a majority of the canceled options shown above.

   For information on employee stock ownership through the Tax Advantage and Retirement Plan, see Note 9.

DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment and Common Stock Purchase and Share Custody Plan allows holders of the Company's common stock to purchase additional shares either by reinvesting all or part of their dividends, or by making optional cash payments. Currently, up to $6,000 of dividends per quarter may be used to purchase shares at a 3% discount. Dividends in excess of $6,000 per quarter and between $150 and $2,000 per month in optional cash payments may be used to purchase shares at fair market value. Shares may also be held in custody under the Plan even without the reinvestment of dividends. During 1995 and 1994, 87,868 and 97,256 shares, respectively, were issued under the plan.
   In October 1995, the FASB issued FAS 123, Accounting for Stock-Based Compensation. This Statement establishes a new fair value based method for stock-based compensation plans which is effective January 1, 1996. A further discussion of FAS 123 is in the Noninterest Expense section of the Financial Review.

9  EMPLOYEE BENEFITS AND OTHER EXPENSES
--------------------------------------------------------------------------------

RETIREMENT PLAN
 ................................................................................

The Company's retirement plan is known as the Tax Advantage and Retirement Plan
(TAP), a defined contribution plan. As part of TAP, the Company makes basic retirement contributions to employee retirement accounts. Effective July 1994, the Company increased its basic retirement contributions from 4% to 6% of the total of employee base salary plus payments from certain bonus plans (covered compensation). The Company also makes special transition contributions related to the termination of a prior defined benefit plan of the Company ranging from
 .5% to 5% of covered compensation for certain employees. The plan covers salaried employees with at least one year of service and contains a vesting schedule graduated from three to seven years of service.
   Prior to July 1994, the Company made supplemental retirement contributions of 2% of employee-covered compensation. All salaried employees with at least one year of service were eligible to receive these Company contributions, which vested immediately. Effective July 1994, the supplemental retirement contributions were discontinued, except for those contributions that are made to employees hired before January 1, 1992. Those employees will continue to receive the supplemental 2% contribution and the 4% basic retirement contributions until fully vested. Upon becoming 100% vested, the basic retirement contribution will increase to 6% of employee-covered compensation and the supplemental 2% contributions will end.
   Salaried employees who have at least one year of service are eligible to contribute to TAP up to 10% of their pretax covered compensation through salary deductions under Section 401(k) of the Internal Revenue Code, although a lower contribution limit may be applied to certain employees in order to maintain the qualified status of the plan. The Company makes matching contributions of up to 4% of an employee's covered compensation for those who have at least three years of service and elect to contribute under the plan. Effective July 1994, the Company began to partially match contributions by employees with at least one but less than three years of service. For such employees who elect to contribute under the plan, the Company matches 50% of each dollar on the first 4% of the employee's covered compensation. The Company's matching contributions are immediately vested and, similar to retirement contributions, are tax deductible by the Company.
   Employees direct the investment of their TAP funds and may elect to invest in the Company's common stock.
   Expenses related to TAP for the years ended December 31, 1995, 1994 and 1993 were $57 million, $56 million and $53 million, respectively.

HEALTH CARE AND LIFE INSURANCE
 ................................................................................

The Company provides health care and life insurance benefits for certain active and retired employees. The Company reserves its right to terminate these benefits at any time. The health care benefits for active and retired employees are self-funded by the Company with the Point-of-Service Managed Care Plan or provided through health maintenance organizations (HMOs). The amount of subsidized health care coverage for employees who retired prior to January 1, 1993 is based upon their Medicare eligibility. The amount of subsidized health care coverage for employees who retire after December 31, 1992 is based upon their eligibility to retire as of January 1, 1993 and their years of service at the time of retirement. Active employees with an adjusted service date after September 30, 1992 are not eligible for subsidized health care coverage upon retirement. Employees with an adjusted service date after January 1, 1994 are not eligible for Company paid life insurance benefits.
   The Company recognized the cost of health care benefits for active eligible employees by expensing contributions totaling $37 million, $45 million and $49 million in 1995, 1994 and 1993, respectively. Life insurance benefits for active eligible employees are provided through an insurance company. The Company recognizes the cost of these benefits by expensing the annual insurance premiums, which were $2 million in 1995, 1994 and 1993. At December 31, 1995, the Company had approximately 15,800 active eligible employees and 5,600 retirees participating in these plans.
   Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 (FAS 106), Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement changed the method of accounting for postretirement benefits other than pensions from a cash to an accrual basis.

   Under FAS 106, the determination of the accrued liability requires a calculation of the accumulated postretirement benefit obligation (APBO). The APBO represents the actuarial present value of postretirement benefits other than pensions to be paid out in the future (e.g., health benefits to be paid for retirees) that have been earned as of the end of the year. The unrecognized APBO at the time of adoption of FAS 106 (transition obligation) of $142 million for postretirement health care benefits is being amortized over 20 years.
   The following table sets forth the net periodic cost for postretirement health care benefits for 1995 and 1994:


----------------------------------------------------------------------
(in millions)                                   Year ended December 31,
                                                ----------------------
                                                       1995       1994

Interest cost on APBO                                 $ 8.5      $ 8.7
Amortization of transition obligation                   7.1        7.1
Amortization of net gain                               (3.5)         -
Service cost (benefits attributed to
   service during the period)                           1.1        1.0
                                                      -----      -----
   Total                                              $13.2      $16.8
                                                      -----      -----
                                                      -----      -----

----------------------------------------------------------------------

   The following table sets forth the funded status for postretirement health care benefits and provides an analysis of the accrued postretirement benefit cost included in the Company's Consolidated Balance Sheet at December 31, 1995 and 1994.


----------------------------------------------------------------------
(in millions)                                              December 31,
                                                    ------------------
                                                       1995       1994
APBO (1):
  Retirees                                          $  64.2    $  69.7
  Eligible active employees                            11.9       14.6
  Other active employees                               18.7       18.5
                                                     ------     ------
                                                       94.8      102.8
Plan assets at fair value                                 -          -
                                                     ------     ------
APBO in excess of plan assets                          94.8      102.8
Unrecognized net gain from past experience
  different from that assumed and
  from changes in assumptions                          51.3       44.8
Unrecognized transition obligation                   (120.8)    (127.8)
                                                     ------     ------
Accrued postretirement benefit cost
  (included in other liabilities)                   $  25.3    $  19.8
                                                    -------    -------
                                                    -------    -------

----------------------------------------------------------------------

(1) Based on a discount rate of 6.98% and 8.55% in 1995 and 1994, respectively.

   For measurement purposes, a health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 5.5% for HMOs and 8.0% for all other types of coverage in the per capita cost of covered health care benefits were assumed for 1996. The rate for other coverage was assumed to decrease gradually to 5.5% in 2001 and remain at that level thereafter. Increasing the assumed health care trend by one percentage point in each year would increase the APBO as of December 31, 1995 by $3.2 million and the aggregate of the interest cost and service cost components of the net periodic cost for 1995 by $.1 million.
   The $6.5 million increase in the unrecognized net gain in 1995 was due to a decrease in the number of participants combined with a lower average per capita cost of health care coverage, which was partially offset by a decrease in the discount rate and amortization of the net gain.
   The Company also provides postretirement life insurance to certain existing retirees. The APBO and expenses related to these benefits were not material.

OTHER EXPENSES
 ................................................................................

The following table shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.


----------------------------------------------------------------------
(in millions)                                   Year ended December 31,
                                               -----------------------
                                                  1995     1994   1993

Contract services                                 $149     $101    $61
Advertising and promotion                           73       65     59
Telecommunications                                  58       49     44
Operating losses (1)                                45       62     52

----------------------------------------------------------------------

(1) Includes losses from litigation, fraud and other matters.

10  INCOME TAXES
--------------------------------------------------------------------------------

Total income taxes for the years ended December 31, 1995 and 1994 were recorded as follows:


----------------------------------------------------------------------
(in millions)                                   Year ended December 31,
                                                ----------------------
                                                       1995       1994
Income taxes applicable to income
  before income tax expense                            $745       $613
Goodwill for tax benefits related
  to acquired assets                                      -        (25)
                                                       ----       ----
    Subtotal                                            745        588
Stockholders' equity for compensation
  expense for tax purposes in excess of
  amounts recognized for financial
  reporting purposes                                    (24)       (13)
Stockholders' equity for tax effect of the
  change in net unrealized gain (loss)
  on investment securities                              100        (95)
                                                       ----       ----
    Total income taxes                                 $821       $480
                                                       ----       ----
                                                       ----       ----

----------------------------------------------------------------------

The following is a summary of the components of income tax expense (benefit) applicable to income before income taxes:


----------------------------------------------------------------------
(in millions)                                   Year ended December 31,
                                               -----------------------
                                               1995     1994      1993
Current:
  Federal                                      $521     $472     $ 445
  State and local                               207      146       113
                                               ----     ----     -----
                                                728      618       558
                                               ----     ----     -----
Deferred:
  Federal                                        23      (26)     (125)
  State and local                                (6)      21        (7)
                                               ----     ----     -----
                                                 17       (5)     (132)
                                               ----     ----     -----
    Total                                      $745     $613     $ 426
                                               ----     ----     -----
                                               ----     ----     -----

----------------------------------------------------------------------

   Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary significantly from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1994 are primarily as a result of adjustments to conform to tax returns as filed.
   The Company's income tax expense (benefit) related to investment securities transactions was $(7) million, $3 million and under $1 million for 1995, 1994 and 1993, respectively.
   The Company had net deferred tax assets of $854 million, $971 million and $862 million at December 31, 1995, 1994 and 1993, respectively. The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 1995 and 1994 are presented below:


----------------------------------------------------------------------
(in millions)                                   Year ended December 31,
                                                ----------------------
                                                       1995       1994
DEFERRED TAX ASSETS
Allowance for loan losses                            $  711     $  839
Net tax-deferred expenses                               208        181
State tax expense                                        72         54
Certain identifiable intangibles                         66         10
Foreclosed assets                                        39         51
Depreciation                                             25          5
Investments                                               -         94
                                                     ------     ------
                                                      1,121      1,234
Valuation allowance                                       -         (2)
                                                     ------     ------
  Total deferred tax assets,
    less valuation allowance                          1,121      1,232
                                                     ------     ------
DEFERRED TAX LIABILITIES
Leasing                                                 257        248
Investments                                               6          -
Other                                                     4         13
                                                     ------     ------
  Total deferred tax liabilities                        267        261
                                                     ------     ------
NET DEFERRED TAX ASSET                               $  854     $  971
                                                     ------     ------
                                                     ------     ------

----------------------------------------------------------------------

   The Company's $854 million and $971 million net deferred tax asset at December 31, 1995 and 1994, respectively, included a valuation allowance of none and $2 million, respectively. Substantially all of the Company's net deferred tax asset of $854 million at December 31, 1995 related to net expenses (the largest of which was the provision for loan losses) that have been reflected in the financial statements, but which will reduce future taxable income. At December 31, 1995, the Company did not have any net operating loss carryforwards. The Company estimates that approximately $741 million of the $854 million net deferred tax asset at December 31, 1995 could be realized by the recovery of previously paid federal taxes; however, the Company expects to actually realize the federal net deferred tax asset by claiming deductions against future taxable income. The balance of approximately $113 million relates to approximately $1.7 billion of net deductions that are expected to reduce future California taxable income (California tax law does not permit recovery of previously paid taxes). The Company's California taxable income has averaged approximately $1.3 billion for each of the last three years. The Company believes that it is more likely than not that it will have sufficient future California taxable income to fully utilize these deductions. The amount of the total deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.
   The following is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:


-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                Year ended December 31,
                                                           --------------------------------------------------------
                                                                      1995                1994                 1993
                                                           ---------------     ---------------     ----------------
                                                           Amount        %     Amount        %     Amount         %

Statutory federal income tax expense and rate                $622     35.0 %     $509     35.0 %     $363      35.0 %
Change in tax rate resulting from:
  State and local taxes on income, net of federal
    income tax benefit                                        132      7.4        110      7.5         75       7.2
  Amortization of certain intangibles not
    deductible for tax return purposes                         14       .8         17      1.2         18       1.7
  Adjustment to deferred tax assets and liabilities for
    enacted changes in tax rates and laws                       -        -          -        -        (22)     (2.1)
  Other                                                       (23)    (1.2)       (23)    (1.5)        (8)      (.8)
                                                             ----     ----       ----     ----       ----      ----
    Effective income tax expense and rate                    $745     42.0 %     $613     42.2 %     $426      41.0 %
                                                             ----     ----       ----     ----       ----      ----
                                                             ----     ----       ----     ----       ----      ----

-------------------------------------------------------------------------------------------------------------------

   The Company has not recognized a federal deferred tax liability of $36 million on $102 million of undistributed earnings of a foreign subsidiary because such earnings are indefinitely reinvested in the subsidiary and are not taxable under current law. A deferred tax liability would be recognized to the extent the Company changed its intent to not indefinitely reinvest a portion or all of such undistributed earnings. In addition, a current tax liability would be recognized if the Company recovered those undistributed earnings in a taxable manner, such as through the receipt of dividends or sale of the entity, or if the tax law changed.

11  PARENT COMPANY
--------------------------------------------------------------------------------

Condensed financial information of Wells Fargo & Company (Parent) is presented below. For information regarding the Parent's long-term debt and derivative financial instruments, see Notes 6 and 13, respectively.


CONDENSED STATEMENT OF INCOME
---------------------------------------------------------------------------
(in millions)                                        Year ended December 31,
                                       ------------------------------------
                                         1995           1994           1993

INCOME
Dividends from subsidiaries:
  Wells Fargo Bank                     $1,131         $1,001           $  -
  Nonbank subsidiaries                      -              -              3
Interest income from:
  Wells Fargo Bank                         86             81             97
  Other bank subsidiaries                   3              -              -
  Nonbank subsidiaries                     12             15             22
  Other                                    53             51             56
Noninterest income                         52             38             45
                                       ------         ------           ----
    Total income                        1,337          1,186            223
                                       ------         ------           ----
EXPENSE
Interest on:
  Commercial paper and
    other short-term borrowings            14              8              5
  Senior and subordinated debt            194            181            195
Provision for loan losses                   -              -              9
Noninterest expense                        35             56             39
                                       ------         ------           ----
    Total expense                         243            245            248
                                       ------         ------           ----
Income (loss) before income tax
  (expense) benefit and
  undistributed income
  of subsidiaries                       1,094            941            (25)
Income tax (expense) benefit               17             27             (5)
Equity in undistributed income
  of subsidiaries:
  Wells Fargo Bank (1)                    (26)          (138)           632
  Other bank subsidiaries                 (65)             -              -
  Nonbank subsidiaries                     12             11             10
                                       ------         ------           ----
NET INCOME                             $1,032         $  841           $612
                                       ------         ------           ----
                                       ------         ------           ----

---------------------------------------------------------------------------

(1) The 1995 and 1994 amounts represent dividends distributed by Wells Fargo Bank in excess of its 1995 and 1994 net income of $1,105 million and $863 million, respectively.


CONDENSED BALANCE SHEET
---------------------------------------------------------------------------
(in millions)                                                   December 31,
                                                     ----------------------
                                                        1995           1994

ASSETS
Cash and due from Wells Fargo Bank
  (includes interest-earning deposits
  of $1 million and none)                             $   31         $   25
Investment securities:
  At fair value                                          424            211
  At cost (estimated fair value $198 million)              -            203
                                                      ------         ------
    Total investment securities                          424            414
Loans                                                    263            333
Allowance for loan losses                                 58             58
                                                      ------         ------
    Net loans                                            205            275
                                                      ------         ------
Loans and advances to subsidiaries:
  Wells Fargo Bank                                     1,417          1,258
  Other subsidiaries                                     231            198
Investment in subsidiaries (1):
  Wells Fargo Bank                                     4,322          4,219
  Other subsidiaries                                     316            101
Other assets                                             508            568
                                                      ------         ------
    Total assets                                      $7,454         $7,058
                                                      ------         ------
                                                      ------         ------
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and other
  short-term borrowings                               $  160         $  133
Other liabilities                                        270            270
Senior debt                                            1,703          1,284
Subordinated debt                                      1,266          1,460
                                                      ------         ------
    Total liabilities                                  3,399          3,147
Stockholders' equity                                   4,055          3,911
                                                      ------         ------
    Total liabilities and stockholders' equity        $7,454         $7,058
                                                      ------         ------
                                                      ------         ------

---------------------------------------------------------------------------

(1) The double leverage ratio, which represents the ratio of the Parent's total equity investment in subsidiaries to its total stockholders' equity, was 114% and 110% at December 31, 1995 and 1994, respectively.


CONDENSED STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------------
(in millions)                                                  Year ended December 31,
                                                 ------------------------------------
                                                   1995           1994           1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                     $1,032         $  841          $ 612
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
    Provision for loan losses                         -              -              9
    Deferred income tax expense (benefit)           (15)            (4)            30
    Equity in undistributed (income) loss
      of subsidiaries                                79            127           (642)
    Other, net                                      (52)           (24)           (32)
                                                 ------         ------          -----
Net cash provided (used) by
  operating activities                            1,044            940            (23)
                                                 ------         ------          -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities:
    At fair value:
      Proceeds from sales                             4              5              -
      Proceeds from prepayments
        and maturities                                2              -              -
      Purchases                                     (59)          (175)             -
    At cost:
      Proceeds from prepayments
        and maturities                               56            256             13
      Purchases                                       -           (122)           (25)
  Net decrease in loans                              70             24             87
  Net (increase) decrease in loans and
    advances to subsidiaries                       (192)           529            103
  Net (increase) decrease in investment
    in subsidiaries                                (266)             5           (111)
  Net (increase) decrease in securities
    purchased under resale agreements                 -            250           (250)
  Other, net                                        119             12             92
                                                 ------         ------          -----
Net cash provided (used) by
  investing activities                             (266)           784            (91)
                                                 ------         ------          -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in
    short-term borrowings                            27             (5)           (30)
  Proceeds from issuance of senior debt           1,230            248            980
  Proceeds from issuance of
    subordinated debt                                 -              -            399
  Repayment of senior debt                         (811)        (1,101)          (884)
  Repayment of subordinated debt                   (210)          (526)          (300)
  Proceeds from issuance of common stock             90             57             53
  Redemption of preferred stock                       -           (150)             -
  Repurchase of common stock                       (847)          (760)            (5)
  Payment of cash dividends on
    preferred stock                                 (42)           (34)           (50)
  Payment of cash dividends on
    common stock                                   (225)          (218)          (125)
  Other, net                                         16             57             (9)
                                                 ------         ------          -----
Net cash provided (used) by
  financing activities                             (772)        (2,432)            29
                                                 ------         ------          -----
  NET CHANGE IN CASH AND CASH
    EQUIVALENTS (DUE FROM
    WELLS FARGO BANK)                                 6           (708)           (85)
Cash and cash equivalents at
  beginning of year                                  25            733            818
                                                 ------         ------          -----
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                    $   31         $   25          $ 733
                                                 ------         ------          -----
                                                 ------         ------          -----
Noncash investing activities:
  Transfers from investment securities
    at cost to investment securities
    at fair value                                $  147         $    -          $  25
                                                 ------         ------          -----
                                                 ------         ------          -----


12  LEGAL ACTIONS
--------------------------------------------------------------------------------

In the normal course of business, the Company is at all times subject to numerous pending and threatened legal actions, some for which the relief or damages sought are substantial. After reviewing pending and threatened actions with counsel, management considers that the outcome of such actions will not have a material adverse effect on stockholders' equity of the Company; the Company is not able to predict whether the outcome of such actions may or may not have a material adverse effect on results of operations in a particular future period as the timing and amount of any resolution of such actions and its relationship to the future results of operations are not known.

13 DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The Company enters into a variety of financial contracts, which include interest rate futures and forward contracts, interest rate floors and caps and interest rate swap agreements. The contract or notional amounts of derivatives do not represent amounts exchanged by the parties and therefore are not a measure of exposure through the use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives. The contract or notional amounts do not represent exposure to liquidity risk. The Company is not a dealer but an end-user of these instruments and does not use them speculatively. The Company also offers contracts to its customers, but offsets such contracts by purchasing other financial contracts or uses the contracts for asset/liability management.
   The interest rate derivative financial instruments that are used primarily to hedge mismatches in interest rate maturities serve to reduce rather than increase the Company's exposure to movements in interest rates. These instruments are accounted for by the deferral or accrual method only if they are designated as a hedge and are expected to be and are effective in substantially reducing interest rate risk arising from assets and liabilities exposing the Company to interest rate risk at the consolidated or enterprise level. Furthermore, futures contracts must meet specific correlation tests. If periodic assessment indicates derivatives no longer provide an effective hedge, the derivatives are closed out or settled; previously unrecognized hedge results and the net settlement upon close-out or termination that offset changes in value of the asset or liability hedged are deferred and amortized over the life of the asset or liability with excess amounts recognized in noninterest income.
   The Company also enters into foreign exchange derivative financial instruments (forward and spot contracts and options) primarily as an accommodation to customers and offsets the related foreign exchange risk with other foreign exchange derivative financial instruments.
   The Company is exposed to credit risk in the event of nonperformance by counterparties to financial instruments. The Company controls the credit risk of its financial contracts (except futures contracts and interest rate cap contracts written, for which credit risk is DE MINIMUS) through credit approvals, limits and monitoring procedures. Credit risk related to derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses. As the Company generally enters into transactions only with high quality counterparties, losses associated with counterparty nonperformance on derivative financial instruments have been immaterial.
   The table on the right summarizes the aggregate notional or contractual amounts, credit risk amount and net fair value for the Company's derivative financial instruments at December 31, 1995 and 1994.
   Interest rate futures contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. Gains and losses on futures contracts are settled daily based on a notional (underlying) principal value and do not involve an actual transfer of the specific instrument. Futures contracts are standardized and are traded on exchanges. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The Company uses 90- to 120-day futures contracts on Eurodollar deposits and U.S. Treasury Notes mostly to shorten the rate maturity of market rate savings to better match the rate maturity of Prime-based loans. Initial margin requirements on futures contracts are provided by investment securities pledged as collateral. The net deferred gains related to interest rate futures contracts were $2 million at December 31, 1995, which will be fully amortized in 1996. The net deferred losses related to interest rate futures contracts were $4 million at December 31, 1994, which were fully amortized in 1995.
   Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between current interest rates and an agreed-upon rate, the strike rate, applied to a notional principal amount. At December 31, 1995, the Company had $14.8 billion of floors to protect variable-rate loans from a drop in interest rates. The Company also had $.7 billion of floors to protect purchased mortgage servicing rights from a drop in interest rates. By purchasing a floor, the Company will be paid by a counterparty the difference between a short-term rate (e.g., three-month LIBOR) and the strike rate, should the short-term rate fall below the strike level of the agreement. These contracts have a weighted average maturity of 2 years and 11 months. At December 31, 1995, there were $.4 billion of caps purchased to hedge caps embedded within loans. The Company generally receives cash quarterly on purchased floors (when the current interest rate falls below the strike rate) and purchased caps (when the current interest rate exceeds the strike rate). The premiums paid for interest rate purchased floor and cap agreements are included with the assets hedged.


-------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                 December 31,
                                   --------------------------------------------------------------------------------------
                                                                       1995                                          1994
                                   ----------------------------------------    ------------------------------------------
                                   NOTIONAL OR    CREDIT RISK     ESTIMATED    Notional or     Credit risk      Estimated
                                   CONTRACTUAL      AMOUNT (5)   FAIR VALUE    contractual       amount (5)    fair value
                                        AMOUNT                                      amount
ASSET/LIABILITY MANAGEMENT HEDGES
Interest rate contracts:
  Futures contracts                    $ 5,372           $  -         $   -        $ 5,009             $ -           $  -
  Forward contracts                          -              -             -              8               -              -
  Floors purchased (1)                  15,522            206           206         14,355              25             25
  Caps purchased (1)                       391              1             1            244               6              6
  Swap contracts (1)(2)                  6,314            185           175          3,103               3            (65)
Foreign exchange contracts:
  Cross currency swaps (1)(3)                -              -             -            118              76             76
  Forward contracts (1)                     25              -             -             25               -              -
CUSTOMER ACCOMMODATIONS
Interest rate contracts:
  Futures contracts                         23              -             -              -               -              -
  Floors written                           105              -            (1)             -               -              -
  Caps written                           1,170              -            (4)         1,039               -            (15)
  Floors purchased (1)                     105              1             1              -               -              -
  Caps purchased (1)                     1,139              4             4          1,016              15             15
  Swap contracts (1)                     1,518              5             1            176               1              -
Foreign exchange contracts (4):
  Forward and spot contracts (1)           909             10             1            590               7              -
  Option contracts purchased                29              -             -            319               -              -
  Option contracts written                  23              -             -            318               -              -

-------------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these financial instruments.
(2) The Parent's share of the notional principal amount outstanding was $224 million and $88 million at December 31, 1995 and 1994, respectively.
(3) These are off-balance sheet commitments of the Parent. At December 31, 1994, the Parent had a $118 million cross currency swap to convert debt costs of variable-rate long-term debt issued in German marks into fixed-rate U.S. dollar obligations. Interest payments were settled quarterly, whereas the principal payment was settled at the expiration of the contract in 1995.
(4) The Company has immaterial trading positions in certain of these contracts.
(5) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.


   Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. Payments related to the Company's swap contracts are made either monthly, quarterly or semi-annually by one of the parties depending on the specific terms of the related contract. The primary risk associated with swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. At December 31, 1995, the Company had $6.3 billion of interest rate swaps outstanding for interest rate risk management purposes. Of this amount, $6.1 billion relates to swaps for which the Company receives payments based on fixed interest rates and makes payments based on variable rates (i.e., one- or three-month LIBOR rate) and $.2 billion relates to swaps used to hedge purchased mortgage servicing rights. Of the $6.1 billion of receive-fixed rate swap agreements, $5.9 billion was used to convert floating-rate loans into fixed-rate assets. These contracts have a weighted average maturity of 3 years, a weighted average receive rate of 6.3% and a weighted average pay rate of 6.0%. The remaining $.2 billion was used to convert fixed-rate debt into floating-rate obligations. These contracts have a weighted average maturity of 11 months, a weighted average receive rate of 7.4% and a weighted average pay rate of 6.0%. The Company also had $24 million of forward starting swaps in which the Company will receive payments based on fixed rates and will make payments based on variable rates. These contracts have a weighted average maturity of 7 years and 9 months.

14  FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Statement of Financial Accounting Standards No. 107 (FAS 107), Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions set forth below for the Company's financial instruments are made solely to comply with the requirements of FAS 107 and should be read in conjunction with the financial statements and notes in this Annual Report. The carrying amounts in the table are recorded in the Consolidated Balance Sheet under the indicated captions, except for the derivative financial instruments, which are recorded in the specific asset or liability balance being hedged or in other assets if the derivative financial instrument is a customer accommodation.
   Fair values are based on estimates or calculations at the transaction level using present value techniques in instances where quoted market prices are not available. Because broadly traded markets do not exist for most of the Company's financial instruments, the fair value calculations attempt to incorporate the effect of current market conditions at a specific time. Fair valuations are management's estimates of the values, and they are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the financial instruments and other such factors. These calculations are subjective in nature, involve uncertainties and matters of significant judgment and do not include tax ramifications; therefore, the results cannot be determined with precision, substantiated by comparison to independent markets and may not be realized in an actual sale or immediate settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results. The Company has not included certain material items in its disclosure, such as the value of the long-term relationships with the Company's deposit, credit card and trust customers, since these intangibles are not financial instruments. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Company.

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

INVESTMENT SECURITIES

Investment securities at fair value and cost at December 31, 1995 and 1994 are set forth in Note 3.

LOANS

The fair valuation calculation process differentiates loans based on their financial characteristics, such as product classification, loan category, pricing features and remaining maturity. Prepayment estimates are evaluated by product and loan rate. Discount rates presented in the paragraphs below have a wide range due to the Company's mix of fixed- and variable-rate products. The Company used variable discount rates which incorporate relative credit quality to reflect the credit risk, where appropriate, on the fair value calculation.
   The fair value of commercial loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity. Most of the discount rates for commercial loans, other real estate mortgage loans and real estate construction loans are between 6.3% and 9.5%, 7.0% and 11.3%, and 7.3% and 10.0%, respectively, at December 31, 1995. Most of the discount rates for the same portfolios in 1994 were between 7.3% and 10.3%, 7.8% and 12.5%, and 8.0% and 12.5%, respectively.
   For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on current industry pricing for loans of similar size, type, remaining maturity and repricing characteristics. Most of the discount rates applied to this portfolio are between 6.0% and 9.0% at December 31, 1995 and 7.0% and 10.0% at December 31, 1994.
   For credit card loans, the portfolio's yield is equal to the Company's current pricing and, therefore, the fair value is equal to book value.

The following table presents a summary of the Company's financial instruments, as defined by FAS 107:


-------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                           December 31,
                                                              -----------------------------------------------------
                                                                                 1995                          1994
                                                              -----------------------       -----------------------
                                                              CARRYING      ESTIMATED       Carrying      Estimated
                                                                AMOUNT     FAIR VALUE         amount     fair value
FINANCIAL ASSETS
Cash and due from banks                                        $ 3,375        $ 3,375        $ 2,974        $ 2,974
Federal funds sold and securities purchased
  under resale agreements                                          177            177            260            260
Investment securities:
  At fair value                                                  8,920          8,920          2,989          2,989
  At cost                                                            -              -          8,619          8,185
                                                               -------        -------        -------        -------
    Total investment securities                                  8,920          8,920         11,608         11,174
Loans:
  Commercial                                                     9,750          9,785          8,162          8,209
  Real estate 1-4 family first mortgage                          4,448          4,370          9,050          8,604
  Other real estate mortgage                                     8,263          8,249          8,079          7,933
  Real estate construction                                       1,366          1,367          1,013          1,005
  Consumer                                                       9,935          9,460          8,686          8,439
  Lease financing (1)                                            1,789          1,789          1,206          1,185
  Foreign                                                           31             31             27             27
                                                               -------        -------        -------        -------
                                                                35,582         35,051         36,223         35,402
  Less: Allowance for loan losses                                1,794              -          2,082              -
        Net deferred fees on loan commitments and
        standby letters of credit                                   27              -             28              -
                                                               -------        -------        -------        -------
        Net loans                                               33,761         35,051         34,113         35,402
Due from customers on acceptances                                   98             98             77             77
Nonmarketable equity investments                                   428            694            407            618
Other financial assets                                             151            151             97             97

FINANCIAL LIABILITIES
Deposits                                                       $38,982        $39,162        $42,332        $42,354
Federal funds purchased and securities sold
  under repurchase agreements                                    2,781          2,781          3,022          3,022
Commercial paper and other short-term borrowings                   195            195            189            189
Acceptances outstanding                                             98             98             77             77
Senior debt (2)                                                  1,731          1,753          1,338          1,337
Subordinated debt (3)                                            1,266          1,319          1,460          1,399

DERIVATIVE FINANCIAL INSTRUMENTS (4)
Interest rate floor contracts purchased in a
  receivable position                                          $    27        $   207        $    27        $    25
Interest rate floor contracts written in a payable position         (1)            (1)             -              -
Interest rate cap contracts purchased in a
  receivable position                                               13              5             12             21
Interest rate cap contracts written in a payable position          (11)            (4)            (9)           (15)
Interest rate swap contracts in a receivable position                -            190              -              4
Interest rate swap contracts in a payable position                   -            (14)             -            (69)
Cross currency swap contracts in a receivable position (3)           -              -             76             76
Foreign exchange contracts in a gain position                       11             10             14              7
Foreign exchange contracts in a loss position                       (9)            (9)           (14)            (7)

--------------------------------------------------------------------------------------------------------------------

(1) The carrying amount and fair value exclude equipment leases of $124 million at December 31, 1994.
(2) The carrying amount and fair value exclude obligations under capital leases of $52 million and $55 million at December 31, 1995 and 1994, respectively.
(3) For 1994, the Company had cross currency swap agreements to hedge floating-rate subordinated debt issued in German marks.
(4) The carrying amounts include unamortized fees paid or received, deferred gains or losses and gains or losses on derivative financial instruments receiving mark-to-market treatment.

   For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, based on the current rates offered by the Company for loans with similar characteristics. Most of the discount rates applied to this portfolio are between 7.3% and 16.5% at December 31, 1995 and 9.5% and 16.0% at December 31, 1994.
   For auto lease financing, the fair value is calculated by discounting the contractual cash flows at the Company's current pricing for items of similar remaining term, without including any tax benefits. The discount rate applied to this portfolio was 8.35% at December 31, 1995 and most were between 9.0% and 10.0% at December 31, 1994.
    Commitments, standby letters of credit and commercial and similar letters of credit not included in the previous table have contractual values of $24,245 million, $921 million and $209 million, respectively, at December 31, 1995, and $20,939 million, $836 million and $125 million, respectively, at December 31, 1994. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 1995, 80% mature within one year and 82% are commitments to extend credit at a floating rate.

NONMARKETABLE EQUITY INVESTMENTS

The Company's nonmarketable equity investments, including securities, are carried at cost and have a book value of $428 million and $407 million and an estimated fair value of $694 million and $618 million at December 31, 1995 and 1994, respectively. There are restrictions on the sale and/or liquidation of the Company's interest, which is generally in the form of limited partnerships; and the Company has no direct control over the investment decisions of the limited partnerships. To estimate fair value, a significant portion of the underlying limited partnerships' investments are valued based on market quotes.

FINANCIAL LIABILITIES
 ................................................................................

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the Financial Accounting Standards Board's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1995 and 1994. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.

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

LIMITATIONS
 ................................................................................

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 1995 and 1994. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

15  MERGER WITH FIRST INTERSTATE BANCORP
--------------------------------------------------------------------------------

On January 24, 1996, the Company announced it had entered into a definitive merger agreement (Merger Agreement) with First Interstate Bancorp (First Interstate). Under terms of the Merger Agreement, First Interstate shareholders will receive a tax-free exchange of two-thirds of a share of the Company's common stock for each share of First Interstate common stock. Based on the Company's closing price on January 19, 1996 (the last trading day before the First Interstate Board of Directors agreed to the exchange ratio of two-thirds), the base purchase price is approximately $11 billion. Each outstanding share of First Interstate preferred stock will be converted into the right to receive one share of the Company's preferred stock. The merger will be accounted for as a purchase transaction. Accordingly, the results of operations of First Interstate will be included with that of the Company for periods subsequent to the date of the merger. On the basis of assets of $58.1 billion at December 31, 1995, First Interstate was the 15th largest bank holding company in the United States. The name of the newly combined company will be Wells Fargo & Company.
   Consummation of the merger is subject to various conditions, including receipt of the required approvals of the Company's and First Interstate's stockholders, receipt of all requisite regulatory approvals, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the merger and listing on the New York Stock Exchange of the Company's common stock and depositary shares to be issued in the merger. Subject to these conditions, the merger is currently expected to close on or about April 1, 1996.
   There is no assurance as to when or whether the aforementioned approvals will be obtained and, if obtained, as to what conditions or restrictions might be imposed. The Merger Agreement may be terminated by either party if the transaction has not closed by December 31, 1996 and in certain other circumstances.
   The following unaudited pro forma combined financial data shows the pro forma effects of the proposed merger. The pro forma combined summary of income gives effect to the combination as if the merger was consummated on January 1, 1995 and the selected pro forma combined balance sheet data gives effect to the merger as if it was consummated on December 31, 1995. The unaudited pro forma data are based upon the audited income statements and balance sheets of the Company and First Interstate for the year ended December 31, 1995, information available to the Company as of February 27, 1996 and the Securities and Exchange Commission's rules and regulations. Purchase accounting adjustments were made based upon preliminary estimates and assumptions to reflect estimated fair values with respect to First Interstate's assets and liabilities. Such preliminary estimates and assumptions are subject to change as additional information is obtained. Purchase adjustments will be made on the basis of estimates, appraisals and evaluations as of the date of closing and, therefore, will differ from those reflected in the table.
   The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that would have actually occurred had the merger been consummated as of the date or for the period presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the combined company. In particular, the Company expects to achieve significant operating cost savings as a result of the merger. No adjustment has been included in the pro forma amounts for anticipated operating cost savings.


UNAUDITED PRO FORMA COMBINED
FINANCIAL DATA
-------------------------------------------------------------------------------
(in millions, except per share data)               Year ended December 31, 1995

SUMMARY OF INCOME
Net interest income                                                    $  5,186
Provision for loan losses                                                     -
Noninterest income                                                        2,443
Noninterest expense                                                       4,898
Net income                                                                1,549

PER COMMON SHARE
Net income                                                             $  14.87
Dividends declared                                                         4.60

AVERAGE COMMON SHARES OUTSTANDING                                          99.1

SELECTED BALANCE SHEET DATA
  (AT YEAR END)

Investment securities                                                  $ 17,910
Loans                                                                    72,360
Assets                                                                  116,061
Deposits                                                                 89,202
Senior and subordinated debt                                              4,395
Stockholders' equity                                                     15,402

-------------------------------------------------------------------------------

   The pro forma net income of $1,549 million consists of 1995 net income of the Company and First Interstate of $1,032 million and $885 million, respectively, less pro forma expense adjustments of $368 million. The pro forma expense adjustments include amortization of $257 million relating to a preliminary estimate of $6,400 million excess purchase price over fair value of First Interstate's net assets acquired (goodwill).
   It is anticipated that the Company will incur merger-related costs of about $700 million related to premises, severance and other costs. Of this amount, approximately $400 million of costs relate to First Interstate's premises, employees and operations and will affect the final amount of goodwill as of the consummation of the merger. The remaining amount of approximately $300 million of costs relate to the Company's premises, employees and operations as well as all costs relating to systems conversions and other indirect, integration costs and will be expensed, either upon consummation of the merger or as incurred. With respect to timing, it is assumed that the integration would be completed and that such costs would be incurred not later than 18 months after the closing of the merger.
   The foregoing estimate is based on the assumption that the equivalent of approximately 85% (or 350) of First Interstate's California branches will be consolidated (by closing or divesting both First Interstate and Wells Fargo branches) following consummation of the merger. As part of the regulatory approval process, the combined company will be required to divest 61 branches in California having aggregate deposits of about $2.5 billion and loans of about $1.3 billion. The divestitures have not been reflected in the pro forma financial data since they are not expected to have a material impact on net income.



INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
of Wells Fargo & Company:


We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Certified Public Accountants

San Francisco, California
January 16, 1996, except as to Note 15,
which is as of February 27, 1996

                     WELLS FARGO & COMPANY AND SUBSIDIARIES

QUARTERLY FINANCIAL DATA



CONDENSED CONSOLIDATED STATEMENT OF INCOME - QUARTERLY

-----------------------------------------------------------------------------------------------------------------------------
(in millions)                                                               1995                                         1994
                                                                   QUARTER ENDED                                Quarter ended
                                           -------------------------------------        -------------------------------------
                                           DEC. 31  SEPT. 30   JUNE 30   MAR. 31        Dec. 31  Sept. 30   June 30   Mar. 31

INTEREST INCOME                             $1,010    $1,019    $1,031    $1,025          $ 984     $ 954     $ 932     $ 895
INTEREST EXPENSE                               343       356       372       360            328       297       277       253
                                            ------    ------    ------    ------          -----     -----     -----     -----
NET INTEREST INCOME                            667       663       659       665            656       657       655       642
Provision for loan losses                        -         -         -         -             30        50        60        60
                                            ------    ------    ------    ------          -----     -----     -----     -----
Net interest income after
  provision for loan losses                    667       663       659       665            626       607       595       582
                                            ------    ------    ------    ------          -----     -----     -----     -----
NONINTEREST INCOME
Service charges on deposit accounts            121       121       119       118            118       119       119       117
Fees and commissions                           116       112       103       101            106       104        92        85
Trust and investment services income            65        63        57        55             51        52        50        50
Investment securities gains (losses)            (3)        -         -       (15)             -         1         3         4
Sale of joint venture interest                 163         -         -         -              -         -         -         -
Other                                          (28)       43        31       (17)            19        31        35        44
                                            ------    ------    ------    ------          -----     -----     -----     -----
  Total noninterest income                     434       339       310       242            294       307       299       300
                                            ------    ------    ------    ------          -----     -----     -----     -----
NONINTEREST EXPENSE
Salaries                                       187       176       177       172            171       172       164       164
Incentive compensation                          33        33        33        27             49        44        34        28
Employee benefits                               40        46        48        53             48        50        49        54
Net occupancy                                   52        54        53        53             54        53        53        55
Equipment                                       54        47        45        47             54        40        41        39
Federal deposit insurance                        5         -        24        24             25        25        25        26
Other                                          192       186       180       161            176       147       160       157
                                            ------    ------    ------    ------          -----     -----     -----     -----
  Total noninterest expense                    563       542       560       537            577       531       526       523
                                            ------    ------    ------    ------          -----     -----     -----     -----
INCOME BEFORE INCOME TAX EXPENSE               538       460       409       370            343       383       368       359
Income tax expense                             232       199       177       137            128       166       162       157
                                            ------    ------    ------    ------          -----     -----     -----     -----
NET INCOME                                  $  306    $  261    $  232    $  233          $ 215     $ 217     $ 206     $ 202
                                            ------    ------    ------    ------          -----     -----     -----     -----
                                            ------    ------    ------    ------          -----     -----     -----     -----
NET INCOME APPLICABLE TO
COMMON STOCK                                $  295    $  251    $  222    $  223          $ 205     $ 207     $ 195     $ 190
                                            ------    ------    ------    ------          -----     -----     -----     -----
                                            ------    ------    ------    ------          -----     -----     -----     -----
PER COMMON SHARE
Net income                                  $ 6.29    $ 5.23    $ 4.51    $ 4.41          $3.96     $3.86     $3.57     $3.41
                                            ------    ------    ------    ------          -----     -----     -----     -----
                                            ------    ------    ------    ------          -----     -----     -----     -----
Dividends declared (1)                      $ 1.15    $ 1.15    $ 1.15    $ 1.15          $1.00     $1.00     $1.00     $1.00
                                            ------    ------    ------    ------          -----     -----     -----     -----
                                            ------    ------    ------    ------          -----     -----     -----     -----
Average common shares outstanding             47.0      47.9      49.1      50.5           51.8      53.6      54.8      55.7
                                            ------    ------    ------    ------          -----     -----     -----     -----
                                            ------    ------    ------    ------          -----     -----     -----     -----

-----------------------------------------------------------------------------------------------------------------------------

(1) In January 1996, the Board of Directors declared a first quarter dividend of $1.30 per common share.

                              WELLS FARGO & COMPANY
                                   APPENDIX TO
                                   EXHIBIT 13

Description                                                          Page number

1.   Line graph of Return on Average Total Assets
     (ROA) for 1995, 1994, 1993, 1992 and 1991
     (shown in %).

               1995      2.03
               1994      1.62
               1993      1.20
               1992      0.54
               1991      0.04                                              4

2.   Line graph of Return on Common Stockholders' Equity
     (ROE) for 1995, 1994, 1993, 1992 and 1991 (shown in %).

               1995      29.70
               1994      22.41
               1993      16.74
               1992       7.93
               1991       0.07                                             4

3.   Line graph of Net Interest Margin for 1995, 1994 and
     1993 (shown in %).  Also presented is the yield on
     total earning assets and the rate on total funding
     sources for the same periods.  This information is
     also presented in Table 5-AVERAGE BALANCES, YIELDS
     AND RATES PAID on pages 12 and 13.                                   10

4. Bar graph of the Loan Mix at Year End shown as a percentage of total loans at December 31, 1995, 1994 and 1993.

                                1995          1994           1993

          Commercial               27  %         22  %          21  %
          Real Estate 1-4
             family first
             mortgage              13            25             23
          Other real estate
             mortgage              23            22             25
          Real estate
             construction           4             3              3
          Consumer                 28            24             24
          Lease Financing           5             4              4
                                 ----          ----           ----
               Total              100 %         100 %          100 %      17


5.   Line graph of Nonaccrual Loans at December 31, 1995,
     1994, 1993, 1992 and 1991 (shown in billions).  This
     information is also presented in Table 11-NONACCRUAL
     AND RESTRUCTURED LOANS AND OTHER ASSETS on page 19.                  19

6.   Line graph of New Loans Placed on Nonaccrual at December 31,
     1995, 1994, 1993, 1992 and 1991 (shown in billions).

               1995      0.5
               1994      0.3
               1993      0.8
               1992      2.2
               1991      2.2                                             19

7.   Bar graph of Core Deposits at Year End at December 31,
     1995, 1994 and 1993 (shown in billions).

                              1995      1994      1993

     Noninterest-bearing      10.4      10.1       9.7
     Interest-bearing
        checking                .9       4.5       4.8
     Market rate and
        other savings         17.9      16.7      19.6
     Savings certificates      8.6       7.1       7.2
                            ------    ------    ------
       Total Core Deposits   $37.9     $38.5     $41.3                   25


8.   Bar graph on the Price Range of Common Stock
     (high, low, closing price) on an annual
     basis for 1995, 1994 and 1993 (shown in dollars).
     This information is also presented in Table 1-
     RATIOS AND PER COMMON SHARE DATA on page 5.                         34

9.   Bar graph on the Price Range of Common Stock
     (high, low, closing price) on a quarterly basis for 1995 and 1994 (shown in dollars).


               HIGH           LOW            QTR END
     1995
       1Q      $160  5/8      $143  3/8      $156  3/8
       2Q       185  7/8       157            180  1/4
       3Q       189            177 3/4        185  5/8
       4Q       229            190            216

     1994
       1Q      $147  1/2      $127  5/8      $139  3/8
       2Q       159  1/2       136  5/8       150  3/8
       3Q       160  3/8       145  1/8       145  1/8
       4Q       149  5/8       141            145                        34
