Form 10-K405, Exhibit 13
period 1996-12-31
WELLS FARGO & CO
filed 1997-03-14
CIK 105598

                        WELLS FARGO & COMPANY AND SUBSIDIARIES


FINANCIAL REVIEW


OVERVIEW
--------------------------------------------------------------------------------

Wells Fargo & Company (Parent) is a bank holding company whose principal subsidiary is Wells Fargo Bank, N.A. (Bank). In this Annual Report, Wells Fargo & Company and its subsidiaries are referred to as the Company.

   On April 1, 1996, the Company completed its acquisition (Merger) of First Interstate Bancorp (First Interstate), which is being accounted for as a purchase business combination. As a result, the financial information presented in this Annual Report for the year ended December 31, 1996 reflects the effects of the acquisition subsequent to the Merger's consummation. Since the Company's results of operations subsequent to April 1, 1996 reflect amounts recognized from the combined operations, they cannot be divided between or attributed directly to either of the two former entities nor can they be directly compared with prior periods.

   In substantially all of the Company's income and expense categories, the increases in the amounts reported for the year ended December 31, 1996 compared to the amounts reported in the corresponding period in 1995 resulted from the Merger. The increases in substantially all of the categories of the Company's balance sheet between amounts reported at December 31, 1996 and those reported at December 31, 1995 also resulted from the Merger. Other significant factors affecting the Company's results of operations and financial position are described in the applicable sections below.


                 RETURN ON AVERAGE TOTAL ASSETS (ROA) (%)

                                [LINE GRAPH]

                 RETURN ON COMMON STOCKHOLDERS' EQUITY (ROE) (%)

                                [LINE GRAPH]

   Net income in 1996 was $1,071 million, compared with $1,032 million in 1995, an increase of 4%. Net income per share was $12.21, compared with $20.37 in 1995, a decrease of 40%.

   The increase in earnings from a year ago reflected the results of the Merger, substantially offset by a $163 million ($94 million after tax) gain resulting from the sale of the Company's joint venture interest in Wells Fargo Nikko Investment Advisors (WFNIA) in 1995 and a $105 million loan loss provision in 1996 compared with none in 1995.

   Return on average assets (ROA) was 1.15% and return on average common equity
(ROE) was 8.83% in 1996, compared with 2.03% and 29.70%, respectively, in 1995.

   Earnings before the amortization of goodwill and nonqualifying core deposit intangible (CDI) ("cash" or "tangible" earnings) for the year ended December 31, 1996 were $16.74 per share, compared with $21.08 per share for the year ended December 31, 1995. This decrease is substantially due to the estimated expenses related to the First Interstate integration of about $440 million and a loan loss provision of $105 million. On the same basis, ROA was 1.66% and ROE was 28.46% in 1996, compared with 2.12% and 34.92%, respectively, in 1995.

   Following the Merger, "cash" earnings, as well as "cash" ROA and ROE, are the measures of performance which will be most comparable with prior periods. They are also the most relevant measures of financial performance for shareholders because they measure the Company's ability to support growth, pay dividends and repurchase stock. (See page 17 for additional information.)

   Net interest income on a taxable-equivalent basis was $4,532 million in 1996, compared with $2,655 million a year ago. The Company's net interest margin was 6.11% for 1996, compared with 5.80% in 1995. The increase in the margin was primarily due to the mix of funding sources due to the Merger, as core deposits replaced more expensive short-term borrowings.

   Noninterest income increased from $1,324 million in 1995 to $2,200 million in 1996, an increase of 66%. In addition to the effects of the Merger, the increase reflects the loss on sale in 1995 of certain product types within the real estate 1-4 family first mortgage portfolio. The increase in

1996 was partially offset by the 1995 sale of the Company's joint venture interest in WFNIA.

   Noninterest expense increased from $2,201 million in 1995 to $4,637 million in 1996. In addition to the effect of combining operations of First Interstate with the Company, the increase reflected goodwill and nonqualifying CDI amortization, severance for Wells Fargo employees and other integration expenditures.

   There was a provision for loan losses of $105 million in 1996, compared with no provision in 1995. During 1996, net charge-offs were $640 million, or 1.05% of average total loans, compared with $288 million, or .83%, during 1995. The allowance for loan losses was $2,018 million, or 3.00% of total loans, at December 31, 1996, compared with $1,794 million, or 5.04%, at December 31, 1995.

   At December 31, 1996, total nonaccrual and restructured loans were $724 million, or 1.1% of total loans, compared with $552 million, or 1.6%, at December 31, 1995. Foreclosed assets were $219 million at December 31, 1996, compared with $186 million at December 31, 1995.

   At December 31, 1996, the ratio of common stockholders' equity to total assets was 12.41%, compared with 7.09% at December 31, 1995. The Company's total risk-based capital (RBC) ratio at December 31, 1996 was 11.70% and its Tier 1 RBC ratio was 7.68%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies and the "well capitalized" guidelines for banks of 10% and 6%, respectively. The Company's ratios at December 31, 1995 were 12.46% and 8.81%, respectively. The Company's leverage ratios were 6.65% and 7.46% at December 31, 1996 and 1995, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies and the "well capitalized" guideline for banks of 5%. A discussion of RBC and leverage ratio guidelines is in the Capital Adequacy/Ratios section.

   The Company has bought in the past, and will continue to buy, shares to offset stock issued or expected to be issued under the Company's employee benefit and dividend reinvestment plans. In addition to these shares, the Board of Directors authorized in April 1996 the repurchase of up to 9.6 million shares of the Company's outstanding common stock. The Company repurchased a total of
8.4 million shares of common stock during 1996, compared with 5.0 million shares in 1995. The Company currently expects to repurchase approximately 1.5 million shares per quarter in 1997.

   This Annual Report includes forward-looking statements that involve inherent risks and uncertainties. The Company cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating First Interstate, economic conditions and competition in the geographic and business areas in which the Company conducts its operations.

TABLE 1  RATIOS AND PER COMMON SHARE DATA
-------------------------------------------------------------------------------
                                                         Year ended December 31,
                                              ---------------------------------
                                                 1996         1995         1994
PROFITABILITY RATIOS
Net income to average total assets (ROA)         1.15%        2.03%        1.62%
Net income applicable to common stock
  to average common stockholders'
  equity (ROE)                                   8.83        29.70        22.41
Net income to average
  stockholders' equity                           8.81        26.99        20.61

EFFICIENCY RATIO (1)                             69.0%        55.3%        56.6%

CAPITAL RATIOS
At year end:
  Common stockholders' equity to assets         12.41%        7.09%        6.41%
  Stockholders' equity to assets                12.96         8.06         7.33
  Risk-based capital (2)
    Tier 1 capital                               7.68         8.81         9.09
    Total capital                               11.70        12.46        13.16
  Leverage (2)                                   6.65         7.46         6.89
Average balances:
  Common stockholders' equity to assets         12.17         6.57         6.86
  Stockholders' equity to assets                13.01         7.53         7.87

NET INCOME AND RATIOS
EXCLUDING GOODWILL AND
NONQUALIFYING CORE DEPOSIT
INTANGIBLE AMORTIZATION
AND BALANCES ("CASH" OR
"TANGIBLE") (3)
Net income applicable to common stock         $ 1,376      $ 1,025      $   833
Net income per common share                     16.74        21.08        15.45
ROA                                              1.66%        2.12%        1.71%
ROE                                             28.46        34.92        26.88
Efficiency ratio                                 62.2         54.5         55.7

PER COMMON SHARE DATA
Dividend payout (4)                                43%          23%          27%
Book value                                    $147.72      $ 75.93      $ 66.77
Market prices (5):
  High                                        $289.88      $229.00      $160.38
  Low                                          203.13       143.38       127.63
  Year end                                     269.75       216.00       145.00
-------------------------------------------------------------------------------

(1) The efficiency ratio is defined as noninterest expense divided by the total of net interest income and noninterest income.
(2) See the Capital Adequacy/Ratios section for additional information.
(3) Nonqualifying CDI amortization and average balance excluded from these calculations are, with the exception of the efficiency ratio, net of applicable taxes. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $122 million and $922 million, respectively, for the year ended December 31, 1996. Goodwill amortization and average balance (which are not tax effected) were $250 million and $5,614 million, respectively, for the year ended December 31, 1996. See page 17 for additional information.
(4) Dividends declared per common share as a percentage of net income per common share.
(5) Based on daily closing prices reported on the New York Stock Exchange Composite Transaction Reporting System.

TABLE 2  SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA


------------------------------------------------------------------------------------------------------------------------------------
(in millions)                     1996         1995         1994         1993         1992         1991     % Change     Five-year
                                                                                                                1996/     compound
                                                                                                                1995   growth rate

INCOME STATEMENT
Net interest income            $  4,521     $  2,654      $ 2,610      $ 2,657       $ 2,691      $ 2,520         70 %          12 %
Provision for loan losses           105            -          200          550         1,215        1,335          -           (40)
Noninterest income                2,200        1,324        1,200        1,093         1,059          889         66            20
Noninterest expense               4,637        2,201        2,156        2,162         2,035        2,020        111            18
Net income                        1,071        1,032          841          612           283           21          4           120
PER COMMON SHARE
Net income                     $  12.21     $  20.37      $ 14.78      $ 10.10       $  4.44      $   .04        (40)          214
Dividends declared                 5.20         4.60         4.00         2.25          1.50         3.50         13             8

BALANCE SHEET
(at year end)

Investment securities          $ 13,505     $  8,920      $11,608      $13,058       $ 9,338      $ 3,833         51 %          29 %
Loans                            67,389       35,582       36,347       33,099        36,903       44,099         89             9
Allowance for loan losses         2,018        1,794        2,082        2,122         2,067        1,646         12             4
Goodwill                          7,322          382          416          477           523          559          -            67
Assets                          108,888       50,316       53,374       52,513        52,537       53,547        116            15
Core deposits                    81,581       37,858       38,508       41,291        41,879       42,941        115            14
Common stockholders' equity      13,512        3,566        3,422        3,676         3,170        2,808        279            37
Stockholders' equity             14,112        4,055        3,911        4,315         3,809        3,271        248            34
Tier 1 capital                    6,565        3,635        3,562        3,776         3,287        2,714         81            19
Total capital                    10,000        5,141        5,157        5,446         5,255        4,784         95            16
-----------------------------------------------------------------------------------------------------------------------------------


MERGER WITH FIRST INTERSTATE BANCORP
--------------------------------------------------------------------------------

On April 1, 1996, the Company completed its acquisition of First Interstate.
As a condition of the Merger, the Company was required by regulatory agencies to divest 61 First Interstate branches in California. In September, the Company completed the required divestiture of 61 branches to Home Savings of America. These branches had aggregate deposits of approximately $1.9 billion and loans of approximately $1.1 billion. The selling price of the divested branches represented a premium of 8.11% on the deposits.

   As of the acquisition date, the California bank of First Interstate merged into Wells Fargo Bank, N.A. In June 1996, the Company merged former First Interstate bank subsidiaries in six states (Idaho, Nevada, New Mexico, Oregon, Utah and Washington) into Wells Fargo Bank, N.A. In September 1996, Wells Fargo Bank of Arizona, N.A. (formerly First Interstate Bank of Arizona, N.A.) merged into Wells Fargo Bank, N.A. Each of these states has opted-in early under the interstate branching provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. In addition, the Company completed the sales of the First Interstate banks in Wyoming, Montana and Alaska in the fourth quarter of 1996. Each bank had three branches. The three banks had aggregate assets of approximately $.6 billion and aggregate deposits of approximately $.5 billion. Banks in the other states retained by the Company are expected to merge into Wells Fargo Bank, N.A. as soon as permitted by applicable state laws (i.e., Colorado in June 1997; Texas not earlier than September 1999).

   The Company expects to meet its pre-merger objective of realizing annual cost savings of $800 million not later than 18 months after the date of the Merger. About 50% ($100 million, or $400 million annualized) of the cost savings is anticipated to be realized in the first quarter of 1997. The full impact of revenue losses due to the Merger is expected to be recognized by the first quarter of 1997, with revenue growth resuming in the second quarter of 1997. For additional discussion of the Company's plan for branch closures and consolidations and for pro forma information, see Note 2 to the Financial Statements.

LINE OF BUSINESS RESULTS
--------------------------------------------------------------------------------

The Company has identified six distinct lines of business for the purposes of management reporting, as shown in Table 3.

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

   The management accounting process measures the performance of the business lines based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. First Interstate results prior to April 1, 1996 are not included and, therefore, the year 1996 is not comparable to 1995.

   The results incorporate estimates of cost allocations, transfers and assignments reflecting management's current understanding of the First Interstate businesses. The cost allocations are based on estimates of the steady state level of expenses. Changes in management structure and/or the allocation process may result in changes in allocations, transfers and assignments. In that case, results for prior periods would be (and have been) restated to allow comparability from one period to the next.

   The Company believes that cash earnings is the most relevant measure of financial performance for shareholders. For this reason, goodwill and nonqualifying core deposit intangible have not been allocated to the business units in this presentation and are reported in "Other."

   Internal expense allocations are independently negotiated between business units and, where possible, service and price is measured against comparable services available in the external marketplace.

   The following describes the six major business units.

THE RETAIL DISTRIBUTION GROUP sells and services a complete line of retail financial products for consumers and small businesses. In addition to the 24-hour Telephone Banking Centers and Wells Fargo's Online Financial Services (the Company's personal computer banking services), the Group encompasses Physical Distribution's network of traditional branches, in-store branches, banking centers and ATMs. Retail Distribution also includes the consumer checking business, which primarily uses the network as a source of new customers.

   In 1996, the Retail Distribution Group completed the integration of First Interstate into Wells Fargo with the consolidation of the two banks' physical distribution networks. This consolidation consisted of the sale and closure of traditional branches as well as the continued opening of in-store branches and banking centers. The Company closed 107 traditional Wells Fargo branches and 176 traditional former First Interstate branches. The Company also divested 61 traditional former First Interstate branches to Home Savings of America and sold the former First Interstate banks, including nine traditional branches, in Alaska, Montana and Wyoming.

   The new in-store branches and banking centers are part of the ongoing effort to provide higher-convenience, lower-cost service to customers. The in-store banking centers (modularly designed kiosks equipped with an ATM, a customer service telephone and staffed by a banking manager) are capable of providing substantially all consumer services. As of December 31, 1996, there were 673 in-store branches and banking centers.

   The number of ATM locations continued to increase in 1996, reaching a total of 2,672 at December 31, 1996 (including 1,295 former First Interstate ATM locations).

   Average consumer checking core deposits for 1996 were $15.8 billion, compared with $9.2 billion in 1995.

THE BUSINESS BANKING GROUP provides a full range of credit products and financial services to small businesses and their owners. These include lines of credit, receivables and inventory financing, equipment loans and leases, real estate financing, SBA financing, cash management, deposit and investment accounts, payroll services, retirement plans and credit and debit card processing. Business Banking customers are small businesses with annual sales up to $10 million in which the owner is also the principal financial decision maker. Core deposits for 1996 averaged $11.2 billion, compared with $6.4 billion in 1995. Loans averaged $4.3 billion, compared with $2.4 billion in 1995.

   Business Banking distributes credit products through national direct marketing and 135 commercial loan specialists in small business lending offices in 22 markets in the western United States. Business Banking jointly owns with First Data Corp. a merchant card processing alliance, which acquires customers through a 125-person sales force.

   Business Banking provides access to customers through a wide range of channels. These include Business Banking Officers who are relationship managers for the premier segment of small business customers, as well as Wells Fargo's extensive network of traditional and in-store branches,

TABLE 3  LINE OF BUSINESS RESULTS (ESTIMATED)


--------------------------------------------------------------------------------------------------------------------------
(income/expense in millions,                                  Retail                    Business
average balances in billions)                     Distribution Group               Banking Group          Investment Group
                                                 -------------------        --------------------      --------------------
                                                   1996         1995           1996         1995           1996       1995

Net interest income (1)                          $  836         $463          $ 612         $372        $ 745        $ 472
Provision for loan losses (2)                        10            1             99           55            4            1
Noninterest income (3)                            1,046          560            265          144          475          464
Noninterest expense (3)                           1,858          961            428          276          626          425
                                                 ------         ----          -----         ----        -----        -----
Income before income tax expense (benefit)           14           61            350          185          590          510
Income tax expense (benefit) (4)                      6           26            144           79          243          216
                                                 ------         ----          -----         ----        -----        -----
  Net income (loss)                              $    8         $ 35          $ 206         $106        $ 347        $ 294
                                                 ------         ----          -----         ----        -----        -----
                                                 ------         ----          -----         ----        -----        -----
Average loans                                    $    -         $  -          $ 4.3         $2.4        $ 1.6        $ 0.5
Average assets                                      1.9          1.0            6.4          3.6          2.3          0.8
Average core deposits                              16.2          9.4           11.2          6.4         32.2         18.0
Return on equity (5)                                  1%           7%            28%          28%          50%          66%
Risk-adjusted efficiency ratio (6)                  109%         103%            73%          75%          62%          54%
--------------------------------------------------------------------------------------------------------------------------

(1) Net interest income is the difference between actual interest earned on assets (and interest paid on liabilities) owned by a group and a funding charge (and credit) based on the Company's cost of funds. Groups are charged a cost to fund any assets (e.g., loans) and are paid a funding credit for any funds provided (e.g., deposits). The interest spread is the difference between the interest rate earned on an asset or paid on a liability and the Company's cost of funds rate.
(2) The provision allocated to the line groups for 1996 and 1995 is based on management's current assessment of the normalized net charge-off ratio for each line of business. In any particular year, the actual net charge-offs can be higher or lower than the normalized provision allocated to the lines of business. The difference between the normalized provision and the Company provision is included in Other.
(3) Retail Distribution Group's charges to the product groups are shown as noninterest income to the branches and noninterest expense to the product groups. They amounted to $392 million and $206 million for 1996 and 1995, respectively. These charges are eliminated in the Other category in arriving at the Consolidated Company totals for noninterest income and expense.


banking centers, ATMs and, starting in 1997, business branches. Business Banking also serves customers through its National Business Banking Center, a 24-hour telephone center dedicated to the small business customer, and through Business Gateway, a personal computer banking service exclusively for the small business customer.

THE INVESTMENT GROUP is responsible for the sales and management of savings and investment products, investment management and fiduciary and brokerage services to institutions, retail customers and high net worth individuals. This includes the Stagecoach and Overland Express families of mutual funds as well as personal trust, employee benefit trust and agency assets. It also includes product management for market rate accounts, savings deposits, Individual Retirement Accounts (IRAs) and time deposits. Within this Group, Private Client Services operates as a fully integrated financial services organization focusing on banking/credit, trust services, investment management and full service and discount brokerage.

   Significant integration activities in 1996 included the merger of the Stagecoach and Pacifica families of mutual funds, the merger of personal trust funds and the consolidation of investment management and private banking operations. In addition, the Bank entered into an agreement with The Bank of New York to sell the Corporate and Municipal Bond Administration (Corporate Trust) business. The sale is scheduled to close during the first quarter of 1997. The Corporate Trust business had net income for 1996 of approximately $4 million.

   Assets under management at December 31, 1996 were $57.3 billion, compared with $34.2 billion in 1995. For 1996, average loans were $1.6 billion and average core deposits were $32.2 billion, compared with average loans of $.5 billion and average core deposits of $18.0 billion in 1995.

THE REAL ESTATE GROUP provides a complete line of services supporting the commercial real estate market. Products and services include construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Real Estate Capital Markets Group. Its business includes purchasing distressed loans at a discount, mezzanine financing, acquisition financing, origination of permanent loans for securitization, syndications, commercial real estate loan servicing and real estate pension fund advisory services. The Merger added lending offices in Portland, Houston, San Diego and Phoenix. Integration activities completed


-----------------------------------------------------------------------------------------------------------------------------------
(income/expense in millions,                                Wholesale
average balances in billions)    Real Estate Group     Products Group     Consumer Lending             Other   Consolidated Company
                                 -----------------    ---------------     ----------------    --------------   --------------------
                                    1996      1995     1996      1995       1996      1995     1996     1995        1996       1995

Net interest income (1)            $ 382      $242    $ 771     $ 396     $1,062     $ 641    $ 113    $  68      $4,521     $2,654
Provision for loan losses (2)         42        29       71        41        454       262     (575)    (389)        105          -
Noninterest income (3)                86        35      278       143        294       218     (244)    (240)      2,200      1,324
Noninterest expense (3)              113        82      433       202        495       298      684      (43)      4,637      2,201
                                   -----      ----    -----     -----     ------     -----    -----    -----      ------     ------
Income before income tax
 expense (benefit)                   313       166      545       296        407       299     (240)     260       1,979      1,777
Income tax expense (benefit) (4)     129        71      224       125        167       127       (5)     101         908        745
                                   -----      ----    -----     -----     ------     -----    -----    -----      ------     ------
  Net income (loss)                $ 184      $ 95    $ 321     $ 171     $  240     $ 172    $(235)   $ 159      $1,071     $1,032
                                   -----      ----    -----     -----     ------     -----    -----    -----      ------     ------
                                   -----      ----    -----     -----     ------     -----    -----    -----      ------     ------
Average loans                      $ 9.4      $6.3    $15.9     $ 9.1     $ 21.4     $10.8    $ 8.0    $ 5.4      $ 60.6     $ 34.5
Average assets                      10.0       6.8     19.9      10.2       22.1      11.2     30.8     17.2        93.4       50.8
Average core deposits                0.2       0.1      9.3       2.2        0.4       0.2      1.4      0.3        70.9       36.6
Return on equity (5)                  20%       15%      21%       22%        18%       24%       -%       -%          9%        30%
Risk-adjusted efficiency
  ratio (6)                           68%       83%      74%       70%        84%       73%       -%       -%          -%         -%
------------------------------------------------------------------------------------------------------------------------------------

(4) Businesses are taxed at the Company's marginal (statutory) tax rate, adjusted for any nondeductible expenses. Any differences between the marginal and effective tax rate are in Other.
(5) Equity is allocated to the lines of business based on an assessment of the inherent risk associated with each business so that the returns on allocated equity are on a risk-adjusted basis and comparable across business lines.
(6) The risk-adjusted efficiency ratio is defined as noninterest expense plus the cost of capital divided by revenues (net interest income and noninterest income) less normalized loan losses.


in 1996 included operation and office consolidations. The Real Estate Group's loans averaged $9.4 billion in 1996, compared with $6.3 billion in 1995.

THE WHOLESALE PRODUCTS GROUP serves businesses with annual sales in excess of $5 million and maintains relationships with major corporations throughout the United States. The Group is responsible for soliciting and maintaining credit and noncredit relationships with businesses by offering a variety of products and services, including traditional commercial loans and lines, letters of credit, international trade facilities, foreign exchange services, cash management and electronic products. The Group includes the majority ownership interest in the Wells Fargo HSBC Trade Bank established in October 1995 that provides trade financing, letters of credit and collection services. Middle market commercial banking distribution capability was enhanced through the Merger with the addition of offices in the Pacific Northwest, Southwest and Texas. The Merger also provided additional cash management and electronic products market penetration, especially in the large corporate segment. Integration activities completed in 1996 were the consolidations of the regional commercial banking offices, cash management service centers and commercial loan service centers. The Wholesale Products Group's loans averaged $15.9 billion in 1996, compared with $9.1 billion in 1995, and average core deposits were $9.3 billion, compared with $2.2 billion in 1995.

CONSUMER LENDING offers a full array of consumer loan products, including credit cards, transportation (auto, recreational vehicle, marine) financing and leases, home equity lines and loans, lines of credit and installment loans. The loan portfolio for 1996 averaged $21.4 billion, consisting of $4.9 billion in credit cards, $10.6 billion in equity/unsecured loans and $5.9 billion in transportation financing. This compares with $3.5 billion in credit cards, $5.3 billion in equity/unsecured loans and $2.0 billion in transportation financing in 1995.

THE OTHER category includes the Company's 1-4 family first mortgage portfolio, the investment securities portfolio, goodwill and the nonqualifying core deposit intangible, the difference between the normalized provision for the line groups and the Company provision for loan losses, the net impact of transfer pricing loan and deposit balances, the cost of external debt, the elimination of intergroup noninterest income and expense, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage the sensitivity of net interest spreads.

EARNINGS PERFORMANCE
-------------------------------------------------------------------------------


The Bank generated net income of $1,006 million and $1,105 million in 1996 and 1995, respectively. The Parent (excluding its equity in earnings of subsidiaries) and its other bank and nonbank subsidiaries had net income (loss) of $65 million and $(73) million in 1996 and 1995, respectively.


NET INTEREST INCOME
--------------------------------------------------------------------------------

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $4,532 million in 1996, compared with $2,655 million in 1995.

  Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1996, the net interest margin was 6.11%, compared with 5.80% in 1995.

  Table 5 presents the individual components of net interest income and net interest margin.

  The increase in the margin in 1996 compared with 1995 was primarily attributable to the mix of funding sources due to the Merger, as core deposits replaced more expensive short-term borrowings. The increase in net interest income for 1996 compared with 1995 was primarily due to an increase in average earning assets as a result of the Merger.

  Interest income included hedging income of $81 million in 1996, compared with $4 million in 1995. Interest expense included hedging income of $3 million in 1996, compared with $15 million in 1995. The increase of $65 million in


                                NET INTEREST MARGIN %


                                     [LINE GRAPH]


hedging income resulted primarily from the swap hedges put in place to hedge floating-rate loans and fixed-rate deposits, partially offset by lower gains from futures used to hedge deposits.

  Net interest income and the net interest margin are expected to increase in 1997, assuming both loan growth and investment securities runoff and there is no significant change in deposit rates.


NONINTEREST INCOME
--------------------------------------------------------------------------------

Table 4 shows the major components of noninterest income.

TABLE 4  NONINTEREST INCOME
---------------------------------------------------------------------
(in millions)                   Year ended December 31,      % Change
                                ----------------------   ------------
                                  1996    1995    1994   1996/   1995/
                                                         1995    1994

Service charges on
  deposit accounts              $  868  $  478  $  473     82 %     1 %
Fees and commissions:
  Credit card membership
    and other credit card fees     116      95      64     22      48
  Debit and credit card
    merchant fees                  112      65      55     72      18
  Charges and fees on loans        112      52      42    115      24
  Shared ATM network fees          102      51      43    100      19
  Mutual fund and
    annuity sales fees              61      33      64     85     (48)
  All other                        237     137     119     73      15
                                ------  ------  ------
    Total fees and
      commissions                  740     433     387     71      12
Trust and investment
  services income:
  Asset management
    and custody fees               214     129     124     66       4
  Mutual fund
    management fees                129      71      46     82      54
  All other                         34      41      33    (17)     24
                                ------  ------  ------
    Total trust and investment
      services income              377     241     203     56      19
Investment securities
  gains (losses)                    10     (17)      8      -       -
Sale of joint
  venture interest                   -     163       -   (100)      -
Income from equity
  investments accounted
  for by the:
    Cost method                    137      58      31    136      87
    Equity method                   24      39      31    (38)     26
Check printing charges              61      39      40     56      (3)
Gains (losses) on sales
  of loans                          22     (40)      4      -       -
Losses from dispositions
  of operations                    (95)    (89)     (5)     7       -
Losses on dispositions of
  premises and equipment           (46)    (31)    (12)    48     158
All other                          102      50      40    104      25
                                 ------ ------  ------

    Total                       $2,200  $1,324  $1,200     66 %    10 %
                                 ------ ------  ------    ---     ---
                                 ------ ------  ------    ---     ---
---------------------------------------------------------------------

  The overall increase in noninterest income in 1996 compared with 1995 reflected the impact of the Merger.

  "All other" fees and commissions include mortgage loan servicing fees and the related amortization expense for purchased mortgage servicing rights. Mortgage loan servicing fees totaled $82 million and $55 million in 1996 and 1995, respectively. The related amortization expense was $63 million and $39 million in 1996 and 1995, respectively. The balance of purchased mortgage servicing rights was $257 million and $152 million at December 31, 1996 and 1995, respectively. The purchased mortgage loan servicing portfolio totaled $22 billion at December 31, 1996, compared with $13 billion at December 31, 1995.

  A major portion of the increase in trust and investment services income for 1996 was due to greater mutual fund management fees, reflecting the overall growth in the fund families' net assets, including the Pacifica funds previously managed by First Interstate. In September 1996, the Pacifica funds, totaling $5.3 billion, were merged into the Stagecoach family of mutual funds. The Company managed 28 of the Stagecoach family of mutual funds consisting of $14.2 billion of assets at December 31, 1996, compared with 15 mutual funds consisting of $7.0 billion of assets at December 31, 1995. Of the merged Pacifica funds, $2.4 billion was added to the Stagecoach institutional funds with the remaining $2.9 billion merged into the Stagecoach retail funds. The Company also manages the Overland Express family of 14 mutual funds, which had $5.1 billion of assets under management at December 31, 1996, compared with 12 mutual funds consisting of $3.7 billion at December 31, 1995, and is sold through brokers around the country. In addition to managing Stagecoach and Overland Express Funds, the Company also managed or maintained personal trust, corporate trust, employee benefit trust and agency assets of approximately $300 billion (including $245 billion from First Interstate) and $51 billion at December 31, 1996 and 1995, respectively. In addition, the increase in asset management and custody fees was predominantly due to the Merger.

  The MasterWorks division along with the Company's joint venture interest in Wells Fargo Nikko Investment Advisors were sold at year-end 1995, resulting in a reduction of $.5 billion of the retail funds and the entire $1.8 billion in institutional funds.

  Income from cost method equity investments in both 1996 and 1995 reflected net gains on the sales of and distribution from nonmarketable equity investments.

  At December 31, 1995, the Company had a liability of $83 million related to the disposition of premises and, to a lesser extent, severance and miscellaneous expenses associated with scheduled branch dispositions. Of this amount, $13 million represented a third quarter 1995 accrual for the closure of 21 branches, of which 19 were closed in March 1996. The remaining amount consisted of a fourth quarter 1995 accrual for the disposition of 120 branches, of which 88 branches were closed in the third quarter of 1996. In 1996, the 1995 accrual was increased by approximately $7 million based on revised estimates of premise disposition and severance expenses. In October 1996, the Company entered into definitive agreements with seven institutions to sell 12 traditional branches, including deposits, of Wells Fargo located in California. The sales, which had been included in the fourth quarter 1995 accrual (and which are in addition to 20 former First Interstate California branches being sold), closed in the first quarter of 1997. In the fourth quarter, the Company evaluated the remaining 22 scheduled branch dispositions and decided to retain 11 branches. Of the other 11 branches, 10 were closed in the first quarter of 1997 and 1 is expected to be sold in the third quarter of 1997. The liability at December 31, 1996 for the remaining 11 branches was $14.8 million. In addition, an expense accrual of $96 million was made in the fourth quarter of 1996, representing disposition of premises and, to a lesser extent, severance and communication expenses associated with the disposition of another 137 traditional branches in California in 1997.

  At December 31, 1996, the Company had 1,947 retail outlets, comprised of 1,274 traditional branches, 298 supermarket branches and 375 banking centers, in 10 western states. In 1996, the Company and Safeway Inc. signed an agreement in principle that would allow the Company to open as many as 450 new retail outlets (banking centers and branches) in Safeway stores in the western United States.

  During 1995, gains and losses on sales of loans included an estimated $83 million write-down to the lower of cost or estimated market due to the reclassification of certain types of products within the real estate 1-4 family first mortgage loan portfolio to mortgage loans held for sale. This write-down was partially offset by gains on sales of two loans, resulting from the assumption of the borrowers' loans by third parties.


TABLE 5  AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)
----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                        1996                                     1995
                                                           ------------------------------          -------------------------------
                                                           AVERAGE     YIELDS/   INTEREST          Average      Yields/   Interest
                                                           BALANCE      RATES      INCOME/         balance       rates      income/
                                                                                  EXPENSE                                  expense

EARNING ASSETS
Federal funds sold and securities purchased
  under resale agreements                                 $    522       5.55%     $   29          $    69        5.94%     $    4
Investment securities:
  At fair value (3):
    U.S. Treasury securities                                 2,460       5.77         142              499        6.34          31
    Securities of U.S. government agencies
      and corporations                                       6,980       6.20         435            1,426        5.55          81
    Private collateralized mortgage obligations              2,691       6.39         174            1,095        6.24          71
    Other securities                                           455       6.84          28               81       19.69          11
                                                          --------                 ------          -------                  ------
      Total investment securities at fair value             12,586       6.18         779            3,101        6.17         194
  At cost:
    U.S. Treasury securities                                     -          -           -            1,246        4.88          61
    Securities of U.S. government agencies
      and corporations                                           -          -           -            4,428        6.07         269
    Private collateralized mortgage obligations                  -          -           -            1,124        5.87          66
    Other securities                                             -          -           -              145        6.90          10
                                                          --------                 ------          -------                  ------
      Total investment securities at cost                        -          -           -            6,943        5.84         406
  At lower of cost or market                                     -          -           -                -           -           -
                                                          --------                 ------          -------                  ------
      Total investment securities                           12,586       6.18         779           10,044        5.94         600
Mortgage loans held for sale (3)                                 -          -           -            1,002        7.48          76
Loans:
  Commercial                                                16,640       9.02       1,501            8,635        9.88         853
  Real estate 1-4 family first mortgage                      9,601       7.43         713            5,867        7.36         432
  Other real estate mortgage                                11,470       9.31       1,068            8,046        9.50         765
  Real estate construction                                   2,093      10.43         218            1,146       10.16         116
  Consumer:
    Real estate 1-4 family junior lien mortgage              5,801       9.09         528            3,349        8.61         288
    Credit card                                              4,938      14.87         734            3,547       15.59         552
    Other revolving credit and monthly payment               7,329       9.57         701            2,397       10.68         257
                                                          --------                 ------          -------                  ------
      Total consumer                                        18,068      10.87       1,963            9,293       11.81       1,097
  Lease financing                                            2,557       8.82         226            1,498        9.22         138
  Foreign                                                      145       6.62          10               23        7.54           2
                                                          --------                 ------          -------                  ------
      Total loans (4)(5)                                    60,574       9.41       5,699           34,508        9.86       3,403
Other                                                          432       6.29          27               62        5.47           3
                                                          --------                 ------          -------                  ------
        Total earning assets                              $ 74,114       8.81       6,534          $45,685        8.93       4,086
                                                          --------                 ------          -------                  ------
                                                          --------                                 -------
FUNDING SOURCES
Deposits:
  Interest-bearing checking                               $  4,236       1.26          53         $  3,907        1.00          39
  Market rate and other savings                             29,482       2.64         777           15,552        2.61         405
  Savings certificates                                      14,433       4.93         712            8,080        5.25         424
  Other time deposits                                          385       6.64          27              385        6.14          24
  Deposits in foreign offices                                  336       5.19          17            1,771        5.91         105
                                                          --------                 ------          -------                  ------
      Total interest-bearing deposits                       48,872       3.25       1,586           29,695        3.36         997
Federal funds purchased and securities sold
  under repurchase agreements                                1,769       5.22          92            3,401        5.84         199
Commercial paper and other short-term borrowings               369       4.13          16              544        5.82          32
Senior debt                                                  2,213       6.13         136            1,618        6.67         107
Subordinated debt                                            2,403       6.93         166            1,459        6.55          96
Guaranteed preferred beneficial interests in
  Company's subordinated debentures                             82       7.82           6                -           -           -
                                                          --------                 ------          -------                  ------
      Total interest-bearing liabilities                    55,708       3.59       2,002           36,717        3.90       1,431
Portion of noninterest-bearing funding sources              18,406          -           -            8,968           -           -
                                                          --------                 ------          -------                  ------
        Total funding sources                             $ 74,114       2.70       2,002          $45,685        3.13       1,431
                                                          --------                 ------          -------                  ------
                                                          --------                                 -------
NET INTEREST MARGIN AND NET INTEREST INCOME
  ON A TAXABLE-EQUIVALENT BASIS (6)                                      6.11%     $4,532                         5.80%     $2,655
                                                                        -----     -------                        -----      ------
                                                                        -----     -------                        -----      ------
NONINTEREST-EARNING ASSETS
Cash and due from banks                                   $  7,977                                 $ 2,681
Goodwill                                                     5,614                                     399
Other                                                        5,687                                   2,002
                                                          --------                                 -------
        Total noninterest-earning assets                  $ 19,278                                 $ 5,082
                                                          --------                                 -------
                                                          --------                                 -------

NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                  $ 22,739                                 $ 9,085
Other liabilities                                            2,796                                   1,142
Preferred stockholders' equity                                 779                                     489
Common stockholders' equity                                 11,370                                   3,334
Noninterest-bearing funding sources
  used to fund earning assets                              (18,406)                                 (8,968)
                                                          --------                                 -------
        Net noninterest-bearing funding sources           $ 19,278                                 $ 5,082
                                                          --------                                 -------
                                                          --------                                 -------
TOTAL ASSETS                                              $ 93,392                                 $50,767
                                                          --------                                 -------
                                                          --------                                 -------
----------------------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Bank was 8.27%, 8.83%, 7.14%, 6.00% and 6.25% for 1996, 1995, 1994, 1993 and 1992, respectively. The average three-month
     London Interbank Offered Rate (LIBOR) was 5.51%, 6.04%, 4.75%, 3.29% and
     3.83% for the same years, respectively.
(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3) Yields are based on amortized cost balances. The average amortized cost balances for investment securities at fair value totaled $12,610 million, $3,144 million and $3,131 million in 1996, 1995 and 1994, respectively. The average amortized cost balance for mortgage loans held for sale totaled
     $1,012 million in 1995.


14


----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                        1994                                     1993
                                                           ------------------------------          -------------------------------
                                                           Average     Yields/   Interest          Average     Yields/    Interest
                                                           balance      rates      income/         balance       rates      income/
                                                                                  expense                                  expense

EARNING ASSETS
Federal funds sold and securities purchased
  under resale agreements                                  $   189       3.51%     $    7          $   734        3.17%     $   23
Investment securities:
  At fair value (3):
    U.S. Treasury securities                                   190       6.66          13                -           -           -
    Securities of U.S. government agencies
      and corporations                                       1,547       5.82          93                -           -           -
    Private collateralized mortgage obligations              1,240       6.14          80                -           -           -
    Other securities                                            76      14.13           6                -           -           -
                                                           -------                  -----          -------                   -----
      Total investment securities at fair value              3,053       6.12         192                -           -           -
  At cost:
    U.S. Treasury securities                                 2,376       4.77         113            2,283        5.03         115
    Securities of U.S. government agencies
      and corporations                                       5,902       6.05         357            7,974        6.41         511
    Private collateralized mortgage obligations              1,242       5.74          71              864        4.16          36
    Other securities                                           133       5.75           8              189        5.67          11
                                                           -------                  -----          -------                   -----
      Total investment securities at cost                    9,653       5.69         549           11,310        5.95         673
  At lower of cost or market                                     -          -           -                -           -           -
                                                           -------                  -----          -------                   -----
      Total investment securities                           12,706       5.79         741           11,310        5.95         673
Mortgage loans held for sale (3)                                 -          -           -                -           -           -
Loans:
  Commercial                                                 7,092       9.19         652            7,154        9.36         670
  Real estate 1-4 family first mortgage                      8,484       6.85         581            6,787        7.92         538
  Other real estate mortgage                                 8,071       8.68         700            9,467        8.20         776
  Real estate construction                                     977       9.29          91            1,303        8.50         111
  Consumer:
    Real estate 1-4 family junior lien mortgage              3,387       7.75         262            3,916        6.97         273
    Credit card                                              2,703      15.39         416            2,587       15.62         404
    Other revolving credit and monthly payment               2,023       9.60         194            1,893        9.45         179
                                                           -------                  -----          -------                   -----
      Total consumer                                         8,113      10.75         872            8,396       10.19         856
  Lease financing                                            1,271       9.16         116            1,190        9.83         117
  Foreign                                                       31       5.06           2                7           -           -
                                                           -------                  -----          -------                   -----
      Total loans (4)(5)                                    34,039       8.85       3,014           34,304        8.94       3,068
Other                                                           54       5.89           3                -           -           -
                                                           -------                  -----          -------                   -----
        Total earning assets                               $46,988       8.00       3,765          $46,348        8.12       3,764
                                                           -------                  -----          -------                   -----
                                                           -------                                 -------
FUNDING SOURCES
Deposits:
  Interest-bearing checking                               $  4,622        .98          45         $  4,626        1.18          55
  Market rate and other savings                             18,921       2.34         442           19,333        2.26         438
  Savings certificates                                       7,030       4.28         301            7,948        4.37         347
  Other time deposits                                          304       7.35          22              331        7.19          24
  Deposits in foreign offices                                  925       4.75          44                7           -           -
                                                           -------                  -----          -------                   -----
      Total interest-bearing deposits                       31,802       2.69         854           32,245        2.68         864
Federal funds purchased and securities sold
  under repurchase agreements                                2,223       4.45          99            1,051        2.79          29
Commercial paper and other short-term borrowings               224       4.25          10              207        2.90           6
Senior debt                                                  1,930       5.29         102            2,174        4.75         103
Subordinated debt                                            1,510       5.94          90            1,958        5.23         103
Guaranteed preferred beneficial interests in
  Company's subordinated debentures                              -          -           -                -           -           -
                                                           -------                  -----          -------                   -----
      Total interest-bearing liabilities                    37,689       3.06       1,155           37,635        2.93       1,105
Portion of noninterest-bearing funding sources               9,299          -           -            8,713           -           -
                                                           -------                  -----          -------                   -----
        Total funding sources                              $46,988       2.45       1,155          $46,348        2.38       1,105
                                                           -------                  -----          -------                   -----
                                                           -------                                 -------
NET INTEREST MARGIN AND NET INTEREST INCOME
ON A TAXABLE-EQUIVALENT BASIS (6)                                        5.55%     $2,610                         5.74%     $2,659
                                                                        -----                                    -----
                                                                        -----                                    -----

Cash and due from banks                                    $ 2,618                                 $ 2,456
Goodwill                                                       458                                     501
Other                                                        1,785                                   1,805
                                                           -------                                 -------
        Total noninterest-earning assets                   $ 4,861                                 $ 4,762
                                                           -------                                 -------
                                                           -------                                 -------
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                   $ 9,019                                 $ 8,482
Other liabilities                                            1,062                                     997
Preferred stockholders' equity                                 521                                     639
Common stockholders' equity                                  3,558                                   3,357
Noninterest-bearing funding sources
  used to fund earning assets                               (9,299)                                 (8,713)
                                                           -------                                 -------
        Net noninterest-bearing funding sources            $ 4,861                                 $ 4,762
                                                           -------                                 -------
                                                           -------                                 -------
TOTAL ASSETS                                               $51,849                                 $51,110
                                                           -------                                 -------
                                                           -------                                 -------
----------------------------------------------------------------------------------------------------------------------------------

(4)  Interest income includes loan fees, net of deferred costs, of approximately
     $104 million, $41 million, $40 million, $41 million and $57 million in 1996, 1995, 1994, 1993 and 1992, respectively.
(5) Nonaccrual loans and related income are included in their respective loan categories.
(6) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes.



-----------------------------------------------------------------------------------------
(in millions)                                                                        1992
                                                          -------------------------------
                                                           Average     Yields/    Interest
                                                           balance      rates      income/
                                                                                  expense

EARNING ASSETS
Federal funds sold and securities purchased
  under resale agreements                                  $   919       3.62%     $   33
Investment securities:
  At fair value (3):
    U.S. Treasury securities                                     -          -           -
    Securities of U.S. government agencies
      and corporations                                           -          -           -
    Private collateralized mortgage obligations                  -          -           -
    Other securities                                             -          -           -
                                                           -------                  -----
      Total investment securities at fair value                  -          -           -
  At cost:
    U.S. Treasury securities                                 1,562       5.80          91
    Securities of U.S. government agencies
      and corporations                                       4,197       7.38         309
    Private collateralized mortgage obligations                  -          -           -
    Other securities                                           110       6.16           7
                                                           -------                  -----
      Total investment securities at cost                    5,869       6.93         407
  At lower of cost or market                                   108       8.73           9
                                                           -------                  -----
      Total investment securities                            5,977       6.97         416
Mortgage loans held for sale (3)                                 -          -           -
Loans:
  Commercial                                                 9,702       8.50         825
  Real estate 1-4 family first mortgage                      7,628       9.27         707
  Other real estate mortgage                                10,634       8.21         873
  Real estate construction                                   1,837       8.47         156
  Consumer:
    Real estate 1-4 family junior lien mortgage              4,585       8.14         373
    Credit card                                              2,771      15.93         441
    Other revolving credit and monthly payment               2,083       9.85         205
                                                           -------                  -----
      Total consumer                                         9,439      10.81       1,019
  Lease financing                                            1,165      10.36         121
  Foreign                                                        1          -           -
                                                           -------                  -----
      Total loans (4)(5)                                    40,406       9.16       3,701
Other                                                            1          -           -
                                                           -------                  -----
        Total earning assets                               $47,303       8.77       4,150
                                                           -------                  -----
                                                           -------
FUNDING SOURCES
Deposits:
  Interest-bearing checking                                $ 4,597       1.77          81
  Market rate and other savings                             18,534       2.88         533
  Savings certificates                                      10,763       4.94         532
  Other time deposits                                          444       7.52          34
  Deposits in foreign offices                                   43       7.89           3
                                                           -------                  -----
Total interest-bearing deposits                             34,381       3.44       1,183
Federal funds purchased and securities sold
  under repurchase agreements                                1,299       3.16          41
Commercial paper and other short-term borrowings               252       3.54           9
Senior debt                                                  2,175       5.77         126
Subordinated debt                                            1,872       4.99          93
Guaranteed preferred beneficial interests in
  Company's subordinated debentures                              -          -           -
                                                           -------                  -----
Total interest-bearing liabilities                          39,979       3.63       1,452
Portion of noninterest-bearing funding sources               7,324          -           -
                                                           -------                  -----
        Total funding sources                              $47,303       3.07       1,452
                                                           -------                  -----
                                                           -------
NET INTEREST MARGIN AND NET INTEREST INCOME
  ON A TAXABLE-EQUIVALENT BASIS (6)                                     5.70%      $2,698
                                                                       ------      ------
                                                                       ------      ------

NONINTEREST-EARNING ASSETS
Cash and due from banks                                    $ 2,536
Goodwill                                                       541
Other                                                        2,117
                                                           -------
        Total noninterest-earning assets                   $ 5,194
                                                           -------
                                                           -------
NONINTEREST-BEARING FUNDING SOURCES
Deposits                                                   $ 7,885
Other liabilities                                            1,060
Preferred stockholders' equity                                 608
Common stockholders' equity                                  2,965
Noninterest-bearing funding sources
  used to fund earning assets                               (7,324)
                                                           -------
        Net noninterest-bearing funding sources            $ 5,194
                                                           -------
                                                           -------
TOTAL ASSETS                                               $52,497
                                                           -------
                                                           -------
-----------------------------------------------------------------------------------------

NONINTEREST EXPENSE
--------------------------------------------------------------------------------

Table 6 shows the major components of noninterest expense.

TABLE 6  NONINTEREST EXPENSE
-----------------------------------------------------------------
(in millions)               Year ended December 31,      % Change
                            -----------------------  ------------
                                 1996   1995   1994  1996/  1995/
                                                     1995   1994

Salaries                       $1,357 $  713 $  671    90 %    6 %
Incentive compensation            227    126    155    80    (19)
Employee benefits                 373    187    201    99     (7)
Equipment                         399    193    174   107     11
Net occupancy                     366    211    215    73     (2)
Contract services                 295    149    101    98     48
Goodwill                          250     35     36   614     (3)
Core deposit intangible:
  Nonqualifying (1)               206      -      -     -      -
  Qualifying                       37     42     49   (12)   (14)
Operating losses                  145     45     62   222    (27)
Telecommunications                140     58     49   141     18
Advertising and promotion         116     73     65    59     12
Outside professional services     112     45     33   149     36
Postage                            96     52     44    85     18
Travel and entertainment           78     36     30   117     20
Stationery and supplies            76     37     30   105     23
Security                           56     21     20   167      5
Outside data processing            55     11     10   400     10
Check printing                     43     25     29    72    (14)
Escrow and collection
  agency fees                      33     15     19   120    (21)
Federal deposit insurance          28     52    101   (46)   (49)
Foreclosed assets                   7      1      -   600      -
All other                         142     74     62    92     19
                               ------ ------ ------
  Total                        $4,637 $2,201 $2,156   111 %    2 %
                               ------ ------ ------   ---    ---
                               ------ ------ ------   ---    ---

----------------------------------------------------------------

(1) Amortization of core deposit intangibles acquired after February 1992 that are subtracted from stockholders' equity in computing regulatory capital for bank holding companies.


     In addition to the effect of combining operations of First Interstate with the Company, the overall increase in noninterest expense primarily reflected intangible amortization and other integration expenses, including severance, advertising and higher expenses for contract and outside professional services.

     Salaries, incentive compensation and employee benefits expense increased $931 million in 1996 compared with 1995. This was substantially due to higher staff levels after the consummation of the Merger. Salaries and employee benefits expense during 1996 included integration-related severance expense of $78 million. Additional severance expense may be incurred in 1997 as the Company continues the integration process. The Company's active full-time equivalent (FTE) staff, including hourly employees, was 36,902 at December 31, 1996, compared with 19,249 at December 31, 1995. First Interstate had 27,200 average FTE in December 1995. The Company currently expects to have less than 35,000 active FTE by the third quarter of 1997.

     Excluding the effects of the Merger, increases in equipment expense in 1996 compared with 1995 were primarily due to a higher level of spending on software and technology for product development and increased depreciation expense on equipment related to business initiatives and system upgrades.

     Goodwill and CDI amortization resulting from the Merger were $216 million and $206 million, respectively, for the year ended December 31, 1996. The core deposit intangible is amortized on an accelerated basis based on an estimated useful life of 15 years. The impact on noninterest expense from the amortization of the nonqualifying core deposit intangible in 1997, 1998 and 1999 is expected to be $241 million, $211 million and $186 million, respectively. The related impact on income tax expense is expected to be a benefit of $99 million, $87 million and $76 million in 1997, 1998 and 1999, respectively.

     The decrease in federal deposit insurance expense in 1996, compared with 1995, was substantially due to the revised rate structure effective June 1, 1995, partially offset by the passage of the Deposit Insurance Funds Act of 1996 (DIFA). DIFA was enacted, in part, to increase the Federal Deposit Insurance Corporation Savings Association Insurance Fund reserve ratio to 1.25% and levied a 65.7 cent fee on every $100 of thrift deposits held on March 31, 1995. The Company acquired thrift deposits through the Merger. Accordingly, $22 million was paid in 1996 based on the thrift deposits of First Interstate.

     The Company expects noninterest expense, excluding goodwill and nonqualifying CDI amortization, to decrease in 1997 compared with 1996. By the fourth quarter of 1997, noninterest expense is expected to reflect the full impact of integrating the two separate companies, by reducing noninterest expense by $200 million per quarter from the pre-merger combined amounts.


INCOME TAXES
--------------------------------------------------------------------------------

The Company's effective tax rate was 46% for 1996 and 42% for 1995. The increase in the effective tax rate for 1996 was due to increased goodwill amortization related to the Merger, which is not tax deductible.

EARNINGS/RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI
--------------------------------------------------------------------------------

Table 7 reconciles reported earnings to net income excluding goodwill and nonqualifying core deposit intangible ("cash" or "tangible") for the year ended December 31, 1996.

TABLE 7   EARNINGS EXCLUDING GOODWILL
          AND NONQUALIFYING CDI
--------------------------------------------------------------------
(in millions)                           Year ended December 31, 1996
                           -----------------------------------------
                           Reported            Amortization   "Cash"
                           earnings ----------------------- earnings
                                    Goodwill Nonqualifying
                                              core deposit
                                                intangible

Income before
  income tax expense         $1,979    $ 250         $ 206    $2,435
  Income tax expense            908        -            84       992
                             ------    -----         -----    ------
Net income                    1,071      250           122     1,443
  Preferred stock
    dividends                    67        -             -        67
                             ------    -----         -----    ------
Net income applicable
  to common stock            $1,004    $ 250         $ 122    $1,376
                             ------    -----         -----    ------
                             ------    -----         -----    ------
Per common share             $12.21    $3.05         $1.48    $16.74
                             ------    -----         -----    ------
                             ------    -----         -----    ------
--------------------------------------------------------------------


    Table 8 presents the calculation of the ROA, ROE and efficiency ratios excluding goodwill and nonqualifying core deposit intangible amortization and balances for the year ended December 31, 1996. These calculations were specifically formulated by the Company and may not be comparable to similarly titled measures reported by other companies. Also, "cash" or "tangible" earnings are not entirely available for use by management. See the Consolidated Statement of Cash Flows and Note 3 to the Financial Statements for other information regarding funds available for use by management.

TABLE 8  RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI
--------------------------------------------------------------------------------
(in millions)                                       Year ended December 31, 1996

                   ----------------------------------------
                   ROA:           A/(C-E)   =         1.66%
                   ROE:           B/(D-E)   =        28.46%
                   Efficiency:    (F-G)/H   =         62.2%
                   ----------------------------------------

Net income                                                   $  1,443  (A)
Net income applicable to common stock                           1,376  (B)
Average total assets                                           93,392  (C)
Average common stockholders' equity                            11,370  (D)
Average goodwill ($5,614) and after-tax nonqualifying
  core deposit intangible ($922)                                6,536  (E)
Noninterest expense                                             4,637  (F)
Amortization expense for goodwill and nonqualifying
  core deposit intangible                                         456  (G)
Net interest income plus noninterest income                     6,721  (H)

--------------------------------------------------------------------------------


BALANCE SHEET ANALYSIS
--------------------------------------------------------------------------------

A comparison between the year-end 1996 and 1995 balance sheets is discussed below. The Bank's assets of $98.7 billion and $48.6 billion at December 31, 1996 and 1995, respectively, represented more than 90% of the Company's consolidated assets at those dates.

INVESTMENT SECURITIES
--------------------------------------------------------------------------------

Primarily as a result of the Merger, total investment securities averaged $12.6 billion in 1996, a 26% increase from $10.0 billion in 1995. Total investment securities were $13.5 billion at December 31, 1996, a 52% increase from $8.9 billion at December 31, 1995. Investment securities are expected to decrease in the future as the cash received from their maturities is used to fund loan growth.

     Table 9 provides expected remaining maturities and yields (taxable-equivalent basis) of debt securities within the investment portfolio. The weighted average expected remaining maturity of the debt securities portfolio was 2 years and 2 months at December 31, 1996, compared with 2 years and 1 month at December 31, 1995. In replacing the maturing securities with new securities, it has been the intention of the Company to maintain a short-term expected maturity position in order to provide additional liquidity and to fund future loan growth. Expected remaining maturities will differ from remaining contractual maturities because borrowers may have the right to prepay certain obligations with or without penalties. It is more appropriate to monitor investment security maturities and yields using prepayment


TABLE 9  INVESTMENT SECURITIES
         EXPECTED REMAINING MATURITIES AND YIELDS
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                December 31, 1996
(in millions)             -------------------------------------------------------------------------------------------------------
                            Total Weighted     Weighted   Within one year     After one year  After five years    After ten years
                           amount  average      average                   through five years through ten years
                                     yield     expected   --------------- ------------------ -----------------    ---------------
                                              remaining    Amount   Yield Amount       Yield Amount      Yield    Amount    Yield
                                           maturity (in
                                              yrs.-mos.)

AVAILABLE-FOR-SALE
SECURITIES (1):

U.S. Treasury securities  $ 2,824     5.98%        1-10   $  689    5.76%  $2,129      6.05%   $  5      6.26%     $  1     6.85%
Securities of U.S.
government agencies
and corporations            7,043     6.56          2-3    2,614    6.13    3,831      6.73     498      7.28       100     7.33
Private collateralized
mortgage obligations        3,237     6.64          2-1    1,081    6.50    2,108      6.70      48      6.71         -        -
Other                         342     7.00          2-0      101    6.68      236      7.14       3      6.72         2     6.71
                          -------                         ------           ------              ----                ----
TOTAL COST OF
DEBT SECURITIES           $13,446     6.47%         2-2   $4,485    6.18%  $8,304      6.56%   $554      7.22%     $103     7.32%
                          -------     ----         ----   ------    ----   ------      ----    ----      ----      ----     ----
                          -------     ----         ----   ------    ----   ------      ----    ----      ----      ----     ----
ESTIMATED FAIR VALUE      $13,460                         $4,490           $8,313              $554                $103
                          -------                         ------           ------              ----      ----      ----
                          -------                         ------           ------              ----      ----      ----
---------------------------------------------------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of available-for-sale investment securities carried at fair value. See Note 4 to the Financial Statements for fair value of available-for-sale securities by type of security.


assumptions since this better reflects what the Company expects to occur. (Note 4 to the Financial Statements shows the remaining contractual principal maturities and yields of debt securities.)

    The available-for-sale portfolio includes both debt and marketable equity securities. At December 31, 1996, the available-for-sale securities portfolio had an unrealized net gain of $41 million, comprised of unrealized gross gains of $107 million and unrealized gross losses of $66 million. At December 31, 1995, the available-for-sale securities portfolio had an unrealized net gain of $47 million, comprised of unrealized gross gains of $88 million and unrealized gross losses of $41 million. The unrealized net gain or loss on available-for-sale securities is reported on an after-tax basis as a valuation allowance that is a separate component of stockholders' equity. At December 31, 1996, the valuation allowance amounted to an unrealized net gain of $23 million, compared with an unrealized net gain of $26 million at December 31, 1995.

    The unrealized net gain in the debt securities portion of the available-for-sale portfolio at December 31, 1996 was predominantly attributable to U.S. Treasury securities, reflecting a decrease in market interest rates since the time of purchase. The Company may decide to sell certain of the available-for-sale securities to manage the level of earning assets (for example, to offset loan growth that may exceed expected maturities and prepayments of securities). (See Note 4 to the Financial Statements for investment securities at fair value and at cost by security type.)

    At December 31, 1996, mortgage-backed securities included in securities of U.S. government agencies and corporations consisted of pass-through securities and collateralized mortgage obligations (CMOs) and substantially all were issued or backed by federal agencies. These securities, along with the private CMOs, represented $10,280 million, or 76% of the Company's investment securities portfolio at December 31, 1996. The CMO securities held by the Company (including the private issues) are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates. As an indication of interest rate risk, the Company has estimated the impact of a 200 basis point increase in interest rates on the value of the mortgage-backed securities and the corresponding expected remaining maturities. Based on this rate scenario, mortgage-backed securities would decrease in fair value from $10,280 million to $9,784 million and the expected remaining maturity of these securities would increase from 2 years and 3 months to 2 years and 7 months.

LOAN PORTFOLIO
--------------------------------------------------------------------------------

A comparative schedule of average loan balances is presented in Table 5; year-end balances are presented in Note 5 to the Financial Statements.

    Loans averaged $60.6 billion in 1996, compared with $34.5 billion in 1995. Total loans at December 31, 1996 were $67.4 billion, compared with $35.6 billion at year-end 1995. Most of the increase resulted from the Merger. The most significant increases for average loans were in commercial and the other revolving monthly payment portfolios. The Company's total unfunded loan commitments grew to $55.2 billion at December 31, 1996, from $24.2 billion at December 31, 1995.

    Commercial loans grew 99% to $19.5 billion at year-end 1996, from $9.8 billion at December 31, 1995. This increase of $9.7 billion was due to the Merger. Total unfunded commercial loan commitments grew from $8.4 billion at December 31, 1995 to $28.1 billion at December 31, 1996. Included in the commercial loan portfolio are agricultural loans of $1,409 million and $1,029 million at December 31, 1996 and 1995, respectively. Agricultural loans consist of loans to finance agricultural production and other loans to farmers.

    Table 10 presents comparative period-end commercial real estate loans.

TABLE 10  COMMERCIAL REAL ESTATE LOANS
-----------------------------------------------------------------
(in millions)                           December 31,     % Change
                            -----------------------  ------------
                              1996     1995    1994   1996/ 1995/
                                                      1995  1994

Commercial loans to
  real estate developers
  and REITs (1)            $ 1,070  $   700  $  525     53%   33 %
Other real estate
  mortgage (2)              11,860    8,263   8,079     44     2
Real estate construction     2,303    1,366   1,013     69    35
                           -------  -------  ------
  Total                    $15,233  $10,329  $9,617     47%    7 %
                           -------  -------  ------    ---   ---
                           -------  -------  ------    ---   ---
Nonaccrual loans           $   376  $   371  $  416      1%  (11)%
                           -------  -------  ------    ---   ---
                           -------  -------  ------    ---   ---
Nonaccrual loans as a
  % of total                   2.5%     3.6%    4.3%
                           -------  -------  ------
                           -------  -------  ------

-----------------------------------------------------------------

(1) Included in commercial loans. REITs are real estate investment trusts.
(2) Includes agricultural loans that are primarily secured by real estate of $325 million, $250 million and $256 million at December 31, 1996, 1995 and 1994, respectively.


                               LOAN MIX AT YEAR END (%)


                                     [BAR GRAPH]



    Table 11 summarizes other real estate mortgage loans by state and property type. Table 12 summarizes real estate construction loans by state and project type.


TABLE 11  REAL ESTATE MORTGAGE LOANS BY STATE AND TYPE
          (EXCLUDING 1-4 FAMILY FIRST MORTGAGE LOANS)
---------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                   December 31, 1996
                       ----------------------------------------------------------------------------------------------------------
                           California           Texas      Washington         Nevada  Other states (2)       All states      Non-
                       --------------  --------------  --------------  -------------  ----------------  ---------------  accruals
                       Total     Non-  Total     Non-  Total     Non-  Total    Non-  Total       Non-   Total     Non-    as a %
                       loans  accrual  loans  accrual  loans  accrual  loans accrual  loans    accrual   loans  accrual  of total
                                                                                                                          by type

Office buildings      $2,285     $144    $128     $ 1  $   87      $-   $ 96      $-  $  582       $29  $ 3,178    $174         5%
Industrial             1,425       25      69       1      18       -     24       -     195         2    1,731      28         2
Apartments               919       32      66       -     150       -     19       -     190         -    1,344      32         2
Shopping centers         572       12     171       -      83       -     11       -     285         3    1,122      15         1
Hotels/motels            360        5      81       -      19       -    350       -     399         -    1,209       5         -
Retail buildings
  (other than
  shopping centers)      568       14      74       3      42       -     11       -     179         -      874      17         2
Institutional            859       28     129       3     200       2     35       -     278         3    1,501      36         2
Land                     179       18      21       -       -       -      2       -      44         -      246      18         7
Agricultural             249        8       5       -      13       -      -       -      59         2      326      10         3
1-4 family (1):
  Land                     1        -       -       -       -       -      -       -       -         -        1       -         -
  Structures              16        1       -       -      14       -      -       -       1         -       31       1         3
Other                    138        3      23       2       6       -     11       1     119(3)      7      297      13         4
                      ------     ----    ----     ---    ----      --   ----      --  ------       ---  -------    ----
  Total by state      $7,571     $290    $767     $10    $632      $2   $559      $1  $2,331       $46  $11,860    $349         3%
                      ------     ----    ----     ---    ----      --   ----      --  ------       ---  -------    ----         -
                      ------     ----    ----     ---    ----      --   ----      --  ------       ---  -------    ----         -
  % of total loans        64%               6%              5%             5%             20%               100%
                      ------             ----            ----           ----          ------            -------
                      ------             ----            ----           ----          ------            -------
  Nonaccruals as a %
    of total by state               4%              1%              -%             -%                2%
                                 ----             ---              --             --               ---
                                 ----             ---              --             --               ---
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents loans to real estate developers secured by 1-4 family residential developments.
(2) Consists of 40 states; no state had loans in excess of $421 million at December 31, 1996.
(3) Includes loans secured by collateral pools of approximately $28 million (where the pool is a mixture of various real estate property types located in various states, non-real estate-related assets and other guarantees).


TABLE 12  REAL ESTATE CONSTRUCTION LOANS BY STATE AND TYPE
------------------------------------------------------------------------------
(in millions)
                         -------------------------------------------------------------------------------------
                             California  Nevada (1)          Texas  Oregon (1)  Arizona (1)   Other states (2)
                         --------------  ----------  -------------  ----------  -----------  -----------------
                         Total     Non-       Total  Total    Non-       Total        Total  Total        Non-
                         loans  accrual       loans  loans accrual       loans        loans  loans     accrual

1-4 family:
  Land                   $  289     $ 3        $ 37   $  -      $-         $ -          $ -   $ 63         $ -
  Structures                206       6          25     32       -           4           41     53           -
Shopping centers             70       -           1      3       -           -            4    282           -
Land (excluding
  1-4 family)               143       -          25      8       -           3            4     53           9
Apartments                  122       5          24     14       -          27            2     93           -
Industrial                   73       -           9      7       -           1            1     13           -
Office buildings             44       -           2      2       -           6           12     27           -
Hotels/motels                34       -          59     14       -          21            -      1           -
Retail buildings (other
  than shopping centers)     56       -           -     15       -           2            3     10           -
Institutional                27       -           3     53       1          31           16     29           1
Agricultural                  6       -           -      -       -           -            2      -           -
Other                        13       -           3     12       -           2            2     64           -
                         ------     ---        ----   ----      --         ---          ---   ----         ---
  Total by state         $1,083     $14        $188   $160      $1         $97          $87   $688         $10
                         ------     ---        ----   ----      --         ---          ---   ----         ---
                         ------     ---        ----   ----      --         ---          ---   ----         ---
  % of total loans           47%                  8%     7%                  4%           4%    30%
                         ------                ----   ----                 ---          ---   ----
                         ------                ----   ----                 ---          ---   ----
  Nonaccruals as a %
    of total by state                 1%                         1%                                          1%
                                    ---                         --                                         ---
                                    ---                         --                                         ---


--------------------------------------------------


                                 December 31, 1996
                          ------------------------
                              All states      Non-
                          --------------  accruals
                           Total    Non-    as a %
                           loans accrual  of total
                                           by type

1-4 family:
  Land                    $  389     $ 3         1%
  Structures                 361       6         2
Shopping centers             360       -         -
Land (excluding
  1-4 family)                236       9         4
Apartments                   282       5         2
Industrial                   104       -         -
Office buildings              93       -         -
Hotels/motels                129       -         -
Retail buildings (other
  than shopping centers)      86       -         -
Institutional                159       2         1
Agricultural                   8       -         -
Other                         96       -         -
                          ------     ---
  Total by state          $2,303     $25         1%
                          ------     ---         -
                          ------     ---         -
  % of total loans           100%
                          ------
                          ------
  Nonaccruals as a %
    of total by state
--------------------------------------------------

(1) There were no loans on nonaccrual at December 31, 1996.
(2) Consists of 23 states; no state had loans in excess of $70 million at December 31, 1996.

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
--------------------------------------------------------------------------------

Table 13 presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 13 excludes loans that are contractually past due 90 days or more as to interest or principal, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual. This information is presented in Table 17. Notwithstanding, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 150 days of becoming past due and are shown in the table below. (Notes 1 and 6 to the Financial Statements describe the Company's accounting policies relating to nonaccrual and restructured loans and foreclosed assets, respectively.)


                            NONACCRUAL LOANS ($ BILLIONS)


                                     [LINE GRAPH]


                     NEW LOANS PLACED ON NONACCRUAL ($ BILLIONS)


                                     [LINE GRAPH]


TABLE 13  NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
----------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                              December 31,
                                                                  ----------------------------------------------------
                                                                  1996        1995        1994        1993        1992

Nonaccrual loans:
  Commercial (1)(2)                                               $223        $112       $  88      $  252      $  560
  Real estate 1-4 family first mortgage                             99          64          81          99          96
  Other real estate mortgage (3)                                   349         307         328         578       1,207
  Real estate construction                                          25          46          58         235         235
  Consumer:
    Real estate 1-4 family junior lien mortgage                     15           8          11          27          29
    Other revolving credit and monthly payment                       1           1           1           3           7
  Lease financing                                                    2           -           -           -           -
                                                                  ----        ----        ----      ------      ------
      Total nonaccrual loans (4)                                   714         538         567       1,194       2,134
Restructured loans (5)                                              10          14          15           6           8
                                                                  ----        ----        ----      ------      ------
Nonaccrual and restructured loans (6)                              724         552         582       1,200       2,142
As a percentage of total loans                                     1.1%        1.6%        1.6%        3.6%        5.8%

Foreclosed assets (7)(8)                                           219         186         272         348         510
Real estate investments (9)                                          4          12          17          15          40
                                                                  ----        ----        ----      ------      ------
Total nonaccrual and restructured loans and other assets          $947        $750        $871      $1,563      $2,692
                                                                  ----        ----        ----      ------      ------
                                                                  ----        ----        ----      ------      ------
----------------------------------------------------------------------------------------------------------------------

(1) Includes loans (primarily unsecured) to real estate developers and REITs of $2 million, $18 million, $30 million, $91 million and $86 million at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.
(2) Includes agricultural loans of $13 million, $6 million, $1 million, $9 million and $18 million at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.
(3) Includes agricultural loans secured by real estate of $10 million, $1 million, $3 million, $24 million and $28 million at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.
(4) Of the total nonaccrual loans, $493 million and $408 million at December 31, 1996 and 1995, respectively, were considered impaired under FAS 114 (Accounting by Creditors for Impairment of a Loan).
(5) In addition to originated loans that were subsequently restructured, there were loans of $50 million at both December 31, 1996 and 1995 that were purchased at a steep discount whose contractual terms were modified after acquisition. The modified terms did not affect the book balance nor the yields expected at the date of purchase. Of the total restructured loans and loans purchased at a steep discount, $50 million were considered impaired under FAS 114 at December 31, 1996 and 1995.
(6) Related commitments to lend additional funds were approximately $44 million at December 31, 1996.
(7) Includes agricultural properties of $17 million, $22 million, $23 million, $26 million and $55 million at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.
(8) Excludes in-substance foreclosures (ISFs) of $99 million reclassified to nonaccrual loans at June 30, 1993 due to clarification of criteria used in determining when a loan is in-substance foreclosed. Complete information is not available for prior periods; however, any ISFs that would be reclassified in prior periods would not be materially higher than $99 million.
(9) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were loans. Real estate investments totaled $154 million, $95 million, $54 million, $34 million and $93 million at December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

   Table 14 summarizes the quarterly trend of the approximate changes in nonaccrual loans. The Company anticipates normal influxes of nonaccrual loans as it further increases its lending activity as well as resolutions of loans in the nonaccrual portfolio. The performance of any individual loan can be impacted by external factors, such as the interest rate environment or factors particular to a borrower such as actions taken by a borrower's management. In addition, from time to time, the Company purchases loans from other financial institutions that may be classified as nonaccrual based on its policies.


TABLE 14  QUARTERLY TREND OF CHANGES IN NONACCRUAL LOANS
--------------------------------------------------------------------------------------------------------------
(in millions)                                                                                    Quarter ended
                                                --------------------------------------------------------------
                                                 DECEMBER 31,  September 30,  June 30,  March 31,  December 31,
                                                        1996           1996      1996       1996          1995

BALANCE, BEGINNING OF QUARTER                          $ 717           $731      $525       $538          $586
Nonaccrual loans of First Interstate                       -              -       201          -             -
New loans placed on nonaccrual                           213            156       173        113           106
Charge-offs                                              (48)           (43)      (48)        (9)          (27)
Payments                                                (117)           (54)      (87)       (54)          (71)
Transfers to foreclosed assets                           (16)           (36)      (19)       (30)          (22)
Loans returned to accrual                                (35)           (37)      (14)       (33)          (34)
                                                       -----           ----      ----       ----          ----
BALANCE, END OF QUARTER                                $ 714           $717      $731       $525          $538
                                                       -----           ----      ----       ----          ----
                                                       -----           ----      ----       ----          ----
--------------------------------------------------------------------------------------------------------------

    The Company generally identifies loans to be evaluated for impairment under FAS 114 (Accounting by Creditors for Impairment of a Loan) when such loans are on nonaccrual or have been restructured. However, not all nonaccrual loans are impaired. Generally, a loan is placed on nonaccrual status upon becoming 90 days past due as to interest or principal (unless both well-secured and in the process of collection), when the full timely collection of interest or principal becomes uncertain or when a portion of the principal balance has been charged off. Real estate 1-4 family loans (both first liens and junior liens) are placed on nonaccrual status within 150 days of becoming past due as to interest or principal, regardless of security. In contrast, under FAS 114, loans are considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement. Not all impaired loans are necessarily placed on nonaccrual status. That is, restructured loans performing under restructured terms beyond a specified performance period are classified as accruing but may still be deemed impaired under FAS 114.

     For loans covered under FAS 114, the Company makes an assessment for impairment when and while such loans are on nonaccrual, or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement.

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

    If interest due on the book balances of all nonaccrual and restructured loans (including loans no longer on nonaccrual or restructured at year end) had been accrued under their original terms, $60 million of interest would have been recorded in 1996, compared with $27 million actually recorded. In addition, the interest that would have been recorded under the original terms for the $50 million of loans purchased at a steep discount (see Table 13, footnote 5) for the year ended December 31, 1996 was $8 million, compared with $6 million actually recorded.

    Table 15 summarizes the quarterly trend in foreclosed assets. Table 16 summarizes foreclosed assets by state and type at December 31, 1996. Foreclosed assets at December 31, 1996 increased to $219 million from $186 million at December 31, 1995. Approximately 51% of foreclosed assets at December 31, 1996 have been in the portfolio three years or less, with land and agricultural properties representing substantially all of the amount greater than three years old.


TABLE 15  QUARTERLY TREND OF CHANGES IN FORECLOSED ASSETS
--------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                          Quarter ended
                                                --------------------------------------------------------------------
                                                 DECEMBER 31,  September 30,     June 30,     March 31,  December 31,
                                                        1996           1996         1996          1996          1995

BALANCE, BEGINNING OF QUARTER                           $227           $238         $198          $186          $214
Foreclosed assets of First Interstate                      -              -           51             -             -
Additions                                                 34             35           37            35            24
Sales                                                    (36)           (42)         (33)          (18)          (49)
Charge-offs                                               (2)            (3)         (12)           (3)           (2)
Write-downs                                               (2)            (1)          (1)           (1)           (1)
Other deductions                                          (2)             -           (2)           (1)            -
                                                        ----           ----         ----          ----          ----
BALANCE, END OF QUARTER                                 $219           $227         $238          $198          $186
                                                        ----           ----         ----          ----          ----
                                                        ----           ----         ----          ----          ----
--------------------------------------------------------------------------------------------------------------------


TABLE 16  FORECLOSED ASSETS BY STATE AND TYPE
----------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                              December 31, 1996
                                  ------------------------------------------------------------------------------------------
                                  California           Texas      Washington           Other             All      % of total
                                                                        D.C.      states (1)          states      foreclosed
                                                                                                                      assets

Land (excluding 1-4 family)             $ 73              $1              $-             $ 6            $ 80              37%
1-4 family                                37               1               -               3              41              19
Shopping centers                          19               -               7               -              26              12
Agricultural                              17               -               -               -              17               8
Industrial buildings                       1               1               -               -               2               1
Office buildings                          14               5               -               1              20               9
Apartments                                 3               -               -               -               3               1
Hotels/motels                              4               -               -               -               4               2
Other                                     26               -               -               -              26              11
                                        ----              --              --             ---            ----             ---
  Total by state                        $194              $8              $7             $10            $219             100%
                                        ----              --              --             ---            ----             ---
                                        ----              --              --             ---            ----             ---

  % of total foreclosed assets            88%              4%              3%              5%            100%
                                        ----              --              --             ---            ----
                                        ----              --              --             ---            ----
----------------------------------------------------------------------------------------------------------------------------

(1) Consists of fifteen states; no state had foreclosed assets in excess of $4 million at December 31, 1996.

LOANS 90 DAYS OR MORE PAST DUE
AND STILL ACCRUING

Table 17 shows loans contractually past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories. All loans in this category are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual because they are automatically charged off after being past due for a prescribed period (generally, 180 days). Notwithstanding, real estate 1-4 family loans (first liens and junior liens) are placed on nonaccrual within 150 days of becoming past due and such nonaccrual loans are excluded from Table 17.

TABLE 17  LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
-------------------------------------------------------------------------------
(in millions)                                                       December 31,
                              -------------------------------------------------
                              1996       1995       1994       1993       1992

Commercial                    $ 65       $ 12       $  6       $  4       $  4
Real estate
  1-4 family
  first mortgage                42          8         18         19         29
Other real estate
  mortgage                      59         24         47         14         22
Real estate
  construction                   4          -          -          8         11
Consumer:
  Real estate
    1-4 family junior
    lien mortgage               23          4          4          6          9
  Credit card                  120         95         42         43         55
  Other revolving
    credit and
    monthly
    payment                     20          1          1          1          2
                              ----       ----       ----        ---       ----
    Total consumer             163        100         47         50         66
Lease financing                  -          -          -          -          1
                              ----       ----       ----        ---       ----
  Total                       $333       $144       $118        $95       $133
                              ----       ----       ----        ---       ----
                              ----       ----       ----        ---       ----
-------------------------------------------------------------------------------


ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 5 to the Financial Statements. At December 31, 1996, the allowance for loan losses was $2,018 million, or 3.00% of total loans, compared with $1,794 million, or 5.04%, at December 31, 1995. The provision for loan losses was $105 million in 1996, compared with none and $200 million in 1995 and 1994, respectively. During 1991 and 1992, the Company had a significantly higher provision for loan losses than in the years prior resulting from a nationwide (particularly California) recession as well as the Company's examination process and that of its regulators. As both the economic environment and the credit quality of the Company's loan portfolio improved, the Company began reducing its provision in 1993 and 1994. In 1995, as California continued to make progress in its economic recovery and as the Company considered the allowance for loan losses adequate in relation to its existing loan portfolio, no provision was made. The Company made a $35 million and $70 million provision in the third and fourth quarters of 1996, respectively, which were the first provisions since the fourth quarter of 1994. The Company anticipates that it will continue making incremental increases to the provision of approximately $35 million through the fourth quarter of 1997, when it is expected that the provision will approximate net charge-offs. In addition, the Company absorbed the $770 million in allowance for loan losses of First Interstate as a result of the Merger. Net charge-offs in 1996 were $640 million, or 1.05% of average total loans, compared with $288 million, or .83%, in 1995. Loan loss recoveries were $220 million in 1996, compared with $134 million in 1995. Table 18 summarizes net charge-offs by loan category.

     The largest category of net charge-offs in 1996 was credit card loans, comprising more than 50% of the total net charge-offs. During 1996, credit card gross charge-offs due to bankruptcies were $171 million, or 42%, of total credit card charge-offs, compared with $82 million, or 39%, and $54 million, or 39%, in 1995 and 1994, respectively. In addition, credit card loans 30 to 89 days past due and still accruing totaled $199 million at December 31, 1996, compared with $127 million and $73 million at December 31, 1995 and 1994, respectively.

     During 1994 and the first half of 1995, the Company grew its credit card loan portfolio through nationwide direct mail campaigns as well as through retail outlets. The objective of the direct mail campaigns was higher-yielding loans to higher-risk cardholders. As these loans continue to mature, the total amount of credit card charge-offs and the percentage of net charge-offs to average credit card loans are expected to continue at levels higher than experienced prior to the campaigns. The Company continuously evaluates and monitors its selection criteria for direct mail campaigns and other account acquisition methods to accomplish the desired risk/customer mix within the credit card portfolio.


TABLE 18  NET CHARGE-OFFS BY LOAN CATEGORY
------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                     Year ended December 31,
                                                     -------------------------------------------------------------------
                                                                    1996                    1995                    1994
                                                     -------------------      ------------------      ------------------

                                                     AMOUNT        % OF      Amount        % of      Amount        % of
                                                                AVERAGE                 average                 average
                                                                  LOANS                   loans                   loans

Commercial                                             $ 86         .50 %     $  17         .19 %     $  17         .23 %
Real estate 1-4 family first mortgage                    10         .11          10         .17          12         .14
Other real estate mortgage                               (7)       (.06)         (1)       (.02)         44         .55
Real estate construction                                  2         .09           9         .80           4         .34
Consumer:
  Real estate 1-4 family junior lien mortgage            19         .33          13         .40          20         .59
  Credit card                                           368        7.44         195        5.46         120        4.45
  Other revolving credit and monthly payment            139        1.91          41        1.73          25        1.26
                                                       ----                    ----                    ----
    Total consumer                                      526        2.91         249        2.67         165        2.04
Lease financing                                          23         .89           4         .31          (2)       (.15)
                                                       ----                    ----                    ----
  Total net loan charge-offs                           $640        1.05 %      $288         .83 %      $240         .70 %
                                                       ----        ----        ----        ----        ----        ----
                                                       ----        ----        ----        ----        ----        ----
------------------------------------------------------------------------------------------------------------------------

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

    The Company has an established process to determine the adequacy of the allowance for loan losses which assesses the risk and losses inherent in its portfolio. This process provides an allowance consisting of two components, allocated and unallocated. To arrive at the allocated component of the allowance, the Company combines estimates of the allowances needed for loans analyzed individually (including impaired loans subject to FAS 114) and loans analyzed on a pool basis. While coverage of one year's losses is often adequate (particularly for homogeneous pools of loans), the time period covered by the allowance may vary by portfolio, based on the Company's best estimate of the inherent losses in the entire portfolio as of the evaluation date. The Company has deemed it prudent, when reviewing the overall allowance, to maintain a total allowance in excess of projected losses. To mitigate the imprecision inherent in most estimates of expected credit losses, the allocated component of the allowance is supplemented by an unallocated component. The unallocated component includes management's judgmental determination of the amounts necessary for concentrations, economic uncertainties and other subjective factors; correspondingly, the relationship of the unallocated component to the total allowance for loan losses may fluctuate from period to period. Although management has allocated a portion of the allowance to specific loan categories, the adequacy of the allowance must be considered in its entirety.

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

    The Company considers the allowance for loan losses of $2,018 million adequate to cover losses inherent in loans, commitments to extend credit and standby letters of credit at December 31, 1996.

                CORE DEPOSITS AT YEAR END ($ BILLIONS)

                              [BAR GRAPH]



DEPOSITS
--------------------------------------------------------------------------------

Comparative detail of average deposit balances is presented in Table 5. Average core deposits increased 94% in 1996 compared with 1995 primarily due to the Merger. Average core deposits funded 76% and 72% of the Company's average total assets in 1996 and 1995, respectively.

    Year-end deposit balances are presented in Table 19.


TABLE 19  DEPOSITS
--------------------------------------------------------------------------------
(in millions)                                   December 31,               %
                                     ----------------------           Change
                                        1996           1995

Noninterest-bearing                  $29,073        $10,391              180 %
Interest-bearing checking              2,792            887              215
Market rate and
  other savings                       33,947         17,944               89
Savings certificates                  15,769          8,636               83
                                     -------        -------
  Core deposits                       81,581         37,858              115
Other time deposits                      186            248              (25)
Deposits in foreign offices               54            876              (94)
                                     -------        -------
    Total deposits                   $81,821        $38,982              110 %
                                     -------        -------              ---
                                     -------        -------              ---
--------------------------------------------------------------------------------


CERTAIN FAIR VALUE INFORMATION
--------------------------------------------------------------------------------

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

    There was a decrease in the excess (premium) of the fair value over the carrying value of the Company's financial instruments at December 31, 1996 compared with December 31, 1995. The Company's FAS 107 disclosures are presented in Note 19 to the Financial Statements.


CAPITAL ADEQUACY/RATIOS
--------------------------------------------------------------------------------

The Company uses a variety of measures to evaluate capital adequacy. Management reviews the various capital measures monthly and takes appropriate action to ensure that they are within established internal and external guidelines. The Company's current capital position exceeds current guidelines established by industry regulators.

RISK-BASED CAPITAL RATIOS

The Federal Reserve Board (FRB) and the OCC issue risk-based capital (RBC) guidelines for bank holding companies and national banks, respectively. The FRB is the primary regulator for the Parent and the OCC is the primary regulator for the Bank. RBC guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. (See Note 17 to the Financial Statements for additional information.)

    The Company's total RBC ratio at December 31, 1996 was 11.70% and its Tier
1 RBC ratio was 7.68%, exceeding the minimum guidelines of 8% and 4%, respectively. The ratios at December 31, 1995 were 12.46% and 8.81%, respectively. The decrease in the Company's total and Tier 1 RBC ratios at December 31, 1996 compared with 1995 resulted primarily from an overall increase in risk-weighted assets due to the Merger.

    The Company's risk-weighted assets are calculated as shown in Table 20. Risk-weighted balance sheet assets were $26.7 billion and $11.1 billion less than total assets on the consolidated balance sheet of $108.9 billion and $50.3 billion at December 31, 1996 and 1995, respectively, as a result of weighting certain types of assets at less than 100%; such assets, for both December 31, 1996 and 1995, substantially consisted of claims on or guarantees by the U.S. government or its agencies (risk-weighted at 0% to 20%), cash and due from banks (0% to 20%), 1-4 family first mortgage loans (50%) and private collateralized mortgage obligations backed by 1-4 family first mortgage loans (50%).

Table 20  RISK-BASED CAPITAL AND LEVERAGE RATIOS
-------------------------------------------------------------------------
(in billions)                                                 December 31,
                                                    ---------------------
                                                      1996           1995
Tier 1:
  Common stockholders' equity                       $ 13.5         $  3.6
  Preferred stock (1)                                   .4             .5
  Guaranteed preferred beneficial interests in
    Company's subordinated debentures                  1.2              -
  Goodwill and other deductions (2)                   (8.5)           (.5)
                                                    ------         ------
    Total Tier 1 capital                               6.6            3.6
                                                    ------         ------
Tier 2:
  Mandatory convertible deb                             .2              -
  Subordinated debt and unsecured senior debt          2.1            1.0
  Allowance for loan losses allowable in Tier 2        1.1             .5
                                                    ------         ------
    Total Tier 2 capital                               3.4            1.5
                                                    ------         ------
      Total risk-based capital                      $ 10.0         $  5.1
                                                    ------         ------
                                                    ------         ------
Risk-weighted balance sheet assets                  $ 82.2         $ 39.2
Risk-weighted off-balance sheet items:
  Commitments to make or purchase loans               10.1            2.7
  Standby letters of credit                            2.1             .7
  Other                                                 .5             .4
                                                    ------         ------
    Total risk-weighted off-balance sheet items       12.7            3.8
                                                    ------         ------
Goodwill and other deductions (2)                     (8.5)           (.5)
Allowance for loan losses not included in Tier 2       (.9)          (1.3)
                                                    ------         ------
      Total risk-weighted assets                    $ 85.5         $ 41.2
                                                    ------         ------
                                                    ------         ------
Risk-based capital ratios:
  Tier 1 capital (4% minimum requirement)             7.68 %         8.81 %
  Total capital (8% minimum requirement)             11.70          12.46
Leverage ratio (3% minimum requirement) (3)           6.65 %         7.46 %
--------------------------------------------------------------------------

(1) Excludes $175 million of Series D preferred stock due to the Company's December 1996 announcement to redeem this series in March 1997.
(2) Other deductions include CDI acquired after February 1992 (nonqualifying
    CDI) and the unrealized net gain (loss) on available-for-sale investment securities carried at fair value.
(3) Tier 1 capital divided by quarterly average total assets (excluding goodwill, nonqualifying CDI and other items which were deducted to arrive at Tier 1 capital).


LEVERAGE RATIO

To supplement the RBC guidelines, the FRB established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% to 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given banking organization. The Company's leverage ratios were 6.65% and 7.46% at December 31, 1996 and 1995, respectively. The decrease in the leverage ratio at December 31, 1996 compared with December 31, 1995 resulted primarily from an overall increase in quarterly average total assets due to the Merger.


FEDERAL DEPOSIT INSURANCE CORPORATION
IMPROVEMENT ACT OF 1991 (FDICIA)

In addition to adopting a risk-based assessment system, FDICIA required that the federal regulatory agencies adopt regulations defining five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 RBC ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. The Bank had a Tier 1 RBC ratio of 8.53%, a total capital ratio of 11.00% and a leverage ratio of 6.81% at December 31, 1996, compared with 10.12%, 13.23% and 7.89% at December 31, 1995, respectively.


ASSET/LIABILITY MANAGEMENT
--------------------------------------------------------------------------------

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

    One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Table 21 shows in summary form the Company's interest rate sensitivity based on expected interest rate repricing intervals in specific time frames for the balance sheet and swaps as of December 31, 1996. A more detailed report of the Company's interest rate sensitivity by major asset and liability categories, together with an adjusted cumulative gap measure is presented in Table 22. In addition, a detailed swap maturity schedule is included in Table 24.

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

    Mortgage-backed investment securities and fixed-rate loans in the real estate 1-4 family first mortgage, other real estate mortgage and consumer loan categories are based on expected maturities rather than on contractual maturities. Expected maturities are estimated based on dealer prepayment projections to the extent that such projections are available. For certain types of adjustable-rate mortgages and consumer loans where dealer prepayment projections are not available, the Company uses its historical experience. The gap structure also does not allocate Prime-based loans and market rate account
(MRA) savings deposits, included in market rate and other savings, to specific maturity categories. Statistical evidence indicates that both Prime-based loans and MRA savings deposits have relatively short maturities, with that of MRA savings deposits being somewhat longer. Keeping them in distinct categories (as with nonmarket) helps maintain focus on these rates, since most of the Company's short-term net interest income variability depends on their relative movements.

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


TABLE 21  SUMMARY OF INTEREST RATE SENSITIVITY
------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                December 31, 1996
                                       ---------------------------------------------------------------------------------------
                                        Prime-       MRA       0-3      >3-6     >6-12      >1-5        >5      Non-     Total
                                         based   savings    months    months    months     years     years    market
                                         loans

Assets                                 $20,477  $      -  $ 19,959   $ 5,061   $ 6,305   $22,831   $13,121  $ 21,134  $108,888
Liabilities and stockholders' equity         -    18,344    11,268     3,901     3,902     4,003     3,817    63,653   108,888
                                       -------  --------  --------   -------   -------   -------   -------  --------  --------
Gap before interest rate swaps         $20,477  $(18,344) $  8,691   $ 1,160   $ 2,403   $18,828   $ 9,304  $(42,519) $      -
Interest rate swaps                          -         -   (15,774)   (3,268)    3,253    14,591     1,198         -         -
                                       -------  --------  --------   -------   -------   -------   -------  --------  --------
Gap adjusted for interest rate swaps   $20,477  $(18,344) $ (7,083)  $(2,108)  $ 5,656   $33,419   $10,502  $(42,519) $      -
                                       -------  --------  --------   -------   -------   -------   -------  --------  --------
                                       -------  --------  --------   -------   -------   -------   -------  --------  --------
Cumulative gap                         $     -  $  2,133  $ (4,950)  $(7,058)  $(1,402)  $32,017   $42,519  $      -
                                       -------  --------  --------   -------   -------   -------   -------  --------
                                       -------  --------  --------   -------   -------   -------   -------  --------
------------------------------------------------------------------------------------------------------------------------------

    The under-one-year net liability position at December 31, 1996 was $1,402 million (1.3% of total assets), compared with the under-one-year net liability position of $394 million at December 31, 1995 (.8% of total assets). This measure of term structure risk would indicate a nearly balanced interest rate risk position. A significant under-one-year net liability position (greater than 4% of total assets) would indicate that the Company's net interest income is exposed to rising short-term interest rates, while a similar size net asset position would mean an exposure to declining short-term interest rates. The average under-one-year net liability positions during 1996 and 1995 were $761 million and $555 million, respectively.

    The two adjustments to the cumulative gap amount shown on Table 22 provide comparability with those bank holding companies that present interest rate sensitivity information in an alternative manner. However, management does not believe that these adjustments depict its interest rate risk. The first adjustment line excludes noninterest-earning assets, noninterest-bearing liabilities and stockholders' equity from the cumulative gap calculation so that only earning assets, interest-bearing liabilities and all interest rate swap contracts used to hedge such assets and liabilities are reported. The second adjustment line moves interest-bearing checking and market rate and other savings deposits in the nonmarket liability category to the shortest rate maturity category. This second adjustment reflects the availability of these deposits for immediate withdrawal. The resulting adjusted under-one-year cumulative gap (net liability position) was $12.5 billion and $8.7 billion at December 31, 1996 and 1995, respectively.

    In addition, the Company performs earnings at risk analysis and net interest income simulations based on multiple interest rate scenarios and projected on- and off-balance sheet changes to estimate the potential effects of changing interest rates. The Company uses four standard scenarios - rates unchanged, expected rates, high rates and low rates in analyzing interest rate sensitivity for policy measurement. The expected rates scenario is based on the Company's projected future interest rates, while the high rates and low rates scenarios cover 90% probable upward and downward rate movements based on the Company's own interest rate models. Earnings at risk may be estimated by multiplying the short-term gap positions by possible changes in interest rates. The potential adverse impact on earnings over the next 12 months is compared to an interest rate risk limit with a sublimit for the term structure risk. The current interest rate risk limit allows up to 30 basis points of sensitivity in the average net interest margin over the next year. The term structure risk sublimit is currently 2 percent of annual net interest income based on the earnings at risk analysis. Subject to these limits, the Company may maintain a particular gap position to achieve a more desirable risk/return tradeoff. Earnings at risk analysis and net interest income simulations allow the Company to fully explore the complex relationships within the gap over time and for various rate environments. The results during the year showed that the Company's interest rate sensitivity was well within the policy limit. The net interest income simulation at December 31, 1996 showed a sensitivity of 3 basis points between the net interest margins for the high and the expected rate scenarios over the next year.

    To get a complete picture of its current interest rate risk position, the Company must look at both term structure risk and basis risk. The two most significant components of basis risk are the Prime/MRA spread and the rate paid on savings and interest-bearing checking accounts. At the peak of the rate cycle in 1989 and during the first quarter of 1991, the Prime/MRA spreads as well as lagged movements in other deposit rates caused spreads to increase to historic levels. During this time, interest rate contracts were purchased by the Company to hedge against margin compression due to declining interest rates. As interest rates once again began to rise in early 1994 and continued through mid-1995, the spread between loans and deposits began to rise again as the Prime rate increased rapidly and deposit rates were slow to react. As a result of this movement, the decline in hedging income was roughly offset by the increasing loan/deposit spread. During 1996, the Company incorporated First Interstate's interest rate risk position into its own balance sheet and assessed the newly combined term structure risk and basis risk positions.

     Looking toward managing interest rate risk in 1997, the Company is confronted with several risk scenarios. If interest rates rise, net interest income may actually increase if deposit rates lag increases in market rates. The Company could, however, experience significant pressure on net interest income if there is a substantial movement in deposit rates relative to market rates. This basis risk potentially could be hedged with interest rate caps, but the Company believes they are not cost-effective in relation to the risk they would mitigate.

     A declining interest rate environment might result in a decrease in loan rates, while deposit rates remain relatively stable, since they did not significantly increase between 1994 and 1996. This rate scenario could also create significant risk to net interest income. The Company has partially hedged against this risk with interest rate floor contracts purchased in 1996 and those remaining from previous years. Based on its current and projected balance sheet, the Company does not expect that a change in interest rates would affect its liquidity position.


Table 22  INTEREST RATE SENSITIVITY
------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                December 31, 1996
                                        --------------------------------------------------------------------------------------
                                        Prime-       MRA       0-3      >3-6     >6-12      >1-5        >5      Non-     Total
                                         based   savings    months    months    months     years     years    market
                                         loans

ASSETS
Federal funds sold and securities
  purchased under resale agreements    $     -  $      -  $    187   $     -   $     -   $     -   $     -  $      -  $    187
Investment securities (1)                    -         -     1,435     1,257     1,798     8,313       657        45    13,505
Loans:
  Commercial                             8,673         -     7,320       631       288     1,021       416     1,166    19,515
  Real estate 1-4 family first
   mortgage                                 85         -     2,120     1,070     1,483     3,882     1,686        99    10,425
  Other real estate mortgage             2,885         -     3,754       804       722     1,889     1,458       348    11,860
  Real estate construction               1,213         -       799        62        21       119        64        25     2,303
  Consumer                               7,599         -     3,355       787     1,211     3,510       762     2,890    20,114
  Lease financing                            -         -       298       269       468     1,884        82         2     3,003
  Foreign                                   22         -       100        25         2        11         -         9       169
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
    Total loans (2)                     20,477         -    17,746     3,648     4,195    12,316     4,468     4,539    67,389
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
Other earning assets (3)                     -         -        71         -         -         -         -       397       468
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
    Total earning assets                20,477         -    19,439     4,905     5,993    20,629     5,125     4,981    81,549
Noninterest-earning assets                   -         -       520       156       312     2,202     7,996    16,153    27,339
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
    Total assets                       $20,477  $      -  $ 19,959   $ 5,061   $ 6,305   $22,831   $13,121  $ 21,134  $108,888
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Deposits:
  Interest-bearing checking            $     -  $      -  $      -   $     -   $     -   $     -   $     -  $  2,792  $  2,792
  Market rate and other savings              -    18,344       959         -         -         -         -    14,644    33,947
  Savings certificates                       -         -     5,377     3,756     3,648     2,748       157        83    15,769
  Other time deposits                        -         -        93        52        38         3         -         -       186
  Deposits in foreign offices                -         -        34         -         -        20         -         -        54
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
    Total interest-bearing deposits          -    18,344     6,463     3,808     3,686     2,771       157    17,519    52,748
Short-term borrowings                        -         -     2,426         4         -         -         -         -     2,430
Senior debt                                  -         -     1,512         4        34       482        88         -     2,120
Subordinated debt                            -         -       602        70         2       325     1,941         -     2,940
Guaranteed preferred beneficial
  interests in Company's
  subordinated debentures                    -         -         -         -         -         -     1,150         -     1,150
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
    Total interest-bearing
     liabilities                             -    18,344    11,003     3,886     3,722     3,578     3,336    17,519    61,388
Noninterest-bearing liabilities              -         -        15        15        30       225       481    32,622    33,388
Stockholders' equity                         -         -       250         -       150       200         -    13,512    14,112
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
     Total liabilities and
      stockholders' equity             $     -  $ 18,344  $ 11,268   $ 3,901   $ 3,902   $ 4,003   $ 3,817  $ 63,653  $108,888
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
Gap before interest rate swaps         $20,477  $(18,344) $  8,691   $ 1,160   $ 2,403   $18,828   $ 9,304  $(42,519) $      -
Interest rate swaps:
  Receive fixed                              -         -   (15,774)   (3,268)    3,253    14,591     1,198         -         -
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
Gap adjusted for interest rate swaps   $20,477  $(18,344) $ (7,083)  $(2,108)  $ 5,656   $33,419   $10,502  $(42,519) $      -
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
                                       -------  --------  --------  --------  --------   -------   -------  --------  --------
Cumulative gap                         $     -  $  2,133  $ (4,950)  $(7,058)  $(1,402)  $32,017   $42,519  $      -
                                       -------  --------  --------  --------  --------   -------   -------  --------
                                       -------  --------  --------  --------  --------   -------   -------  --------
Adjustments:
  Exclude noninterest-earning assets,
    noninterest-bearing liabilities
    and stockholders' equity                 -         -      (255)     (141)     (132)   (1,777)   (7,515)   29,981
  Move interest-bearing checking and
    market rate savings from
    nonmarket to shortest maturity           -         -   (10,577)        -         -         -         -    10,577
                                       -------  --------  --------  --------  --------   -------   -------  --------
Adjusted cumulative gap                $20,477  $  2,133  $(15,782) $(18,031) $(12,507)  $19,135   $22,122  $ 20,161
                                       -------  --------  --------  --------  --------   -------   -------  --------
                                       -------  --------  --------  --------  --------   -------   -------  --------
------------------------------------------------------------------------------------------------------------------------------

(1) The nonmarket column consists of marketable equity securities.
(2) The nonmarket column consists of nonaccrual loans of $714 million, fixed-rate credit card loans of $3,025 million (including $134 million in commercial credit card loans) and overdrafts of $800 million.
(3) The nonmarket column consists of Federal Reserve Bank stock.

DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge the Company's exposure to interest rate fluctuations. The Company also offers contracts to its customers, but hedges such contracts by purchasing other financial contracts or uses the contracts for asset/liability management.

    Table 23 reconciles the beginning and ending notional or contractual amounts for derivative financial instruments for 1996 and shows the expected remaining maturity at year-end 1996. Table 24 summarizes the notional amount, expected maturities and weighted average interest rates associated with amounts to be received or paid on interest rate swap agreements, together with an indication of the asset/liability hedged. For a further discussion of derivative financial instruments, refer to Note 18 to the Financial Statements.



TABLE 23  DERIVATIVE ACTIVITIES
---------------------------------------------------------------------------------------------------------------------------------
(notional or contractual amounts in millions)                                                        Year ended December 31, 1996
                                      -------------------------------------------------------------------------------------------
                                      Beginning       First     Additions   Expirations   Terminations(3)   Ending       Weighted
                                        balance  Interstate                                                balance        average
                                                  Additions(1)                                                           expected
                                                                                                                        remaining
                                                                                                                     maturity (in
                                                                                                                        yrs.-mos.)

Interest rate contracts:
  Futures contracts                     $ 5,395      $    -       $21,908       $21,373(2)        $732     $ 5,198            0-3
  Floors written                            105          15           285             -              -         405            3-6
  Caps written                            1,170         982           813           675            116       2,174            1-9
  Floors purchased                       15,627       3,935         2,284           790             12      21,044(4)         2-8
  Caps purchased                          1,530       1,001           832           731            109       2,523           1-10
  Futures options purchased                   -           -            12             -             12           -              -
  Swap contracts                          7,832       4,758        19,329        12,778            155      18,986(5)         3-7
Foreign exchange contracts:
  Forwards and spot contracts               934           -        35,994        35,551              -       1,377            0-2
  Option contracts purchased                 29           -            91            55              -          65            0-3
  Option contracts written                   23           -            88            52              -          59            0-6

----------------------------------------------------------------------------------------------------------------------------------

(1) Derivatives acquired from First Interstate on April 1, 1996 (the Merger date).
(2) To facilitate the settlement process, the Company enters into offsetting contracts 2 to 45 days prior to their maturity date. Concurrent with the closing of these positions, the Company generally enters into new interest rate futures and forward contracts with a later expiration date since the Company's use of these contracts predominantly relates to ongoing hedging programs.
(3) Terminations occur if a customer that purchased a contract decides to cancel it before the maturity date. If the customer contract was hedged, the Company terminates the interest rate derivative instrument used to hedge the customer's contract upon cancellation. The impact of terminations on income before income taxes for 1996 was a loss of less than $.5 million.
(4) Includes forward floors, which will hedge loans, of $155 million starting in January 1997, $300 million starting in March 1997, $225 million starting in April 1997, $475 million starting in May 1997 and $2,000 million starting October 1998.
(5) See Table 24 for further details of maturities and average rates received or paid.


TABLE 24  INTEREST RATE SWAP MATURITIES AND AVERAGE RATES (1)
------------------------------------------------------------------------------------------------------------------
(notional amounts in millions)             1997        1998          1999          2000     Thereafter       Total

Receive-fixed rate (hedges loans)
  Notional amount                        $  436      $1,883        $2,570        $3,649         $2,672     $11,210
  Weighted average rate received           5.06%       5.95%         6.85%         6.74%          6.59%       6.53%
  Weighted average rate paid               5.74        5.64          5.58          5.61           5.61        5.61

Receive-fixed rate (hedges senior debt)
  Notional amount                        $   12      $   67        $    -        $    -         $1,472     $ 1,551
  Weighted average rate received           5.95%       8.38%            -%            -%          7.43%       7.46%
  Weighted average rate paid               9.38        5.97             -             -           5.73        5.77

Receive-fixed rate (hedges purchased
  mortgage servicing rights)
  Notional amount                        $    -      $  200        $    -        $    -         $  200     $   400
  Weighted average rate received              -%       5.92%            -%            -%          5.67%       5.80%
  Weighted average rate paid                  -        5.61             -             -           5.59        5.60

Receive-fixed rate (hedges deposits)
  Notional amount                        $    -      $    -        $  250        $1,600         $1,650     $ 3,500
  Weighted average rate received              -%          -%         6.07%         5.36%          5.54%       5.49%
  Weighted average rate paid                  -           -          5.64          5.60           5.61        5.61

Other swaps (2)
  Notional amount                        $  643      $  494        $  300        $  186         $  702     $ 2,325
  Weighted average rate received           5.50%       6.11%         6.02%         6.29%          5.94%       5.89%
  Weighted average rate paid               5.47        6.03          6.02          6.09           5.87        5.83

Total notional amount                    $1,091      $2,644        $3,120        $5,435         $6,696     $18,986
                                         ------      ------        ------        ------         ------     -------
                                         ------      ------        ------        ------         ------     -------
------------------------------------------------------------------------------------------------------------------

(1) Variable interest rates are presented on the basis of rates in effect at December 31, 1996. These rates may change substantially in the future due to open market factors.
(2) Represents customer accommodation swaps not used for asset/liability management purposes. The notional amount reflects customer accommodations as well as the swaps used to hedge the customer accommodations.


LIQUIDITY MANAGEMENT
--------------------------------------------------------------------------------

Liquidity refers to the Company's ability to maintain a cash flow adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis.

    In recent years, core deposits have provided the Company with a sizable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 89% and 80% of its average total assets in 1996 and 1995, respectively.

    The remaining funding of average total assets was primarily provided by senior and subordinated debt, deposits in foreign offices, short-term borrowings (comprised of federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Senior and subordinated debt averaged $4.6 billion and $3.1 billion in 1996 and 1995, respectively. Short-term borrowings averaged $2.1 billion and $3.9 billion in 1996 and 1995, respectively. Trust preferred securities averaged $82 million in 1996.

    The weighted average expected remaining maturity of the debt securities within the investment securities portfolio was 2 years and 2 months at December 31, 1996. Of the $13.4 billion debt securities that were available for sale at December 31, 1996, $4.5 billion, or 33%, is expected to mature or be prepaid in 1997 and an additional $3.7 billion, or 28%, is expected to mature or be prepaid in 1998. The Company purchased shorter-term debt securities to maintain asset liquidity and to fund loan growth.

    Other sources of liquidity include maturity extensions of short-term borrowings and sale or runoff of assets. Commercial and real estate loans totaled $44.1 billion at December 31, 1996. Of these loans, $15.1 billion matures in one year or less, $14.0 billion matures in over one year through five years and $15.0 billion matures in over five years. Of the $29.0 billion that matures in over one year, $17.8 billion has floating or adjustable rates and $11.2 billion has fixed rates. Of the $11.2 billion of fixed-rate loans, approximately $2.2 billion represents fixed initial-rate mortgage (FIRM) loans. FIRM loans carry fixed rates for a minimum of 3 years to a maximum of 10 years of the loan term and carry adjustable rates thereafter. (Refer to the Consolidated Statement of Cash Flows for further information on the Company's cash flows from its operating, investing and financing activities.)

    Liquidity for the Parent Company and its subsidiaries is generated through its ability to raise funds in a variety of domestic and international money and capital markets, and through dividends from subsidiaries and lines of credit. In 1996, the Company filed a shelf registration with the Securities and Exchange Commission (SEC) that allows for the issuance of $3.5 billion of senior or subordinated debt or preferred stock. The proceeds from the sale of any securities will be used for general corporate purposes. The Company issued $200 million of preferred stock under this shelf registration. At December 31, 1996, $3.3 billion of securities remained unissued. No additional securities have been issued under this shelf registration.

    In 1996, the Company also filed a universal shelf registration statement of $750 million with the SEC which includes senior and subordinated debt, preferred stock and common stock of the Company and preferred securities of special purpose subsidiary trusts. The registration allows each special purpose subsidiary to issue trust preferred securities which qualify as Tier 1 capital of the Company for regulatory purposes. The special purpose subsidiary will hold junior subordinated deferrable interest debentures of the Company. Interest paid on these debentures will be distributed to the holders of the trust preferred securities. As a result, distributions to the holders of the trust preferred securities will be tax deductible and treated as interest expense in the consolidated statement of income. This provides the Company with a more cost-effective means of obtaining Tier 1 capital than if the Company itself were to issue additional preferred stock. In December 1996, the Company issued $400 million in trust preferred securities through one trust, Wells Fargo Capital I. The proceeds from the sale of these debentures will be used by the Company for general corporate purposes. At December 31, 1996, $350 million remained unissued under this shelf registration. (See Note 10 to the Financial Statements.) In January 1997, the Company issued an additional $150 million in trust preferred securities through a new trust, Wells Fargo Capital II.

    In addition to the publicly registered trust preferred securities, the Company established in 1996 three special purpose trusts, which collectively issued $750 million of trust preferred securities in private placements (see
Note 10 to the Financial Statements). The proceeds from these issuances were invested in junior subordinated deferrable interest debentures of the Company. The proceeds from the sale of these debentures were used by the Company for general corporate purposes. Similar to the registered trust preferred securities above, these preferred securities qualify as Tier 1 capital for regulatory purposes and the interest on the debentures is paid as tax deductible distributions to the trust preferred security holders.

    In 1996, a significant portion of the Parent's source of funding was due to dividends paid by the Bank totaling $1,461 million. The dividends received helped to fund the Company's stock repurchase program. The Company expects the Parent to continue to receive dividends from the Bank in 1997. (See Notes 3 and 15 to the Financial Statements for a discussion of the restrictions on the Bank's ability to pay dividends and the Parent Company's financial statements, respectively.)

    To accommodate future growth and current business needs, the Company has a capital expenditure program. Capital expenditures for 1997 are estimated at about $275 million for equipment for supermarket branches, relocation and remodeling of Company facilities and routine replacement of furniture and equipment. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

COMPARISON OF 1995 VERSUS 1994
--------------------------------------------------------------------------------

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

    The increase in earnings in 1995 compared with 1994 reflected a $163 million ($94 million after tax) gain resulting from the sale of the Company's joint venture interest in Wells Fargo Nikko Investment Advisors (WFNIA) and a zero loan loss provision, compared with $200 million in 1994.

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

    Noninterest income was $1,324 million in 1995, compared with $1,200 million in 1994. Credit card membership and other credit card fees increased from $64 million in 1994 to $95 million in 1995, an increase of 48%. The growth was predominantly due to late fees and other transaction fees incurred by customers. The decrease in mutual fund and annuity sales fees from $64 million in 1994 to $33 million in 1995 substantially reflected a lower sales volume of commission-based fixed-rate annuities. The increase in "other" fees and commissions in 1995 compared with 1994 includes mortgage loan servicing fees of $55 million and $17 million, respectively, offset by the related amortization expense of $39 million and $8 million, respectively.

    Trust and investment services income increased 19% to $241 million in 1995 compared with 1994 and was primarily due to greater mutual fund investment management fees, reflecting the overall growth in the net assets of fund families. These fees amounted to $71 million in 1995 compared with $46 million in 1994. The investment securities losses of $17 million in 1995 largely resulted from the sale of debt securities from the available-for-sale portfolio. The investment securities gains of $8 million in 1994 reflected the sale of both corporate debt and marketable equity securities from the available-for-sale portfolio.

    In December 1995, the Company sold its joint venture interest in WFNIA as well as its MasterWorks division to Barclays PLC of the U.K., resulting in a $163 million pre-tax gain. The Company's joint venture interest in WFNIA was accounted for as an equity investment under the equity method. The income from the equity investment in WFNIA, included in noninterest income, totaled $27 million and $21 million in 1995 and 1994, respectively. Noninterest income from the MasterWorks division, included in "all other" trust and investment services income, totaled $26 million and $20 million in 1995 and 1994, respectively.

    In 1995, losses from dispositions of operations included a $70 million fourth quarter accrual related to the disposition of premises and, to a lesser extent, severance and miscellaneous expenses associated with the scheduled closures of 120 traditional retail branch locations. In addition to the $70 million accrual, there was also a $13 million liability at December 31, 1995, representing a third quarter 1995 accrual for the closure of 21 branches. In 1994, losses from dispositions of operations included fourth quarter accruals for the disposition of premises and, to a lesser extent, severance of $14 million associated with scheduled branch closures and $10 million associated with ceasing the direct origination of 1-4 family first mortgage loans by the Company's mortgage lending unit. Partially offsetting these accruals was an $8 million payment received in the first quarter of 1994 that was contingent upon performance in relation to the alliance formed with Card Establishment Services
(CES). Additional payments from the CES agreement are also contingent upon future performance.

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

    The decrease in incentive compensation from $155 million in 1994 to $126 million in 1995 was predominantly due to a differing mix of product sales, reflecting a shift away from commissioned retail products, such as fixed-rate annuities. Additionally, the decrease reflected a decline in incentive compensation related to Mortgage Business' decision at year-end 1994 to cease the origination of first mortgages.

    The increase in equipment expense to $193 million in 1995 compared with $174 million in 1994 was related to a higher level of spending on software and technology for product development and increased depreciation expense on equipment related to business initiatives and system upgrades.

    In August 1995, the FDIC significantly reduced the deposit insurance premiums paid by most banks. Under the revised rate structure (retroactive to June 1, 1995), the best-rated institutions insured by the Bank Insurance Fund
(BIF) paid four cents per $100 of domestic deposits, down from the previous rate of 23 cents per $100. In the third quarter of 1995, the Company received a $23 million refund for the overpayment of assessments made for the period June 1 through September 30, 1995. In November 1995, the FDIC further reduced the rate by four cents per $100 of domestic deposits, effective January 1, 1996. Under the most recent rate structure, the best-rated institutions insured by the BIF pay the statutory annual minimum assessment of $2,000.

    In the fourth quarter of 1995, the Company adopted Financial Accounting Standard Nos. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (FAS 121), and 122, Accounting for Mortgage Servicing Rights (FAS 122). These adoptions did not have a material impact on the financial statements. For a further discussion of FAS 121 and 122, refer to
Note 6 of the Financial Statements.

    Total loans were $35.6 billion at December 31, 1995, a 2% decrease from December 31, 1994. The decrease resulted from the sale of $4.4 billion of real estate 1-4 family first mortgages in 1995, mostly offset by increases in other loan portfolios.

    There was no provision for loan losses in 1995, compared with $200 million in 1994. Net charge-offs in 1995 were $288 million, or .83% of average total loans, compared with $240 million, or .70%, in 1994. Loan loss recoveries were $134 million in 1995, compared with $129 million in 1994. The allowance for loan losses was 5.04% of total loans at December 31, 1995, compared with 5.73% at December 31, 1994.

    Total nonaccrual and restructured loans were $552 million, or 1.6% of total loans, at December 31, 1995, compared with $582 million, or 1.6% of total loans, at December 31, 1994. Foreclosed assets were $186 million at December 31, 1995, compared with $272 million at December 31, 1994.

    The average volume of core deposits in 1995 was $36.6 billion, 7% lower than in 1994. Average core deposits funded 72% of the Company's average total assets in 1995, compared with 76% in 1994.

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

Common stock of the Company is traded on the New York Stock Exchange, the Pacific Stock Exchange, the London Stock Exchange and the Frankfurt Stock Exchange. The high, low and end-of-period annual and quarterly closing prices of the Company's stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 42,254 as of January 31, 1997.


                     PRICE RANGE OF COMMON STOCK-ANNUAL ($)

                                 [LINE GRAPH]


                     PRICE RANGE OF COMMON STOCK-QUARTERLY ($)

                                 [LINE GRAPH]


     Common dividends declared per share totaled $5.20 in 1996, $4.60 in 1995 and $4.00 in 1994. The dividend was increased in the first quarter of 1995 from $1.00 per share to $1.15 per share and increased again to $1.30 per share in January 1996. Quarterly dividends are considered at the Board of Directors meeting the month following quarter end. Dividends declared are payable the second month after quarter end. The Company, with the approval of the Board of Directors, intends to continue its present policy of paying quarterly cash dividends to stockholders. The level of future dividends will be determined by the Board of Directors in light of the earnings and financial condition of the Company.

     In 1991, the FRB approved an application by Berkshire Hathaway, Inc. (Berkshire) to purchase additional shares of the Company's common stock in the open market, up to a total of 22%. Berkshire entered into a passivity agreement with the Company, in which it agreed not to exercise any control over the Company's management or policies. Accordingly, Berkshire granted its proxy to the Company to vote Berkshire's shares in accordance with the recommendations of the Board of Directors of the Company. As a result of the issuance of additional Company common stock in the Merger, Berkshire's percentage ownership of the Company's stock was reduced from approximately 14.5% at December 31, 1995 to approximately 7.6%. Based on this reduction in percentage ownership to below 10%, Berkshire communicated to the FRB and to Wells Fargo its desire to terminate commitments previously made, including the passivity agreement. The FRB and the Company agreed to Berkshire's request.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENT OF INCOME

(in millions)                                                                                Year ended December 31,
                                                                              -------------------------------------
                                                                                 1996           1995           1994

INTEREST INCOME
Federal funds sold and securities purchased under resale agreements            $   29         $    4         $    7
Investment securities                                                             779            599            740
Mortgage loans held for sale                                                        -             76              -
Loans                                                                           5,688          3,403          3,015
Other                                                                              27              3              3
                                                                               ------         ------         ------
     Total interest income                                                      6,523          4,085          3,765
                                                                               ------         ------         ------
INTEREST EXPENSE
Deposits                                                                        1,586            997            854
Federal funds purchased and securities sold under repurchase agreements            92            199             99
Commercial paper and other short-term borrowings                                   16             32             10
Senior and subordinated debt                                                      302            203            192
Guaranteed preferred beneficial interests in Company's subordinated debentures      6              -              -
                                                                               ------         ------         ------
     Total interest expense                                                     2,002          1,431          1,155
                                                                               ------         ------         ------
NET INTEREST INCOME                                                             4,521          2,654          2,610
Provision for loan losses                                                         105              -            200
                                                                               ------         ------         ------
Net interest income after provision for loan losses                             4,416          2,654          2,410
                                                                               ------         ------         ------
NONINTEREST INCOME
Service charges on deposit accounts                                               868            478            473
Fees and commissions                                                              740            433            387
Trust and investment services income                                              377            241            203
Investment securities gains (losses)                                               10            (17)             8
Sale of joint venture interest                                                      -            163              -
Other                                                                             205             26            129
                                                                               ------         ------         ------
     Total noninterest income                                                   2,200          1,324          1,200
                                                                               ------         ------         ------
NONINTEREST EXPENSE
Salaries                                                                        1,357            713            671
Incentive compensation                                                            227            126            155
Employee benefits                                                                 373            187            201
Equipment                                                                         399            193            174
Net occupancy                                                                     366            211            215
Goodwill                                                                          250             35             36
Core deposit intangible                                                           243             42             49
Other                                                                           1,422            694            655
                                                                               ------         ------         ------
     Total noninterest expense                                                  4,637          2,201          2,156
                                                                               ------         ------         ------
INCOME BEFORE INCOME TAX EXPENSE                                                1,979          1,777          1,454
Income tax expense                                                                908            745            613
                                                                               ------         ------         ------
NET INCOME                                                                     $1,071         $1,032         $  841
                                                                               ------         ------         ------
                                                                               ------         ------         ------
NET INCOME APPLICABLE TO COMMON STOCK                                          $1,004         $  990         $  798
                                                                               ------         ------         ------
                                                                               ------         ------         ------
PER COMMON SHARE
Net income                                                                     $12.21         $20.37         $14.78
                                                                               ------         ------         ------
                                                                               ------         ------         ------
Dividends declared                                                             $ 5.20         $ 4.60         $ 4.00
                                                                               ------         ------         ------
                                                                               ------         ------         ------
Average common shares outstanding                                                82.2           48.6           53.9
                                                                               ------         ------         ------
                                                                               ------         ------         ------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEET


(in millions)                                                                            December 31,
                                                                             -----------------------
                                                                                 1996           1995

ASSETS

Cash and due from banks                                                      $ 11,736        $ 3,375
Federal funds sold and securities purchased under resale agreements               187            177
Investment securities at fair value                                            13,505          8,920

Loans                                                                          67,389         35,582
Allowance for loan losses                                                       2,018          1,794
                                                                             --------       --------
     Net loans                                                                 65,371         33,788
                                                                             --------       --------
Due from customers on acceptances                                                 197             98
Accrued interest receivable                                                       665            308
Premises and equipment, net                                                     2,406            862
Core deposit intangible                                                         2,038            166
Goodwill                                                                        7,322            382
Other assets                                                                    5,461          2,240
                                                                             --------       --------
     Total assets                                                            $108,888        $50,316
                                                                             --------       --------
                                                                             --------       --------

LIABILITIES

Noninterest-bearing deposits                                                 $ 29,073        $10,391
Interest-bearing deposits                                                      52,748         28,591
                                                                             --------       --------
     Total deposits                                                            81,821         38,982
Federal funds purchased and securities sold under repurchase agreements         2,029          2,781
Commercial paper and other short-term borrowings                                  401            195
Acceptances outstanding                                                           197             98
Accrued interest payable                                                          171             85
Other liabilities                                                               3,947          1,071
Senior debt                                                                     2,120          1,783
Subordinated debt                                                               2,940          1,266
Guaranteed preferred beneficial interests in Company's subordinated debentures  1,150              -


STOCKHOLDERS' EQUITY

Preferred stock                                                                   600            489
Common stock-$5 par value, authorized 150,000,000 shares;
  issued and outstanding 91,474,425 shares and 46,973,319 shares                  457            235
Additional paid-in capital                                                     10,287          1,135
Retained earnings                                                               2,749          2,174
Cumulative foreign currency translation adjustments                                (4)            (4)
Investment securities valuation allowance                                          23             26
                                                                             --------       --------
     Total stockholders' equity                                                14,112          4,055
                                                                             --------       --------
     Total liabilities and stockholders' equity                              $108,888        $50,316
                                                                             --------       --------
                                                                             --------       --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(in millions)                  Preferred         Common   Additional     Retained        Foreign     Investment        Total
                                   stock          stock      paid-in     earnings       currency     securities       stock-
                                                             capital                 translation      valuation     holders'
                                                                                     adjustments      allowance       equity

BALANCE DECEMBER 31, 1993        $   639        $   279      $   551      $ 2,829        $    (4)       $    21      $ 4,315
                                 -------        -------      -------      -------        -------        -------      -------
Net income-1994                                                               841                                        841
Common stock issued under
   employee benefit and
   dividend reinvestment plans                        3           54                                                      57
Preferred stock redeemed            (150)                                                                               (150)
Common stock repurchased                            (26)        (734)                                                   (760)
Preferred stock dividends                                                     (43)                                       (43)
Common stock dividends                                                       (218)                                      (218)
Change in unrealized net gains,
   after applicable taxes                                                                                  (131)        (131)
Transfer                                                       1,000       (1,000)                                         -
                                 -------        -------      -------      -------        -------        -------      -------
Net change                          (150)           (23)         320         (420)             -           (131)        (404)
                                 -------        -------      -------      -------        -------        -------      -------
BALANCE DECEMBER 31, 1994            489            256          871        2,409             (4)          (110)       3,911
                                 -------        -------      -------      -------        -------        -------      -------
Net income-1995                                                             1,032                                      1,032
Common stock issued under
   employee benefit and
   dividend reinvestment plans                        4           86                                                      90
Common stock repurchased                            (25)        (822)                                                   (847)
Preferred stock dividends                                                     (42)                                       (42)
Common stock dividends                                                       (225)                                      (225)
Change in unrealized net losses,
   after applicable taxes                                                                                   136          136
Transfer                                                       1,000       (1,000)                                         -
                                 -------        -------      -------      -------        -------        -------      -------
Net change                             -            (21)         264         (235)             -            136          144
                                 -------        -------      -------      -------        -------        -------      -------
BALANCE DECEMBER 31, 1995            489            235        1,135        2,174             (4)            26        4,055
                                 -------        -------      -------      -------        -------        -------      -------
Net income-1996                                                             1,071                                      1,071
Preferred stock issued to
   First Interstate stockholders     350                          10                                                     360
Preferred stock issued,
   net of issuance costs             200                          (3)                                                    197
Common stock issued to
   First Interstate stockholders                    260       11,037                                                  11,297
Common stock issued under
   employee benefit and
   dividend reinvestment plans                        4          113                                                     117
Preferred stock redeemed            (439)                                                                               (439)
Common stock repurchased                            (42)      (2,116)                                                 (2,158)
Preferred stock dividends                                                     (67)                                       (67)
Common stock dividends                                                       (429)                                      (429)
Change in unrealized net gains,
   after applicable taxes                                                                                    (3)          (3)
Fair value adjustment related to
   First Interstate stock options                                111                                                     111
                                 -------        -------      -------      -------        -------        -------      -------
Net change                           111            222        9,152          575              -             (3)      10,057
                                 -------        -------      -------      -------        -------        -------      -------
BALANCE DECEMBER 31, 1996        $   600        $   457      $10,287      $ 2,749        $    (4)       $    23      $14,112
                                 -------        -------      -------      -------        -------        -------      -------
                                 -------        -------      -------      -------        -------        -------      -------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES


CONSOLIDATED STATEMENT OF CASH FLOWS


(in millions)                                                                                               Year ended December 31,
                                                                                             -------------------------------------
                                                                                                1996           1995           1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                 $ 1,071        $ 1,032        $   841
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                                    105              -            200
    Depreciation and amortization                                                                809            272            246
    Losses on disposition of operations                                                           95             89              5
    Gain on sale of joint venture interest                                                         -           (163)             -
    Deferred income tax expense (benefit)                                                        169             17            (32)
    Increase (decrease) in net deferred loan fees                                                 22             (6)            (8)
    Net (increase) decrease in accrued interest receivable                                       (49)            20            (31)
    Writedown on mortgage loans held for sale                                                      -             64              -
    Net (decrease) increase in accrued interest payable                                           (1)            25             (3)
    Net decrease (increase) in loans acquired for sale                                           390           (535)             -
    Other, net                                                                                (1,536)          (139)           (74)
                                                                                             -------        -------        -------
Net cash provided by operating activities                                                      1,075            676          1,144
                                                                                             -------        -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities:
    At fair value:
      Proceeds from sales                                                                        719            673             18
      Proceeds from prepayments and maturities                                                 5,047            229            670
      Purchases                                                                               (2,759)           (77)          (724)
    At cost:
      Proceeds from prepayments and maturities                                                     -          2,191          3,866
      Purchases                                                                                    -           (104)        (2,598)
  Cash acquired from First Interstate                                                          6,030              -              -
  Proceeds from sales of mortgage loans held for sale                                              -          4,273              -
  Net (increase) decrease in loans resulting from originations and collections                 2,301         (3,700)        (3,338)
  Proceeds from sales (including participations) of loans                                        364            770            134
  Purchases (including participations) of loans                                                 (133)          (233)          (375)
  Proceeds from sales of foreclosed assets                                                       155            202            240
  Net decrease in federal funds sold and securities purchased
    under resale agreements                                                                    2,064             83          1,408
  Other, net                                                                                    (756)          (172)          (264)
                                                                                             -------        -------        -------
Net cash provided (used) by investing activities                                              13,032          4,135           (963)
                                                                                             -------        -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits                                                         (4,609)        (3,350)           688
  Net (decrease) increase in short-term borrowings                                              (892)          (235)         1,944
  Proceeds from issuance of senior debt                                                        1,260          1,230            248
  Repayment of senior debt                                                                    (1,183)          (811)        (1,101)
  Proceeds from issuance of subordinated debt                                                    800              -              -
  Repayment of subordinated debt                                                                   -           (210)          (526)
  Proceeds from issuance of guaranteed preferred beneficial interests in
    Company's subordinated debentures                                                          1,150              -              -
  Proceeds from issuance of preferred stock                                                      197              -              -
  Proceeds from issuance of common stock                                                         117             90             57
  Redemption of preferred stock                                                                 (439)             -           (150)
  Repurchase of common stock                                                                  (2,158)          (847)          (760)
  Payment of cash dividends on preferred stock                                                   (73)           (42)           (34)
  Payment of cash dividends on common stock                                                     (429)          (225)          (218)
  Other, net                                                                                     513            (10)             1
                                                                                             -------        -------        -------
Net cash provided (used) by financing activities                                              (5,746)        (4,410)           149
                                                                                             -------        -------        -------
  NET CHANGE IN CASH AND CASH EQUIVALENTS (DUE FROM BANKS)                                     8,361            401            330
Cash and cash equivalents at beginning of year                                                 3,375          2,974          2,644
                                                                                             -------        -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                     $11,736        $ 3,375        $ 2,974
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                                                 $ 1,916        $ 1,406        $ 1,158
    Income taxes                                                                             $   641        $   618        $   680
  Noncash investing and financing activities:
    Transfers from investment securities at cost to investment securities at fair value      $     -        $ 6,532        $      -
    Transfers from loans to foreclosed assets                                                $   141        $   115        $   174
    Transfers from loans to mortgage loans held for sale                                     $     -        $ 4,440        $     -
    Acquisition of First Interstate:
      Common stock issued                                                                    $11,297        $     -        $     -
      Fair value of preferred stock issued                                                       360              -              -
      Fair value of stock options                                                                111              -              -
      Fair value of assets acquired                                                           55,797              -              -
      Fair value of liabilities assumed                                                       51,214              -              -

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wells Fargo & Company (Parent) is a bank holding company whose principal subsidiary is Wells Fargo Bank, N.A. (Bank). Besides servicing millions of customers in ten western states, Wells Fargo & Company and Subsidiaries (Company) provide a full range of banking and financial services to commercial, agribusiness, real estate and small business customers across the nation.

     The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP) and prevailing practices within the banking industry. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the financial statements for prior years have been reclassified to conform with the current financial statement presentation. The following is a description of the significant accounting policies of the Company.


CONSOLIDATION
--------------------------------------------------------------------------------

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


SECURITIES
--------------------------------------------------------------------------------

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

TRADING SECURITIES

Securities acquired for short-term appreciation or other trading purposes are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in noninterest income.


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


LOANS
--------------------------------------------------------------------------------

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

     For loans covered by these Statements, the Company makes an assessment for impairment when and while such loans are on nonaccrual, or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement.

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


PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

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


GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS
--------------------------------------------------------------------------------

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by the Company. Substantially all of the Company's goodwill is being amortized using the straight-line method over 25 years. The remaining period of amortization, on a weighted average basis, approximated 24 years at December 31, 1996.

     Core deposit intangibles are amortized on an accelerated basis based on an estimated useful life of 10 to 15 years. Certain identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over an original life of 5 to 15 years. Approximately 38% of the December 31, 1996 remaining balance will be amortized in 3 years.

     The Company reviews its intangible assets periodically for other-than-temporary impairment. If such impairment is indicated, recoverability of the asset is assessed based on expected undiscounted net cash flows.


INCOME TAXES
--------------------------------------------------------------------------------

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


DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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


NET INCOME PER COMMON SHARE
--------------------------------------------------------------------------------

Net income per common share is computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. The impact of common stock equivalents, such as stock options, and other potentially dilutive securities is not material; therefore, they are not included in the computation.


ACCOUNTING STANDARDS TO BE ADOPTED IN FUTURE PERIODS
--------------------------------------------------------------------------------

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 125 (FAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This Statement provides guidance for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. FAS 125 supersedes FAS 76, 77 and 122, while amending both FAS 65 and 115. The Statement is effective January 1, 1997 and is to be applied prospectively. Earlier implementation is not permitted. In December 1996, the FASB issued FAS 127 which defers certain provisions of FAS 125 for one year.

     A transfer of financial assets in which control is surrendered over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Liabilities and derivatives incurred or obtained by the transfer of financial assets are required to be measured at fair value, if practicable. Also, any servicing assets and other retained interests in the transferred assets must be measured by allocating the previous carrying value between the asset sold and the interest retained, if any, based on their relative fair values at the date of transfer. For each servicing contract in existence before January 1, 1997, previously recognized servicing rights and excess servicing receivables that do not exceed contractually specified servicing are required to be combined, net of any previously recognized servicing obligations under that contract, as a servicing asset or liability. Previously recognized servicing receivables that exceed contractually specified servicing fees are required to be reclassified as interest-only strips receivable.

     The Statement also requires an assessment of interest-only strips, loans, other receivables and retained interests in securitizations. If these assets can be contractually prepaid or otherwise settled such that the holder would not recover substantially all of its recorded investment, the asset will be measured like available-for-sale securities or trading securities, under FAS 115. This assessment is required for financial assets held on or acquired after January 1, 1997.

     The adoption of FAS 125 is not expected to have a material effect on the Company's financial statements.

2    MERGER WITH FIRST INTERSTATE BANCORP
--------------------------------------------------------------------------------

On April 1, 1996, the Company completed its acquisition (Merger) of First Interstate Bancorp (First Interstate), the 14th largest bank holding company in the nation as of March 31, 1996 with 405 offices in California and a total of approximately 1,150 offices in 13 western states. The Merger resulted in the creation of the eighth largest bank holding company in the United States based on assets as of December 31, 1996. The purchase price of the transaction was approximately $11.3 billion based on Wells Fargo's share price on January 19, 1996, the last trading day before Wells Fargo and First Interstate agreed on an exchange ratio. First Interstate shareholders received two-thirds of a share of Wells Fargo common stock for each share of common stock owned; 52,001,970 shares of the Company's common stock were issued. Each share of First Interstate preferred stock was converted into the right to receive one share of the Company's preferred stock. Each outstanding and unexercised option granted by First Interstate was converted into an option to purchase Company common stock based on the original plan and the agreed upon exchange ratio.

     The Merger was accounted for as a purchase transaction. Accordingly, the results of operations of First Interstate are included with those of the Company for periods subsequent to the date of the Merger (i.e., the financial information for periods prior to April 1, 1996 included in this Annual Report excludes First Interstate). The name of the combined company is Wells Fargo & Company.

     The major components of management's plan for the combined company include the realignment of First Interstate's businesses to reflect Wells Fargo's structure, consolidation of retail branches and administrative facilities and reduction in staffing levels. As a result of this plan, the adjustments to goodwill included accruals totaling approximately $302 million ($178 million after tax) related to the disposition of premises, including an accrual of $116 million ($68 million after tax) associated with the dispositions of traditional former First Interstate branches in California and out of state. The California dispositions included 176 branch closures during 1996. The Company has also entered into definitive agreements with several institutions to sell 20 former First Interstate branches, including deposits, located in California. The sales of 17 of these branches were closed in the first quarter of 1997. The out-of-state dispositions associated with the goodwill adjustment are expected to be completed in 1997. Additionally, the adjustments to goodwill included accruals of approximately $415 million ($245 million after tax) related to severance of former First Interstate employees throughout the Company who will be displaced through December 31, 1997. Severance payments of $151 million were paid during 1996.

     As a condition of the Merger, the Company was required by regulatory agencies to divest 61 First Interstate branches in California. The Company completed the sale of these branches to Home Savings of America, principal subsidiary of H.F. Ahmanson & Company, in September 1996. In addition, the Company completed the sale of the former First Interstate banks in Wyoming, Montana and Alaska in the fourth quarter of 1996. The 61 branches and the three banks had aggregate assets of approximately $1.7 billion and aggregate deposits of approximately $2.4 billion.

     The Company entered into an agreement with The Bank of New York to sell the Corporate and Municipal Bond Administration business. The sale is scheduled to close during the first quarter of 1997.

     Other significant adjustments to goodwill included the write-off of First Interstate's existing goodwill and other intangibles of $701 million.

     The unaudited pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the results of operations of the combined company for the periods presented. These amounts are also not necessarily indicative of the future results of operations of the combined company. In particular, the Company expects to achieve significant operating cost savings as a result of the Merger, which have not been included in the unaudited pro forma amounts.

     The following unaudited pro forma combined summary of income gives effect to the combination as if the Merger was consummated on January 1, 1995.

UNAUDITED PRO FORMA COMBINED
FINANCIAL DATA
-------------------------------------------------------------------------------
(in millions, except per share data)                     Year ended December 31,
                                                        -----------------------
                                                            1996           1995

SUMMARY OF INCOME
Net interest income                                       $5,125         $5,234
Provision for loan losses                                    105              -
Noninterest income                                         2,505          2,428
Noninterest expense (1)                                    4,826          4,870
Net income (1)                                             1,481          1,580

PER COMMON SHARE
Net income (1)                                            $15.37         $15.19
Dividends declared                                          5.20           4.60

AVERAGE COMMON SHARES OUTSTANDING                           91.5           99.1
-------------------------------------------------------------------------------

(1) Noninterest expense excludes $251 million ($245 million after tax) and $28 million ($28 million after tax) for the years ended December 31, 1996 and 1995, respectively, of nonrecurring merger-related expenses recorded by First Interstate.

    The unaudited pro forma combined net income of $1,481 million for the year ended December 31, 1996 consists of second, third and fourth quarter 1996 net income of the combined company of $807 million, first quarter 1996 net income of the Company of $264 million and a first quarter net loss of First Interstate of $23 million, plus unaudited pro forma adjustments of $433 million. The unaudited pro forma combined net income of $1,580 million for the year ended December 31, 1995 consists of net income of the Company of $1,032 million and First Interstate of $885 million, less unaudited pro forma adjustments of $337 million. The unaudited pro forma combined net income for both periods includes amortization of $288 million relating to $7,191 million excess purchase price over fair value of First Interstate's net assets acquired (goodwill). Goodwill is amortized using the straight-line method over 25 years.

    Goodwill may change as certain estimates and contingencies are finalized, although any adjustments are not expected to have a significant effect on the ultimate amount of goodwill.

    In addition to First Interstate premise and severance costs affecting goodwill, an estimated $60 million, $80 million and $300 million of costs related to the Company's premises, employees and operations as well as all costs relating to systems conversions and other indirect, integration costs were expensed during the second, third and fourth quarters, respectively. The Company expects to incur additional integration costs, which will be expensed as incurred. With respect to timing, it is assumed that the integration will be completed and that such costs will be incurred not later than 18 months after the closing of the Merger.


3  CASH, LOAN AND DIVIDEND RESTRICTIONS
--------------------------------------------------------------------------------

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Company's banking subsidiaries with the Federal Reserve Banks. The average required reserve balance was $2.0 billion and $1.2 billion in 1996 and 1995, respectively.

    The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Bank is prohibited from lending to the Parent and its nonbank subsidiaries unless the loans are secured by specified collateral. Such secured loans and other regulated transactions made by the Bank (including its subsidiaries) are limited in amount as to each of its affiliates, including the Parent, to 10% of the Bank's capital stock and surplus (as defined, which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for loan losses excluded from Tier 2 capital) and, in the aggregate to all of its affiliates, to 20% of the Bank's capital stock and surplus. The capital stock and surplus at December 31, 1996 was $9 billion.

    Dividends payable by the Bank to the Parent without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Based on this definition, the Bank declared dividends in 1996 and 1995 of $650 million in excess of its net income of $2,431 million for those years. Therefore, before it can declare dividends in 1997 without the approval of the OCC, the Bank must have net income of $650 million plus an amount equal to or greater than the dividends declared in 1997. Dividends declared by the Bank in 1996, 1995 and 1994 were $1,461 million, $1,620 million (including a $489 million deemed dividend) and $1,001 million, respectively.

    The Company's other banking subsidiaries are subject to the same restrictions as the Bank. However, any such restrictions have not had a material impact on the banking subsidiaries or the Company.

4  INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The following table provides the major components of investment securities at fair value and at cost:


---------------------------------------------------------------------------------
(in millions)                                                         December 31,
                                 ------------------------------------------------
                                                                             1996
                                 ------------------------------------------------
                                   COST     ESTIMATED     ESTIMATED     ESTIMATED
                                           UNREALIZED    UNREALIZED    FAIR VALUE
                                          GROSS GAINS  GROSS LOSSES

AVAILABLE-FOR-SALE
SECURITIES AT
FAIR VALUE:
U.S. Treasury securities        $ 2,824          $ 16           $ 3       $ 2,837
Securities of U.S.
  government agencies
  and corporations (1)            7,043            46            39         7,050
Private collateralized
  mortgage obligations (2)        3,237            16            23         3,230
Other                               342             2             1           343
                                -------          ----           ---       -------
    Total debt securities        13,446            80            66        13,460
Marketable equity securities         18            27             -            45
                                -------          ----           ---       -------
    Total                       $13,464          $107           $66       $13,505
                                -------          ----           ---       -------
                                -------          ----           ---       -------

HELD-TO-MATURITY
SECURITIES AT COST:
U.S. Treasury securities        $     -          $  -           $ -       $     -
Securities of U.S.
  government agencies
  and corporations (1)                -             -             -             -
Private collateralized
  mortgage obligations (2)            -             -             -             -
Other                                 -             -             -             -
                                -------          ----           ---       -------
    Total                       $     -          $  -           $ -       $     -
                                -------          ----           ---       -------
                                -------          ----           ---       -------


-------------------------------------------------------------------------------------------------------------
(in millions)                                                                                     December 31,
                            ---------------------------------------------------------------------------------
                                                                              1995                       1994
                            ------------------------------------------------------        -------------------
                                   Cost     Estimated     Estimated     Estimated          Cost     Estimated
                                           unrealized    unrealized    fair value                  fair value
                                          gross gains  gross losses

AVAILABLE-FOR-SALE
SECURITIES AT
FAIR VALUE:
U.S. Treasury securities         $1,347           $13           $ 3        $1,357        $  372        $  362
Securities of U.S.
  government agencies
  and corporations (1)            5,218            35            30         5,223         1,476         1,380
Private collateralized
  mortgage obligations (2)        2,121             9             8         2,122         1,290         1,178
Other                               169            12             -           181            24            38
                                 ------           ---           ---        ------        ------        ------
    Total debt securities         8,855            69            41         8,883         3,162         2,958
Marketable equity securities         18            19             -            37            16            31
                                 ------           ---           ---        ------        ------        ------
    Total                        $8,873           $88           $41        $8,920        $3,178        $2,989
                                 ------           ---           ---        ------        ------        ------
                                 ------           ---           ---        ------        ------        ------

HELD-TO-MATURITY
SECURITIES AT COST:
U.S. Treasury securities         $    -           $ -           $ -        $    -        $1,772        $1,720
Securities of U.S.
  government agencies
  and corporations (1)                -             -             -             -         5,394         5,101
Private collateralized
  mortgage obligations (2)            -             -             -             -         1,306         1,221
Other                                 -             -             -             -           147           143
                                 ------           ---           ---        ------        ------        ------
    Total                        $    -           $ -           $ -        $    -        $8,619        $8,185
                                 ------           ---           ---        ------        ------        ------
                                 ------           ---           ---        ------        ------        ------
-------------------------------------------------------------------------------------------------------------

(1) All securities of U.S. government agencies and corporations are mortgage-backed securities.
(2) Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.


    In November 1995, the FASB permitted a one-time opportunity for companies to reassess by December 31, 1995 their classification of securities under Statement of Financial Accounting Standards No. 115 (FAS 115), Accounting for Certain Investments in Debt and Equity Securities. As a result, on November 30, 1995, the Company reclassified all of its held-to-maturity securities at cost portfolio of $6.5 billion to the available-for-sale securities at fair value portfolio in order to provide increased liquidity flexibility to meet anticipated loan growth. A related unrealized net after-tax loss of $6 million was recorded in stockholders' equity.

    Proceeds from the sale of securities in the available-for-sale portfolio totaled $719 million, $674 million and $18 million in 1996, 1995 and 1994, respectively. The sales of debt securities in the available-for-sale portfolio resulted in a $1 million gain, a $13 million loss and a $5 million gain in 1996, 1995 and 1994, respectively. These were sold for asset/liability management purposes. Additionally, a $1 million loss was realized in 1994 resulting from a write-down due to other-than-temporary impairment in the fair value of certain debt securities. The sales of marketable equity securities in the available-for-sale portfolio resulted in a gain of $9 million, none and $4 million in 1996, 1995 and 1994, respectively. Additionally, a $4 million loss was realized in 1995 resulting from a write-down of certain equity securities due to other-than-temporary impairment.

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


---------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                   December 31, 1996
                                 ------------------------------------------------------------------------------------------------
                                   Total       Weighted       Weighted                   Remaining contractual principal maturity
                                  amount        average        average         --------------------------------------------------
                                                  yield      remaining               Within one year               After one year
                                                          maturity (in                                         through five years
                                                            yrs.-mos.)        ---------------------         ---------------------
                                                                              Amount          Yield         Amount          Yield

AVAILABLE-FOR-SALE
SECURITIES (1):
U.S. Treasury securities        $ 2,824           5.98%          1-10         $  689           5.76%        $2,129           6.05%
Securities of U.S.
  government agencies
  and corporations                7,043           6.56            5-1          1,439           6.25          3,173           6.51
Private collateralized
  mortgage obligations            3,237           6.64            7-6            395           6.34          1,056           6.34
Other                               342           7.00            2-6             62           8.14            177           6.63
                                -------                                       ------                        ------
TOTAL COST OF
DEBT SECURITIES                 $13,446           6.47%          4-11         $2,585           6.18%        $6,535           6.33%
                                -------           ----           ----         ------           ----         ------           ----
                                -------           ----           ----         ------           ----         ------           ----
ESTIMATED FAIR
VALUE                           $13,460                                       $2,588                        $6,542
                                -------                                       ------                        ------
                                -------                                       ------                        ------
---------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------
(in millions)                                                      December 31, 1996
                                 ---------------------------------------------------
                                            Remaining contractual principal maturity
                                 ---------------------------------------------------
                                       After five years              After ten years
                                      through ten years
                                 ----------------------        ---------------------
                                 Amount          Yield         Amount          Yield

AVAILABLE-FOR-SALE
SECURITIES (1):
U.S. Treasury securities         $    5           6.26%        $    1           6.84%
Securities of U.S.
  government agencies
  and corporations                1,327           6.99          1,104           6.63
Private collateralized
  mortgage obligations              779           7.46          1,007           6.44
Other                                44           6.65             59           7.44
                                 ------                        ------
TOTAL COST OF
DEBT SECURITIES                  $2,155           7.15%        $2,171           6.56%
                                 ------          -----         ------          -----
                                 ------          -----         ------          -----
ESTIMATED FAIR
VALUE                            $2,157                        $2,173
                                 ------                        ------
                                 ------                        ------
-------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of available-for-sale investment securities carried at fair value.

    There was no dividend income in 1996, 1995 and 1994 included in interest income on investment securities in the Consolidated Statement of Income. Substantially all income on investment securities is taxable.

    Investment securities pledged primarily to secure trust and public deposits and for other purposes as required or permitted by law was $5.3 billion, $4.8 billion and $3.1 billion at December 31, 1996, 1995 and 1994, respectively.


5  LOANS AND ALLOWANCE FOR LOAN LOSSES
--------------------------------------------------------------------------------

A summary of the major categories of loans outstanding and related unfunded commitments to extend credit is shown in the table on the next page. At December 31, 1996 and 1995, the commercial loan category and related commitments did not have an industry concentration that exceeded 10% of total loans and commitments. Tables 11 and 12 in the Loan Portfolio section of the Financial Review summarize real estate mortgage loans (excluding 1-4 family first mortgage loans) by state and property type and real estate construction loans by state and project type. A majority of the Company's real estate 1-4 family first mortgages and consumer loans are with customers located in California.

-----------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                               December 31,
                                                               --------------------------------------------------------
                                                                                    1996                          1995
                                                               --------------------------    --------------------------
                                                               OUTSTANDING    COMMITMENTS    Outstanding    Commitments
                                                                                TO EXTEND                     to extend
                                                                                   CREDIT                        credit

Commercial (1)                                                     $19,515        $28,125        $ 9,750        $ 8,368
Real estate 1-4 family first mortgage (2)                           10,425            778          4,448            723
Other real estate mortgage                                          11,860            872          8,263            563
Real estate construction                                             2,303          1,719          1,366            859
Consumer:
  Real estate 1-4 family junior lien mortgage                        6,278          4,781          3,358          3,053
  Credit card                                                        5,462         15,737          4,001          8,644
  Other revolving credit and monthly payment                         8,374          3,123          2,576          2,035
                                                                   -------        -------        -------        -------
      Total consumer                                                20,114         23,641          9,935         13,732
Lease financing                                                      3,003              -          1,789              -
Foreign                                                                169            101             31              -
                                                                   -------        -------        -------        -------
      Total loans (3)                                              $67,389        $55,236        $35,582        $24,245
                                                                   -------        -------        -------        -------
                                                                   -------        -------        -------        -------
-----------------------------------------------------------------------------------------------------------------------

(1) Outstanding balances include loans (primarily unsecured) to real estate developers and REITs of $1,070 million and $700 million at December 31, 1996 and 1995, respectively.
(2) Substantially all the commitments to extend credit relate to those equity lines that are effectively first mortgages.
(3) Outstanding loan balances at December 31, 1996 and 1995 are net of unearned income, including net deferred loan fees, of $654 million and $463 million, respectively.


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

    Standby letters of credit totaled $2,981 million and $921 million at December 31, 1996 and 1995, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under a standby letter of credit, the Company assures that the third party will receive specified funds if a customer fails to meet his contractual obligation. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing letters of credit and the Company's management of that credit risk is considered in management's determination of the allowance for loan losses. At December 31, 1996 and 1995, standby letters of credit included approximately $243 million and $159 million, respectively, of participations purchased, net of approximately $61 million and $90 million, respectively, of participations sold. Approximately 72% of the Company's year-end 1996 standby letters of credit had maturities of one year or less and substantially all had maturities of seven years or less.

    Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $1,798 million and $450 million at December 31, 1996 and 1995, respectively. The Company also had commitments for commercial and similar letters of credit of $406 million and $209 million at December 31, 1996 and 1995, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee. Losses on standby letters of credit and other similar letters of credit have been immaterial.

    The Company considers the allowance for loan losses of $2,018 million adequate to cover losses inherent in loans, loan commitments and standby letters of credit at December 31, 1996. However, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the Company's ongoing examination process and that of its regulators, will not require significant increases in the allowance for loan losses.

    Loans held for sale are included in their respective loan categories and recorded at the lower of cost or market. At December 31, 1996 and 1995, loans held for sale were $308 million and $640 million, respectively.

    Changes in the allowance for loan losses were as follows:

-----------------------------------------------------------------------------
(in millions)                                          Year ended December 31,
                                               ------------------------------
                                                 1996        1995        1994

BALANCE, BEGINNING OF YEAR                     $1,794      $2,082      $2,122
Allowance of First Interstate                     770           -           -
Sale of former First Interstate banks             (11)          -           -
Provision for loan losses                         105           -         200
Loan charge-offs:
  Commercial (1)                                 (140)        (55)        (54)
  Real estate 1-4 family
    first mortgage                                (18)        (13)        (18)
  Other real estate mortgage                      (40)        (52)        (66)
  Real estate construction                        (13)        (10)        (19)
  Consumer:
    Real estate 1-4 family
      junior lien mortgage                        (28)        (16)        (24)
    Credit card                                  (404)       (208)       (138)
    Other revolving credit and
      monthly payment                            (186)        (53)        (36)
                                               ------      ------      ------
      Total consumer                             (618)       (277)       (198)
  Lease financing                                 (31)        (15)        (14)
                                               ------      ------      ------
        Total loan charge-offs                   (860)       (422)       (369)
                                               ------      ------      ------
Loan recoveries:
  Commercial (2)                                   54          38          37
  Real estate 1-4 family
    first mortgage                                  8           3           6
  Other real estate mortgage                       47          53          22
  Real estate construction                         11           1          15
  Consumer:
    Real estate 1-4 family
      junior lien mortgage                          9           3           4
    Credit card                                    36          13          18
    Other revolving credit and
      monthly payment                              47          12          11
                                               ------      ------      ------
      Total consumer                               92          28          33
  Lease financing                                   8          11          16
                                               ------      ------      ------
        Total loan recoveries                     220         134         129
                                               ------      ------      ------
          Total net loan
            charge-offs                          (640)       (288)       (240)
                                               ------      ------      ------
BALANCE, END OF YEAR                           $2,018      $1,794      $2,082
                                               ------      ------      ------
                                               ------      ------      ------
Total net loan charge-offs as
  a percentage of average
  total loans (3)                                1.05%        .83%        .70%
                                               ------      ------      ------
                                               ------      ------      ------
Allowance as a percentage
  of total loans                                 3.00%       5.04%       5.73%
                                               ------      ------      ------
                                               ------      ------      ------
-----------------------------------------------------------------------------

(1) Includes charge-offs of loans (primarily unsecured) to real estate developers and REITs of $2 million, none and $14 million in 1996, 1995 and 1994, respectively.
(2) Includes recoveries from loans to real estate developers and REITs of $10 million, $3 million and $2 million in 1996, 1995 and 1994, respectively.
(3) Average total loans exclude first mortgage loans held for sale in 1995.

    In accordance with FAS 114, the table below shows the recorded investment in impaired loans by loan category and the related methodology used to measure impairment at December 31, 1996 and 1995:

-----------------------------------------------------------------------------
(in millions)                                                     December 31,
                                                            -----------------
                                                            1996         1995

Commercial                                                  $155         $ 77
Real estate 1-4 family first mortgage                          1            2
Other real estate mortgage (1)                               362          330
Real estate construction                                      24           46
Other                                                          1            3
                                                            ----         ----
  Total (2)                                                 $543         $458
                                                            ----         ----
                                                            ----         ----

Impairment measurement based on:
  Collateral value method                                   $416         $374
  Discounted cash flow method                                101           66
  Historical loss factors                                     26           18
                                                            ----         ----
                                                            $543         $458
                                                            ----         ----
                                                            ----         ----
-----------------------------------------------------------------------------

(1) Includes accruing loans of $50 million at both December 31, 1996 and 1995 that were purchased at a steep discount whose contractual terms were modified after acquisition. The modified terms did not affect the book balance nor the yields expected at the date of purchase.
(2) Includes $27 million and $22 million of impaired loans with a related FAS 114 allowance of $2 million and $3 million at December 31, 1996 and 1995, respectively.


    The average recorded investment in impaired loans during 1996 and 1995 was $542 million and $472 million, respectively. Total interest income recognized on impaired loans during 1996 and 1995 was $17 million and $15 million, respectively, substantially all of which was recorded using the cash method.

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


6  PREMISES, EQUIPMENT,
   LEASE COMMITMENTS AND OTHER ASSETS
--------------------------------------------------------------------------------

The following table presents comparative data for premises and equipment:

-----------------------------------------------------------------------------
(in millions)                                                     December 31,
                                                          -------------------
                                                            1996         1995

Land                                                      $  234       $   96
Buildings                                                  1,687          520
Furniture and equipment                                    1,362          730
Leasehold improvements                                       392          270
Premises leased under capital leases                         111           66
                                                          ------       ------
  Total                                                    3,786        1,682
Less accumulated depreciation
  and amortization                                         1,380          820
                                                          ------       ------
    Net book value                                        $2,406       $  862
                                                          ------       ------
                                                          ------       ------
-----------------------------------------------------------------------------

    Depreciation and amortization expense was $238 million, $154 million and $142 million in 1996, 1995 and 1994, respectively. Losses on disposition of premises and equipment, recorded in noninterest income, were $46 million, $31 million and $12 million in 1996, 1995 and 1994, respectively. In addition, also recorded in noninterest income were losses from disposition of operations primarily related to the disposition of premises associated with scheduled branch closures of $95 million, $89 million and $5 million in 1996, 1995 and 1994, respectively.

    The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms up to 25 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases with terms in excess of one year as of December 31, 1996:


-----------------------------------------------------------------------------
(in millions)                              Operating leases    Capital leases

Year ended December 31,
1997                                                 $  257              $ 13
1998                                                    229                13
1999                                                    204                12
2000                                                    168                12
2001                                                    119                10
Thereafter                                              578                72
                                                     ------              ----
Total minimum lease payments                         $1,555               132
                                                     ------
                                                     ------
Executory costs                                                            (3)
Amounts representing interest                                             (62)
                                                                         ----
Present value of net minimum lease payments                              $ 67
                                                                         ----
                                                                         ----
-----------------------------------------------------------------------------


    Total future minimum payments to be received under noncancelable operating subleases at December 31, 1996 were approximately $266 million; these payments are not reflected in the preceding table.

    Rental expense, net of rental income, for all operating leases was $199 million, $111 million and $97 million in 1996, 1995 and 1994, respectively.

    The components of other assets at December 31, 1996 and 1995 were as follows:

-----------------------------------------------------------------------------
(in millions)                                                     December 31,
                                                     ------------------------
                                                       1996              1995

Nonmarketable equity investments (1)                 $  937            $  428
Net deferred tax asset (2)                              437               817
Certain identifiable intangible assets                  471               220
Foreclosed assets                                       219               186
Other                                                 3,397               589
                                                     ------            ------
  Total other assets                                 $5,461            $2,240
                                                     ------            ------
                                                     ------            ------
-----------------------------------------------------------------------------

(1) Commitments related to nonmarketable equity investments totaled $376 million and $159 million at December 31, 1996 and 1995, respectively.
(2) See Note 14 to the Financial Statements.


    Income from nonmarketable equity investments accounted for using the cost method was $137 million, $58 million and $31 million in 1996, 1995 and 1994, respectively.

    Total amortization expense for certain identifiable intangible assets recorded in noninterest expense was $26 million, $12 million and $13 million in 1996, 1995 and 1994, respectively.

    Foreclosed assets consist of assets (substantially real estate) acquired in satisfaction of troubled debt and are carried at the lower of fair value (less estimated costs to sell) or cost. Foreclosed assets expense, including disposition gains and losses, was $7 million, $1 million and none in 1996, 1995 and 1994, respectively.

    The Company adopted on December 31, 1995 Statement of Financial Accounting Standards No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Additionally, FAS 121 requires that long-lived assets to be disposed of be reported at the lower of their carrying amount or fair value, less costs to sell. The impact of adopting FAS 121 was immaterial. Independent of FAS 121, the Company periodically reviews its space requirements. During the course of 1995, such reviews resulted in two properties being designated as held for sale. Regardless of FAS 121, assets designated as held for sale are carried at the lower of cost or fair value, less costs to sell. Accordingly, the Company recorded a $21 million write-down in 1995 in noninterest income related to these properties. These properties had a carrying value of $15 million at both December 31, 1996 and 1995.

    In 1995, the Company adopted Statement of Financial Accounting Standards No. 122 (FAS 122), Accounting for Mortgage Servicing Rights. This Statement amends FAS 65 to require that, for mortgage loans originated for sale with servicing rights retained, the right to service those loans be recognized as a separate asset, similar to purchased mortgage servicing rights. This Statement also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. Mortgage servicing rights purchased during 1996, 1995 and 1994 were $165 million, $95 million and $89 million, respectively. There were no originated mortgage servicing rights capitalized in 1996 and 1995. Purchased mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income.

Amortization expense, recorded in noninterest income, totaled $63 million, $39 million and $8 million for 1996, 1995 and 1994, respectively. Purchased mortgage servicing rights included in certain identifiable intangible assets were $257 million (including $72 million from First Interstate), $152 million and $96 million at December 31, 1996, 1995 and 1994, respectively.

    For purposes of evaluating and measuring impairment for purchased mortgage servicing rights, the Company stratified these rights based on the type and interest rate of the underlying loans. Impairment is measured as the amount by which the purchased mortgage servicing rights for a stratum exceed their fair value. Fair value of the purchased mortgage servicing rights is determined based on valuation techniques utilizing discounted cash flows incorporating assumptions that market participants would use and totaled $289 million and $153 million at December 31, 1996 and 1995, respectively. Impairment, net of hedge results, is recognized through a valuation allowance for each individual stratum. At December 31, 1996 and 1995, the balance of the valuation allowances totaled $582 thousand and $352 thousand, respectively. Certain mortgage servicing rights owned by the Company have not been capitalized as they were acquired by origination prior to the adoption of FAS 122. These rights were not included in the valuation.


7  DEPOSITS
--------------------------------------------------------------------------------

At December 31, 1996, the maturities of time certificates of deposit and other time deposits were as follows: $12,961 million in 1997, $1,496 million in 1998, $643 million in 1999, $376 million in 2000, $236 million in 2001 and $243 million thereafter. Substantially all of these deposits were interest-bearing at December 31, 1996.

    Time certificates of deposit and other time deposits each with a minimum denomination of $100,000 totaled $3,495 million and $2,099 million at December 31, 1996 and 1995, respectively. Time certificates of deposit and other time deposits issued by foreign offices in amounts of $100,000 or more represent substantially all of the foreign deposit liabilities of $54 million and $876 million at December 31, 1996 and 1995, respectively.

    Demand deposit overdrafts that have been reclassified as loan balances were $800 million and $210 million at December 31, 1996 and 1995, respectively.


8  SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
--------------------------------------------------------------------------------

The table on the right provides comparative data for securities sold under repurchase agreements. These borrowings generally mature in less than 30 days.

-----------------------------------------------------------------------------
(in millions)                                                     December 31,
                                           ----------------------------------
                                             1996          1995          1994

Average amount outstanding (1)             $  689        $1,788        $  884
Highest month-end balance (2)               1,100         2,776         1,794
Year-end balance                              533           896         1,794

-----------------------------------------------------------------------------

(1) Average balances were computed using daily amounts.
(2) Highest month-end balances were at February 1996, April 1995 and December 1994, respectively.

9  SENIOR AND SUBORDINATED DEBT
--------------------------------------------------------------------------------

The following is a summary of senior and subordinated debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:


-----------------------------------------------------------------------------------------------------------------------
(in millions)                                                       Maturity         Interest               December 31,
                                                                        date         rate          --------------------
                                                                                                     1996          1995

SENIOR
Parent: Floating-Rate Medium-Term Notes                            1996-99          Various        $1,571        $1,478
    Notes (1)                                                      1996-98          11%                55           200
    Medium-Term Notes (1)                                          1996-2002        7.69-10.83%       359            25
Notes payable by subsidiaries                                                                          68            28
Obligations of subsidiaries under capital leases (Note 6)                                              67            52
                                                                                                   ------        ------
  Total senior debt                                                                                 2,120         1,783
                                                                                                   ------        ------

SUBORDINATED
Parent: Floating-Rate Notes (2)(3)                                 1997             Various           100           101
        Floating-Rate Notes (2)(4)(5)                              1997             Various           100           100
        Floating-Rate Notes (2)(4)                                 1997             Various            83             -
        Floating-Rate Capital Notes (2)(4)(6)                      1998             Various           200           200
        Floating-Rate Notes (2)(4)                                 2000             Various           118           118
        Capital Notes (6)                                          1999             8.625%            190             -
        Notes                                                      1997             12.75%             70             -
        Notes (1)(7)(8)                                            2002             8.15%              97             -
        Notes                                                      2002             8.75%             201           199
        Notes                                                      2002             8.375%            149           149
        Notes                                                      2003             6.875%            150           150
        Notes                                                      2003             6.125%            249           249
        Notes (1)                                                  2004             9.125%            137             -
        Notes (1)(7)(8)                                            2004             9.0%              121             -
        Notes (1)                                                  2006             6.875%            499             -
        Notes (1)                                                  2006             7.125%            299             -
        Medium-Term Notes (1)                                      1998-2002        9.38-11.25%       177             -
                                                                                                   ------        ------
  Total subordinated debt                                                                           2,940         1,266
                                                                                                   ------        ------
    Total senior and subordinated debt                                                             $5,060        $3,049
                                                                                                   ------        ------
                                                                                                   ------        ------
-----------------------------------------------------------------------------------------------------------------------

(1) The Company entered into interest rate swap agreements for substantially all of these Notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the Notes and makes interest payments based on an average three- or six-month LIBOR rate.
(2) Notes are currently redeemable in whole or in part, at par.
(3) Subject to a maximum interest rate of 13% due to the purchase of an interest rate cap.
(4) May be redeemed in whole, at par, at any time in the event withholding taxes are imposed by the United States.
(5) Subject to a maximum interest rate of 13%.
(6) Mandatory Equity Notes.
(7) These Notes are redeemable at various future dates, in whole or in part, at par, prior to maturity.
(8) The interest rate swap agreement for these Notes is callable by the counter-party prior to the maturity of the Notes.


    At December 31, 1996, the principal payments, including sinking fund payments, on senior and subordinated debt are due as follows in the table on the right.

    The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

    The Company's mandatory convertible debt, which is identified by note (6) to the table above, qualifies as Tier 2 capital but is subject to discounting and note fund


-----------------------------------------------------------------------------
(in millions)                                             Parent      Company

1997                                                      $1,168       $1,173
1998                                                         992          999
1999                                                         347          352
2000                                                         118          128
2001                                                         359          366
Thereafter                                                 1,941        2,042
                                                          ------       ------
  Total                                                   $4,925       $5,060
                                                          ------       ------
                                                          ------       ------
-----------------------------------------------------------------------------
restrictions under the risk-based capital rules. The terms of the $200 million of the Mandatory Equity Notes, due in 1998, and $190 million Mandatory Equity Notes, due in 1999, require the Company to sell or exchange with the noteholder the Company's common stock, perpetual preferred stock or other capital securities at maturity or earlier redemption of the Notes. At December 31, 1996, $200 million of stockholders' equity had been designated for the retirement or redemption of those Notes.

    Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of the Bank and the issuance of its capital stock or convertible securities. The Company was in compliance with the provisions of the borrowing agreements at December 31, 1996.


10  GUARANTEED PREFERRED BENEFICIAL INTERESTS IN
    COMPANY'S SUBORDINATED DEBENTURES
--------------------------------------------------------------------------------

In 1996, the Company established four separate special purpose trusts, which collectively issued $1,150 million in trust preferred securities as described below. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures (debentures) of the Company. The purpose of issuing these trust preferred securities was to provide the Company with a more cost-effective means of obtaining Tier 1 capital for regulatory purposes than if the Company itself were to issue additional preferred stock because the Company is allowed to deduct, for income tax purposes, distributions to the holders of the trust preferred securities. The sole assets of these special purpose trusts are the debentures. These debentures rank junior to the senior and subordinated debt issued by the Company. The Company owns all of the common securities of the four trusts. The preferred securities issued by the trusts rank senior to the common securities. Concurrent with the issuance of the preferred securities by the trusts, the Company issued guarantees for the benefit of the security holders. The obligations of the Company under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Company.

    Listed below are the series of trust preferred securities of Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I issued at $1,000 per security. The distributions are cumulative and payable semi-annually on the first day of June and December for Wells Fargo Capital A, Wells Fargo Capital B and Wells Fargo Capital C and on the fifteenth day of June and December for Wells Fargo Capital I. The trust preferred securities are subject to mandatory redemption at the stated maturity date of the debentures, upon repayment, or earlier, pursuant to the terms of the Trust Agreement.

WELLS FARGO CAPITAL A This trust issued $300 million in trust preferred securities in November 1996 and concurrently invested $309.3 million in debentures of the Company with a stated maturity of December 1, 2026. This class of trust preferred securities will accrue semi-annual distributions of $40.63 per security (8.13% annualized rate).

WELLS FARGO CAPITAL B This trust issued $200 million in trust preferred securities in November 1996 and concurrently invested $206.2 million in debentures of the Company with a stated maturity of December 1, 2026. This class of trust preferred securities will accrue semi-annual distributions of $39.75 per security (7.95% annualized rate).

WELLS FARGO CAPITAL C This trust issued $250 million in trust preferred securities in November 1996 and concurrently invested $257.8 million in debentures of the Company with a stated maturity of December 1, 2026. This class of trust preferred securities will accrue semi-annual distributions of $38.65 per security (7.73% annualized rate).

WELLS FARGO CAPITAL I This trust issued $400 million in trust preferred securities in December 1996 and concurrently invested $412.4 million in debentures of the Company with a stated maturity of December 15, 2026. This class of trust preferred securities will accrue semi-annual distributions of $39.80 per security (7.96% annualized rate).

On and after December 2006, each of the series of trust preferred securities may be redeemed and the corresponding debentures may be prepaid at the option of the Company, subject to Federal Reserve approval, at declining redemption prices. Prior to December 2006, the securities may be redeemed at the option of the Company on the occurrence of certain events that result in a negative tax impact, negative regulatory impact on the trust preferred securities of the Company or negative legal or regulatory impact on the appropriate special purpose trust which would define it as an investment company. In addition, the Company has the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities for up to five years.

11   PREFERRED STOCK
--------------------------------------------------------------------------------

Of the 25,000,000 shares authorized, there were 6,600,000 shares and 2,327,500 shares of preferred stock issued and outstanding at December 31, 1996 and 1995, respectively. All preferred shares rank senior to common shares both as to dividends and liquidation preference but have no general voting rights.

     The following is a summary of preferred stock (adjustable and fixed):


----------------------------------------------------------------------------------------------------------------------------------
                                                   Shares issued     Carrying amount          Adjustable        Dividends declared
                                                 and outstanding        (in millions)     dividends rate              (in millions)
                                         -----------------------     ---------------   -----------------   -----------------------
                                                     December 31,        December 31,  Minimum   Maximum    Year ended December 31,
                                         -----------------------     ---------------                       -----------------------
                                              1996          1995      1996      1995                          1996    1995    1994

Adjustable-Rate Cumulative, Series A             -             -     $   -     $   -       6.0%     12.0%     $  -    $  -     $ 2
  (Liquidation preference $50)(1)

Adjustable-Rate Cumulative, Series B     1,500,000     1,500,000        75        75       5.5      10.5         4       5       4
  (Liquidation preference $50)

9% Cumulative, Series C                          -       477,500         -       239         -         -        21      21      21
  (Liquidation preference $500)(2)

8 7/8% Cumulative, Series D                350,000       350,000       175       175         -         -        16      16      16
  (Liquidation preference $500)

9 7/8% Cumulative, Series F                      -             -         -         -         -         -        12       -       -
  (Liquidation preference $200)(3)(4)

9% Cumulative, Series G                    750,000             -       150         -         -         -        10       -       -
  (Liquidation preference $200)(3)

6.59%/Adjustable Rate Noncumulative
  Preferred Stock, Series H              4,000,000             -       200         -       7.0      13.0         4       -       -

  (Liquidation preference $50)           ---------     ---------      ----      ----                           ---     ---     ---
    Total                                6,600,000     2,327,500      $600      $489                           $67     $42     $43
                                         ---------     ---------      ----      ----                           ---     ---     ---
                                         ---------     ---------      ----      ----                           ---     ---     ---
----------------------------------------------------------------------------------------------------------------------------------

(1) In March 1994, the Company redeemed all $150 million of its Series A preferred stock.
(2) In December 1996, the Company redeemed all $239 million of its Series C preferred stock.
(3) On April 1, 1996, the Series F and Series G preferred stock were converted from First Interstate preferred stock into the right to receive one share of the Company's preferred stock.
(4) In November 1996, the Company redeemed all $200 million of its Series F preferred stock.


ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES A In March 1994, the Company redeemed all $150 million of its Series A preferred stock at a price of $50 per share plus accrued and unpaid dividends. Dividends were cumulative and payable on the last day of each calendar quarter. For each quarterly period, the dividend rate was 2.75% less than the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 6% and a maximum of 12% per year. The average dividend rate was 6.1% (annualized) in 1994.

ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES B These shares were redeemable at the option of the Company through May 14, 1996 at a price of $51.50 per share and, thereafter, at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.5%, 5.8% and 5.7% during 1996, 1995 and 1994, respectively.

9% CUMULATIVE PREFERRED STOCK, SERIES C In December 1996, the Company redeemed all $239 million of its Series C preferred stock at a price of $500 per share plus accrued and unpaid dividends. This class of preferred stock had been issued as depositary shares, each representing one-twentieth of a share of the Series C preferred stock. Dividends of $11.25 per share (9% annualized rate) were cumulative and payable on the last day of each calendar quarter.

8 7/8% CUMULATIVE PREFERRED STOCK, SERIES D This class of preferred stock has been issued as depositary shares, each representing one-twentieth of a share of the Series D preferred stock. These shares are redeemable at the option of the Company on and after March 5, 1997 at a price of $500 per share plus accrued and unpaid dividends. Dividends of $11.09 per share (8 7/8% annualized rate) are cumulative and payable on the last day of each calendar quarter. In December 1996, the Company announced that it will redeem all outstanding depositary shares representing its Series D preferred stock on March 5, 1997.

9 7/8% CUMULATIVE PREFERRED STOCK, SERIES F In November 1996, the Company redeemed all $200 million of its Series F preferred stock at a price of $200 per share plus accrued and unpaid dividends. This class of preferred stock had been issued as depositary shares, each representing one-eighth of a share of the Series F preferred stock. Dividends of $4.94 per share (9 7/8% annualized rate) were cumulative and payable on the last day of each calendar quarter.

9% CUMULATIVE PREFERRED STOCK, SERIES G This class of preferred stock has been issued as depositary shares, each representing one-eighth of a share of the Series G preferred stock. These shares are redeemable at the option of the Company on or after May 29, 1997 at a price of $200 per share plus accrued and unpaid dividends. Dividends of $4.50 per share (9% annualized rate) are cumulative and payable on the last day of each calendar quarter.

6.59%/ADJUSTABLE RATE NONCUMULATIVE PREFERRED STOCK, SERIES H These shares are redeemable at the option of the Company on or after October 1, 2001 at a price of $50 per share plus accrued and unpaid dividends. Dividends are noncumulative and payable on the first day of each calendar quarter at an annualized rate of 6.59% through October 1, 2001. The dividend rate after October 1, 2001 will be equal to 0.44% plus the highest of the Treasury bill discount rate, the 10-year constant maturity rate and the 30-year constant maturity rate, as determined in advance of such dividend period, limited to a minimum of 7% and a maximum of 13%.


12   COMMON STOCK, ADDITIONAL PAID-IN CAPITAL AND STOCK PLANS
--------------------------------------------------------------------------------

COMMON STOCK
--------------------------------------------------------------------------------

The following table summarizes common stock reserved, issued, outstanding and authorized as of December 31, 1996:

--------------------------------------------------------------------------------
                                                                Number of shares

Tax Advantage and Retirement Plan                                      2,718,228
Long-Term and Equity Incentive Plans                                   3,780,721
Dividend Reinvestment and
  Common Stock Purchase Plan                                           4,012,662
Employee Stock Purchase Plan                                             673,197
Director Option Plans                                                    164,599
Stock Bonus Plan                                                          14,405
                                                                     -----------
  Total shares reserved                                               11,363,812
Shares issued and outstanding                                         91,474,425
Shares not reserved                                                   47,161,763
                                                                     -----------
  Total shares authorized (1)                                        150,000,000
                                                                     -----------
                                                                     -----------
--------------------------------------------------------------------------------

(1) In 1996, shareholders approved an increase in the authorized shares of common stock to 500,000,000. This will become effective when an amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of Delaware.


     Under the terms of mandatory convertible debt, the Company must exchange with the noteholder, or sell, various capital securities of the Company as described in Note 9 to the Financial Statements.


ADDITIONAL PAID-IN CAPITAL
--------------------------------------------------------------------------------

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

DIRECTOR OPTION PLANS
--------------------------------------------------------------------------------

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


EMPLOYEE STOCK PLANS
--------------------------------------------------------------------------------

LONG-TERM AND EQUITY INCENTIVE PLANS The Wells Fargo & Company Long-Term Incentive Plan (LTIP) became effective in 1994. The LTIP supersedes the 1990 Equity Incentive Plan (1990 EIP), which is itself the successor to the original 1982 Equity Incentive Plan (1982 EIP). No additional awards or grants will be issued under the 1990 or 1982 EIPs.

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

     Loans may be made, at the discretion of the Company, to assist the participants of the LTIP and the EIPs in the acquisition of shares under options. The total of such interest-bearing loans were $2.9 million and $5.8 million at December 31, 1996 and 1995, respectively.

     The holders of the restricted share rights are entitled at no cost to the shares of common stock represented by the restricted share rights held by each person five years after the restricted share rights were granted. Upon receipt of the restricted share rights, holders are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on the number of common shares equal to the number of restricted share rights. Except in limited circumstances, restricted share rights are canceled upon termination of employment. In 1996 and 1995, 95,233 and 69,778 restricted share rights were granted with a weighted-average grant date fair value of $236.87 and $173.90, respectively. As of December 31, 1996, the LTIP, the 1990 EIP and the 1982 EIP had 199,014, 218,434 and 12,483 restricted share rights outstanding, respectively, to 1,442, 648 and 49 employees or their beneficiaries, respectively. The compensation expense for the restricted share rights equals the market price at the time of grant and is accrued on a straight-line basis over the vesting period.

OTHER STOCK PLANS Pursuant to the Merger agreement, the First Interstate stock option plans were converted into stock option plans to purchase the Company's common stock based on the original stock option plan and the agreed upon exchange ratio (see Note 2 for additional information concerning the Merger).

     The stock option plans adopted in 1988 and 1991, by First Interstate, provided for the granting of options to key employees to purchase common stock of First Interstate at a price not less than 100% of the fair market value on the date of grant. The First Interstate Bancorp 1991 Director Option Plan, as amended and restated, provided for the granting to non-employee directors of options to purchase common stock of First Interstate at a price not less than 100% of the fair market value on the date of grant. Pursuant to the Merger agreement, each outstanding and unexercised option granted by First Interstate was converted into an option to purchase Company common stock based on the original plan and the agreed upon exchange ratio. As a result of the change in control, all outstanding First Interstate options became exercisable as of April 1, 1996. The 1988 and 1991 First Interstate stock option plans also provided for the issuance of restricted common stock. As of April 1, 1996, all outstanding restricted shares became vested and were issued. As no additional awards were made under these plans and all outstanding grants became fully vested at the time of the Merger, no compensation expense was recognized by the Company for these plans in 1996.

     The following table is a summary of the Company's stock option activity and related information for the three years ended December 31, 1996:


----------------------------------------------------------------------------------------------------------------------------------
                                   1990 and 1987 DOP                      LTIP         1990 and 1982 EIP          First Interstate
                                 -------------------       -------------------       -------------------       -------------------
                                 Number    Weighted-       Number    Weighted-       Number    Weighted-       Number    Weighted-
                                             average                   average                   average                   average
                                            exercise                  exercise                  exercise                  exercise
                                               price                     price                     price                     price

OPTIONS OUTSTANDING AS
  OF DECEMBER 31, 1993           24,158      $ 72.35            -      $     -    2,007,400      $ 64.23
                                 ------                 ---------                 ---------
1994:
Granted                           6,149       132.97      284,000       146.75            -            -
Transferred                           -            -      400,400       110.65     (400,400)      110.65
Canceled                              -            -      (28,500)      110.75      (28,665)       73.71
Exercised                        (2,000)       77.09         (720)      110.75     (303,947)       52.29
                                 ------                 ---------                 ---------
OPTIONS OUTSTANDING AS
  OF DECEMBER 31, 1994           28,307        85.18      655,180       126.27    1,274,388        66.86
                                 ------                 ---------                 ---------
1995:
Granted                           7,264       134.83      284,700       209.27            -            -
Canceled                              -            -       (8,500)      121.34       (2,330)       75.63
Exercised                        (2,000)       72.47      (66,870)      110.75     (471,625)       63.73
                                 ------                 ---------                 ---------
OPTIONS OUTSTANDING AS
  OF DECEMBER 31, 1995           33,571        96.68      864,510       154.87      800,433        68.69
                                 ------                 ---------                 ---------
1996:
GRANTED                          11,391       225.70      232,620       273.86            -            -
ACQUIRED (1)                          -            -            -            -            -            -      926,857       $93.78
CANCELED                              -            -       (9,280)      215.27            -            -      (10,420)       95.49
EXERCISED                          (500)       66.25      (33,922)      130.73     (121,444)       65.48     (499,472)       97.94
                                 ------                 ---------                 ---------                   -------
OPTIONS OUTSTANDING AS
  OF DECEMBER 31, 1996           44,462      $130.08    1,053,928      $181.38      678,989      $ 69.26      416,965       $88.74
                                 ------      -------    ---------      -------    ---------      -------      -------       ------
                                 ------      -------    ---------      -------    ---------      -------      -------       ------
Outstanding options
  exercisable as of:
  DECEMBER 31, 1996              33,071      $ 97.14      544,508      $138.54      678,989      $ 69.26      416,965       $88.74
  December 31, 1995              26,307        86.15      287,875       121.78      800,433        68.69
  December 31, 1994              22,158        71.92      371,180       110.64    1,274,388        66.86
----------------------------------------------------------------------------------------------------------------------------------

(1) Options acquired from First Interstate pursuant to Merger agreement, April 1, 1996.

     The following table is a summary of selected information for the Company's compensatory stock option plans:


-------------------------------------------------------------------------------------
                                                                    December 31, 1996
                                          -------------------------------------------
                                              Weighted-         Number      Weighted-
                                                average                       average
                                              remaining                      exercise
                                            contractual                         price
                                          life (in yrs.)

RANGE OF EXERCISE PRICES
1990 AND 1987 DOP (1)
$1.00
  Options outstanding/exercisable                   5.2          4,919        $  1.00
$44.63-$93.00
  Options outstanding/exercisable                   4.0         11,438          71.30
$108.00-$160.00
  Options outstanding                               6.6         18,643         139.49
  Options exercisable                                           16,714         143.13
$236.38-$250.38
  Options outstanding                               8.3          9,462         249.69
  Options exercisable                                                -              -
LTIP (2)
$107.25-$159.63
  Options outstanding                               6.5        556,310         128.98
  Options exercisable                                          459,765         125.12
$211.38-$277.00
  Options outstanding                               8.4        497,618         239.95
  Options exercisable                                           84,743         211.38
1990 AND 1982 EIP
$40.50-$78.63
  Options outstanding/exercisable                   4.9        678,989          69.26
FIRST INTERSTATE
$27.75-$83.06
  Options outstanding/exercisable                   4.2        214,078          65.96
$100.31-$125.81
  Options outstanding/exercisable                   8.2        202,887         112.77
-------------------------------------------------------------------------------------

(1) The weighted-average fair value of options granted were $90.51 and $70.98 for 1996 and 1995, respectively.
(2) The weighted-average fair value of options granted were $90.86 and $73.27 for 1996 and 1995, respectively.


EMPLOYEE STOCK PURCHASE PLAN Transactions involving the Employee Stock Purchase Plan (ESPP) are summarized as follows:


----------------------------------------------------------------------------------------------------------------------------------
                                                                  1996                          1995                          1994
                                                 ---------------------         ---------------------         ---------------------
                                                 NUMBER      WEIGHTED-         Number      Weighted-         Number      Weighted-
                                                               AVERAGE                       average                       average
                                                              EXERCISE                      exercise                      exercise
                                                                 PRICE                         price                         price

Options outstanding, beginning of year          129,980        $182.25        143,404        $153.38        160,476        $114.73
  Granted                                       157,878         227.80        143,072         182.25        159,515         153.38
  Canceled (1)                                  (62,524)        189.06        (73,359)        158.53        (83,734)        122.17
  Exercised                                     (76,803)        182.25        (83,137)        153.38        (92,853)        114.73
                                                -------                       -------                       -------
Options outstanding, end of year                148,531        $227.80        129,980        $182.25        143,404        $153.38
                                                -------        -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------        -------
----------------------------------------------------------------------------------------------------------------------------------

(1) At the beginning of the option period, participants are granted an additional 50% of options that are exercised only to the extent that the closing option price is sufficiently below the market value at grant date and based on the participant's level of participation. Since the closing option price was higher in 1996, 1995 and 1994, the additional option grants were canceled. These options represent a majority of the canceled options shown above.


     Options to purchase 750,000 shares of common stock may be granted under the ESPP. Employees of the Company who have completed their introductory period of employment, except hourly employees, are eligible to participate. Certain highly compensated employees may be excluded from participation at the discretion of the Management Development and Compensation Committee of the Board of Directors. The plan provides for an option price of the lower of market value at grant date or 85% to 100% (as determined by the Board of Directors for each option period) of the market value at the end of the one-year option period. For the current option period ending July 31, 1997, the Board approved a closing option price of 85% of the market value. The plan is noncompensatory and results in no expense to the Company.

     None of the options outstanding as of December 31, 1996, 1995 and 1994 was exercisable. For options outstanding as of December 31, 1996, the exercise price for each option was $227.80, and the remaining contractual life was seven months. The fair value of options granted in 1996 and 1995 was $52.46 and $39.25, respectively.

     The total compensation expense recognized for the employee stock plans described above was $10 million, $8 million and $8 million in 1996, 1995 and 1994, respectively.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (FAS 123), Accounting for Stock-Based Compensation. This Statement establishes a new fair value based accounting method for stock-based compensation plans and encourages (but does not require) employers to adopt the new method in place of the provisions of APB 25. Companies may continue to apply the accounting provisions of APB 25 in determining net income; however, they must apply the disclosure requirements of FAS 123 for all grants issued after 1994.

The Company elected to continue to apply the provisions of APB 25 in accounting for the employee stock plans described on the preceding pages. Accordingly, no compensation cost has been recognized for fixed stock options granted under the LTIP, 1990 and 1982 EIP and First Interstate plans or the ESPP stock purchase plan.

     Had compensation cost for these employee stock plans been determined based on the new fair value method under FAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

------------------------------------------------------------------------------
(in millions)                                           Year ended December 31,
                                                      ------------------------
                                                        1996              1995


Net income
  As reported                                         $1,071            $1,032
  Pro forma (1)                                        1,063             1,030
Net income per common share
  As reported                                         $12.21            $20.37
  Pro forma (1)                                        12.12             20.33
------------------------------------------------------------------------------

(1) The pro forma amounts noted above only reflect the effects of stock-based compensation grants made after 1994. Because stock options are granted each year and generally vest over three years, these pro forma amounts may not reflect the full effect of applying the (optional) fair value method established by FAS 123 that would be expected if all outstanding stock option grants were accounted for under this method.


     The fair value of each option grant is estimated based on the date of grant using a modified Black Scholes option-pricing model. For the fixed stock option plans, the following weighted-average assumptions were used for 1996 and 1995, respectively: dividend yield of 1.4% and 1.6%; expected volatility of 29.0% and 33.3%; risk-free interest rates of 6.0% and 5.7% and expected life of 5.4 years for both years. For the stock purchase plan, the following assumptions were used for 1996 and 1995, respectively: dividend yield of 1.8% for both years; expected volatility of 23.8% and 18.0%; risk-free interest rates of 5.8% and 5.7% and expected life of one year for both years.

     For information on employee stock ownership through the Tax Advantage and Retirement Plan, see Note 13.


DIVIDEND REINVESTMENT PLAN
--------------------------------------------------------------------------------

The Dividend Reinvestment and Common Stock Purchase and Share Custody Plan allows holders of the Company's common stock to purchase additional shares either by reinvesting all or part of their dividends, or by making optional cash payments. Participants making optional cash payments to purchase additional shares may do so by making payments between $150 and $2,000 per month. All purchases of additional shares are made at fair market value. Shares may also be held in custody under the plan even without the reinvestment of dividends. During 1996 and 1995, 103,580 and 87,868 shares, respectively, were issued under the plan.


13   EMPLOYEE BENEFITS AND OTHER EXPENSES
--------------------------------------------------------------------------------


RETIREMENT PLAN
--------------------------------------------------------------------------------

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

     As a result of the Merger, certain benefit plans were acquired from First Interstate. These plans and their current status are described as follows.

     First Interstate had a defined contribution plan available to all eligible employees who had completed one year of service. Employees could contribute up to 6% of their base salary, which was matched 150% by First Interstate. Additional pre-tax or after-tax contributions could be made by employees of up to 6% or 10%, respectively, of their base salary with no matching contributions. Pursuant to the Merger agreement, accounts for active employees became fully vested on March 28, 1996. On July 1, 1996, this plan was merged into TAP, and all eligible employees began participation in TAP.

     Expenses related to TAP for the years ended December 31, 1996, 1995 and 1994 were $95 million, $57 million and $56 million, respectively.

     First Interstate also had a noncontributory defined benefit plan that provides retirement benefits that are a function of both years of service and the highest average compensation for any five (consecutive) year period during the last 10 years before retirement. Pursuant to the Merger agreement, accrued benefits, as of June 30, 1996, for all participants employed as of March 28, 1996 became fully vested. Effective June 30, 1996, all accrued benefits under the plan were frozen. There is no intention at the present time to terminate the plan.

     The funding policy for the defined benefit retirement plan is to make contributions sufficient to meet the minimum requirements set forth in the Employee Retirement Income Security Act of 1974, with additional contributions being made periodically when deemed appropriate. The following table sets forth the funded status of the plan as of its Measurement Date (September 30, 1996) and amounts recognized in the Company's Consolidated Balance Sheet as of December 31, 1996. (The plan was not included in the Company's Consolidated Balance Sheet as of December 31, 1995.)


-------------------------------------------------------------------------------
(in millions)                                                 DECEMBER 31, 1996


Actuarial present value of benefit obligations:

Accumulated benefit obligation (fully vested)                            $975.2
                                                                         ------
                                                                         ------
Plan assets at fair value(1)                                              988.5
Projected benefit obligation                                              975.2
                                                                         ------
Plan assets in excess of projected benefit obligation                      13.3
Unrecognized net gain (due to past experience different from
  assumptions made and effects of changes in assumptions)                 (13.3)
                                                                         ------
Prepaid pension asset (accrued pension liability)                        $    -
                                                                         ------
                                                                         ------
-------------------------------------------------------------------------------

(1)  Primarily invested in equity securities.

     The net periodic pension cost for 1996 included the following:


-------------------------------------------------------------------------------
(in millions)                                      YEAR ENDED DECEMBER 31, 1996


Service cost (benefits earned during the period)                         $  7.4
Interest cost on projected benefit obligation                              52.9
Actual return on plan assets                                              (59.1)
Net amortization and deferral                                              (1.2)
                                                                         ------
  Net periodic pension cost                                              $    -
                                                                         ------
                                                                         ------
-------------------------------------------------------------------------------


     The weighted-average discount rate used in determining the pension benefit obligation was 7.5%. No increase in future salary levels was assumed as all accrued benefits under the plan were frozen effective June 30, 1996. The expected long-term rate of return on assets was 8.5%.


HEALTH CARE AND LIFE INSURANCE
-------------------------------------------------------------------------------

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

     As a result of the Merger, certain benefit plans were acquired from First Interstate. These plans and their current status are described as follows.

     First Interstate had a group benefits plan that provided health and welfare benefits to active employees. Pursuant to the Merger agreement, portions of the First Interstate plan were discontinued, effective June 30, 1996, and eligible employees were allowed to participate in similar plans provided by the Company. The remainder of the programs under the First Interstate group benefits plan will be discontinued for active employees after December 31, 1996, and eligible employees will be allowed to participate in similar plans provided by the Company.

     First Interstate also provided health care benefits to retired employees through its group benefits plan. Employees hired prior to January 1, 1992 and who retire at or after age 55 with at least 10 years of service were eligible for a fixed contribution from First Interstate. Employees hired after December 31, 1991 were not eligible for retiree health care benefits. This plan will be discontinued after December 31, 1996. All active and retired employees covered under the plan will become eligible for similar benefits provided by the Company.

     The Company recognized the cost of health care benefits for active eligible employees by expensing contributions totaling $78 million, $37 million and $45 million in 1996, 1995 and 1994, respectively. Life insurance benefits for active eligible employees are provided through an insurance company. The Company recognizes the cost of these benefits by expensing the annual insurance premiums, which were $1.2 million in 1996 and $2 million in 1995 and 1994. At December 31, 1996, the Company had approximately 33,400 active eligible employees and 10,000 retirees participating in these plans.

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

     The following table sets forth the net periodic cost for postretirement health care benefits for 1996 and 1995:


-------------------------------------------------------------------------------
(in millions)                                            Year ended December 31,
                                                     --------------------------
                                                        1996               1995

Interest cost on APBO                                  $14.3              $ 8.5
Amortization of transition obligation                    7.1                7.1
Amortization of net gain                                (4.2)              (3.5)
Service cost (benefits attributed to
  service during the period)                             2.0                1.1
                                                       -----              -----
  Total                                                $19.2              $13.2
                                                       -----              -----
                                                       -----              -----
-------------------------------------------------------------------------------


     The following table sets forth the funded status for postretirement health care benefits and provides an analysis of the accrued postretirement benefit cost included in the Company's Consolidated Balance Sheet at December 31, 1996 and 1995.


-------------------------------------------------------------------------------
(in millions)                                            Year ended December 31,
                                                     --------------------------
                                                        1996               1995

APBO (1)(2):
  Retirees                                           $ 174.7            $  64.2
  Eligible active employees                             11.4               11.9
  Other active employees                                35.1               18.7
                                                     -------            -------
                                                       221.2               94.8
Plan assets at fair value                                  -                  -
                                                     -------            -------
APBO in excess of plan assets                          221.2               94.8
Unrecognized net gain from past experience
  different from that assumed and
  from changes in assumptions                           62.0               51.3
Unrecognized transition obligation                    (113.7)            (120.8)
                                                     -------            -------
Accrued postretirement benefit cost
  (included in other liabilities)                    $ 169.5            $  25.3
                                                     -------            -------
                                                     -------            -------
-------------------------------------------------------------------------------

(1)  Based on a discount rate of 7.17% and 6.98% in 1996 and 1995, respectively.
(2) At the time of the Merger, the Company recognized a liability of $140.7 million for the estimated outstanding obligation related to these benefits.


     For measurement purposes, a health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 5.5% for HMOs and 7.5% for all other types of coverage in the per capita cost of covered health care benefits were assumed for 1997. The rate for other coverage was assumed to decrease gradually to 5.5% in 2001 and remain at that level thereafter. Increasing the assumed health care trend by one percentage point in each year would increase the APBO as of December 31, 1996 by $7.3 million and the aggregate of the interest cost and service cost components of the net periodic cost for 1996 by $0.4 million.

     The $10.7 million increase in the unrecognized net gain in 1996 was due to a lower average per capita cost of health care coverage and an increase in the discount rate, which was partially offset by an increase in the number of participants and amortization of the previously unrecognized net gain.

     The Company also provides postretirement life insurance to certain existing retirees. The APBO and expenses related to these benefits were not material.


OTHER EXPENSES
-------------------------------------------------------------------------------

The following table shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.


-------------------------------------------------------------------------------
(in millions)                                            Year ended December 31,
                                             ----------------------------------
                                             1996           1995           1994

Contract services                            $295           $149           $101
Operating losses (1)                          145             45             62
Telecommunications                            140             58             49
Advertising and promotion                     116             73             65
Outside professional services                 112             45             33
Postage                                        96             52             44
-------------------------------------------------------------------------------

(1)  Includes losses from litigation, fraud and other matters.

14   INCOME TAXES
-------------------------------------------------------------------------------

Total income taxes for the years ended December 31, 1996, 1995 and 1994 were recorded as follows:


-------------------------------------------------------------------------------
(in millions)                                            Year ended December 31,
                                             ----------------------------------
                                             1996           1995           1994

Income taxes applicable to income
  before income tax expense                  $908           $745           $613
Goodwill for tax benefits related
  to acquired assets                            -              -            (25)
                                             ----           ----           ----
  Subtotal                                    908            745            588
Stockholders' equity for
  compensation expense for tax
  purposes in excess of amounts
  recognized for financial
  reporting purposes                          (17)           (24)           (13)
Stockholders' equity for tax effect of
  the change in net unrealized gain
  (loss) on investment securities              (3)           100            (95)
                                             ----           ----           ----
    Total income taxes                       $888           $821           $480
                                             ----           ----           ----
                                             ----           ----           ----
-------------------------------------------------------------------------------


     The following is a summary of the components of income tax expense (benefit) applicable to income before income taxes:


-------------------------------------------------------------------------------
(in millions)                                            Year ended December 31,
                                             ----------------------------------
                                             1996           1995           1994

Current:
  Federal                                    $557           $507           $472
  State and local                             182            183            146
                                             ----           ----           ----
                                              739            690            618
                                             ----           ----           ----
Deferred:
  Federal                                     139             37            (26)
  State and local                              30             18             21
                                             ----           ----           ----
                                              169             55             (5)
                                             ----           ----           ----
    Total                                    $908           $745           $613
                                             ----           ----           ----
                                             ----           ----           ----
-------------------------------------------------------------------------------


     Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary significantly from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1995 are primarily a result of adjustments to conform to tax returns as filed.

     The Company's income tax expense (benefit) related to investment securities transactions was $4 million, $(7) million and $3 million for 1996, 1995 and 1994, respectively.

     The Company had net deferred tax assets of $437 million and $817 million at December 31, 1996 and 1995, respectively. The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:


-------------------------------------------------------------------------------
(in millions)                                            Year ended December 31,
                                                        -----------------------
                                                            1996           1995

DEFERRED TAX ASSETS
Net tax-deferred expenses                                 $  879         $  196
Allowance for loan losses                                    784            717
State tax expense                                             63             56
Certain identifiable intangibles                               -             46
Foreclosed assets                                             45             42
Premises and equipment                                         -             26
Core deposit intangible                                        -              7
                                                          ------         ------
                                                           1,771          1,090
Valuation allowance                                            -              -
                                                          ------         ------
  Total deferred tax assets,
    less valuation allowance                               1,771          1,090
                                                          ------         ------
DEFERRED TAX LIABILITIES
Core deposit intangible                                      759              -
Leasing                                                      393            254
Premises and equipment                                       106              -
Investments                                                   40             10
Certain identifiable intangibles                              16              -
Other                                                         20              9
                                                          ------         ------
  Total deferred tax liabilities                           1,334            273
                                                          ------         ------
NET DEFERRED TAX ASSET                                    $  437         $  817
                                                          ------         ------
                                                          ------         ------
-------------------------------------------------------------------------------

     Substantially all of the Company's net deferred tax asset of $437 million at December 31, 1996 related to net expenses (the largest of which were the net tax-deferred expenses and the provision for loan losses, offset by the core deposit intangible) that have been reflected in the financial statements, but which will reduce future taxable income. At December 31, 1996, the Company did not have any net operating loss carryforwards. The Company estimates that approximately $401 million of the $437 million net deferred tax asset at December 31, 1996 could be realized by the recovery of previously paid federal taxes; however, the Company expects to actually realize the federal net deferred tax asset by claiming deductions against future taxable income. The balance of approximately $36 million primarily relates to approximately $448 million of net deductions that are expected to reduce future California taxable income (California tax law does not permit recovery of previously paid taxes). The Company's California taxable income has averaged approximately $1.5 billion for each of the last three years. The Company believes that it is more likely than not that it will have sufficient future California taxable income to fully utilize these deductions. The amount of the total deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.

     The following is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:

----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                               Year ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                                  1996                          1995                          1994
                                                 ---------------------           -------------------         ---------------------
                                                 AMOUNT              %         Amount              %         Amount              %

Statutory federal income tax expense and rate      $693          35.0%           $622          35.0%           $509          35.0%
Change in tax rate resulting from:
  State and local taxes on income, net of federal
    income tax benefit                              124           6.3             132           7.4             110           7.5
  Amortization of certain intangibles not
    deductible for tax return purposes              102           5.2              14            .8              17           1.2
Other                                               (11)          (.6)            (23)         (1.2)            (23)         (1.5)
                                                   ----          ----            ----          ----            ----          ----
  Effective income tax expense and rate            $908          45.9%           $745          42.0%           $613          42.2%
                                                   ----           ----           ----           ----           ----           ----
                                                   ----           ----           ----           ----           ----           ----
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

15   PARENT COMPANY
--------------------------------------------------------------------------------

Condensed financial information of Wells Fargo & Company (Parent) is presented below. For information regarding the Parent's long-term debt and derivative financial instruments, see Notes 9 and 18, respectively.


CONDENSED STATEMENT OF INCOME
-------------------------------------------------------------------------------------
(in millions)                                                  Year ended December 31,
                                                 ------------------------------------
                                                   1996           1995           1994

INCOME
Dividends from subsidiaries:
  Wells Fargo Bank, N.A.                         $1,461         $1,131         $1,001
  Other bank subsidiaries                            33              -              -
  Nonbank subsidiaries                                1              -              -
Interest income from:
  Wells Fargo Bank, N.A.                             99             86             81
  Other bank subsidiaries                             9              3              -
  Nonbank subsidiaries                                8             12             15
  Other                                              71             53             51
Noninterest income                                  163             52             38
                                                 ------         ------         ------
    Total income                                  1,845          1,337          1,186
                                                 ------         ------         ------
EXPENSE
Interest on:
  Commercial paper and
    other short-term borrowings                      10             14              8
  Senior and subordinated debt                      299            194            181
Noninterest expense                                  93             35             56
                                                 ------         ------         ------
    Total expense                                   402            243            245
                                                 ------         ------         ------
Income before income
  tax benefit and
  undistributed income
  of subsidiaries                                 1,443          1,094            941
Income tax benefit                                   17             17             27
Equity in undistributed income
  of subsidiaries:
  Wells Fargo Bank, N.A. (1)                       (455)           (26)          (138)
  Other bank subsidiaries                            48            (65)             -
  Nonbank subsidiaries                               18             12             11
                                                 ------         ------         ------
NET INCOME                                       $1,071         $1,032         $  841
                                                 ------         ------         ------
                                                 ------         ------         ------
-------------------------------------------------------------------------------------

(1) Amounts represent dividends distributed by Wells Fargo Bank, N.A. in excess of its 1996, 1995 and 1994 net income of $1,006 million, $1,105 million and $863 million, respectively.


CONDENSED BALANCE SHEET
-------------------------------------------------------------------------------------
(in millions)                                                             December 31,
                                                               ----------------------
                                                                  1996           1995

ASSETS
Cash and due from Wells Fargo Bank, N.A.
  (includes interest-earning deposits of
  $1,000 million and $1 million)                               $ 1,043        $   31
Investment securities at fair value                                395           424
Loans                                                              220           263
Allowance for loan losses                                           66            58
                                                               -------        ------
    Net loans                                                      154           205
                                                               -------        ------
Loans and advances to subsidiaries:
  Wells Fargo Bank, N.A.                                         2,156         1,417
  Other bank subsidiaries                                          275            90
  Nonbank subsidiaries                                              90           141
Investment in subsidiaries (1):
  Wells Fargo Bank, N.A.                                        13,912         4,322
  Other bank subsidiaries                                        1,439           203
  Nonbank subsidiaries                                             213           113
Other assets                                                     1,457           508
                                                               -------        ------
    Total assets                                               $21,134        $7,454
                                                               -------        ------
                                                               -------        ------
LABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and other
  short-term borrowings                                        $   170        $  160
Other liabilities                                                  742           270
Senior debt                                                      1,984         1,703
Subordinated debt                                                2,940         1,266
Indebtedness to subsidiaries (2)                                 1,186             -
Stockholders' equity                                            14,112         4,055
                                                               -------        ------
    Total liabilities and stockholders' equity                 $21,134        $7,454
                                                               -------        ------
                                                               -------        ------
------------------------------------------------------------------------------------

(1) The double leverage ratio, which represents the ratio of the Parent's total equity investment in subsidiaries to its total stockholders' equity, was 110% and 114% at December 31, 1996 and 1995, respectively.
(2) The increase in indebtedness to subsidiaries for 1996 represents amounts due to Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I.


CONDENSED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------------------------------------
(in millions)                                                                 Year ended December 31,
                                                                ------------------------------------
                                                                  1996           1995           1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $ 1,071         $1,032        $   841
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
    Deferred income tax benefit                                     (3)           (15)            (4)
    Equity in undistributed loss of subsidiaries                   389             79            127
    Other, net                                                     155            (52)           (24)
                                                                ------         ------         ------
Net cash provided by operating activities                        1,612          1,044            940
                                                                ------         ------         ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities:
    At fair value:
      Proceeds from sales                                           11              4              5
      Proceeds from prepayments
        and maturities                                             206              2              -
      Purchases                                                   (183)           (59)          (175)
    At cost:
      Proceeds from prepayments
        and maturities                                               -             56            256
      Purchases                                                      -              -           (122)
  Net decrease in loans                                             51             70             24
  Net (increase) decrease in loans and
    advances to subsidiaries                                       289           (192)           529
  Net (increase) decrease in investment
    in subsidiaries                                               (216)          (266)             5
  Net decrease in securities purchased
    under resale agreements                                          -              -            250
  Other, net                                                       (88)           119             12
                                                                ------         ------         ------
Net cash provided (used) by
  investing activities                                              70           (266)           784
                                                                ------         ------         ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in
    short-term borrowings                                           10             27             (5)
  Proceeds from issuance of senior debt                          1,260          1,230            248
  Repayment of senior debt                                      (1,183)          (811)        (1,101)
  Proceeds from issuance of
    subordinated debt                                              800              -              -
  Repayment of subordinated debt                                     -           (210)          (526)
  Proceeds from issuance of guaranteed
    preferred beneficial interests in
    Company's subordinated debentures                            1,186              -              -
  Proceeds from issuance of preferred stock                        197              -              -
  Proceeds from issuance of common stock                           117             90             57
  Redemption of preferred stock                                   (439)             -           (150)
  Repurchase of common stock                                    (2,158)          (847)          (760)
  Payment of cash dividends on
    preferred stock                                                (73)           (42)           (34)
  Payment of cash dividends on
    common stock                                                  (429)          (225)          (218)
  Other, net                                                        42             16             57
                                                                ------         ------         ------
Net cash used by financing activities                             (670)          (772)        (2,432)
                                                                ------         ------         ------
  NET CHANGE IN CASH AND CASH
    EQUIVALENTS (DUE FROM
    WELLS FARGO BANK, N.A.)                                      1,012              6           (708)
Cash and cash equivalents at
  beginning of year                                                 31             25            733
                                                                ------         ------         ------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                                  $ 1,043         $   31        $    25
                                                                ------         ------         ------
                                                                ------         ------         ------
Noncash investing activities:
  Transfers from investment securities at cost
    to investment securities at fair value                     $     -         $  147        $     -
                                                                ------         ------         ------
                                                                ------         ------         ------
----------------------------------------------------------------------------------------------------


16   LEGAL ACTIONS
--------------------------------------------------------------------------------

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

17   RISK-BASED CAPITAL
--------------------------------------------------------------------------------

The Company and the Bank are subject to various regulatory capital adequacy requirements administered by the Federal Reserve Board (FRB) and the OCC, respectively. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) required that the federal regulatory agencies adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

     Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and the Bank maintain minimum ratios (set forth in the table below) of capital to risk-weighted assets. There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on available-for-sale investment securities carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by the Parent and the allowance for loan losses, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital).

     Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to the different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also applied a risk weight after calculating balance sheet equivalent amounts. One of four credit conversion factors (0%, 20%, 50% and 100%) are assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 5 and 18 for further discussion of off-balance sheet items.) The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Management believes that, as of December 31, 1996, the Company and Bank met all capital adequacy requirements to which they are subject.

     Under the FDICIA prompt corrective action provisions applicable to banks, the most recent notification from the OCC categorized the Bank as well capitalized. To be categorized as well capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the Bank's risk-based capital category.


----------------------------------------------------------------------------------------------------------------------------------
(in billions)                                                                                                                To be
                                                                                                                  well capitalized
                                                                                                                 under the FDICIA
                                                                                         For capital             prompt corrective
                                                                Actual             adequacy purposes             action provisions
                                                 ---------------------         ---------------------         ---------------------
                                                 Amount          Ratio         Amount          Ratio         Amount          Ratio

As of December 31, 1996:
  Total capital (to risk-weighted assets)
    Wells Fargo & Company                         $10.0          11.70%        >$ 6.8         > 8.00%
                                                                               -              -
    Wells Fargo Bank, N.A.                          8.0          11.00         >  5.8         > 8.00          >$ 7.2         >10.00%
                                                                               -              -              -              -

  Tier 1 capital (to risk-weighted assets)
    Wells Fargo & Company                         $ 6.6           7.68%        >$ 3.4         > 4.00%
                                                                               -              -
    Wells Fargo Bank, N.A.                          6.2           8.53         >  2.9         > 4.00          >$ 4.4         > 6.00%
                                                                               -              -              -              -

  Tier 1 capital (to average assets)
    (Leverage ratio)
    Wells Fargo & Company                         $ 6.6           6.65%        >$ 4.0         > 4.00%(1)
                                                                               -              -
    Wells Fargo Bank, N.A.                          6.2           6.81         >  3.6         > 4.00(1)       >$ 4.5         > 5.00%
                                                                               -              -              -              -
----------------------------------------------------------------------------------------------------------------------------------

(1) The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations.

18   DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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

     The Company is exposed to credit risk in the event of nonperformance by counterparties to financial instruments. The Company controls the credit risk of its financial contracts (except futures contracts and floor, cap, and option contracts written, for which credit risk is DE MINIMUS) through credit approvals, limits and monitoring procedures. Credit risk related to derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses. As the Company generally enters into transactions only with high quality counterparties, losses associated with counterparty nonperformance on derivative financial instruments have been immaterial.

     The table on the right summarizes the aggregate notional or contractual amounts, credit risk amount and net fair value for the Company's derivative financial instruments at December 31, 1996 and 1995.

     Interest rate futures contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. Gains and losses on futures contracts are settled daily based on a notional (underlying) principal value and do not involve an actual transfer of the specific instrument. Futures contracts are standardized and are traded on exchanges. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The Company uses 90- to 120-day futures contracts on Eurodollar deposits and U.S. Treasury Notes mostly to shorten the rate maturity of market rate savings to better match the rate maturity of Prime-based loans. Initial margin requirements on futures contracts are provided by investment securities pledged as collateral. The net deferred gains related to interest rate futures contracts were $4 million at December 31, 1996, which will be fully amortized in 1997.

     Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between a short-term rate (e.g., three-month LIBOR) and an agreed-upon rate, the strike rate, applied to a notional principal amount. By purchasing a floor, the Company will be paid the differential by a counterparty, should the current short-term rate fall below the strike level of the agreement. The Company generally receives cash quarterly on purchased floors (when the current interest rate falls below the strike rate) and purchased caps (when the current interest rate exceeds the strike rate). The premiums paid for interest rate purchased floor and cap agreements are included with the assets hedged. Of the total purchased floors of $20.6 billion at December 31, 1996, the Company had $19.0 billion of purchased floors to protect variable-rate loans from a drop in interest rates. These contracts have a weighted average maturity of 2 years and 8 months. Included in purchased floors are forward starting floor contracts of $155 million starting in January 1997, $300 million starting in March 1997, $225 million starting in April 1997, $475 million starting in May 1997 and $2,000 million


----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                          December 31,
                                            --------------------------------------------------------------------------------------
                                                                                 1996                                         1995
                                            -----------------------------------------    -----------------------------------------
                                            NOTIONAL OR    CREDIT RISK      ESTIMATED    Notional or    Credit risk      Estimated
                                            CONTRACTUAL       AMOUNT(4)    FAIR VALUE    contractual       amount(4)    fair value
                                                 AMOUNT                                       amount

ASSET/LIABILITY MANAGEMENT HEDGES
Interest rate contracts:
  Futures contracts                             $ 5,188        $     -        $     -        $ 5,372        $     -        $     -
  Floors purchased(1)                            20,640            101            101         15,522            206            206
  Caps purchased(1)                                 435              3              3            391              1              1
  Swap contracts(1)(2)                           16,661            217            117          6,314            185            175

Foreign exchange contracts:
  Forward contracts(1)                               64              -              -             25              -              -

CUSTOMER ACCOMMODATIONS
Interest rate contracts:
  Futures contracts                                  10              -              -             23              -              -
  Floors written                                    405              -            (10)           105              -             (1)
  Caps written                                    2,174              -             (4)         1,170              -             (4)
  Floors purchased(1)                               404              9             99            105              1              1
  Caps purchased(1)                               2,088              4              4          1,139              4              4
  Swap contracts(1)                               2,325             12              2          1,518              5              1

Foreign exchange contracts(3):
  Forward and spot contracts(1)                   1,313             14              1            909             10              1
  Option contracts purchased(1)                      65              1              1             29              -              -
  Option contracts written                           59              -             (1)            23              -              -
----------------------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these financial instruments.
(2) The Parent's share of the notional principal amount outstanding was $1,231 million and $224 million at December 31, 1996 and 1995, respectively.
(3)  The Company has immaterial trading positions in certain of these contracts.
(4) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.


starting October 1998. The remaining purchased floors of $1.6 billion and purchased caps of $.4 billion at December 31, 1996 were used to hedge interest rate risk of various other specific assets and liabilities.

     Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. Payments related to the Company's swap contracts are made either monthly, quarterly or semi-annually by one of the parties depending on the specific terms of the related contract. The primary risk associated with swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. At December 31, 1996, the Company had $16.7 billion of interest rate swaps outstanding for interest rate risk management purposes on which the Company receives payments based on fixed interest rates and makes payments based on variable rates (i.e., one- or three-month LIBOR rate). Included in this amount, $11.2 billion was used to convert floating-rate loans into fixed-rate assets. These contracts have a weighted average maturity of 3 years and 2 months, a weighted average receive rate of 6.53% and a weighted average pay rate of 5.61%. An additional $3.5 billion was used to convert fixed-rate deposits into floating-rate deposits. These contracts have a weighted average maturity of 3 years and 11 months, a weighted average receive rate of 5.49% and a weighted average pay rate of 5.61%. The remaining swap contracts used for interest rate risk management of $2.0 billion at December 31, 1996 were used to hedge interest rate risk of various other specific assets and liabilities.

19   FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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


FINANCIAL ASSETS
--------------------------------------------------------------------------------

SHORT-TERM FINANCIAL ASSETS

This category includes cash and due from banks, federal funds sold and securities purchased under resale agreements and due from customers on acceptances. The carrying amount is a reasonable estimate of fair value because of the relatively short period of time between the origination of the instrument and its expected realization.

INVESTMENT SECURITIES

Investment securities at fair value at December 31, 1996 and 1995 are set forth in Note 4.

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

     The fair value of commercial loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity. Most of the discount rates for commercial loans, other real estate mortgage loans and real estate construction loans are between 7.75% and 9.5%, 7.75% and 12.25%, and 7.75% and 11.0%, respectively, at December 31, 1996. Most of the discount rates for the same portfolios in 1995 were between 6.3% and 9.5%, 7.0% and 11.3%, and 7.3% and 10.0%, respectively.

     For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on current industry pricing for loans of similar size, type, remaining maturity and repricing characteristics. Most of the discount rates applied to this portfolio are between 5.5% and 8.5% at December 31, 1996 and 6.0% and 9.0% at December 31, 1995.

     For credit card loans, the portfolio's yield is equal to the Company's current pricing and, therefore, the fair value is equal to book value.

The following table presents a summary of the Company's financial instruments, as defined by FAS 107:


----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                                                          December 31,
                                                                             -----------------------------------------------------
                                                                                                1996                          1995
                                                                             -----------------------       -----------------------
                                                                             CARRYING      ESTIMATED       Carrying      Estimated
                                                                               AMOUNT     FAIR VALUE         amount     fair value

FINANCIAL ASSETS
Cash and due from banks                                                       $11,736        $11,736        $ 3,375        $ 3,375
Federal funds sold and securities purchased under resale agreements               187            187            177            177
Investment securities at fair value                                            13,505         13,505          8,920          8,920
Loans:
   Commercial                                                                  19,515         19,550          9,750          9,785
   Real estate 1-4 family first mortgage                                       10,425         10,343          4,448          4,370
   Other real estate mortgage                                                  11,860         11,772          8,263          8,249
   Real estate construction                                                     2,303          2,319          1,366          1,367
   Consumer                                                                    20,114         19,149          9,935          9,460
   Lease financing                                                              3,003          3,022          1,789          1,789
   Foreign                                                                        169            162             31             31
                                                                              -------        -------        -------        -------
                                                                               67,389         66,317         35,582         35,051
   Less: Allowance for loan losses                                              2,018              -          1,794              -
         Net deferred fees on loan commitments
           and standby letters of credit                                           76              -             27              -
                                                                              -------        -------        -------        -------
             Net loans                                                         65,295         66,317         33,761         35,051
Due from customers on acceptances                                                 197            197             98             98
Nonmarketable equity investments                                                  937          1,361            428            694
Other financial assets                                                            637            637            151            151

FINANCIAL LIABILITIES
Deposits                                                                      $81,821        $81,943        $38,982        $39,162
Federal funds purchased and securities sold under repurchase agreements         2,029          2,029          2,781          2,781
Commercial paper and other short-term borrowings                                  401            401            195            195
Acceptances outstanding                                                           197            197             98             98
Senior debt(1)                                                                  2,053          2,117          1,731          1,753
Subordinated debt                                                               2,940          2,806          1,266          1,319
Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                                      1,150          1,151              -              -

DERIVATIVE FINANCIAL INSTRUMENTS(2)
Interest rate floor contracts purchased in a receivable position              $    82        $   110        $    27        $   207
Interest rate floor contracts written in a payable position                        (9)           (10)            (1)            (1)
Interest rate cap contracts purchased in a receivable position                     12              7             13              5
Interest rate cap contracts written in a payable position                          (9)            (4)           (11)            (4)
Interest rate swap contracts in a receivable position                               -            229              -            190
Interest rate swap contracts in a payable position                                  -           (110)             -            (14)
Foreign exchange contracts in a gain position                                      15             15             11             10
Foreign exchange contracts in a loss position                                     (14)           (14)            (9)            (9)
----------------------------------------------------------------------------------------------------------------------------------

(1) The carrying amount and fair value exclude obligations under capital leases of $67 million and $52 million at December 31, 1996 and 1995, respectively.
(2) The carrying amounts include unamortized fees paid or received, deferred gains or losses and gains or losses on derivative financial instruments receiving mark-to-market treatment.

     For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, based on the current rates offered by the Company for loans with similar characteristics. Most of the discount rates applied to this portfolio are between 8.0% and 10.5% at December 31, 1996 and 7.3% and 16.5% at December 31, 1995.

     For auto lease financing, the fair value is calculated by discounting the contractual cash flows at the Company's current pricing for items of similar remaining term, without including any tax benefits. The discount rate applied to this portfolio was 8.22% at December 31, 1996 and 8.35% at December 31, 1995.

     Commitments, standby letters of credit and commercial and similar letters of credit not included in the previous table have contractual values of $55,236 million, $2,981 million and $406 million, respectively, at December 31, 1996, and $24,245 million, $921 million and $209 million, respectively, at December 31, 1995. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 1996, 63% mature within one year and 92% are commitments to extend credit at a floating rate.


NONMARKETABLE EQUITY INVESTMENTS

The Company's nonmarketable equity investments, including securities, are carried at cost and have a book value of $937 million and $428 million and an estimated fair value of $1,361 million and $694 million at December 31, 1996 and 1995, respectively. There are restrictions on the sale and/or liquidation of the Company's interest, which is generally in the form of limited partnerships; and the Company has no direct control over the investment decisions of the limited partnerships. To estimate fair value, a significant portion of the underlying limited partnerships' investments are valued based on market quotes.


FINANCIAL LIABILITIES
--------------------------------------------------------------------------------

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1996 and 1995. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.


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


GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

The fair value of the Company's trust preferred securities is estimated based on the quoted market prices of the instruments.


DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Derivative financial instruments are fair valued based on the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date (i.e., mark-to-market value). Dealer quotes are available for substantially all of the Company's derivative financial instruments.


LIMITATIONS
--------------------------------------------------------------------------------

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 1996 and 1995. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

INDEPENDENT AUDITORS' REPORT




The Board of Directors and Stockholders
of Wells Fargo & Company:


We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Certified Public Accountants

San Francisco, California
January 21, 1997

                     WELLS FARGO & COMPANY AND SUBSIDIARIES


QUARTERLY FINANCIAL DATA


CONDENSED CONSOLIDATED STATEMENT OF INCOME - QUARTERLY
----------------------------------------------------------------------------------------------------------------------------------
(in millions)                                                                    1996                                         1995
                                                                        QUARTER ENDED                                Quarter ended
                                                -------------------------------------        -------------------------------------
                                                DEC. 31  SEPT. 30   JUNE 30   MAR. 31        Dec. 31  Sept. 30   June 30   Mar. 31

INTEREST INCOME                                  $1,812    $1,847    $1,858    $1,006         $1,010    $1,019    $1,031    $1,025
INTEREST EXPENSE                                    562       552       558       330            343       356       372       360
                                                 ------    ------    ------    ------         ------    ------    ------    ------
NET INTEREST INCOME                               1,250     1,295     1,300       676            667       663       659       665
Provision for loan losses                            70        35         -         -              -         -         -         -
                                                 ------    ------    ------    ------         ------    ------    ------    ------
Net interest income after
  provision for loan losses                       1,180     1,260     1,300       676            667       663       659       665
                                                 ------    ------    ------    ------         ------    ------    ------    ------
NONINTEREST INCOME

Service charges on deposit accounts                 233       254       258       122            121       121       119       118
Fees and commissions                                207       205       211       118            116       112       103       101
Trust and investment services income                110       104       104        59             65        63        57        55
Investment securities gains (losses)                  8         -         3         -             (3)        -         -       (15)
Sale of joint venture interest                        -         -         -         -            163         -         -         -
Other                                                 6        80        63        55            (28)       43        31       (17)
                                                 ------    ------    ------    ------         ------    ------    ------    ------
  Total noninterest income                          564       643       639       354            434       339       310       242
                                                 ------    ------    ------    ------         ------    ------    ------    ------
NONINTEREST EXPENSE

Salaries                                            397       378       400       181            187       176       177       172
Incentive compensation                               80        53        61        32             33        33        33        27
Employee benefits                                   112       105       102        54             40        46        48        53
Equipment                                           129       103       111        55             54        47        45        47
Net occupancy                                       109        96       108        53             52        54        53        53
Federal deposit insurance                             1        24         3         1              5         -        24        24
Goodwill                                             80        81        81         9              9         9         9         9
Core deposit intangible                              73        78        82        10             10        10        11        11
Other                                               507       387       329       172            173       167       160       141
                                                 ------    ------    ------    ------         ------    ------    ------    ------
  Total noninterest expense                       1,488     1,305     1,277       567            563       542       560       537
                                                 ------    ------    ------    ------         ------    ------    ------    ------
INCOME BEFORE INCOME TAX EXPENSE                    256       598       662       463            538       460       409       370
Income tax expense                                  133       277       299       199            232       199       177       137
                                                 ------    ------    ------    ------         ------    ------    ------    ------
NET INCOME                                       $  123    $  321    $  363    $  264         $  306    $  261    $  232    $  233
                                                 ------    ------    ------    ------         ------    ------    ------    ------
                                                 ------    ------    ------    ------         ------    ------    ------    ------
NET INCOME APPLICABLE TO
COMMON STOCK                                     $  103    $  302    $  344    $  254         $  295    $  251    $  222    $  223
                                                 ------    ------    ------    ------         ------    ------    ------    ------
                                                 ------    ------    ------    ------         ------    ------    ------    ------
PER COMMON SHARE
Net income                                       $ 1.12    $ 3.23    $ 3.61    $ 5.39         $ 6.29    $ 5.23    $ 4.51    $ 4.41
                                                 ------    ------    ------    ------         ------    ------    ------    ------
                                                 ------    ------    ------    ------         ------    ------    ------    ------
Dividends declared                               $ 1.30    $ 1.30    $ 1.30    $ 1.30         $ 1.15    $ 1.15    $ 1.15    $ 1.15
                                                 ------    ------    ------    ------         ------    ------    ------    ------
                                                 ------    ------    ------    ------         ------    ------    ------    ------
Average common shares outstanding                  92.2      93.7      95.6      47.0           47.0      47.9      49.1      50.5
                                                 ------    ------    ------    ------         ------    ------    ------    ------
                                                 ------    ------    ------    ------         ------    ------    ------    ------
----------------------------------------------------------------------------------------------------------------------------------

                                WELLS FARGO & COMPANY
                                     APPENDIX TO
                                      EXHIBIT 13


Description                                                         Page number

1.  Line graph of Return on Average Total Assets (ROA) and
    "Cash" ROA for 1996, 1995, 1994, 1993 and 1992
    (shown in %).
                        ROA         "Cash" ROA
         1996           1.15           1.66
         1995           2.03           2.12
         1994           1.62           1.71
         1993           1.20           1.28
         1992           0.54           0.62                               6

2.  Line graph of Return on Common Stockholders' Equity (ROE) and
    "Cash" ROE for 1996, 1995, 1994, 1993 and 1992 (shown in %).
                        ROE         "Cash" ROE
         1996            8.83          28.46
         1995           29.70          34.92
         1994           22.41          26.88
         1993           16.74          20.98
         1992            7.93          11.21                              6

3.  Line graph of Net Interest Margin for 1996, 1995 and
    1994 (shown in %).  Also presented is the yield on
    total earning assets and the rate on total funding
    sources for the same periods.  This information is
    also presented in Table 5 - AVERAGE BALANCES, YIELDS
    AND RATES PAID on pages 14 and 15.                                    12

4.  Bar graph of the Loan Mix at Year End shown as a
    percentage of total loans at December 31, 1996, 1995
    and 1994.
                               1996           1995           1994

         Commercial              29  %          27  %          22  %
         Real Estate 1-4
            family first
            mortgage             15             13             25
         Other real estate
            mortgage             19             23             22
         Real estate
            construction          3              4              3
         Consumer                30             28             24
         Lease Financing          4              5              4
                               ----           ----           ----
              Total             100  %         100  %         100  %
                                                                          19

5.  Line graph of Nonaccrual Loans at December 31, 1996,
    1995, 1994, 1993 and 1992 (shown in billions).  This
    information is also presented in Table 13-NONACCRUAL
    AND RESTRUCTURED LOANS AND OTHER ASSETS on page 21.                   21

6.  Line graph of New Loans Placed on Nonaccrual at December 31,
    1996, 1995, 1994, 1993 and 1992 (shown in billions).

                   1996      0.7
                   1995      0.5
                   1994      0.3
                   1993      0.8
                   1992      2.2                                          21

7.  Bar graph of Core Deposits at Year End at December 31,
    1996, 1995 and 1994 (shown in billions).

                                  1996      1995       1994

         Noninterest-bearing      29.1      10.4       10.1
         Interest-bearing
            checking               2.8        .9        4.5
         Market rate and
            other savings         33.9      17.9       16.7
         Savings certificates     15.8       8.6        7.1
                                 -----     -----      -----
            Total Core Deposits  $81.6     $37.9      $38.5               26

8.  Bar graph on the Price Range of Common Stock
    (high, low, closing price) on an annual
    basis for 1996, 1995 and 1994 (shown in dollars).
    This information is also presented in Table 1-
    RATIOS AND PER COMMON SHARE DATA on page 7.                           36

9.  Bar graph on the Price Range of Common Stock
    (high, low, closing price) on a quarterly basis for 1996 and 1995 (shown in dollars).

              HIGH      LOW       QTR END
    1996
      1Q      $261.25   $203.13   $261.25
      2Q       264.50    232.13    239.13
      3Q       264.00    220.13    260.00
      4Q       289.88    250.25    269.75

    1995
      1Q      $160.63   $143.38   $156.38
      2Q       185.88    157.00    180.25
      3Q       189.00    177.75    185.63
      4Q       229.00    190.00    216.00                                 36