Form 10-K405, Exhibit 13
period 1997-12-31
WELLS FARGO & CO
filed 1998-03-16
CIK 105598

FINANCIAL REVIEW

OVERVIEW

Wells Fargo & Company (Parent) is a bank holding company whose principal subsidiary is Wells Fargo Bank, N.A. (Bank). In this Annual Report, Wells Fargo & Company and its subsidiaries are referred to as the Company.

On April 1, 1996, the Company completed its acquisition (Merger) of First Interstate Bancorp (First Interstate). As a result, the financial information presented in this Annual Report for the years ended December 31, 1997 and 1996 reflects the effects of the acquisition subsequent to the Merger's consummation (i.e., the year 1997 reflects twelve months of combined operations, compared with nine months for the year 1996). Since the Company's results of operations subsequent to April 1, 1996 reflect amounts recognized from the combined operations, they cannot be divided between or attributed directly to either of the two former entities nor can they be directly compared with prior periods.

                RETURN ON AVERAGE TOTAL ASSETS (ROA) (%)

                             [LINE GRAPH]

             RETURN ON COMMON STOCKHOLDERS' EQUITY (ROE) (%)

                              [LINE GRAPH]

Net income in 1997 was $1,155 million, compared with $1,071 million in 1996, an increase of 8%. Earnings per common share were $12.77, compared with $12.21 in 1996, an increase of 5%.

Return on average assets (ROA) was 1.16% and return on average common equity
(ROE) was 8.79% in 1997, compared with 1.15% and 8.83%, respectively, in 1996.

Earnings before the amortization of goodwill and nonqualifying core deposit intangible (CDI) ("cash" or "tangible" earnings) were $17.96 per share in 1997, compared with $16.74 in 1996. On the same basis, ROA was 1.77% and ROE was 34.39% in 1997, compared with 1.66% and 28.46%, respectively, in 1996.

Net interest income on a taxable-equivalent basis was $4,627 million in 1997, compared with $4,532 million a year ago. The Company's net interest margin was 5.99% for 1997, compared with 6.11% in 1996.

Noninterest income increased from $2,200 million in 1996 to $2,704 million in 1997, an increase of 23%. A significant portion of the increase was due to higher credit card and ATM fees reflecting an industry trend toward increased fees.

Noninterest expense decreased from $4,637 million in 1996 to $4,549 million in 1997, a decrease of 2%.

As of year-end 1997, the Company realized approximately $700 million in annualized cost savings as a result of the Merger, compared to the pre-merger objective of about $800 million. The Company failed to realize all of the efficiencies from the Merger due to the focus on maintaining a stable operating environment in 1997, which caused a delay in branch closures and a higher staff level requirement than originally anticipated. For discussion of the Company's plan for former First Interstate branch closures and consolidations, see Note 2 to Financial Statements.

The provision for loan losses was $615 million in 1997, compared with $105 million in 1996. During 1997, net charge-offs were $805 million, or 1.25% of average total loans, compared with $640 million, or 1.05%, during 1996. The allowance for loan losses was $1,828 million, or 2.78% of total loans, at December 31, 1997, compared with $2,018 million, or 3.00%, at December 31, 1996.

At December 31, 1997, total nonaccrual and restructured loans were $537 million, or .8% of total loans, compared with $724 million, or 1.1%, at December 31, 1996. Foreclosed assets were $158 million at December 31, 1997, compared with $219 million at December 31, 1996.

The Company's direct credit risk related to the ongoing volatility of the financial markets in Asia is predominantly short-term in nature and is not significant. However, the primary risk to the Company is the long-term impact of the Asian financial markets on the economy of the U. S. (in particular, California) and the Company's borrowers. Understanding this risk is more difficult and is dependent on the passage of time.

At December 31, 1997, the ratio of common stockholders' equity to total assets was 12.94%, compared with 12.41% at December 31, 1996. The Company's total risk-based capital (RBC) ratio at December 31, 1997 was 11.49% and its Tier 1 RBC ratio was 7.61%, exceeding the minimum regulatory guidelines of 8% and 4%, respectively, for bank holding companies and the "well capitalized" guidelines for banks of 10% and 6%, respectively. The Company's ratios at December 31, 1996 were 11.70% and 7.68%, respectively. The Company's leverage ratios were 6.95% and 6.65% at December 31, 1997 and 1996, respectively, exceeding the minimum regulatory guideline of 3% for bank holding companies and the "well capitalized" guideline for banks of 5%. A discussion of RBC and leverage ratio guidelines is in the Capital Adequacy/Ratios section.

The Company has bought in the past, and will continue to buy, shares to offset stock issued or expected to be issued under the Company's employee benefit and dividend reinvestment plans. In addition to these shares, the Board of Directors authorized in April 1996 the repurchase of up to 9.6 million shares of the Company's outstanding common stock under a repurchase program begun in 1994. In October 1997, the Board of Directors authorized the repurchase from time to time of up to an additional 8.6 million shares of the Company's outstanding stock under the same program. Under these programs, the Company repurchased a total of 5.3 million shares (net of shares issued) in 1997, compared with 7.7 million shares (net of shares issued) in 1996. The Company currently expects to continue repurchasing shares in 1998 using cash earnings not required to support balance sheet growth.

The Company adopted on December 31, 1997 Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share. This Statement establishes standards for computing and presenting earnings per common share. It replaces the presentation of primary earnings per common share (net income applicable to common stock divided by average common shares outstanding and, if dilution is 3% or more, common stock equivalents) with a presentation of

Table 1

RATIOS AND PER COMMON SHARE DATA

------------------------------------------------------------------------------------------
                                                                    Year ended December 31,
                                                    --------------------------------------
                                                        1997           1996           1995
------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Net income to average total assets (ROA)                1.16%          1.15%          2.03%
Net income applicable to common stock
  to average common stockholders' equity (ROE)          8.79           8.83          29.70
Net income to average stockholders' equity              8.74           8.81          26.99

EFFICIENCY RATIO (1)                                    62.2%          69.0%          55.3%

NET INCOME AND RATIOS EXCLUDING
GOODWILL AND NONQUALIFYING  CORE DEPOSIT
INTANGIBLE AMORTIZATION AND BALANCES
("CASH" OR "TANGIBLE") (2)
Net income applicable to common stock                $ 1,588        $ 1,376        $ 1,025
Earnings per common share                              17.96          16.74          21.08
Earnings per common share - assuming dilution          17.77          16.52          20.76
ROA                                                     1.77%          1.66%          2.12%
ROE                                                    34.39          28.46          34.92
Efficiency ratio                                        54.6           62.2           54.5

CAPITAL RATIOS
At year end:
  Common stockholders' equity to assets                12.94%         12.41%          7.09%
  Stockholders' equity to assets                       13.22          12.96           8.06
  Risk-based capital (3)
    Tier 1 capital                                      7.61           7.68           8.81
    Total capital                                      11.49          11.70          12.46
  Leverage (3)                                          6.95           6.65           7.46
Average balances:
  Common stockholders' equity to assets                12.92          12.17           6.57
  Stockholders' equity to assets                       13.28          13.01           7.53

PER COMMON SHARE DATA
Dividend payout (4)                                       41%            43%            23%
Book value                                           $146.41        $147.72        $ 75.93
Market prices (5):
  High                                               $339.44        $289.88        $229.00
  Low                                                 246.00         203.13         143.38
  Year end                                            339.44         269.75         216.00
------------------------------------------------------------------------------------------

(1) The efficiency ratio is defined as noninterest expense divided by the total of net interest income and noninterest income.
(2) Nonqualifying core deposit intangible (CDI) amortization and average balance excluded from these calculations are, with the exception of the efficiency ratio, net of applicable taxes. The after-tax amounts for the amortization and average balance of nonqualifying CDI were $132 million and $1,023 million, respectively, for the year ended December 31, 1997. Goodwill amortization and average balance (which are not tax effected) were $326 million and $7,218 million, respectively, for the year ended
     December 31, 1997.  See page 20 for additional information.
(3)  See the Capital Adequacy/Ratios section for additional information.
(4) Dividends declared per common share as a percentage of earnings per common share.
(5) Based on daily closing prices reported on the New York Stock Exchange Composite Transaction Reporting System.

(basic) earnings per common share (net income applicable to common stock divided by average common shares outstanding), which the Company previously presented. It also requires dual presentation of earnings per common share and earnings per common share - assuming dilution on the face of the income statement and a reconciliation of the numerator and denominator of both earnings per common share computations. The Statement requires restatement of all prior period earnings per common share data presented, including interim periods.

In June 1997, the Financial Accounting Standards Board (FASB) issued FAS 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and displaying comprehensive income and its components in the financial statements. It requires that a company classify items of other comprehensive income, as defined by accounting standards, by their nature (e.g., unrealized gains or losses on securities) in a financial statement, but does not require a specific format for that statement. The accumulated balance of other comprehensive income is to be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.

This Statement is effective with the year-end 1998 financial statements; however, a total for comprehensive income is required in the financial statements of interim periods beginning with the first quarter of 1998. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

This Annual Report includes forward-looking statements that involve inherent risks and uncertainties. The Company cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating First Interstate, economic conditions, customer disintermediation, technology changes and competition in the geographic and business areas in which the Company conducts its operations.


Table 2

SIX-YEAR SUMMARY OF SELECTED FINANCIAL DATA

-------------------------------------------------------------------------------------------------------------------
                                                                                            % CHANGE      FIVE-YEAR
                                                                                                1997/      COMPOUND
(in millions)                       1997      1996      1995      1994      1993      1992      1996    GROWTH RATE
-------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT
Net interest income              $ 4,614  $  4,521   $ 2,654   $ 2,610   $ 2,657   $ 2,691         2 %           11%
Provision for loan losses            615       105        --       200       550     1,215       486            (13)
Noninterest income                 2,704     2,200     1,324     1,200     1,093     1,059        23             21
Noninterest expense                4,549     4,637     2,201     2,156     2,162     2,035        (2)            17
Net income                         1,155     1,071     1,032       841       612       283         8             32

Earnings per common share        $ 12.77  $  12.21   $ 20.37   $ 14.78   $ 10.10   $  4.44         5             24
Earnings per common share -
  assuming dilution                12.64     12.05     20.06     14.54      9.96      4.39         5             24

Dividends declared
  per common share                  5.20      5.20      4.60      4.00      2.25      1.50        --             28

BALANCE SHEET
(at year end)
Investment securities            $ 9,888  $ 13,505   $ 8,920   $11,608   $13,058   $ 9,338       (27)%            1%
Loans                             65,734    67,389    35,582    36,347    33,099    36,903        (2)            12
Allowance for loan losses          1,828     2,018     1,794     2,082     2,122     2,067        (9)            (2)
Goodwill                           7,031     7,322       382       416       477       523        (4)            68
Assets                            97,456   108,888    50,316    53,374    52,513    52,537       (10)            13
Core deposits                     71,397    81,581    37,858    38,508    41,291    41,879       (12)            11
Common stockholders' equity       12,614    13,512     3,566     3,422     3,676     3,170        (7)            32
Stockholders' equity              12,889    14,112     4,055     3,911     4,315     3,809        (9)            28
Tier 1 capital                     6,119     6,565     3,635     3,562     3,776     3,287        (7)            13
Total capital                      9,242    10,000     5,141     5,157     5,446     5,255        (8)            12
-------------------------------------------------------------------------------------------------------------------

LINE OF BUSINESS RESULTS

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

The management accounting process measures the performance of the business lines based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. First Interstate results prior to April 1, 1996 are not included and, therefore, the year 1997 is not comparable to 1996.

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

THE RETAIL DISTRIBUTION GROUP sells and services a complete line of retail financial products for consumers and small businesses. In addition to the 24-hour Telephone Banking Centers and Wells Fargo's Online Financial Services (the Company's personal computer banking services), the Group encompasses Physical Distribution's network of traditional branches, in-store branches, banking centers, business centers and ATMs. Retail Distribution also includes the consumer checking business, which primarily uses the network as a source of new customers.

In 1997, the Retail Distribution Group continued the consolidation of the former First Interstate physical distribution network into the Wells Fargo physical distribution network. This consolidation consisted of the closure and sale of traditional branches as well as the continued opening of in-store branches and banking centers. The Company closed 124 traditional branches in California and 88 traditional branches in other states. The Company also sold 30 traditional branches in California and sold 87 traditional branches in other states. The distribution network opened 70 in-store locations in California and 171 in other states. As of December 31, 1997, the Company had 956 traditional branches, 523 in-store branches, 377 banking centers and 27 business centers in 10 Western states. Motor banking facilities ("motorbanks") are available at 52 of the traditional branches.

The in-store branches and banking centers continue to be part of the ongoing effort to provide higher-convenience, lower-cost service to customers. The business centers are designed primarily to service small and medium-sized businesses and are typically located in or near areas with a high concentration of these businesses.

The number of ATMs continued to increase in 1997, reaching a total of 4,400 at December 31, 1997, compared with 4,283 at December 31, 1996.

THE BUSINESS BANKING GROUP provides a full range of credit products and financial services to small businesses and their owners. These include lines of credit, receivables and inventory financing, equipment loans and leases, real estate financing, SBA financing, cash management, deposit and investment accounts, payroll services, retirement plans, medical savings accounts, and credit and debit card processing. Business Banking customers are small businesses with annual sales up to $10 million in which the owner is also the principal financial decision maker.

Business Banking distributes credit products in all 50 states and Canada through national direct marketing and 140 commercial loan specialists in small business lending offices in 22 markets in the Western United States. Business Banking jointly owns with First Data Corp. a merchant card processing alliance, which acquires customers through a 150-person sales force.

Business Banking provides access to customers through a wide range of channels. These include Business Banking Officers who are relationship managers for the premier segment of small business customers, as well as Wells Fargo's extensive network of traditional and in-store branches, banking centers, ATMs and business centers. Business Banking also serves customers through its National Business Banking Center, a 24-hour telephone center dedicated to the small business customer, and through Business Gateway, a personal computer banking service exclusively for the small business customer.

Business Banking has partnered with the National Association of Women Business Owners to lend $10 billion to women-owned businesses and with the United States Hispanic Chamber of Commerce to lend $1 billion to Latino-owned businesses over the next six years. In the third quarter of 1997, the Company launched the first phase of a direct lending program to selected Canadian business owners. Via mail and telephone, small businesses can contact Wells Fargo in the U.S. and receive a loan decision within 48 hours. In 1998, the Company will launch its lending program to Canada nationally.

THE INVESTMENT GROUP is responsible for the sales and management of savings and investment products, investment management and fiduciary and brokerage services to institutions, retail customers and high net worth individuals. This includes the Stagecoach family of mutual funds as


Table 3

LINE OF BUSINESS RESULTS (ESTIMATED)
---------------------------------------------------------------------------------------------------------
(income/expense in millions, average balances in billions)
---------------------------------------------------------------------------------------------------------
                                                           Retail            Business
                                                     Distribution             Banking          Investment
                                                            Group               Group               Group
                                                 ----------------    ----------------   -----------------
                                                   1997      1996      1997      1996      1997      1996
---------------------------------------------------------------------------------------------------------
Net interest income (1)                          $  979    $  821     $ 783     $ 651     $ 774     $ 744
Provision for loan losses (2)                        --        --       136        92         5         4
Noninterest income (3)                            1,168     1,022       278       247       549       479
Noninterest expense (3)                           1,863     1,812       459       450       647       648
                                                 ------    ------     -----     -----     -----     -----
Income before income tax expense (benefit)          284        31       466       356       671       571
Income tax expense (benefit) (4)                    117        13       191       147       275       235
                                                 ------    ------     -----     -----     -----     -----
  Net income (loss)                              $  167    $   18     $ 275     $ 209     $ 396     $ 336
                                                 ------    ------     -----     -----     -----     -----
                                                 ------    ------     -----     -----     -----     -----

Average loans                                    $   --    $   --     $ 5.6     $ 4.3     $ 2.0     $ 1.6
Average assets                                      2.9       3.1       7.4       6.4       2.7       2.3
Average core deposits                              18.5      16.7      12.0      11.5      33.6      32.5
Return on equity (5)                                 16%        2%       36%       34%       57%       53%
Risk-adjusted efficiency ratio (6)                   96%      108%       66%       71%       59%       63%
---------------------------------------------------------------------------------------------------------

(1) Net interest income is the difference between actual interest earned on assets (and interest paid on liabilities) owned by a group and a funding charge (and credit) based on the Company's cost of funds. Groups are charged a cost to fund any assets (e.g., loans) and are paid a funding credit for any funds provided (e.g., deposits). The interest spread is the difference between the interest rate earned on an asset or paid on a liability and the Company's cost of funds rate.
(2) The provision allocated to the line groups for 1997 and 1996 is based on management's current assessment of the normalized net charge-off ratio for each line of business. In any particular year, the actual net charge-offs can be higher or lower than the normalized provision allocated to the lines of business. The difference between the normalized provision and the Company provision is included in Other.
(3) Retail Distribution Group's charges to the product groups are shown as noninterest income to the physical distribution channels and noninterest expense to the product groups. They amounted to $329 million and $392 million for 1997 and 1996, respectively. These charges are eliminated in the Other category in arriving at the Consolidated Company totals for noninterest income and expense.

well as personal trust, employee benefit trust and agency assets. It also includes product management for market rate accounts, savings deposits, Individual Retirement Accounts (IRAs) and time deposits. Within this Group, Private Client Services operates as a fully integrated financial services organization focusing on banking/credit, trust services, investment management and full-service and discount brokerage.

In the first quarter of 1997, the Company sold the Corporate and Municipal Bond Administration (Corporate Trust) business to the Bank of New York.

During the second quarter of 1997, the Bank signed a definitive agreement to sell its Institutional Custody businesses to The Bank of New York and its affiliate, BNY Western Trust Company. Transfer of accounts is occurring in several stages, the first of which was in the third quarter of 1997, with completion expected by the end of 1998.

In 1997, the Bank announced an alliance with Morgan Stanley, Dean Witter, Discover & Co., whereby Dean Witter would provide technology, investment products, services and sales and marketing support to Wells Fargo Securities and its full-service brokerage clients. The full range of Dean Witter's services will be available to Wells Fargo customers under private label by the end of first quarter 1998.

In addition, the Bank entered into an alliance in December 1997 with BHC Securities whereby BHC will offer a broad range of investment products to Wells Fargo's discount brokerage customers through the Internet and telephone channels.

Assets under management at December 31, 1997 were $66 billion, compared with $57 billion at year-end 1996.

THE REAL ESTATE GROUP provides a complete line of services supporting the commercial real estate market. Products and services include construction loans for commercial and residential development, land acquisition and development loans, secured and unsecured lines of credit, interim financing arrangements for completed structures, rehabilitation loans, affordable housing loans and letters of credit. Secondary market services are provided through the Real Estate Capital Markets Group. Its business includes senior loan financing, mezzanine financing, financing for leveraged transactions, purchasing distressed real estate loans and high yield debt, origination of permanent loans for securitization, loan syndications and commercial real estate loan servicing.

During 1997, the Real Estate Group generated noninterest income from the sale of loans totaling $31 million. Noninterest expense for 1997 includes net gains on the sale of foreclosed assets totaling $50 million.

THE WHOLESALE PRODUCTS GROUP serves businesses with annual sales in excess of $5 million and maintains relationships with major corporations throughout the United States. The Group is responsible for soliciting and maintaining credit and noncredit relationships with businesses by offering a variety of products and services, including traditional

Table 3

LINE OF BUSINESS RESULTS (ESTIMATED)
-------------------------------------------------------------------------------------------------------------------------------
(income/expense in millions, average balances in billions)
-------------------------------------------------------------------------------------------------------------------------------
                                                                Wholesale
                                             Real Estate         Products          Consumer                        Consolidated
                                                   Group            Group           Lending            Other            Company
                                            ------------     ------------      ------------      -----------      -------------
                                             1997   1996     1997    1996      1997    1996      1997   1996       1997    1996
-------------------------------------------------------------------------------------------------------------------------------
Net interest income (1)                     $ 393  $ 388    $ 724   $ 728    $1,110  $1,004    $(149) $ 185     $4,614   $4,521
Provision for loan losses (2)                  43     42       76      72       449     425      (94)  (530)       615      105
Noninterest income (3)                        126     86      337     295       459     319     (213)  (248)     2,704    2,200
Noninterest expense (3)                        72    110      430     382       487     501      591    734      4,549    4,637
                                             ----   ----     ----    ----    ------   -----    -----  -----     ------   ------
Income before income tax expense (benefit)    404    322      555     569       633     397     (859)  (267)     2,154    1,979
Income tax expense (benefit) (4)              166    133      228     235       260     164     (238)   (19)       999      908
                                             ----   ----     ----    ----    ------   -----    -----  -----     ------   ------
  Net income (loss)                         $ 238  $ 189    $ 327   $ 334    $  373  $  233    $(621) $(248)    $1,155   $1,071
                                             ----   ----     ----    ----    ------   -----    -----  -----     ------   ------
                                             ----   ----     ----    ----    ------   -----    -----  -----     ------   ------
Average loans                               $ 9.5  $ 9.4    $16.8   $16.0    $ 23.7  $ 21.3    $ 7.0  $ 8.0     $ 64.6   $ 60.6
Average assets                               10.5   10.0     20.7    19.8      24.7    22.2     30.7   29.6       99.6     93.4
Average core deposits                         0.4    0.4      8.0     8.4       0.5     0.4       --    1.0       73.0     70.9
Return on equity (5)                           23%    20%      19%     21%       25%     17%      --%    --%         9%       9%
Risk-adjusted efficiency ratio (6)             56%    67%      77%     73%       69%     85%      --%    --%        --%      --%
-------------------------------------------------------------------------------------------------------------------------------

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

The Wholesale Products Group now operates 35 regional commercial banking offices in 10 Western states and five offices which serve the large corporate segment. The WellsOne electronic commerce product, introduced in November 1996, now has nearly 2,000 customers. WellsOne allows businesses with multi-state operations to maintain one master bank account, rather than separate accounts in each state.

The Group includes the majority ownership interest in the Wells Fargo HSBC Trade Bank, which provides trade and Eximbank (a public corporation offering export finance support programs for American-made products) financing, letters of credit and collection services. The Trade Bank's loan balances grew by 26% during 1997 and overall fee income increased 42%.

CONSUMER LENDING offers a full array of consumer loan products, including credit cards, transportation (auto, recreational vehicle, marine) financing, home equity lines and loans, lines of credit and installment loans.

As a result of legislation approved by voters in November, Wells Fargo entered the Texas home equity loan market in the first quarter of 1998.

The increase in noninterest income was largely due to higher fee income on credit cards.

THE OTHER category includes the Company's 1-4 family first mortgage portfolio, the investment securities portfolio, goodwill and the nonqualifying core deposit intangible, the difference between the normalized provision for the line groups and the Company provision for loan losses, the net impact of transfer pricing loan and deposit balances, the cost of external debt, the elimination of intergroup noninterest income and expense, and any residual effects of unallocated systems and other support groups. It also includes the impact of asset/liability strategies the Company has put in place to manage interest rate sensitivity.

Net interest income during 1997 reflects the impact of lower investment securities and higher short-term borrowings. The decrease in noninterest expense for 1997 includes merger-related cost savings in the unallocated systems and other support groups, partially offset by operating losses for 1997 related to resolving various merger-related operations and back office issues (see page 20 for additional information).

In 1997, the FASB issued FAS 131, Disclosures about Segments of an Enterprise and Related Information. The Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. This Statement is effective for the year-end 1998 audited financial statements.

EARNINGS PERFORMANCE

The Bank generated net income of $1,127 million and $1,006 million in 1997 and 1996, respectively. The Parent (excluding its equity in earnings of subsidiaries) and its other bank and nonbank subsidiaries had net income of $28 million and $65 million in 1997 and 1996, respectively.

NET INTEREST INCOME

Net interest income is the difference between interest income (which includes yield-related loan fees) and interest expense. Net interest income on a taxable-equivalent basis was $4,627 million in 1997, compared with $4,532 million in 1996.

Net interest income on a taxable-equivalent basis expressed as a percentage of average total earning assets is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1997, the net interest margin was 5.99%, compared with 6.11% in 1996.

Table 6 presents the individual components of net interest income and net interest margin.

The decrease in the margin in 1997 compared with 1996 was primarily due to the issuance of $1.15 billion of trust preferred securities in late 1996.
The increase in net interest income for 1997 compared with 1996 was primarily due to an increase in earning assets.

Interest income included hedging income of $78 million in 1997, compared with $81 million in 1996. Interest expense included hedging income of $.1 million in 1997, compared with $3.4 million in 1996.

                            NET INTEREST MARGIN (%)

                                  [LINE GRAPH]



NONINTEREST INCOME

Table 4 shows the major components of noninterest income.

Table 4

NONINTEREST INCOME
------------------------------------------------------------------------------------------
                                                                                  % Change
                                                Year ended December 31,     --------------
                                              ------------------------      1997/     1996/
(in millions)                                 1997      1996      1995      1996      1995
------------------------------------------------------------------------------------------
Fees and commissions:
  Credit card membership and other
    credit card fees                        $  227    $  116    $   95        96%       22%
  Shared ATM network fees                      168       102        51        65       100
  Charges and fees on loans                    139       112        52        24       115
  Debit and credit card merchant fees           98       112        65       (13)       72
  Mutual fund and annuity sales fees            69        61        33        13        85
  All other (1)                                245       237       137         3        73
                                            ------    ------    ------
    Total fees and commissions                 946       740       433        28        71
Service charges on deposit accounts            861       868       478        (1)       82
Trust and investment services income:
  Asset management and custody fees            249       214       129        16        66
  Mutual fund management fees                  175       129        71        36        82
  All other                                     26        34        41       (24)      (17)
                                            ------    ------    ------
    Total trust and
      investment services income               450       377       241        19        56
Investment securities gains (losses)            20        10       (17)      100        --
Sale of joint venture interest                  --        --       163        --      (100)
Income from equity investments
  accounted for by the:
    Cost method                                157       137        58        15       136
    Equity method                               57        24        39       138       (38)
Check printing charges                          70        61        39        15        56
Gains (losses) on sales of loans                52        22       (40)      136        --
Gain (losses) from dispositions
  of operations                                 15       (95)      (89)       --         7
Losses on dispositions of premises
  and equipment                                (63)      (46)      (31)       37        48
All other                                      139       102        50        36       104
                                            ------    ------    ------
    Total                                   $2,704    $2,200    $1,324        23%       66%
                                            ------    ------    ------       ---       ---
                                            ------    ------    ------       ---       ---
------------------------------------------------------------------------------------------

(1) Includes mortgage loan servicing fees totaling $98 million, $82 million and $55 million for purchased mortgage servicing rights for 1997, 1996 and 1995, respectively. Also includes the related amortization expense of $69 million, $63 million and $39 million for 1997, 1996 and 1995, respectively.

Credit card membership and other credit card fees increased $111 million, or 96%, from 1996 reflecting an industry trend of increased fees.

The increase in shared ATM network fees was due to higher surcharge and debit card fees, slightly offset by lower network fees.

The increase in trust and investment services income for 1997 was primarily due to greater mutual fund management fees, reflecting the overall growth in the fund families' net assets, including the Pacifica funds previously managed by First Interstate. This increase was substantially offset by a reduction in income due to the sale of the Corporate Trust business and the Institutional Custody businesses to The Bank of New York. The Institutional Custody businesses are being sold to The Bank of New York in several stages, the first of which was during the third quarter of 1997, with completion expected by the end of 1998. The net income for 1997 generated by the Institutional Custody businesses was approximately $11 million. In the fourth quarter of 1997, the Overland Express Funds totaling $5.6 billion were merged into the Stagecoach family of mutual funds. The assets and fees generated are not expected to change significantly as a result of the merging of the two families of funds. The Company managed 36 mutual funds consisting of $23.3 billion of assets at December 31, 1997, compared with 42 mutual funds consisting of $19.3 billion of assets (including 14 Overland Express Funds consisting of $5.1 billion of assets) at December 31, 1996. In addition to managing Stagecoach Funds, the Company also managed or maintained personal trust, employee benefit trust and agency assets of approximately $149 billion and $300 billion (including $245 billion from First Interstate) at December 31, 1997 and 1996, respectively. The decrease in assets managed or maintained was due to the sale of the Corporate Trust business in the first quarter of 1997 and the sale of the Institutional Custody businesses which was substantially completed in the last half of 1997. The Company managed $9.3 billion of Institutional Custody assets at December 31, 1997, compared with $85.0 billion at December 31, 1996.

Income from cost method equity investments in both 1997 and 1996 reflected net gains on the sales of and distributions from nonmarketable equity investments.

At December 31, 1996, the Company had a liability of $111 million related to the disposition of premises and, to a lesser extent, severance and miscellaneous expenses associated with branches not acquired as a result of the Merger. Of this amount, $15 million represented the balance of the 1995 accrual for the sale of 13 branches and the closures of 9 branches which were completed in 1997. At December 31, 1996, the remaining balance consisted of a fourth quarter 1996 accrual of $96 million for the disposition of 137 traditional branches in California. Of the $96 million, $48 million was associated with 68 branches that were closed in 1997. In the fourth quarter of 1997, the Company evaluated the remaining 69 scheduled branch closures and decided to retain 37 branches, which resulted in reducing the liability by $27 million. The decision was made based on numerous factors, including the need to maintain customer service levels, particularly given the earlier unstable operating environment associated with integrating First Interstate, as well as the review of profitability analyses demonstrating increased customer usage and improved profitability for these 37 branches. These developments were not anticipated or foreseen at the time this accrual was originally recorded. The remaining $21 million liability at December 31, 1997 was related to 32 branches that are expected to be closed in 1998. In addition, an expense accrual of $27 million was made in the fourth quarter of 1997 representing disposition of premises and, to a lesser extent, severance and communication expenses associated with the disposition in 1998 of 33 traditional branches located mostly outside of California. (See Note 2 to Financial Statements for other, former First Interstate branch dispositions.)

At December 31, 1997, the Company had 956 traditional branches, 523 in-store branches, 377 banking centers and 27 business centers in 10 Western states. Motor banking facilities ("motorbanks") are available at 52 of the traditional branches.

NONINTEREST EXPENSE

Table 5 shows the major components of noninterest expense.


Table 5

NONINTEREST EXPENSE
--------------------------------------------------------------------------------
                                                                        % Change
                                      Year Ended December 31,   ----------------
                                    ------------------------      1997/     1996/
(in millions)                       1997      1996      1995      1996      1995
--------------------------------------------------------------------------------
Salaries                          $1,269    $1,357    $  713        (6)%      90%
Incentive compensation               195       227       126       (14)       80
Employee benefits                    332       373       187       (11)       99
Equipment                            385       399       193        (4)      107
Net occupancy                        388       366       211         6        73
Goodwill                             326       250        35        30       614
Core deposit intangible:
  Nonqualifying (1)                  223       206        --         8        --
  Qualifying                          32        37        42       (14)      (12)
Operating losses                     320       145        45       121       222
Contract services                    236       295       149       (20)       98
Telecommunications                   143       140        58         2       141
Security                              87        56        21        55       167
Postage                               83        96        52       (14)       85
Outside professional services         79       112        45       (29)      149
Advertising and promotion             74       116        73       (36)       59
Stationery and supplies               69        76        37        (9)      105
Travel and entertainment              62        78        36       (21)      117
Check printing                        55        43        25        28        72
Outside data processing               49        55        11       (11)      400
Foreclosed assets                    (33)        7         1        --       600
All other                            175       203       141       (14)       44
                                  ------    ------    ------
  Total                           $4,549    $4,637    $2,201        (2)%     111%
                                  ------    ------    ------      ----      ----
                                  ------    ------    ------      ----      ----
--------------------------------------------------------------------------------

(1) Amortization of core deposit intangibles acquired after February 1992 that are subtracted from stockholders' equity in computing regulatory capital for bank holding companies.


Table 6

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)
------------------------------------------------------------------------------------------------------------------------
                                                                                      1997                          1996
                                                               ---------------------------   ---------------------------
                                                                                  INTEREST                      Interest
                                                               AVERAGE    YIELDS/   INCOME/  Average    Yields/   income/
 (in millions)                                                 BALANCE     RATES   EXPENSE   balance     rates   expense
------------------------------------------------------------------------------------------------------------------------
 EARNING ASSETS
 Federal funds sold and securities purchased
   under resale agreements                                     $   318      5.58%   $   18   $   522      5.55%   $   29
 Investment securities:
   At fair value (3):
     U.S. Treasury securities                                    2,709      6.03       163     2,460      5.77       142
     Securities of U.S. government agencies
       and corporations                                          5,640      6.44       362     6,980      6.20       435
     Private collateralized mortgage obligations                 2,821      6.65       189     2,691      6.39       174
     Other securities                                              333      6.28        19       455      6.84        28
                                                              --------              ------  --------              ------
       Total investment securities at fair value                11,503      6.39       733    12,586      6.18       779
   At cost:
     U.S. Treasury securities                                       --        --        --        --        --        --
     Securities of U.S. government agencies
       and corporations                                             --        --        --        --        --        --
     Private collateralized mortgage obligations                    --        --        --        --        --        --
     Other securities                                               --        --        --        --        --        --
                                                              --------              ------  --------              ------
       Total investment securities at cost                          --        --        --        --        --        --
                                                              --------              ------  --------              ------
       Total investment securities                              11,503      6.39       733    12,586      6.18       779
 Mortgage loans held for sale (3)                                   --        --        --        --        --        --
 Loans:
   Commercial                                                   18,567      9.07     1,684    16,640      9.02     1,501
   Real estate 1-4 family first mortgage                         9,697      7.50       728     9,601      7.43       713
   Other real estate mortgage                                   11,608      9.70     1,126    11,470      9.31     1,068
   Real estate construction                                      2,302     10.12       233     2,093     10.43       218
   Consumer:
     Real estate 1-4 family junior lien mortgage                 6,005      9.39       564     5,801      9.09       528
     Credit card                                                 5,131     14.45       742     4,938     14.87       734
     Other revolving credit and monthly payment                  7,750      9.27       718     7,329      9.57       701
                                                              --------              ------  --------              ------
         Total consumer                                         18,886     10.72     2,024    18,068     10.87     1,963
   Lease financing                                               3,446      8.82       304     2,557      8.82       226
   Foreign                                                         119      6.95         8       145      6.62        10
                                                              --------              ------  --------              ------
         Total loans (4)(5)                                     64,625      9.45     6,107    60,574      9.41     5,699
 Other                                                             853      6.91        59       432      6.29        27
                                                              --------              ------  --------              ------
           Total earning assets                                $77,299      8.95     6,917   $74,114      8.81     6,534
                                                              --------              ------  --------              ------
                                                              --------                      --------
 FUNDING SOURCES
 Deposits:
   Interest-bearing checking                                   $ 1,803      1.34        24   $ 4,236      1.26        53
   Market rate and other savings                                32,031      2.61       837    29,482      2.64       777
   Savings certificates                                         15,562      5.13       798    14,433      4.93       712
   Other time deposits                                             212      4.56        10       385      6.64        27
   Deposits in foreign offices                                     629      5.37        34       336      5.19        17
                                                              --------              ------  --------              ------
     Total interest-bearing deposits                            50,237      3.39     1,703    48,872      3.25     1,586
 Federal funds purchased and securities sold
   under repurchase agreements                                   2,844      5.40       154     1,769      5.22        92
 Commercial paper and other short-term borrowings                  287      5.90        17       369      4.13        16
 Senior debt                                                     1,933      6.31       122     2,213      6.13       136
 Subordinated debt                                               2,751      7.03       193     2,403      6.93       166
 Guaranteed preferred beneficial interests in Company's
   subordinated debentures                                       1,287      7.82       101        82      7.82         6
                                                              --------              ------  --------              ------
     Total interest-bearing liabilities                         59,339      3.86     2,290    55,708      3.59     2,002
 Portion of noninterest-bearing funding sources                 17,960        --        --    18,406        --        --
                                                              --------              ------  --------              ------
           Total funding sources                               $77,299      2.96     2,290   $74,114      2.70     2,002
                                                              --------              ------  --------              ------
                                                              --------                      --------
 NET INTEREST MARGIN AND NET INTEREST INCOME ON
   A TAXABLE-EQUIVALENT BASIS (6)                                           5.99%   $4,627                6.11%   $4,532
                                                                          ------    ------              ------    ------
                                                                          ------    ------              ------    ------
 NONINTEREST-EARNING ASSETS
 Cash and due from banks                                       $ 8,020                       $ 7,977
 Goodwill                                                        7,218                         5,614
 Other                                                           7,023                         5,687
                                                              --------                      --------
       Total noninterest-earning assets                        $22,261                       $19,278
                                                              --------                      --------
                                                              --------                      --------
 NONINTEREST-BEARING FUNDING SOURCES
 Deposits                                                      $23,600                       $22,739
 Other liabilities                                               3,396                         2,796
 Preferred stockholders' equity                                    366                           779
 Common stockholders' equity                                    12,859                        11,370
 Noninterest-bearing funding sources used to
   fund earning assets                                         (17,960)                      (18,406)
                                                              --------                      --------
       Net noninterest-bearing funding sources                 $22,261                       $19,278
                                                              --------                      --------
                                                              --------                      --------
 TOTAL ASSETS                                                  $99,560                       $93,392
                                                              --------                      --------
                                                              --------                      --------
------------------------------------------------------------------------------------------------------------------------

(1) The average prime rate of the Bank was 8.44%, 8.27%, 8.83%, 7.14% and 6.00% for 1997, 1996, 1995, 1994 and 1993, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 5.74%, 5.51%, 6.04%, 4.75% and 3.29% for the same years, respectively.
(2) Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.
(3) Yields are based on amortized cost balances. The average amortized cost balances for investment securities at fair value totaled $11,467 million, $12,610 million, $3,144 million and $3,131 million in 1997, 1996, 1995 and
     1994, respectively. The average amortized cost balance for mortgage loans held for sale totaled $1,012 million in 1995.

AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)
----------------------------------------------------------------------------------------------------------------------------------
                                                                   1995                         1994                         1993
                                             ---------------------------   --------------------------  ---------------------------
                                                               Interest                     Interest                     Interest
                                              Average  Yields/   income/   Average  Yields/   income/   Average  Yields/   income/
                                              balance   rates   expense    balance   rates   expense    balance   rates   expense
----------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Federal funds sold and securities
  purchased under resale agreements           $    69    5.94%   $    4    $   189    3.51%   $    7    $   734    3.17%   $   23
Investment securities:
  At fair value (3):
    U.S. Treasury securities                      499    6.34        31        190    6.66        13         --      --        --
    Securities of U.S. government
      agencies and corporations                 1,426    5.55        81      1,547    5.82        93         --      --        --
    Private collateralized mortgage
      obligations                               1,095    6.24        71      1,240    6.14        80         --      --        --
    Other securities                               81   19.69        11         76   14.13         6         --      --        --
                                              -------            ------    -------            ------    -------            ------
      Total investment securities               3,101    6.17       194      3,053    6.12       192         --      --        --
         at fair value
  At cost:
    U.S. Treasury securities                    1,246    4.88        61      2,376    4.77       113      2,283    5.03       115
    Securities of U.S. government
       agencies and corporations                4,428    6.07       269      5,902    6.05       357      7,974    6.41       511
    Private collateralized mortgage
        obligations                             1,124    5.87        66      1,242    5.74        71        864    4.16        36
    Other securities                              145    6.90        10        133    5.75         8        189    5.67        11
                                              -------            ------    -------            ------    -------            ------
      Total investment securities at cost       6,943    5.84       406      9,653    5.69       549     11,310    5.95       673
                                              -------            ------    -------            ------    -------            ------
         Total investment securities           10,044    5.94       600     12,706    5.79       741     11,310    5.95       673
Mortgage loans held for sale (3)                1,002    7.48        76         --      --        --         --      --        --
Loans:
  Commercial                                    8,635    9.88       853      7,092    9.19       652      7,154    9.36       670
  Real estate 1-4 family first mortgage         5,867    7.36       432      8,484    6.85       581      6,787    7.92       538
  Other real estate mortgage                    8,046    9.50       765      8,071    8.68       700      9,467    8.20       776
  Real estate construction                      1,146   10.16       116        977    9.29        91      1,303    8.50       111
  Consumer:
    Real estate 1-4 family junior lien
      mortgage                                  3,349    8.61       288      3,387    7.75       262      3,916    6.97       273
    Credit card                                 3,547   15.59       552      2,703   15.39       416      2,587   15.62       404
    Other revolving credit and monthly
      payment                                   2,397   10.68       257      2,023    9.60       194      1,893    9.45       179
                                              -------            ------    -------            ------    -------            ------
        Total consumer                          9,293   11.81     1,097      8,113   10.75       872      8,396   10.19       856
    Lease financing                             1,498    9.22       138      1,271    9.16       116      1,190    9.83       117
    Foreign                                        23    7.54         2         31    5.06         2          7      --        --
                                              -------            ------    -------            ------    -------            ------
          Total loans (4)(5)                   34,508    9.86     3,403     34,039    8.85     3,014     34,304    8.94     3,068
Other                                              62    5.47         3         54    5.89         3         --      --        --
                                              -------            ------    -------            ------    -------            ------
          Total earning assets                $45,685    8.93     4,086    $46,988    8.00     3,765    $46,348    8.12     3,764
                                              -------            ------    -------            ------    -------            ------
                                              -------                      -------                      -------
FUNDING SOURCES
Deposits:
  Interest-bearing checking                   $ 3,907    1.00        39    $ 4,622     .98        45    $ 4,626    1.18        55
  Market rate and other savings                15,552    2.61       405     18,921    2.34       442     19,333    2.26       438
  Savings certificates                          8,080    5.25       424      7,030    4.28       301      7,948    4.37       347
  Other time deposits                             385    6.14        24        304    7.35        22        331    7.19        24
  Deposits in foreign offices                   1,771    5.91       105        925    4.75        44          7      --        --
                                              -------            ------    -------            ------    -------            ------
  Total interest-bearing deposits              29,695    3.36       997     31,802    2.69       854     32,245    2.68       864
Federal funds purchased and securities
   sold under repurchase agreements             3,401    5.84       199      2,223    4.45        99      1,051    2.79        29
Commercial paper and other short-term
  borrowings                                      544    5.82        32        224    4.25        10        207    2.90         6
Senior debt                                     1,618    6.67       107      1,930    5.29       102      2,174    4.75       103
Subordinated debt                               1,459    6.55        96      1,510    5.94        90      1,958    5.23       103
Guaranteed preferred beneficial
  interests in Company's subordinated
  debentures                                       --      --        --         --      --        --         --      --        --
                                              -------            ------    -------            ------    -------            ------
    Total interest-bearing liabilities         36,717    3.90     1,431     37,689    3.06     1,155     37,635    2.93     1,105
Portion of noninterest-bearing funding
  sources                                       8,968      --        --      9,299      --        --      8,713      --        --
                                              -------            ------    -------            ------    -------            ------
      Total funding sources                   $45,685    3.13     1,431    $46,988    2.45     1,155    $46,348    2.38     1,105
                                              -------            ------    -------            ------    -------            ------
                                              -------                      -------                      -------

NET INTEREST MARGIN AND NET INTEREST
  INCOME ON A TAXABLE-EQUIVALENT BASIS (6)               5.80%   $2,655               5.55%   $2,610               5.74%   $2,659
                                                         ----    ------               ----    ------              -----    ------
                                                         ----    ------               ----    ------              -----    ------
NONINTEREST-EARNING ASSETS
Cash and due from banks                       $ 2,681                      $ 2,618                     $ 2,456
Goodwill                                          399                          458                         501
Other                                           2,002                        1,785                       1,805
                                              -------                      -------                     -------
      Total noninterest-earning assets        $ 5,082                      $ 4,861                     $ 4,762
                                              -------                      -------                     -------
                                              -------                      -------                     -------

NONINTEREST-BEARING FUNDING SOURCES           $ 9,085                      $ 9,019                     $ 8,482
Deposits                                        1,142                        1,062                         997
Other liabilities                                 489                          521                         639
Preferred stockholders' equity                  3,334                        3,558                       3,357
Common stockholders' equity
Noninterest-bearing funding sources used       (8,968)                      (9,299)                     (8,713)
   to fund earning assets                     -------                      -------                     -------
                                              $ 5,082                      $ 4,861                     $ 4,762
    Net noninterest-bearing funding sources   -------                      -------                     -------
                                              -------                      -------                     -------
                                              $50,767                      $51,849                     $51,110
TOTAL ASSETS                                  -------                      -------                     -------
                                              -------                      -------                     -------
-----------------------------------------------------------------------------------------------------------------------------------

(4) Interest income includes loan fees, net of deferred costs, of approximately $86 million, $74 million, $41 million, $40 million and $41 million in 1997, 1996, 1995, 1994 and 1993, respectively.
(5) Nonaccrual loans and related income are included in their respective loan categories.
(6) Includes taxable-equivalent adjustments that primarily relate to income on certain loans and securities that is exempt from federal and applicable state income taxes. The federal statutory tax rate was 35% for all years presented.

Salaries, incentive compensation and employee benefits expense decreased $161 million in 1997 compared with 1996. This was due to staff reductions after the merger with First Interstate. The Company's active full-time equivalent
(FTE) staff, including hourly employees, was 33,100 at December 31, 1997, compared with 36,902 at December 31, 1996.

The increase in operating losses in 1997 was predominantly a result of back-office problems which arose subsequent to certain systems conversions and other changes to operating processes that were part of the First Interstate integration. These problems were related to clearing accounts with other banks, misposting of deposits and loan payments to customer accounts and processing of returned items. Since the inception of these problems, management dedicated resources to resolve the increasing volume of ensuing suspense items. In the second quarter of 1997, based on the age and volume of suspense items as well as additional research and better insight, management determined that many of the items would not be cleared or collected. Consequently, it was determined that there was a need to record an operating loss related to the outstanding items. Substantially all of these items were written off in the third quarter.

Goodwill and CDI amortization resulting from the Merger were $292 million and $223 million, respectively, for the year ended December 31, 1997, compared with $216 million and $206 million, respectively, for the year ended December 31, 1996. The core deposit intangible is amortized on an accelerated basis based on an estimated useful life of 15 years. The impact on noninterest expense from the amortization of the nonqualifying core deposit intangible in 1998, 1999 and 2000 is expected to be $177 million, $158 million and $144 million, respectively. The related impact on income tax expense is expected to be a benefit of $72 million, $64 million and $58 million in 1998, 1999 and 2000, respectively.

The Company has determined that a significant number of its computer software applications will need to be reprogrammed or, to a far lesser extent, replaced in order to maintain their functionality as the year 2000 approaches. A comprehensive plan has been developed, with system conversions and testing to be substantially completed by December 31, 1998.
Additionally, communications with significant customers and vendors have been initiated to determine the extent of risk created by those third parties' failure to remediate their own Year 2000 issue. However, it is not possible, at present, to determine the financial effect if significant customer and vendor remediation efforts are not resolved in a timely manner.

The Company's noninterest expense for 1997 includes approximately $10 million associated with the Year 2000 issue. The Company currently estimates that it will incur (and expense) additional incremental, out-of-pocket costs in the area of $100 million. Other costs associated with the redeployment of internal systems technology resources to the Year 2000 issue are expected to be significantly less than the incremental costs.

EARNINGS/RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI

Table 7 reconciles reported earnings to net income excluding goodwill and nonqualifying core deposit intangible amortization ("cash" or "tangible") for the year ended December 31, 1997. Table 8 presents the calculation of the ROA, ROE and efficiency ratios excluding goodwill and nonqualifying core deposit intangible amortization and balances for the year ended December 31, 1997. These calculations were specifically formulated by the Company and may not be comparable to similarly titled measures reported by other companies. Also, "cash" or "tangible" earnings are not entirely available for use by management. See the Consolidated Statement of Cash Flows and Note 3 to Financial Statements for other information regarding funds available for use by management.

Table 7

EARNINGS EXCLUDING GOODWILL AND NONQUALIFYING CDI
-----------------------------------------------------------------------------------------------
                                                                                     Year ended
(in millions)                                                                 December 31, 1997
-----------------------------------------------------------------------------------------------
                                                                         Amortization
                                                              -----------------------
                                                                        Nonqualifying
                                                    Reported             core deposit    "Cash"
                                                    earnings  Goodwill     intangible  earnings
-----------------------------------------------------------------------------------------------
Income before income tax expense                      $2,154     $ 326          $ 223    $2,703
  Income tax expense                                     999        --             91     1,090
                                                      ------     -----          -----    ------
Net income                                             1,155       326            132     1,613
  Preferred stock dividends                               25        --             --        25
                                                      ------     -----          -----    ------
Net income applicable to common stock                 $1,130     $ 326          $ 132    $1,588
                                                      ------     -----          -----    ------
                                                      ------     -----          -----    ------
Earnings per common share                             $12.77     $3.69          $1.49    $17.96
                                                      ------     -----          -----    ------
                                                      ------     -----          -----    ------
Earnings per common share - assuming dilution         $12.64     $3.65          $1.47    $17.77
                                                      ------     -----          -----    ------
                                                      ------     -----          -----    ------
-----------------------------------------------------------------------------------------------


Table 8

RATIOS EXCLUDING GOODWILL AND NONQUALIFYING CDI
--------------------------------------------------------------------------------------------------------
                                                                                              Year ended
(in millions)                                                                          December 31, 1997
--------------------------------------------------------------------------------------------------------
                    ROA:            A / (C-E)         =      1.77%
                    ROE:            B / (D-E)         =     34.39%
                    Efficiency:     (F-G) / H         =     54.64%

Net income                                                                                  $ 1,613  (A)
Net income applicable to common stock                                                         1,588  (B)
Average total assets                                                                         99,560  (C)
Average common stockholders' equity                                                          12,859  (D)
Average goodwill ($7,218) and after-tax nonqualifying core deposit intangible ($1,023)        8,241  (E)
Noninterest expense                                                                           4,549  (F)
Amortization expense for goodwill and nonqualifying core deposit intangible                     549  (G)
Net interest income plus noninterest income                                                   7,318  (H)
--------------------------------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS

A comparison between the year-end 1997 and 1996 balance sheets is presented below. The Bank's assets of $89.2 billion and $98.7 billion at December 31, 1997 and 1996, respectively, represented more than 90% of the Company's consolidated assets at those dates.


INVESTMENT SECURITIES

Total investment securities averaged $11.5 billion in 1997, a 9% decrease from $12.6 billion in 1996. Total investment securities were $9.9 billion at December 31, 1997, a 27% decrease from $13.5 billion at December 31, 1996.

Table 9 provides expected remaining maturities and yields (taxable-equivalent basis) of debt securities within the investment portfolio. The weighted average expected remaining maturity of the debt securities portfolio was 1 year and 11 months at December 31, 1997, compared with 2 years and 2 months at December 31, 1996. It has been the intention of the Company to maintain a relatively short-term expected maturity position in order to provide additional liquidity and to fund future loan growth. Expected remaining maturities will differ from remaining contractual maturities because borrowers may have the right to prepay certain obligations with or without penalties. It is more appropriate to monitor investment security maturities and yields using prepayment assumptions since this better reflects what the Company expects to occur. (Note 4 to Financial Statements shows the remaining contractual principal maturities and yields of debt securities.)

Table 9

INVESTMENT SECURITIES
EXPECTED REMAINING MATURITIES AND YIELDS
----------------------------------------------------------------------------------------------------------------

                                                                 Weighted
                                                                  average
                                                                 expected
                                                                remaining                         After one year
                                                       Weighted  maturity   Within one year   through five years
                                               Total    average  (in yrs.   ---------------  -------------------
(in millions)                                 amount      yield    - mos.)  Amount    Yield      Amount    Yield
----------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                      $2,535       6.04%      1-3   $1,130     5.83%     $1,404     6.21%
Securities of U.S. government
   agencies and corporations                   4,390       6.68       2-3    1,910     6.80       2,032     6.58
Private collateralized mortgage obligations    2,390       6.76       1-6    1,097     7.04       1,265     6.41
Other                                            441       8.11       4-2       73     7.33         232     7.74
                                              ------                        ------               ------
TOTAL COST OF DEBT SECURITIES (1)             $9,756       6.60%     1-11   $4,210     6.61%     $4,933     6.49%
                                              ------       ----      ----   ------     ----      ------     ----
                                              ------       ----      ----   ------     ----      ------     ----
ESTIMATED FAIR VALUE                          $9,823                        $4,229               $4,972
                                              ------                        ------               ------
                                              ------                        ------               ------
----------------------------------------------------------------------------------------------------------------
                                                            December 31, 1997
-----------------------------------------------------------------------------
                                           After five years
                                          through ten years   After ten years
                                          -----------------  ----------------
(in millions)                               Amount    Yield   Amount    Yield
-----------------------------------------------------------------------------

U.S. Treasury securities                      $  1     6.67%    $ --       --%
Securities of U.S. government
   agencies and corporations                   371     6.90       77     5.30
Private collateralized mortgage obligations     24    10.08        4    20.17
Other                                          121     9.02       15    10.50
                                              ----              ----
TOTAL COST OF DEBT SECURITIES (1)             $517     7.54%    $ 96     6.69%
                                              ----     ----     ----    -----
                                              ----     ----     ----    -----
ESTIMATED FAIR VALUE                          $522              $100
                                              ----              ----
                                              ----              ----
-----------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of available-for-sale debt securities carried at fair value. See Note 4 to Financial Statements for fair value of available-for-sale securities by type of security.

The available-for-sale portfolio includes both debt and marketable equity securities. At December 31, 1997, the available-for-sale securities portfolio had an unrealized net gain of $92 million, comprised of unrealized gross gains of $112 million and unrealized gross losses of $20 million. At December 31, 1996, the available-for-sale securities portfolio had an unrealized net gain of $41 million, comprised of unrealized gross gains of $107 million and unrealized gross losses of $66 million. The unrealized net gain or loss on available-for-sale securities is reported on an after-tax basis as a valuation allowance that is a separate component of stockholders' equity. At December 31, 1997, the valuation allowance amounted to an unrealized net gain of $55 million, compared with an unrealized net gain of $23 million at December 31, 1996.

The unrealized net gain in the debt securities portion of the available-for-sale portfolio at December 31, 1997 was primarily attributable to mortgage-backed securities, reflecting a decrease in interest rates since the time of purchase. The Company may decide to sell certain of the available-for-sale securities to manage the level of earning assets (for example, to offset loan growth that may exceed expected maturities and prepayments of securities). (See Note 4 to Financial Statements for investment securities carried at fair value by security type.)

At December 31, 1997, mortgage-backed securities included in securities of U.S. government agencies and corporations primarily consisted of pass-through securities and collateralized mortgage obligations (CMOs) and substantially all were issued or backed by federal agencies. These securities, along with the private CMOs, represented $6,780 million, or 69% of the Company's investment securities portfolio at December 31, 1997. The CMO securities held by the Company (including the private issues) are primarily shorter-maturity class bonds that were structured to have more predictable cash flows by being less sensitive to prepayments during periods of changing interest rates. As an indication of interest rate risk, the Company has estimated the impact of a 200 basis point increase in interest rates on the value of the mortgage-backed securities and the corresponding expected remaining maturities. Based on this rate scenario, mortgage-backed securities would decrease in fair value from $6,821 million to $6,594 million and the expected remaining maturity of these securities would increase from 2 years and 0 months to 2 years and 6 months.

LOAN PORTFOLIO

A comparative schedule of average loan balances is presented in Table 6; year-end balances are presented in Note 5 to Financial Statements.

Loans averaged $64.6 billion in 1997, compared with $60.6 billion in 1996. Total loans at December 31, 1997 were $65.7 billion, compared with $67.4 billion at year-end 1996. The decrease in loans is primarily due to the run-off

                        LOAN MIX AT YEAR END (%)

                              [BAR GRAPH]

in the residential mortgage and direct auto loan portfolios, where the Company has withdrawn from the business of being an active originator for its own balance sheet. Except for those portfolios, the Company expects to see growth in all major categories in 1998. The Company's total unfunded loan commitments decreased to $54.0 billion at December 31, 1997, from $55.2 billion at December 31, 1996.

Commercial loans grew 3% to $20.1 billion at year-end 1997, from $19.5 billion at December 31, 1996. Total unfunded commercial loan commitments decreased from $28.1 billion at December 31, 1996 to $27.5 billion at December 31, 1997. Included in the commercial loan portfolio are agricultural loans of $1,599 million and $1,409 million at December 31, 1997 and 1996, respectively. Agricultural loans consist of loans to finance agricultural production and other loans to farmers.

Table 10 presents comparative period-end commercial real estate loans.


Table 10

COMMERCIAL REAL ESTATE LOANS
-------------------------------------------------------------------------------------
                                                                             % Change
                                                      December 31,    ---------------
                                      ---------------------------      1997/     1996/
(in millions)                            1997      1996      1995      1996      1995
-------------------------------------------------------------------------------------
Commercial loans to real estate
  developers and REITs (1)            $ 1,772   $ 1,070   $   700        66 %      53%
Other real estate mortgage (2)         12,186    11,860     8,263         3        44
Real estate construction                2,320     2,303     1,366         1        69
                                      -------   -------   -------
  Total                               $16,278   $15,233   $10,329         7 %      47%
                                      -------   -------   -------       ---       ---
                                      -------   -------   -------       ---       ---

Nonaccrual loans                      $   252   $   376   $   371       (33)%       1%
                                      -------   -------   -------       ---       ---
                                      -------   -------   -------       ---       ---
Nonaccrual loans as a % of total          1.5%      2.5%      3.6%
                                      -------   -------   -------
                                      -------   -------   -------
-------------------------------------------------------------------------------------


(1)  Included in commercial loans.  (REITs are real estate investment trusts.)
(2) Includes agricultural loans that are primarily secured by real estate of $343 million, $325 million and $250 million at December 31, 1997, 1996 and 1995, respectively.


Table 11 summarizes other real estate mortgage loans by state and property type.


Table 12 summarizes real estate construction loans by state and project type.


Table 11

REAL ESTATE MORTGAGE LOANS BY STATE AND TYPE
(EXCLUDING 1-4 FAMILY FIRST MORTGAGE LOANS)

--------------------------------------------------------------------------------------------------------------

                          ------------------------------------------------------------------------------------
                                                                                                         Other
                                California             Texas    Nevada(2)      Washington           states (3)
                          ----------------   ---------------   ----------  --------------      ---------------
                           Total      Non-   Total      Non-        Total  Total     Non-      Total      Non-
(in millions)              loans   accrual   loans   accrual        loans  loans  accrual      loans   accrual
--------------------------------------------------------------------------------------------------------------
Office buildings          $2,200      $ 79    $197       $--         $ 76   $101      $--     $  603       $24
Retail buildings           1,513        24     159         3           49    148        1        552         4
Industrial                 1,543        14      49        --           57     31        1        171         8
Hotels/motels                399         4     107        --          364     12       --        492        --
Apartments                   927        17      71         1           23    132        1        215         1
Institutional                334         9      29        --            8     64       --         49         3
Agricultural                 277         9      12        --           --     13       --         37         4
Land                         204         8      13        --           14      4       --         35        --
1-4 family structures (1)      2        --      --        --           --      5       --         --        --
Other                        394         8      77         4           44     91       --        289(4)      1
                          ------      ----    ----       ---         ----   ----      ---     ------       ---
  Total by state          $7,793      $172    $714       $ 8         $635   $601      $ 3     $2,443       $45
                          ------      ----    ----       ---         ----   ----      ---     ------       ---
                          ------      ----    ----       ---         ----   ----      ---     ------       ---
  % of total loans            64%                6%                     5%     5%                 20%
                          ------              ----                   ----   ----              ------
                          ------              ----                   ----   ----              ------
  Nonaccruals as a %
    of total by state                    2%                1%                          --%                   2%
                                      ----               ---                          ---                  ---
                                      ----               ---                          ---                  ---
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------
                                       December 31, 1997
                           -----------------------------
                                                    Non-
                                   All states   accruals
                           ------------------     as a %
                             Total       Non-   of total
(in millions)                loans    accrual    by type
--------------------------------------------------------
Office buildings           $ 3,177       $103          3%
Retail buildings             2,421         32          1
Industrial                   1,851         23          1
Hotels/motels                1,374          4         --
Apartments                   1,368         20          1
Institutional                  484         12          2
Agricultural                   339         13          4
Land                           270          8          3
1-4 family structures (1)        7         --         --
Other                          895         13          1
                           -------       ----
  Total by state           $12,186       $228          2%
                           -------       ----         --
                           -------       ----         --
  % of total loans             100%
                           -------
                           -------
  Nonaccruals as a %
    of total by state
--------------------------------------------------------

(1) Represents loans to real estate developers secured by 1-4 family residential developments.
(2)  There were no loans on nonaccrual at December 31, 1997.
(3) Consists of 35 states; no state had loans in excess of $370 million at December 31, 1997.
(4) Includes loans secured by collateral pools of approximately $100 million (where the pool is a mixture of various real estate property types located in various states, non-real estate-related assets and other guarantees).


Table 12

REAL ESTATE CONSTRUCTION LOANS BY STATE AND TYPE
----------------------------------------------------------------------------------------------------------------------

                         ---------------------------------------------------------------------------------------------
                                                                                                                 Other
                              California   Nevada (1)             Texas    Arizona(1)   Oregon(1)            states(2)
                         ---------------   ----------   ---------------    ----------   ---------      ---------------
                         Total      Non-        Total   Total      Non-         Total       Total      Total      Non-
(in millions)            loans   accrual        loans   loans   accrual         loans       loans      loans   accrual
----------------------------------------------------------------------------------------------------------------------
Retail buildings        $  136       $--         $ 23    $ 10       $--          $  6        $  9       $163       $--
1-4 family:
  Land                     238        --            8       7        --            --           7         77        --
  Structures               187        15           11      29        --            27           3         50        --
Land (excluding
  1-4 family)              132        --            3      48        --             2           3         66         7
Apartments                 100        --           14       7        --             6          46         53        --
Office buildings            82        --            1      20        --            24          12         34        --
Industrial                  81        --            6       9        --             5           2         24        --
Hotels/motels               15        --           36       6        --            48           7          5        --
Institutional                7        --            4       3        --             2          25          2        --
Agricultural                 1        --           --      --        --             4          --         --        --
Other                      131        --           99      38         1            10           6        100        --
                        ------       ---         ----    ----       ---          ----        ----       ----       ---
  Total by state        $1,110       $15         $205    $177       $ 1          $134        $120       $574       $ 7
                        ------       ---         ----    ----       ---          ----        ----       ----       ---
                        ------       ---         ----    ----       ---          ----        ----       ----       ---
  % of total loans          48%                     9%      7%                      6%          5%        25%
                        ------                   ----    ----                    ----        ----       ----
                        ------                   ----    ----                    ----        ----       ----
  Nonaccruals as a %
    of total by state                  1%                             1%                                             1%
                                     ---                            ---                                            ---
                                     ---                            ---                                            ---
----------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------
                                       December 31, 1997
                         -------------------------------
                                                    Non-
                                  All states    accruals
                           -----------------      as a %
                            Total       Non-    of total
(in millions)               loans    accrual     by type
---------------------------------------------------------
Retail buildings           $  347        $--          --%
1-4 family:
  Land                        337         --          --
  Structures                  307         15           5
Land (excluding
  1-4 family)                 253          7           3
Apartments                    226         --          --
Office buildings              173         --          --
Industrial                    127         --          --
Hotels/motels                 117         --          --
Institutional                  43         --          --
Agricultural                    5         --          --
Other                         385          1          --
                           ------        ---
  Total by state           $2,320        $23           1%
                           ------        ---         ---
                           ------        ---         ---
  % of total loans            100%
                           ------
                           ------
  Nonaccruals as a %
    of total by state
--------------------------------------------------------

(1)  There were no loans on nonaccrual at December 31, 1997.
(2) Consists of 21 states; no state had loans in excess of $75 million at December 31, 1997.

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS

Table 13 presents comparative data for nonaccrual and restructured loans and other assets. Management's classification of a loan as nonaccrual or restructured does not necessarily indicate that the principal of the loan is uncollectible in whole or in part. Table 13 excludes loans that are contractually past due 90 days or more as to interest or principal, but are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual. This information is presented in Table 16. Notwithstanding, real estate 1-4 family loans (first and junior liens) are placed on nonaccrual within 150 days of becoming past due and are shown in the table below. (Notes 1 and 5 to Financial Statements describe the Company's accounting policies relating to nonaccrual and restructured loans and foreclosed assets, respectively.)

Table 14 summarizes the approximate changes in nonaccrual loans. The Company anticipates normal influxes of nonaccrual loans as it further increases its lending activity as well as resolutions of loans in the nonaccrual portfolio. The performance of any individual loan can be impacted by external factors, such as the interest rate environment or factors particular to a borrower such as actions taken by a borrower's management. In addition, from time to time, the Company purchases loans from other financial institutions that may be classified as nonaccrual based on its policies.

The Company generally identifies loans to be evaluated for impairment under FAS 114 (Accounting by Creditors for Impairment of a Loan) when such loans are on nonaccrual or have been restructured. However, not all nonaccrual loans are impaired. Generally, a loan is placed on nonaccrual status upon becoming 90 days past due as to interest or


Table 13

NONACCRUAL AND RESTRUCTURED LOANS AND OTHER ASSETS
-----------------------------------------------------------------------------------------------
                                                                                    December 31,
                                                   --------------------------------------------
(in millions)                                      1997      1996      1995      1994      1993
-----------------------------------------------------------------------------------------------
Nonaccrual loans:
  Commercial (1)(2)                                $155      $223      $112      $ 88    $  252
  Real estate 1-4 family first mortgage             104        99        64        81        99
  Other real estate mortgage (3)                    228       349       307       328       578
  Real estate construction                           23        25        46        58       235
  Consumer:
    Real estate 1-4 family junior lien
      mortgage                                       17        15         8        11        27
    Other revolving credit and
      monthly payment                                 1         1         1         1         3
  Lease financing                                    --         2        --        --        --
                                                   ----      ----      ----      ----    ------
      Total nonaccrual loans (4)                    528       714       538       567     1,194
Restructured loans (5)                                9        10        14        15         6
                                                   ----      ----      ----      ----    ------
Nonaccrual and restructured loans (6)               537       724       552       582     1,200
As a percentage of total loans                       .8%      1.1%      1.6%      1.6%      3.6%

Foreclosed assets (7)                               158       219       186       272       348
Real estate investments (8)                           4         4        12        17        15
                                                   ----      ----      ----      ----    ------
Total nonaccrual and restructured
  loans and other assets                           $699      $947      $750      $871    $1,563
                                                   ----      ----      ----      ----    ------
                                                   ----      ----      ----      ----    ------
-----------------------------------------------------------------------------------------------

(1) Includes loans (primarily unsecured) to real estate developers and REITs of $1 million, $2 million, $18 million, $30 million and $91 million at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.
(2) Includes agricultural loans of $13 million, $13 million, $6 million, $1 million and $9 million at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.
(3) Includes agricultural loans secured by real estate of $13 million, $10 million, $1 million, $3 million and $24 million at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.
(4) Of the total nonaccrual loans, $298 million, $493 million and $408 million at December 31, 1997, 1996 and 1995, respectively, were considered impaired under FAS 114 (Accounting by Creditors for Impairment of a Loan).
(5) In addition to originated loans that were subsequently restructured, there were loans of $23 million, $50 million and $50 million at December 31, 1997, 1996 and 1995, respectively, that were purchased at a steep discount whose contractual terms were modified after acquisition. The modified terms did not affect the book balance nor the yields expected at the date of purchase. Of the total restructured loans and loans purchased at a steep discount, $23 million, $50 million and $50 million were considered impaired under FAS 114 at December 31, 1997, 1996 and 1995, respectively.
(6) Related commitments to lend additional funds were approximately $14 million at December 31, 1997.
(7) Includes agricultural properties of $16 million, $17 million, $22 million, $23 million and $26 million at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.
(8) Represents the amount of real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if such assets were loans. Real estate investments totaled $172 million, $154 million, $95 million, $54 million and $34 million at December 31, 1997, 1996, 1995, 1994 and 1993, respectively.


Table 14

CHANGES IN NONACCRUAL LOANS
----------------------------------------------------------------------
                                                            Year ended
                                                     -----------------
                                                     DEC. 31,  Dec. 31,
(in millions)                                           1997      1996
----------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                             $ 714     $ 538
Nonaccrual loans of First Interstate                      --       201
New loans placed on nonaccrual                           441       655
Charge-offs                                             (171)     (148)
Payments                                                (434)     (312)
Transfers to foreclosed assets                            (5)     (101)
Loans returned to accrual                                (17)     (119)
                                                       -----     -----
BALANCE, END OF YEAR                                   $ 528     $ 714
                                                       -----     -----
                                                       -----     -----
----------------------------------------------------------------------

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


                        NONACCRUAL LOANS ($ BILLIONS)

                                 [LINE GRAPH]

                 NEW LOANS PLACED ON NONACCRUAL ($ BILLIONS)

                                 [LINE GRAPH]


If interest due on the book balances of all nonaccrual and restructured loans (including loans no longer on nonaccrual or restructured at year end) had been accrued under their original terms, $55 million of interest would have been recorded in 1997, compared with $23 million actually recorded.

Table 15 summarizes the changes in foreclosed assets. Foreclosed assets at December 31, 1997 decreased to $158 million from $219 million at December 31, 1996. Approximately 61% of foreclosed assets at December 31, 1997 have been in the portfolio three years or less, with land and agricultural properties representing the majority of the amount greater than three years old.

Table 15

CHANGES IN FORECLOSED ASSETS

---------------------------------------------------------------------
                                                           Year ended
                                                    -----------------
                                                     DEC. 31, Dec. 31,
(in millions)                                           1997     1996
---------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                             $ 219    $ 186
Foreclosed assets of First Interstate                     --       51
Additions                                                 95      141
Sales                                                   (146)    (129)
Charge-offs                                              (11)     (20)
Write-downs                                               (5)      (5)
Other                                                      6       (5)
                                                       -----    -----

BALANCE, END OF YEAR                                   $ 158    $ 219
                                                       -----    -----
                                                       -----    -----
---------------------------------------------------------------------

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING

Table 16 shows loans contractually past due 90 days or more as to interest or principal, but not included in the nonaccrual or restructured categories. All loans in this category are both well-secured and in the process of collection or are real estate 1-4 family first mortgage loans or consumer loans that are exempt under regulatory rules from being classified as nonaccrual because they are automatically charged off after being past due for a prescribed period (generally, 180 days). Notwithstanding, real estate 1-4 family loans (first liens and junior liens) are placed on nonaccrual within 150 days of becoming past due and such nonaccrual loans are excluded from Table 16.


Table 16

LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
----------------------------------------------------------------------------------------------------
                                                                                         December 31,
                                                       ---------------------------------------------
(in millions)                                           1997      1996      1995      1994      1993
----------------------------------------------------------------------------------------------------
Commercial                                              $  8      $ 65      $ 12      $  6       $ 4
Real estate 1-4 family first mortgage                     35        42         8        18        19
Other real estate mortgage                                 5        59        24        47        14
Real estate construction                                   1         4        --        --         8
Consumer:
  Real estate 1-4 family junior lien mortgage             42        23         4         4         6
  Credit card                                            133       120        95        42        43
  Other revolving credit and monthly payment              19        20         1         1         1
                                                        ----      ----      ----      ----       ---
    Total consumer                                       194       163       100        47        50
                                                        ----      ----      ----      ----       ---
  Total                                                 $243      $333      $144      $118       $95
                                                        ----      ----      ----      ----       ---
                                                        ----      ----      ----      ----       ---
----------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES

An analysis of the changes in the allowance for loan losses, including charge-offs and recoveries by loan category, is presented in Note 5 to Financial Statements. At December 31, 1997, the allowance for loan losses was $1,828 million, or 2.78% of total loans, compared with $2,018 million, or 3.00%, at December 31, 1996 and $1,794 million, or 5.04%, at December 31, 1995. During 1991 and 1992, the Company had a significantly higher provision for loan losses than prior years resulting from a nationwide (particularly California) recession as well as the Company's examination process and that of its regulators. As both the economic environment and the credit quality of the Company's loan portfolio improved, the Company began reducing its provision in 1993 and 1994. In 1995, as California continued to make progress in its economic recovery and as the Company considered the allowance for loan losses adequate in relation to its existing loan portfolio, no provision was made. In April 1996, the Company absorbed the $770 million allowance for loan losses of First Interstate as a result of the Merger. In the third quarter of 1996, the Company began making a provision for loan losses of $35 million due to the level of charge-offs and increased that amount by $35 million for each succeeding quarter through the third quarter of 1997. The provision for loan losses totaled $105 million in 1996 and $615 million in 1997. As it had done in the fourth quarter of 1997, the Company anticipates that it will continue to make a provision for loan losses of approximately $195 million each quarter in 1998, which is expected to approximate net charge-offs. Net charge-offs in 1997 were $805 million, or 1.25% of average total loans, compared with $640 million, or 1.05%, in 1996 and $288 million, or .83%, in 1995. Loan loss recoveries were $273 million in 1997, compared with $220 million in 1996 and $134 million in 1995. Table 17 summarizes net charge-offs by loan category.

The commercial loan category in 1997 includes net charge-offs for the commercial loan component of small business loans of $109 million (or 2.91% of average small business loans in this category), compared with $50 million (or 1.89%) in 1996 and $18 million (or 1.27%) in 1995. During 1997, the period for charging off past due loans for the Business Direct product within this portfolio was changed from 180 to 120 days. The impact of this change was an increase in gross charge-offs of approximately $15 million. The target market for small business loans is expected to experience higher loss rates on a recurring basis than is the case with loans to middle market and corporate borrowers, and such loans are priced at appropriately higher spreads.

The largest category of net charge-offs in all periods presented was credit card loans, comprising more than 50% of the total net charge-offs. During 1997, credit card gross charge-offs due to bankruptcies were $204 million, or 42%, of total credit card charge-offs, compared with $163 million, or 40%, and $82 million, or 39%, in 1996 and 1995, respectively. In addition, credit card loans 30 to 89 days past due and still accruing totaled $173 million at December 31, 1997, compared with $199 million and $127 million at December 31, 1996 and 1995, respectively.


Table 17

NET CHARGE-OFFS BY LOAN CATEGORY
------------------------------------------------------------------------------------------------------
                                                                                Year ended December 31,
                                                 -----------------------------------------------------
                                                            1997               1996               1995
                                                ----------------   ----------------   ----------------
                                                            % OF               % of               % of
                                                         AVERAGE            average            average
(in millions)                                   AMOUNT     LOANS   Amount     loans   Amount     loans
------------------------------------------------------------------------------------------------------
Commercial                                        $199      1.06%    $ 86       .50%    $ 17       .19%
Real estate 1-4 family first mortgage               15       .15       10       .11       10       .17
Other real estate mortgage                         (35)     (.30)      (7)     (.06)      (1)     (.02)
Real estate construction                            (8)     (.34)       2       .09        9       .80
Consumer:
  Real estate 1-4 family junior lien mortgage       15       .25       19       .33       13       .40
  Credit card                                      438      8.54      368      7.44      195      5.46
  Other revolving credit and monthly payment       152      1.98      139      1.91       41      1.73
                                                  ----               ----               ----
    Total consumer                                 605      3.21      526      2.91      249      2.67
Lease financing                                     29       .86       23       .89        4       .31
                                                  ----               ----               ----
  Total net loan charge-offs                      $805      1.25%    $640      1.05%    $288       .83%
                                                  ----     -----     ----      ----     ----      ----
                                                  ----     -----     ----      ----     ----      ----
------------------------------------------------------------------------------------------------------

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

The Company considers the allowance for loan losses of $1,828 million adequate to cover losses inherent in loans, commitments to extend credit and standby letters of credit at December 31, 1997.

DEPOSITS

Comparative detail of average deposit balances is presented in Table 6. Average core deposits increased 3% in 1997 compared with 1996 largely due to the Merger. This was partially offset by divestitures of branches and sales of former First Interstate banks which occurred in 1996 and sales of branches in 1996 and 1997, including $3.9 billion of core deposits. Average core deposits funded 73% and 76% of the Company's average total assets in 1997 and 1996, respectively.

Year-end deposit balances are presented in Table 18.


Table 18

DEPOSITS
--------------------------------------------------------------------------
                                                      December 31,
                                                -----------------        %
(in millions)                                      1997      1996   Change
--------------------------------------------------------------------------
Noninterest-bearing                             $23,953   $29,073      (18)%
Interest-bearing checking                         2,155     2,792      (23)
Market rate and other savings                    29,940    33,947      (12)
Savings certificates                             15,349    15,769       (3)
                                                -------   -------
  Core deposits                                  71,397    81,581      (12)
Other time deposits                                 205       186       10
Deposits in foreign offices                         597        54       --
                                                -------   -------
  Total deposits                                $72,199   $81,821      (12)%
                                                -------   -------      ---
                                                -------   -------      ---
--------------------------------------------------------------------------


                    CORE DEPOSITS AT YEAR END ($ BILLIONS)

                                 [BAR GRAPH]


CERTAIN FAIR VALUE INFORMATION

FAS 107 (Disclosures about Fair Value of Financial Instruments) requires that the Company disclose estimated fair values for certain financial instruments. Quoted market prices, when available, are used to reflect fair values. If market quotes are not available, which is the case for most of the Company's financial instruments, management has provided its best estimate of the calculation of the fair values using discounted cash flows. Fair value amounts differ from book balances because fair values attempt to capture the effect of current market conditions (for example, interest rates) on the Company's financial instruments.

There was an increase in the excess (premium) of the fair value over the carrying value of the Company's financial instruments at December 31, 1997 compared with December 31, 1996. The Company's FAS 107 disclosures are presented in Note 20 to Financial Statements.

CAPITAL ADEQUACY/RATIOS

The Company uses a variety of measures to evaluate capital adequacy. Management reviews the various capital measures monthly and takes appropriate action to ensure that they are within established internal and external guidelines. The Company's current capital position exceeds current guidelines established by industry regulators.

RISK-BASED CAPITAL RATIOS

The Federal Reserve Board (FRB) and the OCC issue risk-based capital (RBC) guidelines for bank holding companies and national banks, respectively. The FRB is the primary regulator for the Parent and the OCC is the primary regulator for the Bank. RBC guidelines establish a risk-adjusted ratio relating capital to different categories of assets and off-balance sheet exposures. (See Note 18 to Financial Statements for additional information.)

The Company's total RBC ratio at December 31, 1997 was 11.49% and its Tier 1 RBC ratio was 7.61%, exceeding the minimum guidelines of 8% and 4%, respectively. The ratios at December 31, 1996 were 11.70% and 7.68%, respectively. The decrease in the Company's RBC ratios at December 31, 1997 compared with 1996 resulted substantially from the repurchase of common stock.

The Company's risk-weighted assets are calculated as shown in Table 19. Risk-weighted balance sheet assets were $19.9 billion and $26.7 billion less than total assets on the consolidated balance sheet of $97.5 billion and $108.9 billion at December 31, 1997 and 1996, respectively, as a result of weighting certain types of assets at less than 100%; such assets, for both December 31, 1997 and 1996, substantially consisted of claims on or guarantees by the U.S. government or its agencies (risk-weighted at 0% to 20%), cash and due from banks (0% to 20%), 1-4 family first mortgage loans (50%) and private collateralized mortgage obligations backed by 1-4 family first mortgage loans (50%).


Table 19

RISK-BASED CAPITAL AND LEVERAGE RATIOS
---------------------------------------------------------------------
                                                          December 31,
                                                     ----------------
(in billions)                                          1997      1996
---------------------------------------------------------------------
Tier 1:
  Common stockholders' equity                         $12.6     $13.5
  Preferred stock (1)                                    .3        .4
  Guaranteed preferred beneficial interests in
    Company's subordinated debentures                   1.3       1.2
  Goodwill and other deductions (2)                    (8.1)     (8.5)
                                                     ------    ------
    Total Tier 1 capital                                6.1       6.6
                                                     ------    ------
Tier 2:
  Mandatory convertible debt                             .1        .2
  Subordinated debt and unsecured senior debt           2.0       2.1
  Allowance for loan losses allowable in Tier 2         1.0       1.1
                                                     ------    ------
    Total Tier 2 capital                                3.1       3.4
                                                     ------    ------
      Total risk-based capital                        $ 9.2     $10.0
                                                     ------    ------
                                                     ------    ------

Risk-weighted balance sheet assets                    $77.6     $82.2
Risk-weighted off-balance sheet items:
  Commitments to make or purchase loans                 9.4      10.1
  Standby letters of credit                             1.6       2.1
  Other                                                  .7        .5
                                                     ------    ------
    Total risk-weighted off-balance sheet items        11.7      12.7
                                                     ------    ------
Goodwill and other deductions (2)                      (8.1)     (8.5)
Allowance for loan losses not included in Tier 2        (.8)      (.9)
                                                     ------    ------

    Total risk-weighted assets                        $80.4     $85.5
                                                     ------    ------
                                                     ------    ------
Risk-based capital ratios:
  Tier 1 capital (4% minimum requirement)              7.61%     7.68%
  Total capital (8% minimum requirement)              11.49     11.70

Leverage ratio (3% minimum requirement) (3)            6.95%     6.65%
---------------------------------------------------------------------

(1) Excludes $175 million of Series D preferred stock at December 31, 1996 due to the Company's December 1996 announcement to redeem this series in March 1997.
(2)  Other deductions include CDI acquired after February 1992 (nonqualifying
     CDI) and the unrealized net gain (loss) on available-for-sale securities carried at fair value.
(3) Tier 1 capital divided by quarterly average total assets (excluding goodwill, nonqualifying CDI and other items which were deducted to arrive at Tier 1 capital).

LEVERAGE RATIO

To supplement the RBC guidelines, the FRB established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% to 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given banking organization. The Company's leverage ratios were 6.95% and 6.65% at December 31, 1997 and 1996, respectively. The increase in the leverage ratio at December 31, 1997 compared with December 31, 1996 resulted primarily from a decrease in quarterly average total assets.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991 (FDICIA)

In addition to adopting a risk-based assessment system, FDICIA required that the federal regulatory agencies adopt regulations defining five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 RBC ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. The Bank had a Tier 1 RBC ratio of 8.34%, a total capital ratio of 11.18% and a leverage ratio of 7.21% at December 31, 1997, compared with 8.53%, 11.00% and 6.81% at December 31, 1996, respectively.

MARKET RISKS

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which the Company is exposed is interest rate risk. The majority of the Company's interest rate risk arises from the instruments, positions and transactions entered into for purposes other than trading.
They include loans, investment securities, deposit liabilities, short-term borrowings, senior and subordinated debt and derivative financial instruments used for asset/liability management. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. For example, if fixed-rate assets are funded with floating-rate debt, the spread between assets and liability rates will decline or turn negative if rates increase. The Company refers to this type of risk as "term structure risk." There is, however, another source of interest rate risk which results from changing spreads between asset and liability rates. The Company calls this type of risk "basis risk;" it is the Company's main source of interest rate risk and is significantly more difficult to quantify and manage than term structure risk. The two most significant components of basis risk are the spread between Prime-based loans and market rate account (MRA) savings deposits and the rate paid on savings and interest-bearing checking accounts as compared to LIBOR-based loans.

Interest rate risk is managed within an overall asset/liability framework for the Company. The principal objectives of asset/liability management are to manage the sensitivity of net interest spreads to potential changes in interest rates and to enhance profitability in ways that promise sufficient reward for understood and controlled risk. Funding positions are kept within predetermined limits designed to ensure that risk-taking is not excessive and that liquidity is properly managed. The Company employs a sensitivity analysis in the form of a net interest income simulation to help characterize the market risk arising from changes in interest rates in the other-than-trading portfolio.

The Company's net interest income simulation includes all other-than-trading financial assets, financial liabilities, derivative financial instruments and leases where the Company is the lessor. It captures the dynamic nature of the balance sheet by anticipating probable balance sheet and off-balance sheet strategies and volumes under different interest rate scenarios over the course of a one-year period. This simulation measures both the term structure risk and the basis risk in the Company's positions. The simulation also captures the option characteristics of products, such as caps and floors on floating rate loans, the right to prepay mortgage loans without penalty and the ability of customers to withdraw deposits on demand. These options are modeled directly in the simulation either through the use of option pricing models, in the case of caps and floors on loans, or through statistical analysis of historical customer behavior, in the case of mortgage loan prepayments or non-maturity deposits.

The Company uses four standard scenarios -- rates unchanged, expected rates, high rates and low rates -- in analyzing interest rate sensitivity. The expected scenario is based on the Company's projected future interest rates, while the high-rate and low-rate scenarios cover 90% probable upward and downward rate movements based on the Company's own interest rate models. For example, the low-rate scenario would have the 5-year Treasury rate of 4.61% at December 31, 1998, compared with the actual rate of 5.71% at December 31, 1997.

The current interest rate risk limit using the net interest income simulation allows up to 30 basis points (.30%) of sensitivity in the expected average net interest margin over the next year. As of December 31, 1997, the simulation showed a decline in the net interest margin of 5 basis points (.05%, or $38 million decline in net interest income) for the low-rate scenario case relative to the expected case.

The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge mismatches in interest rate exposures indicated by the net interest income simulation described above. They are used to reduce the Company's exposure to interest rate fluctuations and provide more stable spreads between loan yields and the rates on their funding sources. For example, the Company uses interest rate futures to shorten the rate maturity of MRA savings deposits to better match the maturity of Prime-based loans. The Company also purchases interest rate floors to protect against the loss in interest income on LIBOR-based loans during a decreasing interest rate environment. Additionally, receive-fixed rate swaps are used to convert floating-rate loans into fixed rates to better match the liabilities that fund the loans.

Looking toward managing interest rate risk in 1998, the Company will continue to face term structure risk and basis risk and may be confronted with several risk scenarios. If interest rates rise, net interest income may actually increase if deposit rates lag increases in market rates (e.g. Prime, LIBOR). The Company could, however, experience significant pressure on net interest income if there is a substantial increase in deposit rates relative to market rates. This basis risk potentially could be hedged with interest rate caps, but the Company believes they are not cost-effective in relation to the risk they would mitigate.

A declining interest rate environment might result in a decrease in loan rates, while deposit rates remain relatively stable, as they did between 1994 and 1996. This rate scenario could also create significant risk to net interest income. The Company has partially hedged against this risk with interest rate floor and receive-fixed rate swap contracts. The Company will be entering into new receive-fixed rate swaps in the first quarter of 1998 to replace maturing swaps and help maintain the existing hedge against a falling interest rate environment. Based on its current and projected balance sheet, the Company does not expect that a change in interest rates would affect its liquidity position.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses interest rate derivative financial instruments as an asset/liability management tool to hedge the Company's exposure to interest rate fluctuations. The Company also offers contracts to its customers, but hedges such contracts by purchasing other financial contracts or uses the contracts for asset/liability management.

Table 20 reconciles the beginning and ending notional or contractual amounts for derivative financial instruments for 1997 and shows the expected remaining maturity at year-end 1997. Table 21 summarizes the notional amount, expected maturities and weighted average interest rates associated with amounts to be received or paid on interest rate swap agreements, together with an indication of the asset/liability hedged. For a further discussion of derivative financial instruments, refer to Note 19 to Financial Statements.


Table 20

DERIVATIVE ACTIVITIES
--------------------------------------------------------------------------------------------------------------------------
                                                                                              Year ended December 31, 1997
                                ------------------------------------------------------------------------------------------
                                                                                                                  Weighted
                                                                                                                   average
                                                                                                                  expected
                                                                                                                 remaining
(notional or contractual       Beginning                                                      Ending          maturity (in
 amounts in millions)            balance    Additions    Expirations    Terminations (2)     balance            yrs.-mos.)
--------------------------------------------------------------------------------------------------------------------------
Interest rate contracts:
  Swaps                          $18,986      $19,138        $18,399            $266         $19,459(3)                2-9
  Futures                          5,198       26,335         22,145(1)          742           8,646                  0-10
  Floors purchased                21,044        2,798          1,819             155          21,868(4)                2-1
  Caps purchased                   2,523        1,633          1,080              --           3,076                   2-4
  Floors written                     405          823            106              --           1,122                   3-0
  Caps written                     2,174        1,682            968              17           2,871                   2-5
  Options purchased                   --          540            461              --              79                   0-1
  Options written                     --           27             --              --              27                   0-1
  Forwards                            --           59             --              --              59                   0-4
Foreign exchange contracts:
  Forwards and spots               1,377       73,365         72,832              --           1,910                   0-2
  Options purchased                   65          320            275              --             110                   0-3
  Options written                     59          316            265              --             110                   0-6
--------------------------------------------------------------------------------------------------------------------------

(1) To facilitate the settlement process, the Company enters into offsetting contracts 2 to 45 days prior to their maturity date. Concurrent with the closing of these positions, the Company generally enters into new interest rate futures and forward contracts with a later expiration date since the Company's use of these contracts predominantly relates to ongoing hedging programs.
(2) Terminations occur if a customer that purchased a contract decides to cancel it before the maturity date. If the customer contract was hedged, the Company terminates the interest rate derivative instrument used to hedge the customer's contract upon cancellation. The impact of terminations on income before income taxes for 1997 was a loss of less than $.5 million.
(3) See Table 21 for further details of maturities and average rates received or paid.
(4) Includes forward floors, which will hedge loans, of $3 million starting in February 1998, $2,000 million starting in October 1998, $1,200 million starting in January 1999, $20 million starting in March 1999, $63 million starting in June 1999 and $5 million starting in October 2000.



Table 21

INTEREST RATE SWAP MATURITIES AND AVERAGE RATES (1)
---------------------------------------------------------------------------------------------------
                                                                                  There-
(notional amounts in millions)              1998      1999      2000      2001     after      Total
---------------------------------------------------------------------------------------------------
Receive-fixed rate (hedges loans)
  Notional amount                         $1,900    $2,628    $3,639    $2,607    $   88    $10,862
  Weighted average rate received            5.94%     6.84%     6.74%     6.59%     6.77%      6.59%
  Weighted average rate paid                5.99      5.97      5.94      5.87      6.26       5.94

Receive-fixed rate (hedges senior
  and subordinated debt)
  Notional amount                         $   67    $   --    $   --    $  314    $1,158    $ 1,539
  Weighted average rate received            8.38%       --%       --%     7.52%     7.40%      7.47%
  Weighted average rate paid                5.97        --        --      5.89      6.05       6.02

Receive-fixed rate (hedges purchased
  mortgage servicing rights)
  Notional amount                         $  200    $   --    $   --    $  200    $   --    $   400
  Weighted average rate received            5.92%       --%       --%     5.67%       --%      5.80%
  Weighted average rate paid                5.89        --        --      5.91        --       5.90

Receive-fixed rate (hedges deposits)
  Notional amount                         $   --    $  250    $1,700    $1,550    $   --    $ 3,500
  Weighted average rate received              --%     6.07%     5.36%     5.55%       --%      5.49%
  Weighted average rate paid                  --      5.84      5.89      5.92        --       5.90

Other swaps (2)
  Notional amount                         $  720    $  632    $  544    $  617    $  645    $ 3,158
  Weighted average rate received            6.21%     6.19%     6.33%     6.02%     6.24%      6.19%
  Weighted average rate paid                6.15      6.14      6.25      5.98      6.11       6.12

Total notional amount                     $2,887    $3,510    $5,883    $5,288    $1,891    $19,459
                                          ------    ------    ------    ------    ------    -------
                                          ------    ------    ------    ------    ------    -------
---------------------------------------------------------------------------------------------------

(1) Variable interest rates are presented on the basis of rates in effect at December 31, 1997. These rates may change substantially in the future due to open market factors.
(2) Represents customer accommodation swaps not used for asset/liability management purposes. The notional amount reflects customer accommodations as well as the swaps used to hedge the customer accommodations.

LIQUIDITY MANAGEMENT

Liquidity refers to the Company's ability to maintain a cash flow adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis.

In recent years, core deposits have provided the Company with a sizable source of relatively stable and low-cost funds. The Company's average core deposits and stockholders' equity funded 87% and 89% of its average total assets in 1997 and 1996, respectively.

The remaining funding of average total assets was mostly provided by senior and subordinated debt, deposits in foreign offices, short-term borrowings (comprised of federal funds purchased and securities sold under repurchase agreements, commercial paper and other short-term borrowings) and trust preferred securities. Senior and subordinated debt averaged $4.7 billion and $4.6 billion in 1997 and 1996, respectively. Short-term borrowings averaged $3.1 billion and $2.1 billion in 1997 and 1996, respectively. Trust preferred securities averaged $1.3 billion and $82 million in 1997 and 1996, respectively.

The weighted average expected remaining maturity of the debt securities within the investment securities portfolio was 1 year and 11 months at December 31, 1997. Of the $9.8 billion debt securities that were available for sale at December 31, 1997, $4.2 billion, or 43%, is expected to mature or be prepaid in 1998 and an additional $2.6 billion, or 27%, is expected to mature or be prepaid in 1999.

Other sources of liquidity include maturity extensions of short-term borrowings and sale or runoff of assets. Commercial and real estate loans totaled $43.5 billion at December 31, 1997. Of these loans, $13.7 billion matures in one year or less, $15.0 billion matures in over one year through five years and $14.8 billion matures in over five years. Of the $29.8 billion that matures in over one year, $20.2 billion has floating or adjustable rates and $9.6 billion has fixed rates. Of the $9.6 billion of fixed-rate loans, approximately $1.7 billion represents fixed initial-rate mortgage (FIRM) loans. FIRM loans carry fixed rates for a minimum of 3 years to a maximum of 10 years of the loan term and carry adjustable rates thereafter. (Refer to the Consolidated Statement of Cash Flows for further information on the Company's cash flows from its operating, investing and financing activities.)

Liquidity for the Parent Company and its subsidiaries is generated through its ability to raise funds in a variety of domestic and international money and capital markets, and through dividends from subsidiaries and lines of credit. In 1996, the Company filed a shelf registration with the Securities and Exchange Commission (SEC) that allows for the issuance of $3.5 billion of senior or subordinated debt or preferred stock. The proceeds from the sale of any securities will be used for general corporate purposes. As of December 31, 1997, the Company had issued $.2 billion of preferred stock and $.7 billion of medium-term notes under this shelf registration, with $2.6 billion of securities remaining unissued.

In 1996, the Company also filed a universal shelf registration statement with the SEC that allows for the issuance of $750 million of senior and subordinated debt, preferred stock and common stock of the Company and preferred securities of special purpose subsidiary trusts. The registration allows each special purpose subsidiary to issue trust preferred securities which qualify as Tier 1 capital of the Company for regulatory purposes. The special purpose subsidiary holds junior subordinated deferrable interest debentures (debentures) of the Company. Interest paid on these debentures will be distributed to the holders of the trust preferred securities. As a result, distributions to the holders of the trust preferred securities will be tax deductible and treated as interest expense in the consolidated statement of income. This provides the Company with a more cost-effective means of obtaining Tier 1 capital than if the Company itself were to issue additional preferred stock. In December 1996, the Company issued $400 million in trust preferred securities through one trust, Wells Fargo Capital
I. In January 1997, the Company issued an additional $150 million in trust preferred securities through a separate trust, Wells Fargo Capital II. At December 31, 1997, $200 million remained unissued under this shelf registration. (See Note 10 to Financial Statements.) In addition to the publicly registered trust preferred securities, the Company established in 1996 three special purpose trusts, which collectively issued $750 million of trust preferred securities in private placements (see Note 10 to Financial Statements). Similar to the registered trust preferred securities, these preferred securities qualify as Tier 1 capital for regulatory purposes and the interest on the debentures is paid as tax-deductible distributions to the trust preferred security holders. The proceeds from these publicly registered and private placement issuances were invested in debentures of the Company. The proceeds from the sale of these debentures were used by the Company for general corporate purposes.

In 1997, the Parent's primary source of funding was dividends paid by the Bank totaling $2.0 billion. The dividends received helped to fund the Company's stock repurchase program. The Company expects the Parent to continue to receive dividends from the Bank in 1998. (See Notes 3 and 16 to Financial Statements for a discussion of the restrictions on the Bank's ability to pay dividends and the Parent Company's financial statements, respectively.)

To accommodate future growth and current business needs, the Company has a capital expenditure program. Capital expenditures for 1998 are estimated at about $300 million for equipment for supermarket branches, banking centers and business centers, relocation and remodeling of Company facilities and routine replacement of furniture and equipment. The Company will fund these expenditures from various sources, including retained earnings of the Company and borrowings of various maturities.

COMPARISON OF 1996 VERSUS 1995

On April 1, 1996, the Company completed its acquisition (Merger) of First Interstate Bancorp (First Interstate), which has been accounted for as a purchase business combination. As a result, the financial information presented in this Annual Report reflects the effects of the acquisition subsequent to the Merger's consummation. Since the Company's results of operations subsequent to April 1, 1996 reflect amounts recognized from the combined operations, they cannot be divided between or attributed directly to either of the two former entities nor can they be directly compared with prior periods.

In substantially all of the Company's income and expense categories, the increases in the amounts reported for the year ended December 31, 1996 compared to the amounts reported in the corresponding period in 1995 resulted from the Merger. The increases in substantially all of the categories of the Company's balance sheet between amounts reported at December 31, 1996 and those reported at December 31, 1995 also resulted from the Merger. Other significant factors affecting the comparison of the Company's results of operations and financial position are described below.

Net income in 1996 was $1,071 million, compared with $1,032 million in 1995, an increase of 4%. Earnings per common share were $12.21 in 1996, compared with $20.37 in 1995, a decrease of 40%. Return on average assets (ROA) was 1.15% and return on average common equity (ROE) was 8.83% in 1996, compared with 2.03% and 29.70%, respectively, in 1995.

The increase in earnings in 1996 compared with 1995 reflected the results of the Merger, substantially offset by a $163 million ($94 million after tax) gain resulting from the sale of the Company's joint venture interest in Wells Fargo Nikko Investment Advisors (WFNIA) in 1995 and a $105 million loan loss provision in 1996 compared with none in 1995.

Earnings before the amortization of goodwill and nonqualifying core deposit intangible (CDI) ("cash" or "tangible" earnings) were $16.74 per share ($16.52 assuming dilution) in 1996, compared with $21.08 ($20.76 assuming dilution) in 1995. This decrease is substantially due to the estimated expenses related to the First Interstate integration of about $440 million and a loan loss provision of $105 million. On the same basis, ROA was 1.66% and ROE was 28.46% in 1996, compared with 2.12% and 34.92%, respectively, in 1995.

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

In December 1995, the Company sold its joint venture interest in WFNIA as well as its MasterWorks division to Barclays PLC of the U.K., resulting in a $163 million pre-tax gain. The Company's joint venture interest in WFNIA was accounted for as an equity investment under the equity method. The income from the equity investment in WFNIA, included in noninterest income, totaled $27 million in 1995. Noninterest income from the MasterWorks division, included in "all other" trust and investment services income totaled $26 million in 1995.

In 1996, losses from dispositions of operations included a $96 million fourth quarter 1996 accrual representing dispositions of premises and, to a lesser extent, severance and communications expenses associated with the disposition of 137 traditional branches in California. (See page 17 for additional information.)

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

Noninterest expense increased from $2,201 million in 1995 to $4,637 million in 1996. In addition to the effect of combining operations of First Interstate with the Company, the increase reflected goodwill and nonqualifying CDI amortization, severance for Wells Fargo employees and other integration expenditures. The Company's active, full-time equivalent staff, including hourly employees was 36,902 at December 31, 1996, compared with 19,249 at December 31, 1995.

Excluding the effects of the Merger, the increase in equipment expense to $399 million in 1996 compared with $193 million in 1995 was related to a higher level of spending on software and technology for product development and increased depreciation expense on equipment related to business initiatives and system upgrades.

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

There was a provision for loan losses of $105 million in 1996, compared with no provision in 1995. Net charge-offs in 1996 were $640 million, or 1.05% of average total loans, compared with $288 million, or .83%, in 1995. The allowance for loan losses was 3.00% of total loans at December 31, 1996, compared with 5.04% at December 31, 1995.

Total nonaccrual and restructured loans were $724 million, or 1.1% of total loans, at December 31, 1996, compared with $552 million, or 1.6% of total loans, at December 31, 1995. Foreclosed assets were $219 million at December 31, 1996, compared with $186 million at December 31, 1995.

ADDITIONAL INFORMATION

Common stock of the Company is traded on the New York Stock Exchange, the Pacific Exchange, the London Stock Exchange and the Frankfurt Stock Exchange. The high, low and end-of-period annual and quarterly closing prices of the Company's stock as reported on the New York Stock Exchange Composite Transaction Reporting System are presented in the graphs. The number of holders of record of the Company's common stock was 42,299 as of January 31, 1998.

Common dividends declared per share totaled $5.20 in 1997, $5.20 in 1996 and $4.60 in 1995. The dividend was last increased in the first quarter of 1996 to $1.30 per share from $1.15 per share. Quarterly dividends are considered at the Board of Directors meeting the month following quarter end. Dividends declared are payable the second month after quarter end. The Company, with the approval of the Board of Directors, intends to continue its present policy of paying quarterly cash dividends to stockholders. The level of future dividends will be determined by the Board of Directors in light of the earnings and financial condition of the Company.


                   PRICE RANGE OF COMMON STOCK - ANNUAL ($)

                                 [BAR GRAPH]

                 PRICE RANGE OF COMMON STOCK - QUARTERLY ($)

                                 [BAR GRAPH]

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME

---------------------------------------------------------------------------------------------------------
                                                                                   Year ended December 31,
                                                                       ----------------------------------
(in millions)                                                            1997          1996          1995
---------------------------------------------------------------------------------------------------------
INTEREST INCOME
Federal funds sold and securities
  purchased under resale agreements                                    $   18        $   29        $    4
Investment securities                                                     732           779           599
Mortgage loans held for sale                                               --            --            76
Loans                                                                   6,094         5,688         3,403
Other                                                                      60            27             3
                                                                       ------        ------        ------
    Total interest income                                               6,904         6,523         4,085
                                                                       ------        ------        ------
INTEREST EXPENSE
Deposits                                                                1,703         1,586           997
Federal funds purchased and securities sold under
  repurchase agreements                                                   154            92           199
Commercial paper and other short-term borrowings                           17            16            32
Senior and subordinated debt                                              315           302           203
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                                 101             6            --
                                                                       ------        ------        ------
    Total interest expense                                              2,290         2,002         1,431
                                                                       ------        ------        ------
NET INTEREST INCOME                                                     4,614         5,521         2,654
Provision for loan losses                                                 615           105            --
                                                                       ------        ------        ------
Net interest income after provision for loan losses                     3,999         4,416         2,654
                                                                       ------        ------        ------
NONINTEREST INCOME
Fees and commissions                                                      946           740           433
Service charges on deposit accounts                                       861           868           478
Trust and investment services income                                      450           377           241
Investment securities gains (losses)                                       20            10           (17)
Sale of joint venture interest                                             --            --           163
Other                                                                     427           205            26
                                                                       ------        ------        ------
    Total noninterest income                                            2,704         2,200         1,324
                                                                       ------        ------        ------
NONINTEREST EXPENSE
Salaries                                                                1,269         1,357           713
Incentive compensation                                                    195           227           126
Employee benefits                                                         332           373           187
Equipment                                                                 385           399           193
Net occupancy                                                             388           366           211
Goodwill                                                                  326           250            35
Core deposit intangible                                                   255           243            42
Operating losses                                                          320           145            45
Other                                                                   1,079         1,277           649
                                                                       ------        ------        ------
    Total noninterest expense                                           4,549         4,637         2,201
                                                                       ------        ------        ------
INCOME BEFORE INCOME TAX EXPENSE                                        2,154         1,979         1,777
Income tax expense                                                        999           908           745
                                                                       ------        ------        ------
NET INCOME                                                             $1,155        $1,071        $1,032
                                                                       ------        ------        ------
                                                                       ------        ------        ------
NET INCOME APPLICABLE TO COMMON STOCK                                  $1,130        $1,004        $  990
                                                                       ------        ------        ------
                                                                       ------        ------        ------
EARNINGS PER COMMON SHARE                                              $12.77        $12.21        $20.37
                                                                       ------        ------        ------
                                                                       ------        ------        ------
EARNINGS PER COMMON SHARE -
  ASSUMING DILUTION                                                    $12.64        $12.05        $20.06
                                                                       ------        ------        ------
                                                                       ------        ------        ------
DIVIDENDS DECLARED PER COMMON SHARE                                    $ 5.20        $ 5.20        $ 4.60
                                                                       ------        ------        ------
                                                                       ------        ------        ------
Average common shares outstanding                                        88.4          82.2          48.6
                                                                       ------        ------        ------
                                                                       ------        ------        ------
Average common shares outstanding - assuming dilution                    89.4          83.3          49.4
                                                                       ------        ------        ------
                                                                       ------        ------        ------
---------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

---------------------------------------------------------------------------------------
                                                                            December 31,
                                                                -----------------------
(in millions)                                                      1997            1996
---------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                         $ 8,169        $ 11,736
Federal funds sold and securities
  purchased under resale agreements                                  82             187
Investment securities at fair value                               9,888          13,505

Loans                                                            65,734          67,389
Allowance for loan losses                                         1,828           2,018
                                                                -------        --------
    Net loans                                                    63,906          65,371
                                                                -------        --------
Due from customers on acceptances                                    98             197
Accrued interest receivable                                         507             665
Premises and equipment, net                                       2,117           2,406
Core deposit intangible                                           1,709           2,038
Goodwill                                                          7,031           7,322
Other assets                                                      3,949           5,461
                                                                -------        --------
    Total assets                                                $97,456        $108,888
                                                                -------        --------
                                                                -------        --------
LIABILITIES
Noninterest-bearing deposits                                    $23,953        $ 29,073
Interest-bearing deposits                                        48,246          52,748
                                                                -------        --------
    Total deposits                                               72,199          81,821
Federal funds purchased and securities
  sold under repurchase agreements                                3,576           2,029
Commercial paper and other short-term borrowings                    249             401
Acceptances outstanding                                              98             197
Accrued interest payable                                            175             171
Other liabilities                                                 2,403           3,947
Senior debt                                                       1,983           2,120
Subordinated debt                                                 2,585           2,940
Guaranteed preferred beneficial interests in Company's
  subordinated debentures                                         1,299           1,150

STOCKHOLDERS' EQUITY
Preferred stock                                                     275             600
Common stock - $5 par value, authorized
  150,000,000 shares; issued and outstanding
  86,152,779 shares and 91,474,425 shares                           431             457
Additional paid-in capital                                        8,712          10,287
Retained earnings                                                 3,416           2,749
Cumulative foreign currency translation adjustments                  --              (4)
Investment securities valuation allowance                            55              23
                                                                -------        --------
    Total stockholders' equity                                   12,889          14,112
                                                                -------        --------
    Total liabilities and stockholders' equity                  $97,456        $108,888
                                                                -------        --------
                                                                -------        --------
---------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                    WELLS FARGO & COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------
                                                                                             Foreign    Investment      Total
                                                                  Additional                currency    securities     stock-
                                              Preferred  Common      paid-in   Retained  translation     valuation   holders'
(in millions)                                     stock   stock      capital   earnings  adjustments     allowance     equity
---------------------------------------------------------------------------------------  ------------------------------------
BALANCE DECEMBER 31, 1994                         $ 489    $256      $   871    $ 2,409          $(4)        $(110)   $ 3,911
                                                  -----    ----      -------    -------          ---         -----    -------

Net income -1995                                                                  1,032                                 1,032
Common stock issued under employee
  benefit and dividend reinvestment plans                     4           86                                               90
Common stock repurchased                                    (25)        (822)                                            (847)
Preferred stock dividends                                                           (42)                                  (42)
Common stock dividends                                                             (225)                                 (225)
Change in unrealized net losses,
  after applicable taxes                                                                                       136        136
Transfer                                                               1,000     (1,000)                                   --
                                                  -----    ----      -------    -------          ---         -----    -------
Net change                                           --     (21)         264       (235)          --           136        144
                                                  -----    ----      -------    -------          ---         -----    -------
BALANCE DECEMBER 31, 1995                           489     235        1,135      2,174           (4)           26      4,055
                                                  -----    ----      -------    -------          ---         -----    -------
Net income-1996                                                                   1,071                                 1,071
Preferred stock issued to First Interstate
  stockholders                                      350                   10                                              360
Preferred stock issued, net of issuance costs       200                   (3)                                             197
Common stock issued to First Interstate
  stockholders                                              260       11,037                                           11,297
Common stock issued under employee
  benefit and dividend reinvestment plans                     4          113                                              117
Preferred stock redeemed                           (439)                                                                 (439)
Common stock repurchased                                    (42)      (2,116)                                          (2,158)
Preferred stock dividends                                                           (67)                                  (67)
Common stock dividends                                                             (429)                                 (429)
Change in unrealized net gains,
  after applicable taxes                                                                                        (3)        (3)
Fair value adjustment related to
  First Interstate stock options                                         111                                              111
                                                  -----    ----      -------    -------          ---         -----    -------
Net change                                          111     222        9,152        575           --            (3)    10,057
                                                  -----    ----      -------    -------          ---         -----    -------
BALANCE DECEMBER 31, 1996                           600     457       10,287      2,749           (4)           23     14,112
                                                  -----    ----      -------    -------          ---         -----    -------
Net income-1997                                                                   1,155                                 1,155
Common stock issued under employee
  benefit and dividend reinvestment plans                     3           85                                               88
Preferred stock redeemed                           (325)                                                                 (325)
Common stock repurchased                                    (29)      (1,660)                                          (1,689)
Preferred stock dividends                                                           (25)                                  (25)
Common stock dividends                                                             (463)                                 (463)
Translation adjustments                                                                            4                        4
Change in unrealized net gains,
  after applicable taxes                                                                                        32         32
                                                  -----    ----      -------    -------          ---         -----    -------
Net change                                         (325)    (26)      (1,575)       667            4            32     (1,223)
                                                  -----    ----      -------    -------          ---         -----    -------
BALANCE DECEMBER 31, 1997                         $ 275    $431      $ 8,712    $ 3,416          $--         $  55    $12,889
                                                  -----    ----      -------    -------          ---         -----    -------
                                                  -----    ----      -------    -------          ---         -----    -------
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

                     WELLS FARGO & COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------
                                                                                           Year ended December 31,
                                                                                       --------------------------
(in millions)                                                                              1997     1996     1995
-----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                           $  1,155  $ 1,071  $ 1,032
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                               615      105       --
    Depreciation and amortization                                                           917      809      272
    (Gains) losses on disposition of operations                                             (15)      95       89
    Gain on sale of joint venture interest                                                   --       --     (163)
    Deferred income tax expense                                                             165      169       17
    Increase (decrease) in net deferred loan fees                                            21       22       (6)
    Net (increase) decrease in accrued interest receivable                                  158      (49)      20
    Writedown on mortgage loans held for sale                                                --       --       64
    Net (decrease) increase in accrued interest payable                                       4       (1)      25
    Net decrease (increase) in loans acquired for sale                                     (652)     390     (535)
    Other, net                                                                              775   (1,536)    (139)
                                                                                       --------  -------  -------
Net cash provided by operating activities                                                 3,143    1,075      676
                                                                                       --------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment securities:
    At fair value:
      Proceeds from sales                                                                   310      719      673
      Proceeds from prepayments and maturities                                            4,376    5,047      229
      Purchases                                                                            (780)  (2,759)     (77)
    At cost:
      Proceeds from prepayments and maturities                                               --       --    2,191
      Purchases                                                                              --       --     (104)
  Cash acquired from First Interstate                                                        --    6,030       --
  Proceeds from sales of mortgage loans held for sale                                        --       --    4,273
  Net (increase) decrease in loans resulting from originations and collections            1,063    2,301   (3,700)
  Proceeds from sales (including participations) of loans                                   437      364      770
  Purchases (including participations) of loans                                            (314)    (133)    (233)
  Proceeds from sales of foreclosed assets                                                  211      155      202
  Net decrease in federal funds sold and securities
    purchased under resale agreements                                                       105    2,064       83
  Other, net                                                                                 47     (756)    (172)
                                                                                       --------  -------  -------
Net cash provided by investing activities                                                 5,455   13,032    4,135
                                                                                       --------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in deposits                                                               (9,622)  (4,609)  (3,350)
  Net (decrease) increase in short-term borrowings                                        1,395     (892)    (235)
  Proceeds from issuance of senior debt                                                     700    1,260    1,230
  Repayment of senior debt                                                                 (810)  (1,183)    (811)
  Proceeds from issuance of subordinated debt                                                --      800       --
  Repayment of subordinated debt                                                           (351)      --     (210)
  Proceeds from issuance of guaranteed preferred beneficial
    interests in Company's subordinated debentures                                          149    1,150       --
  Proceeds from issuance of preferred stock                                                  --      197       --
  Proceeds from issuance of common stock                                                     88      117       90
  Redemption of preferred stock                                                            (325)    (439)      --
  Repurchase of common stock                                                             (1,689)  (2,158)    (847)
  Payment of cash dividends on preferred stock                                              (25)     (73)     (42)
  Payment of cash dividends on common stock                                                (463)    (429)    (225)
  Other, net                                                                             (1,212)     513      (10)
                                                                                       --------  -------  -------
Net cash used by financing activities                                                   (12,165)  (5,746)  (4,410)
                                                                                       --------  -------  -------
  NET CHANGE IN CASH AND CASH EQUIVALENTS (DUE FROM BANKS)                               (3,567)   8,361      401

Cash and cash equivalents at beginning of year                                           11,736    3,375    2,974
                                                                                       --------  -------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                               $  8,169  $11,736  $ 3,375
                                                                                       --------  -------  -------
                                                                                       --------  -------  -------
Supplemental disclosures of cash flow information:
   Cash paid during the year for:
     Interest                                                                          $  2,286  $ 1,916  $ 1,406
     Income taxes                                                                      $    711  $   641  $   618
   Noncash investing and financing activities:
     Transfers from investment securities at cost to investment
       securities at fair value                                                        $     --  $    --  $ 6,532
     Transfers from loans to foreclosed assets                                         $     95  $   141  $   115
     Transfers from loans to mortgage loans held for sale                              $     --  $    --  $ 4,440
     Acquisition of First Interstate:
       Common stock issued                                                             $     --  $11,297  $    --
       Fair value of preferred stock issued                                                  --      360       --
       Fair value of stock options                                                           --      111       --
       Fair value of assets acquired                                                         --   55,797       --
       Fair value of liabilities assumed                                                     --   51,214       --
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Wells Fargo & Company (Parent) is a bank holding company whose principal subsidiary is Wells Fargo Bank, N.A. (Bank). Besides servicing millions of customers in 10 Western states, Wells Fargo & Company and Subsidiaries (Company) provide a full range of banking and financial services to commercial, agribusiness, real estate and small business customers across the nation.

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

IMPAIRED LOANS Loans, other than those included in large groups of smaller-balance homogeneous loans, are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. For a loan that has been restructured, the contractual terms of the loan agreement refer to the contractual terms specified by the original loan agreement, not the contractual terms specified by the restructuring agreement.

This assessment for impairment occurs when and while such loans are on nonaccrual, or the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Company using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. Additionally, some impaired loans with commitments of less than $1 million are aggregated for the purpose of measuring impairment using historical loss factors as a means of measurement.

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

TRANSFERS AND SERVICING OF FINANCIAL ASSETS

Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125 (FAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, except for those provisions related to repurchase agreements and similar collateralized transactions for which the Financial Accounting Standards Board (FASB) deferred the effective date to January 1, 1998.

A transfer of financial assets is accounted for as a sale when control is surrendered over the assets transferred. Servicing rights and other retained interests in the assets sold are recorded by allocating the previous recorded investment between the asset sold and the interest retained based on their relative fair values, if practicable to determine, at the date of transfer.

Purchased mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. For purposes of evaluating and measuring impairment for purchased mortgage servicing rights, the Company stratifies these rights based on the type and interest rate of the underlying loans. Impairment is measured as the amount by which the purchased mortgage servicing rights for a stratum exceed their fair value. Fair value of the purchased mortgage servicing rights is determined based on valuation techniques utilizing discounted cash flows incorporating assumptions that market participants would use. Impairment, net of hedge results, is recognized through a valuation allowance for each individual stratum.

PREMISES AND EQUIPMENT

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

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill, representing the excess of purchase price over the fair value of net assets acquired, results from acquisitions made by the Company. Substantially all of the Company's goodwill is being amortized using the straight-line method over 25 years. The remaining period of amortization, on a weighted average basis, approximated 23 years at December 31, 1997.

Core deposit intangibles are amortized on an accelerated basis based on an estimated useful life of 10 to 15 years. Certain identifiable intangible assets that are included in other assets are generally amortized using an accelerated method over an original life of 5 to 15 years. Approximately 35% of the December 31, 1997 remaining balance will be amortized in 3 years.

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

EARNINGS PER COMMON SHARE

Earnings per common share are presented under two formats: earnings per common share and earnings per common share - assuming dilution. Earnings per common share are computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year. Earnings per common share - assuming dilution are computed by dividing net income (after deducting dividends on preferred stock) by the average number of common shares outstanding during the year, plus the impact of those common stock equivalents (i.e., stock options and restricted share rights) that are dilutive.

DERIVATIVE FINANCIAL INSTRUMENTS

INTEREST RATE DERIVATIVES The Company uses interest rate derivative financial instruments (futures, caps, floors and swaps) primarily to hedge mismatches in the rate maturity of loans and their funding sources. These instruments serve to reduce rather than increase the Company's exposure to movements in interest rates. At the inception of the hedge, the Company identifies an individual asset or liability, or an identifiable group of essentially similar assets or liabilities that expose the Company to interest rate risk at the consolidated or enterprise level. Interest rate derivatives are accounted for by the deferral or accrual method only if they are designated as a hedge and are expected to be and are effective in substantially reducing interest rate risk arising from the assets and liabilities identified as exposing the Company to risk. Futures contracts must meet specific correlation tests (i.e., the change in their fair values must be within 80 to 120 percent of the opposite change in the fair values of the hedged assets or liabilities). For caps, floors and swaps, their notional amount, interest rate index and life must closely match the related terms of the hedged assets or liabilities. Further, for futures, if the underlying financial instrument differs from the hedged asset or liability, there must be a clear economic relationship between the prices of the two financial instruments. If periodic assessment indicates derivatives no longer provide an effective hedge, the derivatives are closed out or settled; previously unrecognized hedge results, and the net settlement upon close-out or termination that offset changes in value of the hedged asset or liability are deferred and amortized over the life of the asset or liability with excess amounts recognized in noninterest income.

Gains and losses on futures contracts result from the daily settlement of their open positions and are deferred and classified on the balance sheet with the hedged asset or liability. They are recognized in income when the effects of the related fair value changes of the hedged asset or liability are recognized (e.g., amortized as a component of the interest income or expense reported on the hedged asset or liability). Amounts payable or receivable for swaps, caps and floors are accrued with the passage of time, the effect of which is included in the interest income or expense reported on the hedged asset or liability. Fees associated with these financial contracts are included on the balance sheet at the time that the fee is paid and are classified with the hedged asset or liability. These fees are amortized over their contractual life as a component of the interest reported on the hedged asset or liability. If a hedged asset or liability settles before maturity of the hedging interest rate derivatives, the derivatives are closed out or settled, and previously unrecognized hedge results and the net settlement upon close-out or termination are accounted for as part of the gains and losses on the hedged asset or liability. If interest rate derivatives used in an effective hedge are closed out or terminated before the hedged item settles, previously unrecognized hedge results and the net settlement upon close-out or termination are deferred and amortized over the life of the hedged asset or liability. Cash flows resulting from interest rate derivatives (including any related fees) that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows from the items being hedged and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

Interest rate derivatives entered into as an accommodation to customers and interest rate derivatives used to offset the interest rate risk of those contracts are carried at fair value with unrealized gains and losses recorded in noninterest income. Cash flows resulting from interest rate derivative financial instruments carried at fair value are classified in the cash flow statement as operating cash flows and are reflected in that statement when the cash receipts or payments due under the terms of the instruments are collected, paid or settled.

Credit risk related to interest rate derivative financial instruments is considered and, if material, provided for separately from the allowance for loan losses.

FOREIGN EXCHANGE DERIVATIVES   The Company enters into foreign exchange
derivative financial instruments (forward and spot contracts and options) primarily as an accommodation to customers and offsets the related foreign exchange risk with other foreign exchange derivatives. All contracts are carried at fair value, with unrealized gains and losses recorded in noninterest income. Cash flows resulting from foreign exchange derivatives are classified in the cash flow statement as operating cash flows and are reflected in that statement when the cash receipts or payments due under the terms of the foreign exchange derivatives are collected, paid or settled. Credit risk related to foreign exchange derivatives is considered and, if material, provided for separately from the allowance for loan losses.

2.

MERGER WITH FIRST INTERSTATE BANCORP

On April 1, 1996, the Company completed its acquisition of First Interstate Bancorp (First Interstate). The Merger was accounted for as a purchase transaction. Accordingly, the results of operations of First Interstate are included with those of the Company for periods subsequent to the date of the Merger.

The major components of management's plan for the combined company include the realignment of First Interstate's businesses to reflect Wells Fargo's structure, consolidation of retail branches and administrative facilities and reduction in staffing levels. As a result of this plan, the adjustments to goodwill since April 1, 1996 included accruals totaling approximately $324 million ($191 million after tax) related to the disposition of premises, including an accrual of $127 million ($75 million after tax) associated with the dispositions of traditional former First Interstate branches in California and out of state. At December 31, 1997, the remaining accrual associated with the disposition of traditional former First Interstate branches was $8 million. The California dispositions included 175 branch closures during 1996, 47 branch closures during 1997 and 2 branches scheduled to be closed by June 30, 1998. The Company also entered into definitive agreements with several institutions to sell 20 former First Interstate branches, including deposits, located in California. The sales of 17 of these branches were completed in 1997, with the remaining three branches expected to be completed by June 30, 1998. The out-of-state dispositions included 88 branch closures that were completed in 1997 and 68 closures scheduled to be completed by June 30, 1998. The Company also sold 87 former First Interstate out-of-state branches, including deposits, in 1997. Additionally, the adjustments to goodwill included accruals of approximately $481 million ($284 million after tax) related to severance of former First Interstate employees throughout the Company who have been or will be displaced. Severance payments totaling $372 million were paid since the second quarter of 1996, including $143 million in 1997.

In June 1997, Wells Fargo Bank (Colorado), N.A. (formerly First Interstate Bank of Denver, N.A.) was merged with the Bank.

In 1997, the Company sold the Corporate and Municipal Bond Administration (Corporate Trust) business to The Bank of New York.

During 1997, the Bank signed a definitive agreement to sell its Institutional Custody businesses to The Bank of New York and its affiliate, BNY Western Trust Company. Transfer of the accounts is occurring in several stages, the first of which was during the third quarter of 1997. Substantially all of the businesses were acquired as part of the acquisition of First Interstate; therefore, the excess of the related proceeds over the attributable costs of the net assets sold on that portion of the sale is being deducted from goodwill, while the remaining net proceeds attributable to business originated by the Company will be recorded as a gain in 1998 when the transfers are finalized.

The $7,230 million excess purchase price over fair value of First
Interstate's net assets acquired (goodwill) is amortized using the straight-line method over 25 years.

3.

CASH, LOAN AND DIVIDEND RESTRICTIONS

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Company's banking subsidiaries with the Federal Reserve Banks. The average required reserve balance was $2.0 billion in both 1997 and 1996.

The Bank is subject to certain restrictions under the Federal Reserve Act, including restrictions on extensions of credit to its affiliates. In particular, the Bank is prohibited from lending to the Parent and its nonbank subsidiaries unless the loans are secured by specified collateral. Such secured loans and other regulated transactions made by the Bank (including its subsidiaries) are limited in amount as to each of its affiliates, including the Parent, to 10% of the Bank's capital stock and surplus (as defined, which for this purpose represents Tier 1 and Tier 2 capital, as calculated under the risk-based capital guidelines, plus the balance of the allowance for loan losses excluded from Tier 2 capital) and, in the aggregate to all of its affiliates, to 20% of the Bank's capital stock and surplus. The capital stock and surplus at December 31, 1997 was $8 billion.

Dividends payable by the Bank to the Parent without the express approval of the Office of the Comptroller of the Currency (OCC) are limited to the Bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. Retained net profits are defined by the OCC as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Based on this definition, the Bank, with the express approval of the OCC, declared dividends in 1997 and 1996 of $1.5 billion in excess of its net income of $2.0 billion for those years. (The total dividends declared by the Bank in 1997, 1996 and 1995 were $2.0 billion, $1.5 billion and $1.6 billion (including a $.5 billion deemed dividend), respectively.) Therefore, before it can declare dividends in 1998 without the approval of the OCC, the Bank must have net income of $1.5 billion plus an amount equal to or greater than the dividends declared in 1998. Since it is not expected to have net income of $1.5 billion plus an amount equal to or greater than the dividends expected to be declared in 1998, the Bank will again need to obtain the approval of the OCC before any dividends are declared in 1998.

The Company's other banking subsidiaries are subject to the same restrictions as the Bank. However, any such restrictions have not had a material impact on the banking subsidiaries or the Company.


4.

INVESTMENT SECURITIES

The following table provides the cost and fair value for the major components of available-for-sale securities carried at fair value (there were no held-to-maturity investment securities at cost at the end of the last three years):

-----------------------------------------------------------------------------------------------------------------------
                                                                                                            December 31,
                                  -------------------------------------------------------------------------------------
                                                                       1997                                        1996
                                  -----------------------------------------  ------------------------------------------
                                           ESTIMATED   ESTIMATED                       Estimated   Estimated
                                          UNREALIZED  UNREALIZED  ESTIMATED           unrealized  unrealized  Estimated
                                               GROSS       GROSS       FAIR                gross       gross       fair
(in millions)                       COST       GAINS      LOSSES      VALUE     Cost       gains      losses      value
---------------------------------------------------------------------------  ------------------------------------------
U.S. Treasury securities          $2,535        $ 15         $ 1     $2,549  $ 2,824        $ 16         $ 3    $ 2,837
Securities of U.S.
  government agencies
  and corporations (1)             4,390          43           8      4,425    7,043          46          39      7,050
Private collateralized mortgage
  obligations (2)                  2,390          16          10      2,396    3,237          16          23      3,230
Other                                441          12          --        453      342           2           1        343
                                  ------        ----         ---     ------  -------        ----         ---    -------
    Total debt securities          9,756          86          19      9,823   13,446          80          66     13,460
Marketable equity securities          40          26           1         65       18          27          --         45
                                  ------        ----         ---     ------  -------        ----         ---    -------
    Total                         $9,796        $112         $20     $9,888  $13,464        $107         $66    $13,505
                                  ------        ----         ---     ------  -------        ----         ---    -------
                                  ------        ----         ---     ------  -------        ----         ---    -------
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------
                                          December 31,
                                    -----------------
                                                 1995
                                    -----------------
                                            Estimated
                                                 fair
(in millions)                         Cost      value
-----------------------------------------------------
U.S. Treasury securities            $1,347     $1,357
Securities of U.S.
  government agencies
  and corporations (1)               5,218      5,223
Private collateralized mortgage
  obligations (2)                    2,121      2,122
Other                                  169        181
                                    ------     ------
    Total debt securities            8,855      8,883
Marketable equity securities            18         37
                                    ------     ------
    Total                           $8,873     $8,920
                                    ------     ------
                                    ------     ------
-----------------------------------------------------

(1) All securities of U.S. government agencies and corporations are mortgage-backed securities.
(2) Substantially all private collateralized mortgage obligations are AAA-rated bonds collateralized by 1-4 family residential first mortgages.

At December 31, 1997, there were no investment securities (excluding the U.S. government and its agencies and corporations) that exceeded 10% of stockholders equity.

Proceeds from the sale of securities in the available-for-sale portfolio totaled $310 million, $719 million and $673 million in 1997, 1996 and 1995, respectively. The sales of debt securities in the available-for-sale portfolio resulted in a $6 million gain, $1 million gain and $13 million loss in 1997, 1996 and 1995, respectively. These were sold for asset/liability management purposes. The sales of marketable equity securities in the available-for-sale portfolio resulted in a gain of $14 million, $9 million and none in 1997, 1996 and 1995, respectively. Additionally, a $4 million loss was realized in 1995 resulting from a write-down of certain equity securities due to other-than-temporary impairment.

The following table provides the remaining contractual principal maturities and yields (taxable-equivalent basis) of available-for-sale debt securities within the investment portfolio. The remaining contractual principal maturities for mortgage-backed securities were allocated assuming no prepayments. Expected remaining maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without penalties. (See the Investment Securities section of the Financial Review for expected remaining maturities and yields.)


-------------------------------------------------------------------------------------------------------------
                                                                                            December 31, 1997
                                             ----------------------------------------------------------------
                                                                     Remaining contractual principal maturity
                                                                     ----------------------------------------
                                                               Weighted
                                                                average
                                                              remaining                        After one year
                                                    Weighted   maturity   Within one year  through five years
                                              Total  average   (in yrs.   ---------------  ------------------
(in millions)                                amount    yield    - mos.)   Amount    Yield    Amount     Yield
-------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                     $2,535     6.04%       1-3   $1,130     5.83%   $1,404      6.21%
Securities of U.S. government
  agencies and corporations                   4,390     6.68        5-2    1,053     6.87     1,859      6.70
Private collateralized mortgage obligations   2,390     6.76        6-4      286     8.00       851      7.07
Other                                           441     8.11        4-6       56     7.56       223      7.82
                                             ------                       ------             ------
TOTAL COST OF DEBT SECURITIES(1)             $9,756     6.60%       4-5   $2,525     6.55%   $4,337      6.67%
                                             ------     ----        ---   ------     ----    ------      ----
                                             ------     ----        ---   ------     ----    ------      ----
ESTIMATED FAIR VALUE                         $9,823                       $2,539             $4,375
                                             ------                       ------             ------
                                             ------                       ------             ------
--------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                                                                   December 31, 1997
                                            ----------------------------------------
                                            Remaining contractual principal maturity
                                            ----------------------------------------



                                                 After five years
                                                through ten years    After ten years
                                                 -----------------  ----------------
(in millions)                                     Amount    Yield   Amount     Yield
------------------------------------------------------------------------------------
U.S Treasury securities                           $    1     6.67%  $   --        --%
Securities of U.S. government
  agencies and corporations                          819     7.23      659      5.59
Private collateralized mortgage obligations          725     7.07      528      5.20
Other                                                136     8.78       26      8.07
                                                  ------            ------
TOTAL COST OF DEBT SECURITIES(1)                  $1,681     7.29%  $1,213      5.47%
                                                  ------     ----   ------      ----
                                                  ------     ----   ------      ----
ESTIMATED FAIR VALUE                              $1,687            $1,222
                                                  ------            ------
                                                  ------            ------
------------------------------------------------------------------------------------

(1) The weighted average yield is computed using the amortized cost of available-for-sale debt securities carried at fair value.

There was no dividend income in 1997, 1996 and 1995 included in interest income on investment securities in the Consolidated Statement of Income. Substantially all income on investment securities is taxable.

Investment securities pledged primarily to secure trust and public deposits and for other purposes as required or permitted by law was $6.4 billion, $5.3 billion and $4.8 billion at December 31, 1997, 1996 and 1995, respectively.

5.

LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of the major categories of loans outstanding and related unfunded commitments to extend credit is shown in the following table. At December 31, 1997 and 1996, the commercial loan category and related commitments did not have an industry concentration that exceeded 10% of total loans and commitments. Tables 11 and 12 in the Loan Portfolio section of the Financial Review summarize real estate mortgage loans (excluding 1-4 family first mortgage loans) by state and property type and real estate construction loans by state and project type. A majority of the Company's real estate 1-4 family first mortgages and consumer loans are with customers located in California.

------------------------------------------------------------------------------------------------
                                                                                     December 31,
                                                    --------------------------------------------
                                                                     1997                   1996
                                                    ---------------------- ---------------------
                                                              COMMITMENTS            Commitments
                                                        OUT-    TO EXTEND      Out-    to extend
(in millions)                                       STANDING       CREDIT  standing       credit
------------------------------------------------------------------------------------------------
Commercial (1)                                       $20,144      $27,458   $19,515      $28,125
Real estate 1-4 family first mortgage (2)              8,869          833    10,425          778
Other real estate mortgage                            12,186        1,086    11,860          872
Real estate construction                               2,320        1,552     2,303        1,719
Consumer:
  Real estate 1-4 family junior lien mortgage          5,865        4,681     6,278        4,781
  Credit card                                          5,039       15,453     5,462       15,737
  Other revolving credit and monthly payment           7,185        2,913     8,374        3,123
                                                     -------      -------   -------      -------
    Total consumer                                    18,089       23,047    20,114       23,641
Lease financing                                        4,047           --     3,003           --
Foreign                                                   79           43       169          101
                                                     -------      -------   -------      -------
    Total loans (3)                                  $65,734      $54,019   $67,389      $55,236
                                                     -------      -------   -------      -------
                                                     -------      -------   -------      -------
------------------------------------------------------------------------------------------------

(1) Outstanding balances include loans (primarily unsecured) to real estate developers and REITs of $1,772 million and $1,070 million at December 31, 1997 and 1996, respectively.
(2) Substantially all of the commitments to extend credit relate to those equity lines that are effectively first mortgages.
(3) Outstanding loan balances at December 31, 1997 and 1996 are net of unearned income, including net deferred loan fees, of $832 million and $654 million, respectively.

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

Standby letters of credit totaled $2,612 million and $2,981 million at December 31, 1997 and 1996, respectively. Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Under standby letters of credit, the Company assures that the third parties will receive specified funds if customers fail to meet their contractual obligations. The liquidity risk to the Company arises from its obligation to make payment in the event of a customer's contractual default. The credit risk involved in issuing letters of credit and the Company's management of that credit risk is considered in management's determination of the allowance for loan losses. At December 31, 1997 and 1996, standby letters of credit included approximately $200 million and $243 million, respectively, of participations purchased, net of approximately $85 million and $61 million, respectively, of participations sold. Approximately 68% of the Company's year-end 1997 standby letters of credit had maturities of one year or less and substantially all had maturities of seven years or less.

Included in standby letters of credit are those that back financial instruments (financial guarantees). The Company had issued or purchased participations in financial guarantees of approximately $1,293 million and $1,798 million at December 31, 1997 and 1996, respectively. The Company also had commitments for commercial and similar letters of credit of $337 million and $406 million at December 31, 1997 and 1996, respectively. Substantially all fees received from the issuance of financial guarantees are deferred and amortized on a straight-line basis over the term of the guarantee. Losses on standby letters of credit and other similar letters of credit have been immaterial.

The Company considers the allowance for loan losses of $1,828 million adequate to cover losses inherent in loans, loan commitments and standby letters of credit at December 31, 1997. However, no assurance can be given that the Company will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of the factors then prevailing, including economic conditions and the Company's ongoing examination process and that of its regulators, will not require significant increases in the allowance for loan losses.

Loans held for sale are included in their respective loan categories and recorded at the lower of cost or market. At December 31, 1997 and 1996, loans held for sale were $1,127 million and $308 million, respectively.

Changes in the allowance for loan losses were as follows:

--------------------------------------------------------------------------------
                                                          Year ended December 31,
                                                     ---------------------------
(in millions)                                           1997      1996      1995
--------------------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                           $ 2,018    $1,794    $2,082

Allowance of First Interstate                             --       770        --

Sale of former First Interstate banks                     --       (11)       --

Provision for loan losses                                615       105        --

Loan charge-offs:
  Commercial (1)                                        (269)     (140)      (55)
  Real estate 1-4 family first mortgage                  (19)      (18)      (13)
  Other real estate mortgage                             (18)      (40)      (52)
  Real estate construction                                (3)      (13)      (10)
  Consumer:
    Real estate 1-4 family junior lien mortgage          (23)      (28)      (16)
    Credit card                                         (486)     (404)     (208)
    Other revolving credit and monthly payment          (219)     (186)      (53)
                                                     -------   -------   -------
      Total consumer                                    (728)     (618)     (277)
  Lease financing                                        (41)      (31)      (15)
                                                     -------   -------   -------
      Total loan charge-offs                          (1,078)     (860)     (422)
                                                     -------   -------   -------
Loan recoveries:
  Commercial (2)                                          70        54        38
  Real estate 1-4 family first mortgage                    4         8         3
  Other real estate mortgage                              53        47        53
  Real estate construction                                11        11         1
  Consumer:
    Real estate 1-4 family junior lien mortgage            8         9         3
    Credit card                                           48        36        13
    Other revolving credit and monthly payment            67        47        12
                                                     -------   -------   -------
      Total consumer                                     123        92        28
  Lease financing                                         12         8        11
                                                     -------   -------   -------
      Total loan recoveries                              273       220       134
                                                     -------   -------   -------
      Total net loan charge-offs                        (805)     (640)     (288)
                                                     -------   -------   -------
BALANCE, END OF YEAR                                 $ 1,828    $2,018    $1,794
                                                     -------   -------   -------
                                                     -------   -------   -------
Total net loan charge-offs as a percentage of
  average total loans (3)                               1.25%     1.05%      .83%
                                                     -------   -------   -------
                                                     -------   -------   -------
Allowance as a percentage of total loans                2.78%     3.00%     5.04%
                                                     -------   -------   -------
                                                     -------   -------   -------
--------------------------------------------------------------------------------

(1) Includes charge-offs of loans (primarily unsecured) to real estate developers and REITs of none, $2 million and none in 1997, 1996 and 1995, respectively.
(2) Includes recoveries from loans to real estate developers and REITs of $3 million, $10 million and $3 million in 1997, 1996 and 1995, respectively.
(3)  Average total loans exclude first mortgage loans held for sale in 1995.

In accordance with FAS 114, the table below shows the recorded investment in impaired loans by loan category and the related methodology used to measure impairment at December 31, 1997 and 1996:

---------------------------------------------------------------
                                                    December 31,
(in millions)                                     1997     1996
---------------------------------------------------------------
Commercial                                        $103     $155
Real estate 1-4 family first mortgage                2        1
Other real estate mortgage (1)                     193      362
Real estate construction                            22       24
Other                                                1        1
                                                  ----     ----
  Total (2)                                       $321     $543
                                                  ----     ----
                                                  ----     ----
Impairment measurement based on:
  Collateral value method                         $233     $416
  Discounted cash flow method                       61      101
  Historical loss factors                           27       26
                                                  ----     ----
                                                  $321     $543
                                                  ----     ----
                                                  ----     ----
---------------------------------------------------------------

(1) Includes accruing loans of $23 million and $50 million at December 31, 1997 and 1996, respectively, that were purchased at a steep discount whose contractual terms were modified after acquisition. The modified terms did not affect the book balance nor the yields expected at the date of purchase.
(2) Includes $27 million of impaired loans with a related FAS 114 allowance of $2 million at December 31, 1997 and 1996.

The average recorded investment in impaired loans during 1997, 1996 and 1995 was $410 million, $542 million and $472 million, respectively. Total interest income recognized on impaired loans during 1997, 1996 and 1995 was $13 million, $17 million and $15 million, respectively, substantially all of which was recorded using the cash method.

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


6.

PREMISES, EQUIPMENT, LEASE COMMITMENTS AND OTHER ASSETS

The following table presents comparative data for premises and equipment:

--------------------------------------------------------------------------
                                                               December 31,
                                                          ----------------
(in millions)                                               1997      1996
--------------------------------------------------------------------------
Land                                                      $  199    $  234
Buildings                                                  1,529     1,687
Furniture and equipment                                    1,281     1,362
Leasehold improvements                                       395       392
Premises leased under capital leases                         106       111
                                                          ------    ------
  Total                                                    3,510     3,786
Less accumulated depreciation and amortization             1,393     1,380
                                                          ------    ------
    Net book value                                        $2,117    $2,406
                                                          ------    ------
                                                          ------    ------
--------------------------------------------------------------------------

Depreciation and amortization expense was $257 million, $238 million and $154 million in 1997, 1996 and 1995, respectively. Losses on disposition of premises and equipment, recorded in noninterest income, were $63 million, $46 million and $31 million in 1997, 1996 and 1995, respectively. Also recorded in noninterest income were gains (losses) from disposition of operations of $15 million, $(95) million and $(89) million in 1997, 1996 and 1995, respectively. The losses were primarily related to the disposition of premises associated with scheduled branch closures.

The Company is obligated under a number of noncancelable operating leases for premises (including vacant premises) and equipment with terms up to 25 years, many of which provide for periodic adjustment of rentals based on changes in various economic indicators. The following table shows future minimum payments under noncancelable operating leases and capital leases with terms in excess of one year as of December 31, 1997:

--------------------------------------------------------------------------------
(in millions)                                  Operating leases   Capital leases
--------------------------------------------------------------------------------
Year ended December 31,
1998                                                     $  269             $ 12
1999                                                        237               12
2000                                                        188               11
2001                                                        147               10
2002                                                        120               10
Thereafter                                                  480               61
                                                         ------             ----
Total minimum lease payments                             $1,441              116
                                                         ------
                                                         ------
Executory costs                                                               (3)
Amounts representing interest                                                (54)
                                                                            ----
Present value of net minimum lease payments                                 $ 59
                                                                            ----
--------------------------------------------------------------------------------


Total future minimum payments to be received under noncancelable operating subleases at December 31, 1997 were approximately $255 million; these payments are not reflected in the preceding table.

Rental expense, net of rental income, for all operating leases was $228 million, $199 million and $111 million in 1997, 1996 and 1995, respectively.

The components of other assets at December 31, 1997 and 1996 were as follows:

-----------------------------------------------------------------------
                                                            December 31,
                                                    -------------------
(in millions)                                         1997         1996
-----------------------------------------------------------------------
Nonmarketable equity investments (1)                $1,113       $1,085
Trading assets                                         815          404
Certain identifiable intangible assets                 479          471
Net deferred tax asset (2)                             209          346
Foreclosed assets                                      158          219
Other                                                1,175        2,936
                                                    ------       ------
  Total other assets                                $3,949       $5,461
                                                    ------       ------
                                                    ------       ------
-----------------------------------------------------------------------

(1) Commitments related to nonmarketable equity investments totaled $363 million and $376 million at December 31, 1997 and 1996, respectively.
(2)  See Note 14 to Financial Statements.

Income from nonmarketable equity investments accounted for using the cost method was $157 million, $137 million and $58 million in 1997, 1996 and 1995, respectively.

Trading assets consist predominantly of securities, including corporate debt and U.S. government agency obligations. Gains from trading assets were $72 million, $44 million and $27 million in 1997, 1996 and 1995, respectively.

Included in certain identifiable intangible assets were purchased mortgage servicing rights of $292 million and $257 million at December 31, 1997 and 1996, respectively. The purchased mortgage loan servicing portfolio totaled $24 billion and $22 billion at December 31, 1997 and 1996, respectively. Mortgage servicing rights purchased during 1997 and 1996 were $102 million and $165 million, respectively. (For loan sales, there were no retained servicing rights recognized during the same periods.) Amortization expense, recorded in noninterest income, totaled $69 million, $63 million and $39 million for 1997, 1996 and 1995, respectively.

The fair value of purchased mortgage servicing rights totaled $338 million and $289 million at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, the balance of the valuation allowances totaled none and $582 thousand, respectively.

Amortization expense for the other identifiable intangible assets included in other assets was $29 million, $26 million and $12 million in 1997, 1996 and 1995, respectively.

Foreclosed assets consist of assets (substantially real estate) acquired in satisfaction of troubled debt and are carried at the lower of fair value (less estimated costs to sell) or cost. Foreclosed assets income (expense), including disposition gains and losses, was $33 million, $(7) million and $(1) million in 1997, 1996 and 1995, respectively.

7.

DEPOSITS

The aggregate amount of time certificates of deposit and other time deposits issued by domestic offices was $15,560 million and $15,955 million at December 31, 1997 and 1996, respectively. At December 31, 1997, the contractual maturities of these deposits were as follows: $12,927 million in 1998, $1,338 million in 1999, $727 million in 2000, $218 million in 2001,
$155 million in 2002 and $195 million thereafter. Substantially all of these deposits were interest bearing.

Of the total above, the amount of time deposits with a denomination of $100,000 or more was $3,849 million and $3,495 million at December 31, 1997 and 1996, respectively. At December 31, 1997, the contractual maturities of these deposits were as follows: $1,894 million in 3 months or less, $829 million over 3 through 6 months, $727 million over 6 through 12 months and $399 million over 12 months.

Time certificates of deposit and other time deposits issued by foreign offices with a denomination of $100,000 or more represent substantially all of the foreign deposit liabilities of $597 million and $54 million at December 31, 1997 and 1996, respectively.

Demand deposit overdrafts that have been reclassified as loan balances were $316 million and $800 million at December 31, 1997 and 1996, respectively.


8.

SHORT-TERM BORROWINGS

The table on the right shows selected information for short-term borrowings. These borrowings generally mature in less than 30 days.

--------------------------------------------------------------------
                                              Year ended December 31,
                                           -------------------------
(in millions)                                1997      1996     1995
--------------------------------------------------------------------
FEDERAL FUNDS PURCHASED
Average amount outstanding (1)             $1,760    $1,079   $1,613
Daily average rate                           5.40%     5.21%    5.79%
Highest month-end balance (2)              $3,010    $2,151   $3,042
Year-end balance                            2,199     1,496    1,885
Weighted average rate on outstandings
  at year end                                5.46%     4.89%    5.32%

SECURITIES SOLD UNDER REPURCHASE
  AGREEMENTS
Average amount outstanding (1)             $1,084    $  690   $1,788
Daily average rate                           5.40%     5.23%    5.89%
Highest month-end balance (3)              $1,533    $1,100   $2,776
Year-end balance                            1,377       533      896
Weighted average rate on outstandings
  at year end                                5.46%     5.21%    5.47%
--------------------------------------------------------------------

(1)  Average balances were computed using daily amounts.
(2) Highest month-end balance in each of the last three years occurred in September 1997, April 1996 and March 1995, respectively.
(3) Highest month-end balance in each of the last three years occurred in August 1997, February 1996 and April 1995, respectively.

9.

SENIOR AND SUBORDINATED DEBT

The following is a summary of senior and subordinated debt (reflecting unamortized debt discounts and premiums, where applicable) owed by the Parent and its subsidiaries:

------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   December 31,
                                                                Maturity                Interest          --------------------
(in millions)                                                       date                rate                1997          1996
------------------------------------------------------------------------------------------------------------------------------
SENIOR
Parent: Floating-Rate Medium-Term Notes                             1998-99             Various           $1,460        $1,571
        Notes (1)                                                   1998                11.00%                55            55
        Medium-Term Notes (1)(8)                                    1998-2002           7.78-10.90%          356           359
Notes payable by subsidiaries                                                                                 53            68
Obligations of subsidiaries under capital leases (Note 6)                                                     59            67
                                                                                                          ------        ------
  Total senior debt                                                                                        1,983         2,120
                                                                                                          ------        ------
SUBORDINATED
Parent: Floating-Rate Notes (2)(3)                                  1997                Various               --           100
        Floating-Rate Notes (2)(4)(5)                               1997                Various               --           100
        Floating-Rate Notes (2)(4)                                  1997                Various               --            83
        Floating-Rate Capital Notes (2)(4)(6)                       1998                Various              200           200
        Floating-Rate Notes (2)(4)                                  2000                Various              118           118
        Capital Notes (6)                                           1999                8.625%               186           190
        Notes                                                       1997                12.75%                --            70
        Notes (1)(7)(8)                                             2002                8.15%                101            97
        Notes                                                       2002                8.75%                200           201
        Notes                                                       2002                8.375%               149           149
        Notes                                                       2003                6.875%               150           150
        Notes                                                       2003                6.125%               249           249
        Notes (1)(8)                                                2004                9.125%               137           137
        Notes (1)(7)(8)                                             2004                9.0%                 124           121
        Notes (1)                                                   2006                6.875%               499           499
        Notes (1)(8)                                                2006                7.125%               299           299
        Medium-Term Notes (1)                                       1998-2002           9.38-11.25%          173           177
                                                                                                          ------        ------
  Total subordinated debt                                                                                  2,585         2,940
                                                                                                          ------        ------
    Total senior and subordinated debt                                                                    $4,568        $5,060
                                                                                                          ------        ------
                                                                                                          ------        ------
------------------------------------------------------------------------------------------------------------------------------

(1) The Company entered into interest rate swap agreements for substantially all of these Notes, whereby the Company receives fixed-rate interest payments approximately equal to interest on the Notes and makes interest payments based on an average three-month or six-month LIBOR rate.
(2)  Notes are currently redeemable in whole or in part, at par.
(3) Subject to a maximum interest rate of 13% due to the purchase of an interest rate cap.
(4) May be redeemed in whole, at par, at any time in the event withholding taxes are imposed by the United States.
(5)  Subject to a maximum interest rate of 13%.
(6)  Mandatory Equity Notes.
(7) These Notes are redeemable in whole or in part, at par, prior to maturity.
(8) The interest rate swap agreement for these Notes is callable by the counterparty prior to the maturity of the Notes.

At December 31, 1997, the principal payments, including sinking fund payments, on senior and subordinated debt are due as follows in the table on the right.

The interest rates on floating-rate notes are determined periodically by formulas based on certain money market rates, subject, on certain notes, to minimum or maximum interest rates.

The Company's mandatory convertible debt, which is identified by note (6) to the table above, qualifies as Tier 2 capital but is subject to discounting and note fund restric-

          ------------------------------------------------
          (in millions)          Parent            Company
          ------------------------------------------------
          1998                   $1,794             $1,802
          1999                      468                476
          2000                      118                130
          2001                      354                365
          2002                      388                399
          Thereafter              1,334              1,396
                                 ------             ------
          Total                  $4,456             $4,568
                                 ------             ------
                                 ------             ------
          ------------------------------------------------

tions under the risk-based capital rules. The terms of the Mandatory Equity Notes of $200 million, due in 1998, and $186 million, due in 1999, require the Company to sell or exchange with the noteholder the Company's common stock, perpetual preferred stock or other capital securities at maturity or earlier redemption of the Notes. At December 31, 1997, $264 million of stockholders' equity had been designated for the retirement or redemption of these Notes.

Certain of the agreements under which debt has been issued contain provisions that may limit the merger or sale of the Bank and the issuance of its capital stock or convertible securities. The Company was in compliance with the provisions of the borrowing agreements at December 31, 1997.

10.

GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

In 1996, the Company established four separate special purpose trusts, which collectively issued $1,150 million in trust preferred securities. In 1997, the Company issued an additional $150 million in trust preferred securities through a separate trust. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures (debentures) of the Company. The purpose of issuing these trust preferred securities was to provide the Company with a more cost-effective means of obtaining Tier 1 capital for regulatory purposes than if the Company itself were to issue additional preferred stock because the Company is allowed to deduct, for income tax purposes, distributions to the holders of the trust preferred securities. The sole assets of these special purpose trusts are the debentures. These debentures rank junior to the senior and subordinated debt issued by the Company. The Company owns all of the common securities of the five trusts. The preferred securities issued by the trusts rank senior to the common securities. Concurrent with the issuance of the preferred securities by the trusts, the Company issued guarantees for the benefit of the security holders. The obligations of the Company under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Company.

Listed below are the series of trust preferred securities of Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C, Wells Fargo Capital I and Wells Fargo Capital II issued at $1,000 per security. The distributions are cumulative and payable semi-annually on the first day of June and December for Wells Fargo Capital A, Wells Fargo Capital B and Wells Fargo Capital C and on the fifteenth day of June and December for Wells Fargo Capital I. The distributions are cumulative and payable quarterly on the 30th of January, April, July and October for Wells Fargo Capital II. The trust preferred securities are subject to mandatory redemption at the stated maturity date of the debentures, upon repayment of the debentures or earlier, pursuant to the terms of the Trust Agreement.

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

WELLS FARGO CAPITAL II   This trust issued $150 million in trust preferred
securities in January 1997 and concurrently invested $154.7 million in debentures of the Company with a stated maturity of January 30, 2027. This class of trust preferred securities will accrue quarterly distributions at a variable annual rate of LIBOR plus 0.5%.

On or after December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I and on or after January 2007 for Wells Fargo Capital II, each of the series of trust preferred securities may be redeemed and the corresponding debentures may be prepaid at the option of the Company, subject to Federal Reserve approval, at declining redemption prices. Prior to December 2006 for Wells Fargo Capital A, Wells Fargo Capital B, Wells Fargo Capital C and Wells Fargo Capital I and prior to January 2007 for Wells Fargo Capital II, the securities may be redeemed at the option of the Company on the occurrence of certain events that result in a negative tax impact, negative regulatory impact on the trust preferred securities of the Company or negative legal or regulatory impact on the appropriate special purpose trust which would define it as an investment company. In addition, the Company has the right to defer payment of interest on the debentures and, therefore, distributions on the trust preferred securities for up to five years.


11.

PREFERRED STOCK

Of the 25,000,000 shares authorized, there were 5,500,000 shares and 6,600,000 shares of preferred stock issued and outstanding at December 31, 1997 and 1996, respectively. All preferred shares rank senior to common shares both as to dividends and liquidation preference but have no general voting rights.

The following is a summary of preferred stock (adjustable and fixed):

---------------------------------------------------------------------------------------------------------------------------------
                                                     Shares issued  Carrying amount                            Dividends declared
                                                   and outstanding     (in millions)                                 (in millions)
                                             ---------------------      -----------           Adjustable   ----------------------
                                                       December 31,     December 31,      dividends rate   Year ended December 31,
                                             ---------------------     ------------    -----------------   ----------------------
                                                  1997        1996     1997    1996    Minimum   Maximum   1997     1996     1995
---------------------------------------------------------------------------------------------------------------------------------
Adjustable-Rate Cumulative, Series B         1,500,000   1,500,000     $ 75    $ 75        5.5%     10.5%   $ 4      $ 4      $ 5
  (Liquidation preference $50)

9% Cumulative, Series C                             --          --       --      --         --        --     --       21       21
  (Liquidation preference $500) (1)

8-7/8% Cumulative, Series D                         --     350,000       --     175         --        --      3       16       16
  (Liquidation preference $500) (2)

9-7/8% Cumulative, Series F                         --          --       --      --         --        --     --       12       --
  (Liquidation preference $200) (3) (4)

9% Cumulative, Series G                             --     750,000       --     150         --        --      5       10       --
  (Liquidation preference $200) (3) (5)

6.59%/Adjustable Rate Noncumulative          4,000,000   4,000,000      200     200        7.0      13.0     13        4       --
  Preferred Stock, Series H
  (Liquidation preference $50)
                                             ---------   ---------     ----    ----                         ---      ---      ---
    Total                                    5,500,000   6,600,000     $275    $600                         $25      $67      $42
                                             ---------   ---------     ----    ----                         ---      ---      ---
                                             ---------   ---------     ----    ----                         ---      ---      ---
---------------------------------------------------------------------------------------------------------------------------------

(1) In December 1996, the Company redeemed all $239 million (477,500 shares) of its Series C preferred stock.
(2) In March 1997, the Company redeemed all $175 million (350,000 shares) of its Series D preferred stock.
(3) In April 1996, the Series F and Series G preferred stock were converted from First Interstate preferred stock into the right to receive one share of the Company's preferred stock.
(4) In November 1996, the Company redeemed all $200 million (1,000,000 shares) of its Series F preferred stock.
(5) In May 1997, the Company redeemed all $150 million (750,000 shares) of its Series G preferred stock.

ADJUSTABLE-RATE CUMULATIVE PREFERRED STOCK, SERIES B These shares were redeemable at the option of the Company through May 14, 1996 at a price of $51.50 per share and, thereafter, at $50 per share plus accrued and unpaid dividends. Dividends are cumulative and payable quarterly on the 15th of February, May, August and November. For each quarterly period, the dividend rate is 76% of the highest of the three-month Treasury bill discount rate, 10-year constant maturity Treasury security yield or 20-year constant maturity Treasury bond yield, but limited to a minimum of 5.5% and a maximum of 10.5% per year. The average dividend rate was 5.5%, 5.5% and 5.8% during 1997, 1996 and 1995, respectively.

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

8-7/8% CUMULATIVE PREFERRED STOCK, SERIES D In March 1997, the Company redeemed all $175 million of its Series D preferred stock at a price of $500 per share plus accrued and unpaid dividends. This class of preferred stock had been issued as depositary shares, each representing one-twentieth of a share of the Series D preferred stock. Dividends of $11.09 per share (8-7/8% annualized rate) were cumulative and payable on the last day of each calendar quarter.

9-7/8% CUMULATIVE PREFERRED STOCK, SERIES F In November 1996, the Company redeemed all $200 million of its Series F preferred stock at a price of $200 per share plus accrued and unpaid dividends. This class of preferred stock had been issued as depositary shares, each representing one-eighth of a share of the Series F preferred stock. Dividends of $4.94 per share (9-7/8% annualized rate) were cumulative and payable on the last day of each calendar quarter.

9% CUMULATIVE PREFERRED STOCK, SERIES G In May 1997, the Company redeemed all $150 million of its Series G preferred stock at a price of $200 per share plus accrued and unpaid dividends. This class of preferred stock had been issued as depositary shares, each representing one-eighth of a share of Series G preferred stock. Dividends of $4.50 per share (9% annualized rate) were cumulative and payable on the last day of each calendar quarter.

6.59%/ADJUSTABLE RATE NONCUMULATIVE PREFERRED STOCK, SERIES H These shares are redeemable at the option of the Company on or after October 1, 2001 at a price of $50 per share plus accrued and unpaid dividends. Dividends are noncumulative and payable on the first day of each calendar quarter at an annualized rate of 6.59% through October 1, 2001. The dividend rate after October 1, 2001 will be equal to .44% plus the highest of the Treasury bill discount rate, the 10-year constant maturity rate and the 30-year constant maturity rate, as determined in advance of such dividend period, limited to a minimum of 7% and a maximum of 13%.


12.

COMMON STOCK, ADDITIONAL PAID-IN CAPITAL AND STOCK PLANS

COMMON STOCK

The table on the right summarizes common stock reserved, issued, outstanding and authorized as of December 31, 1997:

-------------------------------------------------------------------------------
                                                               Number of shares
-------------------------------------------------------------------------------
Tax Advantage and Retirement Plan                                     2,718,228
Long-Term and Equity Incentive Plans                                  3,262,145
Dividend Reinvestment and Common Stock Purchase Plan                  4,094,173
Employee Stock Purchase Plan                                            587,220
Director Option Plans                                                   161,676
Stock Bonus Plan                                                         10,212
                                                                    -----------
  Total shares reserved                                              10,833,654
Shares issued and outstanding                                        86,152,779
Shares not reserved                                                  53,013,567
                                                                    -----------
  Total shares authorized (1)                                       150,000,000
                                                                    -----------
                                                                    -----------
-------------------------------------------------------------------------------

(1) In 1996, shareholders approved an increase in the authorized shares of common stock to 500,000,000. This will become effective when an amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of Delaware.

Under the terms of mandatory convertible debt, the Company must exchange with the noteholder, or sell, various capital securities of the Company as described in Note 9.

During 1997, the Company repurchased approximately 5.9 million shares of its outstanding common stock and issued .6 million shares under various employee benefit and dividend reinvestment plans.

ADDITIONAL PAID-IN CAPITAL

Repurchases made in connection with the Company's stock repurchase program result in a reduction of the additional paid-in capital (APIC) account equal to the amount paid in repurchasing the stock, less the $5 per share representing par value that is charged to the common stock account. In order to absorb future repurchases of common stock, the Company transferred $1 billion from Retained Earnings to APIC in 1995.

DIRECTOR OPTION PLANS

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

The 1987 Director Option Plan (1987 DOP) allows participating directors to file an irrevocable election to receive stock options in lieu of their retainer to be earned in any one calendar year. The options become exercisable after one year and may be exercised until the tenth anniversary of the date of grant. Options granted prior to 1995 have an exercise price of $1 per share. Commencing in 1995, options granted have an exercise price equal to 50 percent of the quoted market price of the stock at the time of grant. Compensation expense for the 1987 DOP is measured as the quoted market price of the stock at the date of grant less the option exercise price. This expense is accrued as retainers are earned.

EMPLOYEE STOCK PLANS

LONG-TERM AND EQUITY INCENTIVE PLANS The Wells Fargo & Company Long-Term Incentive Plan (LTIP) became effective in 1994. The LTIP supersedes the 1990 Equity Incentive Plan (1990 EIP), which is itself the successor to the original 1982 Equity Incentive Plan (1982 EIP). No additional awards or grants will be issued under the 1990 or 1982 EIPs.

The LTIP provides for awards of restricted shares, stock options, stock appreciation rights and share rights. Employee stock options granted under the LTIP can be granted with exercise prices at or above the current value of the common stock and, except for incentive stock options, can have terms longer than 10 years. Employee stock options generally become fully exercisable over three years from the grant date. Upon termination of employment, the option period is reduced or the options are canceled. The LTIP also provides for grants to recipients not limited to present key employees of the Company. The total number of shares of common stock issuable under the LTIP is 2,500,000 in the aggregate (excluding outstanding awards under the 1990 and 1982 EIPs) and 800,000 in any one calendar year. No compensation expense was recorded for the stock options under the LTIP, as the exercise price was equal to the quoted market price of the stock at the time of grant.

Loans may be made, at the discretion of the Company, to assist the participants of the LTIP and the EIPs in the acquisition of shares under options. The total of such interest-bearing loans were $5.1 million and $2.9 million at December 31, 1997 and 1996, respectively.

The holders of the restricted share rights are entitled at no cost to the shares of common stock represented by the restricted share rights held by each person five years after the restricted share rights were granted. Upon receipt of the restricted share rights, holders are entitled to receive quarterly cash payments equal to the cash dividends that would be paid on the number of common shares equal to the number of restricted share rights. Except in limited circumstances, restricted share rights are canceled upon termination of employment. In 1997, 1996 and 1995, there were 28,002, 95,233 and 69,778 restricted share rights granted, respectively, with a weighted-average grant-date fair value of $308.88, $236.87 and $173.90, respectively. As of December 31, 1997, the LTIP, the 1990 EIP and the 1982 EIP had 208,454, 109,700 and 10,437 restricted share rights outstanding, respectively, to 1,314, 528 and 42 employees or their beneficiaries, respectively. The compensation expense for the restricted share rights equals the market price at the time of grant and is accrued on a straight-line basis over the vesting period of five years. The total compensation expense recognized for the restricted share rights was $11 million, $10 million and $8 million in 1997, 1996 and 1995, respectively.

OTHER STOCK PLANS Pursuant to the Merger agreement, the First Interstate stock option plans were converted into stock option plans to purchase the Company's common stock based on the original stock option plan and the agreed-upon exchange ratio. (First Interstate shareholders received two-thirds of a share of Wells Fargo common stock for each share of common stock owned. See Note 2 for additional information concerning the Merger). As a result of the change in control, all outstanding First Interstate options became exercisable as of April 1, 1996. Also as of that date, all outstanding restricted shares granted under the First Interstate stock plans became vested and were issued. As no additional awards were made under these plans and all outstanding grants became fully vested at the time of the Merger, no compensation expense has been recognized by the Company for these plans.

The following table is a summary of the Company's stock option activity and related information for the three years ended December 31, 1997:

-------------------------------------------------------------------------------------------------------------------------------
                                   1990 and 1987 DOP                     LTIP        1990 and 1982 EIP         First Interstate
                               ---------------------   ----------------------   ----------------------    ---------------------
                                           Weighted-                Weighted-                Weighted-                Weighted-
                                             average                  average                  average                  average
                                            exercise                 exercise                 exercise                 exercise
                                  Number       price       Number       price       Number       price       Number       price
-------------------------------------------------------------------------------------------------------------------------------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1994                 28,307     $ 85.18      655,180     $126.27    1,274,388      $66.86
                                  ------                ---------                ---------
1995:
  Granted                          7,264(2)   134.83      284,700(3)   209.27           --          --
  Canceled                            --          --       (8,500)     121.34       (2,330)      75.63
  Exercised                       (2,000)      72.47      (66,870)     110.75     (471,625)      63.73
                                  ------                ---------                ---------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1995                 33,571       96.68      864,510      154.87      800,433       68.69
                                  ------                ---------                ---------
1996:
  Granted                         11,391(2)   225.70      232,620(3)   273.86           --          --
  Acquired (1)                        --          --           --          --           --          --      926,857      $93.78
  Canceled                            --          --       (9,280)     215.27           --          --      (10,420)      95.49
  Exercised                         (500)      66.25      (33,922)     130.73     (121,444)      65.48     (499,472)      97.94
                                  ------                ---------                ---------                  -------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1996                 44,462      130.08    1,053,928      181.38      678,989       69.26      416,965       88.74
                                  ------                ---------                ---------                  -------
1997:
  GRANTED                         10,389(2)   234.88      475,375(3)   280.88           --          --           --          --
  CANCELED                            --          --      (28,595)     215.43           --          --      (19,795)      81.57
  EXERCISED                       (2,923)      98.73      (84,802)     131.81     (324,654)      65.46     (141,885)      93.89
                                  ------                ---------                ---------                  -------
OPTIONS OUTSTANDING AS OF
DECEMBER 31, 1997                 51,928     $152.81    1,415,906     $217.07      354,335      $72.74      255,285      $86.43
                                  ------     -------    ---------     -------    ---------      ------      -------      ------
                                  ------     -------    ---------     -------    ---------      ------      -------      ------
Outstanding options
exercisable as of:
  DECEMBER 31, 1997               41,792     $132.30      732,807     $168.31      354,335      $72.74      255,285      $86.43
  December 31, 1996               33,071       97.14      544,508      138.54      678,989       69.26      416,965       88.74
  December 31, 1995               26,307       86.15      287,875      121.78      800,433       68.69
-------------------------------------------------------------------------------------------------------------------------------

(1)  Options acquired from First Interstate pursuant to the Merger agreement.
(2) The weighted-average per share fair value of options granted was $102.55, $90.51 and $70.98 for 1997, 1996 and 1995, respectively.
(3) The weighted-average per share fair value of options granted was $86.17, $90.86 and $73.27 for 1997, 1996 and 1995, respectively.

The following table is a summary of selected information for the Company's stock option plans described on the preceding page:

-----------------------------------------------------------------------------------
                                                                  December 31, 1997
                                          -----------------------------------------
                                              Weighted-
                                                average                   Weighted-
                                              remaining                     average
                                            contractual                    exercise
                                          life (in yrs.)      Number          price
-----------------------------------------------------------------------------------
RANGE OF EXERCISE PRICES
1990 AND 1987 DOP
  $1.00
    Options outstanding / exercisable               4.4        4,139        $  1.00
  $44.63-$66.25
    Options outstanding / exercisable               4.2        4,354          64.72
  $72.50-$108.00
    Options outstanding / exercisable               3.9        8,623          81.31
  $119.38-$160.00
    Options outstanding                             6.4       17,350         142.22
    Options exercisable                                       15,214         143.25
  $236.38-$264.75
    Options outstanding                             8.3       17,462         256.59
    Options exercisable                                        9,462         249.69
LTIP
  $107.25-$159.63
    Options outstanding                             6.4      467,618         129.59
    Options exercisable                                      463,948         129.38
  $211.38-$314.25
    Options outstanding                             8.3      948,288         260.20
    Options exercisable                                      268,859         235.49
1990 AND 1982 EIP
  $54.00-$75.63
    Options outstanding / exercisable               3.8      354,335          72.74
FIRST INTERSTATE
  $27.75-$83.06
    Options outstanding / exercisable               3.2      137,273          64.04
  $100.31-$125.81
    Options outstanding / exercisable               6.7      118,012         112.48
-----------------------------------------------------------------------------------

EMPLOYEE STOCK PURCHASE PLAN Options to purchase 750,000 shares of common stock may be granted under the Employee Stock Purchase Plan (ESPP). Employees of the Company who have completed their introductory period of employment, except hourly employees, are eligible to participate. Certain highly compensated employees may be excluded from participation at the discretion of the Management Development and Compensation Committee of the Board of Directors. The plan provides for a purchase price of the lower of market value at grant date or 85% to 100% (as determined by the Board of Directors for each period) of the market value at the end of a one-year period. For the current period ending July 31, 1998, the Board approved a closing purchase price of 85% of the market value. The plan is noncompensatory and results in no expense to the Company. Transactions involving the ESPP are summarized in the table below:

--------------------------------------------------------------------------------------------------------------------------
                                                      1997                            1996                            1995
                                 -------------------------      --------------------------       -------------------------
                                                 Weighted-                       Weighted-                       Weighted-
                                                   average                         average                         average
                                  Number    exercise price       Number     exercise price       Number     exercise price
--------------------------------------------------------------------------------------------------------------------------
Options outstanding,
  beginning of year              148,531           $227.80      129,980            $182.25      143,404            $153.38
    Granted (1)                  151,018            270.15      157,878             227.80      143,072             182.25
    Canceled (2)                 (77,021)           235.75      (62,524)            189.06      (73,359)            158.53
    Exercised                    (85,977)           227.80      (76,803)            182.25      (83,137)            153.38
                                 -------                        -------                         -------


Options outstanding,
  end of year (3)                136,551 (4)       $270.15      148,531            $227.80      129,980            $182.25
                                 -------           -------      -------            -------      -------            -------
                                 -------           -------      -------            -------      -------            -------
--------------------------------------------------------------------------------------------------------------------------

(1) The weighted-average per share fair value of options granted was $65.48, $52.46 and $39.25 for 1997, 1996 and 1995, respectively.
(2) At the beginning of the option period, participants are granted an additional 50% of options that are exercised only to the extent that the closing option price is sufficiently below the market value at grant date and based on the participant's level of participation. Since the closing option price was higher in 1997, 1996 and 1995, the additional option grants were canceled. These options represent a majority of the canceled options shown above.
(3) None of the options outstanding as of December 31, 1997, 1996 and 1995 were exercisable.
(4)  The weighted-average remaining contractual life was eight months.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (FAS 123), Accounting for Stock-Based Compensation. As provided for under FAS 123, the Company elected to continue to apply the provisions of the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, in accounting for the stock plans described above. Had compensation cost for these stock plans been determined based on the (optional) fair value method established by FAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

-----------------------------------------------------------------------------------
                                                             Year ended December 31,
                                                    -------------------------------
(in millions)                                         1997         1996        1995
-----------------------------------------------------------------------------------
Net income
  As reported                                       $1,155       $1,071      $1,032
  Pro forma (1)                                      1,139        1,063       1,030
Earnings per common share
  As reported                                       $12.77       $12.21      $20.37
  Pro forma (1)                                      12.60        12.12       20.33
Earnings per common share - assuming dilution
  As reported                                       $12.64       $12.05      $20.06
  Pro forma (1)                                      12.46        11.96       20.00
-----------------------------------------------------------------------------------

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


The fair value of each option grant is estimated based on the date of grant using a modified Black Scholes option-pricing model. For the stock option plans, the following weighted-average assumptions were used for 1997, 1996 and 1995, respectively: expected dividend yield of 1.5%, 1.4% and 1.6%; expected volatility of 25.2%, 29.0% and 33.3%; risk-free interest rates of 6.0%, 6.0% and 5.7%, and expected life of 5.4 years for all years. For the ESPP, the following assumptions were used for 1997, 1996 and 1995, respectively: expected dividend yield of 1.5%, 1.8% and 1.8%, expected volatility of 25.5%, 23.8% and 18.0%, risk-free interest rates of 5.5%, 5.8% and 5.7%, and expected life of one year for all years.

For information on employee stock ownership through the Tax Advantage and Retirement Plan, see Note 13.

DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment and Common Stock Purchase and Share Custody Plan allows holders of the Company's common stock to purchase additional shares either by reinvesting all or part of their dividends, or by making optional cash payments. Participants making optional cash payments to purchase additional shares may do so by making payments between $150 and $2,000 per month. All purchases of additional shares are made at fair market value. Shares may also be held in custody under the plan even without the reinvestment of dividends. During 1997 and 1996, 86,078 and 103,580 shares, respectively, were issued under the plan.

13.

EMPLOYEE BENEFITS AND OTHER EXPENSES

RETIREMENT PLAN

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

Expenses related to TAP for 1997, 1996 and 1995 were $107 million, $95 million and $57 million, respectively.

First Interstate had a noncontributory defined benefit plan that provides retirement benefits that are a function of both years of service and the highest average compensation for any five (consecutive) year period during the last 10 years before retirement. Pursuant to the Merger agreement, accrued benefits, as of June 30, 1996, for all participants employed as of March 28, 1996 became fully vested. Effective June 30, 1996, all accrued benefits under the plan were frozen. There is no intention at the present time to terminate the plan.

The funding policy for the defined benefit retirement plan is to make contributions sufficient to meet the minimum requirements set forth in the Employee Retirement Income Security Act of 1974, with additional contributions being made periodically when deemed appropriate. The following table sets forth the funded status of the plan as of its measurement date (September 30, 1997 and 1996) and amounts included in the Company's Consolidated Balance Sheet as of December 31, 1997 and 1996.

-------------------------------------------------------------------------------------
                                                                          December 31,
                                                                 --------------------
(in millions)                                                        1997        1996
-------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation (fully vested)                    $1,058.3      $975.2
                                                                 --------      ------
                                                                 --------      ------
Plan assets at fair value (1)                                    $1,182.7      $988.5
Projected benefit obligation                                      1,058.3       975.2
                                                                 --------      ------
Plan assets in excess of projected benefit obligation               124.4        13.3
Unrecognized net gain (due to past experience different
  from assumptions made and effects of changes in assumptions)     (124.4)      (13.3)
                                                                 --------      ------
Prepaid pension asset (accrued pension liability)                $     --      $   --
                                                                 --------      ------
                                                                 --------      ------
-------------------------------------------------------------------------------------

(1)  Primarily invested in equity securities.


The net periodic pension cost for 1997 and 1996 included the following:

---------------------------------------------------------------------------------
                                                                       Year ended
                                                                      December 31,
                                                             --------------------
(in millions)                                                   1997         1996
---------------------------------------------------------------------------------
Service cost (benefits earned during the period)             $    --       $  7.4
Interest cost on projected benefit obligation                   71.5         52.9
Actual return on plan assets                                  (239.2)       (59.1)
Net amortization and deferral                                  167.7         (1.2)
                                                             -------      -------
  Net periodic pension cost                                  $    --       $   --
                                                             -------      -------
                                                             -------      -------
---------------------------------------------------------------------------------

The weighted-average discount rate used in determining the pension benefit obligation was 7.0% and 7.5% in 1997 and 1996, respectively. No increase in future salary levels was assumed as all accrued benefits under the plan were frozen effective June 30, 1996. The expected long-term rate of return on assets was 8.5% in both 1997 and 1996.

HEALTH CARE AND LIFE INSURANCE

The Company provides health care and life insurance benefits for certain active and retired employees. The Company reserves its right to terminate these benefits at any time. The health care benefits for active eligible and retired employees are self-funded by the Company with the Point-of-Service Managed Care Plan or provided through health maintenance organizations
(HMOs). Life insurance benefits for active eligible and retired employees are provided through an insurance company.

The Company recognized the cost of health care benefits for active eligible employees by expensing contributions totaling $78 million, $78 million and $37 million in 1997, 1996 and 1995, respectively. The Company recognizes the cost of life insurance benefits for active eligible employees by expensing the annual insurance premiums, which were $1.0 million, $1.2 million and $2.0 million in 1997, 1996 and 1995, respectively.

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

The following table sets forth the net periodic cost for postretirement health care benefits for 1997, 1996 and 1995:

------------------------------------------------------------------------------------------------------
                                                                                Year ended December 31,
                                                                         -----------------------------
(in millions)                                                             1997        1996        1995
------------------------------------------------------------------------------------------------------
Service cost (benefits attributed to service during the period)          $ 2.0       $ 2.0       $ 1.1
Interest cost on accumulated postretirement benefit obligation (APBO)     15.2        14.3         8.5
Amortization of transition obligation (1)                                  7.1         7.1         7.1
Amortization of net gain                                                  (4.2)       (4.2)       (3.5)
                                                                         -----       -----       -----
  Total                                                                  $20.1       $19.2       $13.2
                                                                         -----       -----       -----
                                                                         -----       -----       -----
------------------------------------------------------------------------------------------------------

(1) The unrecognized APBO at the time of adoption of Statement of Financial Accounting Standards No. 106 (FAS 106), Employers' Accounting for
Postretirement Benefits Other Than Pensions (transition obligation) of $142 million is being amortized on a straight-line basis over 20 years. The remaining unrecognized APBO at December 31, 1997 was $106.6 million.

The following table sets forth the funded status for postretirement health care benefits and provides an analysis of the accrued postretirement benefit cost (reported in other liabilities), which is included in the Company's Consolidated Balance Sheet at December 31, 1997 and 1996.

----------------------------------------------------------------------------
                                                      Year ended December 31,
                                                      ----------------------
(in millions)                                                  1997     1996
----------------------------------------------------------------------------
APBO (1):
  Retirees                                                  $ 192.6  $ 174.7
  Eligible active employees                                    13.4     11.4
  Other active employees                                       31.0     35.1
                                                            -------  -------
                                                              237.0    221.2
Plan assets at fair value                                        --       --
                                                            -------  -------
APBO in excess of plan assets                                 237.0    221.2
Unrecognized net gain from past experience different
  from that assumed and from changes in assumptions            35.0     62.0
Unrecognized transition obligation                           (106.6)  (113.7)
                                                            -------  -------
Accrued postretirement benefit cost                         $ 165.4  $ 169.5
                                                            -------  -------
                                                            -------  -------
----------------------------------------------------------------------------

(1)  Based on a discount rate of 6.9% and 7.2% in 1997 and 1996, respectively.

For measurement purposes, a health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. Average annual increases of 5.5% for HMOs and 7.0% for all other types of coverage in the per capita cost of covered health care benefits were assumed for 1998. The rate for other coverage was assumed to decrease gradually to 5.5% in 2001 and remain at that level thereafter. Increasing the assumed health care trend by one percentage point in each year would increase the APBO as of December 31, 1997 by $10.5 million and the aggregate of the interest cost and service cost components of the net periodic cost for 1997 by $.4 million.

The Company also provides postretirement life insurance to certain existing retirees. The APBO and expenses related to these benefits were not material. Employees with an adjusted service date after January 1, 1994 are not eligible for Company paid life insurance benefits.


OTHER EXPENSES

The following table shows expenses which exceeded 1% of total interest income and noninterest income and which are not otherwise shown separately in the financial statements or notes thereto.

-------------------------------------------------------------------------
                                                   Year ended December 31,
                                                   ----------------------
(in millions)                                       1997     1996    1995
-------------------------------------------------------------------------
Contract services                                   $236     $295    $149
Telecommunications                                   143      140      58
Postage                                               83       96      52
Outside professional services                         79      112      45
Advertising and promotion                             74      116      73
-------------------------------------------------------------------------

14.

INCOME TAXES

Total income taxes for the years ended December 31, 1997, 1996 and 1995 were recorded as follows:

------------------------------------------------------------------------------------------------------
                                                                                Year ended December 31,
                                                                           ---------------------------
(in millions)                                                              1997       1996        1995
------------------------------------------------------------------------------------------------------
Income taxes applicable to income before income tax expense                $999       $908        $745
Stockholders' equity for compensation expense for tax purposes
  in excess of amounts recognized for financial reporting purposes          (37)       (17)        (24)
Stockholders' equity for tax effect of the change in net unrealized
  gain (loss) on investment securities                                       21         (3)        100
                                                                           ----       ----        ----
    Total income taxes                                                     $983       $888        $821
                                                                           ----       ----        ----
                                                                           ----       ----        ----
------------------------------------------------------------------------------------------------------

The following is a summary of the components of income tax expense (benefit) applicable to income before income taxes:

-----------------------------------------------------------
                                     Year ended December 31,
                                ---------------------------
(in millions)                   1997       1996        1995
-----------------------------------------------------------
Current:
  Federal                       $635       $500        $507
  State and local                199        150         183
                                ----       ----        ----
                                 834        650         690
                                ----       ----        ----
Deferred:
  Federal                        129        196          37
  State and local                 36         62          18
                                ----       ----        ----
                                 165        258          55
                                ----       ----        ----
    Total                       $999       $908        $745
                                ----       ----        ----
                                ----       ----        ----
-----------------------------------------------------------

Amounts for the current year are based upon estimates and assumptions as of the date of this report and could vary significantly from amounts shown on the tax returns as filed. Accordingly, the variances from the amounts previously reported for 1996 are primarily a result of adjustments to conform to tax returns as filed.

The Company's income tax expense (benefit) related to investment securities gains (losses) was $8 million, $4 million and $(7) million for 1997, 1996 and 1995, respectively.

The Company had net deferred tax assets of $209 million and $346 million at December 31, 1997 and 1996, respectively. The tax effect of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 1997 and 1996 are presented below:

-----------------------------------------------------------------------------------------
                                                                   Year ended December 31,
                                                                   ----------------------
(in millions)                                                            1997        1996
-----------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
  Allowance for loan losses                                            $  743      $  805
  Net tax-deferred expenses                                               614         661
  State tax expense                                                        55          27
  Premises and equipment                                                   36          58
  Foreclosed assets                                                        30          42
                                                                       ------      ------
                                                                        1,478       1,593
  Valuation allowance                                                      --          --
                                                                       ------      ------
    Total deferred tax assets, less valuation allowance                 1,478       1,593
                                                                       ------      ------
DEFERRED TAX LIABILITIES
  Core deposit intangible                                                 624         751
  Leasing                                                                 538         413
  Certain identifiable intangibles                                         66          50
  Investments                                                              31           8
  Other                                                                    10          25
                                                                       ------      ------
    Total deferred tax liabilities                                      1,269       1,247
                                                                       ------      ------
NET DEFERRED TAX ASSET                                                 $  209      $  346
                                                                       ------      ------
                                                                       ------      ------
-----------------------------------------------------------------------------------------

Substantially all of the Company's net deferred tax asset of $209 million at December 31, 1997 related to net expenses (the largest of which were the allowance for loan losses and the net tax-deferred expenses, offset by the core deposit intangible) that have been reflected in the financial statements, but which will reduce future taxable income. At December 31, 1997, the Company did not have any net operating loss carryforwards. The Company estimates that approximately $201 million of the $209 million net deferred tax asset at December 31, 1997 could be realized by the recovery of previously paid federal taxes; however, the Company expects to actually realize the federal net deferred tax asset by claiming deductions against future taxable income. The balance of approximately $8 million primarily relates to net deductions that are expected to reduce future state taxable income. The Company believes that it is more likely than not that it will have sufficient future state taxable income to fully utilize these deductions. The amount of the total deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.

The following is a reconciliation of the statutory federal income tax expense and rate to the effective income tax expense and rate:

----------------------------------------------------------------------------------------------------------
                                                                                    Year ended December 31,
                                                   -------------------------------------------------------
                                                              1997                1996                1995
                                                  ----------------    ----------------    ----------------
(in millions)                                     AMOUNT         %    Amount         %    Amount         %
----------------------------------------------------------------------------------------------------------
Statutory federal income tax expense and rate       $754      35.0%     $693      35.0%     $622      35.0%
Change in tax rate resulting from:
  State and local taxes on income, net of
    federal income tax benefit                       131       6.1       124       6.3       132       7.4
  Amortization of goodwill not
    deductible for tax return purposes               132       6.1       102       5.2        14        .8
  Other                                              (18)      (.8)      (11)      (.6)      (23)     (1.2)
                                                    ----      ----      ----      ----      ----      ----
    Effective income tax expense and rate           $999      46.4%     $908      45.9%     $745      42.0%
                                                    ----      ----      ----      ----      ----      ----
                                                    ----      ----      ----      ----      ----      ----
----------------------------------------------------------------------------------------------------------

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

15.

EARNINGS PER COMMON SHARE

On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (FAS 128), Earnings per Share. This Statement replaces the presentation of primary earnings per common share (net income applicable to common stock divided by average common shares outstanding and, if dilution is 3% or more, common stock equivalents) with a presentation of (basic) earnings per common share (net income applicable to common stock divided by average common shares outstanding), which the Company previously presented. The Statement also requires dual presentation of earnings per common share and earnings per common share - assuming dilution on the face of the income statement and a reconciliation of the numerator and denominator of both earnings per common share calculations, which is presented in the table on the right.

-------------------------------------------------------------------------------------
                                                               Year ended December 31,
                                                             ------------------------
(in millions)                                                1997      1996      1995
-------------------------------------------------------------------------------------
Net income                                                 $1,155    $1,071    $1,032
Less: Preferred stock dividends                                25        67        42
                                                          -------   -------   -------
Net income applicable to common stock                      $1,130    $1,004    $  990
                                                          -------   -------   -------
                                                          -------   -------   -------
EARNINGS PER COMMON SHARE
Net income applicable to common stock (numerator)          $1,130    $1,004    $  990
                                                          -------   -------   -------
                                                          -------   -------   -------
Average common shares outstanding (denominator)              88.4      82.2      48.6
                                                          -------   -------   -------
                                                          -------   -------   -------
Per share                                                  $12.77    $12.21    $20.37
                                                          -------   -------   -------
                                                          -------   -------   -------
EARNINGS PER COMMON SHARE - ASSUMING DILUTION
Net income applicable to common stock (numerator)          $1,130    $1,004    $  990
                                                          -------   -------   -------
                                                          -------   -------   -------
Average common shares outstanding                            88.4      82.2      48.6
Add: Stock options                                             .7        .8        .5
     Restricted share rights                                   .3        .3        .3
                                                          -------   -------   -------
Average common shares outstanding - assuming dilution
   (denominator)                                             89.4      83.3      49.4
                                                          -------   -------   -------
                                                          -------   -------   -------
Per share                                                  $12.64    $12.05    $20.06
                                                          -------   -------   -------
                                                          -------   -------   -------
-------------------------------------------------------------------------------------

16.

PARENT COMPANY

Condensed financial information of Wells Fargo & Company (Parent) is presented below. For information regarding the Parent's long-term debt, see Note 9.


CONDENSED STATEMENT OF INCOME

-------------------------------------------------------------------------------------
                                                               Year ended December 31,
                                                             ------------------------
(in millions)                                                1997      1996      1995
-------------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries:
     Wells Fargo Bank, N.A.                                $2,006    $1,461    $1,131
     Other bank subsidiaries                                   69        33        --
     Nonbank subsidiaries                                      --         1        --
Interest income from:
     Wells Fargo Bank, N.A.                                   145        99        86
     Other bank subsidiaries                                   18         9         3
     Nonbank subsidiaries                                       4         8        12
     Other                                                     43        71        53
Noninterest income                                            172       163        52
                                                          -------   -------   -------
        Total income                                        2,457     1,845     1,337
                                                          -------   -------   -------
EXPENSE
Interest on:
     Commercial paper and other short-term borrowings          14        10        14
     Senior and subordinated debt                             394       299       194
Noninterest expense                                           120        93        35
                                                          -------   -------   -------
        Total expense                                         528       402       243
                                                          -------   -------   -------
Income before income tax benefit and
     undistributed income of subsidiaries                   1,929     1,443     1,094
Income tax benefit                                             35        17        17
Equity in undistributed income of subsidiaries:
     Wells Fargo Bank, N.A. (1)                              (879)     (455)      (26)
     Other bank subsidiaries                                   42        48       (65)
     Nonbank subsidiaries                                      28        18        12
                                                          -------   -------   -------
NET INCOME                                                 $1,155    $1,071    $1,032
                                                          -------   -------   -------
                                                          -------   -------   -------
-------------------------------------------------------------------------------------

(1) Amounts represent dividends distributed by Wells Fargo Bank, N.A. in excess of its 1997, 1996 and 1995 net income of $1,127 million, $1,006 million and $1,105 million, respectively.


CONDENSED BALANCE SHEET

-------------------------------------------------------------------------------------
                                                                          December 31,
                                                                       --------------
(in millions)                                                          1997      1996
-------------------------------------------------------------------------------------
ASSETS
Cash and due from Wells Fargo Bank, N.A. (includes interest-
     earning deposits of $650 million and $1,000 million)           $   707   $ 1,043
Investment securities at fair value                                     461       395
Loans                                                                   152       220
Allowance for loan losses                                                66        66
                                                                   --------  --------
        Net loans                                                        86       154
                                                                   --------  --------
Loans and advances to subsidiaries:
     Wells Fargo Bank, N.A.                                           1,778     2,156
     Other bank subsidiaries                                            255       275
     Nonbank subsidiaries                                                31        90
Investment in subsidiaries (1):
     Wells Fargo Bank, N.A.                                          13,224    13,912
     Other bank subsidiaries                                          1,319     1,439
     Nonbank subsidiaries                                               244       213
Other assets                                                          1,465     1,457
                                                                   --------  --------
        Total assets                                                $19,570   $21,134
                                                                   --------  --------
                                                                   --------  --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper and other short-term borrowings                    $   222   $   170
Other liabilities                                                       664       742
Senior debt                                                           1,871     1,984
Subordinated debt                                                     2,585     2,940
Indebtedness to subsidiaries                                          1,339     1,186
Stockholders' equity                                                 12,889    14,112
                                                                   --------  --------
        Total liabilities and stockholders' equity                  $19,570   $21,134
                                                                   --------  --------
                                                                   --------  --------
-------------------------------------------------------------------------------------

(1) The double leverage ratio, which represents the ratio of the Parent's total equity investment in subsidiaries to its total stockholders' equity, was 115% and 110% at December 31, 1997 and 1996, respectively.

CONDENSED STATEMENT OF CASH FLOWS

-----------------------------------------------------------------------------------------------
                                                                         Year ended December 31,
                                                                       ------------------------
(in millions)                                                          1997      1996      1995
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                     $ 1,155   $ 1,071    $1,032
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Deferred income tax (benefit)                                    1        (3)      (15)
         Equity in undistributed loss of subsidiaries                   809       389        79
         Other, net                                                    (220)      155       (52)
                                                                    -------   -------   -------
Net cash provided by operating activities                             1,745     1,612     1,044
                                                                    -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Investment securities:
       At fair value:
         Proceeds from sales                                             30        11         4
         Proceeds from prepayments and maturities                       178       206         2
         Purchases                                                     (259)     (183)      (59)
       At cost:
         Proceeds from prepayments and maturities                        --        --        56
     Net decrease in loans                                               68        51        70
     Net (increase) decrease in loans and advances to subsidiaries      457       289      (192)
     Net increase in investment in subsidiaries                          (9)     (216)     (266)
     Other, net                                                         135       (88)      119
                                                                    -------   -------   -------
Net cash provided (used) by investing activities                        600        70      (266)
                                                                    -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in short-term borrowings                               52        10        27
     Proceeds from issuance of senior debt                              700     1,260     1,230
     Repayment of senior debt                                          (810)   (1,183)     (811)
     Proceeds from issuance of subordinated debt                         --       800        --
     Repayment of subordinated debt                                    (351)       --      (210)
     Proceeds from issuance of guaranteed preferred
       beneficial interests in Company's subordinated debentures        153     1,186        --
     Proceeds from issuance of preferred stock                           --       197        --
     Proceeds from issuance of common stock                              88       117        90
     Redemption of preferred stock                                     (325)     (439)       --
     Repurchase of common stock                                      (1,689)   (2,158)     (847)
     Payment of cash dividends on preferred stock                       (25)      (73)      (42)
     Payment of cash dividends on common stock                         (463)     (429)     (225)
     Other, net                                                         (11)       42        16
                                                                    -------   -------   -------
Net cash used by financing activities                                (2,681)     (670)     (772)
                                                                    -------   -------   -------
     NET CHANGE IN CASH AND CASH EQUIVALENTS (DUE FROM
         WELLS FARGO BANK, N.A.)                                       (336)    1,012         6
Cash and cash equivalents at beginning of year                        1,043        31        25
                                                                    -------   -------   -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $   707   $ 1,043    $   31
                                                                    -------   -------   -------
                                                                    -------   -------   -------
Noncash investing activities:
     Transfers from investment securities at cost to
       investment securities at fair value                          $    --   $    --    $  147
                                                                    -------   -------   -------
                                                                    -------   -------   -------
-----------------------------------------------------------------------------------------------


17.

LEGAL ACTIONS

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

18.

RISK-BASED CAPITAL

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

Quantitative measures, established by the regulators to ensure capital adequacy, require that the Company and the Bank maintain minimum ratios (set forth in the table below) of capital to risk-weighted assets. There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and trust preferred securities, less goodwill and certain other deductions (including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value). Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by the Parent and the allowance for loan losses, subject to limitations by the guidelines. Tier 2 capital is limited to the amount of Tier 1 capital (i.e., at least half of the total capital must be in the form of Tier 1 capital).

Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to the different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also applied a risk weight after calculating balance sheet equivalent amounts. One of four credit conversion factors (0%, 20%, 50% and 100%) is assigned to loan commitments based on the likelihood of the off-balance sheet item becoming an asset. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. (See Notes 5 and 19 for further discussion of off-balance sheet items.) The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Management believes that, as of December 31, 1997, the Company and Bank met all capital adequacy requirements to which they are subject.

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

---------------------------------------------------------------------------------------------------------------------
                                                                                                           To be well
                                                                                                    capitalized under
                                                                                                           the FDICIA
                                                                               For capital          prompt corrective
                                                          Actual         adequacy purposes          action provisions
                                                  --------------       -------------------       --------------------
(in billions)                                     Amount   Ratio       Amount        Ratio        Amount        Ratio
--------------------------------------------------------   -----       ------        -----        ------        -----
As of December 31, 1997:
  Total capital (to risk-weighted
    assets)
      Wells Fargo & Company                        $9.2    11.49%    > = $6.4     > = 8.00%
      Wells Fargo Bank, N.A.                        7.8    11.18     > =  5.6     > = 8.00      > = $7.0    > = 10.00%

  Tier 1 capital (to risk-weighted
    assets)
      Wells Fargo & Company                        $6.1     7.61%    > = $3.2     > = 4.00%
      Wells Fargo Bank, N.A.                        5.8     8.34     > =  2.8     > = 4.00      > = $4.2    > = 6.00%

  Tier 1 capital (to average assets)
    (Leverage ratio)
      Wells Fargo & Company                        $6.1     6.95%    > = $3.5     > = 4.00%(1)
      Wells Fargo Bank, N.A.                        5.8     7.21     > =  3.2     > = 4.00 (1)  > = $4.0    > = 5.00%
---------------------------------------------------------------------------------------------------------------------

(1) The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill and certain other items. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, effective management and monitoring of market risk and, in general, are considered top-rated, strong banking organizations.

19.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into a variety of financial contracts, which include interest rate futures and forward contracts, interest rate floors and caps, options and interest rate swap agreements. The contract or notional amounts of derivatives do not represent amounts exchanged by the parties and therefore are not a measure of exposure through the use of derivatives. The amounts exchanged are determined by reference to the notional amounts and the other terms of the derivatives. The contract or notional amounts do not represent exposure to liquidity risk. The Company is not a dealer but an end-user of these instruments and does not use them speculatively. The Company also offers contracts to its customers, but offsets such contracts by purchasing other financial contracts or uses the contracts for asset/liability management.

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

The following table summarizes the aggregate notional or contractual amounts, credit risk amount and net fair value for the Company's derivative financial instruments at December 31, 1997 and 1996.

-------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
                                            -----------------------------------------------------------------------
                                                                           1997                                1996
                                            -----------------------------------  ----------------------------------
                                            NOTIONAL OR     CREDIT    ESTIMATED  Notional or    Credit    Estimated
                                            CONTRACTUAL       RISK         FAIR  contractual      risk         fair
(in millions)                                    AMOUNT     AMOUNT (2)    VALUE       amount    amount (2)    value
-------------------------------------------------------------------------------------------------------------------
ASSET/LIABILITY MANAGEMENT
     HEDGES
Interest rate contracts:
     Swaps (1)                                  $16,301        $233        $174      $16,661      $217         $117
     Futures                                      6,259          --          --        5,188        --           --
     Floors purchased (1)                        20,727          63          63       20,640       101          101
     Caps purchased (1)                             240           1           1          435         3            3
     Options purchased                               42          --          --           --        --           --

Foreign exchange contracts:
     Forward contracts (1)                           57           1           1           64        --           --

CUSTOMER ACCOMMODATIONS
Interest rate contracts:
     Swaps (1)                                    3,158          13           4        2,325        12            2
     Futures                                      2,387          --          --           10        --           --
     Floors purchased (1)                         1,141          13          13          404         9            9
     Caps purchased (1)                           2,836           8           8        2,088         4            4
     Floors written                               1,122          --         (13)         405        --          (10)
     Caps written                                 2,871          --          (9)       2,174        --           (4)
     Options purchased (1)                           37          --          --           --        --           --
     Options written (1)                             27          --          --           --        --           --
     Forwards (1)                                    59           2           2           --        --           --

Foreign exchange contracts:
     Forwards and spots (1)                       1,853          29           3        1,313        14            1
     Options purchased (1)                          110          --          --           65         1            1
     Options written                                110          --          --           59        --           (1)
-------------------------------------------------------------------------------------------------------------------

(1) The Company anticipates performance by substantially all of the counterparties for these or the underlying financial instruments.
(2) Credit risk amounts reflect the replacement cost for those contracts in a gain position in the event of nonperformance by counterparties.

Interest rate futures contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. Gains and losses on futures contracts are settled daily based on a notional (underlying) principal value and do not involve an actual transfer of the specific instrument. Futures contracts are standardized and are traded on exchanges. The exchange assumes the risk that a counterparty will not pay and generally requires margin payments to minimize such risk. Market risks arise from movements in interest rates and security values. The Company uses 90- to 120-day futures contracts on Eurodollar deposits and U.S. Treasury notes to shorten the interest rate maturity of deposits and to reduce the price risk of loans. Initial margin requirements on futures contracts are provided by investment securities pledged as collateral. The net deferred losses related to interest rate futures contracts were $17 million at December 31, 1997, which will be fully amortized in 1998.

Interest rate floors and caps are interest rate protection instruments that involve the payment from the seller to the buyer of an interest differential. This differential represents the difference between a short-term rate (e.g., three-month LIBOR) and an agreed-upon rate, the strike rate, applied to a notional principal amount. By purchasing a floor, the Company will be paid the differential by a counterparty, should the current short-term rate fall below the strike level of the agreement. The Company generally receives cash quarterly on purchased floors (when the current interest rate falls below the strike rate) and purchased caps (when the current interest rate exceeds the strike rate). The premiums paid for interest rate purchased floor and cap agreements are included with the assets or liabilities hedged. The primary risk associated with purchased floors and caps is the ability of the counterparties to meet the terms of the contract. Of the total purchased floors for asset/liability management of $21 billion at December 31, 1997, the Company had $16 billion of floors to protect variable-rate loans from a drop in interest rates. These contracts have a weighted average maturity of 1 year and 10 months. Included in purchased floors are forward starting contracts of $3 million starting in February 1998, $2,000 million starting in October 1998, $1,200 million starting in January 1999, $20 million starting in March 1999, $63 million starting in June 1999 and $5 million starting in October 2000. The remaining purchased floors of $5 billion and purchased caps of $.2 billion at December 31, 1997 were used to hedge interest rate risk of various other specific assets and liabilities.

Interest rate swap contracts are entered into primarily as an asset/liability management strategy to reduce interest rate risk. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a notional principal amount. Payments related to the Company's swap contracts are made either monthly, quarterly or semi-annually by one of the parties depending on the specific terms of the related contract. The primary risk associated with swaps is the exposure to movements in interest rates and the ability of the counterparties to meet the terms of the contract. At December 31, 1997, the Company had $16 billion of interest rate swaps outstanding for interest rate risk management purposes on which the Company receives payments based on fixed interest rates and makes payments based on variable rates (i.e., one-or three-month LIBOR rate). Included in this amount, $11 billion was used to convert floating-rate loans into fixed-rate assets. These contracts have a weighted average maturity of 2 years and 3 months, a weighted average receive rate of 6.59% and a weighted average pay rate of 5.94%. An additional $4 billion was used to convert fixed-rate deposits into floating-rate deposits. These contracts have a weighted average maturity of 2 years and 11 months, a weighted average receive rate of 5.49% and a weighted average pay rate of 5.90%. The remaining swap contracts used for interest rate risk management of $1 billion at December 31, 1997 were used to hedge interest rate risk of various other specific assets and liabilities.

20.

FAIR VALUE OF FINANCIAL INSTRUMENTS

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

INVESTMENT SECURITIES

Investment securities at fair value at December 31, 1997 and 1996 are set forth in Note 4.

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

The fair value of commercial loans, other real estate mortgage loans and real estate construction loans is calculated by discounting contractual cash flows using discount rates that reflect the Company's current pricing for loans with similar characteristics and remaining maturity. Most of the discount rates for commercial loans, other real estate mortgage loans and real estate construction loans are between 7.75% and 10.0%, 7.75% and 11.25%, and 7.25% and 9.75%,
respectively, at December 31, 1997. Most of the discount rates for the same portfolios in 1996 were between 7.75% and 9.5%, 7.75% and 12.25%, and 7.75% and 11.0%, respectively.

For real estate 1-4 family first and junior lien mortgages, fair value is calculated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates based on current industry pricing for loans of similar size, type, remaining maturity and repricing characteristics. Most of the discount rates applied to this portfolio are between 5.5% and 7.75% at December 31, 1997 and 5.5% and 8.5% at December 31, 1996.

For credit card loans, the portfolio's yield is equal to the Company's current pricing and, therefore, the fair value is equal to book value.

The following table presents a summary of the Company's financial instruments, as defined by FAS 107:

--------------------------------------------------------------------------------------------------------------
                                                                                                   December 31,
                                                         -----------------------------------------------------
                                                                            1997                          1996
                                                         -----------------------       -----------------------
                                                         CARRYING      ESTIMATED       Carrying      Estimated
(in millions)                                              AMOUNT     FAIR VALUE         amount     fair value
--------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks                                   $ 8,169        $ 8,169        $11,736        $11,736
Federal funds sold and securities
     purchased under resale agreements                         82             82            187            187
Investment securities at fair value                         9,888          9,888         13,505         13,505
Loans:
     Commercial                                            20,144         20,229         19,515         19,550
     Real estate 1-4 family first mortgage                  8,869          8,895         10,425         10,343
     Other real estate mortgage                            12,186         12,276         11,860         11,772
     Real estate construction                               2,320          2,351          2,303          2,319
     Consumer                                              18,089         17,410         20,114         19,149
     Lease financing                                        4,047          4,005          3,003          3,022
     Foreign                                                   79             71            169            162
                                                          -------        -------        -------        -------
                                                           65,734         65,237         67,389         66,317
     Less:  Allowance for loan losses                       1,828             --          2,018             --
            Net deferred fees on loan commitments
              and standby letters of credit                    64             --             76             --
                                                          -------        -------        -------        -------
            Net loans                                      63,842         65,237         65,295         66,317
Due from customers on acceptances                              98             98            197            197
Nonmarketable equity investments                            1,113          1,338          1,085          1,361
Other financial assets                                      1,010          1,010            637            637

FINANCIAL LIABILITIES
Deposits                                                  $72,199        $72,290        $81,821        $81,943
Federal funds purchased and securities
     sold under repurchase agreements                       3,576          3,576          2,029          2,029
Commercial paper and other
     short-term borrowings                                    249            249            401            401
Acceptances outstanding                                        98             98            197            197
Senior debt (1)                                             1,924          1,990          2,053          2,117
Subordinated debt                                           2,585          2,447          2,940          2,806
Guaranteed preferred beneficial interests in Company's
     subordinated debentures                                1,299          1,339          1,150          1,151

DERIVATIVE FINANCIAL
INSTRUMENTS (2)
Interest rate contracts:
     Floors purchased                                     $    76        $    76        $    82        $   110
     Floors written                                           (13)           (13)           (10)           (10)
     Caps purchased                                            10              9              8              7
     Caps written                                              (9)            (9)            (4)            (4)
     Swaps in a gain position                                  --            246             --            229
     Swaps in a loss position                                  --            (68)            --           (110)
     Forwards in a gain position                               --              2             --             --
Foreign exchange contracts in a gain position                  29             30             15             15
Foreign exchange contracts in a loss position                 (26)           (26)           (14)           (14)
--------------------------------------------------------------------------------------------------------------

(1) The carrying amount and fair value exclude obligations under capital leases of $59 million and $67 million at December 31, 1997 and 1996, respectively.
(2) The carrying amounts include unamortized fees paid or received, deferred gains or losses and gains or losses on derivative financial instruments receiving mark-to-market treatment.

For other consumer loans, the fair value is calculated by discounting the contractual cash flows, adjusted for prepayment estimates, based on the current rates offered by the Company for loans with similar characteristics. Most of the discount rates applied to this portfolio are between 7.75% and 10.0% at December 31, 1997 and 8.0% and 10.5% at December 31, 1996.

For auto lease financing, the fair value is calculated by discounting the contractual cash flows at the Company's current pricing for items of similar remaining term, without including any tax benefits. The discount rate applied to this portfolio was 8.45% at December 31, 1997 and 8.22% at December 31, 1996.

Commitments, standby letters of credit and commercial and similar letters of credit not included in the previous table have contractual values of $54,019 million, $2,612 million and $337 million, respectively, at December 31, 1997, and $55,236 million, $2,981 million and $406 million, respectively, at December 31, 1996. These instruments generate ongoing fees at the Company's current pricing levels. Of the commitments at December 31, 1997, 64% mature within one year and 83% are commitments to extend credit at a floating rate.

NONMARKETABLE EQUITY INVESTMENTS

The Company's nonmarketable equity investments, including securities, are carried at cost and have a book value of $1,113 million and $1,085 million and an estimated fair value of $1,338 million and $1,361 million at December 31, 1997 and 1996, respectively. There are restrictions on the sale and/or liquidation of the Company's interest, which is generally in the form of limited partnerships; and the Company has no direct control over the investment decisions of the limited partnerships. To estimate fair value, a significant portion of the underlying limited partnerships' investments are valued based on market quotes.

FINANCIAL LIABILITIES

DEPOSIT LIABILITIES

FAS 107 states that the fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, interest-bearing checking and market rate and other savings, is equal to the amount payable on demand at the measurement date. Although the FASB's requirement for these categories is not consistent with the market practice of using prevailing interest rates to value these amounts, the amount included for these deposits in the previous table is their carrying value at December 31, 1997 and 1996. The fair value of other time deposits is calculated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for like deposits with similar remaining maturities.

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

LIMITATIONS

These fair value disclosures are made solely to comply with the requirements of FAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure, the calculations do not represent the underlying value of the Company. The information presented is based on fair value calculations and market quotes as of December 31, 1997 and 1996. These amounts have not been updated since year end; therefore, the valuations may have changed significantly since that point in time.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Wells Fargo & Company:

We have audited the accompanying consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Fargo & Company and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP


KPMG Peat Marwick LLP
Certified Public Accountants

San Francisco, California
January 19, 1998

QUARTERLY FINANCIAL DATA
WELLS FARGO & COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME--QUARTERLY

------------------------------------------------------------------------------------------------------------------------
                                                                            1997                                    1996
                                                                   QUARTER ENDED                           Quarter ended
                                           -------------------------------------   -------------------------------------
(in millions)                              DEC. 31  SEPT. 30   JUNE 30   MAR. 31   Dec. 31  Sept. 30   June 30   Mar. 31
------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME                             $1,706    $1,707    $1,716    $1,773    $1,812    $1,847    $1,858    $1,006
INTEREST EXPENSE                               579       579       569       561       562       552       558       330
                                            ------    ------    ------    ------    ------    ------    ------    ------
NET INTEREST INCOME                          1,127     1,128     1,147     1,212     1,250     1,295     1,300       676

Provision for loan losses                      195       175       140       105        70        35        --        --
                                            ------    ------    ------    ------    ------    ------    ------    ------
Net interest income after
     provision for loan losses                 932       953     1,007     1,107     1,180     1,260     1,300       676
                                            ------    ------    ------    ------    ------    ------    ------    ------
NONINTEREST INCOME
Fees and commissions                           252       246       234       214       207       205       211       118
Service charges on deposit accounts            212       214       214       221       233       254       258       122
Trust and investment services income           113       117       112       109       110       104       104        59
Investment securities gains (losses)            14        (1)        3         4         8        --         3        --
Other                                          117       101       116        92         6        80        63        55
                                            ------    ------    ------    ------    ------    ------    ------    ------
     Total noninterest income                  708       677       679       640       564       643       639       354
                                            ------    ------    ------    ------    ------    ------    ------    ------
NONINTEREST EXPENSE
Salaries                                       305       308       316       341       397       378       400       181
Incentive compensation                          52        54        49        41        80        53        61        32
Employee benefits                               75        80        81        95       112       105       102        54
Equipment                                       96        97        98        94       129       103       111        55
Net occupancy                                   95        96        95       102       109        96       108        53
Goodwill                                        81        81        81        83        80        81        81         9
Core deposit intangible                         62        64        67        62        73        78        82        10
Operating losses                                58        40       180        42        73        31        27        14
Other                                          274       267       279       257       435       380       305       159
                                            ------    ------    ------    ------    ------    ------    ------    ------
     Total noninterest expense               1,098     1,087     1,246     1,117     1,488     1,305     1,277       567
                                            ------    ------    ------    ------    ------    ------    ------    ------
INCOME BEFORE INCOME TAX
     EXPENSE                                   542       543       440       630       256       598       662       463
Income tax expense                             244       253       212       291       133       277       299       199
                                            ------    ------    ------    ------    ------    ------    ------    ------
NET INCOME                                  $  298    $  290    $  228    $  339    $  123    $  321    $  363    $  264
                                            ------    ------    ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------    ------    ------
NET INCOME APPLICABLE TO
     COMMON STOCK                           $  294    $  285    $  222    $  329    $  103    $  302    $  344    $  254
                                            ------    ------    ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------    ------    ------
EARNINGS PER COMMON SHARE                   $ 3.40    $ 3.26    $ 2.49    $ 3.62    $ 1.12    $ 3.23    $ 3.61    $ 5.39
                                            ------    ------    ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------    ------    ------
EARNINGS PER COMMON SHARE -
     ASSUMING DILUTION                      $ 3.36    $ 3.23    $ 2.47    $ 3.58    $ 1.11    $ 3.19    $ 3.56    $ 5.30
                                            ------    ------    ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------    ------    ------
DIVIDENDS DECLARED PER
     COMMON SHARE                           $ 1.30    $ 1.30    $ 1.30    $ 1.30    $ 1.30    $ 1.30    $ 1.30    $ 1.30
                                            ------    ------    ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------    ------    ------
Average common shares outstanding             86.5      87.5      89.0      90.8      92.2      93.7      95.6      47.0
                                            ------    ------    ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------    ------    ------
Average common shares outstanding -
     assuming dilution                        87.3      88.4      89.9      91.9      93.3      94.8      96.9      47.8
                                            ------    ------    ------    ------    ------    ------    ------    ------
                                            ------    ------    ------    ------    ------    ------    ------    ------
------------------------------------------------------------------------------------------------------------------------

WELLS FARGO & COMPANY

APPENDIX TO
EXHIBIT 13


Description                                                      Page number

1.   Line graph of Return on Average Total Assets (ROA) and
     "Cash" ROA for 1997, 1996, 1995, 1994, and 1993
     (SHOWN IN %).

                          ROA              "Cash" ROA
          1997            1.16                1.77
          1996            1.15                1.66
          1995            2.03                2.12
          1994            1.62                1.71
          1993            1.20                1.28                         10

2. Line graph of Return on Common Stockholders' Equity (ROE) and "Cash" ROE for 1997, 1996, 1995, 1994, and 1993 (shown in %).

                           ROE            "Cash" ROE
          1997            8.79               34.39
          1996            8.83               28.46
          1995           29.70               34.92
          1994           22.41               26.88
          1993           16.74               20.98                         10

3.   Line graph of Net Interest Margin for 1997, 1996 and
     1995 (shown in %).  Also presented is the yield on
     total earning assets and the rate on total funding
     sources for the same periods.  This information is
     also presented in Table 6 - AVERAGE BALANCES, YIELDS
     AND RATES PAID on pages 18 and 19.                                    16

4. Bar graph of the Loan Mix at Year End shown as a percentage of total loans at December 31, 1997, 1996 and 1995.

                                   1997       1996           1995
          Commercial                 31%        29%            27%
          Real Estate 1-4
             family first
             mortgage                13         15             13
          Other real estate
             mortgage                19         19             23
          Real estate
             construction             4          3              4
          Consumer                   28         30             28
          Lease Financing             6          4              5
                                   ----       ----           ----
          Total                     100%       100%           100%         22

5.   Line graph of Nonaccrual Loans at December 31, 1997,
     1996, 1995, 1994 and 1993 (shown in billions).  This
     information is also presented in Table 13-NONACCRUAL
     AND RESTRUCTURED LOANS AND OTHER ASSETS on page 24.                   25


6.   Line graph of New Loans Placed on Nonaccrual at December 31,
     1997, 1996, 1995, 1994 and 1993 (shown in billions).

          1997                      0.4
          1996                      0.7
          1995                      0.5
          1994                      0.3
          1993                      0.8                                    25

7.   Bar graph of Core Deposits at Year End at December 31,
     1997, 1996 and 1995 (shown in billions).

                                     1997       1996           1995
          Noninterest-bearing        24.0       29.1           10.4
          Interest-bearing
            checking                  2.2        2.8             .9
          Market rate and
            other savings            29.9       33.9           17.9
          Savings certificates       15.3       15.8            8.6
                                   ------     ------         ------
            Total Core Deposits     $71.4      $81.6          $37.9        28

8.   Bar graph on the Price Range of Common Stock
     (high, low, closing price) on an annual
     basis for 1997, 1996 and 1995 (shown in dollars).
     This information is also presented in Table 1-
     RATIOS AND PER COMMON SHARE DATA on page 11.                          34

9.   Bar graph on the Price Range of Common Stock
     (high, low, closing price) on a quarterly basis for 1997 and 1996 (shown in dollars).

                          HIGH           LOW            QTR END
      1997
       1Q                 $319.25        $271.00        $284.13
       2Q                  287.88         246.00         269.50
       3Q                  279.88         250.13         275.00
       4Q                  339.44         275.75         339.44

      1996
       1Q                 $261.25        $203.13        $261.25
       2Q                  264.50         232.13         239.13
       3Q                  264.00         220.13         260.00
       4Q                  289.88         250.25         269.75            34